As filed with the Securities and Exchange Commission on November 30, 2009

File No: 333-163390

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective

Amendment #1 to

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED REFINING ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	42-1732420 (I.R.S. Employer Identification Number)

823 Eleventh Avenue

New York, New York 10017

(212) 956-5803

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Catsimatidis

Chief Executive Officer

United Refining Energy Corp.

823 Eleventh Avenue

New York, New York 10017

(212) 956-5803

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Adam Mimeles, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10017 (212) 370-1300 (212) 370-7889—Facsimile	David Ketelsleger, Esq. Justin Jackson, Esq. Tenth Floor Two Leadership Square 211 North Robinson Oklahoma City, Oklahoma 73102 (405) 235-9621 (212) 235-0439—Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Purchase Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Shares of common stock underlying the Warrants	30,300,000	$9.965(3)	$303,000,000	$16,848.22
Warrants exercisable for one share of common stock, par value $0.0001 per share	30,300,000	$0.42(4)	$15,604,500	$710.11
Total		—	$318,604,500	$17,778.13(5)

(1)	In accordance with Rule 416, shares of common stock and warrants offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution pursuant to stock splits, stock dividends or similar transactions.
(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.
(3)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the common stock, par value $0.0001 per share, of United Refining Acquisition Corp. (“UREC”) on the NYSE Amex on November 24, 2009.
(4)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the warrants exercisable for common stock of UREC on the NYSE Amex on November 24, 2009.
(5)	Previously paid in connection with the Schedule 14A filed by UREC on October 13, 2009. The aggregate amount due under this Registration Statement on Form S-4 would be $17,778.13; however, pursuant to Rule 0-11(a)(2) the amount due hereunder is offset by the $43,262.86 previously paid and as a result, a total of $0 is due.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this post effective amendment to the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post Effective Amendment No. 1”) to the Registration Statement on Form S-4, Registration No. 333-163390 (the “Registration Statement”), contains updated information relating to: (i) the material federal income tax consequences of the transaction by and among United Refining Energy Corp. (the “Company”), Chaparral Subsidiary, Inc. (“Merger Sub”) and Chaparral Energy, Inc. (“Chaparral”) to the Company’s securityholders, including a legal opinion of Ellenoff Grossman & Schole LLP (“EGS”) with respect to such consequences and (ii) the rationale behind Amendment No. 1 to the Agreement and Plan of Reorganization by and among the Company, Merger Sub and Chaparral. This Post Effective Amendment No. 1 also contains an amendment to the legal opinion of EGS. The proxy statement/prospectus included in this Post-Effective Amendment No. 1 supersedes and replaces in its entirety the proxy statement/prospectus filed with the Securities and Exchange Commission on November 27, 2009.

UNITED REFINING ENERGY CORP.

823 Eleventh Avenue

New York, New York 10019

To the Warrantholders and Stockholders of United Refining Energy Corp.:

You are cordially invited to attend the special meetings of United Refining Energy Corp. (the “Company”) warrantholders and stockholders at 10:00 a.m. and 10:30 a.m., Eastern time, respectively, on December 10, 2009, at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017.

At the special meeting of the Company’s warrantholders (the “Special Meeting of Warrantholders”), warrantholders will be asked to consider and vote upon a proposal to amend the terms of the warrant agreement (the “Warrant Amendment”) governing the Company’s 45,000,000 warrants issued in its initial public offering (the “Public Warrants”) and the 15,600,000 warrants issued to United Refining, Inc., the Company’s sponsor, in a private placement immediately prior to the Company’s initial public offering (the “Private Warrants” and, collectively with the Public Warrants, the “Company Warrants”) to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated October 9, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization, dated November 23, 2009 (as amended, the “Merger Agreement”), by and among the Company, Chaparral Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), pursuant to which Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company (the “Transaction”) or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described in the proxy statement/prospectus (the “Warrant Amendment Proposal”). Accordingly, the Warrant Amendment may result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended. The 2,500,000 warrants granted to the Company’s sponsor in order to induce its increased investment in the private placement that occurred prior to the Company’s initial public offering (the “Sponsor Warrants”) are not subject to the Warrant Amendment Proposal but will be amended to contain the same terms as the amended Company Warrants.

A holder of Company Warrants may vote in favor of, against or abstain from voting on the Warrant Amendment Proposal. Moreover, the holder has the right to elect the Warrant Redemption or to retain the Company Warrants already owned, as amended. However, a holder of Company Warrants may not elect to retain the Company Warrants the holder beneficially owns unless the holder votes in favor of the Warrant Amendment Proposal. A holder of Company Warrants may vote and make the warrant election until the polls are closed with respect to the Warrant Amendment Proposal at the Special Meeting of Warrantholders. In the event the Warrant Amendment Proposal is approved and a holder of Company Warrants votes against or abstains from voting on the Warrant Amendment Proposal, or if the holder fails to make an election with respect to the Warrant Amendment, the holder’s Company Warrants will be redeemed pursuant to the Warrant Redemption.

At the special meeting of the Company’s stockholders (the “Special Meeting of Stockholders”), Company stockholders will be asked to consider and vote on proposals: (i) to adopt the Merger Agreement; (ii) to approve separately certain material provisions of the Company’s proposed second amended and restated certificate of incorporation in connection with the consummation of the Transaction (the “Charter Amendment Proposals”); and (iii) to adopt the 2009 Long-Term Incentive Plan (the “Incentive Plan Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority of the Company Warrants outstanding as of the record date for the Special Meeting of Warrantholders. See the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Redemption Rights” for additional information.

The approval of the Merger Proposal requires the affirmative vote of the majority of the shares of Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders and a majority of the Public Shares, as defined below, voted at the Special Meeting of Stockholders. If holders of more than one share less than 40% of the shares of Common Stock issued in the Company’s initial public offering (the “Public Shares”) vote against the Merger Proposal and demand that their Public Shares be redeemed for a pro rata portion of the trust account in which a substantial portion of the net proceeds of the Company’s initial public offering are held, the Company will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Transaction. See the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Redemption Rights” for additional information. The approval of each Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding as of the record date for the Special Meeting of Stockholders. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders.

In connection with the closing of the Transaction, the stockholders of Chaparral will receive 61,500,000 shares of Common Stock, of which 51,500,000 shares will be issued immediately upon closing of the Transaction and delivered to the stockholders of Chaparral (the “Chaparral Delivered Stock”). The remaining 10,000,000 shares of Common Stock (the “Chaparral Escrow Stock” and, together with the Chaparral Delivered Stock, the “Closing Stock Consideration”) will be issued immediately upon closing of the Transaction and placed in an escrow account. 5,000,000 shares of such Chaparral Escrow Stock (the “Chaparral Indemnification Stock”) may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. The Chaparral Escrow Stock is subject to forfeiture to the extent a certain share price target, as described in the attached proxy statement/prospectus and the Merger Agreement, is not met by the Company following the Transaction. If the share price target is met and the one year anniversary of the closing of the Transaction has passed, the Chaparral Escrow Stock will be released from escrow and delivered to the Chaparral stockholders to the extent the Chaparral Indemnification Stock is not used to satisfy Chaparral’s indemnification obligations pursuant to the Merger Agreement. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction.

Upon consummation of the Transaction, the current Company stockholders will hold approximately 45.9% (assuming no holders of Public Shares elect to exercise their redemption rights), 36.7% (assuming that holders of 16,427,303 Public Shares elect to exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the condition to closing the Transaction that a minimum of $250,000,000 is available for working capital and general corporate purposes of the Company and its subsidiaries, including the repayment of a portion of the amounts outstanding under Chaparral’s existing credit facility, upon the closing of the Transaction (the “minimum funds closing condition”)) or 35.7% (assuming that holders of one share less than 40% of Public Shares elect to exercise their redemption rights) of the issued and outstanding Common Stock, in each case assuming the Public Warrants, Private Warrants and Sponsor Warrants are not exercised. The Company’s sponsor has agreed that 2,812,500 of the 11,250,000 shares of Common Stock it purchased prior to the Company’s initial public offering, which we refer to as the founder shares, will continue to be held in escrow and be released upon the Company’s achievement of the same share price target to which the Chaparral Escrow Stock is subject, as described in the attached proxy statement/prospectus and the Merger Agreement. Such 2,812,500 founder shares, which we refer to as the Sponsor Escrow Shares, shall be subject to forfeiture to the extent such target is not met by the Company. The Company’s sponsor agreed that 4,167,500 of the remaining founder shares will be cancelled upon the consummation of the Transaction.

Enclosed please find notices of the Special Meeting of Warrantholders and the Special Meeting of Stockholders and a proxy statement/prospectus containing the details of the Warrant Amendment, detailed information concerning the Merger Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal. Whether or not you plan to attend the Special Meetings, we urge you to read this material carefully.

After careful consideration, the Board of Directors of the Company unanimously recommends that warrantholders vote or give instruction to vote “FOR” the approval of the Warrant Amendment Proposal to be presented at the Special Meeting of Warrantholders.

After careful consideration, the Board of Directors of the Company has unanimously approved the Merger Agreement and the Transaction and recommends that stockholders vote or give instruction to vote “FOR” the approval of the Merger Proposal, “FOR” each of the Charter Amendment Proposals, and “FOR” the Incentive Plan Proposal to be presented at the Special Meeting of Stockholders.

Your vote is important. Whether or not you plan to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. The Company cannot consummate the Transaction unless (i) the Warrant Amendment Proposal is approved; (ii) the Merger Proposal is approved and holders of no more than one share less than 40% of the Public Shares elect to redeem their Public Shares for a pro rata portion of the trust account; (iii) the Charter Amendment Proposals are each approved; and (iv) the closing conditions set forth in the Merger Agreement, including the minimum funds closing condition, are met. However, the parties to the Transaction may waive certain conditions to the consummation of the Transaction. For example, Chaparral may waive the minimum funds closing condition. In the event the minimum funds closing condition is waived, $250,000,000 may not be available and, in fact, the amount available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s post-closing credit facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its post-closing credit facility.

Only Company warrantholders who held Company Warrants and Company stockholders who held Common Stock as of November 20, 2009, the record date, will be entitled to vote at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be. A signed proxy card that is returned without an indication of how to vote on a particular matter will be voted “FOR” the proposal to be presented at the Special Meeting of Warrantholders and “FOR” each proposal to be presented at the Special Meeting of Stockholders. If your warrants or shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your warrants or shares, as the case may be, or, if you wish to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders and vote in person, you must obtain a proxy from your bank or broker. If you do not submit your proxy or vote in person at the Special Meeting of Warrantholders or Special Meeting of Stockholders, as the case may be, or, if you hold your warrants or shares through a broker or bank and if you do not instruct your broker how to vote your warrants or shares, as the case may be, or obtain a proxy from your broker or bank to vote in person at the Special Meeting of Warrantholders or Special Meeting of Stockholders, it will have the same effect as a vote against the Warrant Amendment Proposal to be presented to the warrantholders or a vote against the Charter Amendment Proposals to be presented to the stockholders, as more fully described in the attached proxy statement/prospectus.

Thank you for your consideration of these matters.

Sincerely,

/s/ John R. Wagner

John R. Wagner

Secretary

November 30, 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR WARRANTS OR SHARES, AS APPLICABLE, WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. IN THAT EVENT, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES REDEEMED FOR A PRO RATA PORTION OF THE TRUST ACCOUNT INTO WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF THE COMPANY’S INITIAL PUBLIC OFFERING WERE DEPOSITED. IN ORDER TO EXERCISE REDEMPTION RIGHTS, YOU MUST

VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT THE COMPANY REDEEM YOUR PUBLIC SHARES FOR A PRO RATA PORTION OF THE TRUST ACCOUNT NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL. IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR STOCK TO THE COMPANY’S TRANSFER AGENT PRIOR TO THE SPECIAL MEETING OF STOCKHOLDERS. YOU MAY TENDER STOCK BY EITHER DELIVERING THE STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING THE SHARES ELECTRONICALLY THROUGH THE DEPOSITORY TRUST COMPANY. IF THE TRANSACTION IS NOT CONSUMMATED, THEN THESE SHARES WILL NOT BE REDEEMED FOR A PRO RATA PORTION OF THE TRUST ACCOUNT. IF YOU HOLD THE SHARES THROUGH A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF WARRANTHOLDERS AND SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS” BEGINNING ON PAGE 76 OF THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved of the Transaction, passed upon the merits or fairness of the Transaction or passed upon the adequacy or accuracy of the disclosure in the attached proxy statement/prospectus. Any representation to the contrary is a criminal offense.

UNITED REFINING ENERGY CORP.

823 Eleventh Avenue

New York, New York 10019

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS

OF UNITED REFINING ENERGY CORP.

TO BE HELD ON DECEMBER 10, 2009

To the Warrantholders of United Refining Energy Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of warrantholders (the “Special Meeting of Warrantholders”) of United Refining Energy Corp. (the “Company”), a Delaware corporation, will be held at 10:00 a.m. Eastern time, on December 10, 2009, at the offices of Ellenoff Grossman & Schole LLP, the Company’s counsel, at 150 East 42nd Street, 11th Floor, New York, New York 10017. You are cordially invited to attend the Special Meeting of Warrantholders, at which meeting warrantholders will be asked to consider and vote upon the following proposal, which is more fully described in the accompanying proxy statement/prospectus:

(1) The Warrant Amendment Proposal—to consider and vote upon a proposal to amend the warrant agreement, dated December 11, 2007 (the “Warrant Amendment”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), which governs the Company’s 45,000,000 warrants issued in the Company’s initial public offering (the “Public Warrants”) and the 15,600,000 warrants issued to United Refining, Inc., the Company’s sponsor, in a private placement immediately prior to the Company’s initial public offering (the “Private Warrants” and, collectively with the Public Warrants, the “Company Warrants”), to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated October 9, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization, dated November 23, 2009, by and among the Company, Chaparral Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), pursuant to which Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company (the “Transaction”) or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of the Company’s common stock, par value $0.0001 per share, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described in the proxy statement/prospectus (the “Warrant Amendment Proposal”); and

(2) Such other procedural matters as may properly come before the Special Meeting of Warrantholders or any adjournment or postponement thereof.

A holder of Company Warrants may vote in favor of, against or abstain from voting on the Warrant Amendment Proposal. Moreover, the holder has the right to elect the Warrant Redemption or to retain the Company Warrants already owned, as amended. However, a holder of Company Warrants may not elect to retain the Company Warrants the holder beneficially owns unless the holder votes in favor of the Warrant Amendment Proposal. A holder of Company Warrants may vote and make the warrant election until the polls are closed with respect to the Warrant Amendment Proposal of the Special Meeting of Warrantholders. In the event the Warrant Amendment Proposal is approved and a holder of Company Warrants votes against or abstains from voting on the Warrant Amendment Proposal, or if the holder fails to make an election with respect to the Warrant Amendment, the holder’s Company Warrants will be redeemed pursuant to the Warrant Redemption. The Warrant Amendment may also result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended.

After careful consideration, the Company’s Board of Directors has unanimously determined that the Warrant Amendment Proposal is fair to and in the best interests of the Company and its warrantholders and unanimously recommends that Company warrantholders vote FOR the Warrant Amendment Proposal.

This proposal is described in the attached proxy statement/prospectus, which the Company urges you to read in its entirety before voting. Please see the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Courses of Action Available to Securityholders” for more information about the courses of action available to warrantholders with respect to the proposal to be considered at the Special Meeting of Warrantholders.

All Company warrantholders are cordially invited to attend the Special Meeting of Warrantholders. To ensure your representation at the Special Meeting of Warrantholders, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a warrantholder of record, you may also cast your vote in person at the Special Meeting of Warrantholders. If your warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your warrants or, if you wish to attend the Special Meeting of Warrantholders and vote in person, you must obtain a proxy from your broker or bank. If you do not submit your proxy or vote in person at the Special Meeting of Warrantholders or, if you hold your warrants through a broker or bank and you do not instruct your broker how to vote your warrants or obtain a proxy from your broker or bank to vote in person at the Special Meeting of Warrantholders, it will have the same effect as a vote against the approval of the Warrant Amendment Proposal.

The Board of Directors of the Company has fixed the close of business on November 20, 2009 as the record date for the determination of warrantholders entitled to notice of and to vote at the Special Meeting of Warrantholders and at any adjournment thereof. As of the record date, there were 60,600,000 Company Warrants issued and outstanding and entitled to vote at the Special Meeting of Warrantholders. A list of the warrantholders entitled to vote as of the record date at the Special Meeting of Warrantholders will be open to the examination of any warrantholder for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting of Warrantholders at the Company’s offices at 823 Eleventh Avenue, New York, New York 10019 and at the time and place of the Special Meeting of Warrantholders during the duration of the Special Meeting of Warrantholders.

As of the record date for the Special Meeting of Warrantholders, the Company’s sponsor owned the 15,600,000 Private Warrants. In addition, certain of the Company’s directors and officers purchased 39,625 Public Warrants in the open market following the Company’s initial public offering, which, together with the Private Warrants, means the Company’s sponsor, directors and officers own an aggregate of approximately 25.8% of the outstanding Company Warrants. The sponsor, directors and officers of the Company have indicated that they intend to vote the Company Warrants they hold in favor of the Warrant Amendment Proposal.

Your vote is important regardless of the number of Company Warrants you own. Whether you plan to attend the Special Meeting of Warrantholders or not, please read the enclosed proxy statement/prospectus carefully, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the Company Warrants you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John R. Wagner

John R. Wagner

Secretary

November 30, 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR WARRANTS WILL BE VOTED IN FAVOR OF THE WARRANT AMENDMENT PROPOSAL. IF THE TRANSACTION IS NOT COMPLETED AND THE COMPANY DOES NOT COMPLETE AN INITIAL BUSINESS COMBINATION OR OBTAIN STOCKHOLDER APPROVAL TO EXTEND ITS CORPORATE EXISTENCE TO JUNE 11, 2010 PURSUANT TO ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION BY DECEMBER 11, 2009, YOUR WARRANTS WILL EXPIRE WORTHLESS.

UNITED REFINING ENERGY CORP.

823 Eleventh Avenue

New York, New York 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF UNITED REFINING ENERGY CORP.

TO BE HELD ON DECEMBER 10, 2009

To the Stockholders of United Refining Energy Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting of Stockholders”) of United Refining Energy Corp. (the “Company”), a Delaware corporation, will be held at 10:30 a.m. Eastern time, December 10, 2009, at the offices of Ellenoff Grossman & Schole LLP, the Company’s counsel, at 150 East 42nd Street, 11th Floor, New York, New York 10017. You are cordially invited to attend the Special Meeting of Stockholders, at which meeting stockholders will be asked to consider and vote upon the following proposals, which are more fully described in the accompanying proxy statement/prospectus:

(1) The Merger Proposal—to adopt the Agreement and Plan of Reorganization, dated October 9, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization, dated November 23, 2009 (as amended, the “Merger Agreement”), by and among the Company, Chaparral Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Chaparral Energy, Inc., a Delaware corporation (together with its subsidiaries, “Chaparral”) and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Chaparral with Chaparral subsequently merging into the Company (the “Transaction”), as a result of which the stockholders of Chaparral will receive shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and the proposal, the “Merger Proposal”);

(2) The Charter Amendment Proposals— to consider and vote upon the following separate proposals to amend the Company’s amended and restated certificate of incorporation following the consummation of the Transaction: (i) to change the Company’s name from “United Refining Energy Corp.” to “Chaparral Energy, Inc.”; (ii) to increase the Company’s authorized capital stock from 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 350,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; (iii) to make the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension), perpetual; (iv) to remove the provisions related to the Company’s status as a blank check company; (v) to divide the Company’s Board of Directors into three classes, with the members in each class elected for a three-year term, and to fix the number of directors at between three and thirteen directors; (vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason; (vii) to prohibit securityholders’ action by written consent; (viii) to amend the provision that the Company shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”) all persons whom it may indemnify pursuant to Section 145 of the DGCL to provide that the Company shall indemnify present and former officers and directors to the fullest extent permitted by Section 145 of the DGCL; and (ix) to remove the election not to be governed by Section 203 of the DGCL (collectively, the “Charter Amendment Proposals”);

(3) The Incentive Plan Proposal—to consider and vote upon a proposal to adopt the 2009 Long-Term Incentive Plan (the “Incentive Plan”) pursuant to which the Company will reserve 8,900,000 shares of Common Stock for issuance pursuant to the Incentive Plan (the “Incentive Plan Proposal”); and

(4) Such other procedural matters as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

After careful consideration, the Board of Directors of the Company has unanimously approved the Merger Agreement and the Transaction and unanimously recommends that you vote or give instruction to vote: (i) “FOR” the Merger Proposal; (ii) “FOR” each of the separate Charter Amendment Proposals; and (iii) “FOR” the Incentive Plan Proposal.

These proposals are described in the attached proxy statement/prospectus which the Company urges you to read in its entirety before voting. Please see the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Courses of Action Available to Securityholders” for more information about the courses of action available to stockholders with respect to the proposals to be considered at the Special Meeting of Stockholders.

All Company stockholders are cordially invited to attend the Special Meeting of Stockholders in person. To ensure your representation at the Special Meeting of Stockholders, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Common Stock, you may also cast your vote in person at the Special Meeting of Stockholders. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting of Stockholders and vote in person, you must obtain a proxy from your broker or bank. If you do not submit your proxy or vote in person at the Special Meeting of Stockholders or, if you hold your shares through a broker or bank and if you do not instruct your broker how to vote your shares or obtain a proxy from your broker or bank to vote in person at the Special Meeting of Stockholders, it will have the same effect as a vote against the approval of each of the Charter Amendment Proposals.

The Board of Directors of the Company has fixed the close of business on November 20, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting of Stockholders and at any adjournment or postponement thereof. As of the record date, there were 56,250,000 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting of Stockholders. A list of the stockholders entitled to vote as of the record date will be open to the examination of any stockholder, for any purpose germane to the Special Meeting of Stockholders, during ordinary business hours for a period of ten calendar days before the Special Meeting of Stockholders at the Company’s offices at 823 Eleventh Avenue, New York, New York 10019 and at the time and place of the Special Meeting of Stockholders during the duration of the Special Meeting of Stockholders.

Each holder of shares of Common Stock issued in the Company’s initial public offering (the “Public Shares”) has the right to vote against the Merger Proposal and demand the Company redeem such Public Shares for a pro rata portion of the funds held in the Company’s trust account into which a substantial portion of the net proceeds of the Company’s initial public offering (the “IPO”) were deposited. These Public Shares will be redeemed for cash only if the Transaction is consummated. If the holders of more than one share less than 40% of the Public Shares vote against the Transaction and demand redemption of their shares, the Company will not consummate the Transaction.

As of the record date for the Special Meeting of Stockholders, the Company’s sponsor, United Refining, Inc., beneficially owned and was entitled to vote an aggregate of 11,250,000 shares of Common Stock issued prior to the IPO, which we refer to as the founder shares. In addition, certain of the Company’s directors and officers purchased an aggregate of 2,500 shares of Common Stock in the open market following the IPO, which, together with the founder shares, means the Company’s sponsor, directors and officers own an aggregate of approximately 20% of the shares of Common Stock issued and outstanding as of the record date. In connection with the IPO, the Company and the representatives of the underwriters of the IPO entered into agreements with the sponsor, pursuant to which the sponsor agreed to vote the founder shares in accordance with the majority of the votes cast by the holders of Public Shares with respect to the Merger Proposal. In addition, in connection with the IPO, the sponsor and the directors and officers of the Company agreed to vote any shares of Common Stock purchased in the open market in favor of the Merger Proposal. The sponsor, directors and officers of the Company have indicated that they intend to vote the Common Stock they hold in favor of all other proposals presented at the Special Meeting of Stockholders.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting of Stockholders. If you are a stockholder of record of the Common Stock, you may also cast your vote in person at the Special Meeting of Stockholders. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John R. Wagner

John R. Wagner

Secretary

November 30, 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE APPLICABLE PROPOSALS. IN THAT EVENT, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES REDEEMED FOR A PRO RATA PORTION OF THE TRUST ACCOUNT INTO WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF THE COMPANY’S INITIAL PUBLIC OFFERING WERE DEPOSITED. IN ORDER TO EXERCISE REDEMPTION RIGHTS, YOU MUST VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT THE COMPANY REDEEM YOUR PUBLIC SHARES FOR A PRO RATA PORTION OF THE TRUST ACCOUNT NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL. IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR STOCK TO THE COMPANY’S TRANSFER AGENT PRIOR TO THE SPECIAL MEETING OF STOCKHOLDERS. YOU MAY TENDER STOCK BY EITHER DELIVERING THE STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING THE SHARES ELECTRONICALLY THROUGH THE DEPOSITORY TRUST COMPANY. IF THE TRANSACTION IS NOT CONSUMMATED, THEN THESE SHARES WILL NOT BE REDEEMED FOR A PRO RATA PORTION OF THE TRUST ACCOUNT. IF YOU HOLD THE SHARES THROUGH A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF WARRANTHOLDERS AND SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS” BEGINNING ON PAGE 76 OF THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

PROXY STATEMENT FOR SPECIAL MEETING

OF WARRANTHOLDERS AND SPECIAL MEETING OF STOCKHOLDERS

OF UNITED REFINING ENERGY CORP. AND PROSPECTUS FOR 30,300,000 WARRANTS TO PURCHASE COMMON STOCK AND 30,300,000 SHARES OF COMMON STOCK UNDERLYING SUCH WARRANTS

We are pleased to announce that the Board of Directors of United Refining Energy Corp. (the “Company”) and Chaparral Energy, Inc., a Delaware corporation (together with its affiliates and divisions, “Chaparral”), have agreed to the merger of Chaparral Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Chaparral with Chaparral subsequently merging into the Company (the “Transaction”), as a result of which the stockholders of Chaparral will receive shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

Summary of the Material Terms

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The Company is a special purpose acquisition company organized under the laws of Delaware on June 25, 2007. It was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business or assets in the energy industry, although the Company is not limited to such industry. For more information about the Company, see the section entitled “Business of the Company” beginning on page 150.

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The Agreement and Plan of Reorganization, by and among the Company, Merger Sub and Chaparral, was executed on October 9, 2009, and the parties executed Amendment No. 1 to the Agreement and Plan of Reorganization on November 23, 2009 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company, as a result of which the stockholders of Chaparral will receive 51,500,000 shares of Common Stock immediately upon closing of the Transaction (the “Chaparral Delivered Stock”) and 10,000,000 shares of Common Stock (the “Chaparral Escrow Stock” and, together with the Chaparral Delivered Stock, the “Closing Stock Consideration”) will be issued immediately upon closing of the Transaction and placed in an escrow account. 5,000,000 shares of such Chaparral Escrow Stock (the “Chaparral Indemnification Stock”) may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. The Chaparral Escrow Stock is also subject to forfeiture to the extent a certain share price target, as described in this proxy statement/prospectus and the Merger Agreement, is not met by the Company following the Transaction. If the share price target is met and the one year anniversary of the closing date of the Transaction has passed, the Chaparral Escrow Stock will be released from escrow and delivered to the Chaparral stockholders to the extent the Chaparral Indemnification Stock is not used to satisfy Chaparral’s indemnification obligations pursuant to the Merger Agreement. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction. For more information about the Transaction, see the section entitled “Proposals to be Considered by Stockholders—The Merger Proposal” beginning on page 86.

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Chaparral is an oil and natural gas production and exploitation company headquartered in Oklahoma City, Oklahoma. For more information about Chaparral, see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Business of Chaparral,” and “Chaparral’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 133, 165, and 186, respectively. Chaparral’s financial statements begin on page F-19.

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At the Special Meeting of Stockholders, stockholders of the Company will be asked to approve the Merger Agreement and the Transaction (the “Merger Proposal”), to approve certain amendments to the Company’s amended and restated certificate of incorporation and to adopt the 2009 Long-Term Incentive Plan. For more information about the Special Meeting of Stockholders, see the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders” beginning on page 69.

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At the Special Meeting of Warrantholders, the Company’s warrantholders will be asked to approve a proposal to amend the terms of the Warrant Agreement (the “Warrant Amendment”), which governs the Company’s 45,000,000 warrants issued in its initial public offering (the “Public Warrants”) and the 15,600,000 warrants issued to United Refining, Inc., the Company’s sponsor, in a private placement immediately prior to the Company’s initial public offering (the “Private Warrants” and, collectively with the Public Warrants, the “Company Warrants”), to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the Transaction or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described in this proxy statement/prospectus (the “Warrant Amendment Proposal”). Accordingly, the Warrant Amendment may result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended. The 2,500,000 warrants granted to the Company’s sponsor in order to induce its increased investment in the private placement that occurred prior to the Company’s initial public offering (“IPO”) (the “Sponsor Warrants”) are not subject to the Warrant Amendment Proposal but will be amended to contain the same terms as the amended Company Warrants. For more information about the Warrant Redemption and the proposed amendments to the Company Warrants, see the section entitled “Proposal to be Considered by Warrantholders—The Warrant Amendment Proposal” beginning on page 82.

The Company and Chaparral plan to consummate the Transaction as promptly as practicable after the Special Meeting of Warrantholders and the Special Meeting of Stockholders, provided that:

•	The holders of Company Warrants have approved the Warrant Amendment Proposal;

•	The Company’s stockholders have approved the Merger Proposal;

•

Holders of no more than one share less than 40% of the shares of Common Stock included in the units sold in the Company’s IPO, referred to herein as the “Public Shares,” vote against the Merger Proposal and demand redemption of their Public Shares for a pro rata portion of the trust account into which a substantial portion of the net proceeds of the IPO were deposited;

•

The Company’s stockholders have approved and adopted the following separate proposals to amend the Company’s amended and restated certificate of incorporation following the consummation of the Transaction: (i) to change the Company’s name from “United Refining Energy Corp.” to “Chaparral Energy, Inc.”; (ii) to increase the Company’s authorized capital stock from 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 350,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; (iii) to make the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension), perpetual; (iv) to remove the provisions related to the Company’s status as a blank check company; (v) to divide the Company’s Board of Directors into three classes, with the members in each class elected for a three-year term, and to fix the number of directors at between three and thirteen directors; (vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason; (vii) to prohibit securityholders’ action by written consent; (viii) to amend the provision that the Company shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”) all persons whom it may indemnify pursuant to Section 145 of the DGCL to provide that the Company shall indemnify present and former officers and

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directors to the fullest extent permitted by Section 145 of the DGCL; and (ix) to remove the election not to be governed by Section 203 of the DGCL (collectively, the “Charter Amendment Proposals”);

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The Company’s stockholders have approved and adopted the 2009 Long-Term Incentive Plan (the “Incentive Plan”), pursuant to which the Company will reserve 8,900,000 shares of Common Stock for issuance pursuant to the Incentive Plan (the “Incentive Plan Proposal”); and

•

The conditions specified in the Merger Agreement, as the same may be amended, have been satisfied or waived. For example, in the event that the Company has less than the required $250,000,000 available for working capital and general corporate purposes upon closing of the Transaction (the “minimum funds closing condition”), the Company and Chaparral cannot consummate the Transaction unless Chaparral waives the minimum funds closing condition. In the event Chaparral waives the minimum funds closing condition, the funds available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s post-closing credit facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its post-closing credit facility.

See the description of the Merger Agreement in the section entitled “Proposals to be Considered by Stockholders—The Merger Agreement” beginning on page 98. The Merger Agreement is attached as Annex I to this proxy statement/prospectus. We encourage you to read the Merger Agreement in its entirety. The amendments to the Company’s amended and restated certificate of incorporation described above will be effected by the adoption of a second amended and restated certificate of incorporation of the Company, which is attached as Annex II to this proxy statement/prospectus. A copy of the proposed 2009 Long-Term Incentive Plan is attached as Annex IV to this proxy statement/prospectus.

Upon consummation of the Transaction, the current Company stockholders will hold approximately 45.9% (assuming no holders of Public Shares elect to exercise their redemption rights), 36.7% (assuming that holders of 16,427,303 Public Shares elect to exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the condition to closing the Transaction that a minimum of $250,000,000 is available for working capital and general corporate purposes of the Company and its subsidiaries, including the repayment of a portion of the amounts outstanding under Chaparral’s existing credit facility, upon the closing of the Transaction (the “minimum funds closing condition”)) or 35.7% (assuming that holders of one share less than 40% of Public Shares elect to exercise their redemption rights) of the issued and outstanding Common Stock, in each case assuming the Public Warrants, Private Warrants and Sponsor Warrants are not exercised. The Company’s sponsor has agreed that 2,812,500 of the 11,250,000 shares of Common Stock it purchased prior to the Company’s initial public offering, which we refer to as the founder shares, will continue to be held in escrow and be released upon the Company’s achievement of the same share price target to which the Chaparral Escrow Stock is subject, as described in the attached proxy statement/prospectus and the Merger Agreement. Such 2,812,500 founder shares, which we refer to as the Sponsor Escrow Shares, shall be subject to forfeiture to the extent such target is not met by the Company. The Company’s sponsor agreed that 4,167,500 of the remaining founder shares will be cancelled upon the consummation of the Transaction.

Under the terms of the Company’s amended and restated certificate of incorporation, the Company may not proceed with the Transaction if holders of more than one share less than 40% of the Public Shares (17,999,999 shares) vote against the Transaction and elect to have the Company redeem their Public Shares for a pro rata portion of the trust account into which a substantial portion of the net proceeds of the IPO were deposited. Additionally, in order for the funds held in the trust account to be released to the Company for general corporate purposes, the Company must complete a business combination having a fair market value of at least 80% of the net assets held in the trust account (exclusive of the underwriters’ deferred underwriting compensation plus interest thereon held in the trust account) at the time of such business combination. As the Company’s management believes the total enterprise value of Chaparral is approximately $2,202,000,000, and since the

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Company’s Board of Directors received a fairness opinion as to this value from New Century Capital Partners, Inc., the Company believes the 80% threshold required will be met and the funds held in trust will be released to the Company for general corporate purposes upon the closing of the Transaction. See the section entitled “Proposals to be Considered by Stockholders—The Merger Agreement—Opinion of New Century Capital Partners, Inc.”

The Company’s units, Common Stock and Public Warrants, are listed on the NYSE Amex under the symbols “URX-U,” “URX” and “URX-WT,” respectively. On November 20, 2009, the units, Common Stock and Public Warrants had a closing price of $10.53, $9.93 and $0.54, respectively. Upon consummation of the Transaction, the units will cease to trade and will automatically separate into their components, one share of Common Stock and one Public Warrant.

The Company believes that, for United States federal income tax purposes, the Transaction will have no direct tax effect on stockholders of the Company. However, if you vote against the Merger Proposal and elect to redeem your Public Shares for a pro-rata portion of the trust account and as a result receive cash in exchange for your Public Shares, there may be certain tax consequences, such as realizing a loss or gain on your investment in the Company’s shares. A Company warrantholder will recognize gain or loss for federal income tax purposes in connection with the Warrant Redemption. Assuming the warrant is held as a capital asset, the warrantholder will recognize capital gain or loss equal to the difference between the warantholder’s adjusted tax basis and the redemption price of $0.55 per Company Warrant. A holder of Company Warrants who elects to continue to hold the Company Warrants, as amended, will be treated as exchanging his or her “old” warrants for “new” warrants in connection with the Transaction. As such, a holder of Company Warrants should not recognize any gain or loss in connection with the amendment of their Company Warrants, and such holder’s adjusted tax basis and holding period in the “new” Company Warrants received (or deemed received) should be the same as such holder’s adjusted tax basis and holding period in the “old” warrants exchanged or deemed exchanged in connection with the Warrant Amendment Proposal. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

This proxy statement/prospectus provides you with detailed information about the Warrant Amendment Proposal, the Transaction, the proposed amendments to the Company’s amended and restated certificate of incorporation, the proposed Incentive Plan, the Special Meeting of Warrantholders and the Special Meeting of Stockholders. The Company encourages you to carefully read this entire document and the documents annexed hereto, including the Merger Agreement, the form of the Company’s second amended and restated certificate of incorporation, the form of Amendment No. 1 to the Warrant Agreement and the proposed Incentive Plan, which are attached hereto as Annexes I, II, III and IV, respectively. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 45.

Warrantholders and stockholders may take various courses of action with respect to the proposals to be presented at the Special Meeting of Warrantholders and the Special Meeting of Stockholders, respectively. Generally speaking, a securityholder may vote upon the various proposals by returning the enclosed proxy card or voting in person at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be. In addition, securityholders who hold their securities in “street name” through a broker or bank will have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods.

A holder of Company Warrants may vote in favor of, against or abstain from voting on the Warrant Amendment Proposal. Moreover, the holder has the right to elect the Warrant Redemption or to retain the Company Warrants already owned, as amended. However, a holder of Company Warrants may not elect to retain the Company Warrants the holder beneficially owns unless the holder votes in favor of the Warrant Amendment Proposal. A holder of Company Warrants may vote and make the warrant election until the polls are closed with

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respect to the Warrant Amendment Proposal of the Special Meeting of Warrantholders. In the event the Warrant Amendment Proposal is approved and a holder of Company Warrants votes against or abstains from voting on the Warrant Amendment Proposal, or if the holder fails to make an election with respect to the Warrant Amendment, the holder’s Company Warrants will be redeemed pursuant to the Warrant Redemption.

A stockholder may vote in favor of, against or abstain from voting on the Merger Proposal. In the event a holder of Public Shares votes against the Merger Proposal, the stockholder may also elect to redeem its Public Shares for a pro rata portion of the trust account. A stockholder may vote on the Merger Proposal until the polls are closed with respect to such proposal at the Special Meeting of Stockholders. However, in order to exercise redemption rights, the stockholder must have delivered the Public Shares the holder owns, either physically or electronically, to the transfer agent prior to the Special Meeting of Stockholders. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares. A holder of Public Shares who purchased such shares in the Company’s IPO may also have certain claims for rescission or damages. A claim for rescission or damages under the Securities Act of 1933, as amended, and some state statutes, may be made up to one year from the time the holder discovered or reasonably should have discovered the facts giving rise to the claim but not later than three years after the events giving rise to the claim.

A stockholder may vote in favor of, against or abstain from voting on the Charter Amendment Proposals and the Incentive Plan Proposal. However, the approval of all of the Charter Amendment Proposals and the Incentive Plan Proposal are conditions to the consummation of the Transaction and, if they fail to be approved, the Company and Chaparral may not be able to consummate the Transaction.

See the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Courses of Action Available to Securityholders” for additional information.

To obtain timely delivery of requested materials, warrantholders and stockholders must request the information no later than five days before the date they submit their proxies or attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders, respectively. The latest date to request the information to be received timely is December 4, 2009.

The Company is soliciting the enclosed proxy card on behalf of the Board of Directors of the Company, and it will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, the Company’s officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. The Company has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of the Company’s stock. The Company has also retained the proxy soliciting firm of Morrow & Co., LLC to solicit proxies on our behalf and expect the costs of such retention not to exceed approximately $32,500 plus expenses plus $6.50 per securityholder solicited.

Neither the Securities and Exchange Commission nor any state securities commission has determined if the attached proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company consummated its IPO on December 17, 2007. Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) and Maxim Group LLC (“Maxim Group”) acted as joint bookrunning managers of the IPO and as the joint representatives of the underwriters of the IPO. Deutsche Bank Securities and Maxim Group and the other underwriters may provide assistance to the Company and Chaparral and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. A total of $15,750,000 of the underwriters’ discounts and commissions relating to the Company’s IPO (subsequently amended on October 9, 2009 to $8,000,000) was deferred pending stockholder approval of the Company’s initial business combination and will be released to the underwriters upon consummation of the Transaction. If the Transaction is not consummated and the Company is required to be liquidated, the underwriters will not receive any such fees. Warrantholders and stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation.

This proxy statement/prospectus is dated November 30, 2009 and is first being mailed to the Company’s warrantholders and stockholders on or about November 30, 2009.

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ANNEXES
Annex I

- Agreement and Plan of Reorganization By and Among United Refining Energy Corp., Chaparral Subsidiary, Inc., and Chaparral Energy, Inc., dated as of October 9, 2009 and Amendment No. 1 to the Agreement and Plan of Reorganization, dated November 23, 2009

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Annex II	- Form of Second Amended and Restated Certificate of Incorporation of United Refining Energy Corp.	II-1
Annex III	- Form of Amendment No. 1 to the Warrant Agreement	III-1
Annex IV	- 2009 Long-Term Incentive Plan	IV-1
Annex V	- Opinion of New Century Capital Partners, Inc.	V-1
Annex VI	- Form of Warrantholder Proxy Card	VI-1
Annex VII	- Form of Stockholder Proxy Card	VII-1

TRADEMARKS, TRADENAMES, SERVICE MARKS AND SERVICE NAMES

This proxy statement/prospectus contains trademarks, tradenames, service marks and service names of United Refining Energy Corp. and Chaparral Energy, Inc. and other companies.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

FOR COMPANY WARRANTHOLDERS AND STOCKHOLDERS

Q. Why am I receiving this proxy statement/prospectus?	A. The Company and Chaparral have entered into an Agreement and Plan of Reorganization, dated October 9, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization, dated November 23, 2009, by and among the Company, Merger Sub, and Chaparral. The agreement, as amended, is referred to as the Merger Agreement.

Warrantholders are being asked to consider and vote upon a proposal to amend the Warrant Agreement, which governs the Company’s 45,000,000 Public Warrants and the Company’s 15,600,000 Private Warrants (which are collectively referred to as the “Company Warrants”) to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the Transaction or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described herein. Accordingly, the Warrant Amendment may result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended. This is referred to herein as the Warrant Amendment Proposal. The form of the Amendment to the Warrant Agreement is attached hereto as Annex III.

The Company’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the Transaction. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex I. You are encouraged to read this proxy statement/prospectus, including all the annexes hereto.

Stockholders are also being asked to consider and vote upon the following separate proposals to amend the Company’s amended and restated certificate of incorporation following the consummation of the Transaction: (i) to change the Company’s name from “United Refining Energy Corp.” to “Chaparral Energy, Inc.”; (ii) to increase the Company’s authorized capital stock from 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 350,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; (iii) to make the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension described herein), perpetual; (iv) to remove the provisions related to the Company’s status as a blank check company; (v) to divide the Company’s Board of Directors into three classes, with the members in each class elected for a three-year term, and to fix the number of directors at between three and thirteen directors; (vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason; (vii) to prohibit securityholders’ action by written consent; (viii) to amend the provision that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of the DGCL to provide that the Company shall indemnify present and former officers and directors to the fullest extent permitted by Section 145 of the DGCL; and (ix) to remove the election not to be governed by Section 203 of the DGCL.

Stockholders are also being asked to adopt the 2009 Long-Term Incentive Plan, referred to herein as the Incentive Plan, pursuant to which 8,900,000 shares of Common Stock will be reserved for issuance upon the exercise of various types of equity incentive awards that may be granted to directors, officers, employees and consultants pursuant to the terms of the Incentive Plan. This is referred to herein as the Incentive Plan Proposal. The form of the Incentive Plan is attached hereto as Annex IV.

You should read this proxy statement/prospectus carefully. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q. What is being voted on?	A. The proposal on which the Company’s warrantholders are being asked to vote and the proposals on which the Company’s stockholders are being asked to vote are as follows:

Warrantholder Proposal:

1. Warrant Amendment Proposal. To approve an amendment to the Warrant Agreement, which governs the Company’s 45,000,000 Public Warrants and the 15,600,000 Private Warrants (collectively, the “Company Warrants”) to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the Transaction or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described herein. The Warrant Amendment may result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended. The 2,500,000 Sponsor Warrants are not subject to the Warrant Amendment Proposal but will be amended to contain the same terms as the amended Company Warrants.

It is important for you to note that the approval of the Warrant Amendment Proposal is a condition to the consummation of the Transaction and the Warrant Redemption will not be consummated unless the Transaction is consummated.

Stockholder Proposals:

1. The Merger Proposal. To adopt the Merger Agreement and approve the Transaction.

2. The Charter Amendment Proposals. To approve each of the following: (i) to change the Company’s name from “United Refining Energy Corp.” to “Chaparral Energy, Inc.”; (ii) to increase the Company’s authorized capital stock from 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 350,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; (iii) to make the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension), perpetual; (iv) to remove the provisions related to the Company’s status as a blank check company; (v) to divide the Company’s Board of Directors into three classes, with the members in each class elected for a three-year term, and to fix the number of directors at between three and thirteen directors; (vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason; (vii) to prohibit securityholders’ action by written consent; (viii) to amend the provision that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of DGCL to provide that the Company shall indemnify present and former officers and directors to the fullest extent permitted by Section 145 of the DGCL; and (ix) to remove the election not to be governed by Section 203 of the DGCL.

3. The Incentive Plan Proposal. To adopt the Incentive Plan, pursuant to which 8,900,000 shares of Common Stock will be reserved for issuance in accordance with the terms of the Incentive Plan.

It is important for you to note that in the event the Merger Proposal does not receive the requisite vote for approval, then the Company will not consummate the Transaction, effect the Charter Amendments or adopt the Incentive Plan. If the Company does not consummate the Transaction and fails to complete an initial business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009, the Company will be required to dissolve and liquidate and the warrants will expire worthless. If the Company does not effect an initial business combination by December 11, 2009, or June 11, 2010, as the case may be, the Company will promptly distribute the amounts held in the trust account, including any accrued interest, to the holders of the Public Shares. The Company is not requesting approval of an extension of time from stockholders at the Special Meeting of Stockholders.

Q. Are the proposals conditioned on one another?	A. Yes. The effectiveness of the Warrant Amendment Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal are conditioned upon approval of the Merger Proposal. The approval of the Warrant Amendment Proposal, all Charter Amendment Proposals and the Incentive Plan Proposal are conditions to the consummation of the Transaction. The Charter Amendment Proposals and the Incentive Plan Proposal will be presented at the Special Meeting of Stockholders only if the Merger Proposal is approved.

Q. Why is the Company proposing the Transaction?	A. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or any other similar business combination, an operating business or assets in the energy industry, although the Company is not limited to such industry, which the Company refers to as its initial business combination, with a fair market value of at least 80% of the net assets held in the Company’s trust account (exclusive of the underwriters’ deferred underwriting compensation and taxes payable) at the time of such business combination.

The Company consummated its IPO on December 17, 2007, raising gross proceeds of approximately $465,600,000 (which includes the proceeds of a private placement of 15,600,000 warrants for $15,600,000 to the Company’s sponsor), of which $448,700,000 was placed in a trust account immediately following the IPO and, in accordance with the Company’s amended and restated certificate of incorporation, will be released upon the consummation of a business combination. As of November 20, 2009, $451,398,294 was held on deposit in the trust account.

No cash consideration will be paid in connection with the Transaction. If the Transaction is consummated, the funds held in the trust account will be released (i) to pay transaction fees and expenses and potential bonuses to capital markets advisors (expected to range from $12,000,000 to $18,000,000); (ii) to pay the Company’s tax obligations and deferred underwriting discounts and commissions (expected to be approximately $8,000,000); (iii) to pay holders of Public Shares who properly exercise their redemption rights (ranging from $0 to approximately $180,539,990); (iv) to pay for the Warrant Redemption (ranging from $16,665,000 to $33,330,000); and (v) for working capital and general corporate purposes of the Company and its subsidiaries, including the repayment of a portion of the amounts outstanding under Chaparral’s existing credit facility (“Chaparral’s Existing Credit Facility”). In addition, following the payment of the enumerated fees and expenses and only so long as $250,000,000 is available to meet the minimum funds closing condition, the funds held in the trust account may be used to purchase Public Shares in privately negotiated transactions. In the event that holders of more than approximately 16,427,303, or 36.5% of the Public Shares elect to exercise their redemption rights (for a total obligation of approximately $164,765,849) or if the expenses enumerated above exceed the minimum of Company’s estimates, there may be less than the required $250,000,000 for working capital and general corporate purposes upon closing of the Transaction, in which case the Company and Chaparral cannot consummate the Transaction unless Chaparral waives the minimum funds closing condition. In the event Chaparral waives the minimum funds closing condition, the funds available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s post-closing credit facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its post-closing credit facility.

See the section entitled “Proposals to be Considered by Stockholders—The Merger Proposal—The Company’s Board of Directors’ Reasons for the Approval of the Transaction” for additional information.

Q. Why is the Company proposing the Warrant Amendment Proposal?	A. Warrantholders are being asked to approve the Warrant Amendment Proposal because the approval of the Warrant Amendment Proposal is a condition to the consummation of the Transaction. Moreover, the Warrant Amendment Proposal, and the Warrant Redemption in particular, would prevent a change in control under Chaparral’s 8 1/2% senior notes due in 2015 upon the consummation of the Transaction.

The Board of Directors believes the Warrant Redemption will increase the Company’s strategic opportunities and attractiveness to investors following the consummation of the Transaction. The elimination of at least a portion of the outstanding Company Warrants from the Company’s capital structure will reduce the number of shares of Common Stock potentially issuable, thereby reducing the potential dilution to the Company’s stockholders in the event of exercise of such Company Warrants.

The Warrant Amendment may result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended. The Warrant Redemption also presents some potential disadvantages to the Company’s warrantholders, including that the Company Warrants will never become exercisable following the Transaction, which means that warrantholders will have no opportunity to participate in any benefits of the Transaction if the holder of a Company Warrant elects the Warrant Redemption. Moreover, the redemption price of $0.55 per Company Warrant may be substantially less than the difference between the exercise price of the Company Warrants and the market price of the shares of Common Stock issuable upon exercise of the Company Warrants.

Q. What are the material changes to the Company Warrants proposed by the Warrant Amendment Proposal?	A. Below is a table comparing the terms of the Company Warrants before and after the proposed Warrant Amendment. Other than the changes indicated below, the terms and conditions of the Warrant Agreement will remain the same.

	Before the Warrant Amendment	After the Warrant Amendment
Redemption upon consummation of the Transaction	None	The holder of Company Warrants may elect to have the Company Warrants redeemed by the Company at $0.55 per Company Warrant.

Exercise Price	$7.00 per share	$13.00 per share

Redemption Trigger	$14.25	$18.00

Expiration Date	Four years from the consummation of the Company’s IPO	Five years from the consummation of the Transaction

Cashless Exercise	None	At the option of the Company

Cash settlement in lieu of issuance of shares of Common Stock	None	At the option of the Company

Q. How did the Company determine the terms of the Warrant Amendment Proposal?

A. The terms of the Warrant Amendment Proposal were determined after consultation with Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) and Maxim Group LLC (“Maxim Group”), retained by the Company, and Morgan Stanley & Co., Incorporated (“Morgan Stanley”), retained by Chaparral, all of whom were retained to provide various capital market advisory services, including identifying potential investors, assisting management in preparing presentations to potential investors and general advice on strategy and tactics in respect of consummation of the Transaction. Based on feedback from these advisors, the Company determined both the warrant redemption price and to proceed with the Warrant Amendment Proposal on the terms set forth herein. The Warrant Redemption price was determined based on current market conditions and observations of recent SPAC transactions with amendments similar to the Warrant Amendment, the recent appreciation of the Public Warrants and discussions with the Company’s advisors.

Q. Why is the Company proposing the Charter Amendment Proposals?	A. The Charter Amendment Proposals are being presented because the Company’s Board of Directors believes each amendment is in the best interest of the Company following the consummation of the Transaction. See the section entitled “Proposals to be Considered by Stockholders—The Charter Amendment Proposals” for a discussion on why the Company’s Board of Directors believes each of these amendments are in the best interest of the Company’s stockholders.

Q. Why is the Company proposing the Incentive Plan Proposal?	A. The adoption of the Incentive Plan is being proposed to aid the Company in recruiting and retaining directors, officers, employees and consultants capable of assuring the future success of the Company.

Q. What vote is required to approve the Warrant Amendment Proposal at the Special Meeting of Warrantholders?	A. Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority of the Company Warrants outstanding as of the record date. Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. See the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Redemption Rights” for additional information.

Q. What vote is required to approve the proposals presented at the Special Meeting of Stockholders?	A. The approval of the Merger Proposal requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders and a majority of the Public Shares voted at the Special Meeting of Stockholders. If holders of more than one share less than 40% of the Public Shares vote against the Transaction and demand that their Public Shares be redeemed for a pro rata portion of the trust account, the Company will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Transaction. Notwithstanding such provision, the Merger Agreement provides that the Company must meet the minimum funds closing condition in order for the Transaction to be consummated. The Company estimates that stockholders owning no more than 16,427,303, or 36.5%, of the Public Shares may exercise their redemption rights for the minimum funds closing condition to be met. See the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Redemption Rights” for additional information.

The approval of each Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding as of the record date.

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders.

Abstentions will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Abstentions will have no effect on the Merger Proposal or the Incentive Plan Proposal. Broker non-votes will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on the Merger Proposal or the Incentive Plan Proposal.

Q. How will the sponsor and management of the Company vote?	A. In connection with the Company’s IPO, the Company, Deutsche Bank Securities and Maxim Group, the representatives of the underwriters of the IPO, and the Company’s sponsor entered into an agreement pursuant to which the sponsor agreed to vote its 11,250,000 shares of Common Stock purchased prior to the IPO, which shares are referred to herein as the founder shares, in accordance with the majority of votes cast by the holders of Public Shares with respect to the Merger Proposal. In addition, in connection with the IPO, the sponsor, directors and officers of the Company agreed to vote any shares of Common Stock purchased subsequent to the IPO in favor of the Merger Proposal. The sponsor, directors and officers of the Company have indicated that they intend to vote in favor of all other proposals presented at the Special Meeting of the Stockholders. As of the record date for the Special Meeting of Warrantholders, the Company’s sponsor owned the 15,600,000 Private Warrants. In addition, certain of the Company’s directors and officers purchased 39,625 Public Warrants in the open market following the IPO. The sponsor, directors and officers of the Company have indicated that they intend to vote the Company Warrants they hold in favor of the Warrant Amendment Proposal.

Q. What happens if I vote against the Merger Proposal?	A. If you are a holder of Public Shares and you vote against the Merger Proposal, you have the right to demand that the Company redeem your shares for a pro rata portion of the trust account in which a substantial portion of the net proceeds of the Company’s IPO were deposited. This right to vote against the Transaction and demand redemption of the Public Shares into a pro rata portion of the trust account is referred to herein as the redemption right.

If holders of more than one share less than 40% of the Public Shares vote against the Merger Proposal and properly demand redemption, the Company will not consummate the Transaction and your Public Shares will not be redeemed into a pro rata portion of the trust account. If the Merger is not consummated and the Company fails to complete an initial business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009, the Company will be required to dissolve and liquidate and the warrants will expire worthless. If the Company does not effect an initial business combination by December 11, 2009, or June 11, 2010, as the case may be, the Company will promptly distribute the amounts held in the trust account, including any accrued interest, to the holders of the Public Shares. The Company is not requesting approval of an extension of time from stockholders at the Special Meeting of Stockholders.

Q. How do I exercise my redemption rights?	A. If you are a holder of Public Shares and wish to exercise your redemption rights, you must do all of the following:

(i) deliver your Public Shares to the Company’s transfer agent physically or electronically through the Depository Trust Company (“DTC”) prior to the Special Meeting of Stockholders;

(ii) vote against the Merger Proposal (and the Transaction must be approved and consummated); and

(iii) prior to the vote on the Merger Proposal, demand that the Company redeem your Public Shares into a pro rata portion of the trust account.

Any action that does not include a vote against the Transaction will prevent you from exercising your redemption rights. Your vote on any proposal other than the Merger Proposal will have no impact on your right to redeem your Public Shares.

You may exercise your redemption rights either by checking the box on the proxy card or by submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, the Company’s transfer agent, at the address listed at the end of this section. Stockholders who hold their securities in “street name” through a broker or bank will have the option to authorize their proxies to vote their securities and exercise their redemption rights electronically through the Internet or by telephone. As of the date of this proxy statement/prospectus, 44,997,999 of the 45,000,000 outstanding Public Shares (99.99%) are held in street name. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote and exercise your redemption rights by these methods.

If you (i) initially vote for the Merger Proposal but then wish to vote against it and exercise your redemption rights, or (ii) initially vote against the Merger Proposal and wish to exercise your redemption rights but do not check the box on the proxy card providing for the exercise of your redemption rights or do not send a written request to the Company to exercise your redemption rights, or (iii) initially vote against the Transaction but later wish to vote for it, you may request the Company to send you another proxy card on which you may indicate your intended vote. You may make such request by contacting the Company at the phone number or address listed at the end of this section.

Any request for redemption, once made, may be withdrawn at any time up to the vote taken with respect to the Merger Proposal at the Special Meeting of Stockholders. If you delivered your shares for redemption to the Company’s transfer agent and decide prior to the vote not to elect redemption, you may request that the Company’s transfer agent return the shares (physically or electronically). You may make such request by contacting the Company’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card must be received by the Company’s corporate secretary prior to the Special Meeting of Stockholders. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to the transfer agent prior to the Special Meeting of Stockholders. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares.

Q. Do I have appraisal rights if I object to the Transaction?	A. No appraisal rights are available under the DGCL to the stockholders of the Company in connection with the proposed Transaction.

Q. What happens to the funds deposited in the trust account after consummation of the Transaction?

A. No cash consideration will be paid to the Chaparral stockholders in connection with the Transaction. If the Transaction is consummated, the funds held in the trust account will be released (i) to pay transaction fees and expenses and potential bonuses to capital markets advisors (expected to range from 12,000,000 to 18,000,000); (ii) to pay the Company’s tax obligations and deferred underwriting discounts and commissions (expected to be approximately $8,000,000); (iii) to pay holders of Public Shares who properly exercise their redemption rights (ranging from $0 to $180,539,990; (iv) to pay for the Warrant Redemption (ranging from $16,665,000 to $33,330,000); and (v) for working capital and general corporate purposes of the Company and its subsidiaries, including the repayment of a portion of the amounts outstanding under Chaparral’s Existing Credit Facility. In addition, following the payment of the enumerated fees and expenses and only so long as $250,000,000 is available to meet the minimum funds closing condition, the funds held in the trust account may be used to purchase Public Shares in privately negotiated transactions. In the event that holders of more than approximately 16,427,303, or 36.5%, of the Public Shares elect to exercise their redemption rights (for a total obligation of approximately $164,765,849) or if the expenses enumerated above exceed the Company’s estimates, there may be less than the required $250,000,000 for working capital and general corporate purposes upon closing of the Transaction, in which case the Company and Chaparral cannot consummate the Transaction unless Chaparral waives the minimum funds closing condition. In the event Chaparral waives the minimum funds closing condition, the funds available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s post-closing credit facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its post-closing credit facility.

Q. When is the Transaction expected to be completed?	A. It is currently anticipated that the Merger will be consummated promptly following the Special Meeting of Warrantholders and the Special Meeting of Stockholders to be held on December 10, 2009, provided that all conditions to the consummation of the Transaction have been satisfied or waived.

Q. To what compensation would the Company and Chaparral’s advisors be entitled in the event the Transaction is consummated?	A. In the event the Transaction is consummated, Deutsche Bank Securities and Maxim Group, the underwriters for the Company’s IPO, will be entitled to receive an aggregate of $8,000,000 in deferred underwriting discounts and commissions. Chaparral will pay Morgan Stanley a fee of $4,000,000 for its advisory services, as well as a finder’s fee of $3,000,000 for introducing Chaparral to the Company, which finder’s fee will be payable only upon a successful closing of the Transaction. Moreover, Morgan Stanley, Deutsche Bank Securities and Maxim Group are also able to participate in an aggregate $5,000,000 incentive bonus pool that the Company and Chaparral plan to make available to Maxim Group, Deutsche Bank Securities and Morgan Stanley only upon a successful closing of the Transaction. An additional bonus pool of up to $3,000,000 will also be available to capital market advisors other than Maxim Group, Deutsche Bank and Morgan Stanley upon a successful closing of the Transaction. If the Transaction closes, then Capital One will be paid $750,000, Scotia Bank will be paid $350,000 and Comerica Securities will be paid $300,000. The balance of this additional bonus pool may be allocated among these same advisors by a special committee of the Company’s Board of Directors, comprised of Mark A. Fischer and John A. Catsimatidis, in its sole discretion based upon the Company’s assessment of the value added by each of these advisors.

Q. Since the Company’s IPO prospectus did not disclose that funds in the trust account might be used, directly or indirectly, to purchase Public Shares or that the Company make seek to amend the Warrant Agreement, what are my legal rights?

A. You should be aware that because the Company’s IPO prospectus did not disclose that funds in its trust account might be used, directly or indirectly, to purchase Public Shares other than from holders who have voted against the Merger Proposal and demanded that their Public Shares be redeemed for cash or that the Company may seek to amend the Warrant Agreement, each holder of Public Shares at the time of the Transaction who purchased Public Shares in the IPO and still held such shares upon learning of these facts may bring securities law claims against the Company for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units in the IPO, comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them, plus interest from the date of the IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on redemption or liquidation). Such claims could further diminish the amount of funds available following the Transaction for working capital and general corporate purposes. See “Proposals to be Considered by Stockholders—The Merger Proposal—Rescission Rights.”

Q. What do I need to do now?	A. You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Warrant Amendment Proposal will affect you as a warrantholder and how the Transaction will affect you as a stockholder of the Company, as the case may be. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q. How do I vote?	A. If you are a holder of record of Company Warrants or Common Stock on the record date of November 20, 2009, you may vote with respect to the applicable proposals in person at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be, or by submitting a proxy for the Special Meeting of Warrantholders or the Special Meeting of Stockholders. You may submit your proxy by completing, signing, dating and returning the enclosed warrantholder and/or stockholder proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your Public Warrants or Public Shares in “street name,” which means your Public Warrants or Public Shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the Public Warrants or Public Shares you beneficially own are properly counted. In this regard, you must provide the record holder of your Public Warrants or Public Shares with instructions on how to vote your Public Warrants or Public Shares, as applicable. Warrantholders and stockholders who hold their securities in “street name” through a broker or bank will have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. As of the date of this proxy statement/prospectus 44,997,999 of the 45,000,000 outstanding Public Shares (99.99%) and 44,998,000 of the 45,000,000 outstanding Public Warrants (99.99%) are held in street name. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods. Votes submitted at any time prior to the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be, will be accepted. However, to ensure that your vote is properly counted and to avoid any problems or unforeseen delays, you should submit your vote as early as possible and prior to midnight on the day before the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be. After such time, a holder will need to contact his bank, broker or nominee directly to vote or change his vote. If you wish to attend the Special Meeting of

Warrantholders or the Special Meeting of Stockholders and vote in person, you must obtain a proxy from your broker, bank or nominee to vote your Public Warrants or Public Shares at the relevant Special Meeting.

Q. What will happen if I abstain from voting at the Special Meeting of Warrantholders or the Special Meeting of Stockholders?	A. The Company will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal, whether presented at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as present for purposes of determining whether a quorum is present.

An abstention from voting on the Warrant Amendment Proposal to be presented to the warrantholders will have same effect as a vote “AGAINST” this proposal. If a holder votes against or abstains from voting on the Warrant Amendment Proposal, or if a holder fails to make an election with respect to the Warrant Amendment, the holder’s Company Warrants will be redeemed pursuant to the Warrant Redemption.

An abstention on the Merger Proposal will have no effect on the Merger Proposal, provided a quorum is present, but will preclude you from having your Public Shares redeemed for a pro rata portion of the trust account. In order to exercise your redemption rights, you must cast a vote against the Merger Proposal, make an election on the proxy card to redeem such Public Shares or submit a request in writing to the Company’s transfer agent at the address listed at the end of this section and deliver your shares to the Company’s transfer agent physically or electronically through DTC prior the Special Meeting of Stockholders. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares.

An abstention from voting on any of the Charter Amendment Proposals will have the same effect as a vote “AGAINST” such proposals.

An abstention from voting on the Incentive Plan Proposal will have no impact on such proposal.

Q. What will happen if I sign and return my proxy card without indicating how I wish to vote?	A. Signed and dated proxies received by the Company without an indication of how the warrantholder or stockholder intends to vote on a proposal will be voted in favor of each proposal presented to warrantholders or stockholders, as the case may be.

Holders of Public Shares will not be entitled to exercise their redemption rights if such stockholders return a proxy card to the Company without an indication of how they desire to vote with respect to the Merger Proposal or, for stockholders holding their Public Shares in street name, if such stockholders fail to provide voting instructions to their brokers, banks or other nominees.

Q. If I am not going to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders in person, should I return my proxy card instead?

A. Yes. Whether or not you plan to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, to ensure your warrants or shares are represented at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be.

Q. If my warrants or shares are held in “street name,” will my broker, bank or nominee automatically vote my warrants or shares for me?	A. No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your warrants or shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The Company believes the proposals presented to the warrantholders and stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your warrants or shares without your instructions.

If you do not provide instructions with your proxy or sign your proxy card your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your warrants or shares; this indication that a bank or broker is not voting your warrants or shares is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not count for purpose of determining the number of votes cast at the Special Meeting of Warrantholders or the Special Meeting of Stockholders. Your bank, broker or other nominee can vote your warrants or shares only if you provide instructions on how to vote. You should instruct your broker to vote your warrants or shares in accordance with directions you provide.

Q. May I change my vote after I have mailed my signed proxy card?	A. Yes. You may change your vote by sending a later-dated, signed proxy card to the Company’s Secretary at the address set forth below so that it is received by the Company’s Secretary prior to the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as applicable, or attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders in person and vote. You also may revoke your proxy by sending a notice of revocation to the Company’s Secretary, which must be received prior to the Special Meeting of Warrantholders or the Special Meeting of Stockholders.

Q. What should I do if I receive more than one set of voting materials?

A. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your warrants or shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold warrants or shares. If you are a holder of record and your warrants or shares are registered in more than one name, you will receive more than one proxy card. If you are a holder of Public Warrants and Public Shares, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your warrants or shares. Stockholder who hold their securities in “street name” through a broker or bank will have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods.

Q. Who can help answer my questions?	A. If you have questions about the Transaction or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

John R. Wagner, Secretary

United Refining Energy Corp.

823 Eleventh Avenue

New York, New York 10019

Tel: (212) 956-5803

Fax: (212) 202-7975

or

You may also contact Morrow & Co., LLC, the Company’s proxy solicitor at:

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

To obtain timely delivery, warrantholders and stockholders must request the materials no later than December 4, 2009.

You may also obtain additional information about the Company from documents filed with the SEC or by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to vote against the Transaction and seek redemption of your Public Shares, you will need to deliver your shares (either physically or electronically) to the Company’s transfer agent prior to the Special Meeting of Stockholders. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Tel: (212) 845-3287

Fax: (212) 616-7616

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and is qualified in its entirety by the more detailed information included elsewhere in this proxy statement/prospectus. Because this is a summary, it may not contain all of the information that is material or important to you. Accordingly, you should read this entire proxy statement/prospectus carefully, including the annexes. Please also see the section entitled “Where You Can Find More Information” and “Glossary of Terms.”

INFORMATION ABOUT THE PARTIES TO THE TRANSACTION

United Refining Energy Corp.

The Company is a blank check company formed under the laws of the State of Delaware on June 25, 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or any other similar business combination, an operating business or assets in the energy industry, although the Company is not limited to such industry. To date, the Company’s efforts have been limited to organizational activities, its IPO and the search for a suitable business combination.

If the Company is unable to complete the Transaction or fails to complete an initial business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009, its corporate existence will automatically terminate and it will liquidate and promptly distribute to the holders of Public Shares the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities. In the event of its liquidation, the Company’s warrants will expire worthless.

The Company’s units, Common Stock and Public Warrants are currently listed on the NYSE Amex under the symbols “URX-U,” “URX” and “URX-WT,” respectively. Following the Transaction, the Company anticipates that the Common Stock and Public Warrants will continue to be listed on the NYSE Amex until approval of a planned application to transfer listing of the Common Stock and Public Warrants to the NYSE, where the symbols “CPR” and “CPR.WS” have been reserved. Upon consummation of the Transaction, the units will cease to trade and will automatically separate into their components, one share of Common Stock and one Public Warrant.

The mailing address of the Company’s principal executive office is 823 Eleventh Avenue, New York, New York 10019. Its telephone number is (212) 956-5803.

Chaparral Energy, Inc.

Chaparral is an independent oil and natural gas production and exploitation company headquartered in Oklahoma City, Oklahoma. Since its inception in 1988, Chaparral has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. As of June 30, 2009, Chaparral had estimated proved reserves of 145.6 MMBoe (66% proved developed reserves and 62% crude oil), with a PV-10 value of approximately $1.5 billion. Despite the decline in the price of natural gas from $5.62 per Mcf as of December 31, 2008 to $3.89 per Mcf as of June 30, 2009, Chaparral’s estimated proved reserves have increased significantly since December 31, 2008 due to an increase in the price of oil from $44.60 per Bbl as of December 31, 2008 to $69.89 per Bbl as of June 30, 2009. As of December 31, 2008, Chaparral had estimated proved reserves of 113.3 MMBoe (74% proved developed reserves and 45% crude oil) with a PV-10 value of $932.7 million.

Chaparral’s reserve estimate as of December 31, 2009 will be prepared using an average price for oil and gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because of the low oil and natural gas prices prevalent through the first half of 2009, this average price for oil is expected to be lower than the price used in Chaparral’s reserve calculation as of June 30, 2009, which could cause both its reserve volumes and its PV-10 value as of December 31, 2009 to be lower than they were as of June 30, 2009.

For the nine months ended September 30, 2009, Chaparral’s average daily production was 21.2 MBoe, and its oil and gas revenues were $200.7 million. For the year ended December 31, 2008, Chaparral’s average daily production was 19.3 MBoe and its oil and gas revenues were $501.8 million.

The mailing address of Chaparral’s principal executive office is 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114. Its telephone number is (405) 478-8770.

Merger Sub

Merger Sub was recently formed by the Company to consummate the Transaction. In the Transaction, Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company, as a result of which the stockholders of Chaparral will receive shares of Common Stock.

Ownership Structure of the Company

The following charts set forth the current ownership structures of the Company and Chaparral, and any material affiliates thereof, prior to consummation of the Transaction.

The Company’s Chairman and Chief Executive Officer, John A. Catsimatidis, is the chairman of the Board of Directors, chief executive officer and sole owner of Red Apple Group, Inc., a diversified holding company with interests in the energy industry, supermarkets, airplanes and finance. Mr. Catsimatidis is also currently the chairman of the Board of Directors and chief executive officer of United Refining Company, a wholly-owned subsidiary of the Company’s sponsor and an integrated refiner and marketer of petroleum products in western New York and northwestern Pennsylvania. The Company’s sponsor is United Refining, Inc., a Delaware corporation, which is a wholly-owned subsidiary of United Acquisition Corp., a Delaware corporation, which in turn is a wholly-owned subsidiary of Red Apple Group, Inc.

Ownership Structure of Chaparral

Fischer Investments, L.L.C. is owned 50% by Mark A. Fischer 1994 Trust, for which Mark A. Fischer serves as trustee, and 50% by Susan L. Fischer 1994 Trust, for which Susan L. Fischer, the spouse of Mark A Fischer, serves as trustee. Mark A. Fischer will serve as the Company’s President, Chief Executive Officer, and director upon closing the Transaction. Charles A. Fischer is one of four managing general partners of Altoma Energy, G.P. Charles A. Fischer will serve as one of the Company directors upon closing the Transaction.

Voting Interests of Existing Company Stockholders After the Transaction

The table below outlines the effect of the various scenarios regarding the percentage of the Company’s voting interests that will be held by existing Company stockholders after the Transaction is completed, based on the number of the Company’s issued and outstanding shares of Common Stock as of the record date. Depending on the scenario, the holders of Public Shares will hold from 27.528% to 46.112% of the Company’s voting interests after the Transaction.

Percentage Ownership				None of the Company’s Redemption Rights Exercised	36.5% of the Company’s Redemption Rights Exercised	40% less one share of the Company’s Redemption Rights Exercised	60,600,000 of the Company’s Warrants Redeemed	30,300,000 of the Company’s Warrants Exercised
Company Public Stockholders(1)	Company Sponsor(2)	Chaparral Stockholders(3)	Total
46.112	11.875	42.013	100%	X				X
39.300	13.376	47.324	100%		X			X
38.557	13.540	47.904	100%			X		X
38.766	8.255	52.980	100%	X			X
28.672	9.616	61.713	100%		X		X
27.528	9.770	62.702	100%			X	X

(1)	Includes 2,500 Public Shares and 39,625 Public Warrants held by the Company’s officers and directors.
(2)	Includes 2,812,500 founder shares held in escrow and subject to forfeiture and 2,500,000 shares of Common Stock, assuming all the Sponsor Warrants are exercised.
(3)	Includes 61,500,000 shares consisting of the Chaparral Delivered Stock and the Chaparral Escrow Stock to be issued at closing.
X	Denotes that event occurred.

THE WARRANTHOLDER PROPOSAL

THE WARRANT AMENDMENT PROPOSAL (Page 82)

The Company proposes to amend the Warrant Agreement, which governs the terms of the Company’s 45,000,000 Public Warrants and the 15,600,000 Private Warrants (collectively referred to as the “Company Warrants”) to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the Transaction or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described herein. Accordingly, the Warrant Amendment may result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended. The 2,500,000 Sponsor Warrants are not subject to the Warrant Amendment Proposal but will be amended to contain the same terms as the amended Company Warrants. The approval of the Warrant Amendment Proposal is a condition to the consummation of the Transaction. Moreover, the consummation of the Warrant Amendment is conditioned upon the consummation of the Transaction.

The form of Amendment No. 1 to the Warrant Agreement is attached as Annex III to this proxy statement/prospectus. You are encouraged to read the amendment in its entirety. See the section entitled “Proposal to be Considered by Warrantholders—The Warrant Amendment Proposal” for additional information.

If the Transaction is not consummated and the Company does not consummate an initial business combination by December 11, 2009, or June 11, 2010 if the stockholders approve an extension of the Company’s corporate existence, the Company will be required to liquidate and all the Company Warrants will expire worthless.

THE STOCKHOLDER PROPOSALS

THE MERGER PROPOSAL (Page 86)

The Merger Agreement (Page 98)

Pursuant to the terms of the Merger Agreement, the Company, Chaparral and Merger Sub have agreed to consummate a transaction pursuant to which Merger Sub will merge with and into Chaparral, with Chaparral subsequently merging into the Company.

In connection with the closing of the Transaction, the stockholders of Chaparral will receive 61,500,000 shares of Common Stock, of which 51,500,000 shares will be issued immediately upon closing of the Transaction and delivered to the stockholders of Chaparral. The remaining 10,000,000 shares of Common Stock will be issued immediately upon closing of the Transaction and placed in an escrow account. 5,000,000 shares of such Chaparral Escrow Stock may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. The Chaparral Escrow Stock is subject to forfeiture to the extent a certain share price target, as described in this proxy statement/prospectus and the Merger Agreement, is not met by the Company following the Transaction. If the share price target is met and the one year anniversary of the closing date of the Transaction has passed, the Chaparral Escrow Stock will be released from escrow and delivered to the Chaparral stockholders to the extent Chaparral Indemnification Stock is not used to satisfy

Chaparral’s indemnification obligations pursuant to the Merger Agreement. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction.

Conditions to Closing of the Transaction

The parties to the Merger Agreement intend to consummate the Transaction as promptly as practicable following the Special Meeting of Warrantholders and Special Meeting of Stockholders, provided that:

•	the holders of Company Warrants have approved the Warrant Amendment Proposal;

•	the Company’s stockholders have approved and adopted the Merger Proposal and the Transaction;

•	holders of no more than one share less than 40% of the Public Shares vote against the Merger Proposal and demand redemption of their Public Shares into a pro rata portion of the trust account; and

•

the other conditions specified in the Merger Agreement have been satisfied or waived. Each of the conditions specified in the Merger Agreement are waivable by the parties to the Transaction. For example, Chaparral may waive the condition that there be $250,000,000 available for working capital and general corporate purposes upon closing of the Transaction. Assuming holders of 16,427,303 or less of the Public Shares, or approximately 36.5% of the Public Shares, seek to redeem their shares, the Company expects that it will have the required funds necessary to meet the minimum funds closing condition. In the event the minimum funds closing condition is waived, $250,000,000 may not be available and, in fact, the amount available may be as little as $215,000,000 which, pursuant to the commitment letters for Chaparral’s post-closing credit facility, which is expected to replace its current credit facility (the “Proposed Replacement Credit Facility”), is the absolute minimum amount of funds that must be available from the Company upon closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

For more information, see the description of the Merger Agreement in the section entitled “Proposals to be Considered by Stockholders—The Merger Agreement.” The Merger Agreement is included as Annex I to this proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety.

Board of Directors of the Company Following the Consummation of the Transaction (Page 225)

Following the consummation of the Transaction, the Board of Directors will be comprised of nine individuals. Pursuant to the Merger Agreement, each of the Company and Chaparral have the right to nominate two individuals for appointment to the Board of Directors of the Company following the Transaction. In addition, the remaining five individuals will be nominated upon the mutual consent of Chaparral and the Company and must be independent pursuant to the SEC and stock exchange rules and regulations. See “Management Following the Transaction” for more information.

Amendments to the Bylaws of the Company (Page 108)

In connection with the consummation of the Transaction, the Board of Directors of the Company intends to adopt certain amendments to the Company’s bylaws. In particular, the Board of Directors of the Company intends to adopt the following material changes to the Company’s bylaws:

•	The current bylaws permit between one and nine directors. The Amended and Restated Bylaws will permit between three and thirteen directors.

•

The current bylaws do not address the separation of the Board of Directors into classes. The Amended and Restated Bylaws will provide for three classes of directors as nearly as equal in number as possible, with the term of office of one class expiring each year, subject to the rights of holders of preferred stock to elect directors as a separate class. Under the Amended and Restated Bylaws, at each annual meeting of stockholders the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

•

The current bylaws permit the removal of any director for cause by a majority vote of the Board of Directors. The Amended and Restated Bylaws provides that directors may not be removed by the Board of Directors unless set forth in a resolution adopted by the affirmative vote of not less than 66 2/3% of the number of directors then in office.

•

The current bylaws permit the removal of any director with or without cause by a majority vote of the then outstanding shares of each class of stock voting as a class. The Amended and Restated Bylaws provide that directors may be removed only for cause by a majority vote of the voting power of all outstanding shares of the Company entitled to vote generally at the election of directors, voting together as a single class. The Amended and Restated Bylaws provide that directors elected by any series of preferred stock may be removed with or without cause by the holders of a majority of the outstanding shares of that series.

•

The current bylaws provide that the Company’s bylaws may be amended or repealed, and new bylaws adopted, amended or repealed by the affirmative vote of a majority of a quorum at any regular or special meeting of stockholders. The Amended and Restated Bylaws provide that the Company’s bylaws may be adopted, amended, or repealed by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of all classes of stock that are entitled to vote generally in the election of directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of the special meeting.

•

The current bylaws provide that special meetings of stockholders may be called at anytime by the Board of Directors or chief executive officer, and shall be called by the chief executive officer, president or secretary upon the written request of the holders of at least a majority of all outstanding shares entitled to vote on the action proposed to be taken. The Amended and Restated Bylaws provide that special meetings may be called by the chairman of the Board of Directors or chief executive officer at any time pursuant a resolution approved by the affirmative vote of a majority of the entire Board of Directors.

•

The current bylaws do not include a procedure for which stockholders may bring an action before an annual meeting. The Amended and Restated Bylaws include detailed requirements that must be satisfied for stockholders to bring an action before an annual meeting.

•

The current bylaws provide that the Company shall indemnify any person who was or is made a party to an action, suit or proceeding by reason of the fact that person was a director, officer, employee or agent of the Company. The Amended and Restated Bylaws provide that the Company shall indemnify any person who was or is made a party to an action, suit or proceeding by reason of the fact that person was a present or former director or officer of the Company, and may indemnify every person who was or is made a party to an action, suit or proceeding by reason of the fact that person is or was an employee or agent of the Company.

Registration Rights Agreement (Page 106)

In connection with the Transaction, the sponsor and the stockholders of Chaparral will be entitled to certain registration rights. The stockholders of Chaparral will be entitled to registration rights with respect to the Closing Stock Consideration. The sponsor will retain its registration rights with respect to the founder shares and the shares of Common Stock underlying the Sponsor Warrants. Fischer Investments, L.L.C. will have four demand rights and CHK Holdings, L.L.C, Altoma Energy G.P. and the sponsor will each have two demand rights plus up to two additional demand rights each in the event certain conditions are met. The sponsor and the stockholders of Chaparral have “piggyback” registration rights. See the section entitled “Proposals to be Considered by Stockholders—The Merger Agreement—Overview of the Transaction” for additional information.

Tax Considerations (Page 127)

The Company does not expect the stockholders of the Company to have United States federal income tax consequences resulting from the Transaction, except to the extent holders of Public Shares exercise their redemption rights.

A holder of Public Shares who exercises redemption rights will generally be required to recognize capital gain or loss upon the redemption, if such shares were held as a capital asset on the date of the Transaction. This gain or loss will be measured by the difference between the amount of cash received and the stockholder’s tax basis in the redeemed shares.

All stockholders are urged to consult their own tax advisors to determine their particular tax consequences. The discussion contained in this proxy statement/prospectus is based on the provisions of the Internal Revenue Code of 1986, as amended, applicable current United States Treasury Regulations, judicial authority, and administrative rulings and practice, in each case as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis.

A warrantholder will recognize gain or loss for federal income tax purposes in connection with the Warrant Redemption. Assuming the warrant is held as a capital asset, the warrantholder will recognize capital gain or loss equal to the difference between the warrantholder’s adjusted tax basis and the redemption price of $0.55 per Company Warrant. A holder of Company Warrants who elects to retain the Company Warrants, as amended, will be treated as exchanging his or her “old” warrants for “new” warrants in connection with the Transaction. As such, a holder of Company Warrants should not recognize any gain or loss in connection with the deemed exchange Proposal and such holder’s adjusted tax basis and holding period in the “new” Company Warrants deemed received should be the same as such holder’s adjusted tax basis and holding period in the “old” warrants deemed exchanged in connection with the Warrant Amendment Proposal.

For a description of the material federal income tax consequences of the Transaction, please see the information set forth in “Proposals to be Considered by Stockholders—The Merger Agreement—Material Federal Income Tax Consequences of the Transaction to the Company’s Securityholders.”

Anticipated Accounting Treatment (Page 131)

The Transaction will be accounted for as a reverse recapitalization, whereby Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. After the closing of the Transaction, (i) the stockholders of Chaparral will hold a majority (at least 54.1%) of the issued and outstanding shares of Common Stock and will have voting control of the Company, (ii) the senior management of Chaparral will be the majority of the senior management of the Company and (iii) the ongoing operations of the Company will be the operations of Chaparral.

In accordance with the applicable accounting guidance for a reverse capitalization, Chaparral will be deemed to have issued 52,082,500 (assuming that no holders of Public Shares exercise their redemption rights), 35,655,197 (assuming that holders of 16,427,303 Public Shares exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition) or 34,082,501 (assuming that holders of one share less than 40% of the Public Shares exercise their redemption rights) shares of Common Stock to the holders of Common Stock. Accordingly, although the Company will have legally acquired Chaparral, Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. The Transaction will be accounted for as though Chaparral had issued stock for the net monetary assets of the Company, and no goodwill or other intangible assets will be recorded as a result of the merger of Chaparral and the Company.

Appraisal Rights (Page 78)

No appraisal rights are available under the DGCL to the stockholders of the Company in connection with the consummation of the Transaction.

Redemption Rights (Page 76)

Pursuant to the Company’s amended and restated certificate of incorporation, a holder of Public Shares may, if the stockholder affirmatively votes against the Transaction, demand that the Company redeem such shares for a pro rata portion of the trust account if the Transaction is consummated. Provided that holders of no more than one share less than 40% of the Public Shares exercise their redemption rights (in which case the Company will not be permitted to consummate the Transaction), Public Shares with respect to which redemption has been properly demanded will cease to be outstanding and will represent the right to receive a pro rata portion of the trust account calculated as of two business days prior to the anticipated consummation of the Transaction. As of November 20, 2009, this would amount to approximately $10.03 per share. You will be entitled to receive cash for your Public Shares only if you vote against the Transaction, properly demand redemption and deliver your shares (either physically or electronically) to the Company’s transfer agent prior to the Special Meeting of Stockholders. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares. See the section entitled “Special Meeting of Warrant Holders and Special Meeting of Stockholders—Redemption Rights” for the procedure to be followed if you wish to redeem your Public Shares into cash.

Proxies (Page 72)

Proxies may be solicited by mail, telephone or in person. The Company’s proxy solicitor is Morrow & Co., LLC, which can be reached at 470 West Avenue, Stamford, Connecticut 06902. Its telephone number is (800) 662-5200.

If you grant a proxy, you may still vote your warrants or shares, as the case may be, in person if you revoke your proxy before the Special Meeting of Warrantholders or the Special Meeting of Stockholders. You may also change your vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Warrantholders and Special Meeting of Stockholders—Revoking Your Proxy.”

Reasons for the Approval of the Transaction (Page 91)

In considering the Transaction, the Company’s Board of Directors gave considerable weight to the following favorable factors:

•	Long-lived oil reserves with significant enhanced oil recovery (EOR) opportunities;

•	Experienced management team;

•	Commodity price outlook and oil-weighting;

•	Compelling valuation;

•	Significant value creating opportunity; and

•	Customary and reasonable terms of the Merger Agreement.

The Company’s Board of Directors believes the above-listed factors strongly supported the determination and recommendation to approve the Transaction. The Company’s Board of Directors did, however, consider the following potentially negative factors, among others, including the risk factors set forth elsewhere in this proxy statement/prospectus, in its deliberations concerning the Transaction:

•	The possibility of holders of Public Shares electing to exercise their redemption rights rather than approve the Transaction;

•	Interests of directors and officers in the Transaction may be different than those of holders of Public Shares;

•	Limitations on the indemnification provisions in the Merger Agreement;

•	Significant control being concentrated in Chaparral’s stockholders; and

•	Dilution to Company stockholders following the Transaction.

The Company’s Board of Directors concluded that the Transaction is fair to, and in the best interests of, the Company and its stockholders and that the consideration to be paid in the Transaction is fair to the Company and its stockholders. The Company’s management conducted a due diligence review of Chaparral that included an industry analysis, an evaluation of Chaparral’s existing business, a valuation analysis and financial projections in order to enable the Board of Directors to evaluate Chaparral’s business and financial condition and prospects.

Certain Benefits of the Company’s Directors and Officers and Others in the Transaction (Page 96)

When you consider the recommendation of the Company’s Board of Directors in favor of approval of the Transaction, you should keep in mind that the Company’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

If the Company is unable to complete the Transaction or fails to complete an initial business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009, the Company’s amended and restated certificate of incorporation provides that the Company will automatically be dissolved and liquidated. In such event, the 11,250,000 founder shares held by United Refining, Inc., the Company’s sponsor, that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because the Company’s sponsor is not entitled to receive any of the liquidation proceeds with respect to such shares. The Company’s sponsor agreed that 4,167,500 of the founder shares will be cancelled upon the consummation of the Transaction. The 7,082,500 founder shares it will continue to hold following the Transaction, including those to be held in escrow, had an aggregate market value of $70,329,225 based upon the Public Shares closing price of $9.93 on the NYSE Amex on the record date.

•

The Company’s sponsor purchased an aggregate of 15,600,000 Private Warrants at a purchase price of $1.00 per warrant for an aggregate purchase price of $15,600,000 in a private placement prior to the Company’s IPO. All of the proceeds the Company received from this private placement were deposited into the Company’s trust account. The Private Warrants, like the Public Warrants, are subject to and the holder thereof is being asked to consider and vote upon, the Warrant Amendment Proposal. In addition, certain of the Company’s directors and officers purchased 39,625 Public Warrants in the open market following the IPO. The Company’s sponsor, directors and officers have indicated that they intend to vote the Company Warrants they hold in favor of the Warrant Amendment Proposal. The Private Warrants had an aggregate market value of $8,424,000 based on the Public Warrants closing price of $0.54 on the NYSE Amex on the record date.

•	If the Company liquidates prior to the consummation of a business combination, the 15,600,000 Private Warrants and the 2,500,000 Sponsor Warrants held by the Company’s sponsor will expire worthless.

Such Private Warrants and Sponsor Warrants had an aggregate market value of $9,774,000 based upon the Public Warrants closing price of $0.54 on the NYSE Amex on the record date.

•

It is currently anticipated that John A. Catsimatidis, the Company’s Chairman and Chief Executive Officer, and Myron L. Turfitt, the Company’s President and a director, and Michael Bilirakis, a director, will continue to serve as directors of the Company following the Transaction. In addition, as a condition to the closing of the Transaction, an employment agreement will be offered to Mr. Catsimatidis as Executive Chairman of the Board of Directors of the Company. See the section entitled “Management Following the Transaction—Executive Officer and Director Compensation” for more information on such employment agreement.

•

If the Company liquidates prior to the consummation of a business combination, the Company’s sponsor will be liable to pay debts and obligations to vendors and other entities that are owed money by the Company for services rendered or products sold to the Company, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account, but only if such entities did not execute a valid and binding waiver. Based on the Company’s estimated debts and obligations, it is not currently expected that the Company’s sponsor will have any exposure under this arrangement in the event of a liquidation.

•

If the Company liquidates and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Company’s sponsor has agreed to advance the Company the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In addition to the interests of the Company’s directors and officers in the Transaction, certain individuals and entities promoting the Transaction and/or soliciting proxies on behalf of the Company have interests in the Transaction that are different from, or in addition to, the interests of the Company’s stockholders and warrantholders.

Deutsche Bank Securities and Maxim Group, the co-representatives of the underwriters of the Company’s IPO, are assisting the Company’s directors and officers in connection with these efforts. In connection with the IPO, the underwriters agreed to defer $15,750,000 of aggregate underwriting discounts and commissions until the consummation of the Company’s initial business combination. On October 9, 2009, the underwriters agreed to reduce their deferred underwriting fees and commissions to an aggregate of $8,000,000 to provide the Company with additional capital upon consummation of the Transaction. The Company will not guarantee payment to the underwriters of additional fees in connection with their efforts with respect to the IPO.

In addition, the Company has engaged Deutsche Bank Securities and Maxim Group, and Chaparral has engaged Morgan Stanley, for various capital market advisory services, such as identifying potential investors, assisting management in preparing presentations to potential investors and general advice on strategy and tactics in respect of consummation of the Transaction. In connection with these arrangements, the Company’s capital market advisors will not be guaranteed an additional fee for these services. Chaparral will pay Morgan Stanley a fee of $4,000,000 for its advisory services, as well as a finder’s fee of $3,000,000 for introducing Chaparral to the Company, but only if the Transaction is consummated. Maxim Group, Deutsche Bank Securities and Morgan Stanley are also able to participate in an aggregate $5,000,000 incentive bonus pool that the Company and Chaparral plan to make available to Maxim Group, Deutsche Bank and Morgan Stanley only upon a successful closing of the Transaction. This bonus pool may be allocated among the various advisors by a special committee of the Company’s Board of Directors, comprised of Mark A. Fischer and John A. Catsimatidis, in its sole discretion based on the Company’s assessment of the value added by each of these advisors.

An additional bonus pool of up to $3,000,000 will also be available to capital market advisors other than Maxim Group, Deutsche Bank and Morgan Stanley upon a successful closing of the Transaction. If the

Transaction closes, then Capital One will be paid $750,000, Scotia Bank will be paid $350,000 and Comerica Securities will be paid $300,000. The balance of this additional bonus pool may be allocated among these same advisors by a special committee of the Company’s Board of Directors, comprised of Mark A. Fischer and John A. Catsimatidis, in its sole discretion based upon the Company’s assessment of the value added by each of these advisors.

Actions That May Be Taken to Secure Approval of the Company’s Warrantholders and Stockholders (Page 79)

At any time prior to the Special Meeting of Warrantholders or Special Meeting of Stockholders, as the case may be, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, and only so long as $250,000,000 is available to meet the minimum funds closing condition the Company, the Company’s sponsor, directors and officers, Chaparral, Chaparral’s directors and officers and/or their respective affiliates may negotiate arrangements to purchase Public Warrants or Public Shares in private transactions from institutional and other sophisticated investors, or execute agreements to purchase such shares from them in the future, or they or the Company may enter into transactions with such persons and others to provide them incentives for acquiring Public Warrants or Public Shares and voting such Public Warrants or Public Shares, as the case may be, in favor of the Warrant Amendment Proposal or the Merger Proposal, respectively. For example, persons entering into such transactions may receive a higher per share price or additional securities from the sponsor for their agreement to vote in favor of the Merger Proposal or the Warrant Amendment Proposal, as the case may be. Such arrangements may not be fair to, or in the best interest of, those warrantholders or stockholders, as the case may be, not receiving any such additional consideration.

Investors sought for such transactions may be selected on factors such as (i) the size of their current holdings, if any, (ii) their interest in remaining a long-term investor in the Company following consummation of the Transaction, and (iii) such other criteria as the Company (or any other potential purchaser set forth above) deems relevant. Definitive arrangements have not yet been entered into for any such transaction but might include:

•

Agreements with certain holders of Public Shares or Public Warrants pursuant to which the Company (or such other party set forth above) would agree to purchase Public Shares or Public Warrants from such holders immediately after the closing of the Transaction for the price and fees specified in the agreements;

•

Agreements with third parties pursuant to which the third parties would purchase Public Shares or Public Warrants at any time following the filing of this proxy statement/prospectus through the closing of the vote on the Merger Proposal or Warrant Amendment Proposal at the Special Meetings. Such arrangements would also provide for the Company (or such other party set forth above), immediately after the closing of the Transaction, to purchase from third parties all of the Company securities owned by them for the price and fees specified in the agreements; or

•

Agreements pursuant to which the Company’s sponsor may transfer all or a portion of the founders’ shares for nominal consideration to such parties following consummation of the Transaction in consideration for their vote in favor of the Transaction.

Funds released from the trust account upon consummation of the Transaction may be used to purchase the Public Warrants and Public Shares. There is no maximum as to the amount of consideration that may be paid per share or in the aggregate and stockholders entering into such agreements may receive a per share price that is higher than the redemption price or additional securities from the sponsor for their agreement to vote in favor of the Merger Proposal or the Warrant Amendment Proposal as the case may be. There is no ceiling on the amount that may be taken from the trust account for such purpose, other than to the extent such amounts reduce the amount in the trust account below that which is required as a condition to the closing of the Transaction.

In addition, the Company’s advisors may seek investors that have expressed an interest in the Company’s long-term objectives and are interested in purchasing securities of the Company from investors seeking to exit their investment in the Company. Such third parties may engage in open market or privately negotiated transactions in the Company’s Public Shares and/or Public Warrants to support the Merger Proposal and the Warrant Amendment Proposal.

The purpose of such purchases and other transactions would be to increase the likelihood that holders of Company Warrants approve the Warrant Amendment Proposal and that the holders of a majority of the Public Shares entitled to vote on the Merger Proposal vote in its favor and that holders of fewer than 16,427,303 of the Public Shares vote against the Merger Proposal and demand redemption of their Public Shares for a pro rata portion of the trust account to ensure the Transaction is approved and the minimum funds closing condition is met where it appears that such requirements would otherwise not be met. Management believes these arrangements are in the best interest of all Company stockholders because it believes the Transaction itself is in the best interest of the stockholders, especially when compared to a complete liquidation of the Company. Any stockholder who believes the Transaction, or any arrangements entered into in connection therewith, is not in the best interest of the Company can vote against the Transaction and elect redemption of its Public Shares for its pro rata portion of the trust account. Such arrangements may not be fair to and in the best interest of those securityholders not receiving such consideration.

As a result of the purchases that may be effected through such arrangements, it is likely the number of shares of Common Stock in the Company’s public float following the Transaction will be significantly reduced and the number of beneficial holders of the Company’s securities also will be reduced. Among other potential effects, this reduction in beneficial holders may make it difficult to list or maintain the listing and trading of the Company’s securities on a national securities exchange. In the event any purchases or arrangements for the purchase of Company securities are made by the Company, Chaparral or affiliates of either of them, the Company will file a Current Report on Form 8-K within four business days of such purchases or arrangements, regardless if such purchases were made prior to or after the Special Meeting of Stockholders. Any such report will include a description of purchases made by any of the aforementioned persons. If the Company’s directors or officers make purchases pursuant to such arrangements, they will be required to report these purchases on beneficial ownership reports filed within two business days with the SEC. All such purchases will be made in compliance with all applicable federal securities laws.

If the Company’s directors and officers or its sponsor, purchased such shares, those shares would still be considered to be outstanding and could be voted in favor of such proposals, reducing the number of Public Shares required to be voted in favor of such proposals by a number of shares equal to those purchased.

All Company securities purchased pursuant to such arrangements would be voted by their current beneficial holder in favor of each proposal presented at the Special Meetings. If, for some reason, the Transaction is not closed despite such purchases, the purchasers (and sellers whose sale of shares was contingent upon the closing of the Transaction) would be entitled to participate in liquidation distributions from the Company’s trust account with respect to the Public Shares owned. Purchases pursuant to such arrangements ultimately paid for with funds in the Company’s trust account would diminish the funds available after the Transaction for working capital and general corporate purposes. Nevertheless, in all events there will be sufficient funds available to the Company from the trust account to pay the holders of all Public Shares that are properly redeemed. As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with respect to any of the Company’s securities.

While the Company’s IPO prospectus did disclose that its then current directors and officers were free to purchase Common Stock in the aftermarket, it did not expressly describe the possibility that the Company itself could make any such purchases of its securities.

It is possible the Special Meeting of Stockholders could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the Special Meeting of Stockholders, it appears the requisite vote will not be obtained, the minimum funds closing condition won’t be met or the limitation on redemption will be exceeded. Further, under Delaware law and the Company’s bylaws, the Board of Directors may postpone the Special Meeting of Stockholders at any time prior to it being called to order in order to provide time to seek out and negotiate such transactions.

Rescission Rights (Page 81)

If the Transaction is consummated, each holder of Public Shares at the time of the Transaction who purchased his or her Public Shares in the IPO and still held such shares upon learning the Company’s IPO prospectus did not disclose that funds in the trust account might be used to purchase Public Shares from holders thereof who have indicated their intention to vote against the Transaction and redeem their shares for cash or that the Company may seek to amend the terms of the Warrant Agreement may have securities law claims against the Company for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in the Company’s IPO, less any amount received from the sale or fair market value of the warrants purchased as part of the units, plus interest from the date of the Company’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on redemption or liquidation). See “Proposals to be Considered by Stockholders—The Merger Proposal—Rescission Rights” for additional information about rescission rights.

Opinion of New Century Capital Partners, Inc. (Page 117)

Pursuant to an engagement letter dated September 10, 2009, the Company engaged New Century Capital Partners, Inc. (“New Century Capital Partners”) as an independent financial advisor to provide to the Company’s Board of Directors an opinion as to (i) the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be paid by the Company in the Transaction and (ii) whether Chaparral has a fair market value of at least 80% of the net assets held in the Company’s trust account (exclusive of the underwriters deferred underwriting compensation) at the time of such business combination. The Company’s Board of Directors decided to retain New Century Capital Partners because it is an investment banking firm that regularly evaluates businesses and their securities in connection with acquisitions, corporate restructurings, private placements and for other purposes. The Company has not obtained nor will obtain an additional updated fairness opinion prior to completion of the Transaction to reflect the current or any future revised terms of the Transaction.

On October 5, 2009, New Century Capital Partners made an oral presentation to the Company’s Board of Directors (which was subsequently confirmed in writing on October 5, 2009). New Century Capital Partners’ opinion, which was rendered to the Board of Directors, stated that, as of October 5, 2009, and based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, (i) the consideration to be paid by the Company pursuant to the Agreement and Plan of Reorganization, dated as of October 9, 2009 (but not including Amendment No. 1 to such Agreement and Plan of Reorganization) by and among the Company, Merger Sub and Chaparral, referred to herein as the Original Purchase Agreement, was fair, from a financial point of view to the stockholders of the Company, and (ii) the fair market value of Chaparral was at least equal to 80% of the net assets held in the Company’s trust account (exclusive of the underwriters deferred underwriting compensation).

The amount of consideration to be paid for Chaparral was determined pursuant to negotiations between the Company and Chaparral and not pursuant to recommendations of New Century Capital Partners. The New Century Capital Partners opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Transaction (including, without limitation, with respect to the exercise of rights to redeem the Common Stock for cash). Further, the New Century Capital Partners opinion does not in any manner address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business transaction or strategy (including liquidation of the Company after not completing a business combination transaction within the allotted time). The decision as to whether to approve the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the New Century Capital Partners opinion is based. In addition, the Company has agreed to indemnify New Century Capital Partners and certain related parties against any losses, claims or expenses incurred in connection with any action to which New Century Capital Partners is made a party as a result of any advice or services rendered pursuant to the fairness opinion, unless such liabilities or expenses are determined by a final judgment of a court of competent jurisdiction to have resulted from New Century’s gross negligence or willful misconduct in connection with any of the services contemplated by the fairness opinion. The full text of the New Century Capital Partners written opinion is attached hereto as Annex V. You are encouraged to read the New Century Capital Partners opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by New Century Capital Partners in rendering its opinion. The summary of the New Century Capital Partners opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Regulatory Matters (Page 131)

The Transaction is not subject to any additional federal or state regulatory requirements or approvals, except for addressing any comments raised by the SEC with respect to this proxy statement/prospectus, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to herein as the HSR Act, which the Company and Chaparral have obtained, and filings with the State of Delaware necessary to effectuate the Charter Amendment Proposals and the Merger.

THE CHARTER AMENDMENT PROPOSALS (Page 143)

Stockholders are being asked to consider and vote upon the following separate proposals to amend the Company’s amended and restated certificate of incorporation following the consummation of the Transaction: (i) to change the Company’s name from “United Refining Energy Corp.” to “Chaparral Energy, Inc.”; (ii) to increase the Company’s authorized capital stock from 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 350,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; (iii) to make the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension), perpetual; (iv) to remove the provisions related to the Company’s status as a blank check company; (v) to divide the Company’s Board of Directors into three classes, with the members in each class elected for a three-year term, and to fix the number of directors at between three and thirteen directors; (vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason; (vii) to prohibit securityholders’ action by written consent; (viii) to amend the provision that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of DGCL to provide that the Company shall indemnify present and former officers and directors to the fullest extent permitted by Section 145 of the DGCL; and (ix) to remove the election not to be governed by Section 203 of the DGCL. See “Proposals to be Considered by Stockholders—The Charter Amendment Proposals” for additional information about the Charter Amendment Proposals.

The second amended and restated certificate of incorporation of the Company is attached as Annex II to this proxy statement/prospectus. You are encouraged to read the Company’s second amended and restated certificate of incorporation in its entirety. If the Merger Proposal is not approved at the Special Meeting of Stockholders, the Charter Amendment Proposals will not be presented at the Special Meeting of Stockholders for a vote. Moreover, the consummation of the Transaction is conditioned upon the approval of the Charter Amendment Proposals.

THE INCENTIVE PLAN PROPOSAL (Page 145)

The Company’s Board of Directors has approved, and is seeking stockholder approval of, the adoption of the Incentive Plan pursuant to which 8,900,000 shares of Common Stock will be reserved for issuance to directors, executive officers, employees and consultants in accordance with the Incentive Plan’s terms. The purpose of the Incentive Plan is to aid the Company in recruiting and retaining employees, officers, directors and consultants capable of assuring the future success of the Company.

The Incentive Plan is attached as Annex IV to this proxy statement/prospectus. You are encouraged to read the Incentive Plan in its entirety. If the Merger Proposal is not approved at the Special Meeting of Stockholders, the Incentive Plan Proposal will not be presented at the Special Meeting of Stockholders for a vote.

THE SPECIAL MEETING OF WARRANTHOLDERS AND

THE SPECIAL MEETING OF STOCKHOLDERS

Vote of the Sponsor and Management (Page 79)

As of the record date for the Special Meeting of Warrantholders, the Company’s sponsor owns the 15,600,000 Private Warrants. In addition, certain of the Company’s directors and officers purchased 39,625 Public Warrants in the open market following the IPO, which, together with the Private Warrants, means the Company’s sponsor, directors and officers own an aggregate of approximately 25.8% of the outstanding Company Warrants. The sponsor, directors and officers of the Company have indicated that they intend to vote in favor of the Warrant Amendment Proposal.

As of the record date for the Special Meeting of Stockholders, the Company’s sponsor beneficially owned and was entitled to vote an aggregate of 11,250,000 founder shares. In addition, certain of our officers and directors purchased an aggregate of 2,500 shares of Common Stock in the open market following the IPO, which, together with the founder shares means the Company’s sponsor, directors and officers own an aggregate of approximately 20% of the outstanding shares of Common Stock. In connection with the IPO, the Company and the representatives of the underwriters of the IPO entered into an agreement with the Company’s sponsor pursuant to which the sponsor agreed to vote the founder shares on the Merger Proposal in accordance with the majority of the votes cast by the holders of Public Shares. In addition, in connection with the IPO, the sponsor and our directors and officers agreed to vote any shares of Common Stock purchased subsequent to the IPO in favor of the Merger Proposal. The sponsor, directors and officers of the Company have indicated that they intend to vote in favor of all other proposals presented at the Special Meeting of Stockholders.

Date, Time and Place of Special Meeting of Warrantholders and the Special Meeting of Stockholders (Page 69)

The Special Meeting of Warrantholders and the Special Meeting of Stockholders will be held at 10:00 a.m. and 10:30 a.m., respectively, Eastern time, on December 10, 2009, at the offices of Ellenoff Grossman & Schole LLP, the Company’s counsel, at 150 East 42nd Street, 11th floor, New York, New York 10017, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Record Date; Who is Entitled to Vote (Page 70)

You will be entitled to vote or direct votes to be cast at the Special Meeting of Warrantholders and the Special Meeting of Stockholders if you owned Company Warrants or shares of Common Stock, respectively, at the close of business on November 20, 2009, which is the record date for the Special Meeting of Warrantholders and the Special Meeting of Stockholders. You are entitled to one vote for each Company Warrant and one vote for each share of Common Stock you owned at the close of business on the record date. If your warrants or shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the warrants or shares you beneficially own are properly counted. On the record date, there were 60,600,000 Company Warrants outstanding, of which 45,000,000 are Public Warrants and 15,600,000 are Private Warrants, and there were 56,250,000 shares of Common Stock issued and outstanding, of which 45,000,000 are Public Shares and 11,250,000 are founder shares.

Quorum and Required Vote for Warrantholder Proposal (Page 71)

A quorum of warrantholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Warrantholders if a majority of the outstanding Company Warrants is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Warrant Amendment Proposal will require the affirmative vote of the holders of a majority of the Company Warrants outstanding as of the record date.

Abstentions are considered present for the purpose of establishing a quorum but will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. Broker non-votes, while considered present for the purpose of establishing a quorum, will have the same affect as a vote “AGAINST” the Warrant Amendment Proposal.

Quorum and Vote for Stockholder Proposals (Page 71)

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Stockholders if a majority of the Common Stock issued and outstanding as of the record date and entitled to vote at the Special Meeting of Stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purpose of establishing a quorum.

The approval of the Merger Proposal requires the affirmative vote of the majority of the shares of Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders and a majority of the Public Shares voted at the Special Meeting of Stockholders. If holders of more than one share less than 40% of the Public Shares vote against the Transaction and demand that their Public Shares be redeemed for a pro rata portion of the trust account, the Company will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Transaction. Please note you cannot seek redemption of your Public Shares unless you vote against the Merger Proposal and affirmatively elect to have your Public Shares redeemed.

The approval of each of the Charter Amendment Proposals requires the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the record date.

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders.

Abstentions will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Abstentions will have no effect on the Merger Proposal or the Incentive Plan Proposal. Broker non-votes will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on the Merger Proposal or the Incentive Plan Proposal.

Recommendation to Warrantholders (Page 70)

After careful consideration of the Warrant Amendment Proposal, the Company’s Board of Directors has determined unanimously that the Warrant Amendment Proposal is fair to, and in the best interests of, the Company and its warrantholders and unanimously recommends that the warrantholders vote or instruct their vote to be cast “FOR” the Warrant Amendment Proposal.

Recommendation to Stockholders (Page 70)

After careful consideration of the terms and conditions of the Merger Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal, the Company’s Board of Directors has determined unanimously that each of them is fair to, and in the best interests of, the Company and its stockholders and unanimously recommends that the stockholders vote or instruct their vote to be cast “FOR” each of the proposals.

RISK FACTORS (Page 45)

In evaluating the proposals described herein, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include the following:

•	The Company may be unable to consummate a business combination within the required time frame, in which case it will be forced to liquidate and its warrants will expire worthless.

•

If the Company is forced to liquidate before the completion of a business combination and distribute the trust account, the holders of Public Shares may receive significantly less than $9.97 per share.

•

The Company’s independent directors may decide not to enforce the indemnification obligations of the Company’s sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the holders of Public Shares upon liquidation.

•

The holders of Public Shares who wish to have their shares redeemed into a pro rata portion of the funds held in the Company’s trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising redemption rights.

•

In certain circumstances, the Company’s Board of Directors may be viewed as having breached its fiduciary duties to the Company’s creditors, thereby exposing itself and the Company’s stockholders to claims of punitive damages.

•

The Company’s directors and executive officers have potential conflicts of interest in recommending that securityholders vote in favor of the adopting of the Merger Agreement and approval of the Transaction.

•	The NYSE Amex may delist the Company’s securities, which could limit investors’ ability to effect transactions in the Company’s securities and subject the Company to additional trading restrictions.

•

Although the Company intends to file an application to list its Common Stock and Public Warrants on the NYSE following the consummation of the Transaction, there can by no assurance that its securities will be so listed or, if listed, that the Company will be able to comply with the continued listing standards of the NYSE.

•

Although the Company is required to use its best efforts to have an effective registration statement covering the issuance of the shares of common stock underlying the Public Warrants at the time that the Public Warrant holders exercise their warrants, the Company cannot guarantee that a registration statement will be effective, in which case the Public Warrant holders may not be able to exercise the Public Warrants and therefore the Public Warrants could expire worthless.

•

If the stockholders of Chaparral and the Company’s sponsor exercise their registration rights, it may have an adverse effect on the market price of the Common Stock and the existence of the registration rights may make it more difficult to effect future financings.

•	The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

•	The holders of Public Shares at the time of the Transaction who purchased their units in the IPO may have rescission rights or a claim for damages.

•

Payment of consideration to certain stockholders to influence the vote in favor of the Merger Proposal or Warrant Amendment Proposal may not be fair to or in the best interest of all of the Company’s securityholders, including those who will not be offered or receive any such consideration.

•	Completion of the Transaction is subject to a number of conditions.

•

Until such time as the Company completes an underwritten public offering following consummation of the Transaction, the failure of Fischer Investments, L.L.C. and Altoma Partners GP to directly or indirectly beneficially own at least 35% of the Common Stock following the Transaction could result in a change of control under the Chaparral 8½% senior notes due 2015. The closing of the Transaction will not result in a change of control. However, following the closing of the Transaction, the ownership of these principal stockholders may be sufficiently close to the 35% requirement as to impair the Company’s ability to issue equity in the future, or at least until the Company completes an underwritten public offering.

•	Uncertainties in management’s assessment of Chaparral could cause the Company not to realize the benefits anticipated to result from the Transaction.

•

The shares to be issued pursuant to the Transaction will reduce the equity interest of the Company’s stockholders and will reduce the influence that the Company’s current stockholders have on the management of the Company.

•	Concentration of ownership after the Transaction may have the effect of delaying or preventing a change in control.

•	Future sales of the Company’s shares may cause the market price of its securities to drop significantly, even if its business is doing well.

•

The Company’s working capital will be reduced to the extent warrantholders elect the Warrant Redemption and holders of Public Shares exercise their redemption rights in connection with the Transaction, which may adversely affect the Company’s business and future operations.

•

If the Transaction is completed and a large portion of the funds in the trust account are used for the purchase, directly or indirectly, of Public Shares, such funds will not be available to the Company for working capital and general corporate purposes.

•

The exercise of the Company’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of the Company’s stockholders.

•	The Company’s ability to request indemnification from the stockholders of Chaparral for damages arising out of the Transaction is limited to the Chaparral Indemnification Stock.

•	If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of the Company’s securities following the Transaction may decline.

•

The financial statements included in this proxy statement/prospectus do not take into account the consequences to the Company of a failure to complete a business combination by December 11, 2009 (or June 11, 2010).

•

The opinion obtained by the Company from its financial advisor will not reflect changes in circumstances prior to the Transaction and will not be updated to reflect the current terms of the Transaction.

•

Oil and natural gas prices are volatile. A decline in oil and nature gas prices could adversely affect Chaparral’s financial condition, financial results, cash flows, access to capital and ability to grow.

•

Price declines at the end of 2008 and early 2009 resulted in write downs of the carrying values of Chaparral’s properties and further price declines could result in additional write downs in the future which could negatively impact Chaparral’s results of operations.

•	The actual quantities and present value of Chaparral’s proved reserves may be lower than Chaparral has estimated.

•	A significant portion of total proved reserves as of June 30, 2009 are undeveloped, and those reserves may not ultimately be developed.

•	Some of Chaparral’s reserves are subject to EOR methods and the failure of these methods may have a material adverse affect on Chaparral’s financial conditions, results of operations and reserves.

•	Competition in the oil and natural gas industry is intense and many of Chaparral’s competitors have greater financial and other resources than Chaparral does.

•	Significant capital expenditures are required to replace Chaparral’s reserves.

•	If Chaparral is not able to replace reserves, it may not be able to sustain production.

•	Development and exploration drilling may not result in commercially productive reserves.

•	Chaparral is subject to complex laws and regulations, including environmental and safety regulations, which can adversely affect the cost, manner and feasibility of doing business.

•

Properties that Chaparral acquires may not produce as projected and Chaparral may be unable to accurately predict reserve potential, identify liabilities associated with the properties or obtain projection from sellers against such liabilities.

•	Chaparral may have difficulty managing any future growth and the related demands on its resources.

•	Chaparral cannot control the activities on properties it does not operate and Chaparral is unable to ensure the proper operation and profitability of these non-operated properties.

•

If the third parties Chaparral relies on for gathering and distributing its oil and natural gas are unable to meet its needs for such services and facilities, Chaparral’s future exploration and production activities could be adversely affected.

•	The loss of Chaparral’s Chief Executive Officer or other key personnel could adversely affect its business.

•	Oil and natural gas drilling and production operations can be hazardous and may expose Chaparral to environmental and other liabilities.

•	Costs of environmental liabilities could exceed Chaparral’s estimates and adversely affect its operating results.

•

If Chaparral is not able to generate sufficient cash to service all of its long-term indebtedness and is unable to reduce expenditures sufficiently, restructure, refinance or take other actions to satisfy its obligations under Chaparral’s Existing Credit Facility, Chaparral’s operations and business would be adversely affected.

•

Upon a change in control, Chaparral may not have the ability to raise funds necessary to finance the change of control offer required by the indentures governing its senior notes, which would violate the terms of these arrangements.

•	Chaparral’s level of indebtedness may adversely affect its operations and limit its growth.

•

Chaparral’s Proposed Replacement Credit Facility will have, and senior note indentures currently have, substantial restrictions and financial covenants which could prevent Chaparral from obtaining additional credit.

•	Chaparral may not have sufficient funds to repay bank borrowings if required as a result of a borrowing base redetermination.

•	Chaparral’s use of derivative instruments could result in financial losses or reduce its income.

•	Chaparral’s working capital could be adversely affected if Chaparral enters into derivative instruments that require cash collateral.

•	Chaparral is subject to financing and interest rate exposure risk.

•	The concentration of accounts for Chaparral’s oil and natural gas sales, joint interest billings or hedging with third parties could expose Chaparral to credit risk.

•	Possible regulation related to global warming and climate change could have an adverse effect on Chaparral’s operations and demand for oil and gas.

•

Potential legislative and regulatory actions could increase Chaparral’s costs, reduce its revenue and cash flow from oil and nature gas sales, reduce its liquidity or otherwise alter the way it conducts its business.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The Company is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transaction.

The following selected historical financial information of the Company as of August 31, 2008 and 2009, for the years ended August 31, 2009 and 2008, and for the period from June 25, 2007 (inception) through August 31, 2009 are derived from the Company’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The following selected historical financial information of the Company as of August 31, 2007 and from June 25, 2007 (inception) through August 31, 2007 are derived from the Company’s audited financial statements, which are not included elsewhere in this proxy statement/prospectus.

The following information is only a summary and should be read in conjunction with the audited financial statements of the Company for the years ended August 31, 2008 and 2009 and for the period from June 25, 2007 (inception) to August 31, 2009 and the notes thereto and “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

	For the Period from Inception (June 25, 2007) to August 31, 2007	Year Ended August 31, 2008	Year ended August 31, 2009	For the Period from Inception (June 25, 2007) to August 31, 2009

Statement of Operations Data:
Interest Income	$—	$8,164,755	$2,672,173	$10,836,928
Compensation expense to sponsor	—	3,980,000	—	3,980,000
Formation and operating costs	2,065	804,861	1,834,028	2,640,954
Net income (loss)	(2,065)	877,894	553,184	1,429,013
Accretion of trust account relating to common stock subject to possible redemption	—	1,943,157	221,268	2,164,425
Net (loss) income attributable to common stockholders	$(2,065)	$(1,065,263)	$331,916	$(735,412)

Earnings per share data:
Weighted average number of shares outstanding, basic and diluted	12,937,500	30,356,558	38,250,001
Net (loss) income per share, basic and diluted	$—	$(0.04)	$0.01
Number of shares outstanding subject to possible redemption, basic and diluted	—	17,999,999	17,999,999
Net income per share subject to possible redemption, basic and diluted	$—	$0.11	$0.01

Statement of Cash Flows Data:
Net cash used in operating activities	$(2,065)	$(3,612,349)	$(3,159,118)	$(6,773,532)
Cash contributed to trust account	—	(456,852,004)	(2,672,173)	(459,524,177)
Net proceeds from public offering allocable to stockholders’ equity	—	237,698,082	—	237,698,082
Portion on net proceeds from public offering allocable to common stock subject to possible redemption	—	179,459,990	—	179,459,990
Proceeds from issuance of insider warrants	—	15,600,000	—	15,600,000
Net proceeds of units through public offering deferred as underwriters’ fees	—	15,750,000	—	15,750,000

	As of August 31,
	2007	2008	2009

Selected Balance Sheet Data:
Cash and cash equivalents	$22,702	$68,659	$209,541
Cash and cash equivalents held in trust account including accrued interest	—	453,014,755	452,386,928
Total assets	282,673	453,420,902	454,120,428
Common stock subject to possible redemption	—	181,403,148	181,624,416
Total stockholders’ equity	22,935	256,235,754	256,567,670

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CHAPARRAL

Chaparral is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transaction.

The following selected historical consolidated financial information of Chaparral as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009 are derived from Chaparral’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. The following selected historical consolidated financial information of Chaparral as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 are derived from Chaparral’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The following selected historical consolidated financial information of Chaparral as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 are derived from Chaparral’s audited financial statements, which are not included elsewhere in this proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

	Year Ended December 31,					Nine Months Ended September 30,
(dollars in thousands, except share and per share amounts)	2004	2005	2006	2007	2008	2008	2009
						(unaudited)
Operating results data:
Revenues
Oil and gas sales	$113,546	$201,410	$249,180	$365,958	$501,761	$427,365	$200,684
Gain (loss) from oil and gas hedging activities	(21,350)	(68,324)	(4,166)	(28,140)	(76,417)	(91,670)	22,834

Total revenues	92,196	133,086	245,014	337,818	425,344	335,695	223,518

Costs and expenses
Lease operating	26,928	42,147	71,663	104,469	120,547	86,202	72,945
Production taxes	8,272	14,626	18,710	26,216	33,815	28,338	14,168
Depreciation, depletion and amortization	17,533	31,423	52,299	85,431	100,672	73,774	80,100
Loss on impairment of oil & gas properties	—	—	—	—	281,393	—	240,790
Loss on impairment of ethanol plant	—	—	—	—	2,900	2,900	—
Litigation settlement	—	—	—	—	—	—	2,928
General and administrative	5,985	9,808	14,659	21,838	22,372	18,960	18,128

Total costs and expenses	58,718	98,004	157,331	237,954	561,699	210,174	429,059

Operating income (loss)	33,478	35,082	87,683	99,864	(136,355)	125,521	(205,541)

Non-operating income (expense)
Interest expense	(6,162)	(15,588)	(45,246)	(87,656)	(86,038)	(64,282)	(67,655)
Non-hedge derivative gains (losses)	—	—	(4,677)	(23,781)	126,941	10,005	12,308
Termination fee	—	—	—	—	3,500	—	—
Merger costs	—	—	—	—	(1,400)	—	—
Other income	279	665	792	2,276	1,845	1,668	14,184

Net non-operating income (expense)	(5,883)	(14,923)	(49,131)	(109,161)	44,848	(52,609)	(41,163)

Income (loss) from continuing operations before income taxes and minority interest	27,595	20,159	38,552	(9,297)	(91,507)	72,912	(246,704)
Income tax expense (benefit)	9,880	7,309	14,817	(3,386)	(35,301)	28,334	(94,189)
Minority interest	—	—	(71)	—	—	—	—

Income (loss) from continuing operations	17,715	12,850	23,806	(5,911)	(56,206)	44,578	(152,515)
Income from discontinued operations, net of income taxes	—	—	—	1,118	1,456	907	5,581

Net income (loss)	$17,715	$12,850	$23,806	$(4,793)	$(54,750)	$45,485	$(146,934)

Income (loss) per share from continuing operations (basic and diluted)	$22.86	$16.58	$29.74	$(6.74)	$(64.09)	$50.83	$(173.90)
Income per share from discontinued operations	—	—	—	1.27	1.66	1.03	6.36

Net income (loss) per share (basic and diluted)	$22.86	$16.58	$29.74	$(5.47)	$(62.43)	$51.86	$(167.54)

Weighted average number of shares used in calculation of basic and diluted earnings per share	775,000	775,000	800,500	877,000	877,000	877,000	877,000

Cash flow data:
Net cash provided by operating activities	$46,870	$55,744	$89,154	$113,443	$146,914	$146,093	$91,445
Net cash provided by (used in) investing activities	(92,141)	(325,068)	(703,804)	(239,442)	(263,988)	(246,664)	37,268
Net cash provided by (used in) financing activities	54,061	257,080	621,855	128,883	157,499	96,424	(95,583)

	As of December 31,					As of September 30, 2009
(dollars in thousands, except per share amounts)	2004	2005	2006	2007	2008
						(unaudited)
Financial position data:
Cash and cash equivalents	$13,842	$1,598	$8,803	$11,687	$52,112	$85,242
Total assets	308,827	647,379	1,331,435	1,530,898	1,712,836	1,348,265
Total debt	176,622	446,544	976,272	1,114,237	1,271,589	1,178,427
Retained earnings (accumulated deficit)	48,692	58,126	80,883	76,090	21,340	(125,594)
Accumulated other comprehensive income (loss), net of income taxes	(12,107)	(47,967)	(3,946)	(73,839)	82,133	34,006
Total equity	36,586	10,167	177,864	103,178	204,400	9,339
Cash dividends per common share	—	$4.40	$1.35	—	—	—

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data gives pro forma effect to the following, which are referred to collectively as the “Pro Forma Transactions”:

•	the Transaction;

•	the application of a portion of the funds released from the trust account to pay down amounts that would have otherwise been outstanding under Chaparral’s Existing Credit Facility; and

•	the closing of Chaparral’s Proposed Replacement Credit Facility.

The Company’s fiscal year end is August 31. However, its year end will be changed to December 31 following the Transaction. Therefore, the unaudited pro forma condensed combined financial statements have been presented based on a December 31 year end.

The unaudited pro forma condensed combined statement of operations data presented below is based on the assumption that the Pro Forma Transactions occurred as of January 1, 2008 and reflect only adjustments directly related to the Pro Forma Transactions and that will have a continuing effect on operations. The unaudited pro forma condensed combined balance sheet data is prepared as if the Pro Forma Transactions occurred on September 30, 2009. The pro forma adjustments are based on available information and assumptions that each company’s management believes are reasonable. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined for the period presented or the future results that the combined company will experience after the Transaction. The selected unaudited pro forma condensed combined financial data:

•

has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” and the related notes beginning on page 133 of this proxy statement/prospectus; and

•

should be read in conjunction with the historical consolidated financial statements of the Company and the accompanying notes beginning on page F-3 of this proxy statement/prospectus and the historical consolidated financial statements of Chaparral and the accompanying notes beginning on page F-19 of this proxy statement/prospectus.

The Transaction will be accounted for as a reverse recapitalization, whereby Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. After the closing of the Transaction, (i) the stockholders of Chaparral will hold a majority (at least 54.1%) of the issued and outstanding shares of Common Stock and will have voting control of the Company, (ii) the senior management of Chaparral will be the majority of the senior management of the Company and (iii) the ongoing operations of the Company will be the operations of Chaparral.

In accordance with the applicable accounting guidance for a reverse capitalization, Chaparral will be deemed to have issued 52,082,500 (assuming that no holders of Public Shares exercise their redemption rights), 35,655,197 (assuming that holders of 16,427,303 Public Shares exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition) or 34,082,501 (assuming that holders of one share less than 40% of the Public Shares exercise their redemption rights) shares of Common Stock to the holders of Common Stock. Accordingly, although the Company will have legally acquired Chaparral, Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. The

Transaction will be accounted for as though Chaparral had issued stock for the net monetary assets of the Company, and no goodwill or other intangible assets will be recorded as a result of the Transaction.

	As of September 30, 2009
Pro forma balance sheet data (dollars in thousands)	Assuming no redemptions(1)	Assuming minimum funds remaining(2)	Assuming maximum redemptions(3)
	(unaudited)
Cash and cash equivalents	$86,407	$86,407	$86,407
Total assets	1,362,896	1,362,896	1,362,896
Total liabilities	947,338	1,106,104	1,121,878
Total stockholders’ equity	415,558	256,792	241,018

(1)	Assumes that none of the holders of Public Shares elect to redeem their Public Shares.
(2)	Assumes that 16,427,303 Public Shares, which is the estimated maximum amount that could be redeemed without requiring a waiver of the minimum funds closing condition, are redeemed at a price of $10.03 per share calculated as follows:

Net proceeds received from IPO	$448,700,000
Add: Cumulative interest income	10,836,928
Less: Maximum allowable formation and operating costs	(3,700,000)
Income taxes paid	(4,118,597)
Franchise taxes paid	(274,353)

Total funds attributable to common stockholders	$451,443,978
Public shares outstanding	45,000,000

Estimated redemption value per share	$10.03

The Company has recorded prepaid income taxes of $417,301 and a deferred tax asset of $914,335 on its balance sheet for fiscal year 2009. The Company has filed a request for a refund of overpaid estimated taxes based on its earnings in fiscal year 2009. The Company does not expect to receive this refund prior to the consummation of the Transaction and, accordingly, this amount has been excluded from the calculation of the redemption price. The deferred tax asset of $914,335 is associated with organizational costs since inception of the Company in June 2007 that will be amortized over 15 years following the consummation of the Transaction. As such, it is not available as cash for distribution to stockholders upon consummation of the Transaction and is excluded from calculation of the per share redemption price.

(3)	Assumes that 17,999,999 Public Shares are redeemed at a price of $10.03 per share. However, it should be noted that under the terms of the Merger Agreement, the Company and Chaparral will not be able to consummate the Transaction if the minimum funds closing condition is not met and such condition is not waived by Chaparral. In the event the minimum funds closing condition is waived, $250,000,000 may not be available, and, in fact, the amount available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

	Year ended December 31, 2008			Nine months ended September 30, 2009
Pro forma statement of operations data (dollars in thousands, except per share data)	Assuming no redemptions(1)	Assuming minimum funds remaining(2)	Assuming maximum redemptions(3)	Assuming no redemptions(1)	Assuming minimum funds remaining(2)	Assuming maximum redemptions(3)
	(unaudited)
Revenues:
Oil and gas sales	$501,761	$501,761	$501,761	$200,684	$200,684	$200,684
Gain (loss) from oil and gas hedging activities	(76,417)	(76,417)	(76,417)	22,834	22,834	22,834

Total revenues	425,344	425,344	425,344	223,518	223,518	223,518
Costs and expenses:
Lease operating	120,547	120,547	120,547	72,945	72,945	72,945
Production tax	33,815	33,815	33,815	14,168	14,168	14,168
Depreciation, depletion and amortization	100,672	100,672	100,672	80,100	80,100	80,100
Loss on impairment of oil and gas properties	281,393	281,393	281,393	240,790	240,790	240,790
Loss on impairment of ethanol plant	2,900	2,900	2,900	—	—	—
Litigation settlement	—	—	—	2,928	2,928	2,928
General and administrative	24,572	24,572	24,572	19,778	19,778	19,778
Formation and operating costs	895	895	895	1,744	1,744	1,744

Total costs and expenses	564,794	564,794	564,794	432,453	432,453	432,453

Operating loss	(139,450)	(139,450)	(139,450)	(208,935)	(208,935)	(208,935)
Non-operating income (expense):
Interest expense	(68,226)	(76,120)	(77,270)	(53,659)	(59,823)	(60,795)
Non-hedge derivative gains	126,941	126,941	126,941	12,308	12,308	12,308
Other income	3,945	3,945	3,945	14,184	14,184	14,184

Net non-operating income (expense)	62,660	54,766	53,616	(27,167)	(33,331)	(34,303)

Loss from continuing operations before income taxes	(76,790)	(84,684)	(85,834)	(236,102)	(242,266)	(243,238)
Income tax benefit	(29,624)	(32,669)	(33,113)	(90,141)	(92,495)	(92,866)

Loss from continuing operations	$(47,166)	$(52,015)	$(52,721)	$(145,961)	$(149,771)	$(150,372)

Net loss per share from continuing operations:
Basic	$(0.47)	$(0.62)	$(0.64)	$(1.45)	$(1.78)	$(1.82)
Diluted	$(0.47)	$(0.62)	$(0.64)	$(1.45)	$(1.78)	$(1.82)
Weighted average number of shares used in calculation of basic and diluted net loss per share	100,770	84,342	82,770	100,770	84,342	82,770

(1)	Assumes that none of the holders of Public Shares elect to redeem their Public Shares.
(2)	Assumes that 16,427,303 Public Shares, which is the estimated maximum amount that could be redeemed without requiring a waiver of the minimum funds closing condition, are redeemed at a price of $10.03 per share calculated as follows:

Net proceeds received from IPO	$448,700,000
Add: Cumulative interest income	10,836,928
Less: Maximum allowable formation and operating costs	(3,700,000)
Income taxes paid	(4,118,597)
Franchise taxes paid	(274,353)

Total funds attributable to common stockholders	$451,443,978
Public Shares outstanding	45,000,000

Estimated redemption value per share	$10.03

The Company has recorded prepaid income taxes of $417,301 and a deferred tax asset of $914,335 on its balance sheet for fiscal year 2009. The Company has filed a request for a refund of overpaid estimated taxes based on its earnings in fiscal year 2009. The Company does not expect to receive this refund prior to the consummation of the Transaction and, accordingly, this amount has been excluded from the calculation of the redemption price. The deferred tax asset of $914,335 is associated with organizational costs since inception of the Company in June 2007 that will be amortized over 15 years following the consummation of the Transaction. As such, it is not available as cash for distribution to stockholders upon consummation of the Transaction and is excluded from calculation of the per share redemption price.

(3)	Assumes that 17,999,999 Public Shares are redeemed at a price of $10.03 per share. However, it should be noted that under the terms of the Merger Agreement, the parties will not be able to consummate the Transaction if the minimum funds closing condition is not met and such condition is not waived by Chaparral. In the event the minimum funds closing condition is waived, $250,000,000 may not be available, and, in fact, the amount available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

UNAUDITED COMPARATIVE SHARE INFORMATION

The following table sets forth historical equity ownership information for the Company and Chaparral. The Company is providing this information to aid you in your analysis of the financial aspects of the Transaction. The historical information should be read in conjunction with “Selected Historical Financial Information of the Company” and “Selected Historical Consolidated Financial Information of Chaparral” included elsewhere in this proxy statement/prospectus and historical financial statements of the Company and Chaparral and related notes that are included elsewhere in this proxy statement/prospectus.

	Year ended December 31, 2008	Nine months ended September 30, 2009
Chaparral—Historical
Loss per share from continuing operations:
Basic	$(64.09)	$(173.90)
Diluted	$(64.09)	$(173.90)
Cash dividends declared per share of common stock	$—	$—
Book value per share of common stock	$233.07	$10.65

	Year ended November 30, 2008	Nine months ended August 31, 2009
Company—Historical
Income per share from continuing operations
Basic	$0.10	$(0.01)
Diluted	$0.10	$(0.01)
Cash dividends declared per share of common stock	$—	$—
Book value per share of common stock	$6.72	$6.71

The following table sets forth unaudited pro forma combined per share ownership information after giving effect to the Pro Forma Transactions, assuming (i) that no holders of Public Shares exercise their redemption rights; (ii) that holders of 16,427,303, or 36.5%, Public Shares exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition; and (iii) that holders of one share less than 40% of Public Shares exercise their redemption rights. However, it should be noted that under the terms of the Merger Agreement, the parties will not be able to consummate the Transaction if the minimum funds closing condition is not met and such condition is not waived by Chaparral. In the event the minimum funds closing condition is waived, $250,000,000 may not be available and, in fact, the amount available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility. The Company is providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined per share information does not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company and Chaparral would have been had the companies been combined, nor the book value per share for any future date or period.

	Year ended December 31, 2008			Nine months ended September 30, 2009
	Assuming no redemptions(1)	Assuming minimum funds remaining(2)	Assuming maximum redemptions(3)	Assuming no redemptions(1)	Assuming minimum funds remaining(2)	Assuming maximum redemptions(3)
Chaparral Unaudited Pro Forma Combined Amounts
Loss per share from continuing operations:
Basic	$(0.47)	$(0.62)	$(0.64)	$(1.45)	$(1.78)	$(1.82)
Diluted	$(0.47)	$(0.62)	$(0.64)	$(1.45)	$(1.78)	$(1.82)
Cash dividends declared per share of common stock	$—	$—	$—	$—	$—	$—
Book value per share of common stock	N/A	N/A	N/A	$4.12	$3.04	$2.91
Number of non-forfeitable shares of Common Stock outstanding upon consummation of the merger	100,770,000	84,342,697	82,770,001	100,770,000	84,342,697	82,770,001

(1)	Assumes that none of the holders of Public Shares elect to redeem their Public Shares.

(2)	Assumes that 16,427,303 Public Shares, or 36.5%, which is the estimated maximum amount that could be redeemed without requiring a waiver of the minimum funds closing condition, are redeemed at a price of $10.03 per share calculated as follows:

Net proceeds received from IPO	$448,700,000
Add: Cumulative interest income	10,836,928
Less: Maximum allowable formation and operating costs	(3,700,000)
Income taxes paid	(4,118,597)
Franchise taxes paid	(274,353)

Total funds attributable to common stockholders	$451,443,978
Public Shares outstanding	45,000,000

Estimated redemption value per share	$10.03

The Company has recorded prepaid income taxes of $417,301 and a deferred tax asset of $914,335 on its balance sheet for fiscal year 2009. The Company has filed a request for a refund of overpaid estimated taxes based on its earnings in fiscal year 2009. The Company does not expect to receive this refund prior to the consummation of the Transaction and, accordingly, this amount has been excluded from the calculation of the redemption price. The deferred tax asset of $914,335 is associated with organizational costs since inception of the Company in June 2007 that will be amortized over 15 years following the consummation of the Transaction. As such, it is not available as cash for distribution to stockholders upon consummation of the Transaction and is excluded from calculation of the per share redemption price.

(3)	Assumes that 17,999,999 Public Shares are redeemed at a price of $10.03 per share. However, it should be noted that under the terms of the Merger Agreement, the Company and Chaparral will not be able to consummate the Transaction if the minimum funds closing condition is not met and such condition is not waived by Chaparral. In the event the minimum funds closing condition is waived, $250,000,000 may not be available, and, in fact, the amount available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

RISK FACTORS

Risks Related to the Company

The Company may be unable to consummate a business combination within the required time frame, in which case it will be forced to liquidate and its warrants will expire worthless.

Pursuant to the Company’s amended and restated certificate of incorporation, the Company will continue in existence only until December 11, 2009 or, in the event the Company’s stockholders are asked to and approve the extended period, then only until June 11, 2010. If the Company fails to consummate a business combination within the required time frame, the Company’s corporate existence will, in accordance with the Company’s amended and restated certificate of incorporation, cease except for the purposes of winding up the Company’s affairs and liquidating. In that event, it will distribute to all of the holders of Public Shares, in proportion to the number of shares held by them, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets, less expenses or reserves for obligations and claims of creditors. In such event, there will be no distribution with respect to the Company’s outstanding warrants. Accordingly, the warrants will expire worthless.

If the Company is forced to liquidate before the completion of a business combination and distribute the trust account, the holders of Public Shares may receive significantly less than $9.97 per share.

The Company’s placing of funds in the trust account may not protect those funds from third party claims against it. Although the Company has and will continue to seek to have all vendors, target businesses, prospective target businesses or other entities the Company engages execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of the holders of Public Shares, there is no guarantee they will execute such agreements, or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with a claim against the Company’s assets, including the funds held in the trust account. Accordingly, the proceeds held in the trust account could be subject to claims that could take priority over the claims of the holders of Public Shares and the per share liquidation price could be less than the $9.97 per share held in the trust account, plus interest (net of any taxes due on such interest and franchise taxes payable to the State of Delaware, which taxes shall be paid from the trust account, and any other amounts released to the Company for working capital purposes), due to claims of such creditors. The Company’s sponsor has agreed to indemnify and hold the Company harmless against liabilities, claims, damages and expenses to which the Company may become subject as a result of any claim by any target business, prospective target business, vendor or other entity owed money by the Company for services rendered or products sold to the Company to the extent necessary to ensure that such claims do not reduce the amount in the trust account. The Company cannot assure you that the Company’s sponsor will be able to satisfy those obligations. The indemnification provisions are set forth in the insider letter executed by the Company’s sponsor in connection with the IPO.

Additionally, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, the funds held in the Company’s trust account will be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the holders of Public Shares. To the extent any bankruptcy claims deplete the trust account, the Company cannot assure you the Company will be able to return to the holders of Public Shares the liquidation amounts due them.

The Company’s independent directors may decide not to enforce the indemnification obligations of the Company’s sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the holders of Public Shares upon liquidation.

United Refining, Inc., the Company’s sponsor, has agreed to indemnify and hold the Company harmless against liabilities, claims, damages and expenses to which the Company may become subject as a result of any claim by any target business, prospective target business, vendor or other entity owed money by the Company for services rendered or products sold to the Company to the extent necessary to ensure that such claims do not reduce the amount in the trust account. In the event the proceeds in the trust account are reduced and the Company’s sponsor asserts it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, the Company’s independent directors would determine whether the Company would take legal action against the Company’s sponsor to enforce its indemnification obligations. While the Company currently expects the Company’s independent directors would take action on the Company’s behalf against the Company’s sponsor to enforce its indemnification obligations, it is possible the Company’s independent directors, in exercising their business judgment may choose not to do so in a particular instance. If the Company’s independent directors choose not to enforce the indemnification obligations of the Company’s sponsor, the amount of funds in the trust account available for distribution to the holders of Public Shares may be reduced and the per share liquidation distribution could be less than the initial $9.97 per share.

The holders of Public Shares who wish to have their shares redeemed into a pro rata portion of the funds held in the Company’s trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising redemption rights.

The holders of Public Shares who wish to have their Public Shares redeemed into a pro rata portion of the funds held in the Company’s trust account must tender their certificates to the Company’s transfer agent prior to the Special Meeting of Stockholders or deliver their shares to the transfer agent electronically through the DTC. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and the Company’s transfer agent will need to act to facilitate this request. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares.

In certain circumstances, the Company’s Board of Directors may be viewed as having breached its fiduciary duties to the Company’s creditors, thereby exposing itself and the Company’s stockholders to claims of punitive damages.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because the Company intends to distribute the proceeds held in the trust account to the holders of Public Shares promptly after the termination of the Company’s existence by operation of law, this may be viewed or interpreted as giving preference to the holders of Public Shares over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, the Company’s Board of Directors may be viewed as having breached its fiduciary duty to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying the holders of Public Shares from the trust account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against the Company for these reasons.

The Company’s directors and executive officers have potential conflicts of interest in recommending that securityholders vote in favor of the adoption of the Merger Agreement and approval of the Transaction.

When considering the Company’s Board of Directors’ recommendation that the stockholders vote in favor of the adoption of the Merger Agreement and approval of the Transaction, the Company’s stockholders should be aware that the directors and executive officers of the Company have interests in the Transaction that may be different from, or in addition to, the interests of the Company’s stockholders. These interests include:

•	the potential loss of the sponsor’s investment in the founder shares and Private Warrants and Sponsor Warrants;

•	the continued indemnification of current directors and officers of the Company under the Merger Agreement and the continuation of directors’ and officers’ liability insurance after the Transaction;

•

the retention of John A. Catsimatidis, Myron L. Turfitt and Michael Bilorakis as directors of the combined Company and the offer of an employment agreement to Mr. Catsimatidis (as detailed on page 229) following the Transaction; and

•	the continued right of the Company’s sponsor to hold Common Stock and warrants in the Company.

These interests may influence the Company’s directors in making their recommendation that you vote in favor of the adoption of the Merger Agreement and approval of the Transaction.

The NYSE Amex may delist the Company’s securities, which could limit investors’ ability to effect transactions in the Company’s securities and subject the Company to additional trading restrictions.

The Company’s units, Common Stock and Public Warrants are listed on the NYSE Amex. On February 10, 2009, the Company received notice from the staff of the NYSE Amex that it is not considered to be in compliance with Section 704 of the NYSE Amex’s Company Guide because it did not hold an annual meeting of its stockholders during 2008. In order to maintain the listing of its Common Stock on the Exchange, the Company was required to submit a plan by March 10, 2009, advising the NYSE Amex of the actions it had taken, or will take, that will bring it into compliance by August 11, 2009. The Company submitted a plan to the NYSE Amex on March 10, 2009 explaining that, pursuant to its amended and restated articles of incorporation, the Company must consummate an initial business combination by December 11, 2009, or it will dissolve and liquidate. On May 11, 2009, the Company received a notice dated May 4, 2009 from the NYSE Amex that its plan of compliance was accepted. On August 11, 2009, the Company submitted a request for an extension on the plan of compliance from August 11, 2009 to December 11, 2009. On November 9, 2009, the Company received verbal confirmation that its request for an extension on the plan of compliance was accepted. The Company cannot assure you that the Company’s securities will continue to be listed on the NYSE Amex. Additionally, the Company will be required to file a new initial listing application and meet its initial listing requirements with respect to the Common Stock and Public Warrants, as opposed to its more lenient continued listing requirements, upon consummation of the Transaction. The Company cannot assure you the Company will be able to meet those initial listing requirements.

Although the Company intends to file an application to list its Common Stock and Public Warrants on the NYSE following the consummation of the Transaction, there can be no assurance that its securities will be so listed or, if listed, that the Company will be able to comply with the continued listing standards of the NYSE.

The Company may not meet the listing standards of the NYSE Amex or NYSE following the consummation of the Transaction. For example, privately negotiated purchases of Public Shares discussed elsewhere in the proxy statement/prospectus, if any, will reduce the number of shares of Common Stock in the public float and the number of beneficial owners of the Company’s securities to a level that may inhibit the Company’s ability to meet the minimum holder requirements of the NYSE Amex and NYSE. If the NYSE Amex delists the Company’s securities from trading and the Company is unable to obtain approval of the NYSE for listing on the NYSE, the Company could face significant consequences, including:

•	a limited availability for market quotations for the Company’s securities;

•	reduced liquidity with respect to the Company’s securities;

•

a determination that the Common Stock is a “penny stock,” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Common Stock;

•	limited amount of news and analyst coverage for the Company’s securities; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, the Company would no longer be subject to NYSE Amex rules, including rules requiring the Company to have a certain number of independent directors and to meet other corporate governance standards.

Although the Company is required to use its best efforts to have an effective registration statement covering the issuance of the shares of common stock underlying the Public Warrants at the time that the Public Warrant holders exercise their warrants, the Company cannot guarantee that a registration statement will be effective, in which case the Public Warrant holders may not be able to exercise the Public Warrants and therefore the Public Warrants could expire worthless.

Holders of the Public Warrants will be able to exercise the Public Warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of Common Stock underlying the Public Warrants is then effective and (ii) such shares of Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Public Warrants reside. Although the Company has undertaken in the Warrant Agreement, and therefore has a contractual obligation, to use its best efforts to maintain a current registration statement covering the shares of Common Stock underlying the Public Warrants to the extent required by federal securities laws, and the Company intends to comply with its undertaking by filing this registration statement, the Company cannot assure you that it will be able to do so. If the Company is not able to do so, holders of the Public Warrants will be unable to exercise their Public Warrants and the Company will not be required to net-cash settle any such warrant exercise and therefore the Public Warrants could expire worthless. Such expiration would result in each holder having paying the full unit purchase price in the Company’s IPO solely for the shares of Common Stock underlying the unit. The value of the Public Warrants may be greatly reduced if a registration statement covering the shares of Common Stock issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of the Public Warrants reside. Holders of Public Warrants who reside in jurisdictions in which the shares of Common Stock underlying the Public Warrants are not qualified and in which there is no exemption will be unable to exercise their Public Warrants and would either have to sell their Public Warrants in the open market or allow them to expire unexercised. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company unable to qualify the underlying securities for sale under all applicable state securities laws.

If the stockholders of Chaparral and the Company’s sponsor exercise their registration rights, it may have an adverse effect on the market price of the Common Stock and the existence of the registration rights may make it more difficult to effect future financings.

The stockholders of Chaparral are entitled to require the Company to register the resale of the Closing Stock Consideration. In addition, the sponsor is entitled to require the Company to register the resale of the founder shares and the shares of Common Stock underlying the Private Warrants and the Sponsor Warrants. If the stockholders of Chaparral or the Company’s sponsor exercise their registration rights with respect to all of their shares of Common Stock covered by the registration rights agreement, then there will be an additional 78,882,500 shares of Common Stock eligible for trading in the public market (assuming 50% of the Private Warrants are redeemed pursuant to the Warrant Redemption). The presence of these additional numbers of securities eligible for trading in the public market may have an adverse effect on the market price of the Common Stock and negatively impact the Company’s ability to secure future debt or equity financing.

The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

The Company’s amended and restated certificate of incorporation provides that the Company will continue in existence only until December 11, 2009. Notwithstanding the foregoing, if the Company has not consummated a business combination by December 11, 2009, but has entered into a definitive merger agreement with respect to a business combination by such date, the Company may seek the approval of its holders of Public Shares to an amendment to its amended and restated certificate of incorporation to change the termination of the Company’s corporate existence from December 11, 2009 to June 11, 2010. This proxy statement/prospectus does not include a proposal to extend the date on which the Company’s existence terminates. If the Company has not completed a business combination by such date, pursuant to the DGCL, its corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the DGCL, in which case the

Company will, as promptly as practicable thereafter, adopt a plan of distribution in accordance with Section 281(b) of the DGCL. Section 278 provides that the Company’s existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against the Company, and for enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which it was organized. The Company’s existence will continue automatically even beyond the three year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require the Company to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional or unmatured contractual claims known to it, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to it or that have not arisen but that, based on facts known to the Company at the time, are likely to arise or to become known to it within ten years after the date of dissolution. Accordingly, the Company would be required to provide for any creditors known to it at that time or those it believes could be potentially brought against it within the ten years subsequent to distributing the funds held in the trust account to the holders of Public Shares. The Company cannot assure you it will properly assess all claims that may be potentially brought against it. As such, the holders of Public Shares could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the holders of Public Shares may extend well beyond the third anniversary of the date of distribution. Accordingly, there can be no assurance that third parties will not seek to recover from the holders of Public Shares amounts owed to them by the Company.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by the holders of Public Shares could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the holders of Public Shares. Furthermore, because the Company intends to distribute the proceeds held in the trust account to the holders of Public Shares promptly after December 11, 2009, this may be viewed or interpreted as giving preference to the holders of Public Shares over any potential creditors with respect to access to, or distributions from the Company’s assets. Furthermore, the Company’s Board of Directors may be viewed as having breached their fiduciary duties to the Company’s creditors or having acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying the holders of Public Shares from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against the Company for these reasons.

The holders of Public Shares at the time of the Transaction who purchased their units in the IPO may have rescission rights or a claim for damages.

There are two aspects of the Transaction and the other matters described in this proxy statement/prospectus which were not described in the prospectus issued by the Company in connection with its IPO. These include: that the funds in the trust account might be used to purchase shares from stockholders of the Company who have indicated their intention to vote against the Transaction and redeem their shares for cash and that the Company would seek to amend the terms of the warrant agreement. Consequently, the Company’s use of funds in the trust account to purchase shares of stockholders who have indicated their intention to vote against the Transaction or the Company’s amendment of the Warrant Agreement might be grounds for a stockholder who purchased shares in the IPO, excluding the Company’s founder, and still held by them upon learning of these facts, to seek rescission of the purchase of the units he or she acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her securities caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the securities. The rescission right and corresponding liability will continue against the Company after the Transaction. If the Company is required to pay damages, its results of operations could be adversely affected.

Payment of consideration to certain stockholders to influence the vote in favor of the Merger Proposal or Warrant Amendment Proposal may not be fair to or in the best interest of all of the Company’s securityholders, including those who will not be offered or receive any such consideration.

At any time prior to the Special Meeting of Warrantholders or Special Meeting of Stockholders, as the case may be, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities and only so long as $250,000,000 is available to meet the minimum funds closing condition, the Company, the Company’s sponsor, directors and officers, Chaparral, Chaparral’s directors and officers and/or their respective affiliates may negotiate arrangements to purchase Public Warrants or Public Shares in private transactions from institutional and other sophisticated investors, or execute agreements to purchase such shares from them in the future, or they or the Company may enter into transactions with such persons and others to provide them incentives for acquiring Public Warrants or Public Shares and voting such Public Warrants or Public Shares, as the case may be, in favor of the Warrant Amendment Proposal or the Merger Proposal, respectively. For example, persons entering into such transactions may receive a higher per share price or additional securities from the Sponsor for their agreement to vote in favor of the Merger Proposal or the Warrant Amendment Proposal, as the case may be. Such arrangements may not be fair to, or in the best interest of, those warrantholders or stockholders, as the case may be, not receiving any such additional consideration.

Risks Related to the Transaction

Completion of the Transaction is subject to a number of conditions.

The obligations of the parties to consummate the Transaction are subject to the satisfaction or waiver of specified conditions set forth in the Merger Agreement. Such conditions include satisfaction by all parties of covenants and obligations contained in the Merger Agreement, the accuracy in all material respects on the date of the Merger Agreement and the closing date of all of the Company’s and Chaparral’s representations and warranties, non-existence of material legal action against any of them, obtaining material consents, approval of the regulatory agencies, redemption of not more than one share less than 40% of the Public Shares, warrantholder and stockholder approval of the proposals contained herein, execution of the Proposed Replacement Credit Facility, execution of ancillary agreements and the aggregate cash balance of at least $250,000,000 immediately after payment of (i) transaction fees and expenses, (ii) the Company’s tax obligations and deferred underwriting discounts and commissions and (iii) amounts due to holders of Public Shares who properly exercise their redemption rights. It is possible some or all of these conditions will not be satisfied or waived by the Company or Chaparral, and therefore, the Transaction may not be consummated.

Until such time as the Company completes an underwritten public offering following consummation of the Transaction, the failure of Fischer Investments, L.L.C. and Altoma Partners GP to directly or indirectly beneficially own at least 35% of the Common Stock following the Transaction could result in a change of control under the Chaparral 8½% senior notes due 2015. The closing of the Transaction will not result in a change of control. However, following the closing of the Transaction, the ownership of these principal stockholders may be sufficiently close to the 35% requirement as to impair the Company’s ability to issue equity in the future, or at least until the Company completes an underwritten public offering.

The indenture to Chaparral’s 8½% senior notes due 2015 defines a change of control to include the circumstance where Fischer Investments, L.L.C. and Altoma Partners GP fail to directly or indirectly beneficially own at least 35% of the Common Stock following the closing of the Transaction. The 35% ownership requirement of the 8½% senior notes will continue until the Company completes an underwritten public offering. The post-closing capitalization of the Company could cause the principal stockholders’ ownership of Common Stock to be close to the 35% ownership requirement. Until such time as the Company completes an underwritten public offering following consummation of the Transaction, its ability to issue Common Stock in future fund raising or acquisition activities could be impaired. Chaparral has not requested, and does not intend to request, an amendment to or waiver of the change of control provisions in the 8½% senior note indenture.

Uncertainties in management’s assessment of Chaparral could cause the Company not to realize the benefits anticipated to result from the Transaction.

It is possible that, following the Transaction, uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of, Chaparral could cause the Company not to realize the benefits anticipated to result from the Transaction.

The shares to be issued pursuant to the Transaction will reduce the equity interest of the Company’s stockholders and will reduce the influence that the Company’s current stockholders have on the management of the Company.

The Company’s amended and restated certificate of incorporation authorizes the issuance of up to 150,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. There are 30,650,000 authorized but unissued shares of Common Stock available for issuance and all of the 1,000,000 shares of preferred stock available for issuance. However, the Company is required to issue not less than 61,500,000 shares of Common Stock as Closing Stock Consideration. The issuance of additional shares of the Common Stock:

•	will significantly reduce the equity interest of the Company’s stockholders; and

•	will reduce the influence that the Company’s current stockholders have on the management of the Company.

Concentration of ownership after the Transaction may have the effect of delaying or preventing a change in control.

If a business combination with Chaparral is consummated, Chaparral’s current shareholders will own no less than 54.1% of the issued and outstanding Common Stock. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Common Stock.

Future sales of the Company’s shares may cause the market price of its securities to drop significantly, even if its business is doing well.

Neither the sponsor nor the current stockholders of Chaparral will be able to sell the shares of Common Stock they currently own or receive in connection with the Transaction for time periods ranging from six months to one year, depending on the stockholder. The sponsor will not be able to sell any of its founder shares until the first anniversary of the consummation of the Transaction, subject to certain exceptions. In addition, the stockholders of Chaparral and the Company’s sponsor or their permitted transferees are entitled to demand that the Company register the resale of their Common Stock. The presence of these additional securities trading in the public market may have an adverse effect on the market price of the Common Stock. The sale by any of the foregoing could cause the market price of the Common Stock to decline.

The Company’s working capital will be reduced to the extent warrantholders elect the Warrant Redemption and holders of Public Shares exercise their redemption rights in connection with the Transaction, which may adversely affect the Company’s business and future operations.

Pursuant to the Company’s amended and restated certificate of incorporation, holders of Public Shares may vote against the Merger Proposal and demand that the Company redeem their shares for a pro rata share of the trust account into which a substantial portion of the net proceeds of the IPO were deposited. The Company will not consummate the Transaction if holders of more than one share less than 40% of the Public Shares exercise their redemption rights. In addition, pursuant to the Warrant Amendment Proposal, warrantholders may elect the Warrant Redemption upon consummation of the Transaction.

The funds held in the Company’s trust account released upon consummation of the Transaction will be used to pay $8,000,000 to the underwriters in the Company’s IPO for deferred underwriting discounts and commissions and to pay transaction expenses and potential bonuses to capital markets advisors of approximately $12,000,000 to $18,000,000. If holders of one share less than 40% of the Public Shares seek to exercise their redemption, the maximum potential redemption cost would be approximately $180,539,990. In that event the Company estimates that it would have less than the required $250,000,000 in cash immediately following the closing of the Transaction and, unless Chaparral agreed to waive the condition, the Transaction would not be consummated. In the event Chaparral waives the minimum funds closing condition, the funds available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility. Assuming holders of 16,427,303 Public Shares or less of the Public Shares seek to redeem their shares, the Company expects that it will have the required funds necessary to meet the minimum funds closing condition. If such amount is insufficient to fund the Company’s capital requirements, it would need to borrow funds necessary to satisfy such requirements. There is no assurance that such funds would be available to the Company on terms favorable to it or at all. If such funds were not available, the Company’s operations and profitability may be adversely affected.

If the Transaction is completed and a large portion of the funds in the trust account are used for the purchase, directly or indirectly, of Public Shares, such funds will not be available to the Company for working capital and general corporate purposes.

After the payment of expenses associated with the Transaction, including investment banking and deferred underwriting commissions, the balance of funds in the Company’s trust account will be available for working capital and general corporate purposes. However, a portion of the funds in the trust account may be used to acquire shares from the holders of Public Shares who have indicated their intention to vote against the Transaction, but instead agree to sell their shares to the Company or its affiliates so that such shares will be voted in favor of the Transaction proposal. As a consequence of such purchases, the funds in the Company’s trust account that are so used will not be available to the Company after the Transaction and the actual amount of such funds it may retain for its own use will be diminished.

The exercise of the Company’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of the Company’s stockholders.

In the period leading up to the closing of the Transaction, events may occur which would require the Company to agree to amend the Merger Agreement, to consent to certain actions taken by Chaparral or to waive rights that the Company is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Chaparral’s business, a request by Chaparral to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of events that would have a material adverse effect on Chaparral’s business and would entitle the Company to terminate the Merger Agreement. In any of such circumstances, it would be discretionary on the Company, acting through its Board of Directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for the Company and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, the Company does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, the Company intends to circulate a new or amended proxy statement/prospectus and resolicit its stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the stockholder vote on the Merger Proposal. The Company will not resolicit the stockholders’ approval of the Transaction in the event a condition to closing of the Transaction is waived following approval of the Merger Proposal by stockholders.

The Company’s ability to request indemnification from the stockholders of Chaparral for damages arising out of the Transaction is limited to the Chaparral Indemnification Stock.

The 5,000,000 shares of Chaparral Indemnification Stock issued upon closing the Transaction and placed into escrow will be used to satisfy any indemnification obligations of Chaparral that arise pursuant to the Merger Agreement. If the Company attains the share price target prior to the first anniversary of the closing of the Transaction, or if the Chaparral stockholders become entitled to receive the Chaparral Escrow Stock after the first anniversary of the closing of the Transaction and a claim for indemnification pursuant to the Merger Agreement is pending, the Chaparral Indemnification Stock will remain in escrow, and be released upon the resolution of any pending claim for indemnification. If the Chaparral Escrow Stock is earned by the Chaparral stockholders after the first anniversary of the closing of the Transaction and damages are due to an indemnified party, the number of Chaparral Escrow Stock to be released will be reduced by the value of the damages and to the extent of the Chaparral Indemnification Stock only. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction. For purposes of these indemnification provisions, the value of the Chaparral Indemnification Stock will be equal to the average of the prices used to determine whether the Company has achieved the share price target. The Chaparral Indemnification Stock is the sole remedy for the Company for enforcing its rights of indemnification pursuant to the Merger Agreement. As a consequence of this limitation, the Company may not be entirely compensated for indemnifiable damages it may sustain.

If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of the Company’s securities following the Transaction may decline.

The market price of the Company’s securities following the Transaction may decline as a result of the Transaction if:

•	the Company does not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Transaction on the Company’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decline in the market price of the Company’s securities following the Transaction. A decline in the market price of the Company’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The financial statements included in this proxy statement/prospectus do not take into account the consequences to the Company of a failure to complete a business combination by December 11, 2009 (or June 11, 2010).

The financial statements included in this proxy statement/prospectus have been prepared assuming that the Company would continue as a going concern. As discussed in Note 1 to the Notes to the Company’s Financial Statements for the year ended August 31, 2009, the Company is required to complete the Transaction or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009. The possibility of the Transaction not being consummated raises substantial doubt as to the Company’s ability to continue as a going concern and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The opinion obtained by the Company from its financial advisor will not reflect changes in circumstances prior to the Transaction and will not be updated to reflect the current terms of the Transaction.

The Company has obtained a fairness opinion, dated as of October 5, 2009, from its financial advisor, New Century Capital Partners. The Company has not obtained nor will obtain an additional updated fairness opinion prior to completion of the Transaction to reflect the current or any future revised terms of the Transaction. Changes in the operations and prospects of the Company or Chaparral, respectively, general market and economic conditions and other factors that may be beyond the control of the Company and Chaparral, as well as assumptions made in connection therewith, and on which the fairness opinion was based, may alter the value of the Company or Chaparral or the price of shares of the Common Stock or Chaparral securities by the time the Transaction is completed. Rather, the opinion only addresses the fairness of the consideration contemplated in the Original Purchase Agreement (as that term is defined in the section entitled “Proposals to be Considered by Stockholders—The Merger Proposal—Opinion of New Century Capital Partners Inc.”) as the date of the opinion and not any date after the date of such opinion, including at the time the Transaction is completed. On November 23, 2009, the Agreement and Plan of Reorganization was amended to, among other things, (i) decrease the Chaparral Delivered Stock from 58,000,000 to 51,500,000; (ii) reduce the 20,000,000 contingent stock consideration to 10,000,000 shares of Common Stock, all of which shall be issued at the closing of the Transaction and placed into escrow, and to change the earnout targets related thereto; (iii) increase the amount of shares of Common Stock to be subject to the Incentive Plan from 7,500,000 to 8,900,000; memorialize the sponsor’s agreement to cancel 4,167,500 founder shares upon consummation of the Transaction; and (iv) to reduce the Sponsor Escrow Shares from 5,625,000 to 2,812,500 shares. The Company considered whether to obtain an updated fairness opinion with respect to the revised transaction terms and determined that, inasmuch as the consideration to be paid to the Chaparral stockholders in the Transaction has decreased, an updated fairness opinion would not be sought. As the fairness opinion, dated as of October 5, 2009, opined that a higher consideration was fair from a financial point of view to the Company stockholders, it was the Company’s conclusion that a lower transaction cost would likewise be fair and a reevaluation of the revised deal terms may cause delay without altering the conclusion originally reached by New Century Capital Partners. Consequently, the fairness opinion does not give effect to or consider the revisions in the terms of the transaction contemplated by the Original Purchase Agreement in the amendments to the Original Purchase Agreement set forth in Annex I. For a description of the opinion that the Company received from New Century Capital Partners, see “Proposals to be Considered by Stockholders—The Merger Agreement—The Opinion of New Century Capital Partners, Inc.” For a description of the revised terms of the Merger Agreement, see “Proposals to be Considered by Stockholders—The Merger Proposal—Background of the Transaction.”

Risks Related to Chaparral’s Business, Operations and Industry upon Completion of the Transaction

The risk factors set forth below are not the only risks that may affect Chaparral’s business following the Transaction. Chaparral’s business could also be affected by additional risks not currently known to it or that it currently deems to be immaterial. If any of the following risks were actually to occur, Chaparral’s business, financial condition or results of operations could be materially adversely affected.

Oil and natural gas prices are volatile. A decline in oil and natural gas prices could adversely affect Chaparral’s financial condition, financial results, cash flows, access to capital and ability to grow.

Chaparral’s future financial condition, revenues, results of operations, rate of growth and the carrying value of Chaparral’s oil and natural gas properties depend primarily upon the prices Chaparral receives for its oil and natural gas production. Oil and natural gas prices historically have been volatile and are likely to continue to be volatile in the future, especially given current geopolitical conditions. This price volatility also affects the cash flow Chaparral will have available for capital expenditures as well as its ability to access additional debt or equity capital. The prices for oil and natural gas are subject to a variety of factors that are beyond Chaparral’s control. These factors include, but are not limited to, the following:

•	the level of consumer demand for oil and natural gas;

•	the domestic and foreign supply of oil and natural gas;

•	commodity processing, gathering and transportation availability, and the availability of refining capacity;

•	the price and level of foreign imports of oil and natural gas;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuel sources;

•	weather conditions;

•	financial and commercial market uncertainty;

•	political conditions or hostilities in oil and natural gas producing regions, including the Middle East and South America; and

•	worldwide economic conditions.

These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Any further decline in oil and natural gas prices could have the effect of reducing Chaparral’s revenue and the amount of oil and natural gas Chaparral can produce economically, each of which could have a material adverse effect on Chaparral’s financial condition, results of operations and reserves. If the oil and natural natural gas industry experiences significant price declines, Chaparral may, among other things, be unable to meet its financial obligations, including payments on its Proposed Replacement Credit Facility, its senior notes, or make planned capital expenditures.

Price declines at the end of 2008 and early 2009 resulted in write downs of the carrying values of Chaparral’s properties and further price declines could result in additional write downs in the future which could negatively impact Chaparral’s results of operations.

Chaparral utilizes the full cost method of accounting for costs related to its oil and natural gas properties. Under this method, all costs incurred for both productive and nonproductive properties are capitalized and amortized on an aggregate basis using the units-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10%, plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter using the prices for oil and natural gas at that date as adjusted for Chaparral’s derivative positions deemed “cash flow hedge positions”.

During the fourth quarter of 2008, Chaparral’s evaluation of its full cost ceiling required a non-cash impairment charge of $281.4 million to the value of its oil and natural gas properties as a result of a decline in oil and natural gas prices at the measurement date. The impairment was calculated based on December 31, 2008 prices of $44.60 per Bbl of oil and $5.62 per Mcf of natural gas. During the first quarter of 2009, natural gas prices declined significantly (as compared to the December 31, 2008 spot price of $5.62 per Mcf) and based on March 31, 2009 spot prices of $49.66 per Bbl of oil and $3.63 per Mcf of natural gas, Chaparral’s reserves declined by 13.5%, resulting in Chaparral recording a non-cash ceiling test impairment of $240.8 million during the first quarter of 2009. Oil and natural gas prices have remained volatile and this and other factors, without mitigating circumstances, could require Chaparral to further write down capitalized costs and incur corresponding non-cash charges to earnings. Any such write downs could have a material adverse effect on Chaparral’s financial condition, results of operations and its ability to comply with debt covenants.

The actual quantities and present value of Chaparral’s proved reserves may be lower than Chaparral has estimated.

Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various estimates and assumptions, including estimates based upon assumptions relating to economic factors such as commodity prices, production costs, severance and excise taxes, capital expenditures, workovers, remedial costs, and the assumed effect of governmental regulation. There are numerous uncertainties about when a property may have proved reserves as compared to possible or probable reserves, including with respect to Chaparral’s EOR operations. Reserve estimates are, therefore, inherently imprecise and, although Chaparral is reasonably certain of recovering the quantities it discloses as proved reserves, actual results will vary from its estimates. Any significant variations in the interpretations or assumptions underlying Chaparral’s estimates or changes of conditions (e.g. economic growth, regulation) could cause the estimated quantities and net present value of Chaparral’s reserves to differ materially. In addition, Chaparral may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and natural gas prices and other factors, many of which are beyond Chaparral’s control. Chaparral’s properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

You should not assume the present values referred to in this proxy statement/prospectus represent the current market value of Chaparral’s estimated oil and natural gas reserves. The timing of production and expenses associated with the development and production of oil and natural gas properties will affect both the timing of actual future net cash flows from Chaparral’s proved reserves and their present value. In accordance with requirements of the SEC, the estimates of present values are based on prices and costs as of the date of the estimates. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of these estimates. In addition, the effects of derivative instruments are not reflected in these assumed prices. Chaparral’s June 30, 2009 reserve report used realized prices based on a Henry Hub spot price of $3.89 per Mcf for natural gas and a WTI Cushing spot price of $69.89 per Bbl for oil.

A significant portion of total proved reserves as of June 30, 2009 are undeveloped, and those reserves may not ultimately be developed.

As of June 30, 2009, approximately 34% of Chaparral’s estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling and EOR operations. The reserve data assumes that Chaparral can and will make these expenditures and conduct these operations successfully. While Chaparral is reasonably certain of its ability to make these expenditures and to conduct these operations under existing economic conditions, these assumptions may not prove correct and Chaparral may ultimately determine the development of all, or any portion of, such proved, but undeveloped, reserves is not economically feasible.

Some of Chaparral’s reserves are subject to EOR methods and the failure of these methods may have a material adverse affect on Chaparral’s financial conditions, results of operations and reserves.

As of June 30, 2009, 22% of Chaparral’s proved reserves were based on EOR methods including the injection of CO2 and polymers, a synthetic chemical. Some of these properties have not been injected with CO2 or with polymers having the identical chemical composition as polymers used in historical production, and recovery factors cannot be estimated with precision. Accordingly, such projects may not result in significant proved reserves or improvements in anticipated production levels. Chaparral’s ability to develop future reserves will depend on whether it can successfully implement its planned EOR programs, and Chaparral’s failure to do so could have a material adverse effect on Chaparral’s financial condition, results of operations and reserves.

Competition in the oil and natural gas industry is intense and many of Chaparral’s competitors have greater financial and other resources than Chaparral does.

Chaparral operates in the highly competitive areas of oil and natural gas production, acquisition, development and exploration and faces intense competition from both major and other independent oil and natural gas companies:

•	seeking to acquire desirable producing properties or new leases for future development or exploration; and

•	seeking to acquire the equipment and expertise necessary to operate and develop its properties.

Many of Chaparral’s competitors have financial and other resources substantially greater than Chaparral’s, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than Chaparral’s financial or human resources permit. Chaparral’s ability to develop its oil and natural gas properties and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, select suitable prospects and consummate transactions in this highly competitive environment.

Significant capital expenditures are required to replace Chaparral’s reserves.

Chaparral’s development, exploration, and acquisition activities require substantial capital expenditures. Historically, Chaparral has funded its capital expenditures through a combination of cash flows from operations and debt financing. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas, and Chaparral’s success in developing and producing new reserves. If Chaparral’s cash flow from operations is not sufficient to fund its capital expenditure budget, Chaparral may not be able to access additional bank debt or other methods of financing on commercially reasonable terms to meet these requirements. If revenue were to decrease as a result of lower oil and natural gas prices or decreased production, and Chaparral’s access to capital were limited, Chaparral would have a reduced ability to replace its reserves which may have an adverse effect on its results of operations and financial condition.

If Chaparral is not able to replace reserves, it may not be able to sustain production.

Chaparral’s future success depends largely upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Unless Chaparral replaces the reserves it produces through successful development, exploration or acquisition activities, Chaparral’s proved reserves and production will decline over time. In addition, approximately 34% of Chaparral’s total estimated proved reserves (by volume) at June 30, 2009 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures, successful drilling and EOR operations. Chaparral’s June 30, 2009 reserve estimates reflect that Chaparral’s production rate on current proved developed producing reserve properties will decline at annual rates of approximately 16.7%, 12.7% and 10.1% for the next three years. Thus, Chaparral’s future oil and natural gas reserves and production and, therefore, its financial condition, results of operations and cash flows are highly dependent on its success in efficiently developing its current reserves and economically discovering or acquiring additional recoverable reserves.

Development and exploration drilling may not result in commercially productive reserves.

Drilling activities are subject to many risks, including the risk that commercially productive reservoirs will not be encountered. Chaparral cannot provide assurance that new wells drilled by it will be productive or that Chaparral will recover all or any portion of its investment in such wells. The seismic data and other technologies Chaparral uses do not allow it to know conclusively prior to drilling a well that oil or natural gas is present or may be economically recovered and/or produced. Drilling for oil and natural gas often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit at then-realized prices after deducting drilling, operating and other costs. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Further, Chaparral’s drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or lost circulation in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental requirements; and

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs, equipment and services.

If, for any reason, Chaparral is unable to economically recover reserves through its exploration and drilling activities, Chaparral’s results of operations, cash flows, growth and reserve replenishment may be materially affected.

Chaparral is subject to complex laws and regulations, including environmental and safety regulations, which can adversely affect the cost, manner and feasibility of doing business.

Chaparral’s operations and facilities are subject to certain federal, state, and local laws and regulations relating to the exploration for, and development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Although Chaparral believes that it is in substantial compliance with all applicable laws and regulations, Chaparral cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm Chaparral’s business, results of operations and financial condition. Chaparral may be required to make large and unanticipated capital expenditures to comply with environmental and other governmental regulations such as:

•	land use restrictions;

•	drilling bonds and other financial responsibility requirements;

•	spacing of wells;

•	reporting or other limitations on emissions of greenhouse natural gases;

•	unitization and pooling of properties;

•	habitat and endangered species protection, reclamation and remediation, and other environmental protection;

•	well stimulation processes;

•	produced water disposal;

•	safety precautions;

•	operational reporting; and

•	taxation.

Under these laws and regulations, Chaparral could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	oil spills and releases or discharges of hazardous materials;

•	well reclamation costs;

•	remediation and clean-up costs and other governmental sanctions, such as fines and penalties;

•	other environmental damages; and

•	reporting or other issues arising from greenhouse gas emissions.

Chaparral’s operations could be significantly delayed or curtailed and its costs of operations could significantly increase as a result of regulatory requirements or restrictions. Additionally, future regulations promulgated pursuant to the Clean Air Act or other mandatory federal legislation may require monitoring and reporting of greenhouse gas emissions and eventually may impose restrictions on these emissions resulting in liability for exceeding permitted air pollutant emission rates or other mandatory caps on greenhouse gas emissions. Chaparral is unable to predict the ultimate cost of compliance with these requirements or their effect on Chaparral’s operations.

Properties that Chaparral acquires may not produce as projected and Chaparral may be unable to accurately predict reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

Acquisitions of producing and undeveloped properties have been an important part of Chaparral’s historical growth. Chaparral expects acquisitions will also contribute to its future growth. Successful acquisitions require an assessment of a number of factors, including recoverable reserves, exploration or development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. Chaparral performs an engineering, geological and geophysical review of the acquired properties, which Chaparral believes is generally consistent with industry practices. However, such assessments are inexact and their accuracy is inherently uncertain for a number of reasons. For instance, in connection with its assessments, such a review may not permit Chaparral to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Chaparral does not physically inspect every well. Even when Chaparral inspects a well, it does not always discover structural, subsurface and environmental problems that may exist or arise. Chaparral’s review prior to signing a definitive purchase agreement may be even more limited. Often Chaparral is not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities associated with acquired properties. Normally, Chaparral acquires interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result, significant unknown liabilities, including environmental liabilities, may exist and Chaparral may experience losses due to title defects, in acquisitions for which Chaparral has limited or no contractual remedies or insurance coverage. In addition, Chaparral may acquire oil and natural gas properties that contain economically recoverable reserves which are less than predicted. Thus, liabilities and uneconomically feasible oil and natural gas recoveries related to Chaparral’s acquisitions of producing and undeveloped properties may have a material adverse effect on the Company’s results of operations and reserve growth.

Chaparral may have difficulty managing any future growth and the related demands on its resources.

Chaparral has experienced growth in the past through the expansion of its drilling program and through acquisitions. Chaparral anticipates further growth in 2010 and thereafter. Any future growth may place a significant strain on Chaparral’s financial, technical, operational and administrative resources. Chaparral currently expects to add to its staffing levels as a result of the Transaction; however, Chaparral may experience difficulties in finding and retaining additional qualified personnel. In an effort to meet the demands of its planned activities in 2010 and thereafter, Chaparral may be required to supplement its staff with contract and consultant personnel until it is able to hire new employees. As a result, Chaparral may be unable to fully execute its growth plans, including acquiring new properties, drilling new wells and, if economically viable, implement EOR methods, all of which could have a material adverse effect on Chaparral’s growth, results of operations and the value of an investment in the Company.

Chaparral cannot control the activities on properties it does not operate and Chaparral is unable to ensure the proper operation and profitability of these non-operated properties.

Chaparral does not operate all of the properties in which it has an interest. As a result, Chaparral has limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of drilling and development activities on Chaparral’s partially owned properties operated by others therefore will depend upon a number of factors outside of Chaparral’s control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and diligence in adequately performing operations and complying with applicable agreements;

•	financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

As a result of any of the above or an operator’s failure to act in ways that are in Chaparral’s best interest, Chaparral’s allocated production revenues and results of operations could be adversely affected.

If the third parties Chaparral relies on for gathering and distributing its oil and natural gas are unable to meet its needs for such services and facilities, Chaparral’s future exploration and production activities could be adversely affected.

The marketability of Chaparral’s production depends upon the proximity of its reserves to, and the capacity of, third-party facilities and third-party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and refineries or processing facilities. Such third parties are subject to federal and state regulation of the production and transportation of oil and natural gas. If such third parties are unable to comply with such regulations and Chaparral is unable to replace such service and facilities providers, Chaparral may be required to shut-in producing wells or delay or discontinue development plans for its properties. A shut-in, delay or discontinuance could adversely affect Chaparral’s financial condition.

The loss of Chaparral’s Chief Executive Officer or other key personnel could adversely affect its business.

Chaparral depends, and will continue to depend in the foreseeable future, on the services of Mark A. Fischer, Chaparral’s Chief Executive Officer, and other officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production, and developing and executing financing and hedging strategies. Chaparral’s ability to hire and retain its officers and key employees is important to its continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on Chaparral’s business following the consummation of the Transaction.

Oil and natural gas drilling and production operations can be hazardous and may expose Chaparral to environmental or other liabilities.

Oil and natural gas operations are subject to many risks, including well blowouts, cratering, explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Chaparral’s drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these events occur, Chaparral could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and administrative, civil and criminal penalties; and

•	injunctions or other proceedings that suspend, limit or prohibit operations.

Chaparral’s liability for environmental hazards includes those created on properties prior to the date Chaparral acquired them. While Chaparral maintains insurance against some, but not all, of the risks described above, Chaparral’s insurance may not be adequate to cover any or all resulting catastrophic or casualty losses or liabilities. Moreover, in the future, Chaparral may not be able to obtain any such insurance on commercially reasonable terms. The occurrence of, or failure by Chaparral to obtain or maintain adequate insurance coverage for, any of the events listed above could have a material adverse effect on Chaparral’s financial condition and results of operations, as well as Chaparral’s growth, exploration and employee recruitment activities.

Costs of environmental liabilities could exceed Chaparral’s estimates and adversely affects its operating results.

Chaparral’s operations are subject to numerous environmental laws and regulations, which obligate it to install and maintain pollution controls and to clean up various sites at which regulated materials may have been disposed of or released. It is not possible for Chaparral to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

•	the uncertainties in estimating clean-up costs;

•	the discovery of additional contamination or contamination more widespread than previously thought;

•	the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and

•	future changes to environmental laws and regulations.

Although Chaparral believes it has established appropriate reserves for liabilities, including clean-up costs, Chaparral could be required to set aside additional reserves in the future due to these uncertainties, incur material clean-up costs and/or expend significant sums to defend itself against litigation related to legacy environmental issues, which could have an adverse effect on its operating results.

If Chaparral is not able to generate sufficient cash to service all of its long-term indebtedness and is unable to reduce expenditures sufficiently, restructure, refinance or take other actions to satisfy its obligations under Chaparral’s Existing Credit Facility, Chaparral’s operations and business would be adversely affected.

Chaparral’s ability to make scheduled payments on or to refinance its long-term indebtedness obligations depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond Chaparral’s control. Chaparral cannot provide any assurances that it will maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its long-term indebtedness.

If Chaparral’s cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional borrowings or restructure or refinance its long-term indebtedness, including its senior notes. Chaparral cannot provide assurance that it would be able to take any of these actions, that these actions would be successful and permit Chaparral to meet its scheduled debt service or that these actions would be permitted under the terms of existing or future agreements, including the Proposed Replacement Credit Facility and the indentures governing Chaparral’s senior notes. In the absence of such operating results and resources, Chaparral could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Proposed Replacement Credit Facility and the indentures governing its senior notes will restrict its ability to dispose of assets and use the proceeds from the disposition. Chaparral may not be able to consummate those dispositions or to obtain the proceeds which it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If Chaparral cannot make scheduled payments on its long-term indebtedness, Chaparral will be in default and, as a result:

•	debt holders could declare all outstanding principal and interest to be due and payable;

•	Chaparral may be in default under its ISDA Master Agreements and counter-parties could demand early termination;

•	the lenders under the Proposed Replacement Credit Facility could terminate their commitments to loan Chaparral money and foreclose against the assets securing their borrowings; and

•	Chaparral could be forced into bankruptcy or liquidation.

Upon a change of control, Chaparral may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing its senior notes, which would violate the terms of these arrangements.

Upon the occurrence of a change of control (as defined in the indentures for Chaparral’s senior notes), holders of Chaparral’s outstanding senior notes will have the right to require Chaparral to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that either Chaparral or its subsidiary guarantors would have sufficient financial resources available to satisfy all of the purchase obligations under these senior notes in the event of a change of control. Further, Chaparral expects to be contractually restricted under the terms of its Proposed Replacement Credit Facility from repurchasing all of the senior notes tendered upon a change of control. Accordingly, Chaparral may be unable to satisfy its obligations to purchase the senior notes unless it is able to refinance or obtain waivers under its Proposed Replacement Credit Facility. Chaparral’s failure to purchase the senior notes as required would result in a default under the indentures and will likely result in a cross-default under its Proposed Replacement Credit Facility and other agreements, each of which could have material adverse consequences for Chaparral. In addition, the Proposed Replacement Credit Facility is expected to provide that a change of control would be a default that permits lenders to accelerate the maturity of borrowings thereunder.

Chaparral’s level of indebtedness may adversely affect its operations and limit its growth.

As of September 30, 2009, Chaparral’s total long-term indebtedness, including current maturities, was $1,178.4 million. Upon completion of the Transaction, Chaparral expects its total long-term indebtedness, including current maturities, to be in the range of $786.7 million to $961.2 million, depending on share redemption. Chaparral may incur additional indebtedness, including significant secured indebtedness, in order to make future acquisitions, to develop its properties for production or for other purposes, and Chaparral expects to continue to be highly leveraged in the foreseeable future. Covenants set forth in the indentures for Chaparral’s senior notes, including the Adjusted Consolidated Net Tangible Asset debt incurrence test (the “ACNTA test”), limit the amount of secured debt Chaparral can incur. Certain thresholds set forth in the ACNTA test are principally reliant upon the levels of commodity prices for crude oil and natural gas at specified dates. Following the merger, Chaparral expects to be unable to borrow additional amounts under any secured indebtedness, regardless of the expected availability under the Proposed Replacement Credit Facility, if its secured debt would exceed approximately $320.0 million.

Chaparral’s level of indebtedness affects Chaparral’s operations in several ways, including the following:

•

a significant portion of Chaparral’s cash flows from operating activities must be used to service Chaparral’s indebtedness and, therefore, is not available for other purposes such as acquisitions, exploration or property development;

•	Chaparral may be at a competitive disadvantage as compared to similar companies that have less debt;

•

the covenants contained in the agreements governing Chaparral’s outstanding indebtedness and future indebtedness may limit Chaparral’s ability to borrow additional funds, pay dividends and make certain investments and may also affect Chaparral’s flexibility in planning for, and reacting to, changes in the economy and in Chaparral’s industry;

•	additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and more restrictive covenants;

•

changes in the credit ratings of Chaparral’s debt may negatively affect the cost, terms, conditions and availability of future financing, and lower ratings may increase the interest rate and fees Chaparral pays on its Proposed Replacement Credit Facility; and

•	Chaparral may be more vulnerable to general adverse economic and industry conditions.

Chaparral’s Proposed Replacement Credit Facility will have, and the senior note indentures currently have, substantial restrictions and financial covenants which could prevent Chaparral from obtaining additional credit.

Commodity prices are inherently volatile and may decline in the future, requiring Chaparral to increase its borrowings or allowing its lenders to adjust its borrowing downward, each of which could hinder Chaparral’s ability to obtain additional financing. Upon completion of the Transaction, Chaparral’s Proposed Replacement Credit Facility will be secured by a mortgage against substantially all of its proved reserves and will have covenants that limit or prohibit additional borrowings, sales of assets, the distribution of cash or properties and the incurrence of liens. The Proposed Replacement Credit Facility will also require that specified financial ratios be maintained. The indentures governing Chaparral’s senior notes contain, and the Proposed Replacement Credit Facility will contain, various covenants that may limit Chaparral’s ability and/or its restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from Chaparral’s subsidiaries;

•	sell assets and capital stock of its subsidiaries;

•	enter into certain transactions with affiliates;

•	consolidate or merge with or into, or sell substantially all of its assets to, another person; and

•	enter into new lines of business.

Upon completion of the Transaction, the restrictions of Chaparral’s Proposed Replacement Credit Facility and senior note indentures and the difficulty in obtaining additional debt financing may restrict Chaparral’s operations and have adverse consequences on its financial results, including its ability to obtain financing for working capital, capital expenditures, drilling, purchases of new technology or other purposes. See the risk factor entitled “Until such time as the Company completes an underwritten public offering, the failure of Fischer Investments, L.L.C. and Altoma Partners GP to directly or indirectly beneficially own at least 35% of the Common Stock following the Transaction could result in a change of control under the Chaparral 8 1/2% senior notes due 2015. The closing of the Transaction will not result in a change of control. However, following the closing of the Transaction, the ownership of these principal stockholders may be sufficiently close to the 35% requirement as to impair the Company’s ability to issue equity in the future, or at least until the Company completes an underwritten public offering” for a discussion of additional risks posed by the change of control provisions in Chaparral’s 8½% senior note indenture.

Chaparral may not have sufficient funds to repay bank borrowings if required as a result of a borrowing base redetermination.

Availability under Chaparral’s Proposed Replacement Credit Facility will be subject to an initial borrowing base of $500.0 million, and the borrowing base is expected to be recalculated by the lenders on a semi-annual basis. Additionally, Chaparral expects that the lenders will be able to request an additional borrowing base recalculation once every six months. If the outstanding borrowings under Chaparral’s Proposed Replacement Credit Facility were to exceed the borrowing base as a result of any such recalculation, Chaparral would be required to eliminate this excess. If Chaparral is forced to repay a portion of its bank borrowings, Chaparral may not have sufficient funds to make such repayments. If Chaparral does not have sufficient funds and is otherwise unable to negotiate renewals of its borrowings or arrange new financing, Chaparral may have to sell significant assets. Any such sale could have a material adverse effect on Chaparral’s business and financial results.

Chaparral’s use of derivative instruments could result in financial losses or reduce its income.

To reduce Chaparral’s exposure to the volatility in the price of oil and natural gas and provide stability to cash flows, Chaparral enters into derivative positions, many of which are designated as cash flow hedges for accounting purposes. These derivative products include fixed-price swaps, collars, and basis swaps with financial institutions or other similar transactions. As of September 30, 2009, Chaparral had entered into swaps for 25,700 BBtu of its natural gas production for 2009 through 2011 at average monthly prices ranging from $6.94 to $8.52 per MMBtu of natural gas. Chaparral also entered into collars for 4,350 BBtu of its natural gas production for 2009 through 2010 at a floor of $10.00 per MMBtu. As of September 30, 2009, Chaparral had entered into swaps for 4,785 MBbl of its crude oil production for 2009 through 2011 at average monthly prices ranging from $65.06 to $67.90 per Bbl of oil. Chaparral also entered into collars for 504 MBbl of its crude oil production for 2009 through 2011 at a floor of $110.00 per Bbl of oil. As of September 30, 2009, Chaparral had basis protection swaps for 34,030 BBtu of its natural gas production for 2009 through 2011 at average monthly prices ranging from $0.70 to $0.96 per MMBtu. The fair value of Chaparral’s oil and natural gas derivative positions outstanding as of September 30, 2009 was an asset of approximately $13.0 million.

Derivative instruments expose Chaparral to risk of financial loss in some circumstances, including when:

•	Chaparral’s production is less than expected;

•	the counterparty to the derivative instruments defaults on its contractual obligations; or

•	there is a widening of price differentials between delivery points for Chaparral’s production and the delivery point assumed in the derivative instruments.

Derivatives also expose Chaparral to risk of income reduction as derivative instruments may limit the benefit Chaparral would receive from increases in the prices for oil and natural gas. Additionally, derivatives that are not hedges must be adjusted to fair value through income. If the derivative transaction qualifies and is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recognized in “other comprehensive income (loss)” until the hedged item is recognized in income. The ineffective portion of a derivative’s change in fair value, as measured using the dollar offset method, is immediately recognized in gain (loss) from oil and gas hedging activities in the statement of operations.

If it is probable the oil or natural gas sales which are hedged will not occur, hedge accounting must be discontinued and the gain or loss reported in accumulated other comprehensive income (loss) immediately reclassified into income. If a derivative which qualified for cash flow hedge accounting ceases to be highly effective, or is liquidated or sold prior to maturity, hedge accounting must be discontinued. The gain or loss associated with the discontinued hedges remains in accumulated other comprehensive income (loss) and is reclassified into income as the hedged transactions occur.

While the primary purpose of Chaparral’s derivative transactions is to protect itself against the volatility in oil and natural gas prices, under certain circumstances, or if hedges are deemed ineffective, discontinued or terminated for any reason, Chaparral may incur substantial losses in closing-out its positions which could have a material adverse effect on the financial condition, results of operations and cash flows of Chaparral.

Chaparral’s working capital could be adversely affected if Chaparral enters into derivative instruments that require cash collateral.

The use of derivatives may, in some cases, require the posting of cash collateral with counterparties (i.e. margin requirements). Although Chaparral currently does not, and does not anticipate that it will in the future, enter into derivative transactions that require an initial deposit of cash collateral, Chaparral’s working capital, and by extension, its growth, could be impacted if it enters into derivative transactions that require cash collateral and if commodity prices move in a manner adverse to Chaparral, it may be required to meet margin calls. Future collateral requirements are uncertain and will depend on arrangements with Chaparral’s counterparties and highly volatile oil and natural gas prices.

Chaparral is subject to financing and interest rate exposure risks.

Chaparral’s future success depends on Chaparral’s ability to access capital markets and obtain financing on reasonable terms. Chaparral’s ability to access financial markets and obtain financing on commercially reasonable terms in the future is dependent on a number of factors, many of which Chaparral cannot control, including changes in:

•	Chaparral’s credit rating;

•	interest rates;

•	the structured and commercial financial markets;

•	market perceptions of Chaparral or the oil and natural gas exploration and production industry; and

•	tax burden due to new tax laws.

Assuming a constant debt level of $513.0 million, equal to Chaparral’s borrowing base under Chaparral’s Existing Credit Facility at September 30, 2009, the cash flow impact for a 12-month period resulting from a 100 basis point movement in interest rates, regardless of whether the spread widens or tightens, would be $5.1 million. As a result, any increases in Chaparral’s interest rates, or Chaparral’s inability to access the equity markets on reasonable terms, could have an adverse impact on its financial condition, results of operations and growth prospects.

The concentration of accounts for Chaparral’s oil and natural gas sales, joint interest billings or hedging with third parties could expose Chaparral to credit risk.

Substantially all of Chaparral’s accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the energy industry. The concentration of customers and joint interest owners may impact its overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically, Chaparral has not experienced any material credit losses on its receivables. Future concentration of sales of oil and natural gas commensurate with decreases in commodity prices could result in adverse effects.

In addition, Chaparral’s oil and natural gas swaps or other hedging contracts expose it to credit risk in the event of non-performance by counterparties. Generally, these contracts are with major investment grade financial institutions and historically Chaparral has not experienced any credit losses. Chaparral believes that the guarantee of a fixed price for the volume of oil and natural gas hedged reduces volatility in its reported results of operations, financial position and cash flows from period to period and lowers Chaparral’s overall business risk. However, as also discussed along with other risks specific to hedging activities, Chaparral may be exposed to greater credit risk in the future.

Possible regulation related to global warming and climate change could have an adverse effect on Chaparral’s operations and demand for oil and gas.

Recent scientific studies have suggested that emissions of gases, commonly referred to as “greenhouse gases” including carbon dioxide, methane and nitrous oxide among others, may be contributing to warming of the earth’s atmosphere. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, several states have already taken legal measures to reduce emissions of greenhouse gases. As a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, 549 U.S. 497 (2007), finding that greenhouse gases fall within the Clean Air Act (“CAA”) definition of “air pollutant,” the Environmental Protection Agency (“EPA”) was required to determine whether emissions of greenhouse gases “endanger” public health or welfare. In April 2009, EPA proposed a finding of such endangerment and has announced plans to soon finalize its proposed endangerment finding. Consistent with its endangerment finding, in September 2009, EPA proposed regulations to control greenhouse gas emissions from light duty vehicles. EPA also announced that its action to control greenhouse gas emissions from light duty vehicles automatically triggers application of the CAA prevention of significant deterioration and Title V operating permit program to major stationary sources of greenhouse gas emissions. Thus, in September 2009, EPA issued a proposed “tailoring” rule explaining how it would implement the CAA permitting programs to major stationary source greenhouse gas emission sources. In September 2009, EPA also adopted a mandatory greenhouse gas reporting rule which will assist EPA in implementing the major stationary source permitting programs triggered by the mobile source rules. EPA’s rules may become final and effective even if Congress adopts new legislation addressing emissions of greenhouse gases. Finally, in September 2009, the United States Court of Appeals for the Second Circuit issued its decision in Connecticut v. American Electric Power Co., 2009 U.S. App. LEXIS 20873 (2d Cir. Sept. 21, 2009), allowing plaintiffs, claims that public utilities greenhouse gas emissions created a “public nuisance” to go to trial over defendants objections based upon political question, preemption and lack of standing. This case exposes other significant emission sources of greenhouse gases to similar litigation risk. This effect of this recent caselaw may be mitigated by Congress’s adoption of greenhouse gas legislation and, or, EPA’s final adoption of greenhouse gas emission standards.

Other nations have already agreed to regulate emissions of greenhouse gases, pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol,” an international treaty pursuant to which participating countries (not including the United States) have agreed to reduce their emissions of greenhouse gases to below 1990 levels by 2012. International negotiations are currently underway to develop a new agreement, with the participation of the United States. International developments, passage of state or federal climate control legislation or other regulatory initiatives, the adoption of regulations by the EPA and analogous state agencies that restrict emissions of greenhouse gases in areas in which Chaparral conducts business, or further development of caselaw allowing claims based upon greenhouse gas emissions, could have an adverse effect on Chaparral’s operations and demand for oil and natural gas.

Potential legislative and regulatory actions could increase Chaparral’s costs, reduce its revenue and cash flow from oil and natural gas sales, reduce its liquidity or otherwise alter the way it conducts its business.

Pending federal budget proposals would potentially increase and accelerate the payment of federal income taxes of independent producers of oil and natural gas. Proposals that would significantly affect Chaparral would repeal the expensing of intangible drilling costs, repeal the percentage depletion allowance, repeal the manufacturing tax deduction for oil and natural gas companies and increase the amortization period of geological and geophysical expenses. These changes, if enacted, will make it more costly for Chaparral to explore for and develop its oil and natural gas resources.

The U.S. Congress is considering measures aimed at increasing the transparency and stability of the over-the-counter (“OTC”) derivative markets and preventing excessive speculation. Chaparral maintains an active price and basis protection hedging program related to the oil and natural gas it produces. Additionally, Chaparral has used the OTC market exclusively for its oil and natural gas derivative contracts and relies on its hedging activities to manage the risk of low commodity prices and to predict with greater certainty the cash flow from its hedged production. Proposals being considered would impose clearing and standardization requirements for all OTC derivatives and restrict trading positions in the energy futures markets. Such changes would likely materially reduce Chaparral’s hedging opportunities and could negatively affect its revenues and cash flow during periods of low commodity prices.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. The forward-looking statements include, but are not limited to, statements regarding the Company’s, Chaparral’s or their respective management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	the Company and Chaparral’s ability to complete the Transaction;

•	the benefits of the Transaction;

•	the growth of the market for the Company’s services;

•	the actual quantities of Chaparral’s proved reserves of oil and natural gas;

•	the future levels of production of oil and natural gas by Chaparral;

•	the results of Chaparral’s future exploration, development and exploitation activities;

•	the future operating and developmental costs of Chaparral’s oil and natural gas properties;

•	the future price and demand for oil and natural gas;

•	the Company’s continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting Chaparral’s business;

•	Chaparral’s ability to obtain the Proposed Replacement Credit Facility, to service its existing debt and the results of its future financing efforts;

•	the Company and Chaparral’s plans, objectives, expectations and intentions contained herein that are not historical;

•	the amount and timing of capital expenditures by the Company;

•	the Company’s ability to develop and carry out its business strategy, including expansion plans and opportunities; and

•	the financial or operating performance of the Company following consummation of the Transaction.

The forward-looking statements contained in this proxy statement/prospectus are based on the Company’s and Chaparral’s current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting the Company or Chaparral will be those that they have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s or Chaparral’s control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include those factors described under the heading “Risk Factors.” Specifically, some factors that could cause actual results to differ include:

•	the Company’s ability to complete its initial business combination within the specified time limits;

•	officers and directors allocating their time to other businesses or potentially having conflicts of interest with the Company’s business or in approving the Transaction;

•	success in retaining or recruiting, or changes required in, the Company’s officers, key employees or directors following the Transaction;

•	delisting of the Company’s securities from the NYSE Amex following the Transaction and inability to list the Company’s securities on the NYSE;

•	the potential liquidity and trading of the Company’s public securities;

•	the Company’s revenues and operating performance;

•	changes in overall economic conditions;

•	anticipated business development activities of the Company following the Transaction;

•	risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002); and

•	other risks referenced from time to time in the Company’s filings with the SEC.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements included herein attributable to the Company, Chaparral or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither the Company nor Chaparral undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Except to the extent required by applicable laws and regulations, neither the Company nor Chaparral undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you vote your proxy or instruct how your vote should be cast or vote on the approval of the Transaction, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on the Company and Chaparral, now or upon completion of the Transaction.

SPECIAL MEETING OF WARRANTHOLDERS AND SPECIAL MEETING OF STOCKHOLDERS

General

The Company is furnishing this proxy statement/prospectus to its warrantholders and stockholders as part of the solicitation of proxies by its Board of Directors for use at the Special Meeting of Warrantholders and the Special Meeting of Stockholders, each to be held on December 10, 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Company warrantholders and stockholders on or about November 30, 2009. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting of Warrantholders and the Special Meeting of Stockholders.

Date, Time and Place

The Special Meeting of Warrantholders will be held at 10:00 a.m., Eastern time, on December 10, 2009, at the offices of Ellenoff Grossman & Schole LLP, the Company’s counsel, at 150 East 42nd Street, 11th Floor, New York, New York 10017, or such other date, time and place to which such meeting may be adjourned or postponed. The Special Meeting of Stockholders will be held at the same location, at 10:30 a.m., Eastern time, on December 10, 2009 or such other date, time and place to which such meetings may be adjourned or postponed.

Purpose of the Special Meeting of Warrantholders

At the Special Meeting of Warrantholders, the Company will ask holders of its Company Warrants to consider and vote upon the following proposal:

(1) The Warrant Amendment Proposal. Warrantholders are being asked to consider and vote upon a proposal to amend the Warrant Agreement, which governs the Company’s 45,000,000 Public Warrants and the Company’s 15,600,000 Private Warrants (which are collectively referred to as the “Company Warrants”) to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the Transaction or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described herein; and

(2) Such other procedural matters as may properly come before the Special Meeting of Warrantholders or any adjournment or postponement thereof.

Purpose of the Special Meeting of Stockholders

At the Special Meeting of Stockholders, the Company will ask holders of its Common Stock to consider and vote upon the following proposals:

(1) The Merger Proposal—to consider and vote upon a proposal to adopt the Merger Agreement and to approve the transactions contemplated thereby, including the merger of Merger Sub with and into Chaparral with Chaparral subsequently merging into the Company, as a result of which the stockholders of Chaparral will receive shares of Common Stock;

(2) The Charter Amendment Proposals—to consider and vote upon the following separate proposals to amend the Company’s amended and restated certificate of incorporation following the consummation of the Transaction: (i) to change the Company’s name from “United Refining Energy Corp.” to “Chaparral Energy, Inc.”; (ii) to increase the Company’s authorized capital stock from 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 350,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; (iii) to make the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension described herein), perpetual; (iv) to remove the provisions related to the Company’s status as a blank check company; (v) to divide the Company’s Board of Directors into three classes, with the members in each class elected for a three-year term, and to fix the number of directors at between three and thirteen directors; (vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason; (vii) to prohibit securityholders’ action by written consent; (viii) to amend the provision that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of the DGCL to provide that the Company shall indemnify present and former officers and directors to the fullest extent permitted by Section 145 of the DGCL; and (ix) to remove the election not to be governed by Section 203 of the DGCL;

(3) The Incentive Plan Proposal—to consider and vote upon a proposal to adopt the Incentive Plan pursuant to which the Company will reserve 8,900,000 shares of Common Stock for issuance pursuant to the Incentive Plan; and

(4) Such other procedural matters as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

Recommendation of the Company’s Board of Directors to Warrantholders

After careful consideration of the Warrant Amendment Proposal, the Company’s Board of Directors has determined unanimously that the Warrant Amendment is fair to, and in the best interests of, the Company and its warrantholders and unanimously recommends that the warrantholders vote or instruct their vote to be cast “FOR” the Warrant Amendment Proposal.

Recommendation of the Company’s Board of Directors to Stockholders

After careful consideration of each of the proposals, the Company’s Board of Directors has determined unanimously that each of them is fair to, and in the best interests of, the Company and its stockholders and unanimously recommends that the stockholders vote or instruct their vote to be cast “FOR” the Merger Proposal, each of the Charter Amendment Proposals and the Incentive Plan Proposal.

Record Date; Who is Entitled to Vote

You will be entitled to vote or direct votes to be cast at the Special Meeting of Warrantholders or Special Meeting of Stockholders if you owned Company Warrants or shares of Common Stock, respectively, at the close of business on November 20, 2009, which the Company has fixed as the record date for the Special Meeting of Warrantholders and the Special Meeting of Stockholders. You are entitled to one vote for each Company Warrant and one vote for each share of Common Stock you owned at the close of business on the record date. On the record date, there were 60,600,000 Company Warrants outstanding, of which 45,000,000 are Public Warrants and 15,600,000 are Private Warrants, and on the record date, there were 56,250,000 shares of Common Stock outstanding, of which 45,000,000 are Public Shares and 11,250,000 are founder shares.

Quorum and Required Vote for Warrantholder Proposal

A quorum of warrantholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Warrantholders if a majority of the outstanding Company Warrants is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purpose of establishing a quorum.

The approval of the Warrant Amendment Proposal will require the affirmative vote of the holders of a majority of the Company Warrants outstanding as of the record date.

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the same affect as a vote “AGAINST” the Warrant Amendment Proposal.

As of the record date for the Special Meeting of Warrantholders, the Company’s sponsor owns the 15,600,000 Private Warrants. In addition, certain of the Company’s directors and officers purchased 39,625 Public Warrants in the open market following the IPO, which, together with the Private Warrants means the Company’s sponsors, directors and officers own an aggregate of approximately 25.8% of the outstanding Company Warrants. The sponsor, directors and officers of the Company have indicated that they intend to vote in favor of the Warrant Amendment Proposal.

Quorum and Required Vote for Stockholder Proposals

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Stockholders if a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting of Stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purpose of establishing a quorum.

The approval of the Merger Proposal requires the affirmative vote of the majority of the shares of Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders and a majority of the Public Shares voted at the Special Meeting of Stockholders. If holders of 40% or more of the Public Shares vote against the Transaction and demand that their Public Shares be redeemed for a pro rata portion of the trust account, the Company will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Transaction. Please note you cannot seek redemption of your Public Shares unless you vote against the Merger Proposal and affirmatively elect to have your Public Shares redeemed.

The approval of each of the Charter Amendment Proposals requires the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the record date.

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders.

As of the record date for the Special Meeting of Stockholders, the Company’s sponsor, directors and officers and their affiliates held approximately 20% of the issued and outstanding Common Stock, which includes all shares of Common Stock they acquired before or after the IPO. Pursuant to agreements entered into by the Company, the representatives of the underwriters in the IPO and the sponsor, the 11,250,000 founder shares will be voted in accordance with the majority of the votes cast by holders of Public Shares with respect to the Merger Proposal. In addition, pursuant to agreements entered into by the Company, the representatives of the underwriters in the IPO and the sponsor, directors and officers of the Company, any shares of Common Stock acquired in the open market will be voted in favor of the Merger Proposal. The Company’s sponsor, directors and officers have indicated that they intend to vote their shares of Common Stock in favor of all other proposals presented at the Special Meeting of Stockholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your warrants or shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The Company believes the proposals presented to warrantholders and stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your broker, bank or nominee may deliver a proxy card expressly indicating that it is NOT voting your shares, as the case may be. This indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. A broker non-vote, while considered present for purposes of establishing a quorum, will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Abstentions will have no effect on the Merger Proposal or the Incentive Plan Proposal. Broker non-votes will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on the Merger Proposal or the Incentive Plan Proposal.

Voting Your Warrants or Shares

Each Company Warrant and each share of Common Stock you own in your name entitles you to one vote on the applicable proposals. Your one or more proxy cards show the number of warrants or shares of Common Stock, as the case may be, you own. There are two ways to vote your warrants or shares of Common Stock:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your warrants or shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instruction on how to vote your warrants, your warrants will be voted, as recommended by the Company’s Board of Directors, “FOR” the Warrant Amendment Proposal. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Board of Directors, “FOR” the Merger Proposal, “FOR” each of the Charter Amendment Proposals and “FOR” the Incentive Plan Proposal.

•

You can attend the Special Meeting of Warrantholders and/or the Special Meeting of Stockholders, as the case may be, and vote in person. The Company’s officers will give you a ballot when you arrive. However, if your warrants or shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee in order to vote your warrants or shares, at the Special Meeting of Warrantholders or the Special Meeting of Stockholders. That is the only way the Company can be sure that the broker, bank or nominee has not already voted your Company Warrants or shares of Common Stock.

Warrantholders and stockholders who hold their securities in “street name” through a broker or bank will have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. As of the date of this proxy statement/prospectus, 44,997,999 of the 45,000,000 outstanding Public Shares (99.99%) and 44,998,000 of the 45,000,000 outstanding Public Warrants (99.99%) are held in street name. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods. Votes submitted at any time prior to the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be, will be accepted. However, to ensure that your vote is properly counted and to avoid any problems or unforeseen delays, you should submit your vote as early as possible and prior to midnight on the day before the meeting. After such time, a holder would need to contact his bank, broker or nominee directly to vote or change his vote.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting of Warrantholders or the Special Meeting of Stockholders, or at the Special Meeting of Warrantholders or the Special Meeting of Stockholders by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify John R. Wagner, the Company’s Secretary, in writing before the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as applicable, that you have revoked your proxy; or

•	you may attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as applicable, revoke your proxy, and vote in person, as indicated above.

Courses of Action Available to Securityholders

Warrantholders and stockholders may take various courses of action with respect to the proposals to be presented at the Special Meeting of Warrantholders and the Special Meeting of Stockholders, respectively. Generally speaking, a securityholder may vote upon the various proposals by returning the enclosed proxy card or voting in person at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be.

Courses of Action Available to Warrantholders

A holder of Company Warrants may vote in favor of, against or abstain from voting on the Warrant Amendment Proposal. Moreover, the holder has the right to elect the Warrant Redemption and the right to receive the warrant redemption price or to retain the Company Warrants already owned, as amended. However, a holder of Company Warrants may not elect to retain the Company Warrant the holder beneficially owns unless the holder votes in favor of the Warrant Amendment Proposal. A holder of Company Warrants may vote and make the warrant election until the polls are closed with respect to the Warrant Amendment Proposal at the Special Meeting of Warrantholders. In the event the Warrant Amendment Proposal is approved and a holder of Company Warrants votes against or abstains from voting on the Warrant Amendment Proposal, or if the holder fails to make an election with respect to the Warrant Amendment, the holder’s Company Warrants will be redeemed pursuant to the Warrant Redemption. Presented in the table below is a graphic explanation of the choices available to a warrantholder.

The Warrant Amendment Proposal

Course of Action	Timing	Potential Impact on Other Courses of Action
Vote in Favor and elect to retain the Company Warrants, as amended	Until the polls close with respect to the proposal at the Special Meeting of Warrantholders	A holder of Company Warrants that elects to retain the Company Warrants, as amended, may not receive the redemption price pursuant to the Warrant Redemption unless the Company agrees to permit the holder to change the election made prior to the closing of the polls. In addition, the election to retain the Company Warrants, as amended, is subject to adjustment and proration, as described elsewhere in this proxy statement/prospectus.

Vote in Favor and elect to redeem the Company Warrants pursuant to the Warrant Redemption	Until the polls close with respect to the proposal at the Special Meeting of Warrantholders	A holder of Company Warrants that elects to redeem the Company Warrants may not change the election and retain the Company Warrant once the Warrant Amendment Proposal is approved.

Vote Against and elect to retain the Company Warrants, as amended	Until the polls close with respect to the proposal at the Special Meeting of Warrantholders	This course of action is not available to holders of Company Warrants.

Vote Against and elect to redeem the Company Warrant pursuant to the Warrant Redemption	Until the polls close with respect to the proposal at the Special Meeting of Warrantholders	A holder of Company Warrants that elects to redeem the Company Warrants may not change the election and retain the Company Warrant once the Warrant Amendment Proposal is approved.

Vote in Favor or Against and fail to make a warrant election	Until the polls close with respect to the proposal at the Special Meeting of Warrantholders	A holder of Company Warrants that fails to elect the Warrant Redemption or to retain the Company Warrants, as amended, may only receive the redemption price pursuant to the Warrant Redemption. If a holder fails to make an election, the holder cannot retain the Company Warrants, as amended, once the Warrant Amendment Proposal is approved.

Abstain from voting and fail to make a warrant election	Until the polls close with respect to the proposal at the Special Meeting of Warrantholders	A holder of Company Warrants that abstains from voting with respect to the proposal may only receive the redemption price pursuant to the Warrant Redemption. A holder of Company Warrants that abstains from voting on the proposal may not elect to retain the Company Warrants, as amended.

Courses of Action Available to Stockholders

A stockholder may vote in favor of, against or abstain from voting on the Merger Proposal. In the event a holder of Public Shares votes against the Merger Proposal, the stockholder may also elect to redeem the Public Shares for a pro rata portion of the trust account. A stockholder may vote on the Merger Proposal until the polls are closed with respect to such proposal at the Special Meeting of Stockholders. However, in order to exercise redemption rights, the stockholder must have delivered the Public Shares the holder owns, either physically or electronically, to the transfer agent prior to the Special Meeting of Stockholders. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares. A holder of Public Shares who purchased such shares in the Company’s IPO may also have certain claims for rescission or damages. A claim for rescission or damages under the Securities Act of 1933, as amended, or Securities Act, and some state statutes, may be made up to one year from the time the holder discovered or reasonably should have discovered the facts giving rise to the claim but not later than three years after the events giving rise to the claim.

The Merger Proposal

Course of Action	Timing	Potential Impact on Other Courses of Action
Vote in Favor of the Transaction	Until the polls close with respect to the proposal at the Special Meeting of Stockholders.	A vote in favor of the Merger Proposal precludes a stockholder from exercising redemption rights.

Vote Against the Transaction and Exercise Redemption Rights	Until the polls close with respect to the proposal at the Special Meeting of Stockholders. However, as described elsewhere in this proxy statement/prospectus, in order to exercise redemption rights a holder of Public Shares must deliver the shares to the Company’s Transfer Agent prior to the Special Meeting of Stockholders.	Exercise of redemption rights may limit a claim for damages by a holder of Public Shares.

Vote Against the Transaction and Fail to Exercise Redemption Rights	Until the polls close with respect to the proposal at the Special Meeting of Stockholders.	Whether or not holder votes against the Merger Proposal and exercises redemption rights a holder may bring a claim for rescission or damages within the applicable statute of limitations. However, a claim for damages may be limited if a holder votes in favor of the Merger Proposal or if they exercise their redemption rights.

Course of Action	Timing	Potential Impact on Other Courses of Action
Abstain from Voting	Until the polls close with respect to the proposal at the Special Meeting of Stockholders.	A holder of Public Shares that abstains from voting may not exercise their redemption rights. However, they may bring a claim for rescission or damages.

Bring a Claim for Rescission or Damages	A claim must be made within the applicable statute of limitations.	A holder of Public Shares may have a limited claim for damages if they exercise their redemption rights.

A stockholder may vote in favor of, against or abstain from voting on the Charter Amendment Proposals and the Incentive Plan Proposal. However, the approval of all of the Charter Amendment Proposals and the Incentive Plan Proposal are conditions to the consummation of the Transaction and, if they fail to be approved, the Company and Chaparral may not be able to consummate the Transaction.

No Additional Matters May Be Presented at the Special Meetings

The Special Meeting of Warrantholders has been called only to consider the approval of the Warrant Amendment Proposal. The Special Meeting of Stockholders has been called only to consider the Merger Proposal, the Charter Amendment Proposals and the Incentive Plan Proposal. Under the Company’s bylaws, other than procedural matters incident to the conduct of the Special Meetings, no other matters may be considered if they are not included in the notice of the Special Meetings.

Who Can Answer Your Questions About Voting Your Warrants or Shares of Common Stock

If you have any questions about how to vote or direct a vote in respect of your Company Warrants or shares of Common Stock, you may call the Company’s Secretary, John R. Wagner, at (212) 956-5803.

Redemption Rights

Pursuant to the Company’s amended and restated certificate of incorporation, any of the holders of Public Shares as of the record date who vote their Public Shares against the Merger Proposal may also demand such shares be redeemed for a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Transaction. As of November 20, 2009, the total amount in trust was $451,398,294, or $10.03, per share. If demand is properly made and the Transaction is consummated, these shares will cease to be outstanding upon consummation of the Transaction and will represent only the right to receive a pro rata portion of funds deposited into the trust account plus interest.

Holders of Public Shares who seek to exercise this redemption right must vote against the Merger Proposal and affirmatively elect redemption of their Public Shares. Abstentions and broker non-votes do not satisfy this requirement. Holders of Public Shares seeking to exercise their redemption rights must also either check the box on the proxy card providing for the exercise of redemption rights or submit a request in writing to Continental Stock Transfer & Trust Company, the Company’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Telephone: (212) 845-3287

Fax: (212) 616-7616

Attention: Mr. Mark Zimkind

Stockholder who hold their securities in “street name” through a broker or bank will have the option to authorize their proxies to vote their securities and exercise their redemption rights electronically through the Internet or by telephone. As of the date of this proxy statement/prospectus, 44,997,999 of the 45,000,000 outstanding Public Shares (99.99%) are held in street name. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote and exercise your redemption rights by these methods.

Additionally, holders of Public Shares demanding redemption must deliver their Public Shares (either physically or electronically) through the DTC to the Company’s transfer agent prior to the Special Meeting of Stockholders. Given the relatively short solicitation period, it is advisable for stockholders to use electronic delivery of the Public Shares. If you hold your Public Warrants or Public Shares in “street name,” which means your Public Warrants or Public Shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the Public Warrants or Public Shares you beneficially own are properly counted. In this regard, you must provide the record holder of your Public Warrants or Public Shares with instructions on how to vote your Public Warrants or Public Shares, as applicable. Warrantholders and stockholders who hold their securities in “street name” through a broker or bank will have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. As of the date of this proxy statement/prospectus, 44,997,999 of the 45,000,000 outstanding Public Shares (99.99%) and 44,998,000 of the 45,000,000 outstanding Public Warrants (99.99%) are held in street name. If you hold your shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for a pro rata portion of the trust account.

If a holder of Public Shares (i) initially votes for the Merger Proposal but then wishes to vote against it and exercise its redemption rights, or (ii) initially votes against the Merger Proposal and wishes to exercise its redemption rights but does not check the box on the proxy card providing for the exercise of its redemption rights or does not send a written request to the Company’s transfer agent to exercise its redemption rights or (iii) initially votes against the Merger Proposal but later wishes to vote for it, the stockholder may request the Company to send to the stockholder another proxy card on which the stockholder may indicate the stockholder’s intended vote. The stockholder may make such request by contacting the Company at the following telephone number or address:

United Refining Energy Corp.

823 Eleventh Avenue

New York, New York 10019

Telephone: (212) 956-5803

Fax: (212) 202-7975

Attention: John R. Wagner, Secretary

You may also contact Morrow & Co., LLC, the Company’s proxy solicitor, at:

Morrow & Co., LLC

470 West Avenue,

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Any request for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Merger Proposal at the Special Meeting of Stockholders. Any corrected or changed proxy card must be received by the Company’s Secretary prior to the Special Meeting of Stockholders. Stockholders who have delivered their shares for redemption to the Company’s transfer agent but decided prior to the Special Meeting of Stockholders not to exercise their redemption rights may request that the Company’s transfer agent return the shares (physically or electronically). Stockholders may make such request by contacting the Company’s transfer agent, Continental Stock Transfer & Trust Company, at the telephone number or address set forth above.

If the holders of more than 17,999,999 Public Shares (an amount equal to one share less than 40% of the Public Shares) vote against the Merger Proposal and properly demand redemption of their shares, the Company will not be able to consummate the Transaction. Moreover, the Company and Chaparral will not be able to consummate the Transaction if the minimum funds closing condition is not met and such condition is not waived by Chaparral. In the event the minimum funds closing condition is waived, $250,000,000 may not be available and, in fact, the amount available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

The closing price as reported by NYSE Amex of the Company’s Common Stock on the record date was $9.93. The cash held in the trust account on November 20, 2009 was approximately $451,398,294 ($10.03 per Public Share). Prior to exercising redemption rights, holders of Public Shares should verify the market price of the Common Stock as they may receive higher proceeds from the sale of their Common Stock in the open market than from exercising their redemption rights if the market price per share is higher than the redemption price. The Company cannot assure its holders of Public Shares they will be able to sell their shares of Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Company’s securities when the holders of Public Shares wish to sell their shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Transaction and will only represent the right to receive a pro rata portion of the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you vote against the Merger Proposal, properly demand redemption and deliver your stock certificate (either physically or electronically) to the Company’s transfer agent prior to the Special Meeting of Stockholders.

The closing price as reported by the NYSE Amex of the Company’s Public Warrants on the record date was $0.54. Prior to voting on the Warrant Amendment Proposal, warrantholders should verify the market price of the Company Warrants as they may receive higher proceeds from the sale of their Public Warrants in the public market than from the redemption of the Public Warrants pursuant to the Warrant Redemption if the market price per Public Warrant is higher than the redemption price of $0.55 per Company Warrant. The Company cannot assure its warrantholders that they will be able to sell their Public Warrants in the open market, even if the market price per Public Warrant is higher than the redemption price stated above, as there may not be sufficient liquidity in the warrants when warrantholders wish to sell their Public Warrants.

Warrantholders have no right to receive funds held in the trust account as to the Company Warrants they hold. If the Company does not consummate the Transaction and fails to complete an initial business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009, the Company will be required to dissolve and liquidate and the Company Warrants and the Sponsor Warrants will expire worthless.

Appraisal Rights

No appraisal rights are available under the DGCL to the stockholders of the Company in connection with the proposals set forth herein.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board of Directors. All solicitation costs will be paid by the Company. This solicitation is being made by mail but also may be made by telephone or in person. The Company and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including email and facsimile.

The Company has hired Morrow & Co., LLC to assist in the proxy solicitation process. It will pay that firm a fee of $32,500 plus expenses plus $6.50 for each securityholder solicited. Such payments will be made from non-trust account funds.

The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. The Company will reimburse them for their reasonable expenses.

The Company, Chaparral and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies. The underwriters of the Company’s IPO may provide assistance to the Company, Chaparral and their respective directors and executive officers and may be deemed to be participants in the solicitation of proxies. A total of $15,750,000 of the underwriters’ fees relating to the IPO were deferred (subsequently amended on October 9, 2009 to $8,000,000) pending stockholder approval of the Company’s initial business combination and, pursuant to an agreement as of October 9, 2009, the underwriters are also eligible to participate in a $5,000,000 incentive bonus pool. Stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation.

Vote of the Sponsor and Management of the Company

As of the record date for the Special Meeting, the Company’s sponsor, United Refining, Inc., beneficially owned and was entitled to vote an aggregate of 11,250,000 founder shares. In addition, certain of the Company’s officers and directors purchased an aggregate of 2,500 shares of Common Stock in the open market following the IPO, which, together with the founder shares means the Company’s sponsor, director and officers own an aggregate of approximately 20% of the outstanding shares of Common Stock. In connection with the IPO, the Company and the representatives of the underwriters of the IPO entered into agreements with the sponsor pursuant to which it agreed to vote the founder shares on the Merger Proposal in accordance with the majority of the votes cast by the holders of Public Shares. In addition, in connection with the IPO, the sponsor and our directors and officers agreed to vote any shares of Common Stock purchased subsequent to the IPO in favor of the Merger Proposal. The sponsor, directors and officers of the Company have indicated that they intend to vote in favor of all other proposals presented at the Special Meeting of Stockholders.

As of the record date for the Special Meeting of Warrantholders, the Company’s sponsor owns the 15,600,000 Private Warrants. In addition, certain of the Company’s directors and officers purchased 39,625 Public Warrants in the open market following the IPO, which, together with the Private Warrants, means the Company’s sponsor, directors and officers own an aggregate of approximately 25.8% of the outstanding Company Warrants. The sponsor, directors and officers of the Company have indicated that they intend to vote in favor of the Warrant Amendment Proposal.

Actions That May Be Taken to Secure Approval of the Company’s Warrantholders and Stockholders

At any time prior to the Special Meeting of Warrantholders or Special Meeting of Stockholders, as the case may be, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities and only so long as $250,000,000 is available to meet the minimum funds closing condition, the Company, the Company’s sponsor, directors and officers, Chaparral, Chaparral’s directors and officers and/or their respective affiliates may negotiate arrangements to purchase Company Warrants or Public Shares in private transactions from institutional and other sophisticated investors, or execute agreements to purchase such warrants or shares from them in the future, or they or the Company may enter into transactions with such persons and others to provide them incentives for acquiring Company Warrants or Public Shares and voting such Company Warrants or Public Shares, as the case may be, in favor of the Warrant Amendment Proposal or Merger Proposal, respectively. For example, persons entering into such transactions may receive a higher per share price or additional securities from the sponsor for their agreement to vote in favor of the Merger Proposal or the Warrant Amendment Proposal, as the case may be. Such arrangements may not be fair to, or in the best interest of, those warrantholders or stockholders, as the case may be, not receiving any such additional consideration.

Funds released from the trust account upon consummation of the Transaction may be used to purchase Company Warrants and Public Shares. The purpose of such purchases and other transactions would be to increase the likelihood that holders of the Company Warrants approve the Warrant Amendment Proposal and that no more than 16,427,303 of the Public Shares vote against the Merger Proposal and demand redemption of their Public Shares for a pro rata portion of the trust account to ensure the Transaction is approved and the minimum funds closing condition is met where it appears that such requirements would otherwise not be met.

Agreements have not yet been made but may include:

•

Agreements between the Company and certain holders of Company Warrants and Public Shares, as the case may be, pursuant to which the Company would agree to purchase Company Warrants or Public Shares from such holders immediately after the closing of the Transaction for the price and fees specified in the agreements;

•

Agreements with third parties to be identified pursuant to which the third parties would purchase Company Warrants or Public Shares. Such agreements would also provide for the Company, immediately after the closing of the Transaction, to purchase from such third parties all of the Company Warrants or Public Shares purchased by them for the price and fees specified in the agreements; or

•

Agreements with third parties pursuant to which the Company would borrow funds to make purchases of Company Warrants or Public Shares for its own account. The Company would repay such borrowings with funds released from the trust account following the consummation of the Transaction.

All warrants and shares purchased pursuant to such agreements would be voted in favor of the Warrant Amendment Proposal or Merger Proposal, as the case may be, and all other proposals presented at the Special Meeting of Warrantholders and the Special Meeting of Stockholders. If the Transaction is not consummated, the purchasers of the Public Shares, other than the Company, would be entitled to participate in liquidation distributions from the Company’s trust account with respect to such shares.

Purchases pursuant to such agreements ultimately paid for with funds originating from the Company’s trust account would reduce the funds available to the Company after the Transaction for working capital and general corporate purposes. Nevertheless, in all events there will be sufficient funds available to the Company from the trust account to pay the holders of all Public Shares that are properly redeemed.

As a result of the purchases that may be effected through such agreements, it is likely that the number of shares of Common Stock of the Company in its public float will be reduced and that the number of beneficial holders of the Company’s securities also will be reduced from what it would have been if the Company did not purchase Public Shares in this manner. This may inhibit the Company’s ability to continue its listing of its Common Stock on the NYSE Amex or any other national securities exchange due to minimum holder requirements.

If such transactions are effected, the consequences could be to cause the Warrant Amendment Proposal or the Merger Proposal, as the case may be, to be approved in circumstances where such approval could not otherwise be obtained. Purchases of warrants or shares by the persons described above would allow them to exert more influence over the approval of the Merger Proposal and other proposals and would likely increase the chances that such proposal would be approved. Moreover, any such purchases may make it less likely that holders of more than one share less than 40% of the Public Shares will vote against the Merger Proposal and exercise their redemption rights.

As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder. In the event that any purchases of Company Warrants of Public Shares are made by the Company, Chaparral or any of their respective affiliates after the mailing of this proxy statement/prospectus to stockholders the Company will file a Current Report on Form 8-K with the SEC to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would or did affect the vote on the Warrant Amendment Proposal or the Merger Proposal. Any such report will include descriptions of the arrangements entered into or significant purchases by any of the aforementioned persons. If the Company’s sponsor, members of the Company’s Board of Directors or officers make purchases pursuant to such agreements, they will be required to report these purchases on beneficial ownership reports filed within two business days of such transactions with the SEC.

It is possible that the Special Meeting of Warrantholders and Special Meeting of Stockholders could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the limitations on redemptions will be exceeded.

Rescission Rights

The prospectus issued by the Company in its IPO did not disclose that funds in the trust account might be used to purchase Public Shares from holders thereof who have indicated their intention to vote against the Transaction and redeem their shares for cash or that the Company may seek to amend the terms of the Warrant Agreement. Accordingly, if the Transaction is consummated, each holder of Public Shares at the time of the Transaction who purchased his or her Public Shares in the IPO and still held such shares upon learning of these facts may have securities law claims against the Company for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in the IPO, less any amount received from the sale or fair market value of the warrants purchased as part of the units comprised of stock and warrants, plus interest from the date of the IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on redemption or liquidation).

In general, a person who purchased a security pursuant to a prospectus which contains a material misstatement or omission must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act, and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Transaction is consummated, and such claims would not be extinguished by consummation of the Transaction.

Even if you do not pursue such claims, others, who may include all other holders of Public Shares, may do so. The Company cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which such claims would be successful.

PROPOSAL TO BE CONSIDERED BY WARRANTHOLDERS

THE WARRANT AMENDMENT PROPOSAL

Purpose of the Amendments

In connection with the Transaction, the Company is proposing to amend the terms of the Warrant Agreement, dated December 17, 2007, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, referred to herein as the Warrant Agreement, to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the Transaction or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described herein. Accordingly, the Warrant Amendment may result in the mandatory redemption of outstanding Company Warrants to the extent that holders of more than 50% of the Company Warrants elect to maintain their Company Warrants, as amended.

The 2,500,000 Sponsor Warrants are not subject to the Warrant Amendment Proposal but will be amended to contain the same terms as the amended Company Warrants. In the event a holder of Company Warrants elects the Warrant Redemption, immediately following the consummation of the Transaction, the Public Warrants and the Private Warrants will only represent the right to receive $0.55 per warrant. Alternatively, a holder of Company Warrants may elect to continue to hold the Company Warrants, as amended. If the Transaction is consummated, any holder of Company Warrants who votes against the approval of the Warrant Amendment Proposal or who makes no election will receive the Warrant Redemption in exchange for the Company Warrants.

If the Transaction is consummated, any holder of Company Warrants who votes against approval of the Warrant Amendment Proposal, or who makes no election, will receive the Warrant Redemption in exchange for the holders’ Company Warrants. We refer to the election by holders of Company Warrants to receive the redemption price or to retain the Company Warrants they currently hold, as amended, as the “warrant election.”

Up to fifty percent (or 30,300,000) of the Company Warrants outstanding immediately prior to the consummation of the Transaction, which we refer to as the “Warrant Limit,” may remain outstanding, as amended, after consummation of the Transaction. If holders of Company Warrants elect to retain in the aggregate more amended Company Warrants than the Warrant Limit, those holders electing to retain their Company Warrants will receive the redemption price payable pursuant to the Warrant Redemption for a portion of their Company Warrants. The number of additional Company Warrants to be redeemed for cash pursuant to the Warrant Redemption will be apportioned pro rata among the holders of amended Company Warrants by multiplying the number of amended Company Warrants evidenced by a specific warrant election by a fraction (x) the numerator of which is the number by which the amended Company Warrants elected to be retained exceeds the Warrant Limit and (y) the denominator of which is the sum of the aggregate number of amended Company Warrants evidenced by all warrant elections. Company Warrants for which a holder makes no election will receive the redemption price pursuant to the Warrant Redemption. There is no limit on the number of Company Warrants that may elect the Warrant Redemption. In the event the Warrant Amendment Proposal is approved, holders of Company Warrants who voted against the Warrant Amendment Proposal will receive the redemption price pursuant to the Warrant Redemption.

Pursuant to Section 9.8 of the Warrant Agreement, the Company and the Warrant Agent may amend any provision of the Warrant Agreement with the affirmative vote of the holders of a majority of the Company Warrants outstanding as of the record date. If the warrantholders consent to the Warrant Amendment Proposal, then the Warrant Agreement will be amended. The approval of the Warrant Amendment Proposal is a condition to the consummation of the Transaction. Moreover, the consummation of the Warrant Redemption is conditioned upon the consummation of the Transaction.

The Company believes the Warrant Amendment Proposal will provide benefits to the Company and its warrantholders, including the following:

•

The Company believes the Warrant Redemption is an important step in the consummation of the Transaction because the elimination of the Warrants from the Company’s capital structure will increase the Company’s strategic opportunities and attractiveness to future investors;

•

The closing price of the Public Warrants on the NYSE Amex on the record date was $0.54. The redemption price of $0.55 is greater than the current market price for the Public Warrants. However, unless the Company consummates a business combination by December 11, 2009 (or June 11, 2010, as the case may be), the warrants will expire worthless. The Company’s Board of Directors believes the redemption price is fair to the Company’s warrantholders; and

•

The Warrant Redemption will reduce the number of shares of Common Stock potentially issuable, thereby reducing the potential dilution to the Company’s stockholders in the event of exercise of such Company Warrants.

The Warrant Redemption also presents some potential disadvantages to the Company warrantholders, including that the Public Warrants and the Private Warrants will never become exercisable following the Transaction, which means that warrantholders will have no opportunity to participate in any benefits of the Transaction if the holder of a Company Warrant elects the Warrant Redemption.

In the event the Warrant Amendment Proposal is not approved, the Transaction is not consummated and the Company does not consummate a business combination by December 11, 2009, or June 11, 2010 in the event the Company’s corporate existence is extended as described herein, the Company will be required to liquidate and all the Company’s warrants, including the Public Warrants and the Private Warrants, will expire worthless.

Warrantholders should note that they will recognize gain or loss for federal income tax purposes upon consummation of the Transaction if they elect the Warrant Redemption while the holders of Company Warrants who elect to continue to hold their Company Warrants, as amended, should not recognize any gain or loss upon consummation of the Transaction. For a discussion of the tax consequences of the Transaction for warrantholders, please see the section entitled “Proposals to be Considered by Stockholders—The Merger Agreement—Material Federal Income Tax Consequences of the Transaction to the Company’s Securityholders.”

Certain Effects of the Approval of the Warrant Amendment Proposal

Approximately $16,665,000 will be required to redeem the 50% of the Company Warrants in the Warrant Redemption and approximately $10,000 will be required to pay related fees and expenses. The Warrant Redemption will be funded from the working capital of the Company following the consummation of the Transaction, which will include the funds released from the trust account.

Procedure for the Warrant Election

Continental Stock Transfer & Trust Company has been appointed by the Company to receive elections by holders of Company Warrants to receive either the redemption price in the Warrant Redemption or to retain the Company Warrants, as amended, and to act as warrant agent with respect to the Transaction. If a holder of Company Warrants wishes to make an election to continue to hold a Company Warrant, as amended, such holder must mark the appropriate space on the warrant proxy card and provide physical or electronic delivery of such holder’s certificates or warrants, as appropriate, as described below, prior to the Special Meeting of Warrantholders. In order to validly make a warrant election, a holder of Company units must first separate the units into the component Common Stock and Public Warrants in order to validly deliver the Public Warrants to the warrant agent. The units can be separated electronically by the Company’s transfer agent within 24 to 48 hours of their receipt of such a request. Given the relatively short solicitation period, it is advisable for warrantholders to use electronic versus physical delivery of the Company Warrants. If the Transaction is consummated, a holder of Company Warrants who does not make a proper election to continue to hold the Company Warrants, as amended, will receive the redemption price for each of the Company Warrants it holds.

Any holder of Company Warrants may change its warrant election if the warrant agent receives:

•	prior to the Special Meeting of Warrantholders, written notice of such change accompanied by a new properly completed proxy card; or

•	at the Special Meeting of Warrantholders a new, properly completed proxy card.

The Company will have the right in its sole discretion to permit a warrantholder to change its election to continue to hold the Company Warrants to an election to receive the redemption price after the election date.

In connection with the above procedures, prior to the Special Meeting of Warrantholders, each holder of Company Warrants must instruct its broker to deliver its Company Warrants to the warrant agent electronically using the Depository Trust Company’s ATOP (Automated Tender Offer Program) System. Once a holder electronically delivers its Company Warrants to the warrant agent, it may not transfer its Company Warrants until the Transaction is consummated, unless the holder properly revokes its election.

Payment of the amount to be received on redemption will be made by the Warrant Agent upon the presentation and surrender of the Company Warrants for payment at any time on or after the date on which the Transaction is consummated. As soon as reasonably practicable after the consummation of the Warrant Redemption, the Warrant Agent will, upon receipt of any documents as may be reasonably required by the Warrant Agent, deliver electronically through DTC to the record holders of Company Warrants $0.55 per Company Warrant redeemed for further distribution and credit to the account of the beneficial holders of such Company Warrant. To physically surrender Company Warrants for redemption, warrantholders will be asked to deliver certificates representing their Company Warrants to Continental Stock Transfer & Trust Company, the Warrant Agent, at the following address:
Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Mr. Mark Zimkind

The redemption price is substantially less than the market price of the shares of Common Stock issuable upon exercise of the Company Warrants, and the redemption price is less than the price that could be obtained upon the sale of the Public Warrants in the open market. See “Price Range of Securities and Dividends” herein for information on the historical market prices for the Public Warrants and Common Stock on the NYSE Amex.

Warrant Election by the Holder of the Sponsor’s Private Warrants

The sponsor, who holds the Private Warrants, has indicated it will elect to retain the same percentage of its Private Warrants, as amended, that the holders of Public Warrants elect to retain of their Public Warrants, subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption.

Required Vote

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority of the Company Warrants outstanding as of the record date.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

PROPOSALS TO BE CONSIDERED BY STOCKHOLDERS

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Merger Proposal and the principal terms of the Merger Agreement are subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex I to this proxy statement/prospectus.

General Description of the Transaction

Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of the Company, will merge with and into Chaparral with Chaparral subsequently merging into the Company. In connection with the closing of the Transaction, the stockholders of Chaparral will receive 61,500,000 shares of Common Stock, of which 51,500,000 shares will be issued immediately upon closing of the Transaction and delivered to the stockholders of Chaparral. The remaining 10,000,000 shares of Common Stock will be issued immediately upon closing of the Transaction and placed in an escrow account. 5,000,000 shares of such Chaparral Escrow Stock may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. The Chaparral Escrow Stock is also subject to forfeiture to the extent a certain share price target, as described in this proxy statement/prospectus and the Merger Agreement, is not met by the Company following the Transaction. If the share price target is met and the one year anniversary of the closing date of the Transaction has passed, the Chaparral Escrow Stock will be released from escrow and delivered to the Chaparral stockholders to the extent the Chaparral Indemnification Stock is not used to satisfy Chaparral’s indemnification obligations pursuant to the Merger Agreement. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction.

On November 23, 2009, Amendment No. 1 to the Merger Agreement was executed by the parties upon advice of the financial advisors after discussion with investors. The purpose of Amendment No. 1 to the Merger Agreement was to, among other things, (i) decrease the Chaparral Delivered Stock from 58,000,000 to 51,500,000; (ii) reduce the 20,000,000 contingent stock consideration to 10,000,000 shares of Common Stock, all of which shall be issued at the closing of the Transaction and placed into escrow, and to simplify the earn-out targets for the Chaparral Escrow Stock; (iii) increase the amount of shares of Common Stock to be subject to the Incentive Plan from 7,500,000 to 8,900,000; (iv) memorialize the sponsor’s agreement to cancel 4,167,500 founder shares upon consummation of the Transaction; and (v) to reduce the Sponsor Escrow Shares from 5,625,000 to 2,812,500 shares.

Under the terms of the Company’s amended and restated certificate of incorporation, the Company may proceed with the Transaction notwithstanding that holders of one share less than 40% of the Public Shares vote against the Transaction and exercise their redemption rights.

The parties to the Merger Agreement intend to consummate the Transaction as promptly as practicable following the Special Meeting of Warrantholders and Special Meeting of Stockholders, provided that:

•	the holders of Company Warrants have approved the Warrant Amendment Proposal;

•	the Company’s stockholders have approved the Merger Proposal and the Transaction;

•	holders of no more than one share less than 40% of the Public Shares vote against the Merger Proposal and demand redemption of their Public Shares into a pro rata portion of the trust account; and

•	the other conditions specified in the Merger Agreement, including the minimum funds closing condition, have been satisfied or waived.

Background of the Transaction

The terms of the Merger Agreement are the result of arms-length negotiations between representatives of the Company and Chaparral. The following is a discussion of the background of these negotiations, the Transaction and related transactions.

The Company was incorporated in Delaware on June 25, 2007, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination, of a then unidentified operating business.

The registration statement for the Company’s IPO was declared effective on December 11, 2007. On December 17, 2007, the Company consummated its IPO of 45,000,000 units. Each unit consists of one share of Common Stock and one Public Warrant. Each Public Warrant expires on December 11, 2011, or earlier upon redemption, and entitles the holder to purchase one share of Common Stock at an exercise price of $7.00 per share. The Common Stock and the Public Warrants started trading separately beginning on January 29, 2008.

The gross proceeds from the sale of the Company units were approximately $450,000,000, not including proceeds of $15,600,000 from the private placement of 15,600,000 Private Warrants to United Refining, Inc. Of these amounts, $448,700,000, including $15,750,000 of deferred underwriting discounts and commissions (subsequently amended on October 9, 2009 to $8,000,000), were deposited in trust and, in accordance with the Company’s amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of the Company.

Pursuant to the Company’s amended and restated certificate of incorporation, the Company has to consummate a business combination on or before December 11, 2009, or it must dissolve and liquidate. Notwithstanding the foregoing, if the Company has not consummated a business combination by December 11, 2009, but has entered into a definitive merger agreement with respect to a business combination by such date, the Company may seek stockholder approval of an amendment to its amended and restated certificate of incorporation to extend its corporate existence from December 11, 2009 to June 11, 2010.

Subsequent to the consummation of the IPO, the Company commenced efforts to identify and evaluate potential acquisitions with the objective of consummating a business combination. The Company screened potential targets based upon the following characteristics:

•	companies with management teams capable of operating and excelling in the public equity markets;

•	portfolio companies in mature funds of financial sponsors;

•	portfolio companies of entities with whom John A. Catsimatidis maintains long-standing personal relationships;

•	companies operating in industries in which Mr. Catsimatidis and his associates have relevant prior experience;

•	companies that would likely be relatively immune to a downturn in the economic environment;

•	companies that would likely be less adversely affected by an inflationary environment, including from rapidly rising oil prices and energy costs, than other businesses generally;

•	companies with large near-term debt maturities; and

•	companies with failed or withdrawn initial public offerings.

In addition, the Company’s management attempted to identify potential targets by initiating conversations with (i) management’s own network of business associates and friends, (ii) third-party companies that management believed could make attractive business combination partners and (iii) professional service providers (lawyers, accountants, consultants and investment bankers). The Company educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. The Company also responded to inquiries from investment bankers and other similar professionals representing companies engaged in sale or financing processes.

The Company’s Board of Directors was updated on a regular basis with respect to the status of the business combination search. Input received from the Company’s Board of Directors was material to management’s evaluation of potential business combinations. Opportunities were evaluated based on the Company’s stated criteria. Many targets did not fit the Company’s screening criteria, while some were eliminated due to an insufficient enterprise value or indications that the target’s valuation expectations were too high.

The Company declined to move forward on some opportunities because it did not believe the financial characteristics, industry profile and/or position, management teams, attainable valuations and/or deal structures were suitable in light of the screening criteria detailed above. There were also companies that were not interested in pursuing a deal with the Company based on its publicly traded status, capital structure or questions regarding the Company’s ability to timely consummate a transaction. Other companies accepted competitive bids from other acquirers.

The total number of potential acquisition targets eventually considered by the Company was 58. The Company participated in in-person or telephonic discussions with representatives of 57 potential acquisition targets other than Chaparral. Of these 57 potential targets, 26 operate in the energy sector (nine of which operate in the oil refining industry and seven of which operate in the oil and natural gas exploration and production industry) and the remaining potential targets operate in the food and beverage, chemicals, pharmaceuticals, aviation and banking and finance industries.

On August 12, 2009, a representative of Morgan Stanley contacted John A. Catsimatidis regarding a possible business combination with Chaparral. The Morgan Stanley representative was aware of the Company and of Mr. Catsimatidis’ interest in reviewing potential deals for the Company, and had in the past presented other potential targets for the Company to Mr. Catsimatidis.

On August 14, 2009, a representative of Morgan Stanley visited the Company’s New York offices and presented information regarding Chaparral. Over the next two days, representatives of Morgan Stanley provided to Mr. Catsimatidis, and other directors, officers and advisors of the Company, an overview of Chaparral, its management team, current capital, oil and natural gas assets and operational details. These presentations were informational only and Morgan Stanley was not engaged to act as financial advisor to the Company in its analysis of a potential business combination with Chaparral. Later that morning, members of the Company’s team listened to the quarterly investor conference call presented by Chaparral management, in which Chaparral discussed its plans to improve its liquidity position by bringing in additional equity investors.

Later the same day, Mr. James Hansel, managing director of Eight Winds Capital Management, a retained financial advisor to the Company which has assisted the Company in evaluating potential acquisition targets, provided a representative of Morgan Stanley a confidentiality agreement between the Company and Chaparral, executed by Mr. Catsimatidis on behalf of the Company. Mr. Hansel requested Morgan Stanley’s assistance with forwarding the confidentiality agreement to Chaparral. Mr. Hansel also indicated to the Morgan Stanley representative that the Company would like to speed the consideration of a potential transaction and requested Morgan Stanley’s assistance with arranging a conversation between the Company and Chaparral. A conference call was held between Mr. Catsimatidis and the CEO of Chaparral, Mr. Mark Fischer, after which both expressed a high level of interest in continued discussions of a potential business combination. Later that evening, Mr. Hansel and a representative of Morgan Stanley discussed the items required for preliminary data request, and a draft of such request was sent to the Company that night.

On August 15, 2009, Mr. Hansel sent an email to Mr. Fischer, indicating the Company’s interest in accelerating discussions of a potential business combination with Chaparral. Mr. Hansel forwarded to Mr. Fischer the three-page data request and confirmed a planned meeting in New York on August 18th. Mr. Fischer confirmed the meeting in New York, as well as Chaparral’s interest in a potential business combination with the Company, expressing the potential detriments and benefits of the Company’s constrained timetable in which to close a business combination. Later that day, Mr. Fischer indicated that he would reserve time on August 26th and 27th for his staff to meet with the Company at Chaparral’s offices in Oklahoma City.

Later on August 15, 2009, the Company discussed the urgency of engaging two of the Company’s key advisors, Maxim Group (retained investment bankers) and Ellenoff Grossman & Schole LLP, or Ellenoff Grossman, (retained attorneys) to assist with planning and due diligence regarding a potential Chaparral transaction. The Company scheduled a conference call for 6:30 p.m. the same day to review Chaparral, including some preliminary valuation analyses assembled by Morgan Stanley.

On Sunday, August 16, 2009, the Company and its advisors reviewed preliminary financial information provided by Chaparral and concluded that the projected enterprise value for a merged entity formed by a business combination of the Company and Chaparral was in “the right zip code” for an optimally-sized deal.

On Monday, August 17, 2009, the Company engaged Ellenoff Grossman, as a legal advisor in connection with the contemplated transaction. Discussions between the legal teams of the Company and Chaparral concluded that the Company-drafted confidentiality agreement was acceptable and it was executed by both sides.

On August 18, 2009, the Company engaged Maxim Group and Deutsche Bank Securities as financial advisors to the Company to advise the Company in its analysis of a potential business combination with Chaparral and the proposed structure of the transaction, and invited Maxim Group and Deutsche Bank Securities to a meeting with Chaparral later that day. That afternoon, a meeting was held at the offices of Morgan Stanley in New York, with Mark Fischer, Chaparral CFO Joe Evans, John Catsimatidis, the Company President Myron Turfitt, the Morgan Stanley team, the Maxim Group team, Ted Nikolis, a director and founder of Nikolis & Associates, LLC (“Nikolis Associates”), which has assisted the Company in evaluating potential acquisition targets, and James Hansel of Eight Winds. Following the meetings and presentations, a dinner was held with Chaparral and the Company management and advisors.

During the following week, the Company and its advisors conducted intensive financial due diligence and analysis regarding the opportunity to do a deal with Chaparral. Extensive research and analysis regarding Chaparral’s bond offerings and Chaparral’s Existing Credit Facility was conducted by the Company.

On August 21, 2009, Morgan Stanley presented a draft term sheet for discussion purposes with respect to a business combination between the Company and Chaparral. Morgan Stanley, the Company and its advisors conferred by conference call to discuss that term sheet. Later that day, the Company and its advisors conferred via telephone with representatives of Chaparral to discuss the change of control issue. On August 22, 2009 Morgan Stanley, Eight Winds, and John Catsimatidis reviewed the progress of the deal by email.

During the process of considering the possible opportunity with Chaparral, Company management kept the Board of Directors informed of developments concerning such opportunity.

On August 26, 2009, Morgan Stanley met with the Company and its advisors to review deal progress. A plan was developed for an August 28th meeting at Chaparral’s Oklahoma City offices.

On August 28, 2009, the Company, Eight Winds and Nikolis & Associates traveled to Chaparral’s Oklahoma City offices. Preliminary discussions of the economic terms of a potential business combination were held, but a full agreement was not reached. The parties agreed to continue the discussion of valuation and various other business combination issues. The concept of a multi-stage transaction, including the granting of initial consideration plus contingent additional consideration consisting of an “earn-out,” was discussed and accepted in principle by both parties.

On August 29, 2009, the Company held a conference with its advisors from Deutsche Bank Securities, Maxim Group, Eight Winds and Nikolis & Associates to discuss valuation considerations. Following that call, the Company, Eight Winds, and Morgan Stanley held another conference call to relay the Company’s thoughts on valuation to Morgan Stanley. Those discussions continued through the weekend via email and phone.

On September 2, 2009, the Company presented Chaparral with a draft term sheet and letter of intent, including a significant earn-out component as additional consideration in the transaction. Chaparral and the Company legal teams continued to review the language of the term sheet and the letter of intent.

On September 5, 2009, the Company and Chaparral held several conference calls to negotiate the terms of a potential deal. An agreement was reached on the economic terms and several other material terms during the call, and final letter of intent and term sheet documents were prepared for signature. After circulation of final electronic documents, both Mr. Catsimatidis and Mr. Fischer accepted the letter of intent and term sheet by email and agreed to exchange signatures on September 8, 2009.

During the period of August 12, 2009 through September 8, 2009, the Company’s management kept the Company’s Board of Directors apprised of the developments in the negotiations with Chaparral although the Company’s Board of Directors did not specifically ratify the management’s continuing negotiations with Chaparral. The Company’s Board of Directors, did, however, approve the letter of intent reflecting the final terms of the proposed transaction negotiated by the Company’s management.

On September 8, 2009, the Board of Directors of the Company and the Board of Directors of Chaparral each voted to approve the signing of the letter of intent for a business combination of the Company and Chaparral. The letter of intent was executed by Mr. Catsimatidis, Mr. Fischer and all of the shareholders of Chaparral.

On September 10, 2009, Ellenoff Grossman circulated an initial draft of the Merger Agreement. Over the next month, the parties engaged in extensive negotiations and the exchange of multiple drafts of the Merger Agreement. In addition, during this period, there were frequent communications between the Company and Chaparral and their respective counsel and other advisors regarding due diligence and transaction terms.

Due diligence conducted by the Company with respect to Chaparral included:

•	conference calls with oil and natural gas industry experts;

•	research via industry publications on industry trends, cycles, operating cost projections, and other industry factors;

•	extensive calls/discussions with Chaparral’s management team regarding operations and projections;

•	legal review of all material Chaparral documentation;

•	discussions with consultants with expertise in the oil and natural gas industry;

•	financial, tax, environmental and accounting due diligence;

•	creation of an independent financial model; and

•	review of precedent transactions in the oil and natural gas industry in general.

On October 5, 2009, the members of the Company’s Board of Directors met telephonically with New Century Capital Partners, Inc., which was retained to provide a fairness opinion, to receive the oral and written opinion of New Century Capital Partners with respect to the fairness to the Company’s stockholders, from a financial point of view, of the consideration being paid by the Company in the Transaction.

On October 5, 2009, the members of the Company’s Board of Directors met telephonically with W. D. Von Gonten & Co., or Von Gonten, a petroleum engineering and geological services firm retained to provide certain petroleum engineering advisory services to the Company and its Board of Directors in connection with the proposed transaction, to discuss the proposed transaction and to receive the oral opinion of Von Gonten regarding the validity of the methodologies employed by Chaparral’s reserve engineers in their evaluation of Chaparral’s petroleum reserves.

On October 5, 2009, the members of the Company’s Board of Directors met telephonically with BDO Consulting, or BDO, an accounting and consulting firm affiliated with BDO Seidman, LLP, which had been retained to provide certain accounting review services to the Company and its Board of Directors in connection with the proposed transaction, to discuss the proposed transaction and to receive the findings of BDO regarding the reasonableness of the methodologies employed by Chaparral’s accountants and auditors.

Management of the Company provided its Board of Directors with an update on October 5, 2009 on the status of the proposed transaction. Representatives of Maxim Group, Deutsche Bank Securities, Eight Winds, Nikolis & Associates and Ellenoff Grossman were also in attendance at this meeting (in person and via telephone) and answered questions from members of the Company’s Board of Directors.

Thereafter, on October 6, 2009, the Company’s Board of Directors acted to approve the contemplated transaction with Chaparral and authorized its officers to enter into the Merger Agreement. On October 9, 2009, the parties finalized and entered into the Merger Agreement.

On October 12, 2009, the Company and Chaparral publicly announced the execution of the Merger Agreement through a joint press release and the filing by each of the Company and Chaparral of a Form 8-K with the SEC and commenced investor presentations regarding the proposed Merger.

On October 12, 2009, Chaparral executed an engagement letter with Morgan Stanley to formalize its engagement as financial advisor to Chaparral in connection with the proposed transaction.

On November 23, 2009, Amendment No. 1 to the Merger Agreement was executed by the parties upon advice of the financial advisors after discussion with investors. The purpose of Amendment No. 1 to the Merger Agreement was to, among other things:

•	decrease the Chaparral Delivered Stock from 58,000,000 to 51,500,000;

•

reduce the 20,000,000 contingent stock consideration to 10,000,000 shares of Common Stock, all of which shall be issued at the closing of the Transaction and placed into escrow, and to change the earnout targets related thereto;

•	increase the amount of shares of Common Stock to be subject to the Incentive Plan from 7,500,000 to 8,900,000;

•	memorialize the sponsor’s agreement to cancel 4,167,500 founder shares upon consummation of the Transaction; and

•	to reduce the Sponsor Escrow Shares from 5,625,000 to 2,812,500 shares.

In addition to reducing the number of shares of contingent stock consideration issuable, Amendment No. 1 to the Merger Agreement simplified the terms pursuant to which such consideration could be earned. The contingent stock consideration will be earned in the event (a) the daily average of open, high, low and closing price of the Common Stock exceeds $15.00 per share for 30 trading days within any 60 consecutive trading days at any time during the period from closing of the Transaction through the sixth anniversary of the closing of the Transaction and (b) the Company maintains uninterrupted compliance with the covenants of its then current credit facility throughout the 12-month period up to and including the stock price measurement period referenced in subsection (a) above, the stockholders of Chaparral shall be entitled to receive the contingent stock consideration to the extent such shares are not used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement. The prior terms pursuant to which the contingent stock consideration could be earned consisted of compliance with subsection (b) above plus the achievement of various share price targets ranging from $12.50 to $19.50 that could have resulted in receipt of less than all of such contingent stock consideration. For example, compliance with subsection (b) above plus a share price of $12.50 would have resulted in issuance of 5,000,000 shares of contingent stock consideration. Under the amended terms, either all of the contingent stock consideration is earned or none.

The amendment to the terms of the Merger Agreement requires the consent of the administrative agent as a condition to close the Proposed Replacement Credit Facility, which consent was obtained. The Company considered whether to obtain an updated fairness opinion with respect to the revised transaction terms and determined that, inasmuch as the consideration to be paid to the Chaparral stockholders in the Transaction has decreased, an updated fairness opinion would not be sought. As the fairness opinion dated as of October 5, 2009, opined that a consideration was fair from a financial point of view to the Company stockholders, it was the Company’s conclusion that a lower transaction cost would likewise be fair and a reevaluation of the revised deal terms may cause delay without altering the conclusion originally reached by New Century Capital Partners. The Company’s Board of Directors believes the fairness opinion remains valid in light of the material changes to the terms of the Merger Agreement, including the changes to the conditions for the release of the Chaparral Escrow Stock to the Chaparral shareholders.

The Company’s Board of Directors’ Reasons for the Approval of the Transaction

The Company’s Board of Directors concluded that the Transaction is fair to, and in the best interests of, the Company and its stockholders and that the consideration to be paid in the Transaction is fair to the Company and its stockholders. The Company’s management conducted a due diligence review of Chaparral that included an industry analysis, an evaluation of Chaparral’s existing business, a valuation analysis and financial projections in order to enable the Board of Directors to evaluate Chaparral’s business and financial condition and prospects. In addition, as the Company’s Board of Directors was aware of the change of control provisions in Chaparral’s existing debt securities, the parties structured the Transaction and the Warrant Amendment in such as manner as to avoid triggering such provisions.

The Company’s Board of Directors considered various industry and financial data, including certain financial analyses developed by the Company and metrics compiled by the Company’s management in evaluating the consideration to be paid by the Company in the Transaction.

The Company’s Board of Directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual members of the board may have given different weight to different factors.

In considering the Transaction, the Company’s Board of Directors gave considerable weight to the following favorable factors:

Long-Lived Oil Reserves with Significant EOR Opportunities

Chaparral holds a substantial asset base of long-lived properties, primarily in its core areas of the Mid-Continent and the Permian Basin. Its overall reserve to production ratio, or R/P ratio, shows nominal reserve life of about 19 years. In addition to its reserves, Chaparral possesses significant technical expertise and successful experience in EOR. EOR techniques often enable Chaparral to recover significant quantities of oil which might otherwise have been considered unrecoverable.

Chaparral has several EOR projects under way using CO2 injection and other technologies and has developed an inventory of other candidates for EOR development among its portfolio of properties, offering the potential for substantial reserve and production growth. In aggregate, Chaparral’s EOR inventory could provide the Company on a long-term basis with up to 170 million barrels of oil. Collectively, Chaparral’s potential EOR projects are a key component to the anticipated production growth and for meaningful reserve increases in the future.

Experienced Management Team

Chaparral’s management team is a highly experienced group of oil and gas professionals with operational, transactional and financial experience in the energy industry. With an average industry work experience of more than 25 years, the senior management team of Chaparral has considerable experience in acquiring, exploring, exploiting, developing and operating oil and gas properties, particularly in operationally intensive oil and gas fields. These individuals are both well-known and highly-respected within the industry. In particular, the Company’s Board of Directors believes that Chaparral’s chief executive officer and chairman of the board, Mark A. Fischer, will continue the success he has had with Chaparral to-date.

Commodity Price Outlook and Oil-Weighting

The Company believes natural gas reserves have been highly discounted in 2009, given the recent low prices of natural gas and the ongoing and uncertain impact of the apparent increase in North American supply with the extensive development of shale gas reservoirs. However, the decline rates and production costs for shale gas are in many cases significantly higher than those of historical gas fields, and the actual availability of natural gas from shale reservoirs over the next several years depends not only on production decline rates but also on the relationship between natural gas production costs on a field-by-field basis and market prices. However, the low-carbon nature of natural gas versus coal and crude oil products may provide economic advantages to producers of natural gas.

Oil reserves are highly desirable in the context of falling or stagnating oil supply and rising oil demand. Some analysts project that oil consumption will increase as many of the large, emerging economies such as China, India and Brazil continue their rapid development and industrialization. Given the large populations of each of the aforementioned countries, even small increases in consumer consumption will lead to increases in the demand for oil and refined oil products. The current recession aside, oil demand is typically inelastic. This inelasticity can be witnessed by the large run-up in oil prices in the 2005-2008 timeframe and the continued growth in oil demand during the majority of this period. As developing economies continue to grow and wealthier countries begin to recover from the recent recession, oil demand is expected to recover and continue its steady growth.

On the supply side, it is anticipated that global oil supplies will face challenges in keeping pace with the growth in oil demand, putting upward pressure on oil prices over the long run. Discoveries of new, large scale oil deposits have become less frequent, and as a consequence much of the world’s current oil supply comes from large fields discovered up to several decades ago. As these legacy fields age, the cost to extract the remaining oil increases, while production rates decline.

Additionally, newly discovered fields are often more technologically challenging which makes them more costly to both develop and find. For example, recent discoveries in the Santos Basin in Brazil and in the Gulf of Mexico are often located in harsh, offshore conditions in very deep water. These new fields are also often at considerable depths underground, which can make the reserves technologically and geologically complex to extract given the relatively high temperatures and pressures experienced at such depths. Finally, these deep formations are typically riskier to explore, since typical tools to help identify oil and gas deposits are less accurate at such depths. In addition to the geologic and technical challenges facing oil supply, geopolitical factors have tended to limit the effective supply of oil. Conflicts in major supply areas like Nigeria and Iraq have prevented oil from accessing world markets. Growing resource nationalism in places like Latin America and Russia has further impacted global supply by putting reserves in the hands of typically less efficient national oil companies and by restricting outside investment. Additionally, the Organization of Petroleum Exporting Countries (“OPEC”) is expected to constitute a larger portion of world-wide reserves and production in the future, which should increase its leverage over and impact on global oil prices. Recently, OPEC has demonstrated remarkable cohesion in restricting supply to support prices, which may continue in the future.

Finally, the recent commodity price volatility and global recession has limited investment capital in the oil and gas sector. Without high levels of continued investment, we think it will be even more difficult to increase supply over both the near and long-term. The Company’s Board of Directors believes that keeping pace with projected demand will be a challenge, which should boost both oil and natural gas prices.

Compelling Valuation

The Company’s Board of Directors believes that Chaparral’s purchase price represents a very attractive valuation for the assets being acquired. The Board of Directors believes this is a great opportunity to partner with a company with a first-class management team with a great asset base at a significant discount to the intrinsic value of the assets. By reducing leverage and allowing Chaparral to pursue accretive acquisitions and more efficiently develop its asset base, the Company believes it has been able to negotiate an attractive purchase price. Further, because of Chaparral’s higher current leverage to oil prices and the long-term value in oil discussed above, the Board of Directors believes these assets will be deemed even more desirable by the public markets. The Board of Directors further believes the purchase price will give stockholders an attractive entry-point. We also believe that over time, the Company will trade more in-line with what we believe to be Chaparral’s main comparable companies, resulting in further share price appreciation of Common Stock.

Significant Value Creating Opportunity

In addition to the significant value of the assets of Chaparral, the Company’s Board of Directors believes that following the consummation of the Transaction, the Company will be able to create additional value for our stockholders above and beyond the intrinsic value of the existing assets. In particular, the Board of Directors believes that investing in exploration and production companies, or E&P companies, at this stage of the commodity cycle and using proceeds to repay debt is a highly effective investment strategy. Management believes creating a vehicle with low leverage in such a capital intensive industry will allow Chaparral to maximize the value of its assets through an accelerated development schedule and to capitalize on potentially distressed or underutilized assets available in the market to create additional value. The Company’s Board of Directors believes the combination of Chaparral’s excellent management team, along with a deleveraged balance sheet, will result in a company that can grow reserves, production and value at industry-leading rates. Much of the anticipated value creation is expected to derive from management’s ability to take advantage of distressed sellers and/or under-managed assets. With the recent high volatility of commodity prices and the concomitant financial distress faced by many in the industry, the Company’s Board of Directors believes there will be opportunities for acquiring attractive assets at relatively low prices.

Improved Position from Deleveraging

In connection with the Transaction, the amounts remaining in the trust account after the payment of the amounts necessary to pay (i) the costs, fees and expenses in connection with the Transaction, including deferred underwriting commissions and (ii) the Company stockholders who vote against the Merger Proposal and properly exercise their redemption rights, will be available to Chaparral to reduce its net debt and overall leverage, potentially improving its credit rating and lowering its borrowing costs in the future. Although Chaparral has a leveraged capital structure, it has successfully managed its operations under such a structure. As such, the Company anticipates that Chaparral will be even more successful operating in the future with its pro forma capital structure following consummation of the Transaction.

Terms of the Merger Agreement

The Company’s Board of Directors believes the terms of the Merger Agreement, including the closing conditions, are customary and reasonable. It was important to the Company’s Board of Directors that the Merger Agreement include customary terms and conditions as it believed such terms and conditions would allow for a more efficient closing process and lower transaction expenses.

The Company’s Board of Directors believes the above factors strongly supported its determination and recommendation to approve the Transaction. The Company’s Board of Directors did, however, consider the following potentially negative factors, among others, including the risk factors set forth elsewhere in this proxy statement/prospectus, in its deliberations concerning the Transaction:

The risk holders of Public Shares would vote against the Transaction and exercise their redemption rights

The Company’s Board of Directors considered the risk the current holders of Public Shares of the Company would vote against the Transaction and demand to redeem their shares for cash upon consummation of the Transaction, thereby depleting the amount of cash available to the combined company following the Closing. The Company’s Board of Directors deemed this risk to be less with regard to Chaparral than it would be for other merger partners and believes the Company will still be able to implement its business plan, even if holders of one share less than 40% of the Public Shares exercise their redemption rights.

Certain officers and directors of the Company may have different interests in the Transaction than the Company stockholders

The Company’s Board of Directors considered the fact certain officers and directors of the Company may have interests in the Transaction different from, or in addition to, the interests of the Company stockholders generally, including the matters described under “Proposals to be Considered by Stockholders— The Merger Proposal—Certain Benefits of the Company’s Directors and Officers and Others in the Transaction” contained herein.

Limitations on indemnification set forth in the Merger Agreement

The Company’s Board of Directors considered the limitations on indemnification set forth in the Merger Agreement. See “Proposals to be Considered by Stockholders—The Merger Agreement.” The Board of Directors of the Company determined that such limitations are consistent with what could be expected in a transaction of this kind.

The risk that Chaparral’s current stockholders, including Mark Fischer and his affiliates, would control a significant percentage of the Company’s issued stock after the transaction.

Upon consummation of the Transaction, the stockholders of Chaparral will hold approximately 54.1% (assuming that no holders of Public Shares elect to exercise their redemption rights), 63.3% (assuming that holders of 16,427,303 Public Shares elect to exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition) or 64.3% (assuming that holders of one share less than 40% of Public Shares elect to exercise their redemption rights) of the issued and outstanding shares of Common Stock, in each case assuming the Public Warrants, Private Warrants and Sponsor Warrants are not exercised and that the Chaparral Escrow Stock has been issued to the Chaparral stockholders. Mark Fischer, the current President, CEO and Chairman of the Board of Directors of Chaparral, who is expected to become President and Chief Executive Officer of the Company and a member of the Board of Directors following the Transaction, will beneficially own 23.0% (assuming that no holders of Public Shares elect to exercise their redemption rights), 26.9% (assuming that holders of 16,427,303 Public Shares elect to exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition), or 27.3% (assuming that holders of one share less than 40% of Public Shares elect to exercise their redemption rights) of the issued and outstanding shares of Common Stock, in each case assuming the Public Warrants, Private Warrants and Sponsor Warrants are not exercised and that the Chaparral Escrow Stock has been issued to the Chaparral stockholders. Therefore, the stockholders of Chaparral, and Mr. Fischer in particular, will be able to exercise significant control over the operations of the Company and may vote their Common Stock in ways adverse to or otherwise not in the best interest of our stockholders as a group.

The risk the Company’s current stockholders will experience substantial dilution upon consummation of the Transaction.

In connection with the closing of the Transaction, the stockholders of Chaparral will receive 61,500,000 shares of Common Stock, of which 51,500,000 shares will be issued immediately upon closing of the Transaction and delivered to the stockholders of Chaparral. The remaining 10,000,000 shares of Common Stock will be issued immediately upon closing of the Transaction and placed in an escrow account. 5,000,000 shares of such Chaparral Escrow Stock may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. Such Chaparral Escrow Stock is also subject to forfeiture to the extent a certain share price target is not met by the Company following the Transaction. If the share price target is met and the one year anniversary of the closing of the Transaction has passed, the Chaparral Escrow Stock will be released from escrow and delivered to the Chaparral stockholders to the extent the Chaparral Indemnification Stock is not used to satisfy Chaparral’s indemnification obligations. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction. The holders of Public Shares currently own approximately 80% of the Common Stock. Upon consummation of the Transaction, the current Company stockholders will hold approximately 45.9% (assuming no holders of Public Shares elect to exercise their redemption rights), 36.7% (assuming that holders of 16,427,303 Public Shares elect to exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition) or 35.7% (assuming that holders of one share less than 40% of Public Shares elect to exercise their redemption rights) of the issued and outstanding Common Stock, in each case assuming the Public Warrants, Private Warrants and Sponsor Warrants are not exercised and that the Chaparral Escrow Stock has been issued to the Chaparral stockholders.

Interest of Company Stockholders in the Transaction

Upon consummation of the Transaction, the current Company stockholders will hold approximately 45.9% (assuming no holders of Public Shares elect to exercise their redemption rights), 36.7% (assuming that holders of 16,427,303 Public Shares elect to exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition is met) or 35.7% (assuming that holders of one share less than 40% of Public Shares elect to exercise their redemption rights) of the issued and outstanding Common Stock, in each case assuming the Public Warrants, Private Warrants and Sponsor Warrants are not exercised and that the Chaparral Escrow Stock has been issued to the Chaparral stockholders. The Company’s sponsor has agreed that 2,812,500 of the 11,250,000 founder shares will be held in escrow and released upon the Company’s achievement of the same share price target to which the Chaparral Escrow Stock is subject. Such Sponsor Escrow Shares shall be subject to forfeiture to the extent such targets are not met by the Company. The Company’s sponsor agreed that 4,167,500 of the remaining founder shares will be cancelled upon the consummation of the Transaction.

Certain Benefits of the Company’s Directors and Officers and Others in the Transaction

When you consider the recommendation of the Company’s Board of Directors in favor of approval of the Transaction, you should keep in mind that the Company’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

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If the Company is unable to complete the Transaction or fails to complete an initial business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009, the Company’s amended and restated certificate of incorporation provides that the Company will automatically be dissolved and liquidated. In such event, the 11,250,000 founder shares held by the Company’s sponsor that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because the Company’s sponsor is not entitled to receive any of the liquidation proceeds with respect to such shares. The Company’s sponsor agreed that 4,167,500 of the founder shares will be cancelled upon the consummation of the Transaction. The 7,082,500 founder shares it will continue to hold following the Transaction had an aggregate market value of $70,329,225 based upon the closing price of Public Shares of $9.93 on the NYSE Amex on the record date.

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The Company’s sponsor purchased an aggregate of 15,600,000 Private Warrants at a purchase price of $1.00 per warrant for an aggregate purchase price of $15,600,000 in a private placement prior to the Company’s IPO. All of the proceeds the Company received from this private placement were placed in the Company’s trust account. The Private Warrants, like the Public Warrants, are subject to and the holder thereof is being asked to consider and vote upon, the Warrant Amendment Proposal. In addition, certain of the Company’s directors and officers purchased 39,625 Public Warrants in the open market following the IPO. The Company’s sponsor, directors and officers have indicated that they intend to vote the Company Warrants they hold in favor of the Warrant Amendment Proposal. If the Company is unable to complete the Transaction or fails to complete an initial business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009 and is liquidated, all the Company’s warrants, including the Private Warrants, will expire worthless. The Private Warrants had an aggregate market value of $8,424,000 based on the closing price of Public Warrants of $0.54 on the NYSE Amex on the record date.

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It is currently anticipated that John A. Catsimatidis, the Company’s Chairman and Chief Executive Officer, and Myron L. Turfitt, the Company’s President and a director, and Michael Bilirakis, a director, will be directors of the Company following the Transaction. In addition, as a condition to the closing of the Transaction, an employment agreement will be offered to Mr. Catsimatidis as Executive Chairman of the Board of Directors of the Company following the consummation of the Transaction.

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If the Company liquidates prior to the consummation of a business combination, the Company’s sponsor, will be liable to pay debts and obligations to vendors and other entities that are owed money by the Company for services rendered or products sold to the Company, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account, but only if such entities did not execute a valid and binding waiver. Based on the Company’s estimated debts and obligations, it is not currently expected that United Refining, Inc. will have any exposure under this arrangement in the event of a liquidation.

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If the Company is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Company’s sponsor has agreed to advance the Company the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In addition to the interests of the Company’s directors and officers in the Transaction, certain individuals and entities promoting the Transaction and/or soliciting proxies on behalf of the Company have interests in the Transaction that are different from, or in addition to, the interests of the Company’s stockholders and warrantholders.

Deutsche Bank Securities and Maxim Group, the co-representatives of the underwriters of the Company’s IPO, are assisting the Company’s directors and officers in connection with these efforts. In connection with the IPO, the underwriters agreed to defer $15,750,000 of aggregate underwriting discounts and commissions until the consummation of the Company’s initial business combination. On October 9, 2009, the underwriters agreed to reduce their deferred underwriting fees and commissions to an aggregate of $8,000,000 to provide the Company with additional capital to facilitate its ability upon consummation of the Transaction. The Company will not guarantee payment to the underwriters of additional fees in connection with their efforts with respect to the IPO.

In addition, the Company has engaged Deutsche Bank Securities and Maxim Group, and Chaparral has engaged Morgan Stanley, for various capital market advisory services, such as identifying potential investors, assisting management in preparing presentations to potential investors and general advice on strategy and tactics in respect of consummation of the Transaction. In connection with these arrangements, the Company’s capital market advisors will not be guaranteed an additional fee for these services. Chaparral will pay Morgan Stanley a fee of $4,000,000 for its advisory services, as well as a finder’s fee of $3,000,000 for introducing Chaparral to the Company, but only if the Transaction is consummated. Maxim Group, Deutsche Bank Securities and Morgan Stanley are also able to participate in an aggregate $5,000,000 incentive bonus pool that the Company and Chaparral plan to make available to Maxim Group, Deutsche Bank Securities and Morgan Stanley only upon a successful closing of the Transaction. This bonus pool may be allocated among the various advisors by a special committee of the Company’s Board of Directors, comprised of Mark A. Fischer and John A. Catsimatidis, in its sole discretion based on the Company’s assessment of the value added by each of these advisors.

An additional bonus pool of up to $3,000,000 will also be available to capital market advisors other than Maxim Group, Deutsche Bank and Morgan Stanley upon a successful closing of the Transaction. If the Transaction closes, then Capital One will be paid $750,000, Scotia Bank will be paid $350,000 and Comerica Securities will be paid $300,000. The balance of this additional bonus pool may be allocated among these same advisors by a special committee of the Company’s Board of Directors, comprised of Mark A. Fischer and John A. Catsimatidis, in its sole discretion based upon the Company’s assessment of the value added by each of these advisors.

Satisfaction of 80% Test

The Company’s Board of Directors received a valuation opinion from New Century Capital Partners, which indicated that the fair market value of Chaparral in the transaction contemplated by the Merger Agreement met the 80% threshold based upon valuation ranges achieved by application of comparable company analysis, comparable transaction analysis and discounted cash flow analysis, each of which is described below in the section entitled “Proposals To Be Considered By Stockholders—The Merger Proposal—Opinion of New Century Capital Partners, Inc.”

As of November 20, 2009, the Company’s trust account balance was $451,398,294. The Company does not anticipate the trust account balance at the time the Transaction is completed will be materially greater than the funds held in trust as of November 20, 2009.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement. The Merger Agreement is attached to this proxy statement/prospectus as Annex I and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the Merger Agreement and the Transaction.

The Merger Agreement has been included to provide information regarding the terms of the Transaction. Except for its status as the contractual document that establishes and governs the legal relations among the Company, Merger Sub and Chaparral with respect to the Transaction, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and were used for the purpose of allocating risk among the parties rather than establishing matters of fact. The Company does not believe that these schedules contain information that is material to the vote on the proposals at the Special Meetings.

Overview of the Transaction

Pursuant to the Merger Agreement, Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company, as a result of which the stockholders of Chaparral will receive the Closing Stock Consideration.

Structure of the Transaction

The Transaction is structured as a tax-free reorganization. As indicated elsewhere in this proxy statement/prospectus, the redemption of Company Warrants in connection with the consummation of the Transaction will be taxable to the holders of Company Warrants and the redemption of Public Shares from Company stockholders who vote against the Merger Proposal and elect to have their Public Shares redeemed will be taxable to such holders of Public Shares.

As part of the Transaction and pursuant to the Merger Agreement, the Company, Merger Sub and Chaparral will engage in a series of procedural steps to consummate the Transaction. First, Merger Sub will merge with and into Chaparral with Chaparral as the surviving entity (the “Subsidiary Merger”). In connection with such Subsidiary Merger, Chaparral will change its name to “Chaparral Subsidiary, Inc.” Immediately after the Subsidiary Merger, Chaparral Subsidiary Inc. will merge with and into the Company (“Short-Form Merger” and, collectively with the Subsidiary Merger, the “Transaction”). Pursuant to the Charter Amendment Proposals discussed elsewhere in this proxy statement/prospectus, the Company will change its name to “Chaparral Energy, Inc.” If the Transaction is consummated, the funds held in the trust account will be released (i) to pay transaction fees and expenses and potential bonuses to capital markets advisors (expected to range from $12,000,000 to $18,000,000); (ii) to pay the Company’s tax obligations and deferred underwriting discounts and commissions (expected to be approximately $8,000,000); (iii) to pay holders of Public Shares who properly exercise their redemption rights (ranging from $0 to $180,539,990); (iv) to pay for the Warrant Redemption (ranging from

$16,665,000 to $33,330,000); and (v) for working capital and general corporate purposes of the Company and its subsidiaries, including the repayment of a portion of the amounts outstanding under Chaparral’s Existing Credit Facility. In addition, following the payment of the enumerated fees and expenses and only so long as $250,000,000 is available to meet the minimum funds closing condition, the funds held in the trust account may be used to purchase Public Shares in privately negotiated transactions. In the event that holders of more than an estimated 16,427,303 Public Shares, or 36.5%, elect to exercise their redemption rights (for a total obligation of approximately $164,765,849) or if the expenses enumerated above exceed the Company’s estimates, there may be less than $250,000,000 for working capital and general corporate purposes upon closing of the Transaction, in which case the Company and Chaparral cannot consummate the Transaction unless Chaparral waives the minimum funds closing condition. In the event Chaparral waives the minimum funds closing condition, the funds available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

Consideration to Chaparral Stockholders

In connection with the closing of the Transaction, the stockholders of Chaparral will receive 61,500,000 shares of Common Stocks, of which 51,500,000 shares will be issued immediately upon closing of the Transaction and delivered to the stockholders of Chaparral. The remaining 10,000,000 shares of Common Stock will be issued immediately upon closing of the Transaction and placed in an escrow account. 5,000,000 shares of such Chaparral Escrow Stock may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. The Chaparral Escrow Stock is also subject to forfeiture to the extent a certain share price target, as described in this proxy statement/prospectus and the Merger Agreement, is not met by the Company following the Transaction. If the share price target is met and the one year anniversary of the closing of the Transaction has passed, the Chaparral Escrow Stock will be released from escrow and delivered to the Chaparral stockholders to the extent the Chaparral Indemnification Stock is not used to satisfy Chaparral’s indemnification obligations pursuant to the Merger Agreement. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction.

In the event the Company maintains uninterrupted compliance with the covenants of its then current credit facility during the measurement period described herein and the daily average of open, high, low and closing price of the Common Stock exceeds $15.00 per share for 30 trading days within any 60 consecutive trading days at any time during the period from closing of the Transaction through the sixth anniversary of the closing of the Transaction, which we refer to as the share price target, the stockholders of Chaparral shall be entitled to receive from escrow the 10,000,000 shares of Chaparral Escrow Stock to the extent the Chaparral Indemnification Stock is not used to satisfy any indemnification obligations pursuant to the Merger Agreement.

The 5,000,000 shares of Chaparral Indemnification Stock, discussed in further detail in the section entitled “Indemnification” below, will be used to satisfy Chaparral’s indemnification obligations pursuant to the terms of the Merger Agreement.

Closing of the Transaction

The closing of the Transaction will take place promptly following the satisfaction of the conditions described below under the subsection entitled “Proposals to be Considered by Stockholders—The Merger Agreement—Conditions to the Closing of the Transaction,” unless the Company and Chaparral agree to hold the closing at another time but in no event will such time be later than December 11, 2009 or June 11, 2010 if the Company’s stockholders approve the extension of the Company’s corporate existence.

Conditions to the Closing of the Transaction

The obligations of the Company and Chaparral to consummate the Transaction are subject to the satisfaction or waiver of the following specified conditions set forth in the Merger Agreement prior to the consummation of the Transaction. Each of the conditions described below are waivable by the parties to the Transaction. For example, Chaparral may waive the condition that $250,000,000 be available for working capital and general corporate purposes following the consummation of the Transaction. In the event the minimum funds closing condition is waived, $250,000,000 may not be available and, in fact, the amount available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility. The parties expect these conditions to be satisfied prior to the closing of the Transaction. However, by adopting the Merger Agreement and approving the Transaction, the stockholders of the Company understand that the Company is empowered to waive any of the conditions to closing of the Transaction. The Company will not resolicit the stockholders’ approval of the Transaction in the event a condition to closing of the Transaction is waived following approval of the Merger Proposal by stockholders.

Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement, which is attached hereto as Annex I.

The Company’s and Chaparral’s obligations to consummate the Transaction are contingent on the following:

•	The approval of the Warrant Amendment Proposal at the Special Meeting of Warrantholders;

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The required vote of the Company’s stockholders shall have been obtained in accordance with the DGCL and the holders of no more than one share less than 40% of the Public Shares have voted against the Transaction and exercised their redemption rights under the Company’s certificate of incorporation, as amended, to redeem their shares of Common Stock for a cash payment from the trust account;

•	The approval of all of the Charter Amendment Proposals at the Special Meeting of the Stockholders;

•	The applicable waiting period (and any extension thereof) under any antitrust laws, if any, shall have expired or been terminated;

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All authorizations, approvals and permits required to be obtained from or made with any governmental authority or other regulatory agency in order to consummate, and all consents from third parties required in connection with, the transactions contemplated by the Merger Agreement, shall have been obtained or made;

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No governmental authority or regulatory agency shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction;

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Final versions of the Company’s disclosure schedules and Chaparral’s disclosure schedules shall have been delivered by the appropriate party to the other party, and such schedules shall have been certified as the final, true, correct and complete schedules of such party;

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There shall be no pending action against any party or any affiliate, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any party or any of their affiliates, with respect to the consummation of the Transaction or the transactions contemplated thereby which could reasonably be expected to have a material adverse effect;

•	The Company shall have established the Incentive Plan;

•	The Company’s Board of Directors shall have amended and restated the Company’s bylaws in the manner set forth in Exhibit H to the Merger Agreement, which is attached as Annex I hereto;

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Chaparral shall have taken all such actions required so that all designees to the Company’s Board of Directors following consummation of the Transaction will qualify as “Continuing Directors,” as that term is defined in Chaparral’s existing indentures;

•	Chaparral’s Existing Credit Facility and Chaparral’s ISDA Master Agreements, shall have been modified and extended or replaced on terms satisfactory to the Company and Chaparral;

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Employment Agreements shall have been offered to John A. Catsimatidis, Mark A. Fischer, Joseph O. Evans, Robert W. Kelly II, Larry E. Gateley and James M. Miller on terms set forth on Exhibit F to the Merger Agreement;

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Indemnification agreements shall have been offered to (a) each person who will serve as a director of the Company immediately following the closing and (b) each of the persons serving as Chairman, Chief Executive Officer, President, Chief Financial Officer and General Counsel of the Company immediately following the closing; and

•	The Common Stock shall remain listed on the NYSE Amex or be listed on a national securities exchange as of the Closing Date.

The Company’s obligation to close on the Transaction is contingent on the following:

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Each of the representations and warranties of Chaparral set forth in the Merger Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time of the Closing of the Transaction as though made as of the effective time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date);

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Chaparral shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•	Chaparral shall have delivered to the Company the certificates required under the Merger Agreement;

•	No Material Adverse Effect shall have occurred with respect to Chaparral or its subsidiaries since the date of the Merger Agreement;

•	Chaparral’s Stockholders shall have delivered stock certificates representing 100% of the issued and outstanding Chaparral Common Stock to the Company accompanied by duly executed stock powers;

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The Company shall have received an opinion of Chaparral’s counsel, in form and substance to be agreed upon by the parties and their respective counsel, addressed to the Company, and dated as of the Closing Date;

•	The Company shall have received the lock up agreements required by the Merger Agreement;

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The Company shall have received a fairness opinion from an independent financial advisor stating the Transaction Consideration to be paid by the Company is fair to the Company’s stockholders from a financial point of view;

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Chaparral shall have filed with the SEC its financial statements for the three and nine months ended September 30, 2009, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act; and

•	The Company shall have received the indemnification escrow agreement required by the Merger Agreement.

Chaparral’s obligation to close on the Transaction is contingent on the following:

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Each of the representations and warranties of the Company and Merger Sub set forth in the Merger Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as though made as of the Effective Time of the Closing (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date);

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Each of the Company and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time of the Closing of the Transaction, including, without limitation, the resignation from the Board of Directors of the Company of those persons currently on the Board of Directors who are not named as directors following the Effective Time;

•	The Company shall have delivered to Chaparral the certificates required under the Merger Agreement;

•	No Material Adverse Effect shall have occurred with respect to the Company since the date of the Merger Agreement;

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Chaparral shall have received an opinion of the Company’s and Merger Subs’ counsel, in form and substance to be agreed upon by the parties and their respective counsel, and dated as of the Closing Date;

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The cash amount available from the Company, including the amount in the trust fund, for working capital of the Company following the closing shall be not less than $250,000,000 after (i) payment of transaction fees and expenses; (ii) payment of the Company’s tax obligations and deferred underwriting discounts and commissions; (iii) payment to holders of Public Shares properly exercising their redemption rights; and (iv) payment for the Warrant Redemption;

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The Private Warrants shall have been redeemed or restructured pursuant to the same terms and conditions of the redeemed or restructured Public Warrants, and in the event the Public Warrants are restructured, the Sponsor Warrants shall have been restructured pursuant to the same terms as the restructured Public Warrants;

•	The Company shall have terminated all specifically enumerated contracts and arrangements related to any affiliate transactions;

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Except for those executive officers and directors continuing in their capacities after the closing, each executive officer and director of the Company shall have tendered his or her resignation effective as of the closing of the Transaction;

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Except for (i) any change in the outstanding number of warrants resulting from the Warrant Redemption and (ii) any change in connection with any repurchase, redemption, restructure, exchange or conversion of Common Stock and/or Warrants, there shall have been no change in the number of authorized, issued and outstanding Common Stock, Warrants or units;

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The Securities Escrow Agreement, dated December 11, 2007, by and among the Company, the sponsor and Continental Stock Transfer & Trust Company, shall have been amended on terms reasonably satisfactory to Chaparral;

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If the closing of the Transaction takes place on or after November 30, 2009, the Company shall have filed with the SEC its financial statements for the fiscal year ended August 31, 2009, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act; and

•

The Registration Rights Agreement dated December 11, 2007 by and between the Company and the sponsor shall have been amended as described under the heading “Proposals to be Considered by Stockholders—The Merger Agreement—Overview of the Transaction.”

In the event of a change prior to the Special Meetings, the Company intends to notify its securityholders of any waiver of any material closing condition to the Transaction as soon as possible in advance of the Special Meetings via first class or overnight mail, if possible, and a press release.

Representations and Warranties of the Company and Chaparral in the Merger Agreement

The Merger Agreement contains a number of representations that each of the Company and Chaparral have made to each other. The representations and warranties contained in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Further, the representations and warranties are qualified by information in confidential disclosure schedules delivered by the respective parties together with the Merger Agreement. While the Company and Chaparral do not believe these schedules contain information for which the securities laws require public disclosure, other than information that has already been so disclosed, the disclosure schedules do contain information that modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement.

This description of the representations and warranties, and their reproduction in the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex I, are included solely to provide investors with information regarding the terms of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone and should not be relied on as statements of true fact, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information.”

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by materiality or Material Adverse Effect. For the purposes of the Merger Agreement, Material Adverse Effect means any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of a party and its subsidiaries, taken as a whole or to otherwise carry on its business as now being conducted and as proposed to be conducted following the closing, except, in each case, any such effect attributable to (i) changes in laws, regulations, or generally accepted accounting principles in the United States (GAAP), or interpretations thereof, (ii) the announcement or pendency of the Merger Agreement, and actions taken in compliance with the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement (including the Merger) or (iii) the failure of a party or any of its subsidiaries to take any action in the conduct of their business as required by the Merger Agreement, due to another party’s unreasonable withholding, delaying, or conditioning of its consent. For purposes of determining whether a particular change, event, circumstance, or effect has a “Material Adverse Effect,” the nature and effect of each change, event, circumstance, or effect shall be considered alone and together and along with the detrimental impact on the properties, financial condition, business operations, prospects, or results of operations of a party and its subsidiaries, taken as a whole, of such change, event, circumstance, or effect.

Covenants of the Parties

Each of the Company and Chaparral have agreed to use commercially reasonable efforts to promptly take all necessary actions to effect the Transaction. Chaparral also covenanted to conduct the business of Chaparral in a manner consistent with past practice, to consult with the Company and obtain the permission of the Company before assuming additional obligations or liabilities other than in the ordinary course of business consistent with past practice. The Merger Agreement also contains covenants related to notifications, taxes, confidentiality and public announcements.

Board of Directors of the Company

Following the consummation of the Transaction, the Board of Directors of the Company shall consist of nine members. Pursuant to the Merger Agreement, the Company and Chaparral and their respective affiliates each have the right to nominate two individuals for appointment to the Board of Directors of the Company following the Transaction. The remaining five individuals must be nominated upon the mutual consent of the Company and Chaparral and each of them must be independent pursuant to the SEC and stock exchange rules and regulations. The Company and Chaparral have agreed to cause the nominees of the Company and Chaparral to be appointed to the Board of Directors of the Company immediately upon the Transaction. See “Management Following the Transaction—Directors and Executive Officers.”

Waiver

At any time prior to the closing of the Transaction and subject to applicable law, any party to the Merger Agreement may in its sole discretion (i) extend the time for the performance of any obligations or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties by such other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (iii) waive compliance by such other party with any agreement or condition contained in the Merger Agreement. No failure or delay of a party in exercising a right pursuant to the Merger Agreement shall operate as a waiver thereof. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Moreover, a single or partial exercise of any rights of the parties hereto shall not preclude any other or further exercise of any rights under the Merger Agreement. Stockholders should note, however, by adopting the Merger Agreement and approving the Transaction, the stockholders of the Company understand that the Company is empowered to waive any of the conditions to closing of the Transaction. The Company will not resolicit the stockholders’ approval of the Transaction in the event a condition to closing of the Transaction is waived.

Amendment

The Merger Agreement may be amended pursuant to a written agreement signed by each of the parties to the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Transaction contemplated by the Merger Agreement may be abandoned at any time, but not later than the Closing, as follows:

•	By mutual written consent of each of Chaparral and the Company, as duly authorized by the Board of Directors of each of the Company and Chaparral;

•

By written notice by either the Company or Chaparral if the conditions to each party’s obligation to close have not been satisfied by Chaparral or the Company, as the case may be (or waived by the Company or Chaparral as the case may be) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event the Company is able to obtain stockholder approval to extend its corporate existence; provided, further, the right to terminate the Merger Agreement shall not be available to the Company or Chaparral due to failure by the Company or Merger Sub, on one hand, or Chaparral or any subsidiary of Chaparral, on the other hand, to fulfill any obligation under the Merger Agreement;

•

By written notice by either the Company or Chaparral, if any governmental authority or regulatory agency shall have enacted, issued, promulgated, enforced or entered any order or law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the Transaction; provided, however, the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, any such order or law to have been enacted, issued, promulgated, enforced or entered;

•

By written notice by the Company, if (1) there has been a breach by Chaparral of any of its material representations, warranties, covenants or agreements contained in the Merger Agreement, or if any material representation or warranty of Chaparral shall have become untrue or inaccurate, and (2) the breach or inaccuracy is incapable of being cured prior to closing or is not cured within 20 days of the Merger;

•

By written notice by Chaparral, if (1) there has been a breach by the Company or Merger Sub of any of its material representations, warranties, covenants or agreements contained in the Merger Agreement, or if any material representation or warranty of the Company or Merger Sub shall have become untrue or inaccurate and (2) the breach or inaccuracy is incapable of being cured prior to closing or is not cured within 20 days of notice of such breach or inaccuracy;

•

By written notice by the Company if the conditions to obligations of the Company and Merger Sub to close have not been satisfied by Chaparral (or waived by the Company) by December 11, 2009, provided, however, such date shall be extended through June 11, 2010 in the event the Company is able to obtain stockholder approval to extend its corporate existence; provided, further, that the right to terminate the Merger Agreement shall not be available to the Company if the Company is in material breach of any representation, warranty or covenant contained in the Merger Agreement and such breach has primarily caused such closing conditions to not be satisfied; or

•

By written notice by Chaparral if the conditions to obligations of Chaparral to close have not been satisfied by the Company (or waived by Chaparral) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event the Company is able to obtain stockholder approval to extend its corporate existence; provided, further, the right to terminate the Merger Agreement shall not be available to Chaparral if Chaparral is in material breach of any representation, warranty or covenant contained in the Merger Agreement and such breach has primarily caused such closing conditions to not be satisfied.

Effect of Termination

If the Merger Agreement is terminated, neither party or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives shall have any liability to the other party except for liability for any fraud committed by the willful breach of the Merger Agreement prior to the termination and all rights and obligations of the parties pursuant to the Merger Agreement shall cease, except as specifically set forth in the Merger Agreement. However, if the Company wrongfully fails or refuses to consummate the Merger, the Company will reimburse Chaparral for the expenses Chaparral incurred up to $750,000, which amount shall be paid solely and exclusively from the $3.7 million working capital of the Company. If the Company obtains stockholder approval to extend its corporate existence to June 11, 2010 and the Company’s Board of Directors changes its recommendation with respect to the Transaction and consummates a business combination with another entity, the Company shall pay Chaparral $2.0 million. In the event this $2.0 million is paid, the Company will have no further obligation to Chaparral (including the reimbursement of expenses described above).

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Transaction is consummated. Notwithstanding the foregoing, if the Transaction is consummated, the Company will pay all reasonable non-paid expenses of the Company and Chaparral.

Indemnification

For a period of one year from the anniversary of the closing date of the Transaction, each of the Company and Merger Sub, on the one hand, and Chaparral, on the other hand (each of which is referred to as a party and for the purpose of this description of the indemnification provisions, the “indemnifying party”), have agreed to indemnify and hold harmless the other parties (the “indemnified party,” which expression shall include its affiliates and its or their successors and assigns and respective officers, directors, employees and agents), from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) that result from, arise out of or relate to: (i) any breach of any representations, warranties, covenants or agreements of the indemnifying party contained in the Merger Agreement and/or (ii) any fraud committed by the willful breach of the Merger Agreement by an indemnifying party.

The 5,000,000 shares of Chaparral Indemnification Stock issued upon closing of the Transaction and placed into escrow will be used to satisfy the indemnification obligations of Chaparral pursuant to the Merger Agreement. If the Company attains the share price target prior to the first anniversary of the closing of the Transaction, or if the Chaparral stockholders become entitled to receive the Chaparral Indemnification Stock after the first anniversary of the Closing of the Transaction and a claim for indemnification pursuant to the Merger Agreement is pending, the Chaparral Indemnification Stock will remain in escrow and will be released upon the resolution of any pending claim for indemnification. If the Chaparral Escrow Stock is earned by the Chaparral stockholders after the first anniversary of the closing of the Transaction and damages are due to an indemnified party, the number of shares of Chaparral Indemnification Stock to be released will be reduced by the value of the damages and to the extent of the Chaparral Indemnification Stock only. If the share price target is not met in the first year following the Transaction, the Chaparral Escrow Stock will remain in escrow and will be released if the share price target is met by the sixth anniversary of the closing of the Transaction. For purposes of these indemnification provisions, the value of such Chaparral Indemnification Stock will be equal to the average of the prices used to determine whether the Company has achieved its share price target. The indemnification obligations of the stockholders of Chaparral shall in no event exceed the value of the Chaparral Indemnification Stock.

Employment Agreements

In connection with the closing of the Transaction, John A. Catsimatidis, Mark A. Fischer, Joseph O. Evans, Robert W. Kelly II, Larry E. Gateley, and James O. Miller will be offered individual employment agreements with the Company as Executive Chairman of the Board of Directors, Chief Executive Officer and President, Executive Vice President, Chief Financial Officer and Treasurer, Senior Vice President, General Counsel and Secretary, Senior Vice President—Reservoir Engineering & Acquisitions and Senior Vice President—Operations and Production Engineering respectively. See “Management Following the Transaction—Executive Officer and Director Compensation” for additional information.

Registration Rights Agreement

The stockholders of Chaparral and the sponsor will be entitled to registration rights, subject to certain limitations, with respect to Common Stock pursuant to an amendment No. 1 to the Registration Rights Agreement, dated December 11, 2007, by and between the Company and the sponsor (the “Amended Registration Rights Agreement”). Pursuant to the Amended Registration Rights Agreement, Fischer Investments, L.L.C. (“Fischer Investments”), Altoma Energy G.P. (“Altoma”) and CHK Holdings, L.L.C. (“CHK”), Chaparral’s stockholders, will be entitled to registration rights with respect to the Closing Stock Consideration. The sponsor will retain its registration rights with respect to the founder shares and the shares of Common Stock underlying the Sponsor Warrants. Fischer Investments will be entitled to make up to four (4) demands that the Company register the shares of Common Stock it owns and each of Altoma, CHK and the Company’s sponsor will be entitled to make up to two (2) demands that the Company register the shares of Common Stock they own or may acquire. In addition, if Altoma, CHK or the sponsor make a demand for registration and, in the registration process, the number of shares requested to be registered is reduced by 20% or more (the “Cut Back Shares”), then each of Altoma, CHK or the sponsor, as the case may be, will receive an additional demand registration right for each occurrence; provided that (A) no more than two (2) additional demand registration rights may be granted to each of the sponsor, Altoma and CHK, and (B) any such additional demand registration shall be lost if, subsequent to receiving the additional demand registration right, the recipient has an opportunity to exercise “piggyback” rights under the Registration Rights Agreement with respect to the Cut Back Shares and the recipient does not, for any reason, exercise those “piggyback” rights. Such holders may elect to exercise these registration rights at any time commencing on or after the date on which these securities are released from escrow. In addition, these stockholders have certain “piggyback” registration rights. The Company will bear expenses incurred in connection with the filing of any such registration statements.

Amendment to Securities Escrow Agreement

In connection with the execution of the Merger Agreement, the sponsor will enter into Amendment No. 1 to the Securities Escrow Agreement, dated December 11, 2007, by and among the Company, United Refining, Inc., the Company’s sponsor, and Continental Stock Transfer & Trust Company, as escrow agent (“Amended Securities Escrow Agreement”). Pursuant to the Amended Securities Escrow Agreement, 2,812,500 of the founder shares (the “Sponsor Escrow Shares”) will continue to be held in escrow until the Company’s achievement of the targets applicable to the release of the Earn-Out Shares described under “Consideration to Chaparral Stockholders” above. The Sponsor Escrow Stock will be released from escrow upon the Company’s achievement of the share price target applicable to the release of the Chaparral Escrow Stock. Moreover, it is a condition to the release from escrow of the Sponsor Escrow Shares that the sponsor enter into the lock-up agreement described under “Proposals to be Considered by Stockholders—The Merger Agreement.”

Lock-Up Agreements

In connection with the Merger Agreement, each stockholder of Chaparral shall enter into a lock-up agreement pursuant to which such stockholder shall agree that such stockholder of Chaparral shall neither, on its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Chaparral Delivered Stock for a period of one year from the closing of the Transaction and any of the Chaparral Escrow Stock for a period of six months from their release from escrow. Moreover, the sponsor shall enter into a lock-up agreement pursuant to which it shall agree that it shall neither, on its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by it, offer, issue grant any option on, sell or otherwise dispose of any portion of the Sponsor Escrow Shares for a period of six months from their release from escrow.

Trust Account Waiver

The Company may disburse monies from the trust account only: (a) to holders of Public Shares in the event of the redemption of their shares upon the exercise of their redemption rights or the dissolution and liquidation of the Company, (b) to the Company and the underwriters listed in the prospectus after the Company consummates a business combination or (c) as consideration to the sellers of a target business with which the Company completes a business combination. Chaparral acknowledged and agreed it does not have at any time any claim against the funds held in the trust account and waived any claims it may have against the trust account at any time.

Access to Information

Each of Chaparral and the Company has agreed to give the other, its counsel, accountants and other representatives, reasonable access during normal business hours during the period prior to the closing, to the properties, books, records and personnel of the other to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the other, as such party may reasonably request.

Public Announcements

The Company and Chaparral agreed that no public release or announcement concerning the Merger Agreement or the Transaction shall be issued by either party or any of their affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Name; Headquarters

After completion of the Transaction, the Company anticipates:

•	the name of the Company will be “Chaparral Energy, Inc.”;

•	the corporate headquarters and principal executive offices of the Company will be located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114; and

•

the Common Stock and the Public Warrants will continue to be listed for trading on the NYSE Amex until approval of a planned application to transfer listing to the NYSE, where the symbols “CPR” and “CPR.WS” have been reserved.

Certificate of Incorporation; Bylaws

The second amended and restated certificate of incorporation, reflecting the amendments reflected by the Charter Amendment Proposals will be the certificate of incorporation of the Company after the Transaction.

In connection with consummation of the Transaction, the Board of Directors of the Company intends to adopt certain amendments to the Company’s bylaws. In the judgment of the Board of Directors of the Company, the proposed amended and restated bylaws is necessary to adequately address the post-Transaction needs of the Company. The amended and restated bylaws are attached as Exhibit H to the Merger Agreement, which is included in this proxy statement/prospectus as Annex I. Copies of the Company’s bylaws, as well as any amendments thereto, were previously filed with the SEC. See “Where You Can Find More Information”. The following summary does not purport to be complete and is qualified by reference to Delaware law, the Company’s current bylaws, as amended, and the amended and restated bylaws to be adopted by the Company’s Board of Directors.

Number and Election of Directors

Current Bylaws	Amended and Restated Bylaws
The Company’s current bylaws permit between one and nine directors, with the exact number to be fixed from time to time by a majority of the directors then in office. However, in the event that the outstanding shares of the Company’s Common Stock are owned by fewer than three stockholders, the number of directors may be a number not less than the number of stockholders.	The Company’s amended and restated bylaws and its second amended and restated certificate of incorporation will permit between three and 13 directors, with the exact number to be fixed from time to time by a majority of the directors then in office; provided, that the board may increase the size of the Board of Directors in excess of 13 members as required in order to permit the holders of any series of preferred stock issued by the Company to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the Board of Directors to exceed 13 without the affirmative vote of 66 2/3% of the members of the entire Board of Directors.

The current bylaws do not address the separation of the Board of Directors into classes. However, the Company’s current amended and restated certificate of incorporation divides the board into two classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election.

Subject to the rights of the holders of preferred stock to elect directors as a separate class, the board is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Directors are elected by a plurality of the votes cast by the holders of outstanding shares of the Company capital stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

Directors are elected by a plurality of the votes cast by the holders of outstanding shares of the Company capital stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.	Same.

No stockholders have cumulative voting rights.	Same.

Filling Vacancies on the Board of Directors

Current Bylaws	Amended and Restated Bylaws
Newly created directorships may be filled by a majority vote of the Board of Directors, as well as vacancies of already existing positions. Such director shall serve until next annual meeting and until a successor is elected.	Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Vacancies of directors elected by holders of a series of preferred stock will be filled at the election of the holders of such series of preferred stock.

Removal of Directors

Current Bylaws	Amended and Restated Bylaws
Any director can be removed for cause by a majority vote of the Board of Directors. Any director may be removed with or without cause by a majority vote of the then outstanding shares of each class of stock voting as a class.	Generally, directors may be removed only for cause by a vote of holders of a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together as a single class. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66 2/3% of the number of directors then in office. Directors elected by any series of preferred stock may be removed with or without cause by the holders of a majority of the outstanding shares of that series.

Board Quorum and Vote Requirements

Current Bylaws	Amended and Restated Bylaws

A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business. If a quorum is not present at any meeting of the directors, a majority of the directors present at the meeting may adjourn from time to time without notice of the adjourned meeting other than the announcement of the meeting.

A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business, but a lesser number may adjourn from day to day until a quorum is present. Matters generally shall be decided by the vote of a majority of the directors present.

In the event there is a quorum present, matters generally shall be decided by the vote of a majority of the directors present.	Same.

Amendments to Bylaws

Current Bylaws	Amended and Restated Bylaws
The Company’s bylaws may be amended or repealed, and new bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the entire Board of Directors.	The Company’s Board of Directors is expressly authorized to adopt, amend or repeal the bylaws, or adopt new bylaws, without any action on the part of the stockholders.

The Company’s bylaws may be amended or repealed, and new bylaws may be adopted, amended or repealed by the affirmative vote of a majority of a quorum at any regular or special meeting of stockholders.	The Company’s amended and restated bylaws provide that they may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of all classes of stock that are entitled to vote generally in the election of directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of the special meeting.

Annual Meetings of Stockholders

Current Bylaws	Amended and Restated Bylaws
The annual meeting is held on July 1 of each year, or other date designated by the Board of Directors. The annual meeting is held at such location as determined by the Board of Directors.	The annual meeting is held at such place, on such date, and at such time as the Board of Directors determines and sets forth in the notice of the meeting.

Notice of the annual meeting must be delivered to neither stockholders not less than 10 nor more than 60 days before the date of the meeting.	Same.

Right to Call Special Meetings of Stockholders

Current Bylaws	Amended and Restated Bylaws
Special meetings of stockholders may be called at any time by the Board of Directors or chief executive officer, and shall be called by the chief executive officer, president or the secretary upon the written request of the holders of at least a majority of all outstanding shares entitled to vote on the action proposed to be taken.	The chairman of the board and the chief executive officer or the Board of Directors may call special meetings at any time pursuant to a resolution approved by the affirmative vote of a majority of the entire Board of Directors.

Quorum Requirements for Stockholder Meetings

Current Bylaws	Amended and Restated Bylaws
A majority of the outstanding shares of capital stock entitled to vote, represented in person or proxy, constitutes a quorum at any meeting of stockholders.	Same.

Voting Standards

Current Bylaws	Amended and Restated Bylaws
The affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders constitute the act of the stockholders in all matters other than the election of directors, who will generally be elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors.	Same.

Procedure for Bringing Action Before Annual Meetings

Current Bylaws	Amended and Restated Bylaws
None.

Any stockholder who is a stockholder of record at the time of giving notice, who is entitled to vote in the election of directors generally and who complies with the following requirements may be properly introduced at an annual meeting. For a stockholder to properly bring a proposal before an annual meeting, the stockholder must have given timely advance notice in writing to the Company’s secretary. To be timely, notice must have been given:

•     in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days and no sooner than 180 days prior to the anniversary date of the preceding year’s annual meeting of stockholders (with certain exceptions if no annual meeting was held in the previous year or the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•     in the event of nominations of persons for election to the Board of Directors by any stockholder,

•     with respect to an election to be held at the annual meeting of stockholders, not less than 120 days and no sooner than 180 days prior to the anniversary date of the preceding year’s annual meeting of stockholders (with certain exceptions if no annual meeting was held in the previous year or the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•     with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which public announcement of the date of the special meeting was made.

Indemnification

Current Bylaws	Amended and Restated Bylaws
The Company shall indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

The Company (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify any person who is a present or former director or officer of the Company and who is made a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company or any of its direct or indirect subsidiaries or is or was serving at the request of the Company or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was an employee or agent of the Company or any of its direct or indirect subsidiaries or is or was serving at the request of the Company or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the person had

Current Bylaws	Amended and Restated Bylaws
reasonable cause to believe that his conduct was unlawful.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Company (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify any person who is a present or former director or officer of the Company and who is made a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company or any of its direct or indirect subsidiaries or is or was serving at the request of the Company or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Company or any of its direct or indirect subsidiaries or is or was serving at the request of the Company or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Chaparral’s Commitment Letters for the Proposed Replacement Credit Facility

On October 23, 2009, Chaparral and its operating subsidiary, Chaparral Energy, L.L.C., executed a term sheet for the Proposed Replacement Credit Facility in an initial aggregate amount of up to $500.0 million, subject to an initial borrowing base in the aggregate principal amount of $500.0 million. Commitment letters have been received for the Proposed Replacement Credit Facility. Definitive documentation for the Proposed Replacement Credit Facility will not be finalized until a short time prior to the closing of Transaction but is expected to be as described below.

The Proposed Replacement Credit Facility will have a three-year term and be secured by substantially all of Chaparral’s assets. Obligations under the Proposed Replacement Credit Facility will also be secured by pledges of equity interests held by the Company and Chaparral in each of the borrowers and other subsidiaries owned by them, excluding certain subsidiaries. Availability under the Proposed Replacement Credit Facility will be set by the lenders semi-annually on May 1 and November 1 of each year. The lenders or Chaparral may also request an additional borrowing base redetermination once every six months.

If the outstanding borrowings under the Proposed Replacement Credit Facility were to exceed the borrowing base as a result of a redetermination, Chaparral would be required to eliminate this excess. Within 10 days after receiving notice of the new borrowing base, Chaparral would be required to make an election: (1) to repay a portion of the bank borrowings in the amount of the excess either in a lump sum within 30 days or in equal monthly installments over a four-month period, (2) to submit within 30 days additional oil and natural gas properties Chaparral owns for consideration in connection with the determination of the borrowing base sufficient to eliminate the excess or (3) to eliminate the excess through a combination of repayments and the submission of additional oil and natural gas properties within 30 days.

Any borrowings under the Proposed Replacement Credit Facility will be made, at Chaparral’s option, as either Eurodollar loans or Alternate Base Rate, or ABR, loans. Interest on Eurodollar loans will be computed at the applicable British Bankers’ Association LIBOR rate with a maturity comparable to the interest period (one, two, three or six months, selected by Chaparral), adjusted for Federal Reserve Board reserve requirements, plus a margin where the margin varies from 2.50% to 3.50% depending on the utilization percentage of the borrowing base. Interest payments on Eurodollar borrowings will be due the last day of the interest period, if shorter than three months, or every three months.

Interest on the ABR loans will be computed as the greater of (1) the prime rate of interest announced by JPMorgan or (2) the Federal Funds Effective Rate (as defined in the financing commitment letter) plus a margin where the margin varies from 1.625% to 2.625% depending on the utilization percentage of the borrowing base.

Commitment fees of 0.50% to 0.625% will accrue on the unused portion of the borrowing base amount, depending on the utilization percentage, and are included as a component of interest expense. Chaparral will have the right to make prepayments of the borrowings at any time without penalty or premium.

The Proposed Replacement Credit Facility will contain affirmative and restrictive covenants that are substantially similar to those set forth in Chaparral’s Existing Credit Facility, which is described under “Chaparral’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” The Proposed Replacement Credit Facility will also require that Chaparral maintain a Current Ratio and a Total Debt (or if certain conditions are met, Net Debt) to EBITDAX ratio, each of which is expected to be calculated in substantially the same manner as the Current Ratio and the Consolidated Senior Total Debt to Consolidated EBITDAX ratio under Chaparral’s Existing Credit Facility. The Current Ratio, determined at the end of each fiscal quarter, shall not be less than 1.00 to 1.00. Total Debt (or, if certain conditions are met, Net Debt) as of the end of any fiscal quarter to EBITDAX (for the rolling four quarter period ending as of the last day of any fiscal quarter) shall not be greater than (i) 4.50 to 1.00 as of the end of the fiscal quarters ending December 31, 2009, March 31, 2010 and June 30, 2010, (ii) 4.25 to 1.00 as of the end of the fiscal quarters ending September 30, 2010 and December 31, 2010, and (iii) 4.00 to 1.00 as of the end of each fiscal quarter thereafter.

The Proposed Replacement Credit Facility will also include specific events of default that are substantially similar to those set forth in Chaparral’s Existing Credit Facility.

The commitments of the initial lenders under the financing commitment letters are subject to:

•	satisfactory completion of due diligence relative to the Company, Chaparral and the Transaction;

•	the Transaction shall have been consummated in accordance with applicable law and on terms satisfactory to the administrative agent under the Proposed Replacement Credit Facility;

•

the Merger Agreement and other agreements relating to the Transaction shall have satisfactory terms and conditions, and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect without approval of the administrative agent;

•	the capitalization, structure and equity ownership of each borrower after closing of the Transaction shall be satisfactory to administrative agent in all respects;

•

without limiting the foregoing, the cash amount available from the Company for working capital upon consummation of the Transaction shall not be less than $215.0 million after payment of investment banking, legal and other fees and expenses arising in connection with the Transaction and after other payments and deductions as set forth in the Merger Agreement;

•

all governmental and third party approvals necessary in connection with the Transaction, the Proposed Replacement Credit Facility and the continuing operations of the borrowers shall have been obtained on satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction or any of the transactions contemplated by the Proposed Replacement Credit Facility;

•	satisfaction of other conditions precedent related to the Transaction as reasonably required by the administrative agent;

•

reserve engineering reports with respect to Chaparral’s properties prepared by its internal engineers and acceptable to the administrative agent, and such other updated reserve, engineering, geological and title information as may be requested by the administrative agent or its counsel with respect to the properties supporting the borrowing base;

•	receipt of required mortgages (or related documentation) and acceptable evidence of title (in each case including, without limitation, with respect to existing oil and gas properties);

•	satisfactory completion of an environmental review of the properties and operations of Chaparral and its subsidiaries;

•	negotiation and execution of comprehensive loan documents satisfactory to all parties and their respective counsel;

•

satisfactory review of usual documentation relating to the Company, Chaparral and the guarantors of the Proposed Replacement Credit Facility including, without limitation, organizational documents, borrowing authority, ordinary and customary certificates, and legal opinions (including local counsel opinions), as well as other documents required by the administrative agent’s counsel;

•	payment of all fees and expenses due to any arranger and to the administrative agent, including, but not limited to, reasonable attorneys fees;

•

the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to materially affect any transaction contemplated by the Proposed Replacement Credit Facility (including, without limitation, the Transaction) or that could have a material adverse effect on Chaparral and any transaction contemplated by the Proposed Replacement Credit Facility (including, without limitation, the Transaction) or on the ability of any borrower to perform its obligations under the definitive loan documents;

•	Chaparral shall be in compliance with all financial obligations under Chaparral’s Existing Credit Facility;

•

receipt and review, with results satisfactory to the administrative agent and its counsel, of information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Company, Chaparral and their subsidiaries;

•

receipt and review, with results satisfactory to the administrative agent, of financial information of the Company and Chaparral including, without limitation, pro forma projections in form and substance satisfactory to the administrative agent;

•	Chaparral shall have entered into hedge transactions (on terms and conditions acceptable to the administrative agent) necessary to support the initial borrowing base;

•	all indebtedness under Chaparral’s Existing Credit Facility shall have been (or will be) refinanced with the initial borrowing under the Proposed Replacement Credit Facility; and

•

after giving effect to the consummation of the transactions contemplated by the Proposed Replacement Credit Facility including, without limitation, the initial borrowing under the Proposed Replacement Credit Facility and the consummation of the Transaction, the sum of (a) the availability under the Proposed Replacement Credit Facility and (b) the borrowers’ readily available cash on hand shall not be less than $260.0 million.

Opinion of New Century Capital Partners, Inc.

On October 5, 2009, New Century Capital Partners made a presentation to the Board of Directors of the Company, and delivered a written opinion dated October 5, 2009, stating that, as of that date, based upon and subject to the assumptions made, matters considered, and limitations on New Century Capital Partners’ review as set forth in New Century Capital Partners’ opinion (i) the fair market value of Chaparral in the acquisition contemplated by the Letter of Intent, dated September 5, 2009, (the “LOI”) and the draft Agreement and Plan of Reorganization (but not including Amendment No. 1 to such Agreement and Plan of Reorganization, the “Original Purchase Agreement”) was equal to at least 80% of the amount in the trust fund established by the Company for the benefit of its public stockholders in a trust account, excluding the underwriters’ deferred underwriting compensation, and (ii) the total consideration to be paid in the acquisition contemplated by the LOI and Original Purchase Agreement was fair, from a financial point of view, to the holders of Common Stock of the Company.

The full text of New Century Capital Partners’ opinion is attached as Annex V to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by New Century Capital Partners in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion.

New Century Capital Partners’ opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date as well as the consideration to be paid in connection with the Transaction contemplated by the Original Purchase Agreement. Events occurring after that date could materially affect its opinion. New Century Capital Partners has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. The Company has not obtained nor will it obtain an updated fairness opinion from New Century Capital Partners to reflect the current or any future revised terms of the Transaction.

New Century Capital Partners’ opinion was for the use and benefit of the Board of Directors of the Company in its consideration of the acquisition contemplated by the LOI and the Original Purchase Agreement and does not constitute a recommendation as to how any holder of shares of Common Stock of the Company should vote on the acquisition.

Process

In arriving at its opinion, New Century Capital Partners reviewed and analyzed all the information it deemed necessary and appropriate including:

•	certain financial, operational and business information and data regarding Chaparral and the Company;

•	a financial forecast prepared by Chaparral for the period 2009 – 2011 (“Financial Forecast”);

•	a Reserve and Economics Report prepared by Chaparral;

•	an analysis of proven reserves prepared by Chaparral (the “proven reserves analysis”);

•

Chaparral’s Annual Report on Form 10-K for the year ended December 31, 2008 (“10K”), Chaparral’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (each Quarterly Report a “10Q” and collectively the “10Qs”);

•	Chaparral’s Investor Presentation dated March 29, 2009 (“Investor Presentation”);

•	the LOI;

•	the Original Purchase Agreement;

•

an engineering report dated September 30, 2009 and entitled “Evaluation Summary, Chaparral Energy, Inc. Interests, Total Proved Reserves, Certain Oil and Gas Assets, Various States, as of June 30, 2009”, which was prepared by Cawley, Gillespie & Associates, Inc., and an engineering report dated September 18, 2009 and entitled “CHAPARRAL ENERGY, LLC, Estimated Future Reserves and Income Attributable to Certain Leasehold Interests”, which was prepared by Ryder Scott Company (collectively the “Engineering Reports”);

•	certain financial, market performance and other data of certain other public companies that New Century Capital Partners deemed relevant; and

•	industry information that New Century Capital Partners deemed relevant for purposes of its opinion.

In addition, New Century Capital Partners had discussions with the senior management and staff of the Company and Chaparral and their respective advisors concerning the business and operations, the assets, the present condition and the future prospects of Chaparral and the Company, and considered such other financial operational and business data regarding the Company, the oil and gas industry, and Chaparral, as New Century Capital Partners deemed relevant and appropriate.

In rendering its opinion, New Century Capital Partners has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial information and other information and data that was publicly available regarding the Company and Chaparral. New Century Capital Partners has also assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that Chaparral and the Company provided to, reviewed with or discussed with New Century Capital Partners, including the Financial Forecast, the Reserve and Economics Report, the proven reserves analysis, the 10K and 10Qs. In addition, New Century Capital Partners has assumed, with the assurances of senior management of Chaparral and the Company, that the information and other data provided to New Century Capital Partners has been reasonably prepared in accordance with industry and GAAP accounting standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century Capital Partners, or that would make any of the information provided to New Century Capital Partners incomplete or misleading. In addition, with the consent of the Company and Chaparral, New Century Capital Partners has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of the Engineering Reports, and that the Engineering Reports have been reasonably prepared in accordance with industry standards. New Century Capital Partners expresses no opinion regarding the analyses, assumptions or conclusions of Cawley, Gillespie & Associates, Inc. or Ryder Scott Company contained in the

Engineering Reports. New Century Capital Partners has further assumed, with the assurances of senior management of the Company and Chaparral, that the analyses in the Engineering Reports are accurate, complete and fair as of the date of this opinion. Furthermore, with the consent of the Company and Chaparral, New Century Capital Partners has assumed and relied upon, without assuming responsibility or liability for independently verifying, all information and data that Chaparral and the Company provided regarding the estimates, forecasts, pro formas, and projections of oil and natural gas properties and reserves of Chaparral. New Century Capital Partners expresses no opinion regarding any estimates, forecasts, pro formas or projections prepared by the Company or Chaparral regarding any oil and natural gas properties and reserves of Chaparral.

New Century Capital Partners’ opinion was necessarily based upon economic, market and other conditions and circumstances as they existed and could be evaluated as of the date thereof. Although such conditions and circumstances have changed or may change in the future, New Century Capital Partners neither has nor had any obligation to update, revise or reaffirm its opinion. Further, New Century Capital Partners expressed no opinion as to the fairness of any consideration paid in connection with any agreements ancillary to the acquisition contemplated by the LOI and the Original Purchase Agreement between the Company and Chaparral.

In arriving at its opinion, New Century Capital Partners did not conduct a physical inspection of the properties and facilities of Chaparral nor the Company, and only reviewed the books and records of Chaparral and the Company referenced in its opinion. New Century Capital Partners neither made nor obtained any evaluations or appraisals from a third party of the assets of either Chaparral or the Company. In rendering its opinion, New Century Capital Partners has assumed that the Transaction will be consummated as described in the LOI and Original Purchase Agreement, and that the terms of the Transaction will be further revised, but that further revisions to the terms of the Transaction will not materially change the analyses or conclusions of New Century Capital Partners in its opinion. New Century Capital Partners made no assumption as to any amount of working capital following consummation of the Transaction.

New Century Capital Partners has assumed and relied upon, without assuming responsibility or liability for verifying, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and any other applicable federal and state statutes, rules and regulations. New Century Capital Partners has also assumed and relied upon, without assuming responsibility or liability for independently verifying, that the Transaction will comply with all applicable laws, statutes and environmental regulations. New Century Capital Partners has further assumed and relied upon, without assuming responsibility or liability for independently verifying, the operational, financial and strategic benefits that the Company and Chaparral represented to New Century Capital Partners will be achieved by the Transaction. New Century Capital Partners expresses no opinion as to whether the Company or Chaparral will be able to achieve any such operational, financial or strategic benefits in connection with the Transaction. New Century Capital Partners has further assumed that the representations and warranties made by the Company and Chaparral in the LOI and Original Purchase Agreement are and will be true and correct in all respects that would be material to its analysis. Furthermore, New Century Capital Partners has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Chaparral.

New Century Capital Partners is not a legal, regulatory or tax expert. Accordingly, New Century Capital Partners expresses no opinion regarding the legal, regulatory or tax effect of the Transaction. New Century Capital Partners also does not express any opinion regarding the effect on the Transaction of any credit rating, accounting rules or regulations or environmental rules or regulations, or any potential changes thereto. New Century Capital Partners has relied upon the assessments made by the Company and Chaparral with respect to such issues. Furthermore, New Century Capital Partners does not express any opinion regarding any financial forecasts, pro formas and projections prepared by the Company or Chaparral. New Century Capital Partners has not: (i) undertaken to determine whether there is any pending or threatened litigation, regulatory action, contingent liabilities or unasserted claims against the Company or Chaparral, or an analysis of same; (ii) performed appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Chaparral; (iii) performed appraisals or valuations of the oil or natural gas reserves of Chaparral;

(iv) conducted a physical inspection of any properties or facilities of the Company or Chaparral, and only reviewed the books and records of Chaparral and the Company referenced in this opinion; (v) conducted a physical inspection of the oil or natural gas reserves of Chaparral; (vi) received or reviewed any definitive and/or executed Original Purchase Agreement or purchase agreement involving the Company or Chaparral; (vii) visited the Company or Chaparral; (viii) received or reviewed any title documents or confirmed whether Chaparral has good title or ownership of any of its oil or natural gas reserves; or (ix) contacted any customers, suppliers or vendors of Chaparral, or completed any customer, supplier or vendor due diligence.

The opinion of New Century Capital Partners is based on economic, monetary, market and other conditions as they existed, and the information made available to New Century Capital Partners, as of the date of its opinion. New Century Capital Partners expressed no opinion regarding any potential changes to economic, monetary, market or other conditions that may occur after the date of its opinion, including potential changes in the supply or demand for natural gas or oil or the price of natural gas or oil. The analysis performed by New Century Capital Partners in connection with its opinion is based on the value of Chaparral as a going concern. New Century Capital Partners has not performed any analysis regarding the value of liquidating Chaparral or any of its assets. New Century Capital Partners has assumed that neither Chaparral, nor the Company is party to any material pending transaction other than this Transaction, including any external financing, recapitalization, reorganization, acquisition or merger, divestiture or spin-off. It should be understood that subsequent developments may affect its opinion and that New Century Capital Partners does not have any obligation and assumes no responsibility to update, revise or reaffirm its opinion based upon circumstances and events occurring after the date of its opinion. New Century Capital Partners expresses no opinion as to the fairness of any consideration to be paid in connection with any agreements ancillary to the acquisition contemplated by the Original Purchase Agreement. New Century Capital Partners expresses no opinion as to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees relative to the consideration to be received from the Company. New Century Capital Partners expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied. New Century Capital Partners does not express any opinion as to the price at which the Company’s shares may trade upon consummation of the Transaction, or at any future time. New Century Capital Partners also expresses no opinion on whether the applicable stock market will react favorably to the Transaction, or whether any party will decide to cancel the Transaction. New Century Capital Partners was not requested to opine as to, and its opinion does not address, the business decision to proceed with the Transaction or the merits of the Transaction relative to any alternative transaction or business strategy that may be available to the Company. Furthermore, New Century Capital Partners expresses no opinion as to whether any alternative transaction might produce consideration for the stockholders of the Company in excess of the amount contemplated by this Transaction.

New Century Capital Partners did not attribute any particular weight to any analyses considered by it or the various valuation approaches contained herein, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this proxy statement/prospectus. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and New Century Capital Partners, New Century Capital Partners cannot assure that the estimates will prove to be accurate, in particular those provided in the Financial Forecast and the Engineering Reports. No company mentioned in the opinion, whether it is a public or private company, is identical to Chaparral. Accordingly, these analyses must take into account differences in the financial and operational characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

New Century Capital Partners’ opinion is limited to the fairness, from a financial point of view, to the stockholders of the consideration to be paid by the Company in connection with the Transaction, and New Century Capital Partners expresses no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. The opinion, analyses and assumptions contained therein, must be considered as a whole, and selecting only portions of the analysis could create an incomplete or misleading view of the process underlying the analysis performed by New Century Capital Partners in connection with the preparation of this opinion. Its opinion is not intended to be and does not constitute a recommendation to the stockholders or the Board of Directors of the Company as to how they should vote or otherwise act with respect to the Transaction, and should not be relied upon by any stockholder or director as such. The opinion, and the analysis contained therein, may not be quoted or referred to or used for any purpose without the prior written consent of New Century Capital Partners. To the extent its opinion is quoted, referred to or used for any purpose, it must be quoted, referred to or used in full.

On the basis of and subject to the foregoing, it is the opinion of New Century Capital Partners as of October 5, 2009 that: (i) the Transaction is fair, from a financial point of view, to the stockholders of the Company; and (ii) the fair market value of Chaparral is at least equal to eighty percent (80%) of the amount in the trust account of the Company (exclusive of the underwriters’ deferred underwriting compensation). The Company has not obtained nor will obtain an additional updated fairness opinion prior to completion of the Transaction to reflect the current or any future revised terms of the Transaction.

Public Comparable Companies Analysis

New Century Capital Partners utilized a public comparable companies analysis, which applies the comparative public market information of companies comparable to those of the Transaction.

This method applies the comparative public market information of companies comparable to those in the Transaction. The methodology assumes that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. The underlying components in the comparable company analysis assume that both the Transaction and the comparable companies are ongoing concerns.

Using publicly available information, New Century Capital Partners compared selected financial data of Chaparral with similar data of selected publicly traded oil and gas exploration and production companies considered by New Century Capital Partners to be comparable to Chaparral (the “Comparable Companies”). New Century Capital Partners identified these companies as Comparable Companies because, in their opinion, these companies were the most similar to Chaparral in terms of business and operating models, size and services they provide. The methodology assumes that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. New Century Capital Partners noted that although such companies were considered similar, none of the companies have the same management, makeup, size or combination of business as Chaparral. The comparable group includes: Arena Resources, Berry Petroleum Company, Concho Resources, Denbury Resources, Encore Acquisition Company, EXCO Resources, Parallel Petroleum Corporation, Pioneer Natural Resources, Warren Resources, and Whiting Petroleum. The underlying components in the comparable company analysis assume that both Chaparral and the Comparable Companies are ongoing concerns.

New Century Capital Partners analyzed the following financial data for each of the Comparable Companies: (i) the “enterprise value” (“EV”) defined as common stock market value (the number of fully-diluted shares multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash as a multiple of 2009 and 2010 estimated EBITDA (which EBITDA estimates reflect a mean consensus of research analysts’ EBITDA estimates as reported by Institutional Brokers Estimate Service (“IBES”)); (ii) the proven reserves for each of the Comparable Companies as stated in the 10K; and (iii) the daily production rate for each of the Comparable Companies as stated in the 10K. The ranges of data in the comparable companies analysis is disclosed in the full fairness opinion attached as Annex V to this proxy statement/prospectus.

Financial and Trading Analysis for Comparable Companies

($ in millions, except per share data)

Company Name	Per Share Price 9/30/2009	Market Cap(1)	Enterprise Value	Total Debt	Debt/ Cap	Enterprise Value
						2009 EBITDA	2010 EBITDA	Proved Reserves (Bcfe)	Daily Prod. (MMcfe)
Arena Resources	$35.50	$1,394.3	$1,326.2	$0.0	0%	13.3x	8.7x	3.4x	31.6x
Berry Petroleum Company	$26.78	$1,160.6	$2,690.7	$1,530.4	57%	9.0x	7.8x	1.8x	14.0x
Concho Resources	$36.32	$3,171.3	$4,047.6	$879.4	22%	9.6x	8.0x	4.9x	34.9x
Denbury Resources	$15.13	$3,829.3	$5,360.0	$1,590.7	30%	10.3x	8.7x	3.6x	19.3x
Encore Acquisition Company	$37.40	$2,003.5	$3,430.5	$1,462.8	43%	8.3x	6.8x	3.1x	14.5x
EXCO Resources	$18.69	$4,044.2	$7,189.5	$3,276.6	46%	10.0x	10.6x	3.7x	17.7x
Parallel Petroleum Corporation	$3.17	$132.0	$499.3	$401.1	80%	6.5x	6.7x	2.5x	10.7x
Pioneer Natural Resources	$36.29	$4,185.5	$7,100.0	$2,556.6	36%	7.9x	5.4x	1.2x	10.4x
Warren Resources	$2.96	$174.3	$282.9	$116.8	41%	14.6x	6.1x	2.2x	11.3x
Whiting Petroleum	$57.58	$2,927.6	$4,088.6	$839.6	21%	8.4x	5.5x	2.8x	12.4x
High		$4,185.5	$7,189.5	$3,276.6	80%	14.6x	10.6x	4.9x	34.9x
Mean		$2,302.3	$3,601.5	$1,265.4	37%	9.8x	7.4x	2.9x	17.7x
Median		$2,465.5	$3,739.1	$1,171.1	39%	9.3x	7.3x	3.0x	14.3x
Low		$132.0	$282.9	$0.0	0%	6.5x	5.4x	1.2x	10.4x
Chaparral – Base Case(2)	$10.00	$580.0	$1,675.1	$1,095.1	65%	8.2x	6.1x	1.9x	13.3x

Source: Company filings and Wall Street research, as of September 30, 2009.

(1)	Market Cap is calculated using the Treasury Stock Method.
(2)	Base Case is the consideration at the close of the Transaction. No requirement for a criterion satisfaction is needed as stated in the Merger Agreement. Given that 58.0 million non-earn out shares of Chaparral’s common stock are valued at $10.00.

As stated in the LOI other than the base case, there are two broad earn-out mechanisms. The earn-out is defined as additional consideration in the form of Company shares. The total amount of the potential earn-out to the Chaparral shareholders is 20,000,000 shares. The earn-out shares have been issued and/or are to be issued to the Chaparral shareholders, in proportion to their shareholdings in Chaparral immediately prior to the closing of the Transaction, in the event that the Company achieves certain earn-out triggers during the period from the closing of the Transaction to December 31, 2012. There shall be two types of earn-out shares: 15,000,000 share-price-based earn-out shares and 5,000,000 EBITDA-based earn-out shares.

Criterion A – maintain continuous uninterrupted compliance with the covenants of Chaparral’s then current credit facility throughout 12-month period up to and including stock price measurement period

Criterion B – the daily average of open, high, low, and closing price of Company share exceeds $12.50 for 30 trading days within any 60 consecutive trading days

Criterion C – the daily average of open, high, low, and closing price of Company share exceeds $15.63 for 30 trading days within any 60 consecutive trading days

Criterion D – the daily average of open, high, low, and closing price of Company share exceeds $19.50 for 30 trading days within any 60 consecutive trading days

Criterion E – audited EBITDA for any one 12-month fiscal year in excess of $600 million

The share-price-based earn-out cases are defined in terms of a combination of criteria (see above).

As noted above, Criterion A is mandatory, together with at least one of the Criteria B, C or D. The share-price-based earn-out will be paid within a reasonable period following achievement of the criteria. The criteria are designed to reward the generation of shareholder value within reasonable levels of risk.

If Criterion A and B are met at any time during the period from the closing of the Transaction to December 31, 2010, the Company will release from escrow and distribute to the Chaparral shareholders an aggregate of 5,000,000 Company shares as share-price-based earn-out shares.

If Criterion A and C are met at any time during the period from the closing of the Transaction to December 31, 2011, the Company will issue to the Chaparral shareholders an aggregate of 10,000,000 Company shares as share-price-based earn-out shares, less any Company shares previously issued to the Chaparral shareholders as share-price-based earn-out consideration.

If Criterion A and D are met at any time during the period from the closing of the Transaction to December 31, 2012, the Company will issue to the Chaparral shareholders an aggregate of 15,000,000 Company shares, less any Company shares previously issued to the Chaparral shareholders as share-price-based earn-out consideration.

The EBITDA-based earn-out cases are defined in terms of a combination of criteria (see above). The EBITDA based earn-out shares are in addition to, and separate from, the share-price-based earn-out. The first time the Company attains both Criterion A and Criterion E, the Company will issue an additional 5,000,000 Company shares to the Chaparral shareholders as an EBITDA-based earn-out. The Company shall issue such EBITDA-based earn-out shares within a reasonable period after audit certification of the fiscal year in which Criterion E is attained. That potential 5,000,000 share EBITDA-based earn-out award is in addition to any price-based earn-out shares otherwise awarded on the basis of Criterion B, C, or D, and shall be awarded only once. The EBITDA-based earn-out may only be earned in one of the fiscal years 2010, 2011, 2012, 2013, or 2014.

New Century Capital Partners has analyzed both the share-price-based and the EBITDA-based earn-outs and have found them non-dilutive to the current shareholders of the Company.

New Century Capital Partners examined analyst reports for other publicly traded companies and New Century Capital Partners also examined other industry research and made the following observations: while a variety of valuation methodologies and metrics are used in determining an oil and gas exploration and production company’s value, New Century Capital Partners found that typically, oil and gas exploration and production companies are valued using enterprise value to EBITDA, proved reserves, and estimated daily production. As a result of these valuation analyses, New Century Capital Partners derived an average implied enterprise value of $2,202 million for Chaparral, which supports New Century Capital Partners’ opinion that the Transaction is fair to the stockholders of the Company.

($ in millions) Public Mean Valuation Metric	Company Metric	Market Valuation
		Public Multiples	Implied Company Ent. Val.	Net Debt(4)	Implied Company Equity Val.
Enterprise Value to 2009 EBITDA(1)	$205.0	9.8x	$2,007.0	$1,095.1	$911.9
Enterprise Value to 2010 EBITDA(1)	$272.5	7.4x	$2,026.7	$1,095.1	$931.6
Enterprise Value to Proved Reserves ($/Bcfe)(2)	874.3	2.9x	$2,556.0	$1,095.1	$1,460.9
Enterprise Value to 2009 Estimated Production ($/MMcfe/d)(3)	125.6	17.7x	$2,218.9	$1,095.1	$1,123.8
Mean			$2,202.2	$1,095.1	$1,107.1

(1)	Base Case Financial Forecast provided by Chaparral’s management, includes 2009 and 2010 EBITDA that has been adjusted to remove the effects of one-time income/expenses.
(2)	Total proved reserves as per the Engineering Reports.
(3)	Estimated daily production provided by Chaparral’s management.
(4)	Net debt equals $526.6 MM of long-term debt and capital leases, plus $5.0 MM of current maturities, plus $647.8 MM of senior notes, minus $84.3 MM of cash, as stated in the 10Q.

Discounted Cash Flow Analysis

New Century Capital Partners utilized a discounted cash flow analysis, which calculates the present value of Chaparral based on the sum of the present value of the projected available cash flow streams and the terminal value.

New Century Capital Partners was provided the Financial Forecast, by the management of Chaparral, of the discretionary cash flow available for distribution for the year ending December 31, 2009 through 2011. New Century Capital Partners adjusted the Base Case Financial Forecast provided by Chaparral’s management to remove the effects of one-time income/expenses. Based on discussions with Chaparral’s management, New Century Capital Partners made adjustments to calculate the unlevered operating free cash flow. New Century Capital Partners used the two different methodologies, to determine future cash flow and the terminal value, which yielded an implied range of enterprise values between $2,046 million and $2,070 million, which supports New Century Capital Partners’ opinion that the Transaction is fair to the shareholders of the Company.

In determining the discount rates (Chaparral’s weighted average cost of capital is 13.2%(1), as calculated in the Weighted Average Cost of Capital Analysis) used in the discounted present value analysis, New Century Capital Partners noted, among other things, factors such as inflation, prevailing market interest rates, and the inherent business risk and rates of return required by investors.

Calculation of Discounted Cash Flow

($ in millions) DCF Methodology	Enterprise Value	Net Debt(2)	Equity Value
Terminal EBITDA Multiple Method(3)	$2,069.8	$1,095.1	$974.7
Perpetuity Growth Method(4)	$2,045.9	$1,095.1	$950.8

(1)	Chaparral’s weighted average cost of capital (“WACC”) is calculated to be 13.2%. This assumes a historical risk premium of 6.38% (based on SBBI Valuation Edition 2008 Yearbook), a risk-free rate of 3.63% (based on the ten year U.S. government bond yield as of September 30, 2009), a small cap risk premium of 5.08% (based on Thomson Reuters, Worldscope), and a beta of 1.84 (source: Thomson Reuters, as of September 30, 2009).
(2)	Net debt equals $526.6 MM of long-term debt and capital leases, plus $5.0 MM of current maturities, plus $647.8 MM of senior notes, minus $84.3 MM of cash, as stated in the 10Q.
(3)	The terminal EBITDA multiple method assumes that Chaparral will be valued at the end of the projection period, 2011, based on the Comparable Companies’ EBITDA multiple.
(4)	The perpetuity growth method assumes that Chaparral will continue its historic business after 2011 and generate cash flows at a steady state in perpetuity in line with the Reserve & Estimates Report.

Weighted Average Cost of Capital Analysis

Macroeconomic Assumptions

Ten Year Government Bond Yield at (9/30/2009)	3.63%
Historical Risk Premium(1)	6.38%
Estimated Future Market Return	10.01%

Small Capitalization Premium(2)	5.08%

Comparable Companies	Levered(2) Beta	Marginal(3) Tax Rate	Net Debt to(4) Equity	Unlevered(5) Beta	Levered Return	Unlevered(6) Return
Arena Resources	1.36	37.0%	NA	NA	12.3%	NA
Berry Petroleum Company	2.55	37.0%	132%	1.10	19.9%	10.6%
Concho Resources	1.17	36.8%	28%	0.92	11.1%	9.5%
Denbury Resources	1.16	37.8%	40%	0.83	11.0%	8.9%
Encore Acquisition Company	1.64	35.9%	71%	0.96	14.1%	9.7%
EXCO Resources	1.41	35.0%	78%	0.79	12.6%	8.7%
Parallel Petroleum Corporation	1.99	35.0%	278%	0.53	16.3%	7.0%
Pioneer Natural Resources	2.06	48.0%	60%	1.29	16.8%	11.9%
Warren Resources	2.99	35.0%	62%	1.85	22.7%	15.4%
Whiting Petroleum	2.07	38.3%	28%	1.61	16.8%	13.9%
Average	1.84	37.6%	86.2%	1.10	15.4%	10.6%
Median	1.82	36.9%	61.6%	0.96	15.2%	9.7%

(1)	Historical spread between the long bond and the S&P 500. Source: Ibbotson SBBI Valuation Edition 2008 Yearbook.
(2)	Source: Thomson ONE Banker—Worldscope
(3)	Assumed the effective tax rate is equal to the marginal tax rate.
(4)	Book Value of Debt less Cash to Market Value of Equity.
(5)	Unlevered Beta equals (Levered Beta/(1 + (Debt/Equity)). Assumes Beta of debt equals zero.
(6)	Unlevered Return equals (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)).

Capital Structures
Debt / Cap.	Debt/ Equity
10.0%	11.1%
20.0%	25.0%
30.0%	42.9%
40.0%	66.7%
50.0%	100.0%
60.0%	150.0%

Capital Structures
Debt / Equity	Debt / Equity	Est. Cost of Debt(2)
10.0%	11.1%	7.26%
20.0%	25.0%	7.51%
30.0%	42.9%	7.76%
40.0%	66.7%	8.01%
50.0%	100.0%	8.26%
60.0%	150.0%	8.51%

Levered Cost of Equity at Various(1) Unlevered Beta and Capital Structures
1.00	1.05	1.10	1.15	1.20
15.5%	15.9%	16.2%	16.5%	16.9%
16.1%	16.4%	16.8%	17.2%	17.5%
16.8%	17.2%	17.6%	18.0%	18.4%
17.7%	18.2%	18.6%	19.1%	19.5%
19.0%	19.6%	20.1%	20.6%	21.1%
21.0%	21.6%	22.3%	22.9%	23.5%

WACC at Various (3) Unlevered Beta and Capital Structures
1.00	1.05	1.10	1.15	1.20
14.4%	14.7%	15.0%	15.3%	15.6%
13.8%	14.1%	14.4%	14.7%	15.0%
13.2%	13.5%	13.8%	14.0%	14.3%
12.6%	12.9%	13.2%	13.4%	13.7%
12.1%	12.4%	12.6%	12.9%	13.1%
11.6%	11.8%	12.1%	12.3%	12.6%

(1)	Levered Cost of Equity equals (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium) + Small Capitalization Premium).

(2)	Chaparral’s estimated borrowing cost provided by Chaparral’s management.
(3)	WACC equals ((Debt/Capitalization * (Cost of Debt)) + (Equity/Capitalization * Levered Cost of Equity)).

PV-10 Analysis

New Century Capital Partners reviewed Chaparral’s Reserve & Economics Report, provided by Chaparral’s management. New Century Capital Partners then applied a discount to each category of reserves based on the probability of realizing the value of those reserves.

New Century Capital Partners notes that the oil and gas prices used in the report are taken from the NYMEX forward prices, as of June 30, 2009.

Using the PV-10 analysis, the enterprise value of Chaparral yielded $1,865 million, which supports New Century Capital Partners’ opinion that the transaction is fair to the shareholders of the Company.

Summary Analysis of the Chaparral’s Reserves & Economics Report(1)

($ in millions) Categories	Present Value of Future Cash Flows Discounted by 10%	Probability(2) Risk Adjustment	Adjusted Present Value
Proved Developed Producing(3)	$1,274.6	90%	$1,147.1
Proved Developed Non-Producing Shut-In(4)	$194.0	80%	$155.2
Proved Developed Non-Producing Behind Pipe(5)	$132.8	80%	$106.2
Proved Undeveloped(6)	$651.9	70%	$456.3

Total Reserves(7)	$2,253.3		$1,864.9

(1)	Chaparral’s Reserves & Economics Report, as of July 2009, based on NYMEX forward pricing, as of June 30, 2009.
(2)	Based on industry reports and Wall Street research.
(3)	Reserves that are to be recovered from well completions open and producing at the time of the estimate.
(4)	Reserves that are expected to be recovered from well completions open at the time of the estimate, but which had not started producing, or were shut in due to market conditions or pipeline connection, or were not capable of production for mechanical reasons, and the time when sales will start is uncertain.
(5)	Reserves that are expected to be recovered from zones behind casing in existing wells, which require additional completion work or a future completion prior to the start of production.
(6)	Reserves are reserves that are expected to be recovered: (i) from new wells on undrilled acreage, (ii) from deepening wells into a different reservoir, or (iii) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.
(7)	Total reserves does not take into account the PV-10 of $2,403.2 MM for probable reserves, $904.4 MM for possible reserves, and $126.4 MM for resources play.

Conclusion

Based on the information and analyses set forth above, New Century Capital Partners delivered its written fairness opinion to the Company’s Board of Directors, which stated that, as of October 5, 2009, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on its review as set forth in the fairness opinion, in the opinion of New Century Capital Partners, the consideration to be paid in conjunction with the acquisition of Chaparral is fair, from a financial point of view, to the stockholders of the Company. The Company has not obtained nor will obtain an additional updated fairness opinion prior to completion of the Transaction to reflect the current or any future revised terms of the Transaction.

General Matters Regarding Fairness Opinion

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such analyses and fairness opinion are not susceptible to summary description. Furthermore, New Century Capital Partners made qualitative and quantitative judgments as to the significance and relevance of each analysis and factor. Accordingly, New Century Capital Partners’ analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered without considering all analyses and factors, could provide a misleading or incomplete view of the process underlying the conclusions expressed in the fairness opinion.

In its analysis, New Century Capital Partners made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and New Century Capital Partners. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the analyses. In addition, analyses relating to the value of the Transaction do not purport to be appraisals or to reflect the prices at which securities of the Company may be sold after the merger is approved.

New Century Capital Partners’ fairness opinion does not constitute a recommendation to the Board of Directors or to any holder of the Company’s securities as to how such a person should vote or act with respect to any of the proposals set forth in this proxy statement/prospectus. The opinion does not address the decision of the Board of Directors to enter into the Transaction as compared to any alternative business transactions that might be available to the Company nor does it address the underlying business decision to engage in the Transaction.

New Century Capital Partners is an investment banking firm with experience in providing mergers and acquisitions investment banking advisory services, including providing fairness opinions and valuations, private placements, including PIPEs, and other investment banking services. The Board of Directors of the Company retained New Century Capital Partners based on its mergers and acquisitions expertise and reputation, including its previous experience in providing fairness opinions for blank-check transactions, as well as recommendations from other companies that had engaged New Century Capital Partners for similar purposes.

Engagement and Compensation of New Century Capital Partners, Inc.

The Company engaged New Century Capital Partners, pursuant to a letter agreement, dated as of September 10, 2009, to render an opinion to the Company’s Board of Directors with respect to whether (i) the consideration to be paid by the Company in the Transaction is fair to the Company from a financial point of view, and (ii) the fair market value of Chaparral is at least equal to 80% of the net assets held in the Company’s trust account (exclusive of the underwriters’ deferred underwriting compensation) at the time of such business combination. New Century Capital Partners received a fee of $190,000 in connection with the preparation and issuance of its fairness opinion and was reimbursed for its legal and other transaction related fees. New Century Capital Partners did not hold any securities of the Company or Chaparral, nor do any of New Century Capital Partners’ officers or directors serve as an officer or director of the Company or Chaparral. New Century Capital Partners may provide investment banking services to the Company in the future. The Company has agreed to indemnify and hold New Century Capital Partners and its affiliates, managing members, managers, directors, officers, consultants, agents, employees and members (collectively, the “Indemnified Persons”) from and against any losses, claims, expenses, damages, judgments, assessments, injuries, costs and other liabilities (collectively, the “Liabilities”), including, without limitation, the reasonable fees and expenses of counsel (collectively, the “Expenses”) in investigating, preparing, pursuing or defending any actual or threatened claim, action, proceeding or investigation (but only if such Indemnified Person is a party) arising out of or in connection with any advice or services rendered or to be rendered by any Indemnified Persons pursuant to the fairness opinion, the transactions contemplated thereby or any Indemnified Persons’ actions or inactions in connection with any such advice, services or transactions, provided the Company will not be responsible for any Liabilities or Expenses of any Indemnified Persons that are determined by a final judgment of a court of competent jurisdiction to have resulted from such Indemnified Persons’ gross negligence or willful misconduct in connection with any of the services, actions or inactions or services referred to above. New Century Capital Partners has consented to the inclusion of its written opinion as Annex V to this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Transaction to the Company’s Securityholders

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS LIMITED IN SCOPE, IS NOT EXHAUSTIVE OF ALL U.S. FEDERAL INCOME TAX CONSIDERATIONS, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SECURITYHOLDER. EACH STOCKHOLDER AND WARRANTHOLDER IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTION CONTEMPLATED BY THIS PROXY STATEMENT/PROSPECTUS AND THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK AND/OR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS IN HIS OR HER PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences

The following discussion is based upon an opinion of the Company’s special counsel, Ellenoff Grossman & Schole LLP, and addresses the U.S. federal income tax consequences to the Company and its stockholders and warrantholders of the Transaction, as well as the U.S. federal income tax consequences of the amendments to the Warrant Agreement to the holders of the Company Warrants in connection with the Transaction. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, Treasury regulations promulgated under the Code, Internal Revenue Service, referred to herein as the IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

The U.S. federal income tax consequences to a holder of Common Stock or Company Warrants, as the case may be from the Transaction and the election to take the Warrant Redemption or retain the Company Warrants, as amended, may vary depending upon such securityholder’s particular situation or status. This discussion is limited to holders of Common Stock or Company Warrants who hold such securities as capital assets and does not address aspects of U.S. federal income taxation that may be relevant to holders of Common Stock or Company Warrants, as the case may be who are subject to special treatment under U.S. federal income tax laws, including but not limited to: non-U.S. holders (as defined below); dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding their securities as part of a hedging or other risk reduction transaction; persons holding their Common Stock or Company Warrants, as the case may be through partnerships, trusts or other entities; U.S. persons whose functional currency is not the U.S. dollar; and controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Company securities that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate, the income of which is subject to United States federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a U.S. trust on August 19, 1996 and validly elected to continue to be treated as a U.S. trust).

For purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, an individual, trust or corporation that is a beneficial owner of the Company securities who is not a U.S. Holder.

United States Federal Income Tax Considerations

We believe the Transaction, as consummated, will qualify as a Section 368(a) reorganization. For purposes of this discussion, we assume that stockholders hold their securities and will continue to hold their securities as capital assets and hold them directly (e.g., not through an intermediate entity such as a corporation, partnership, limited liability company or trust).

Tax Consequences of the Transaction

We believe that the merger of Merger Sub with and into Chaparral will be treated by Chaparral and the Company for federal income tax purposes as a reorganization under Section 368(a) and shall be reported as such by the Company.

As a result, we believe that neither the Company nor Chaparral will recognize gain or loss on the Transaction. In addition, we believe the Company stockholders will not recognize any gain or loss for federal income tax purposes as a result of the Transaction, except to the extent they receive cash or other property in exchange for their respective Common Stock or other securities. Assuming the warrant is held as a capital asset, we believe the warrantholder will recognize capital gain or loss equal to the difference between the warrantholder’s adjusted tax basis and the redemption price of $0.55 per Company Warrant.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of Common Stock or Company Warrants (including the redemption of the Company Warrants discussed below under “Tax Consequences of the Warrant Redemption”) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Company Warrants so disposed of exceeds one year. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the Common Stock or Company Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its shares of Common Stock or Company Warrants generally will equal the U.S. Holder’s acquisition cost less any prior return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be subject to a maximum tax rate of 15% for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20%. The deduction of capital losses is subject to limitations. One such limitation is the disallowance of deduction for losses realized upon a taxable disposition by a U.S. Holder of Common Stock or Company Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical securities.

If the Transaction is consummated, holders of Public Shares who vote against the Merger Proposal and elect to have their shares redeemed for a pro rata portion of the trust account will receive cash in exchange for their Public Shares. As a result, the holder of Public Shares will recognize gain or loss, if any, equal to the difference between their adjusted basis in the Public Shares and their fair market value.

Tax Consequences of the Amendments to the Warrant Agreement

In the event that a holder of Company Warrants elects the Warrant Redemption, such holder will recognize capital gain or loss with respect to the Company Warrants equal to the difference between the redemption price of $0.55 per Company Warrant and the holder’s adjusted basis in the Company Warrants. A holder of Company Warrants who elects to continue to hold the Company Warrants, as amended, will be treated as exchanging his or her “old” warrants for “new” warrants in connection with the Transaction. As such, a holder of Company Warrants should not recognize any gain or loss in connection with the amendment of their Company Warrants, and such holder’s adjusted tax basis and holding period in the “new” Company Warrants deemed received should be the same as such holder’s adjusted tax basis and holding period in the “old” warrants deemed exchanged in connection with the Warrant Amendment Proposal.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and:

•	you fail to provide an accurate taxpayer identification number;

•	the Company is notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain definitive, pre-determined circumstances, you fail to comply with applicable certification requirements.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Consequences to Non-U.S. Holders

Non-U.S. Holders will not be subject to U.S. federal income tax on the Transaction assuming the Company is not a “U.S. real property holding company.” The Company believes it is not currently a United States real property holding company. After the Transaction, the Company will directly own all of the assets previously owned by Chaparral. Currently, a significant portion of Chaparral’s assets consist of mineral interests located in the United States, which assets are classified as “United States real property interests.” As a result, after the Transaction, the fair market value of the Company’s “United States real property interests” is expected to equal or exceed 50% of the sum of the fair market value of the Company’s worldwide real property interests plus its other assets used or held for use in its trade or business. Accordingly, the Company expects to become a United States real property holding company upon completion of the Transaction.

Sale, Exchange or Redemption of Common Stock or Company Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption or exchange of Common Stock or Company Warrants, assuming the Company is not a U.S. real property holding company unless:

•

the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (or in the case of an applicable tax treaty, attributable to a permanent establishment in the United States);

•	the non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	the non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

Income or Gain Effectively Connected With a U.S. Trade or Business

The preceding discussion of the tax consequences of the ownership and disposition of Common Stock and Company Warrants generally assumes the holder is not engaged in a U.S. trade or business (or in the case of an applicable treaty, attributable to the holder’s permanent establishment in the United States). If any dividends or gain from the sale, exchange or other taxable disposition of the Common Stock or Company Warrants is effectively connected with a U.S. trade or business conducted by the holder (or in the case of an applicable treaty, attributable to the holder’s permanent establishment in the United States) then the income or gain will be subject to U.S federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. The certification requirements can generally be met by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the payer or paying agent. If a holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the holder is a corporation, that portion of earnings and profits that is effectively connected with the holder’s U.S. trade or business (or in the case of an applicable tax treaty, attributable to the permanent establishment in the United States) also may be subject to a “branch profits tax” at a 40% rate, although an applicable tax treaty may provide for a lower rate.

Payment of the proceeds of a sale of Common Stock or the Warrant Redemption effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of Common Stock or the Warrant Redemption effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of securities effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

Anticipated Accounting Treatment

The Transaction will be accounted for as a reverse recapitalization, whereby Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. After the closing of the Transaction, (i) the stockholders of Chaparral will hold a majority (at least 54.1%) of the issued and outstanding shares of Common Stock and will have voting control of the Company, (ii) the senior management of Chaparral will be the majority of the senior management of the Company and (iii) the ongoing operations of the Company will be the operations of Chaparral.

In accordance with the applicable accounting guidance for a reverse capitalization, Chaparral will be deemed to have issued 52,082,500 (assuming that no holders of Public Shares exercise their redemption rights), 35,655,197 (assuming that holders of 16,427,303, or 36.5%, of the Public Shares exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring of waiver of the minimum funds closing condition) or 34,082,501 (assuming that holders of one share less than 40% of the Public Shares exercise their redemption rights) shares of Common Stock to the holders of Common Stock. Accordingly, although the Company will have legally acquired Chaparral, Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. The Transaction will be accounted for as though Chaparral had issued stock for the net monetary assets of the Company, and no goodwill or other intangible assets will be recorded as a result of the merger of Chaparral and the Company.

Regulatory Matters

The Transaction and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirements or approvals, except for addressing any comments raised by the SEC with respect to this proxy statement/prospectus, approval under the HSR Act, which the Company and Chaparral have obtained, and filings with the State of Delaware necessary to effectuate the Charter Amendment Proposals and the Merger.

Contact Information for the Company

Any request for information from the Company may be sent to:

John R. Wagner, Secretary

United Refining Energy Corp.

823 Eleventh Avenue

New York, New York 10019

Facsimile: (212) 202-7975

Contact Information for Chaparral

Any request for information from Chaparral may be sent to:

Robert W. Kelly II, Senior Vice President and General Counsel

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

Facsimile: (405) 425-8872

Required Vote

The approval of the Merger Proposal requires the affirmative vote of the majority of the shares of Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders and a majority of the Public Shares voted at the Special Meeting of Stockholders. If holders of more than one share less than 40% of the Public Shares vote against the Transaction and demand that their Public Shares be redeemed for a pro rata portion of the trust account, the Company will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Transaction.

Recommendation of the Company’s Board of Directors

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements of Chaparral are based on the audited and unaudited historical consolidated financial statements of each of the Company and Chaparral which include, in the opinion of the management of both companies, all adjustments necessary to present fairly the results for the periods and as of the date presented. The historical consolidated financial information has been adjusted to give pro forma effect to the following events, which are referred to collectively as the “Pro Forma Transactions”:

•	the Transaction;

•	the application of a portion of the funds released from the trust account to pay down amounts that would have otherwise been outstanding under Chaparral’s Existing Credit Facility; and

•

the closing of the Proposed Replacement Credit Facility (assuming the interest rate under the Proposed Replacement Credit Facility is the same as the interest rate under Chaparral’s Existing Credit Facility).

The unaudited pro forma financial information does not include any adjustments for cost savings which are anticipated to be realized from the elimination of the Company’s operating expenses. Since its inception, the Company’s efforts have been limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters.

The Company is providing this information to aid you in your analysis of the financial aspects of the Transaction. The Company’s fiscal year end is August 31, however, its year end will be changed to December 31 following the Transaction. Therefore, the unaudited pro forma condensed combined financial statements have been presented based on a December 31 year end. Balance sheet information as of September 30, 2009 was derived from the audited financial statements of the Company as of August 31, 2009 and from the unaudited financial statements of Chaparral as of September 30, 2009. Results of operations for the nine months ended September 30, 2009 were derived from the unaudited financial statements of Chaparral as of September 30, 2009 and from the audited and unaudited financial statements of the Company as of August 31, 2009 and November 30, 2008, respectively. Results of operations for the year ended December 31, 2008 were derived from the audited financial statements of the Company and Chaparral as of August 31, 2009 and December 31, 2008, respectively, and from the unaudited financial statements of the Company as of November 30, 2008. Neither the Company nor Chaparral assumes any responsibility for the accuracy or completeness of the information provided by the other party.

The following unaudited pro forma condensed combined balance sheet at September 30, 2009 and unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 should be read in conjunction with the following financial information, all of which is either included or incorporated by reference into this proxy statement/prospectus:

•	the December 31, 2008 audited historical financial statements of Chaparral and the related notes;

•	the unaudited September 30, 2009 historical financial statements of Chaparral and the related notes;

•	the August 31, 2009 audited historical financial statements of the Company and the related notes; and

•	the unaudited November 30, 2008 historical financial statements of the Company and the related notes.

See the historical consolidated financial statements of the Company and Chaparral and the accompanying notes beginning on page F-3 of this proxy statement/prospectus.

Pursuant to the terms of the Merger Agreement, the Company, Chaparral and Merger Sub have agreed to consummate a transaction pursuant to which Merger Sub will merge with and into Chaparral, with Chaparral surviving and immediately thereafter merging with and into the Company. Following the Transaction, the Company will change its name to Chaparral Energy, Inc.

In connection with the closing of the Transaction, the stockholders of Chaparral will collectively receive 61,500,000 shares of Common Stock. At the Closing, 51,500,000 of these shares will be distributed to the stockholders of Chaparral and 10,000,000 of these shares will be placed in an escrow account 5,000,000 shares of such Chaparral Escrow Stock may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. The Chaparral Escrow Stock is subject to forfeiture to the extent a certain share price target, as described in this proxy statement/prospectus and the Merger Agreement, is not met by the Company. If the share price target is met by the sixth anniversary of the closing of the Transaction, the Chaparral Escrow Stock will be released from escrow and delivered to the Chaparral stockholders to the extent the Chaparral Indemnification Stock is not used to satisfy Chaparral’s indemnification obligations pursuant to the Merger Agreement.

Share Price Target

In the event the Company maintains uninterrupted compliance with the covenants of the Proposed Replacement Credit Facility during the measurement period described herein and the daily average of open, high, low and closing price of the Common Stock exceeds $15.00 per share for 30 trading days within any 60 consecutive trading days at any time during the period from closing of the Transaction through the sixth anniversary of the closing of the Transaction, which we refer to as the share price target, the stockholders of Chaparral shall be entitled to receive from escrow the 10,000,000 Chaparral Escrow Stock to the extent the Chaparral Indemnification Stock is not used to satisfy any indemnification obligations pursuant to the Merger Agreement.

The Transaction will be accounted for as a reverse recapitalization, whereby Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. After the closing of the Transaction, (i) the stockholders of Chaparral will hold a majority (at least 54.1%) of the issued and outstanding shares of Common Stock and will having voting control of the Company, (ii) the senior management of Chaparral will be the majority of the senior management of the Company and (iii) the ongoing operations of the Company will be the operations of Chaparral.

In accordance with the applicable accounting guidance for a reverse capitalization, Chaparral will be deemed to have issued 52,082,500 (assuming that no holders of Public Shares exercise their redemption rights), 35,655,197 (assuming that holders of 16,427,303 Public Shares exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition) or 34,082,501 (assuming that holders of one share less than 40% of the Public Shares exercise their redemption rights) shares of Common Stock to the holders of Common Stock. Accordingly, although the Company will have legally acquired Chaparral, Chaparral will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of the Company. The Transaction will be accounted for as though Chaparral had issued stock for the net monetary assets of the Company, and no goodwill or other intangible assets will be recorded as a result of the Transaction.

The unaudited pro forma condensed combined balance sheet has been prepared as if the Pro Forma Transactions had been consummated on September 30, 2009, while the unaudited pro forma condensed combined statements of operations have been prepared as if the Pro Forma Transactions had occurred on January 1, 2008.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred had the Pro Forma Transactions been consummated as of January 1, 2008 for purposes of the unaudited pro forma condensed combined statements of operations or as of September 30, 2009 for purposes of the unaudited pro forma condensed combined balance sheet, nor are they necessarily indicative of future results.

The following unaudited pro forma condensed combined information has been prepared using three different levels of assumptions with respect to the number of outstanding shares of Common Stock, as follows:

•	assuming no redemptions—this presentation assumes that no holders of Public Shares seek to redeem their shares for a pro rata portion of the trust account;

•

assuming minimum funds remaining—this presentation assumes holders of 16,427,303 Public Shares exercise their redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition; and

•

assuming maximum redemptions—this presentation assumes holders of one share less than 40% of the Public Shares exercise their redemption rights. However, it should be noted that under the terms of the Merger Agreement, the Company and Chaparral will not be able to consummate the Transaction if the minimum funds closing condition is not met and such condition is not waived by Chaparral. In the event the minimum funds closing condition is waived, $250.0 million may not be available, and, in fact, the amount available may be as little as $215.0 million, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

	Chaparral	Company	Combined Company
	(in thousands)
Number of shares of Common Stock issued and outstanding upon consummation of the Transaction:
Assuming no redemptions	61,500	52,083	113,583
Assuming minimum funds remaining	61,500	35,655	97,155
Assuming maximum redemptions	61,500	34,083	95,583

	Chaparral	Company	Combined Company
	(in thousands)
Number of non-forfeitable shares of Commons Stock issued and outstanding upon consummation of the Transaction:
Assuming no redemptions	51,500	49,270	100,770
Assuming minimum funds remaining	51,500	32,842	84,342
Assuming maximum redemptions	51,500	31,270	82,770

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2009

	Historical		Assuming no redemptions			Assuming minimum funds remaining			Assuming maximum redemptions
(dollars in thousands)	Chaparral as of September 30, 2009	Company as of August 31, 2009	Adjustments		Pro forma Chaparral combined	Adjustments		Pro forma Chaparral combined	Adjustments		Pro forma Chaparral combined
Current assets:
Cash and cash equivalents	$85,242	$452,596	$(451,431	)(a)	$86,407	$(451,431	)(a)	$86,407	$(451,431	)(a)	$86,407
Accounts receivable, net	44,181	—	—		44,181	—		44,181	—		44,181
Derivative instruments	27,709	—	—		27,709	—		27,709	—		27,709
Deferred income taxes	—	914	(914	)(e)	—	(914	)(e)	—	(914	)(e)	—
Other current assets	19,303	610	1,891	(b)	21,804	1,891	(b)	21,804	1,891	(b)	21,804

Total current assets	176,435	454,120	(450,454)		180,101	(450,454)		180,101	(450,454)		180,101
Property, plant and equipment, net	1,071,976	—	—		1,071,976	—		1,071,976	—		1,071,976
Deferred income taxes	67,166	—	—		67,166	—		67,166	—		67,166
Other assets	32,688	—	10,965	(b)	43,653	10,965	(b)	43,653	10,965	(b)	43,653

Total assets	$1,348,265	$454,120	$(439,489)		$1,362,896	$(439,489)		$1,362,896	$(439,489)		$1,362,896

Current liabilities:
Accounts payable and accrued liabilities	$88,682	$178	$—		88,860	$—		88,860	$—		88,860
Long-term debt and capital leases, current	4,738	—	—		4,738	—		4,738	—		4,738
Deferred income taxes	8,462	—	—		8,462	—		8,462	—		8,462
Other current liabilities	6,528	15,750	(15,750	)(c)	6,528	(15,750	)(c)	6,528	(15,750	)(c)	6,528

Total current liabilities	108,410	15,928	(15,750)		108,588	(15,750)		108,588	(15,750)		108,588
Long-term debt and capital leases, net of current	525,568	—	(391,766	)(a)	133,802	(233,000	)(a)	292,568	(217,226	)(a)	308,342
Senior notes, net	647,825	—	—		647,825	—		647,825	—		647,825
Other non-current liabilities	57,123	—	—		57,123	—		57,123	—		57,123

Total liabilities	1,338,926	15,928	(407,516)		947,338	(248,750)		1,106,104	(232,976)		1,121,878
Common stock subject to redemption	—	181,624	(181,624	)(d)	—	(181,624	)(d)	—	(181,624	)(d)	—
Stockholders’ equity
Stockholders’ equity	(24,667)	256,568	149,651	(e)	381,552	(9,115	)(e)	222,786	(24,889	)(e)	207,012
Accumulated other comprehensive income	34,006	—	—		34,006	—		34,006	—		34,006

Total stockholders’ equity	9,339	256,568	149,651		415,558	(9,115)		256,792	(24,889)		241,018

Total liabilities and stockholders’ equity	$1,348,265	$454,120	$(439,489)		$1,362,846	$(439,489)		$1,362,896	$(439,489)		$1,362,896

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the nine months ended September 30, 2009

	Historical		Assuming no redemptions			Assuming minimum funds remaining			Assuming maximum redemptions
(dollars in thousands, except per share amounts)	Chaparral for the nine months ended September 30, 2009	Company for the nine months ended August 31, 2009	Adjustments		Pro forma Chaparral combined	Adjustments		Pro forma Chaparral combined	Adjustments		Pro forma Chaparral combined
Revenues:
Oil and gas sales	$200,684	$—	$—		$200,684	$—		$200,684	$—		$200,684
Gain from oil and gas hedging activities	22,834	—	—		22,834	—		22,834	—		22,834

Total revenues	223,518	—	—		223,518	—		223,518	—		223,518
Costs and expenses:
Lease operating	72,945	—	—		72,945	—		72,945	—		72,945
Production tax	14,168	—	—		14,168	—		14,168	—		14,168
Depreciation, depletion and amortization	80,100	—	—		80,100	—		80,100	—		80,100
Loss on impairment of oil and gas properties	240,790	—	—		240,790	—		240,790	—		240,790
Litigation settlement	2,928	—	—		2,928	—		2,928	—		2,928
General and administrative	18,128	—	1,650	(a)	19,778	1,650	(a)	19,778	1,650	(a)	19,778
Formation and operating costs	—	1,744	—		1,744	—		1,744	—		1,744

Total costs and expenses	429,059	1,744	1,650		432,453	1,650		432,453	1,650		432,453

Operating loss	(205,541)	(1,744)	(1,650)		(208,935)	(1,650)		(208,935)	(1,650)		(208,935)
Non-operating income (expense):
Interest income	—	691	(691	)(b)	—	(691	)(b)	—	(691	)(b)	—
Interest expense	(67,655)	—	13,996	(c)	(53,659)	7,832	(c)	(59,823)	6,860	(c)	(60,795)
Non-hedge derivative gains	12,308	—	—		12,308	—		12,308	—		12,308
Other income	14,184	—	—		14,184	—		14,184	—		14,184

Net non-operating income (expense)	(41,163)	691	13,305		(27,167)	7,141		(33,331)	6,169		(34,303)

Loss from continuing operations before income taxes	(246,704)	(1,053)	11,655		(236,102)	5,491		(242,266)	4,519		(243,238)
Income tax benefit	(94,189)	(358)	4,406	(d)	(90,141)	2,052	(d)	(92,495)	1,681	(d)	(92,866)

Loss from continuing operations	(152,515)	(695)	7,249		(145,961)	3,439		(149,771)	2,838		(150,372)
Accretion of trust account relating to common stocksubject to redemption	—	278	(278	)(e)	—	(278	)(e)	—	(278	)(e)	—

Net loss from continuing operations attributable to common stockholders	$(152,515)	$(417)	$6,971		$(145,961)	$3,161		$(149,771)	$2,560		$(150,372)

Net loss per share from continuing operations:
Basic	$(173.90)	$(0.01)			$(1.45)			$(1.78)			$(1.82)
Diluted	$(173.90)	$(0.01)			$(1.45)			$(1.78)			$(1.82)
Weighted average number of shares used in calculation of basic and diluted net loss per share	877	38,250			100,770			84,342			82,770

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the year ended December 31, 2008

			Assuming no redemptions			Assuming minimum funds remaining			Assuming maximum redemptions
	Historical		Adjustments		Pro forma Chaparral combined	Adjustments		Pro forma Chaparral combined	Adjustments		Pro forma Chaparral combined
(dollars in thousands, except per share amounts)	Chaparral for the year ended December 31, 2008	Company for the year ended November 30, 2008
Revenues:
Oil and gas sales	$501,761	$—	$—		$501,761	$—		$501,761	$—		$501,761
Loss from oil and gas hedging activities	(76,417)	—	—		(76,417)	—		(76,417)	—		(76,417)

Total revenues	425,344	—	—		425,344	—		425,344	—		425,344
Costs and expenses:
Lease operating	120,547	—	—		120,547	—		120,547	—		120,547
Production tax	33,815	—	—		33,815	—		33,815	—		33,815
Depreciation, depletion and amortization	100,672	—	—		100,672	—		100,672	—		100,672
Loss on impairment of oil and gas properties	281,393	—	—		281,393	—		281,393	—		281,393
Loss on impairment of ethanol plant	2,900	—	—		2,900	—		2,900	—		2,900
General and administrative	22,372	—	2,200	(a)	24,572	2,200	(a)	24,572	2,200	(a)	24,572
Formation and operating costs	—	895	—		895	—		895	—		895

Total costs and expenses	561,699	895	2,200		564,794	2,200		564,794	2,200		564,794

Operating loss	(136,355)	(895)	(2,200)		(139,450)	(2,200)		(139,450)	(2,200)		(139,450)
Non-operating income (expense):
Interest income	—	10,146	(10,146	)(b)	—	(10,146	)(b)	—	(10,146	)(b)	—
Interest expense	(86,038)	—	17,812	(c)	(68,226)	9,918	(c)	(76,120)	8,768	(c)	(77,270)
Non-hedge derivative gains	126,941	—	—		126,941	—		126,941	—		126,941
Other income	3,945	—	—		3,945	—		3,945	—		3,945

Net non-operating income	44,848	10,146	7,666		62,660	(228)		54,766	(1,378)		53,616

Income (loss) from continuing operations before income taxes	(91,507)	9,251	5,466		(76,790)	(2,428)		(84,684)	(3,578)		(85,834)
Income tax expense (benefit)	(35,301)	3,145	2,532	(d)	(29,624)	(513)	(d)	(32,669)	(957)	(d)	(33,113)

Income (loss) from continuing operations	(56,206)	6,106	2,934		(47,166)	(1,915)		(52,015)	(2,621)		(52,721)
Accretion of trust account relating to common stock subject to redemption	—	(2,442)	2,442	(e)	—	2,442	(e)	—	2,442	(e)	—

Net income (loss) from continuing operations attributable to common stockholders	$(56,206)	$3,664	$5,376		$(47,166)	$527		$(52,015)	$(179)		$(52,721)

Net income (loss) per share from continuing operations:
Basic	$(64.09)	$0.10			$(0.47)			$(0.62)			$(0.64)
Diluted	$(64.09)	$0.10			$(0.47)			$(0.62)			$(0.64)
Weighted average number of shares used in calculation of basic and diluted net income (loss) per share	877	37,070			100,770			84,342			82,770

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to unaudited pro forma condensed combined financial information

Note 1: Notes to unaudited pro forma condensed combined balance sheets

The unaudited pro forma condensed combined balance sheets include the following adjustments:

(dollars in thousands)		Assuming no redemptions	Assuming minimum funds remaining	Assuming maximum redemptions
(a)	Redemption of outstanding warrants (1)	(16,665)	(16,665)	(16,665)
	Payment of deferred underwriters’ fees (2)	(8,000)	(8,000)	(8,000)
	Payment of estimated transaction fees (3)	(18,000)	(12,000)	(12,000)
	Redemption of dissenting shares (4)	—	(164,766)	(180,540)
	Pay down Chaparral’s Existing Credit Facility (5)	(391,766)	(233,000)	(217,226)
	Payment of deferred financing costs associated with Chaparral’s Existing Credit Facility (6)	(17,000)	(17,000)	(17,000)

	Total adjustments to cash	(451,431)	(451,431)	(451,431)

(b)	Record deferred financing costs associated with Chaparral’s Proposed Replacement Credit Facility (6)	5,667	5,667	5,667
	Write off deferred financing costs associated with Chaparral’s Existing Credit facility (6)	(3,776)	(3,776)	(3,776)

	Total adjustments to other current assets	1,891	1,891	1,891
	Record deferred financing costs associated with Chaparral’s Proposed Replacement Credit Facility (6)	11,333	11,333	11,333
	Write off deferred financing costs associated with Chaparral’s Existing Credit Facility (6)	(368)	(368)	(368)

	Total adjustments to other assets	10,965	10,965	10,965

(c)	Payment of deferred underwriters’ fees (2)	(8,000)	(8,000)	(8,000)
	Write off balance of deferred underwriters’ fees (2)	(7,750)	(7,750)	(7,750)

	Total adjustments to other current liabilities	(15,750)	(15,750)	(15,750)

(d)	Redemption of dissenting shares (4)	—	(164,766)	(180,540)
	Reclassification of Common Stock subject to redemption to stockholders’ equity (4)	(181,624)	(16,858)	(1,084)

	Total adjustments to common stock subject to redemption	(181,624)	(181,624)	(181,624)

(e)	Redemption of outstanding warrants (1)	(16,665)	(16,665)	(16,665)
	Write off balance of deferred underwriters’ fees (2)	7,750	7,750	7,750
	Payment of estimated transaction fees (3)	(18,000)	(12,000)	(12,000)
	Reclassification of Common Stock subject to redemption to stockholders’ equity (4)	181,624	16,858	1,084
	Write off deferred financing costs associated with Chaparral’s Existing Credit Facility (6)	(4,144)	(4,144)	(4,144)
	Write off of the Company’s net deferred tax asset (7)	(914)	(914)	(914)

	Total adjustments to stockholders’ equity	149,651	(9,115)	(24,889)

1.	Represents the estimated cash component of the Warrant Redemption. The pro forma information has been prepared assuming 30,300,000 Company Warrants, or approximately 50% of the total outstanding Company Warrants, will be repurchased at an estimated price of $0.55 per warrant, and that the remaining outstanding Company Warrants will be amended in accordance with the Warrant Amendment Proposal. Any potential expenses associated with the Warrant Redemption or amendment of the Warrant Agreement are not reflected in the pro forma condensed combined statements of operations.

The Company expects 50% of all outstanding Company Warrants to be redeemed, as this is the minimum redemption amount permitted under the terms of the Warrant Redemption. Any warrant redemptions above 50% would reduce the number of Public Shares that can be redeemed without requiring a waiver of the minimum funds closing condition. In the unlikely event that all outstanding Company Warrants are redeemed at a price of $0.55 per warrant, the cash required for the Warrant Redemption would increase by approximately $16.7 million and the cash available for redemption of Public Shares would decrease by the same amount, which would reduce the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition from 16,427,303, or 36.5%, to 14,765,787, or 32.8%.

The fair value of the warrants at the closing date of the Transaction will be recorded as additional paid-in capital in accordance with ASC Topic 815, Derivatives and Hedging.

2.	Represents the payment of a portion of deferred underwriters’ fees and the write off of the remaining balance. In connection with the Company’s IPO, the underwriters agreed to defer approximately $15.8 million of aggregate underwriting discounts and commissions until the consummation of the Company’s initial business combination. On October 9, 2009, the underwriters agreed to reduce their deferred underwriting fees and commissions to an aggregate of $8.0 million. Upon consummation of the Transaction, $8.0 million will be released to the underwriters and the remaining balance will be written off. The pro forma condensed combined statements of operations do not reflect the amount written off.
3.	Represents payment of estimated fees and expenses associated with the Transaction. Fees paid to capital market advisors are expected to range between $9.0 million and $15.0 million. Legal, advisory, and other fees associated with the Transaction are expected to be approximately $3.0 million.
4.	Represents (i) the reclassification of the balance in Common Stock subject to redemption to stockholders’ equity, assuming that none of the holders of Public Shares elect to redeem their shares; (ii) the estimated payment to holders of Public Shares who elect to redeem their Public Shares and receive a cash payment, assuming 16,427,303 Public Shares, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition, are redeemed at a price of $10.03 per share calculated as shown below; and (iii) the estimated payment to holders of Public Shares who elect to redeem their Public Shares and receive a cash payment, assuming maximum redemption of 17,999,999 shares at a price of $10.03 per share calculated as shown below. However, it should be noted that under terms of the Merger Agreement, the Company and Chaparral will not be able to consummate the Transaction if the minimum funds closing condition is not met and such condition is not waived by Chaparral. In the event the minimum funds closing condition is waived, $250.0 million may not be available for working capital and general corporate purposes, and, in fact, the amount available may be as little as $215.0 million, which, pursuant to the commitment letters for Chaparral’s Proposed Replacement Credit Facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its Proposed Replacement Credit Facility.

The estimated redemption price of $10.03 per share is calculated as shown below:

Net proceeds received from IPO	$448,700,000
Add: Cumulative interest income	10,836,928
Less: Maximum allowable formation and operating costs	(3,700,000)
Income taxes paid	(4,118,597)
Franchise taxes paid	(274,353)

Total funds attributable to common stockholders	$451,443,978
Public shares outstanding	45,000,000

Estimated redemption value per share	$10.03

The Company has recorded prepaid income taxes of $417,301 and a deferred tax asset of $914,335 on its balance sheet for fiscal year 2009. The Company has filed a request for a refund of overpaid estimated taxes based on its earnings in fiscal year 2009. The Company does not expect to receive this refund prior to the consummation of the Transaction and, accordingly, this amount has been excluded from the calculation of the redemption price. The deferred tax asset of $914,335 is associated with organizational costs since inception of the Company in June 2007 that will be amortized over 15 years following the consummation of the Transaction. As such, it is not available as cash for distribution to stockholders upon consummation of the Transaction and is excluded from calculation of the per share redemption price.

5.	Represents the repayment of a portion of Chaparral’s Existing Credit Facility with the remaining funds expected to be released from the trust account. In connection with the Proposed Replacement Credit Facility, Chaparral has requested that its financial covenants be based on a net debt calculation in the event that the ACNTA test limits the amount of secured debt it can incur to less than $500.0 million. In order to preserve greater liquidity in this situation, Chaparral may retain a portion of the funds released from the trust account as cash on hand rather than using it to pay down its Existing Credit Facility.
6.	Represents the payment of deferred financing costs associated with Chaparral’s Proposed Replacement Credit Facility and the write-off of the deferred financing costs associated with Chaparral’s Existing Credit Facility. The write-off is not reflected in the pro forma condensed combined statements of operations.
7.	Represents the write-off of the Company’s net deferred tax asset.

Note 2: Reconciliation of the Company’s historical condensed combined statements of operations

The Company’s historical condensed combined statement of operations for the nine months ended August 31, 2009 was derived as follows:

(dollars in thousands, except per share amounts)	Year ended August 31, 2009	Less three months ended November 30, 2008	Historical nine months ended August 31, 2009
Costs and expenses:
Formation and operating costs	1,834	90	1,744

Non-operating income (expense):
Interest income	2,672	1,981	691

Income (loss) from continuing operations before income taxes	838	1,891	(1,053)
Income tax expense (benefit)	285	643	(358)

Income (loss) from continuing operations	553	1,248	(695)
Accretion of trust account relating to common stock subject to redemption	(221)	(499)	278

Net income (loss) from continuing operations attributable to common stockholders	$332	$749	$(417)

The Company’s historical condensed combined statement of operations for the year ended November 30, 2008 was derived as follows:

(dollars in thousands, except per share amounts)	Three months ended November 30, 2008	Add year ended August 31, 2008	Less three months ended November 30, 2007	Historical year ended November 30, 2008
Costs and expenses:
Compensation expense to sponsor	—	3,980	3,980	—
Formation and operating costs	90	805	—	895

Total costs and expenses	90	4,785	3,980	895

Non-operating income (expense):
Interest income	1,981	8,165	—	10,146

Income (loss) from continuing operations before income taxes	1,891	3,380	(3,980)	9,251
Income tax expense (benefit)	643	2,502	—	3,145

Income (loss) from continuing operations	1,248	878	(3,980)	6,106
Accretion of trust account relating to common stock subject to redemption	(499)	(1,943)	—	(2,442)

Net income (loss) from continuing operations attributable to common stockholders	$749	$(1,065)	$(3,980)	$3,664

Note 3: Notes to unaudited pro forma condensed combined statements of operations

The unaudited pro forma condensed combined statements of operations include the following adjustments:

(a)	Represents the general and administrative costs associated with maintaining an office in New York City.

(b)	Represents the interest income that would not have been earned assuming the trust account was converted to cash.

(c)	Represents reduced interest expense resulting from the repayment of a portion of Chaparral’s Existing Credit Facility, partially offset by increased amortization of deferred financing costs of $2.8 million for the nine months ended September 30, 2009 and $3.8 million for the year ended December 31, 2008.

(d)	Assumes an effective tax rate of approximately 38% on income from continuing operations. This reflects both the federal and state statutory income taxes rates which were in effect during the periods presented.

(e)	Represents the accretion relating to Common Stock subject to redemption that would not have been incurred assuming the trust account was converted to cash.

THE CHARTER AMENDMENT PROPOSALS

Overview

Stockholders are being asked to consider and vote upon the following separate proposals to amend the Company’s amended and restated certificate of incorporation following the consummation of the Transaction: (i) to change the Company’s name from “United Refining Energy Corp.” to “Chaparral Energy, Inc.”; (ii) to increase the Company’s authorized capital stock from 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 350,000,000 shares of Common Stock and 10,000,000 share of preferred stock; (iii) to make the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension), perpetual; (iv) to remove the provisions related to the Company’s status as a blank check company; (v) to divide the Company’s Board of Directors into three classes, with the members in each class elected for a three-year term, and to fix the number of directors at between three and thirteen directors; (vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason; (vii) to prohibit securityholders’ action by written consent; (viii) to amend the provision that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of the DGCL to provide that the Company shall indemnify present and former officers and directors to the fullest extent permitted by Section 145 of the DGCL; and (ix) to remove the election not to be governed by Section 203 of the DGCL. The approval of all of the proposals is a condition to Chaparral’s obligation to close the Transaction.

Reasons for the Charter Amendment

In the judgment of the Company’s Board of Directors, the Charter Amendment Proposals are desirable for the following reasons:

•

The change in the Company’s name will provide a consistent and comprehensive identity with Chaparral and more accurately reflect the business activities of the Company and create a consistent and effective message to the market;

•

The number of shares of authorized capital stock set forth in the Company’s second amended and restated certificate of incorporation is necessary for the Company to have sufficient additional authorized stock for financing the Company’s business following the Transaction, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits;

•

The Company’s amended and restated certificate of incorporation provides that the Company’s corporate existence will terminate on December 11, 2009 unless it obtains stockholder approval to extend the Company’s corporate existence to June 11, 2010. Perpetual existence is the usual period of existence for corporations and the Company’s Board of Directors believes it is the most appropriate period for the Company following the Transaction;

•

The provisions contained in Article Sixth of the Company’s amended and restated certificate of incorporation relate to the operation of the Company as a blank check company prior to the consummation of its initial business combination and will not be applicable to the business of the Company after the consummation of the Transaction. Accordingly, these provisions will serve no purpose following consummation of the Transaction;

•

The second amended and restated certificate of incorporation provides that the Board of Directors will have three classes of directors, with the members in each class elected for a three year term, rather than the current two classes of directors and it fixes the number of directors at between three and thirteen, which the Board of Directors believes more appropriately accommodates the Company’s larger size board. This provision may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company;

•	The Company’s amended and restated certificate of incorporation limits stockholders’ ability to challenge transactions in which the Company may engage. The absence of such a provision from the

Company’s second amended and restated certificate of incorporation permits the Board of Directors to exercise its business judgment but will reserve stockholders’ ability to challenge such decisions to the fullest extent of the law;

•

As a publicly traded company, the Company believes it appropriate to provide that action by stockholders will be taken after notice and convening of a meeting of stockholders rather than permitting action by written consent;

•

The Company’s indemnification provision in the second amended and restated certificate of incorporation limits the Company’s indemnification obligations to current and former officers and directors of the Company whereas the indemnification provision in the Company’s amended and restated certificate of incorporation required the Company to indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL; and

•

The Company decided to opt out of the application of Section 203 of the DGCL, which is described in further detail in the section entitled “Description of Securities—Delaware Anti-Takeover Law.” Whereas such decision facilitated the Company’s business purpose of engaging in a business combination, the Company intends to take advantage of the protections afforded by Section 203 of the DGCL pursuant to its second amended and restated certificate of incorporation, which may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

Notwithstanding the foregoing, authorized but unissued shares of capital stock may enable the Company’s Board of Directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Company’s capital stock following the consummation of the Transaction. If in the due exercise of its fiduciary obligations, for example, the Company’s Board of Directors were to determine that a takeover proposal were not in the best interest of the Company, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares of capital stock will also enable the Company to have the flexibility to authorize the issuance of shares of capital stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Company currently has no plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares of capital stock for such purposes other than as described in the Merger Proposal and the Incentive Plan Proposal.

If the Merger Proposal is not approved, the Charter Amendment Proposals will not be presented at the Special Meeting of Stockholders. Moreover, the consummation of the Transaction is conditioned upon the approval of all of the Charter Amendment Proposals.

A copy of the Company’s proposed second amended and restated certificate of incorporation, which includes the provisions currently in effect and which will continue in effect following the Transaction and reflects the Charter Amendments, is attached to this proxy statement/prospectus as Annex II.

Required Vote

Approval of each of the Charter Amendment Proposals requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding as of the record date.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

THE INCENTIVE PLAN PROPOSAL

Background

The Company’s 2009 Long-Term Incentive Plan, referred to herein as the Incentive Plan, has been approved by the Company’s Board of Directors subject to approval and consummation of the Transaction and further subject to the approval of the Company’s stockholders. The approval of the Merger Proposal and the consummation of the Transaction are conditions to the effectiveness of the Incentive Plan, assuming the Incentive Plan Proposal is approved by the stockholders, and will only be presented at the Special Meeting of Stockholders if the Merger Proposal is approved. If the Merger Proposal is not approved or the Transaction is not consummated, the Incentive Plan will not be adopted.

Purpose

The Incentive Plan is intended to aid the Company in recruiting and retaining employees, officers, directors and consultants capable of assuring the future success of the Company. The Company expects that the awards of stock-based compensation under the Incentive Plan and opportunities for stock ownership in the Company will provide incentives to participants to exert their best efforts for the success of the Company and also align their interests with those of the Company’s stockholders.

Administration

The Company’s compensation committee, referred to herein as the Committee, will administer the Incentive Plan. Members of the Committee will serve at the pleasure of the Company’s Board of Directors. Subject to the terms of the Incentive Plan, the Committee has the full power and authority to, among other things: (i) designate participants in the Incentive Plan; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares, other securities, other awards, other property, and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Incentive Plan and any instrument or agreement relating to an award made under the Incentive Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Incentive Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Incentive Plan. The Committee may delegate its powers and duties under the Incentive Plan to the Chief Executive Officer and to other senior officers of the Company, other than the power to grant an award to, or take other action with respect to, participants who are subject to Section 16 of the Exchange Act.

Material Provisions

The following is a summary of the material provisions of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex IV.

Eligibility. All employees, officers, directors and consultants of the Company or its affiliates are eligible to participate in the Incentive Plan.

Shares Authorized. The Incentive Plan reserves a total of 8,900,000 shares of Common Stock for awards issued under the Incentive Plan. If any award is exercised, paid, forfeited, terminated or canceled without the delivery of shares, then the shares covered by such award will be available again for grant under the Incentive Plan.

Types of Awards. The Incentive Plan authorizes the following types of awards:

•

Stock Options. The grant of either non-qualified or incentive stock options to purchase shares of our Common Stock are permitted under the Incentive Plan. Incentive stock options (“ISOs”) are intended to qualify for favorable tax treatment under the Internal Revenue Code to participants in the Incentive Plan. The stock options will provide for the right to purchase shares of Common Stock at a specified price and will become exercisable after the grant date under the terms established by the Committee. In general, the per share option exercise price may not be less than 100% of the fair market value of a share of Common Stock on the grant date. A maximum of 1,500,000 shares issuable upon the exercise of ISOs may be granted under the Incentive Plan. The maximum number of stock options that may be granted to any participant during any calendar year shall not exceed 500,000 shares.

•

Restricted Stock. Awards of restricted stock are permitted under the Incentive Plan, subject to any restrictions the Committee determines to impose, such as satisfaction of performance measures for a performance period, or restrictions on the right to vote or receive dividends. The maximum number of shares of restricted stock that may be granted to any participant during any calendar year shall not exceed 250,000 shares.

•

Performance Awards. Performance awards, denominated as a cash amount (e.g., $100 per award unit) at the time of grant are permitted under the Incentive Plan. Performance awards confer on the participant the right to receive payment of such award, in whole or in part, upon the achievement of certain performance objectives during such performance periods as established by the Committee. The maximum value of performance awards that may be granted to any participant during any calendar year shall not exceed $2,000,000.

•

Bonus Shares. Awards of Common Stock without restrictions are permitted under the Incentive Plan, but such grants may be subject to any terms and conditions the Committee may determine. The maximum number of bonus shares that may be granted to any participant during any calendar year shall not exceed 200,000 shares.

•

Phantom Shares. Awards of phantom shares are permitted under the Incentive Plan, upon such terms and conditions as determined by the Committee. Each phantom share award shall constitute an agreement by the Company to issue or transfer a specified number of shares or pay an amount of cash equal to a specified number of shares, or a combination thereof to the participant in the future, subject to the fulfillment of performance objectives, if any, during the restricted period as the Committee may specify at the date of grant. The maximum number of phantom shares that may be granted to any participant during any calendar year shall not exceed 500,000 shares.

•

Cash Awards. Grants of cash awards, subject to the terms and conditions established by the Committee, are permitted under the Incentive Plan. If granted, a cash award shall be granted (simultaneously or subsequently) in tandem with another award and shall entitle a participant to receive a specified amount of cash from the Company upon such other award becoming taxable to the participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other award and the payment of the cash award.

•

Other Stock-Based Awards. Grants of other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, subject to the terms and conditions established by the Committee, are permitted under the Incentive Plan. The maximum number of shares or value for which other stock-based awards may be granted to any participant during any calendar year shall not exceed 250,000 shares, if the award is in shares, or $2,000,000, if the award is in dollars.

Transfer Restrictions. In general, awards under the Incentive Plan may not be transferred except upon death, by will or the laws of descent and distribution, or pursuant to a transfer to a family member that is expressly permitted by the Committee.

Adjustment for Certain Corporate Changes. In the event of a stock split, stock dividend, recapitalization, reorganization, merger or similar event, which affects shares of Common Stock such that an adjustment is required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Committee must, in such manner as it deems equitable, make appropriate adjustments to (1) the number of shares of Common Stock available for awards under the Incentive Plan, and subject to outstanding awards and (2) the purchase or exercise price of outstanding awards. If the Company acquires or combines with another company with a pre-existing plan approved by stockholders and not adopted in contemplation of the acquisition or combination, the shares available for grant under the pre-existing plan may be used for awards under the Incentive Plan. Such awards cannot be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and can only be made to individuals who were not employees or directors of the Company or any affiliate prior to such acquisition or combination.

Change in Control. In the event of a change in control of the Company, all awards granted under the Incentive Plan shall become fully vested as of the date of the change in control (or such earlier time as determined by the Committee), all restrictions, if any, with respect to such awards shall lapse, and all performance criteria, if any, with respect to such awards shall be deemed to have been met in full (at the highest level). Unless the Company survives as an independent publicly traded company and unless otherwise determined by the Board of Directors in accordance with the immediately prior sentence, all options outstanding at the time of the change in control shall terminate and the optionee shall be paid, with respect to each option, an amount in cash equal to the excess of the fair market value of a share over the option’s exercise price, unless and except to the extent provision is made in writing in connection with such change in control event or transaction for the continuation of the Incentive Plan and/or the assumption of the options theretofore granted, or for the substitution for such options of new options covering the stock of a successor entity, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Incentive Plan and options theretofore granted shall continue as fully vested and immediately exercisable options in the manner and under the terms so provided.

Amendment. The Board of Directors may amend the Incentive Plan at any time; however, prior approval of the stockholders of the Company shall be required for any amendment to the Incentive Plan which (1) requires stockholder approval under the rules or regulations of the SEC, or the principal securities exchange that are applicable to the Company, (2) increases the number of shares authorized under the Incentive Plan; or (3) permits repricing of options without prior shareholder approval. The Committee may amend the terms of any award granted under the Incentive Plan; provided, that, no change in any award shall reduce the benefit to the participant without the consent of the participant.

Term. No award shall be granted under the Incentive Plan after the 10th anniversary of the date the Incentive Plan was adopted by the Board of Directors. However, unless otherwise expressly provided in an applicable award agreement, any award granted prior to such termination, and the authority of the Board of Directors or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such award or to waive any conditions or rights under such award, shall extend beyond such termination date.

Federal Income Tax Consequences

The following is a brief overview of the U.S. federal income tax consequences generally arising with respect to awards under the Incentive Plan. This summary is not intended to be exhaustive and does not describe state, local or FICA tax consequences.

Tax Consequences to Participants. The tax consequences to a participant depend on the type of award granted under the Incentive Plan.

•	Stock Options

Non-Qualified Stock Options. A participant does not recognize income at the time a non-qualified stock option is granted. At the time of exercise of the non-qualified stock option, the participant recognizes ordinary income in an amount equal to the difference between the amount paid for the shares subject to the option (the “exercise price”) and the fair market value of the shares (assuming the shares subject to the option are unrestricted). When the participant sells the shares acquired on exercise of the option, any appreciation (or depreciation) in the value of the shares after the date of exercise is short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. Options that qualify as ISOs are entitled to special tax treatment. As with non-qualified stock options, a participant does not recognize income at the time an ISO is granted. However, unlike with non-qualified stock options, if the ISO holding period requirement is satisfied, the participant does not recognize income (for purposes of regular income tax) at the time of exercise (although the participant may be required to recognize income for purposes of the alternative minimum tax). The ISO holding period requirement is satisfied if the shares acquired on exercise of the ISO are held for at least two years from the ISO grant date and one year from the ISO exercise date, whichever is longer. If this requirement is met, when the participant sells the shares acquired on the ISO exercise, any appreciation (or depreciation) in the value of the shares over the exercise price is short-term or long-term capital gain (or loss) depending on how long the shares have been held.

If a participant sells the shares acquired on exercise of an ISO before satisfying the ISO holding period requirement, the participant has a “disqualifying disposition” of the shares at the time they are sold. Upon the disqualifying disposition, the participant has ordinary income equal to the lesser of: (1) the fair market value of the shares on the date of exercise of the ISO less the exercise price; and (2) the sales price of the shares less the exercise price. Any additional appreciation (or depreciation) in the value of the shares is short-term or long-term capital gain (or loss) depending on how long the shares have been held.

•

Restricted Stock. A participant granted shares of restricted stock does not recognize income at the time of grant unless the participant makes an election (an “83(b) election”) to be taxed at such time. Instead, the participant recognizes ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Any dividends paid to the participant with respect to the shares of restricted stock are treated as compensation income, rather than dividend income, until the restrictions lapse. When the participant sells the shares, any appreciation (or depreciation) in the value of the shares after the date the restrictions lapse is short-term or long-term capital gain (or loss) depending on how long the shares have been held since the date the restrictions lapse.

If a participant granted shares of restricted stock properly makes an 83(b) election with respect to the shares, the participant recognizes ordinary income on the date of grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. The participant does not recognize any income at the time the restrictions lapse. When the participant sells the shares, any appreciation (or depreciation) in the value of the shares after the date of grant of the shares is short-term or long-term capital gain (or loss) depending on how long the shares have been held since the date of grant.

•

Performance Awards. A participant granted performance awards does not recognize income at the time of grant. The participant generally recognizes ordinary income at the time the award is payable to him or her equal to the cash received at that time.

•

Cash Awards and Bonus Shares. A participant granted a cash award recognizes ordinary income at the time of grant equal to the amount of cash received. A participant granted an award of bonus shares recognizes ordinary income at the time of grant equal to the fair market value of the shares granted less the amount, if any, paid for the shares. When the participant sells the shares, any appreciation (or depreciation) in the value of the shares after they are received is short-term or long-term capital gain (or loss) depending on how long the shares have been held.

•	Other Stock-Based Awards. If a participant is granted another type of stock-based award under the plan, the participant will recognize income on the award based on the nature of the award.

Tax Consequences to the Company. To the extent a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction if, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by Section 162(m) of the Internal Revenue Code.

New Plan Benefits

No grants have been made under the Incentive Plan. All grants will be made by the compensation committee of the Company’s Board of Directors following the closing of the Transaction. The terms of each executive officer’s employment agreement; however, provides that each such executive officer will receive an initial grant under the incentive plan on the first trading day after the closing of the Transaction. These initial grants will vest on January 1, 2011. For a summary of the terms of the employment agreements see the section entitled “Management Following the Transaction—Employment Agreements.”

Name and Position	Dollar Value(1) ($)	Number of Units(2)
John A. Catsimatidis, Executive Chairman	$387,687.50	38,652
Mark A. Fischer, President and CEO	$387,687.50	38,652
Joseph O. Evans, Executive Vice President and CFO	$215,625	21,498
Robert W. Kelly II, Senior Vice President, General Counsel and Secretary	$173,937.50	17,341
Larry E. Gateley, Senior Vice President — Reservoir Engineering and Acquisitions	$180,875	18,033
James M. Miller, Senior Vice President — Operations and Production Engineering	$173,937.50	17,341
Executive Group	$1,519,750.00	151,517
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Equal to 62.5% of each executive officer’s 2010 base salary.
(2)	Based on a price of $10.03 per share, which is the redemption amount per share as of November 20, 2009.

Interests of Directors or Officers

The Company’s directors may grant awards under the Incentive Plan to themselves as well as the Company’s officers and consultants, in addition to granting awards to the Company’s other employees.

Required Vote

Approval of the Incentive Plan will require the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the record date voted at the Special Meeting of Stockholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

BUSINESS OF THE COMPANY

Introduction

United Refining Energy Corp. is a blank check company organized under the laws of the State of Delaware on June 25, 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or any other similar business combination, an operating business or assets in the energy industry, although the Company is not limited to such industry. To date, the Company’s efforts have been limited to organizational activities, the IPO and the search for a suitable business combination.

On October 9, 2009, the Company entered into the Merger Agreement with Merger Sub and Chaparral. Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of the Company, will merge with and into Chaparral with Chaparral subsequently merging into the Company, as a result of which the stockholders of Chaparral will receive the Closing Stock Consideration.

The Closing Stock Consideration had an aggregate value of $610,695,000 based upon the closing price of the Common Stock on the NYSE Amex on the record date of $9.93 per share of Common Stock.

Offering Proceeds Held In Trust

On December 17, 2007, the Company consummated its IPO of 45,000,000 units at a price of $10.00 per unit. Each unit consists of one share of Common Stock and one Public Warrant. The net proceeds of the IPO, including proceeds from the private sale of 15,600,000 Private Warrants at a price of $1.00 per warrant and after deducting the underwriting discounts and commissions and offering expenses, were approximately $448,700,000. Such amount, which was deposited into the trust account and invested in government securities, includes $15,750,000 of deferred underwriting commissions and discounts. On October 9, 2009, the underwriters of the Company’s IPO agreed to reduce their deferred underwriting discounts and commissions to an aggregate of $8,000,000. The Company is entitled to draw up to $3,700,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. Through November 20, 2009, the Company has drawn from the trust account $3,700,000 for working capital purposes and $4,426,634 for taxes and can draw no additional funds for working capital. Except as set forth above, no funds in the trust account have been released and only the remaining interest income that the Company may use for working capital requirements and amounts necessary for its tax obligations will be released until the earlier of the consummation of a business combination or the liquidation of the Company. The trust account contained $451,398,294 as of November 20, 2009.

If the Transaction is consummated, the funds held in the trust account will be released (i) to pay transaction fees and expenses and potential bonuses to capital markets advisors (expected to range from $12,000,000 to $18,000,000); (ii) to pay the Company’s tax obligations and deferred underwriting discounts and commissions (expected to be approximately $8,000,000); (iii) to pay holders of Public Shares who properly exercise their redemption rights (ranging from $0 to $180,539,990); (iv) to pay for the Warrant Redemption (ranging from $16,665,000 to $33,330,000); and (v) for working capital and general corporate purposes of the Company and its subsidiaries, including the repayment of a portion of the amounts outstanding under Chaparral’s Existing Credit Facility. In addition, following the payment of the enumerated fees and expenses and only so long as $250,000,000 is available to meet the minimum funds closing condition, the funds held in the trust account may be used to purchase Public Shares in privately negotiated transactions. In the event that holders of more than 16,427,303 Public Shares elect to exercise their redemption rights (for a total obligation of approximately $164,765,849) or if the expenses enumerated above exceed the Company’s estimates, there may be less than $250,000,000 available for working capital and general corporate purposes upon closing of the Transaction, in which case the Company and Chaparral cannot consummate the Transaction unless Chaparral waives the minimum funds closing condition. In the event Chaparral waives the minimum funds closing condition, the funds available may be as little as $215,000,000, which, pursuant to the commitment letters for Chaparral’s post-closing credit facility, is the absolute minimum amount of funds that must be available from the Company upon the closing of the Transaction in order for Chaparral to close its post-closing credit facility.

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of the Company’s liquidation or if they properly exercise their redemption rights and the Transaction is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to the prospectus for the Company’s IPO and the Company’s amended and restated certificate of incorporation, the initial target business the Company acquires must have a fair market value equal to at least 80.0% of the net assets held in the trust account (exclusive of the underwriters’ deferred underwriting compensation plus interest thereon held in the trust account) at the time of the acquisition. Based in part on the opinion of New Century Capital Partners, Inc., as well as standards generally accepted by the financial community, the Company believes the Transaction meets this 80% threshold requirement. The opinion of New Century Capital Partners, Inc. is attached as Annex V to this proxy statement/prospectus.

Stockholder Approval of Business Combination

The Company will proceed with the Transaction only if a majority of the issued and outstanding shares of Common Stock as of the record date voted at the Special Meeting of Stockholders and a majority of the Public Shares as of the record date voted at the Special Meeting of Stockholders are voted in favor of the Transaction. The Company’s sponsor agreed with the representative of the underwriters of the IPO pursuant to a letter agreement to vote its founder shares on the Merger Proposal in accordance with the vote of holders of a majority of the Public Shares. In addition, in connection with the IPO, the sponsor, directors and officers of the Company agreed to vote any shares of Common Stock they acquire in the open market in favor of the Merger Proposal. If the holders of more than one share less than 40% of the Public Shares vote against the Merger Proposal and properly demand that the Company redeem their Public Shares for a pro rata portion of the trust account, the Company will not consummate the Transaction. In that case, the Company will be forced to dissolve and liquidate unless it can otherwise consummate a business combination or obtain stockholder approval to extend its corporate existence to June 11, 2010 pursuant to the Company’s amended and restated certificate of incorporation by December 11, 2009.

Liquidation If No Business Combination

The Company’s amended and restated certificate of incorporation provides for the automatic termination of the Company’s corporate existence if the Company does not consummate a business combination by December 11, 2009. However, if Company has not consummated a business combination by December 11, 2009 but has entered into a definitive merger agreement with respect to a business combination by such date, the Company may seek stockholder approval of an extension of the Company’s corporate existence June 11, 2010. If the Company has not completed a business combination by December 11, 2009 or June 11, 2010, as the case may be, the Company’s corporate existence will cease except for the purposes of winding up its affairs and liquidating, pursuant to Section 278 of the DGCL. This has the same effect as if the Company’s Board of Directors and stockholders had formally voted to approve the dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting the Company’s corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required the Board of Directors and stockholders to formally vote to approve the dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

If the Company is unable to consummate a business combination by December 11, 2009, or June 11, 2010 in the event the extended period is approved, the Company will distribute to the holders of the Public Shares, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest plus any remaining net assets (subject to the Company’s obligations under Delaware law to provide for claims of creditors as described below). The Company anticipates notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipates it will take no more than 10 business days to effectuate such distribution. If there are no funds remaining to pay the costs associated with the implementation and completion of the liquidation and distribution, the Company’s sponsor has agreed to advance to the Company the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

The Company’s sponsor has waived its rights to participate in any liquidation of the trust account or other assets with respect to the founder shares. Moreover, the Company’s sponsor, directors and officers will be unable to exercise their redemption rights with respect to any Public Shares they own as they have agreed to vote in favor of the Merger Proposal. There will be no distribution from the trust account with respect to the Company’s warrants, which will expire worthless in the event the Company liquidates. In addition, in the event of liquidation, the underwriters have agreed to waive their rights to the deferred underwriting discount and commissions deposited in the trust account for their benefit.

The per-share liquidation price for the Public Shares as of November 20, 2009 is approximately $10.07. The proceeds deposited in the trust account could, however, become subject to the claims of the Company’s creditors (which could be given priority over the claims of the holders of the Public Shares) and there is no assurance that the actual per-share liquidation price will not be less than $9.97. In order to protect the amounts held in the trust account, the Company’s sponsor has agreed to indemnify the Company for claims of any vendors, service providers, prospective target businesses or creditors that have not executed a valid and binding waiver of any right or claim to the amounts in trust account. Accordingly, if a claim brought by a target business or vendor or other entity did not exceed the amount of funds available to the Company outside of the trust account or available to be released to the Company from interest earned on the trust account balance or if such an entity executed a valid and binding waiver, the Company’s sponsor would not have any obligation to indemnify such claims as it would be paid from such available funds. However, if a claim exceeded such amounts and such entity did not execute a waiver, there is no exception to the obligations of the sponsor to pay such claim. There is no assurance, however, that the sponsor would be able to satisfy those obligations. Accordingly, the Company cannot assure you that the per-share distribution from the trust account, if the Company liquidates, will not be less than $9.97, plus interest, due to claims of creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the Company complies with certain procedures set forth in Section 280 of the DGCL intended to ensure it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the Company, a 90-day period during which the Company may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, the Company intends to make liquidating distributions to its stockholders as soon as reasonably possible after December 11, 2009, or June 11, 2010, as applicable, and, therefore, the Company does not intend to comply with those procedures. As such, the Company’s stockholders potentially could be liable for any claims to the extent of distributions received by them and the liability of stockholders may extend well beyond the third anniversary of such date. Because the Company will not be complying with Section 280, Section 281(b) of the DGCL requires the Company to adopt a plan of dissolution that will provide for payment, based on facts known to the Company at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may potentially be brought against us within the subsequent 10 years. However, because the Company is a blank check company, rather than an operating company, and the Company’s operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors (such as accountants, lawyers, investment bankers, etc.) or potential target businesses.

Additionally, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because the Company intends to distribute the proceeds held in the trust account to the holders of the Public Shares promptly after December 11, 2009, or June 11, 2010 in the event the extended period is approved, this may be viewed or interpreted as giving preference to the holders of the Public Shares over any potential creditors with respect to access to or distributions from the Company’s assets. Additionally, the Company’s Board of Directors may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. To the extent any bankruptcy or other claims deplete the trust account, the Company cannot assure the holders of its Public Shares that it will be able to return to them $9.97 per share.

Facilities

The Company currently maintains its executive offices at 823 Eleventh Avenue, New York, New York 10019. The Company entered into an Administrative Services Agreement with United Refining, Inc., the Company’s sponsor, requiring the Company to pay $7,500 per month for the use of such space and for providing certain general and administrative services at that location. The agreement terminates on the earlier of the completion of a business combination or upon the Company’s dissolution. The Company considers the administrative services adequate for its current operations. Following the Transaction, the executive offices of the Company will be located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114.

Employees

The Company has four executive officers: John A. Catsimatidis, Myron L. Turfitt, James E. Murphy and John R. Wagner. None of these officers, all of whom the Company is dependant upon, has entered into employment agreements with the Company and none is obligated to devote any specific number of hours to the Company’s matters and intend to devote only as much time as they deem necessary to the Company’s affairs. Accordingly, because a target business has been selected, the executive officers will spend more time investigating such target business and negotiating and processing the initial business combination (and consequently spend more time on the Company’s affairs) than they did prior to locating a suitable target business. The Company does not intend to have any full time employees prior to the consummation of the Transaction.

Periodic Reporting and Audited Financial Statements

The Company has registered its units, Common Stock and Public Warrants under the Exchange Act and has reporting obligations, including the requirement to file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, the Company’s annual reports on Form 10-K contain financial statements audited and reported on by its independent registered public accountants. The Company does not have a Web site and consequently does not make available materials it files with or furnishes to the SEC. The Company’s reports filed with the SEC can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the registration statements, reports, proxy and information statements and information regarding issuers that file electronically with the SEC. The Company will provide electronic or paper copies of such materials free of charge upon request.

The Company is currently required to comply with the internal control requirements of the Sarbanes-Oxley Act. Chaparral is currently required to comply with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls, however, it is not yet required to be audited for compliance with these provisions. The auditing of the internal controls by Chaparral in regards to compliance with the Sarbanes-Oxley Act may increase the costs necessary to complete the Transaction.

Legal Proceedings

There are no legal proceedings pending against the Company.

COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

United Refining Energy Corp. is a blank check company organized under the laws of the State of Delaware on June 25, 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or any other similar business combination, an unidentified operating business or assets in the energy industry although it is not limited to such industry.

On December 17, 2007, the Company consummated its IPO of 45,000,000 units at a price of $10.00 per unit. Net proceeds from the IPO totaled approximately $448,700,000, which includes $15,600,000 from the sale of the Private Warrants to the sponsor in a private placement completed immediately prior to the IPO and was net of $16,900,000 in underwriting fees and other expenses paid at closing. Each unit consists of one share of Common Stock and one Public Warrant. Each Public Warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $7.00 commencing the later of the consummation of a business combination or December 11, 2008 and expiring on December 11, 2011.

In connection with the IPO, the Company entered into an underwriting agreement with Deutsche Bank Securities and Maxim Group, as joint representatives of the underwriters in the Offering. The Company sold the units issued in the IPO to the underwriters of the IPO at a price per unit equal to $9.30 (discount and compensation of $0.70 per share), resulting in an aggregate underwriting fee to the underwriters of $31,500,000. Pursuant to the underwriting agreement, the Company is obligated to the underwriters for certain fees and expenses related to the IPO, including underwriting discounts and commission of $31,500,000, of which $15,750,000 was paid at the closing and $15,750,000 has been deferred upon the consummation of a business combination. On October 9, 2009, the underwriters agreed to reduce their deferred underwriting fees and commissions to an aggregate of $8,000,000 and to become eligible, along with Morgan Stanley, to participate in an incentive bonus pool of $5,000,000, to provide the Company with additional capital upon consummation of the Transaction. The Company will not guarantee payment to the underwriters of additional fees in connection with their efforts with respect to the IPO.

An additional bonus pool of up to $3,000,000 will also be available to capital market advisors other than Maxim Group, Deutsche Bank and Morgan Stanley upon a successful closing of the Transaction. If the Transaction closes, then Capital One will be paid $750,000, Scotia Bank will be paid $350,000 and Comerica Securities will be paid $300,000. The balance of this additional bonus pool may be allocated among these same advisors by a special committee of the Company’s Board of Directors, comprised of Mark A. Fischer and John A. Catsimatidis, in its sole discretion based upon the Company’s assessment of the value added by each of these advisors.

There are 30,650,000 authorized but unissued shares of Common Stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of the outstanding warrants) and all of the 1,000,000 shares of preferred stock available for issuance.

The Company utilizes certain administrative, technology and secretarial services, as well as certain limited office space provided by the sponsor. The sponsor has agreed that, until the acquisition of a target business, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay its sponsor $7,500 per month for such services, which commenced on the effective date of the IPO.

On October 9, 2009 the Company entered into the Merger Agreement pursuant to which it agreed to enter into the Transaction with Chaparral.

Results of Operations

For the twelve months ended August 31, 2009, the Company had net income of $553,184, attributable to compensation, formation and operating costs expenses offset by interest income from trust account investments. For the period ended August 31, 2009, interest income was $2,672,173.

For the twelve months ended August 31, 2008, the Company had net income of $877,894, attributable to compensation, formation and operating costs expenses offset by interest income from trust account investments. For the period ended August 31, 2008, interest income was $8,164,755.

The Company incurred $1,824,028 and $804,861 in formation and operating costs during the years ended August 31, 2009 and August 31, 2008, respectively. These costs consisted of approximately $559,968 of legal and accounting expenses, $111,208 for director and officer insurance, $90,169 for administrative services, $258,068 for taxes, $798,129 for outside services and the balance of $16,486 for other miscellaneous expenses during the year ended August 31, 2009. For the year ended August 31, 2008, the Company expensed approximately $129,725 of legal and accounting, $77,661 for director and officer insurance, $65,337 for administrative services, $16,660 for taxes, $387,678 for outside services and the balance of $127,800 for other miscellaneous expenses.

For the period from June 25, 2007 (inception) through August 31, 2007, the Company incurred costs of approximately $2,065, all of which is administrative costs.

All activity from June 25, 2007 (inception) through August 31, 2007 related to the Company’s formation and IPO. Since December 18, 2007, the Company has been searching for a target company to acquire.

Contractual Obligations

The Company does not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities. The Company entered into an Administrative Services Agreement with United Refining, Inc., the Company’s sponsor, requiring the Company to pay $7,500 per month. The agreement terminates on the earlier of the completion of a business combination or upon the Company’s dissolution.

Other than contractual obligations incurred in the ordinary course of business, the Company does not have any other long-term contractual obligations.

Going Concern and Management’s Plan and Intentions

The Company’s funds may not be sufficient to maintain it until a business combination is consummated. In addition, there can be no assurance the Company will consummate a business combination prior to December 11, 2009. Pursuant to its amended and restated certificate of incorporation, if the Company is unable to consummate a timely business combination, it would have to liquidate and return the funds held in the trust account to the holders of shares issued in its IPO as previously described. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

The Company has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. The Company does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Liquidity and Capital Resources

As of August 31, 2009, the Company had cash of $209,541 and $452,386,928 cash held in the trust account. Since the Company’s IPO, the only source of revenue has been from the interest and dividends earned on the Company’s cash accounts. The proceeds from the Company’s IPO that were placed in a trust account and dividends earned on its cash accounts were placed in a trust account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The funds placed in trust earned an annualized interest rate of approximately 0.573% during the twelve months ended August 31, 2009.

As of August 31, 2008, the Company had available cash of $68,659 and $ 453,014,755 cash held in the trust account, dividends and interest available for working capital and taxes and cash held in the trust account—restricted of $0. Since its IPO, the Company’s only source of revenue has been from the interest and dividends earned on its cash accounts. The proceeds from the Company’s IPO that were placed in a trust account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The funds placed in trust earned an annualized interest rate of approximately 3.2345% during the twelve months ended August 31, 2008.

Subject to its stockholders’ approval, the Company will use substantially all of the net proceeds of the IPO to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent the Company uses its capital stock in whole or in part as consideration to effect an initial business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the Company following the consummation of the Transaction and pay transaction fees. The Company believes it will have sufficient available funds outside of the trust fund to operate through December 11, 2009, assuming that a business combination is not consummated during that time.

As of August 31, 2009, the Company had available cash of $209,541 and $452,386,928 cash held in the trust account, dividends and interest available for working capital and taxes which the Company expects to use for the due diligence investigation of a target business or business and general administrative expenses. However, if its estimates of the costs of undertaking in-depth due diligence and consummating an initial business combination is less than the actual amount necessary to do so, or if interests payments are not available to fund the expenses at the time the Company incurs them, it may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. Moreover, the Company may need to obtain additional financing either to consummate an initial business combination or because it becomes obligated to convert into cash a significant number of Public Shares voting against an initial business combination, in which case the Company may issue additional securities or incur debt in connection with such business combination. Following the Company’s initial business combination, if cash on hand is insufficient, it may need to obtain additional financing in order to meet its obligations. The Company has not taken any steps to obtain such financing and there is no assurance it would be able to obtain such financing.

As of August 31, 2009, the Company had withdrawn $7,137,250 of the interest and dividends earned on the funds held in the trust account. Pursuant to the terms of the Company’s trust agreement governing the trust account, the Company is entitled to use up to $3,700,000 of the earnings for working capital, provided, however, that the aggregate amount of all such distributions for working capital and income tax payments shall not exceed the total earnings. Of the funds withdrawn, $4,393,325 was for taxes and $2,743,925 was for working capital. Once the $3,700,000 is distributed, only distributions to pay income and franchise tax liabilities will be allowed. As of November 10, 2009, the Company had received refunds due of $0 on state and city tax estimated payments that it made, which have been deposited into the trust account. The Company’s liabilities are all related to costs associated with operating as a public company and search for an acquisition target.

Critical Accounting Policies

The Company’s financial statements and the notes to its financial statements contain information pertinent to management’s discussion and analysis. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate, or the use of different estimating methods that could have been selected, could have a material impact on the Company’s results of operations or financial condition.

The following critical accounting policies have been identified that affect the more significant judgments and estimates used in the preparation of the financial statements. We believe the following are some of the more critical judgment areas in the application of our accounting policies that affect our financial condition and results of operations. The following critical accounting policies are not intended to be a comprehensive list of all of the Company’s accounting policies or estimates.

Basis of Presentation

The Financial Statements include the accounts of the Company. All activity through August 31, 2009 is related to the Company’s formation, the IPO and its search for a business combination. The Company has selected August 31 as its fiscal year end.

In accordance with U.S. GAAP, the Company has evaluated subsequent events through the date and time the Financial Statements were issued on November 27, 2009.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Cash and Cash Equivalents Held in Trust

The Company’s restrictive investment held in the trust account at August 31, 2009 is invested in U.S. Government Institutional money market securities. The Company recognized interest income of $2,672,173, $8,164,755 and $0 on investments held in trust for the year ended August 31, 2009, 2008 and for the period from June 25, 2007 (inception) through August 31, 2007, respectively, and $10,836,928 for the period from inception (June 25, 2007) to August 31, 2009 which is included in the accompanying Statements of Operations.

Deferred Underwriters Fees

Pursuant to the underwriting agreement, the Company is obligated to the underwriters of the IPO for up to $15,750,000 of deferred fees and expenses related to the IPO, which is payable to the underwriters upon the consummation of a business combination. On October 9, 2009, the underwriters agreed to reduce their deferred underwriting fees and commissions to an aggregate of $8,000,000 to provide the Company with additional capital to facilitate its ability to enter into and consummate the Transaction. The Company will not guarantee payment to the underwriters of additional fees in connection with their efforts with respect to the IPO. Maxim Group, Deutsche Bank Securities and Morgan Stanley, Chaparral’s advisor in the Transaction, are also able to participate in an aggregate $5,000,000 incentive bonus pool that the Company and Chaparral plan to make available upon a successful closing of the Transaction. This bonus pool may be allocated among the various advisors by a special committee of the Board of Directors in its sole discretion based on the Company’s assessment of the value added by each of these advisors.

Common Stock, Subject to Possible Redemption

With respect to an extension of the Company’s corporate existence (which proposal is approved by the holders of the Public Shares) or the approval of a business combination, which is approved and consummated, any holder of Public Shares who voted against the extended period or the business combination, as the case may be, may demand that the Company redeem his or her Public Shares for a portion of the trust account. The initial per share redemption price will equal $9.97 per share (plus a portion of the interest earned on the trust account) but net of: (i) taxes payable on interest earned on the trust account and State of Delaware franchise taxes and (ii) up to $3,700,000 of interest income released to the Company to fund working capital. From the time of the IPO through August 31, 2009, $2,621,726 has been spent to fund working capital.

Up to one share less than 40.0% of the aggregate number of Public Shares may seek redemption of their Public Shares in the event of the approval of the extended period or a business combination. Such holders of Public Shares are entitled to receive their per share interest in the trust account computed, as the case may be without regard to the shares held by the sponsor. As a result of this redemption right, $179,459,990 plus accretion of $2,164,425 has been classified as Common Stock, subject to possible redemption on the accompanying balance sheet as of August 31, 2009.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and the cash and cash equivalents held in the trust account. The trust account at Banc of America Investment Services, Inc. and maintained by Continental Stock Transfer & Trust Company acting as trustee, is comprised primarily of investments in Federal Farm Credit Bank, Federal Home Loan Bank, and US Treasury Bills. The Company’s policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy, or in short-term money market funds which are exposed to minimal interest rate and credit risk.

Income Taxes

Deferred income taxes reflect the net tax effects of operating losses and other temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. SFAS No. 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectations of future profits.

Income Per Common Share

Basic income/loss per share excludes dilution and is computed by dividing the income available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or redeemed for common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At August 31, 2009 and 2008, there were no such potentially dilutive securities. Therefore, basic and diluted income per share were the same for the years ended August 31, 2009 and 2008, respectively, for the shares subject to conversion.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,” approximate their carrying amounts presented in the balance sheet at August 31, 2009 and 2008.

The Company accounts for derivative instruments, if any, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” as amended, (“SFAS 133”) which establishes accounting and reporting standards for derivative instruments.

Recently Issued Accounting Standards

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. Statement 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Statement 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. In February 2008, the FASB provided a one year deferral for the implementation of Statement 157 for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis. The Company adopted Statement 157 for financial assets as of September 1, 2008 and it did not have a significant effect on the Company’s financial statements. Furthermore, the Company believes that the adoption of Statement 157 for non-financial assets and liabilities will not have a significant effect on the Company’s financial statements.

The following table presents certain of the Company’s assets that are measured at fair value as of August 31, 2009. In general, fair values determined by Level 1 inputs utilize quoted prices in active markets and the fair values described below were determined through market, observable and corroborated sources.

Description	August 31, 2009	Quoted Prices In Active Markets (Level 1)
Cash	$209,541	$209,541
Cash and cash equivalents held in Trust Account (Note 2)	452,386,928	452,386,928

Total	$452,596,469	$452,596,469

In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (“Statement 141(R)”). Statement 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that the Company completes acquisitions subsequent to its adoption of Statement 141 (R), the application of its provisions will likely have a material impact on the Company’s results of operations, although the Company is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“Statement 160”). Statement 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company does not expect the adoption of Statement 160 to have a material impact on its financial condition or results of operations.
The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

MANAGEMENT OF THE COMPANY

Directors and Executive Officers

The Company’s current directors and executive officers are as follows:

Name	Age	Position
John A. Catsimatidis	61	Chairman of the Board of Directors and Chief Executive Officer
Myron L. Turfitt	57	President and Director
James E. Murphy	64	Chief Financial Officer
John R. Wagner	50	Secretary
Theodore P. Nikolis	55	Director
Michael Bilirakis	79	Director
Matthew F. Coughlin, III	56	Director

John A. Catsimatidis has been the Company’s Chairman and Chief Executive Officer since inception. Mr. Catsimatidis is the Chairman of the Board and Chief Executive Officer of Red Apple Group, Inc., a diversified holding company with interests in the energy industry, supermarkets, airplanes and finance. Mr. Catsimatidis founded Red Apple Supermarkets, a single neighborhood grocery store in 1968. Through internal growth and a series of acquisitions, Mr. Catsimatidis has grown the operation, under the brand name “Gristedes,” into Manhattan’s largest supermarket chain. He is currently the Chairman of the Board and Chief Executive Officer of United Refining Company, an integrated refiner and marketer of petroleum products in western New York and northwestern Pennsylvania, and has held those positions since February 1986, when his wholly-owned company, United Acquisition Corp., purchased United Refining, Inc., United Refining Company’s parent and the Company’s sponsor, while United Refining Company was in bankruptcy proceedings. Thereafter, Mr. Catsimatidis negotiated a plan of reorganization, paying creditors 100% of proven claims plus post-petition interest, and enabling United Refining Company to emerge from bankruptcy. For the fiscal year ended August 31, 2008, United Refining Company generated net sales in excess of $3.208 billion. United Refining Company, which celebrated its 100th anniversary in 2002, also operates approximately 371 gas stations and convenience stores. While at United Refining Company, Mr. Catsimatidis has also overseen its acquisition of Country Fair, which has 73 retail locations, and the increase of the refinery’s output from 65,000 barrels per day, or bpd, to 70,000 bpd. Mr. Catsimatidis has also acquired a large portfolio of commercial real estate and via R.A. Real Estate, Inc., a company wholly-owned by Mr. Catsimatidis, is currently engaged in a $500 million commercial and residential development project in Brooklyn, New York. Mr. Catsimatidis has also been involved in the airline industry since the early 1970s. His holdings in aviation have included owning commercial aircraft and, at one time, he controlled Capitol Airlines, then the 11th largest commercial airline in the United States.

Myron L. Turfitt has been the Company’s President and Director since inception. He is currently President and Chief Operating Officer of United Refining Company, and has held these positions since September 1996. Mr. Turfitt began his career at United Refining Company in July 1981 as Vice President—Accounting and Administration, a position he held until August 1983. Beginning in August 1983, Mr. Turfitt became Senior Vice President-Finance of United Refining Company until June 1987, when he was made Chief Financial Officer and Executive Vice President. He held those positions until September 1996, when he took over his current position of President and Chief Operating Officer of United Refining Company. Mr. Turfitt is a CPA with over 30 years of financial and operations experience in all phases of the petroleum business including exploration and production, refining and retail marketing. His experience covers both fully-integrated major oil companies and large independents.

James E. Murphy has been the Company’s Chief Financial Officer since July 2007. Since January 1997, Mr. Murphy has served as Chief Financial Officer, and in January 2009 also became Treasurer of United Refining Company, a wholly-owned subsidiary of the Company’s sponsor, United Refining, Inc. He previously held the position of Vice President-Finance from April 1995 to December 1996 and Director of Internal Auditing from May 1982 to April 1986. Additionally, Mr. Murphy has held other accounting and internal auditing positions during his career with United Refining Company. Mr. Murphy is a CPA and prior to joining the Company he had over 15 years experience in accounting and auditing with banking, public accounting and manufacturing companies.

John R. Wagner has been the Company’s Secretary since July 2007. Since August 1997, Mr. Wagner has served as Vice President, General Counsel and Secretary to each of United Acquisition Corp., parent of the Company’s sponsor, United Refining, Inc., and to its subsidiary United Refining Company. Prior to joining the United Refining family of companies, Mr. Wagner served as Counsel to Dollar Bank, F.S.B. from 1988 to August 1997.

Theodore P. Nikolis has been a director of the Company since July 2007. Since December 2008 and from January 2000 to October 2005, Mr. Nikolis has been the principal of Nikolis & Associates, LLC, a consulting firm focused on distressed debt providing turnaround strategies, debt restructuring, collateral sales and bankruptcy options for the maximization of assets and/or collateral value of distressed situations. From October 2005 to November 2008, Mr. Nikolis served as Senior Counsel to The Royal Bank of Scotland (LSE: RBS). As Senior Counsel, Mr. Nikolis oversaw and managed the legal aspects of the Bank’s New York lending transactions, including with respect to regulatory and compliance matters. In addition, Mr. Nikolis managed the legacy real estate properties of National Westminster Bank plc, a United Kingdom based bank which had approximately £9.8 billion of revenue in fiscal 2006. Approximately 20 years ago, Mr. Nikolis began his involvement in the electric power sector as a project finance attorney at the firm of Chadbourne & Parke. From January 2003 to October 2005, Mr. Nikolis was also a member of Odysseus Energy Inc., a private equity group targeting distressed electric generating facilities. From March 1998 to January 2000, Mr. Nikolis managed the closure of Coutts & Co.’s New York office, the private banking subsidiary of National Westminster Bank, Plc. (NatWest). Between 1993 and 1998 he was Senior Vice President and Counsel for NatWest Markets, the former investment banking division of NatWest Plc., where he created and managed the unit responsible for managing corporate and project finance restructuring, problem loans, and all bankruptcy proceedings. From 1991 to 1993, Mr. Nikolis previously managed the short term operation, financial restructuring and ultimate liquidation of over $1 billion of distressed co-generation and independent power production facilities and other assets for NatWest.

Michael Bilirakis has been a director of the Company since September 2007. In January 2007, Mr. Bilirakis returned to the practice of law, which he previously engaged in from 1968 to 1984, and established the Bilirakis Law Group. From January 1983 until his retirement in January 2007, Mr. Bilirakis served in the U.S. House of Representatives as a representative of the Ninth District of Florida. During his tenure, Mr. Bilirakis served on the House Energy and Commerce Committee for 22 years. From 1992 to 2006, Mr. Bilirakis served as a member of the North Atlantic Treaty Organization (NATO) Parliamentary Assembly, which brings together members of the U.S. Congress with members of parliaments throughout NATO to facilitate awareness and understanding of key security issues and to provide transparency of NATO policies.

Matthew F. Coughlin, III has been a Director of the Company since December 2008. Mr. Coughlin is the Managing Partner of International Insurance Brokers, Ltd., a firm he founded in April 2003. Mr. Coughlin’s expertise in the insurance industry is focused on complex risk management transactions and structuring insurance /reinsurance programs for large companies. From July 1992 to March 2003, Mr. Coughlin was a Managing Director of Marsh & McLennan, Inc. serving in the firm’s Marine & Energy Division. During his time at Marsh he was also a broker at Lloyd’s of London. From July 1981 to June 1992 he served in several capacities at Frank B. Hall & Co. including President of the firms Oklahoma and Texas subsidiaries. He formed and served as President of the firm’s national Oil & Gas specialty division – Frank B. Hall Energy Services. Prior to relocating to Tulsa, Oklahoma, Mr. Coughlin served as an elected member of the Bayonne, New Jersey Board of Education and President of the New Jersey Motor Vehicle Agents Association. He served on numerous boards of directors including the Bayonne Economic Opportunity Foundation and the Bayonne Council of the Boy Scouts of America. Mr. Coughlin continued his heavy involvement in community service after moving to Oklahoma, serving as Chairman of the Cascia Hall Preparatory School Board of Directors, Chief Financial Officer of Tulsa Ballet Theatre, Inc. and continues to serve on many boards of directors benefiting the community through support of religious, arts and educational activities.

Number and Terms of Office of Directors

The Company’s Board of Directors is currently divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The Company’s bylaws provide that the number of directors constituting the Company’s Board of Directors shall not be less than one or more than nine. The Company currently has five directors. The term of office of the first class of directors, consisting of Messrs. Nikolis, Bilirakis and Coughlin will expire at the Company’s first annual meeting of stockholders following the completion of the Company’s IPO. The term of office of the second class of directors, consisting of Messrs. Catsimatidis and Turfitt, will expire at the second annual meeting following the completion of the Company’s IPO.

Pursuant to the proposed second amended and restated certificate of incorporation, the Company’s Board of Directors will be divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. For a description of the classified board, see “Management Following the Transaction.”

Director Independence

The Company’s Board of Directors has determined that Theodore P. Nikolis, Michael Bilirakis and Matthew F. Coughlin, III are “independent directors” as such term is defined in the rules of the NYSE Amex and Rule 10A-3 of the Exchange Act.

Committees

Audit Committee

The Company’s audit committee consists of Theodore P. Nikolis, Michael Bilirakis and Matthew F. Coughlin, III. Theodore P. Nikolis is chairman of the audit committee. As required by the rules of the NYSE Amex, each of the members of the audit committee is financially literate. Matthew F. Coughlin, III is designated the “audit committee financial expert” and “financially sophisticated” as defined under SEC and NYSE Amex’s rules, respectively.

The responsibilities of the audit committee include:

•	meeting with management periodically to consider the adequacy of internal control over financial reporting and the objectivity of the Company’s financial reporting;

•

appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•

overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing the Company audit services;

•

meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•

reviewing the Company’s financing plans, the adequacy and sufficiency of financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and the Company’s reporting policies and practices, and reporting recommendations to the full Board of Directors for approval;

•

establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	preparing the report required by the rules of the SEC to be included in the Company’s annual proxy statement;

•

monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the Company’s IPO; and

•

reviewing and approving all payments made to the Company’s officers, directors and affiliates. Any payments made to members of the audit committee will be reviewed and approved by the Company’s Board of Directors, with the interested director or directors abstaining from such review and approval.

Corporate Governance and Nominating Committee

The Company’s corporate governance and nominating committee consists of Theodore P. Nikolis, Michael Bilirakis and Matthew F. Coughlin, III.

The functions of the governance and nominating committee include:

•	recommending qualified candidates for election to the Board of Directors;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to the Board of Directors regarding governance matters, including the certificate of incorporation, bylaws and charters of the committees; and

•	developing and recommending to the Board of Directors governance and nominating guidelines and principles applicable to the Company.

Code of Ethics

The Company’s Board of Directors adopted a code of ethics that applies to the Company’s officers, directors and employees. The Company’s code of ethics has been filed as an exhibit to the registration statement in connection with the Company’s IPO. You will be able to review this document by accessing the Company’s public filings at the SEC’s Web site at www.sec.gov.

Executive Officer and Director Compensation

No compensation of any kind, including finders and consulting fees, has or will be paid to any of the Company’s founding stockholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, existing stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the Company’s Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. After the Transaction, directors or members of the Company’s management team who serve as officers or directors of the Company will receive compensation or fees from the Company. See “Management Following the Transaction—Executive Officer and Director Compensation.”

Compensation Discussion and Analysis

A compensation discussion and analysis is not included as members of the Company’s management team have not received any cash or other compensation for services rendered to the Company since the Company’s inception.

BUSINESS OF CHAPARRAL

The following should be read in conjunction with the “Glossary of Terms” beginning on page 246.

Overview

Chaparral is an independent oil and gas production and exploitation company headquartered in Oklahoma City, Oklahoma. Since its inception in 1988, Chaparral has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include additional areas of Gulf Coast, Ark-La-Tex, North Texas, and the Rocky Mountains.

As of June 30, 2009, Chaparral had estimated proved reserves of 145.6 MMBoe, with a PV-10 value of approximately $1.5 billion (66% proved developed reserves and 62% crude oil). Despite the decline in gas price from $5.62 per Mcf as of December 31, 2008 to $3.89 per Mcf as of June 30, 2009, Chaparral’s estimated proved reserves have increased significantly since December 31, 2008 due in part to an increase in oil prices from $44.60 per Bbl as of December 31, 2008 to $69.89 per Bbl at June 30, 2009. As of December 31, 2008, Chaparral had estimated proved reserves of 113.3 MMBoe with a PV-10 value of $932.7 million (74% proved developed reserves and 45% crude oil). Chaparral sets forth its definition of PV-10 value (a non-GAAP measure) and a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value in the section “Chaparral’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures and Reconciliations.”

Chaparral’s reserve estimate as of December 31, 2009 will be prepared using an average price for oil and gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because of the low oil prices prevalent through the first half of 2009, this average price for oil is expected to be lower than the price used in Chaparral’s reserve calculation as of June 30, 2009, which could cause both its reserve volumes and its PV-10 value as of December 31, 2009 to be lower than they were as of June 30, 2009.

For the year ended December 31, 2008, Chaparral’s average daily production was 19.3 MBoe with an estimated reserve life of 16 years. For the nine months ended September 30, 2009, Chaparral’s average daily production was 21.2 MBoe with an estimated reserve life of 19 years. For the year ended December 31, 2008 and the nine months ended September 30, 2009, Chaparral’s oil and gas revenues were $501.8 million and $200.7 million, respectively.

For the period from 2003 to June 30, 2009, Chaparral’s proved reserves and production grew at a compounded annual growth rate of 21.1% and 19.6%, respectively. Chaparral has grown primarily through a disciplined strategy of acquiring proved oil and gas reserves, followed by exploitation activities and the acquisition of additional interests in or near these acquired properties. Chaparral typically pursues properties in the second half of their life with stable production, shallow decline rates and with particular producing trends and characteristics indicative of production or reserve enhancement opportunities. Chaparral currently expects its future growth to continue through a combination of developmental drilling, acquisitions, and exploitation projects, complemented by a modest amount of exploration activities.

For the year ended December 31, 2008, Chaparral made capital expenditures of $302.7 million, including $171.0 million for developmental drilling and $45.9 million for acquisitions. For the nine months ended September 30, 2009, Chaparral made capital expenditures of $98.0 million, including $48.6 million for developmental drilling and $3.8 million for acquisitions. The majority of Chaparral’s capital expenditures for developmental drilling in 2008 and the first nine months of 2009 were allocated to its core areas of the Mid-Continent and Permian Basin. The wells Chaparral drills in these areas are primarily infill or single stepout wells, which are characterized as lower-risk.

Capital expenditure budget. Chaparral has recently expanded its oil and gas property capital expenditure budget for 2009 reflecting an increased amount of cash available primarily from higher oil prices, the receipt of proceeds from derivative monetizations, the sale of the Electric Submersible Pumps division (the “ESP Division”) of Green Country Supply, Inc. (“GCS”) and production tax credits. Chaparral’s capital expenditures for oil and gas properties were $40.3 million, $23.9 million, and $33.8 million, respectively, during the first, second, and third quarters of 2009. Chaparral incurred significant costs during the first quarter of 2009 as it completed projects begun during the fourth quarter of 2008. Chaparral’s projected oil and gas property capital expenditures, other than acquisitions, for the rest of 2009 are between $21.0 million and $31.0 million, which, combined with its actual capital expenditures for the second and third quarters of 2009, are within its projected discretionary cash flows for the period beginning April 1, 2009 and ending December 31, 2009. Chaparral’s Existing Credit Agreement requires its capital expenditures to be less that its discretionary cash flow for the period from April 1, 2009 to December 31, 2009. Discretionary cash flows consist of Consolidated EBITDAX minus interest expense and taxes paid during the period, as defined in the Fifth Amendment to Chaparral’s Credit Agreement. As part of the current redetermination process, Chaparral has requested that the lenders amend this covenant to change the time period over which its aggregate capital expenditures are limited to the period beginning October 1, 2009 and ending June 30, 2010. As of November 20, 2009, this amendment has been approved pending final documentation. Chaparral expects to remain in compliance with the covenant as of December 31, 2009.

The recently expanded 2009 capital budget represents a reduction in capital expenditures of approximately 60% from Chaparral’s 2008 levels. Despite this reduction, Chaparral expects production for 2009 to be approximately 7,400 to 7,600 MBoe as a result of capital investments made in 2008 and the first quarter of 2009. Chaparral plans to drill or participate in several high impact wells in the fourth quarter of 2009, which, if successful, could maintain its production levels throughout 2010. However, Chaparral cannot accurately predict the timing or level of future production.

Business Strengths

Consistent track record of reserve additions and production growth. From 2003 to June 30, 2009, Chaparral has grown proved reserves and production by a compounded annual growth rate of 21.1% and 19.6%, respectively. Chaparral has achieved this through a combination of drilling and acquisition success. Chaparral’s reserve replacement ratio, which reflects its reserve additions from acquisitions, extensions and discoveries, and improved recoveries in a given period stated as a percentage of its production in the same period, has averaged 599% per year since 2002. Chaparral replaced approximately 1,165%, 372%, and 200% of its production in 2006, 2007, and 2008, respectively.

Chaparral’s average fully developed FD&A cost over the period 2006 through 2008 was $43.27 per Boe. Excluding the effects from downward price revisions and reduced future development costs that occurred during 2008, Chaparral’s three-year average fully developed FD&A cost was $22.38 per Boe.

Disciplined approach to proved reserve acquisitions. Chaparral has a dedicated team that analyzes all of its acquisition opportunities. This team conducts due diligence with reserve engineering on a well-by-well basis to determine whether assets under consideration meet Chaparral’s acquisition criteria. Chaparral typically targets properties where it can identify enhancements that it believes will increase production rates and extend the producing life of the well. The large number of acquisition opportunities that Chaparral reviews allows it to be selective and focus on properties that it believes have the most potential for value enhancement. In 2006, 2007 and 2008, Chaparral’s capital expenditures for acquisitions of proved properties were $484.4 million, $41.7 million and $39.2 million, respectively. These acquisition capital expenditures represented approximately 73%, 18%, and 13%, respectively, of Chaparral’s total capital expenditures and approximately 94%, 13%, and 17%, respectively, of its increase in reserves related to purchases of minerals in place, extensions and discoveries and improved recoveries for those periods. As part of Chaparral’s plan to keep capital expenditures within cash flow, it has budgeted only limited amounts for acquisitions in 2009. However, Chaparral continues to consider individual field acquisitions that would complement its existing property base and EOR activities.

Property enhancement expertise. Chaparral’s ability to enhance acquired properties allows it to increase production rates and economic value. Chaparral’s typical enhancements include the repair or replacement of casing and tubing, installation of plunger lifts and pumping units, installation of coiled tubing or siphon strings, compression, workovers and recompletion to new zones. Minimal amounts of investment have significantly enhanced the value of many of Chaparral’s properties.

Inventory of drilling locations. Based on the June 30, 2009, prices of $69.89 per Bbl of oil and $3.89 per Mcf of gas, Chaparral had an inventory of over 1,487 proved developmental drilling locations. Utilizing management’s estimated prices, ranging from $71.61 to $100.00 per Bbl of oil and from $4.26 to $10.00 per Mcf of gas, Chaparral had an inventory of 3,997 additional potential drilling locations.

	Identified proved undeveloped drilling locations	Identified additional potential drilling locations
Mid-Continent	1,199	3,028
Permian Basin	53	596
Gulf Coast	5	46
Ark-La-Tex	4	34
North Texas	123	191
Rocky Mountains	103	102

Total	1,487	3,997

Identified drilling locations represent total gross drilling locations identified by Chaparral’s management as an estimation of Chaparral’s multi-year drilling activities on existing acreage. As more fully discussed in the section “Risk Factors,” Chaparral’s actual drilling activities may change depending on the availability of financing and capital, regulatory approvals, seasonal restrictions, oil and gas prices, costs, drilling results and other factors. Chaparral has experienced a high historical drilling success rate of approximately 98% on a weighted average basis during 2006, 2007 and 2008. For the year ended December 31, 2008, Chaparral spent $176.1 million of developmental drilling and exploration costs to drill 80 (73 net) operated wells and to participate in 246 (6 net) wells operated by others, representing 78% of its additions to reserves. As of September 30, 2009, Chaparral spent $53.5 million of developmental drilling and exploration costs to drill 39 (36 net) operated wells and participated in 63 (2 net) wells operated by others. For the rest of 2009, Chaparral has budgeted $17.3 million to drill more than 20 operated wells and to participate in more than 30 wells operated by others.

Enhanced oil recovery expertise and asset. Beginning in 2000, Chaparral expanded its operations to include CO2 EOR. CO2 EOR involves the injection of CO2, which mixes with the remaining oil in place in the producing reservoir, followed by the injection of water in cycles to drive the hydrocarbons to producing wells. Chaparral has a staff of eight engineers that have substantial expertise in CO2 EOR operations, and it also has specific software for modeling CO2 EOR. Chaparral owns a 29% interest in and operates a large CO2 EOR unit in southern Oklahoma and has installed and operates a second CO 2 EOR unit with a 54% interest in the Oklahoma and Texas panhandles. At December 31, 2008, Chaparral’s proved reserves included six properties where CO2 EOR recovery methods are used, which comprised approximately 6% of its total proved reserves. At June 30, 2009, Chaparral’s proved reserves included six properties where CO2 EOR recovery methods are used, which comprised approximately 7% of its total proved reserves. In addition, Chaparral operates a polymer EOR flood in the North Burbank unit. This unit is in the early phases of a polymer EOR flood which was proven up by Phillips Petroleum Company through a pilot program in the mid 1980’s before being shut down due to low prevailing oil prices. Chaparral initiated polymer injection in this unit in a pilot program in December 2007. In the pilot area, Chaparral believes it is seeing production response as production has increased from 90 Bbls of oil per day to 155 Bbls of oil per day. Chaparral plans to expand this polymer EOR program and ultimately introduce CO2 injection into this unit.

Experienced management team. Mark A. Fischer, Chaparral’s Chief Executive Officer and founder who beneficially owns 42.5% of Chaparral’s outstanding common stock, has operated in the oil and gas industry for 37 years after starting his career at Exxon as a petroleum engineer. Joe Evans, Chaparral’s Chief Financial Officer, has over 29 years of experience in the oil and gas industry. Individuals in Chaparral’s 23-person management team have an average of over 29 years of experience in the oil and gas industry.

Business Strategy

Chaparral seeks to grow reserves and production profitably through a balanced mix of developmental drilling, acquisitions, enhancements, EOR projects and a modest number of exploration projects. Further, Chaparral strives to control its operations and costs and to minimize commodity price risk through a conservative financial hedging program. The principal elements of Chaparral’s strategy include:

Continue lower-risk development drilling program. During the year ended December 31, 2008, Chaparral spent approximately $171.0 million on development drilling, which represents 56% of its capital expenditures for such period. A majority of these drilling wells are in Chaparral’s core areas of the Mid-Continent and the Permian Basin. The wells Chaparral drills in these areas are generally development (infill or single stepout) wells. Chaparral currently plans to spend a total of $66.0 million, or approximately 53% of its capital expenditures, on developmental drilling in 2009. During the nine months ended September 30, 2009, Chaparral spent $48.6 million on developmental drilling.

Acquire long-lived properties with enhancement opportunities. Chaparral continually evaluates acquisition opportunities and expects that they will continue to play a significant role in increasing its reserve base and future drilling inventory. Chaparral has traditionally targeted smaller asset acquisitions which allow it to absorb, enhance and exploit the properties without taking on excessive integration risk. In 2006, Chaparral also made a larger acquisition that complemented its existing properties in its core areas. During the year ended December 31, 2008, Chaparral made approximately $39.2 million of proved reserve acquisitions, or 13% of its total capital expenditures. As part of its plan to keep capital expenditures within cash flow, Chaparral has budgeted only limited amounts for acquisitions in 2009. However, Chaparral continues to consider individual field acquisitions that would complement its existing property base and EOR activities. During the nine months ended September 30, 2009, Chaparral made approximately $0.7 million of proved reserve acquisitions, or 0.8% of its total capital expenditures.

Apply technical expertise to enhance mature properties. Once Chaparral acquires a property and becomes the operator, it seeks to maximize production through enhancement techniques and the reduction of operating costs. Chaparral has built its business around a strong engineering team with expertise in the areas where it operates. Chaparral believes retaining its own field staff and operating offices close to its properties allows it to maintain tight control over its operations. Chaparral has 17 field offices throughout Oklahoma, Texas and Louisiana. Chaparral’s personnel possess a high degree of expertise in working with lower pressure or depleted reservoirs and, as a result, are able to identify enhancement opportunities with low capital requirements such as installing a plunger lift, pumping unit or compressor. As of June 30, 2009, Chaparral had an inventory of 835 enhancement projects requiring total estimated capital expenditures of $68.1 million.

Expand CO2 EOR activities. As of June 30, 2009, Chaparral has accumulated interests in 61 properties in Oklahoma, Kansas, New Mexico and Texas that meet its criteria for CO2 EOR operations, and is expanding its CO2 pipeline system to initiate CO2 injection in certain of these properties. Chaparral began CO2 injection in its Perryton Unit in December 2006 and in its Booker Area Units in September 2009, and plans to initiate CO 2 injection in its NW Camrick Unit and in its NW Velma Hoxbar Unit in 2010. To support Chaparral’s existing CO2 EOR projects, Chaparral currently injects approximately 42 MMcf per day of purchased and recycled CO2. Chaparral has a 100% ownership interest in its 86-mile Borger CO2 pipeline, a 29% interest in the 120-mile Enid to Purdy CO2 pipeline, a 58% interest in and operates the 23-mile Purdy to Velma CO2 pipeline, and a 100% interest in the 126-mile Booker CO2 pipeline. Chaparral installed compression facilities to capture approximately 15 MMcf per day of CO2 from the Arkalon ethanol plant in the second quarter of 2009 and began injection of this CO2 into the Booker area fields in the third quarter of 2009.

Pursue modest exploration program. In the near term, Chaparral does not plan to spend any significant amount on exploratory activities. During the nine months ended September 30, 2009, Chaparral spent $4.9 million on exploration activities.

Control operations and costs. Chaparral seeks to serve as operator of the wells in which it owns a significant interest. As operator, Chaparral is better positioned to control the (1) timing and plans for future enhancement and exploitation efforts; (2) costs of enhancing, drilling, completing and producing the wells; and (3) marketing negotiations for its oil and gas production to maximize both volumes and wellhead price. As of December 31, 2008, Chaparral operated properties comprising approximately 82% of its proved reserves. As of June 30, 2009, Chaparral operated properties comprising approximately 86% of its proved reserves.

Hedge production to stabilize cash flow. Chaparral’s long-lived reserves provide it with relatively predictable production. To protect cash flows that Chaparral uses for on-going operations, for capital investments, and to lock in returns on acquisitions, Chaparral enters into commodity price swaps, costless collars, and basis protection swaps. Chaparral considers all these derivative instruments to be economic hedges of its proved developed production, regardless of whether hedge accounting is applied. As of September 30, 2009, Chaparral had commodity price swaps and costless collars in place for approximately 78% and 74% respectively, of its most recent internally estimated proved developed oil and gas production for 2009 through 2011. While Chaparral’s derivative activities protect its cash flows during periods of commodity price declines, Chaparral recorded losses on derivative activities of $8.8 million and $51.9 million for the years ended December 31, 2006 and 2007, respectively, through a period of increasing commodity prices. For the year ended December 31, 2008 and the nine months ended September 30, 2009, Chaparral recorded gains on derivative activities of $50.5 million, and $35.1 million, respectively.

During the fourth quarter of 2008, Chaparral monetized oil and gas swaps and collars with original settlement dates from January through June of 2009 for proceeds of $32.6 million. During the first quarter of 2009, Chaparral monetized additional gas swaps with original settlement dates from May through October of 2009 for proceeds of $9.5 million. During the second quarter of 2009, Chaparral monetized additional oil swaps and collars with original settlement dates from January 2012 through December 2013 for proceeds of $102.4 million. No derivatives were monetized during the third quarter of 2009.

Properties

The following table presents Chaparral’s proved reserves and PV-10 value as of December 31, 2008 and average daily production for the year ended December 31, 2008 by its areas of operation.

	Proved reserves as of December 31, 2008					Average daily production (MBoe per day) Year ended December 31, 2008
	Oil (MBbl)	Natural gas (MMcf)	Total (MBoe)	Percent of total MBoe	PV-10 value ($MM)
Mid-Continent	40,449	244,062	81,126	71.5%	$636.7	13.0
Permian Basin	5,740	66,829	16,878	14.9%	163.8	3.1
Gulf Coast	1,551	34,593	7,316	6.5%	78.7	1.5
Ark-La-Tex	712	15,828	3,350	3.0%	18.4	0.8
North Texas	1,692	4,839	2,499	2.2%	21.9	0.5
Rocky Mountains	1,139	6,215	2,175	1.9%	13.2	0.4

Total	51,283	372,366	113,344	100.0%	$932.7	19.3

The following table presents Chaparral’s proved reserves and PV-10 value as of June 30, 2009 and average daily production for the six months ended June 30, 2009, by its areas of operation.

	Proved reserves as of June 30, 2009					Average daily production (MBoe per day) Six months ended June 30, 2009
	Oil (MBbl)	Natural gas (MMcf)	Total (MBoe)	Percent of total MBoe	PV-10 value ($MM)
Mid-Continent	77,063	216,870	113,208	77.8%	$1,167.9	13.6
Permian Basin	7,114	61,728	17,402	12.0%	194.2	4.9
Gulf Coast	1,533	30,678	6,646	4.5%	62.6	1.3
Ark-La-Tex	925	11,778	2,888	2.0%	23.5	0.7
North Texas	2,150	3,588	2,748	1.9%	42.4	0.5
Rocky Mountains	1,837	5,124	2,691	1.8%	27.5	0.3

Total	90,622	329,766	145,583	100.0%	$1,518.1	21.3

Chaparral’s properties have relatively long reserve lives and highly predictable production profiles. In general, these properties have extensive production histories and production enhancement opportunities. While Chaparral’s portfolio of oil and gas properties is geographically diversified, 83% of its 2008 production and 87% of its production for the first half of 2009 was concentrated in its two core areas, which allows for substantial economies of scale in production and cost effective application of reservoir management techniques. As of December 31, 2008, Chaparral owned interests in 8,324 gross (2,741 net) producing wells and operated wells representing approximately 82% of its proved reserves. As of June 30, 2009, Chaparral owned interests in 7,949 gross (2,675 net) producing wells and operated wells representing approximately 86% of its proved reserves. The high proportion of reserves in Chaparral’s operated properties allows it to exercise more control over expenses, capital allocations and the timing of development and exploitation activities in its fields.

Mid-Continent

The Mid-Continent Area is the larger of Chaparral’s two core areas and, as of December 31, 2008, accounted for 72% of its proved reserves and 68% of its PV-10 value. As of June 30, 2009, this area accounted for 78% of Chaparral’s proved reserves and 77% of its PV-10 value. Chaparral owns a working interest in 5,277 producing wells in the Mid-Continent Area, of which it operates 2,090. The Mid-Continent Area has 18 of Chaparral’s top 20 largest properties in terms of PV-10 value. During the six months ended June 30, 2009, Chaparral’s net average daily production in the Mid-Continent Area was approximately 13.6 MBoe per day, or 64% of its total net average daily production. This area is characterized by stable, long-life, shallow decline reserves. Chaparral produces and drills in most of the basins in the region and has significant holdings and activity in the areas described below.

North Burbank Unit—Osage County, Oklahoma. The North Burbank Unit is Chaparral’s largest property. The unit was developed in the early 1920’s, is 23,080 acres in size and has cumulative production of approximately 317 MMBbls of oil (primary and secondary). The North Burbank Unit accounted for 7,852 MBoe of Chaparral’s proved reserves and $27.9 million of its PV-10 value as of December 31, 2008, and 553 (454 net) MBoe of its year ended December 31, 2008 production. As of June 30, 2009, this unit accounted for 29,987 MBoe of Chaparral’s proved reserves and $235.0 million of its PV-10 value, and 282 (245 net) MBoe of its production for the six months ended June 30, 2009. The producing zones are the Red Fork and Bartlesville and occur at a depth of 3,000 feet. Chaparral owns 99.25% of the field and is also the operator. As of June 30, 2009, the field was producing 1,559 (1,354 net) Bbls of oil per day from 269 producing wells. There were also 193 active injection wells and 493 temporarily abandoned wells at June 30, 2009. Upside potential exists in restoring a majority of the temporarily abandoned wells to production and in reinstituting the polymer EOR program that Phillips Petroleum Company instituted in the field from 1980-1986 as a project on 1,440 acres. Production increased from 500 Bbls of oil per day to 1,200 Bbls of oil per day in this project area as a result of the polymer injection program. The project was shut down in 1986 due to low oil prices. Chaparral reinstituted a polymer flood on 485 acres adjacent to Block A on a 19-well pattern in December 2007. Production has increased in this pilot area from 90 Bbls of oil per day to 144 Bbls of oil per day as of June 30, 2009. Since taking over the field on November 1, 2006, Chaparral has returned 72 temporarily abandoned wells to production with initial rates of production ranging between 6 and 25 Bbls of oil per day. Chaparral believes this field also may have upside with the injection of CO2.

South Burbank Unit—Osage County, Oklahoma. The South Burbank Unit is the southward extension of the “Stanley Stringer” sand development and lies to the south of the North Burbank Unit and covers 2,272 acres. It was discovered in 1934 and unitized in 1935. The South Burbank Unit has produced 56.7 MMBbls of oil from the Burbank Sand from both primary and waterflood recovery efforts. The Burbank Sand occurs at a depth of 2,850 feet. Recently, Chaparral has been drilling infill and stepout locations in the unit area for both the deeper Mississippi Chat, which occurs some 50 feet below the shallower Burbank Sand, and to the shallower Burbank Sand. It is currently estimated that the Mississippi Chat may be productive under a significant portion of the southern half of the South Burbank Unit. Eighteen wells have been drilled in the South Burbank Unit. Twelve wells have been completed in the Burbank sand with initial potentials ranging between 5 and 48 Bbls of oil per day. Six wells are completed and produce from the Mississippi Chat with initial potentials as high as 75 Bbls of oil per day. Chaparral currently has a Company-owned drilling rig working full time in this area and expects to drill 22 wells in 2009, of which nine have been drilled through June 30, 2009. Any well drilled inside the South Burbank Unit is being developed with a pattern and spacing plan that will maximize any future EOR efforts.

Camrick area—Beaver and Texas Counties, Oklahoma and Ochiltree County, Texas. The Camrick area represented approximately 4% of Chaparral’s proved reserves and 3% of its PV-10 value (4,906 MBoe and $30.2 million, respectively) at December 31, 2008. As of June 30, 2009, this area represented approximately 5% of Chaparral’s proved reserves and 7% of its PV-10 value (7,284 MBoe and $102.1 million, respectively). This area consists of three unitized fields, the Camrick Unit, which covers 9,168 acres, the NW Camrick Unit, which covers 2,980 acres, and the Perryton Unit, which covers 2,508 acres. Chaparral currently operates these three units with an average working interest of 54%. Production in the Camrick area is from the Morrow reservoir that occurs at a depth of approximately 7,300 feet. The three units have produced approximately 16.6 MMBbls of primary reserves and approximately 13.1 MMBbls of secondary reserves. There were 46 active producing wells in this area that produced 254 (128 net) MBbls during the six months ended June 30, 2009. Currently, CO2 injection operations are continuing in the Phase I, II and III areas of the Camrick Unit and the Perryton Unit. CO2 injection has improved the gross production in the Camrick Area from approximately 175 Bbls of oil per day in 2001 from 11 wells to approximately 1,600 (807 net) Bbls of oil per day as of June 30, 2009 from 46 producing wells. Chaparral plans to continue expansion of CO2 injection operations across all of the units.

Southwest Antioch Gibson Sand Unit (SWAGSU)—Garvin County, Oklahoma. SWAGSU represented 6% of Chaparral’s proved reserves and 8% of its PV-10 value (6,412 MBoe and $77.9 million, respectively) at December 31, 2008. As of June 30, 2009, this area represented 4% of Chaparral’s proved reserves and 4% of its PV-10 value (5,956 MBoe and $58.6 million, respectively). SWAGSU encompasses approximately 9,520 acres with production from the Gibson Sand, which occurs between the depths of 6,500 and 7,200 feet. Chaparral currently operates this unit with an average working interest of 99%. The field has produced approximately 40.3 MMBbls of oil and 261.4 Bcf of gas since its discovery in 1946. The field was unitized in 1948 and began unitized production as a pressure maintenance operation, utilizing selective production (based on gas/oil ratios) and gas injection. Water injection began in 1952. Gas injection ceased in 1960 without significant blowdown of the injected gas. Field shutdown and plugging activities began in 1965, and all water injection ceased in 1970. A program is currently underway to re-enter abandoned wells and drill new wells to produce the injected gas. Chaparral has 37 active producing wells in this unit as of June 30, 2009. Chaparral drilled one well in 2009, and does not expect to drill additional wells for the remainder of 2009.

West Shattuck Cleveland Sand Play—Ellis County, Oklahoma and Lipscomb County, Texas. The West Shattuck Cleveland Sand Play accounted for 3,418 MBoe of Chaparral’s proved reserves and $41.9 million of its PV-10 value as of December 31, 2008. As of June 30, 2009, this area accounted for 2,749 MBoe of Chaparral’s proved reserves and $25.7 million of its PV-10 value. Chaparral owns approximately 6,200 net acres in this play.

The Cleveland Sand occurs at 8,300 feet and is considered a tight gas sand reservoir. As of June 30, 2009, Chaparral owns interests in 26 Cleveland Sand producing wells. Chaparral drilled four wells in 2008 and one well in 2009, and has plans to participate in one additional well during the remainder of 2009 in this area. Chaparral employed horizontal drilling technology in most of its drilled wells in this area.

Aledo Bray Cleveland Sand Play—Custer and Dewey Counties, Oklahoma. The Aledo Bray Cleveland Sand Play accounted for 308 MBoe of Chaparral’s proved reserves and $3.6 million of its PV-10 value as of December 31, 2008. As of June 30, 2009, this area accounted for 1,251 MBoe of Chaparral’s proved reserves and $7.1 million of its PV-10 value. Chaparral owns approximately 1,900 net acres in this play. The Cleveland Sand occurs at 9,800 feet and is considered a tight gas sand reservoir. As of June 30, 2009, Chaparral owns interests in four Aledo Bray vertical producing wells. Chaparral is currently drilling the Bray 3-4H horizontal Cleveland well and plans to drill four additional wells in this play during the remainder of 2009.

Colony Granite Wash Horizontal Play—Washita County, Oklahoma. The objective target of this play is the Des Moinesian Granite Wash “A”, “B” and “C” zones at an average depth of approximately 12,500 feet. To date, this play has encompassed an area approximately three townships in size. The Granite Wash is a quartz rich alluvial wash containing high concentrations of feldspar that results in reducing permeability and therefore reducing ultimate recoveries. Conventional vertical well bores in this area have recovered on average approximately 250 MBoe. The technological advances of horizontal drilling allow maximum exposure of this tight gas filled reservoir to the well bore (most horizontal wells are drilled up to 4,000 feet horizontally in the Granite Wash), resulting in substantially improved recoveries that are currently estimated to be up to three to four times the recoveries of the typical vertical well in this play. In the fourth quarter of 2008, Chaparral drilled the Roxanne 1-17H, in which it has a 25% working interest, which is currently producing at average rates of 1,220 (247 net) Mcf of gas per day and 129 (26 net) Bbls of oil per day. Chaparral participated in six wells in this play in 2008 and it expects to drill and/or participate in the drilling of an additional five Granite Wash horizontal wells in 2009. As of June 30, 2009, Chaparral has drilled or participated in the drilling of three wells.

Anadarko Basin Woodford Shale Play-Western Oklahoma. As of June 30, 2009, Chaparral has a significant acreage position in the emerging Woodford Shale Resource Play of western Oklahoma. Chaparral owns and controls approximately 68,200 gross acres and 21,600 net acres, which primarily are held by production from other formations. The Woodford Shale beneath Chaparral’s acreage ranges in thickness from approximately 80 to 280 feet thick at depths from 11,500 feet to 16,000 feet. The horizontal development of this non-conventional resource play began in 2007 in Canadian County and has expanded to include the nearby counties of Blaine, Grady and Caddo with over 50 Woodford targeted wells drilled to date. Gas in place is estimated to be between 145 to 200 Bcf per section with initial development well density to be four wells per section. The average recovery is expected to be four to six Bcf per well at an average cost of seven to nine million dollars. Operators in the play have reported initial daily production rates in the range of five to eight MMcf of gas per day per well.

Velma Sims Unit CO2 Flood—Stephens County, Oklahoma. The EVWB Sims Sand Unit, which covers approximately 1,300 acres, was discovered in 1949 and unitized in 1962. Chaparral currently operates this unit with an average working interest of 29%. Hydrocarbon gas injection into the Sims C2 Sand was initiated in the top of the structure in 1962. This unit accounted for 2,066 MBoe of Chaparral’s proved reserves and $8.9 million of its PV-10 value as of December 31, 2008. As of June 30, 2009, this area accounted for 2,410 MBoe of Chaparral’s proved reserves and $28.5 million of its PV-10 value. Waterflood operations began in 1972. Hydrocarbon gas injection ended around 1977 and a miscible CO 2 injection program was initiated in 1982. This miscible CO2 injection was first begun in the updip portion of the reservoir and in 1990 expanded into the mid-section area of the Sims C2 reservoir. In 1996, miscible CO2 injection began in the downdip section of the Sims C2. As of June 30, 2009, Chaparral had 45 active producing wells in this unit.

Fox Deese Springer Unit—Carter County, Oklahoma. The Fox Deese Springer Unit, which is 2,335 acres, was discovered in 1915 and unitized in 1977. This unit had proved reserves of 281 MBoe and a PV-10 value of $1.2 million at December 31, 2008. As of June 30, 2009, this area had proved reserves of 4,277 MBoe and a PV-10 value of $44.0 million. Chaparral operates this unit with a working interest of 81%. Producing zones include the Deese, Sims, and Morris, which occur at depths between 3,300 and 5,500 feet. Cumulative production is 14 MMBbls of oil and, as of June 30, 2009, the unit has 63 producing wells and 46 active injection wells. The unit is currently producing 374 (250 net) Bbls of oil per day.

Sivells Bend Unit—Cooke County, Texas. The Sivells Bend Unit is 3,863 acres in size, produces primarily from the Strawn, which occurs at a depth of 9,000 feet, and has recovered 39 MMBbls of oil to date. This unit represented 1,461 MBoe of Chaparral’s proved reserves and $7.6 million of its PV-10 value at December 31, 2008. As of June 30, 2009, this unit represents 2,710 MBoe of Chaparral’s proved reserves and $40.4 million of its PV-10 value. There are currently 26 producing wells and 13 active injection wells, with current production of approximately 233 (135 net) Bbls of oil per day. Chaparral operates the field with a working interest of 65%. Upside potential exists in increased density drilling from 80 acres to 40 acres in the Strawn. The only 40-acre increased density well drilled in the unit has recovered over 390 MBbls of oil. Additional potential exists in deeper Ellenburger, as an Ellenburger well tested approximately 193 Bbls of oil per day in 1964 in the adjacent East Sivells Bend Unit and one well in Chaparral’s unit tested 104 Bbls of oil per day for a short time. 3-D seismic will be required to better define the fault blocks for an Ellenburger test. Chaparral owns approximately 1,000 acres of fee minerals in this Sivells Bend Unit and owns approximately half of the rights below the Strawn, which includes the Ellenburger.

CO2 EOR—Various counties, Oklahoma, Kansas, New Mexico and Texas. As of June 30, 2009, Chaparral has accumulated interests in 61 properties in Oklahoma, Kansas, New Mexico and Texas that meet its criteria for CO2 EOR operations, and is expanding its CO2 pipeline system to initiate CO2 injection in certain of these properties. Chaparral began CO2 injection in its Perryton Unit in December 2006 and in its Booker Area Units in September 2009, and plans to initiate CO 2 injection in its NW Camrick Unit and in its NW Velma Hoxbar Unit in 2010. To support Chaparral’s existing CO2 EOR projects, Chaparral currently injects approximately 42 MMcf per day of purchased and recycled CO2. Chaparral has a 100% ownership interest in its 86-mile Borger CO2 pipeline, a 29% interest in the 120-mile Enid to Purdy CO2 pipeline, a 58% interest in and operates the 23-mile Purdy to Velma CO2 pipeline, and a 100% interest in the 126-mile Booker CO2 pipeline. Chaparral installed compression facilities to capture approximately 15 MMcf per day of CO2 from the Arkalon ethanol plant in the second quarter of 2009 and began injection of this CO2 into the Booker area fields in the third quarter of 2009. Arrangements to secure additional sources of CO2 are currently in process. The U.S. Department of Energy-Office of Fossil Energy provided a report in February 2006 estimating that significant oil reserves could be technically recovered in the State of Oklahoma through CO2 EOR processes. With Chaparral’s infrastructure, Chaparral believes it will be well positioned to participate in the exploitation of these reserves.

Permian Basin

The Permian Basin Area is the second of Chaparral’s two core areas and, as of December 31, 2008, accounted for 15% of its proved reserves and 18% of its PV-10 value. As of June 30, 2009, this area accounted for 12% of Chaparral’s proved reserves and 13% of its PV-10 value. Chaparral owns an interest in 1,639 wells in the Permian Basin, of which it operates 270. The Permian Basin Area has two of Chaparral’s top 20 properties in terms of PV-10 value. During the six months ended June 30, 2009, Chaparral’s net average daily production in the Permian Basin Area was approximately 4.9 MBoe per day, or 23% of the total net average daily production. Similar to the Mid-Continent Area, the Permian Basin Area is characterized by stable, long-life, shallow decline reserves.

Tunstill Field Play—Loving and Reeves Counties, Texas. Chaparral’s Tunstill Field Play covers approximately 20,640 acres. Chaparral operates these wells with a working interest of 100%. The Tunstill Field Play represented 2,298 MBoe of Chaparral’s proved reserves and $28.4 million of its PV-10 value at December 31, 2008. As of June 30, 2009, this area represents 2,592 MBoe of Chaparral’s proved reserves and $38.7 million of its PV-10 value. Primary objectives in this play are the Bell Canyon Sands that occur at depths from 3,300 to 4,300 feet and the Cherry Canyon Sands that occur at depths from 4,300 to 5,200 feet. Older wells produce from the shallower Bell Canyon Sands, including the Ramsey and Olds, while more recent wells have established production from the deeper Cherry Canyon Sands as well as the shallower sands. During 2008, Chaparral drilled 16 wells in this play. Chaparral drilled two wells in this play during the six months ended June 30, 2009, and it has no current plans to drill additional wells in this play in 2009.

Haley Area Play—Loving County, Texas. The Haley Area—Bone Springs, Atoka, Strawn and Morrow play encompasses 3,840 gross acres. Chaparral owns interests in and operates ten producing wells in this play. The Haley Area represented 4,722 MBoe of Chaparral’s proved reserves and $43.7 million of its PV-10 value at December 31, 2008. As of June 30, 2009, this area accounted for 5,133 MBoe of Chaparral’s proved reserves and $37.3 million of its PV-10 value. Production has been established from four main intervals: (1) the Bone Springs at a depth of approximately 10,100 to 11,000 feet; (2) the Strawn at a depth of approximately 15,500 feet; (3) the Atoka at a depth of approximately 16,000 feet; and (4) the Morrow at a depth of approximately 17,700 feet. One of the existing wells is completed in the Atoka, one is completed in the Strawn, three wells are completed in the Morrow, three are completed in the Bone Springs, one is completed in the commingled Strawn/Atoka interval, and one is completed in the commingled Atoka/Morrow interval. Recent activity in the area, on all four sides of our acreage, has established significant producing wells from the Atoka/Strawn/Morrow commingled interval with some initial potentials of 3 to 5 MBoe per day. Chaparral recently drilled the Bowdle 47 No. 2 to test the Morrow and Atoka intervals. This well began selling gas in late November 2008, and is currently producing at approximately 2.3 MBoe per day gross and 1.7 MBoe net to our interests. Chaparral is currently drilling an offset to the Bowdle 47 No. 2 well, the Bowdle 47-4, which is expected to be completed in the first quarter of 2010.

Gulf Coast

The Gulf Coast Area is the most active of Chaparral’s four growth areas and, as of December 31, 2008, accounted for 6% of its proved reserves and 9% of its PV-10 value. As of June 30, 2009, this area accounted for 4% of Chaparral’s proved reserves and 4% of its PV-10 value. Chaparral owns an interest in 195 producing wells in the Gulf Coast Area, of which it operates 143. Unlike Chaparral’s core areas, the Gulf Coast Area is characterized by shorter-life and high initial potential production. Chaparral believes a balance of this type of production complements its long-life reserves and adds a dimension for increasing its near-term cash flow.

Mustang Island & Mesquite Bay—Nueces County, TX. Chaparral owns interests in approximately 1,700 net producing acres and 8,585 net non-producing acres. Multiple producing sand intervals are found from depths of 6,500 feet to 8,000 feet. Chaparral now operates two active producing wells in this area. As of December 31, 2008, the wells in Nueces County, Texas accounted for 217 MBoe of Chaparral’s proved reserves and $2.6 million of its PV-10 value. As of June 30, 2009, this area accounted for 217 MBoe of Chaparral’s proved reserves and $1.6 million of its PV-10 value. Chaparral recorded a 58-square mile proprietary 3-D seismic survey over parts of this area where it has entered into an area of mutual interest with a 50% ownership in an attempt to find bypassed reserves or other potential reservoirs.

Ark-La-Tex

As of December 31, 2008, the Ark-La-Tex Area accounted for 3% of Chaparral’s proved reserves and 2% of its PV-10 value. As of June 30, 2009, this area accounted for 2% of Chaparral’s proved reserves and 1% of its PV-10 value. Chaparral owns an interest in 115 wells in the Ark-La-Tex Area, of which it operates 49. These reserves are characterized by shorter life and higher initial potential.

North Texas

As of December 31, 2008, the North Texas Area accounted for 2% of Chaparral’s proved reserves and 2% of its PV-10 value. As of June 30, 2009, this area accounted for 2% of Chaparral’s proved reserves and 3% of its PV-10 value. Chaparral owns an interest in 533 wells in the North Texas Area, of which it operates 111.

Rocky Mountains

As of December 31, 2008, the Rocky Mountains Area accounted for 2% of Chaparral’s proved reserves and 1% of its PV-10 value. As of June 30, 2009, this area accounted for 2% of Chaparral’s proved reserves and 2% of its PV-10 value. Chaparral owns an interest in 176 wells in the Rocky Mountains Area, of which it operates 52.

Oil and Gas Reserves

The tables below summarize Chaparral’s net proved oil and gas reserves and PV-10 values at December 31, 2008 and June 30, 2009. Information in the tables is derived from reserve reports of estimated proved reserves prepared by Cawley, Gillespie & Associates, Inc. (68% and 59% of PV-10 value) and by Ryder Scott Company, L.P. (7% and 25% of PV-10 value) at December 31, 2008 and June 30, 2009, respectively. Chaparral’s internal engineering staff has prepared a report of estimated proved reserves on the remaining smaller value properties (25% and 16% of PV-10 value) at December 31, 2008 and June 30, 2009, respectively.

	Net proved reserves as of December 31, 2008
	Oil	Gas	Total	PV-10 value
	(MBbl)	(MMcf)	(MBoe)	(In thousands)
Developed—producing	31,145	214,016	66,815	$641,194
Developed—non-producing	9,237	49,315	17,456	143,398
Undeveloped	10,901	109,035	29,073	148,100

Total proved	51,283	372,366	113,344	$932,692

	Net proved reserves as of June 30, 2009
	Oil	Gas	Total	PV-10 value
	(MBbl)	(MMcf)	(MBoe)	(In thousands)
Developed—producing	41,299	196,194	73,998	$952,284
Developed—non-producing	15,190	40,554	21,949	229,050
Undeveloped	34,133	93,018	49,636	336,800

Total proved	90,622	329,766	145,583	$1,518,134

The estimated reserve life as of December 31, 2006, 2007 and 2008 and as of June 30, 2009 was 28.0, 24.3, 16.0, and 18.7 years, respectively. The estimated reserve life was calculated by dividing total proved reserves by production volumes for the year indicated. The shorter reserve life of 16 years in 2008 was primarily a result of reduced proven reserves associated with the lower end of year SEC pricing.

The following table sets forth the estimated future net revenues from proved reserves, the PV-10 value, the standardized measure of discounted future net cash flows and the prices used in projecting those measures over the past three years.

(Dollars in thousands, except prices)	2006	2007	2008	June 30, 2009

Future net revenue	$3,518,020	$6,203,720	$1,918,270	$3,551,741
PV-10 value	1,494,063	2,671,982	932,692	1,518,134
Standardized measure of discounted future net cash flows	1,082,209	1,793,980	755,013	1,076,874
Oil price (per Bbl)	$61.06	$96.01	$44.60	$69.89
Gas price (per Mcf)	$5.64	$6.80	$5.62	$3.89

Proved reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

The following table sets forth information at December 31, 2008 relating to the producing wells in which Chaparral owned a working interest as of that date. Chaparral also holds royalty interests in units and acreage in addition to the wells in which it has a working interest. Wells are classified as oil or gas according to their predominant production stream. Gross wells is the total number of producing wells in which Chaparral has a working interest, and net wells is the sum of Chaparral’s working interest in all wells.

	Total wells
	Gross	Net
Crude oil	6,188	2,071
Natural gas	2,136	670

Total	8,324	2,741

The following table details Chaparral’s gross and net interest in producing wells in which it has a working interest and the number of wells Chaparral operated at December 31, 2008 by area.

	Total wells		Operated Wells
	Gross	Net
Mid-Continent	5,393	2,043	2,024
Permian Basin	1,604	373	337
Gulf Coast	185	113	121
Ark-La-Tex	104	47	52
North Texas	865	126	108
Rocky Mountains	173	39	39

Total	8,324	2,741	2,681

The following table details Chaparral’s gross and net interest in developed and undeveloped acreage at December 31, 2008 by area.

	Developed		Undeveloped
	Gross	Net	Gross	Net
Mid-Continent	898,743	383,168	77,704	66,041
Permian Basin	78,188	54,447	20,467	19,171
Gulf Coast	71,959	43,231	22,402	14,340
Ark-La-Tex	26,920	14,772	—	—
North Texas	25,525	19,733	7,827	6,731
Rocky Mountains	43,518	14,691	3,252	2,611

Total	1,144,853	530,042	131,652	108,894

The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should a correlation be assumed between the number of productive wells drilled, quantities of reserves found or economic value. Development wells are wells drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. Exploratory wells are wells drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir beyond one location. Productive wells are those that produce commercial quantities of hydrocarbons, exclusive of their capacity to produce at a reasonable rate of return.

	2006		2007		2008
	Gross	Net	Gross	Net	Gross	Net
Development wells
Productive	189.0	56.1	214.0	51.7	319.0	74.9
Dry	1.0	0.2	3.0	1.2	4.0	2.0
Exploratory wells
Productive	1.0	1.0	6.0	5.9	3.0	2.2
Dry	1.0	0.1	0.0	0.0	0.0	0.0
Total wells
Productive	190.0	57.1	220.0	57.6	322.0	77.1
Dry	2.0	0.3	3.0	1.2	4.0	2.0

Total	192.0	57.4	223.0	58.8	326.0	79.1

Percent productive	99%	99%	99%	98%	99%	97%

The following table summarizes Chaparral’s estimates of net proved oil and gas reserves as of the dates indicated and the present value attributable to the reserves at such dates (using prices in effect on December 31, 2006, 2007 and 2008), discounted at 10% per annum. Estimates of Chaparral’s net proved oil and gas reserves as of December 31, 2006 and 2007 were prepared by Cawley, Gillespie & Associates, Inc. (36% of PV-10 value in 2007), and Lee Keeling & Associates, Inc. (52% of PV-10 value in 2007). Estimates of Chaparral’s net proved oil and gas reserves as of December 31, 2008 were prepared by Cawley, Gillespie & Associates, Inc. (68% of PV-10 value), and Ryder Scott Company, L.P. (7% of PV-10 value). Chaparral’s internal engineering staff has prepared a report of estimated proved reserves on our remaining smaller value properties (12% and 25% of PV-10 value in 2007 and 2008, respectively).

	As of December 31,
	2006	2007	2008
Proved Reserves
Oil (Mbbl)	88,378	99,104	51,283
Gas (MMcf)	375,311	392,269	372,366
Oil equivalent (MBoe)	150,929	164,482	113,344
Proved developed reserve percentage	69%	65%	74%
PV-10 value (in thousands)	$1,494,063	$2,671,982	$932,692
Estimated reserve life (in years)(1)	28.0	24.3	16.0

Cost incurred (in thousands):
Property acquisition costs
Proved properties(2)	$484,404	$41,724	$39,201
Unproved properties	4,731	8,032	6,677

Total acquisition costs	489,135	49,756	45,878
Development costs(3)	170,987	165,177	251,690
Exploration costs	7,015	15,287	5,108

Total	$667,137	$230,220	$302,676

Annual reserve replacement ratio(4)	1165%	372%	200%
Three-year average fully developed FD&A cost ($/Boe)(5)	$14.22	$18.00	$43.27

(1)	Calculated by dividing net proved reserves by net production volumes for the year indicated.
(2)	Includes $464.9 million of costs related to the acquisition of Calumet Oil Company (“Calumet”) in 2006, and $15.6 million of amounts disbursed from escrow related to title defects and other purchase price allocation adjustments on the Calumet Acquisition in 2007.
(3)	Includes $16.1 million of costs related to the construction of a compressor station and CO2 pipeline in 2008.
(4)	Calculated by dividing the sum of reserve additions (from purchases of minerals in place, extensions and discoveries, and improved recoveries) by the production for the corresponding period. The values for these reserve additions are derived directly from the proved reserves table located in Note 16 of the notes to Chaparral’s consolidated financial statements. In calculating reserves replacement, Chaparral does not use unproved reserve quantities. Management uses the reserve replacement ratio as an indicator of our ability to replenish annual production volumes and grow reserves, thereby providing some information of the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. The reserve replacement ratio is comprised of the following:

	Year ended December 31,
	2006		2007		2008
	Reserves replaced	Percent of total	Reserves replaced	Percent of total	Reserves replaced	Percent of total
Purchases of minerals in place	1093%	93.8%	46%	12.5%	35%	17.2%
Extensions and discoveries	52%	4.4%	214%	57.4%	155%	77.6%
Improved recoveries	20%	1.8%	112%	30.1%	10%	5.2%

Total	1165%	100.0%	372%	100.0%	200%	100.0%

(5)	Calculated as costs incurred, plus the change in future development costs, divided by total reserve additions as shown below (in Boe unless otherwise noted):

	2006	2007	2008(6)
Purchases of minerals in place	59,001	3,142	2,428
Extensions and discoveries	2,789	14,465	10,969
Revisions	(9,404)	(4,781)	(58,020)
Improved recoveries	1,109	7,571	730

Total reserve additions	53,495	20,397	(43,893)

Costs incurred	$667,137	$230,220	$302,676
Changes in future development costs	236,700	337,438	(476,201)

Total	$903,837	$567,658	$(173,525)

Three-year average fully developed FD&A cost ($/Boe)	$14.22	$18.00	$43.27

(6)	Excluding the reduction in reserve quantities resulting from downward price revisions and the reduction in future development costs that occurred during the year, Chaparral’s three-year average fully developed FD&A cost was $22.38 per Boe.

The following table sets forth certain information regarding Chaparral’s historical net production volumes, average prices realized and production costs associated with sales of oil and gas for the periods indicated.

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009
Production:
Oil (MBbls)	1,906	3,356	3,773	2,785	2,888
Gas (MMcf)	20,949	20,504	19,795	14,583	17,460

Combined (MBoe)	5,398	6,773	7,072	5,216	5,798
Average daily production:
Oil (Bbls)	5,222	9,195	10,309	10,164	10,579
Gas (Mcf)	57,395	56,175	54,085	53,223	63,956

Combined (Boe)	14,788	18,558	19,323	19,035	21,238
Average prices (excluding derivative settlements):
Oil (per Bbl)	$61.65	$69.85	$92.47	$106.69	$50.36
Gas (per Mcf)	6.29	6.41	7.72	8.93	3.16

Combined (per Boe)	$46.16	$54.03	$70.95	$81.93	$34.61
Average costs per Boe:
Lease operating expenses	$13.28	$15.42	$17.05	$16.53	$12.58
Production taxes	3.47	3.87	4.78	5.43	2.44
Depreciation, depletion, and amortization	9.69	12.61	14.24	14.14	13.82
General and administrative	2.72	3.22	3.16	3.63	3.13

Competition

The oil and gas industry is highly competitive. Chaparral encounters strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than Chaparral’s. As a result, Chaparral’s competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than Chaparral’s financial or personnel resources will permit.

Chaparral is also affected by competition for drilling rigs and the availability of related equipment. In the past, the oil and gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant price increases. Chaparral is unable to predict when, or if, such shortages may again occur or how they would affect its development and exploitation program.

Competition is also strong for attractive oil and gas producing properties, undeveloped leases and drilling rights, and Chaparral cannot assure you that it will be able to compete satisfactorily. Many large oil companies have been actively marketing some of their existing producing properties for sale to independent producers. Although Chaparral regularly evaluates acquisition opportunities and submits bids as part of its growth strategy, it does not have any current agreements, understandings or arrangements with respect to any material acquisition.

Markets

The marketing of oil and gas produced by Chaparral will be affected by a number of factors that are beyond its control and whose exact effect cannot be accurately predicted. These factors include:

•	the amount of crude oil and natural gas imports;

•	the availability, proximity and cost of adequate pipeline and other transportation facilities;

•	the success of efforts to market competitive fuels, such as coal and nuclear energy and the growth and/or success of alternative energy sources such as wind power;

•	the effect of federal and state regulation of production, refining, transportation and sales;

•	the laws of foreign jurisdictions and the laws and regulations affecting foreign markets;

•	other matters affecting the availability of a ready market, such as fluctuating supply and demand; and

•	general economic conditions in the United States and around the world.

The supply and demand balance of crude oil and natural gas in world markets has caused significant variations in the prices of these products over recent years. The North American Free Trade Agreement eliminated most trade and investment barriers between the United States, Canada and Mexico, resulting in increased foreign competition for domestic natural gas production. New pipeline projects recently approved by, or presently pending, before the Federal Energy Regulatory Commission (FERC), as well as nondiscriminatory access requirements, could further increase the availability of gas imports to certain U.S. markets. Such imports could have an adverse effect on both the price and volume of gas sales from Chaparral’s wells.

Members of the Organization of Petroleum Exporting Countries establish prices and production quotas from time to time with the intent of reducing the current global oversupply and maintaining, lowering or increasing certain price levels. Chaparral is unable to predict what effect, if any, such actions will have on both the price and volume of crude oil sales from its wells.

In several initiatives, FERC has required pipeline transportation companies to develop electronic communication and to provide standardized access via the Internet to information concerning capacity and prices on a nationwide basis, so as to create a national market. Parallel developments toward an electronic marketplace for electric power, mandated by FERC, are serving to create multi-national markets for energy products generally. These systems will allow rapid consummation of natural gas transactions. Although this system may initially lower prices due to increased competition, it is anticipated it will ultimately expand natural gas markets and improve their reliability.

Environmental Matters and Regulation

Chaparral believes its properties and operations are in substantial compliance with applicable environmental laws and regulations, and its operations to date have not resulted in any material environmental liabilities. To reduce its exposure to potential environmental risk, Chaparral typically has its field personnel inspect operated properties prior to completing each acquisition.

General

Chaparral’s operations, like the operations of other companies in our industry, are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	require the acquisition of various permits before drilling commences;

•	require the installation of expensive pollution control equipment;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to prevent pollution from former operations, such as pit closure and plugging of abandoned wells;

•	impose substantial liabilities for pollution resulting from our operation; and

•	with respect to operations affecting federal lands or leases, require preparation of a Resource Management Plan, an Environmental Assessment, and/or an Environmental Impact Statement.

These laws, rules and regulations may also restrict the rate of oil and gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and clean-up requirements for the oil and gas industry could have a significant impact on Chaparral’s operating costs.

Chaparral believes it substantially complies with all current applicable environmental laws and regulations and that its continued compliance with existing requirements will not have a material adverse impact on its financial condition and results of operations. However, Chaparral cannot predict how future environmental laws and regulations may affect its properties or operations. For the years ended December 31, 2007 and 2008, Chaparral did not incur any material capital expenditures for installation of remediation or pollution control equipment at any of its facilities. As of the date of this report, Chaparral is not aware of any other environmental issues or claims that will require material capital expenditures during 2009 or that will otherwise have a material impact on its financial position or results of operations.

Environmental laws and regulations that could have a material impact on the oil and gas exploration and production industry include the following:

National Environmental Policy Act

Oil and gas exploration and production activities on federal lands are subject to the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will typically prepare an Environmental Assessment to assess the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment.

All of Chaparral’s current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of gas and oil projects.

Waste Handling

The Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” and the disposal of non-hazardous wastes. Under the auspices of the Environmental Protection Agency (“EPA”), individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute “solid wastes,” which are regulated under the less stringent non-hazardous waste provisions. However, there is no guarantee that the EPA or individual states will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation.

Chaparral believes it is currently in substantial compliance with the requirements of RCRA and related state and local laws and regulations, and that it holds all necessary and up-to-date permits, registrations and other authorizations to the extent that its operations require them under such laws and regulations. Although Chaparral does not believe the current costs of managing its presently classified wastes to be significant, any legislative or regulatory reclassification of oil and gas exploration and production wastes could increase its costs to manage and dispose of such wastes.

Comprehensive Environmental Response, Compensation and Liability Act

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes joint and several liability, without regard to fault or legality of conduct, on persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substance at the site. Under CERCLA, such persons may be liable for the costs of cleaning up the hazardous substances released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Chaparral currently owns, leases, or operates numerous properties that have produced oil and gas for many years. Although Chaparral believes it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by Chaparral, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of these properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under Chaparral’s control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, Chaparral could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Federal Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls on the discharge of pollutants, including produced waters and other oil and gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the relevant state. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the federal Clean Water Act and analogous state laws and regulations. Chaparral believes it is in substantial compliance with the requirements of the Clean Water Act.

Air Emissions

The Clean Air Act, and associated state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. In 2007, the U.S. Supreme Court issued a decision that the EPA has authority to regulate greenhouse gas emissions pursuant to the Clean Air Act. Massachusetts v. EPA, 549 U.S. 497 (2007). Additionally, the 2007 Omnibus Spending bill mandated that the EPA promulgate regulations requiring mandatory monitoring and reporting of greenhouse gas emissions by June 2009 pursuant to authority provided by the Clean Air Act. The EPA proposed its mandatory greenhouse gas monitoring and reporting rule in 2009. These regulations, if promulgated, will require mandatory monitoring and reporting of greenhouse gas emissions from gas processing and transmission compression facilities, including fugitive methane emissions and carbon dioxide emissions from flares used to control fugitive methane emissions, exceeding regulatory emission threshold criteria. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. Some of Chaparral’s new facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to comply with new monitoring and reporting requirements and/or emission limitations. These regulations may increase the costs of compliance for some facilities, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance. Chaparral believes it is in substantial compliance with the current requirements of the Clean Air Act.

Other Laws and Regulation

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has resisted recent proposed legislation directed at reducing greenhouse gas emissions. However, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact Chaparral’s future operations. Chaparral’s operations are not adversely impacted by current state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations limiting or otherwise addressing greenhouse gas emissions would impact its business.

Other Regulation of the Oil and Gas Industry

The oil and gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and gas industry increases Chaparral’s cost of doing business and, consequently, affects its profitability, these burdens generally do not affect Chaparral any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

Legislation continues to be introduced in Congress and development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and gas facilities. Chaparral’s operations may be subject to such laws and regulations. It is not possible to accurately estimate the costs Chaparral could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Drilling and Production

Chaparral’s operations are subject to various types of regulation at the federal, state and local levels. These types of regulations include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties and municipalities, in which Chaparral operates also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the rates of production or “allowables”;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce Chaparral’s interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of natural gas, and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and gas Chaparral can produce from its wells or limit the number of wells or the locations at which Chaparral can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, gas and natural gas liquids within its jurisdiction.

Natural Gas Sales Transportation

Historically, federal legislation and regulatory controls have affected the price of the gas Chaparral produces and the manner in which it markets its production. FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in “first sales,” which include all of Chaparral’s sales of its own production.

FERC also regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that Chaparral produces, as well as the revenues it receives for sales of its natural gas. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, unregulated, open access market for gas purchases and sales that permits all purchasers of gas to buy gas directly from third-party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, Chaparral cannot guarantee that the less stringent regulatory approach recently pursued by FERC and Congress will continue indefinitely into the future nor can it determine what effect, if any, future regulatory changes might have on its natural gas related activities.

Under FERC’s current regulatory regime, transmission services must be provided on an open-access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and instate waters. Although its policy is still in flux, FERC recently has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase Chaparral’s costs of getting gas to point-of-sale locations.

Natural Gas Pipeline Safety

The Department of Transportation, specifically the Pipeline and Hazardous Materials Safety Administration, regulates transportation of natural and other gas by pipeline and imposes minimum federal safety standards pursuant to the pipeline safety laws codified at 49 U.S.C. 60101, et seq. and the hazardous material transportation laws codified at 49 U.S.C. 5101, et seq. Chaparral believes it is currently in substantial compliance with the requirements of these various regulatory requirements mandating federal minimum safety criteria for transporting natural and other gas and hazardous materials via pipeline.

Natural Gas Gathering Regulations

State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering is addressed in EPA’s proposed greenhouse gas monitoring and reporting rule and may receive greater regulatory scrutiny in the future.

State Regulation

The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of oil and natural gas that may be produced from Chaparral’s wells, and to limit the number of wells or locations Chaparral can drill.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity. Chaparral does not believe that compliance with these laws will have a material adverse effect on it.

Seasonality

While Chaparral’s limited operations located in the Gulf Coast and the Rocky Mountains may experience seasonal fluctuations, Chaparral does not believe these fluctuations have had, or will have, a material impact on its consolidated results of operations.

Properties

Chaparral believes it has satisfactory title to all of its owned assets. As is customary in the oil and gas industry, Chaparral initially conducts only a cursory review of the title to undeveloped leasehold acreage rights acquired through oil and gas leases or farm-in agreements. Prior to the commencement of drilling operations on undeveloped leasehold, Chaparral conducts a title examination and performs curative work with respect to any significant title defects. Prior to completing an acquisition of an interest in significant producing oil and gas properties, Chaparral conducts due diligence as to title for the specific interest it is acquiring. Chaparral’s interests in natural gas and oil properties are subject to customary royalty interests, liens for current taxes and other similar burdens and minor easements, restrictions and encumbrances which Chaparral believes do not materially detract from the value of these interests either individually or in the aggregate and will not materially interfere with the operation of its business. Chaparral will take such steps as it deems necessary to assure that its title to its properties is satisfactory. Chaparral is free, however, to exercise its judgment as to reasonable business risks in waiving title requirements.

Employees

As of September 30, 2009, Chaparral had 708 full-time employees, including 14 geologists and geophysicists, 31 reservoir, production, and drilling engineers and 15 land professionals. Of these, 290 work in its Oklahoma City office and 418 work in its district and field offices. Chaparral also contracts for the services of independent consultants involved in land, regulatory, accounting, financial and other disciplines as needed. None of Chaparral’s employees are represented by labor unions or covered by any collective bargaining agreement. Chaparral believes that its relations with its employees are satisfactory.

CHAPARRAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Chaparral’s financial condition and results of operations should be read in conjunction with Chaparral’s financial statements and related notes that appear elsewhere in this proxy statement. In addition to historical financial information, the following discussion contains forward-looking statements that reflect Chaparral’s plans, estimates and beliefs. Chaparral’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Chaparral is an independent oil and gas company engaged in the production, acquisition, and exploitation of oil and gas properties. Chaparral’s areas of operation include the Mid-Continent, Permian Basin, Gulf Coast, Ark-La-Tex, North Texas, and the Rocky Mountains. Chaparral maintains a portfolio of proved and unproved reserves, development and exploratory drilling opportunities, and EOR projects. As of June 30, 2009, Chaparral had estimated proved reserves of 145.6 MMBoe, with a PV-10 value of approximately $1.5 billion. Chaparral’s reserves were 66% proved developed reserves and 62% crude oil. Despite the decline in gas price from $5.62 per Mcf as of December 31, 2008 to $3.89 per Mcf as of June 30, 2009, Chaparral’s estimated proved reserves have increased significantly since December 31, 2008 due in part to an increase in oil price from $44.60 per Bbl as of December 31, 2008 to $69.89 per Bbl at June 30, 2009. As of December 31, 2008, Chaparral had estimated proved reserves of 113.3 MMBoe with a PV-10 value of $932.7 million, of which 74% were proved developed reserves and 45% crude oil. As of December 31, 2007, Chaparral had estimated proved reserves of 164.5 MMBoe with a PV-10 value of $2.7 billion, of which 65% were proved developed reserves and 60% crude oil.

Chaparral’s reserve estimate as of December 31, 2009 will be prepared using an average price for oil and gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because of the low oil and natural gas prices prevalent through the first half of 2009, this average price for oil is expected to be lower than the price used in Chaparral’s reserve calculation as of June 30, 2009, which could cause both its reserve volumes and its PV-10 value as of December 31, 2009 to be lower than they were as of June 30, 2009.

Chaparral’s revenues, profitability and future growth depend substantially on prevailing prices for oil and gas and on its ability to find, develop and acquire oil and gas reserves that are economically recoverable. The preparation of its financial statements in conformity with generally accepted accounting principles (“GAAP”) requires Chaparral to make estimates and assumptions that affect its reported results of operations and the amount of its reported assets, liabilities and proved oil and gas reserves. Chaparral uses the full cost method of accounting for its oil and gas activities.

Generally Chaparral’s producing properties have declining production rates. Chaparral’s reserve estimates as of June 30, 2009, reflect that its production rate on current proved developed producing reserve properties will decline at annual rates of approximately 16.7%, 12.7%, and 10.1% for the next three years. To grow its production and cash flow, Chaparral must find, develop, and acquire new oil and gas reserves to replace those being depleted by production. Substantial capital expenditures are required to find, develop, and acquire oil and gas reserves.

Oil and gas prices fluctuate widely. Chaparral generally hedges a substantial portion of its expected future oil and gas production to reduce its exposure to commodity price decreases. The prices Chaparral receives for its oil and gas production affect its:

•	cash flow available for capital expenditures;

•	ability to borrow and raise additional capital;

•	ability to service debt;

•	quantity of oil and gas it can produce;

•	quantity of oil and gas reserves; and

•	operating results for oil and gas activities.

Chaparral believes the most significant, subjective or complex estimates it makes in preparation of its financial statements are:

•	the amount of estimated future net revenues from oil and gas sales;

•	the quantity of its proved oil and gas reserves;

•	the timing and amount of future drilling, development and abandonment activities;

•	the value of its derivative positions;

•	the realization of deferred tax assets; and

•	the full cost ceiling limitation.

Chaparral bases its estimates on historical experience and various assumptions that it believes are reasonable under the circumstances. Actual results may differ from these estimates.

During the third quarter of 2009, Chaparral’s production was 1,946 MBoe, an 11.2% increase over production levels in the third quarter of 2008, primarily due to its capital expenditures in the Permian and Mid Continent areas during 2008 and the first quarter of 2009. However, a 53.0% decline in Chaparral’s average sales price before hedging resulted in a 47.7% decrease in revenue from oil and natural gas sales in the third quarter of 2009 compared to the same period in 2008. Although total operating costs and expenses decreased by 22.8% in the third quarter of 2009 compared to the same period in 2008, the decrease was not commensurate with the decrease in revenue. In addition, due primarily to changes in the NYMEX forward commodity price curves, Chaparral had a $5.0 million loss on non-hedge derivatives in the third quarter of 2009 compared to a gain of $77.2 million in the third quarter of 2008. Primarily as a result of these factors, Chaparral had a net loss of $4.4 million during the third quarter of 2009 compared to net income of $78.5 million during the third quarter of 2008.

Chaparral’s lease operating expenses, production taxes, and depreciation, depletion and amortization, decreased on both an absolute and per Boe basis during the third quarter of 2009 compared to the same period in 2008 due to a reduction in activity and lower overall industry costs. Oil prices have recently started to improve, and if this upward trend continues, Chaparral expects operating costs to increase as well.

Chaparral’s development, exploration, and acquisition activities require substantial capital expenditures. Historically, Chaparral has funded its capital expenditures through a combination of cash flows from operations and debt. Due to the recent turmoil in the market and the sharp decline in oil and gas prices which began during the fourth quarter of 2008, Chaparral plans to keep its capital expenditures, other than acquisitions, within its discretionary cash flow for the period from April 1, 2009 to December 31, 2009.

The following are material events that have impacted Chaparral’s results of operations or liquidity, or are expected to impact these items in future periods:

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Current market conditions. The credit markets are undergoing significant volatility. Many financial institutions have liquidity concerns, prompting government intervention to mitigate pressure on the credit markets. Chaparral’s exposure to the current credit market crisis includes its revolving credit facility, counterparty risks related to its trade credit and derivative instruments, and risks related to its cash investments.

Chaparral’s cash accounts and deposits with any financial institution that exceed the amount insured by the Federal Deposit Insurance Corporation are at risk in the event one of these financial institutions should fail. As of September 30, 2009, cash with a recorded balance totaling $82.5 million was held at JP Morgan Chase Bank, N.A.

Chaparral sells its crude oil, natural gas and natural gas liquids to a variety of purchasers. Some of these parties may experience liquidity problems. Nonperformance by a trade creditor could result in losses. Chaparral also has significant net derivative assets that are held by affiliates of its lenders. As of September 30, 2009, net derivative assets totaling $32.6 million were held by JP Morgan Chase Bank, N.A., Calyon Credit Agricole CIB, The Royal Bank of Scotland plc, and Bank of Oklahoma.

Chaparral’s oil and natural gas sales revenues are derived from the sale of oil, natural gas and natural gas liquids. Chaparral recognizes revenues when its production is sold and title is transferred. Chaparral’s revenues are highly dependent upon the prices of, and the demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices Chaparral receives for its oil and natural gas and its levels of production are subject to wide fluctuations and depend on numerous factors beyond its control, including supply and demand, economic conditions, foreign imports, the actions of OPEC, political conditions in other oil producing countries, and governmental regulation, legislation and policies.

Oil and natural gas prices declined significantly during the third quarter of 2009 compared to the third quarter of 2008, which will reduce Chaparral’s cash flows from operations in future periods in which prices remain at or below the current levels. The commodity price swaps and costless collars that cover approximately 78% of Chaparral’s expected PDP oil production through December 2011 and approximately 74% of its expected PDP gas production through December 2011 will, however, become more valuable if prices continue to decline.

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Credit Agreement. Chaparral’s current Credit Agreement is a revolving credit facility in the amount of $513.0 million. At September 30, 2009, Chaparral had $507.0 million outstanding under the Credit Agreement and $2.9 million was utilized by outstanding letters of credit. The borrowing base is presently being redetermined. If the outstanding borrowings under the Credit Agreement were to exceed the borrowing base as a result of the redetermination, Chaparral would be required to eliminate the excess.

The Credit Agreement is scheduled to mature on October 31, 2010. Should current credit market volatility be prolonged, future extensions of Chaparral’s Credit Agreement may contain terms that are less favorable than those of its current Credit Agreement. Because Chaparral did not extend the maturity of its Credit Agreement before October 31, 2009, the entire balance then outstanding will be classified as a current liability for GAAP accounting purposes as of that date. Borrowings under its Credit Agreement are excluded from the Credit Agreement definition of current liabilities, and therefore Chaparral does not expect the current classification of the borrowings to impact its current ratio as calculated for loan compliance. Chaparral is currently working with its lenders on the Proposed Replacement Credit Facility subject to the completion of its announced potential merger transaction with United Refining Energy Corp., (“United”). Chaparral has evaluated a number of potential public and private equity opportunities over the past year and chose United as the most beneficial to its shareholders.

The October 9, 2009 Agreement and Plan of Reorganization through which United, a publicly-held company, and Chaparral will merge in a reverse merger, is expected to close in December 2009. The Proposed Replacement Credit Facility now being negotiated is expected to have a maturity, terms, and other conditions that are standard in the oil and gas industry. If the transaction is consummated, Chaparral expects to receive at least $250.0 million in cash, which will be used to reduce the amount outstanding under its revolving senior secured credit facility, as well as for working capital and general corporate purposes.

Chaparral believes that it has more than sufficient collateral and assets to support the borrowing base for the Proposed Replacement Credit Facility or for a revised credit agreement outside of the merger transaction. If the transaction is not consummated, or Chaparral’s borrowing base amount is reduced by the banks, or if it expects to be unable to meet its required Current Ratio, or its required Consolidated Senior Total Debt to Consolidated EBITDAX ratio, Chaparral could reduce its debt amount by early settling additional derivative contracts, selling oil and natural gas assets, selling non-oil and natural gas assets or raising equity. Chaparral would continue to evaluate other opportunities from the capital markets as well as work with its lenders to enter into an Eighth Restated Credit Agreement, which it would expect to have an extended maturity, and terms and other conditions that are standard in the oil and natural gas industry. There is no assurance, however, that Chaparral will be able to sell its assets or equity at commercially reasonable terms or that any sales would generate enough cash to adequately reduce the borrowing base, or that it will be able to meet its future obligations to the banks.

Covenants set forth in the indentures for Chaparral’s 8 1/2% Senior Notes and the 8 7/8% Senior Notes, including the Adjusted Consolidated Net Tangible Asset debt incurrence test (the “ACNTA test”), limit the amount of secured debt Chaparral can incur. Certain thresholds set forth in the ACNTA test are principally reliant upon the levels of commodity prices for oil and natural gas at specified dates. Based on the commodity prices for oil and natural gas at December 31, 2008, Chaparral will be unable to borrow additional amounts under its Credit Agreement during 2009, regardless of the availability under its Credit Agreement, unless its secured debt is reduced below approximately $320.0 million.

Chaparral’s reserve estimate as of December 31, 2009 will be prepared using an average price for oil and natural gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because oil and natural gas prices have increased since December 31, 2008, this average price for oil is expected to be higher (somewhat offset by a lower gas price) than the price used in Chaparral’s reserve calculation as of December 31, 2008. This could cause Chaparral’s PV-10 value to increase by approximately 30% as of December 31, 2009 compared to December 31, 2008, and provide greater borrowing flexibility under its ACNTA test for 2010.

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Agreement and Plan of Reorganization. On October 9, 2009, Chaparral signed an Agreement and Plan of Reorganization through which United, a publicly held company, and Chaparral will merge in a reverse triangular merger. The transaction is expected to close in December 2009.

Under the terms of the agreement, the stockholders of Chaparral will receive 61.5 million shares of United common stock, ten million of which will be escrowed and subject to forfeiture if certain post-closing benchmarks are not achieved. Upon completion of the transaction, United will change its name to “Chaparral Energy, Inc.”

United is a special purpose acquisition company formed in 2007 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets in the energy industry.

The consummation of the transaction is subject to approval of United’s stockholders, the approval by certain of United’s warrantholders of amendments to their warrant agreement, and other customary closing conditions. It is also a requirement that no more than 49.9% of the common stock issued in United’s initial public offering (the “Public shares”) be voted against the transaction and no more than 40% of the Public shares be voted in favor of redemption of such stock into a pro rata portion of the trust account held by United for the benefit of its public stockholders.

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Impairment of oil and natural gas properties. In accordance with the full cost method of accounting, the net capitalized costs of oil and natural gas properties are not to exceed their related estimated future net revenues discounted at 10% (“PV-10 value”), as adjusted for Chaparral’s cash flow hedge positions and net of tax considerations, plus the lower of cost or estimated fair value of unproved properties. During the first quarter of 2009, gas prices declined significantly as compared to the December 31, 2008 spot price of $5.62 per Mcf. Based on March 31, 2009 spot prices of $49.66 per Bbl of oil and $3.63 per Mcf of natural gas, the internally estimated PV-10 value of Chaparral’s reserves declined by 13.5% compared to the PV-10 value at December 31, 2008. As a result, Chaparral recorded a ceiling test impairment of oil and gas properties of $240.8 million during the first quarter of 2009. The effect of derivative contracts accounted for as cash flow hedges, based on the March 31, 2009 spot prices, increased the full cost ceiling by $169.0 million, thereby reducing the ceiling test write down by the same amount.

As of September 30, 2009, the cost center ceiling exceeded the net capitalized cost of Chaparral’s oil and natural gas properties, and no ceiling test impairment was recorded during the third quarter of 2009. The internally estimated PV-10 value of Chaparral’s reserves was estimated based on spot prices of $70.21 per Bbl of oil and $3.24 per Mcf of gas at September 30, 2009. The effect of derivative contracts accounted for as cash flow hedges, based on these September 30, 2009 spot prices, reduced the full cost ceiling by $10.7 million. The qualifying cash flow hedges as of September 30, 2009, which consisted of commodity price swaps, covered 3,954 MBbls of oil production for the period from October 2009 through December 2011.

A decline in oil and natural gas prices subsequent to September 30, 2009 could result in additional ceiling test write downs in future periods. In addition, Chaparral’s reserve estimate as of December 31, 2009 will be prepared using the average price for oil and natural gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because of the low oil prices prevalent through the first half of 2009, this average price for oil is expected to be lower than the price used in Chaparral’s reserve calculation as of September 30, 2009, which could cause both its reserve volumes and its PV-10 value as of December 31, 2009 to be lower than they were as of September 30, 2009. The amount of any future impairment is difficult to predict, and will depend on the oil and natural gas prices at the end of or during each period, the incremental proved reserves added during each period, and additional capital spent.

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Production tax credit. During 2006, Chaparral purchased interests in two venture capital limited liability companies resulting in a total investment of $15.0 million. Chaparral’s return on the investment was the receipt of $2 of Oklahoma tax credits for every $1 invested and was recouped from Chaparral’s Oklahoma production taxes. The investments are accounted for as a production tax benefit asset and are netted against tax credits realized in other income using the effective yield method over the expected recovery period. As of September 30, 2009, Chaparral had received $30.0 million of proceeds from the Oklahoma tax credits.

During the three and nine months ended September 30, 2009, Chaparral received cash of $0 and $27.2 million, respectively, from application of these tax credits. This source of cash received will not be available in future periods.

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Discontinued Operations—During the second quarter of 2009, Chaparral committed to a plan to sell the assets of Green Country Supply, Inc. (“GCS”), a wholly owned subsidiary that provides oilfield supplies, oilfield chemicals, downhole electric submersible pumps, and related services to oil and natural gas operators primarily in Oklahoma, Texas, and Wyoming.

On May 14, 2009, Chaparral entered into an agreement to sell the assets of the Electric Submersible Pumps (“ESP”) Division of GCS to Global Oilfield Services, Inc. (“Global”) for a cash price of $26.0 million, subject to working capital adjustments as provided in the agreement. On June 8, 2009, Chaparral received $24.7 million in conjunction with the closing of the ESP Division sale to Global. The amount received reflected a reduction of $1.3 million due to working capital changes as of March 31, 2009. Chaparral paid off notes payable attributed to certain assets sold to Global in the amount of $1.6 million. The purchase price is subject to a final working capital adjustment, which is expected to be settled before December 31, 2009. For the nine months ended September 30, 2009, Chaparral recorded a pre-tax gain associated with the sale of $9.0 million. All taxable income associated with such gain was offset by existing net operating losses.

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Monetization of derivative assets. During the first quarter of 2009, Chaparral monetized certain derivative instruments with original settlement dates from May through October of 2009. Net proceeds received from this monetization were $9.5 million. None of the monetized derivatives were incorporated into the determination of the borrowing base under Chaparral’s Credit Agreement. During the second quarter of 2009, Chaparral monetized additional derivative instruments with original settlement dates from January 2012 through December 2013 for proceeds of $102.4 million. As a result of this monetization, effective June 8, 2009, the borrowing base was reduced from $600.0 million to $513.0 million, resulting in a payment to the banks of $87.0 million. The remaining proceeds of $15.4 million increased Chaparral’s cash balance. As of September 30, 2009, Chaparral had a net derivative asset of $13.0 million.

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Capital expenditure budget. Chaparral has expanded its oil and gas property capital expenditure budget for 2009 reflecting an increased amount of cash available primarily from higher oil prices, the receipt of proceeds from derivative monetizations, the sale of the ESP Division of GCS, and production tax credits. Chaparral’s capital expenditures for oil and gas properties were $40.3 million, $23.9 million, and $33.8 million, respectively, during the first, second, and third quarters of 2009. Chaparral incurred significant costs during the first quarter of 2009 as it completed projects begun during the fourth quarter of 2008. Chaparral’s projected capital expenditures, other than acquisitions, for the rest of 2009 are between $21.0 million and $31.0 million, which, combined with its actual capital expenditures for the second and third quarters of 2009, are within its projected discretionary cash flows for the period beginning April 1, 2009 and ending December 31, 2009. Chaparral’s Credit Agreement requires its capital expenditures to be less than its discretionary cash flow for the period from April 12, 2009 to December 31, 2009. Discretionary cash flows consist of Consolidated EBITDAX minus interest expense and taxes paid during the period, as defined in the Fifth Amendment to Chaparral’s Credit Agreement. As part of the current redetermination process, Chaparral has requested that the lenders amend this covenant to change the time period over which its aggregate capital expenditures are limited to the period beginning October 1, 2009 and ending June 30, 2010. As of November 20, 2009, this amendment has been approved pending final documentation. Chaparral expects to remain in compliance with the covenant as of December 31, 2009.

The expanded 2009 capital budget represents a reduction in capital expenditures of approximately 60% from Chaparral’s 2008 levels. Despite this reduction, Chaparral expects production for 2009 to be approximately 7,400 to 7,600 MBoe as a result of capital investments made in 2008 and the first quarter of 2009. Chaparral plans to drill or participate in several high impact wells in the fourth quarter of 2009, which, if successful, could maintain its production levels throughout 2010. However, Chaparral cannot accurately predict the timing or level of future production.

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Insurance proceeds. In February 2008, loss of well control occurred at the Bowdle 47 No. 2 well in Loving County, Texas. Total costs attributable to the loss of well control were approximately $10.6 million. Chaparral’s insurance policy has covered 100% of these costs, with the $0.6 million insurance retention and deductible being payable by Chaparral. As of September 30, 2009, Chaparral has received insurance proceeds of $10.0 million, and no further receipts are expected. Insurance proceeds received are recorded as a reduction of oil and natural gas properties on the balance sheet and in the statement of cash flows.

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Private equity sale. On September 29, 2006, Chaparral sold an aggregate of 102,000 shares of its common stock to Chesapeake Energy Corporation for an aggregate purchase price of $102.0 million. Proceeds from the sale after commissions and expenses were approximately $100.9 million and were used for general corporate and working capital purposes and acquisitions of oil and natural gas properties.

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Acquisition of Calumet Oil Company and affiliates. On October 31, 2006, Chaparral acquired all of the outstanding capital stock of Calumet Oil Company and all of the limited partnership interests and membership interests of certain of its affiliates for a cash purchase price of approximately $500.0 million. Calumet owned properties principally located in Oklahoma and Texas, areas which are complementary to Chaparral’s core areas of operations.

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8 7/8% Senior Notes due 2017. On January 18, 2007, Chaparral issued $325.0 million aggregate principal amount of 8 7/8% Senior Notes maturing on February 1, 2017. The net proceeds from the issuance of the notes were used to pay down outstanding amounts under Chaparral’s Credit Agreement.

Liquidity and Capital Resources

Oil and gas prices have fallen significantly from their peak levels during the second and third quarters of 2008. Lower oil and gas prices decrease Chaparral’s revenues. An extended decline in oil or gas prices may materially and adversely affect Chaparral’s future business, liquidity or ability to finance planned capital expenditures. Lower oil and gas prices may also reduce the amount of Chaparral’s borrowing base under its Credit Agreement, which is determined at the discretion of the lenders based on the collateral value of its proved reserves that have been mortgaged to the lenders.

Historically, Chaparral’s primary sources of liquidity have been cash generated from its operations, debt, and issuance of equity. At September 30, 2009, Chaparral had approximately $85.2 million of cash and cash equivalents and $3.1 million of availability under its Credit Agreement with a borrowing base of $513.0 million.

Covenants set forth in the indentures for Chaparral’s 8 1/2% Senior Notes and the 8 7/8% Senior Notes, including the ACNTA test, limit the amount of secured debt it can incur. Certain thresholds set forth in the ACNTA test are principally reliant upon the levels of commodity prices for oil and gas at specified dates. Based on the commodity prices for oil and gas at December 31, 2008, Chaparral will be unable to borrow additional amounts under Chaparral’s Credit Agreement during 2009, regardless of the availability under its revolver, unless its secured debt is reduced below approximately $320.0 million.

Chaparral’s reserve estimate as of December 31, 2009 will be prepared using the average price for oil and natural gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because oil prices have increased since December 31, 2008, this average price for oil is expected to be higher (somewhat offset by a lower gas price) than the price used in Chaparral’s reserve calculation as of December 31, 2008. This could cause Chaparral’s PV-10 value to increase by approximately 30% as of December 31, 2009 compared to December 31, 2008, and provide greater borrowing flexibility under its ACNTA test for 2010.

Chaparral believes it will have sufficient funds available through its cash from operations to meet its normal recurring operating needs, debt service obligations, capital requirements and contingencies for the next 12 months. Chaparral may adjust its planned capital expenditures depending on the timing and amount of any equity funding received and the availability of acquisition opportunities that meet its investment criteria.

Chaparral generally has had a working capital deficit as its capital expenditures have historically exceeded its cash flow, and it relies on its borrowing base for additional capital. Because of the ACNTA test limitation under Chaparral’s indentures, and its impact on Chaparral’s ability to utilize its revolving credit in 2009, Chaparral drew down substantially all its remaining availability under its Credit Agreement prior to December 31, 2008. During the fourth quarter of 2008, Chaparral also monetized certain derivative instruments with original settlement dates from January through June of 2009, which generated net proceeds of $32.6 million. During the first quarter of 2009, Chaparral monetized certain derivative instruments with original settlement dates from May through October of 2009, which generated net proceeds of $9.5 million. During the second quarter of 2009, Chaparral monetized additional derivative instruments with original settlement dates from January 2012 through December 2013 for proceeds of $102.4 million. As a result of this monetization, effective June 8, 2009, the borrowing base was reduced from $600.0 million to $513.0 million, resulting in a payment to the banks of $87.0 million. The remaining proceeds of $15.4 million increased Chaparral’s cash balance. Chaparral has changed its cash management activities to target a minimum balance of cash on hand, which it maintains in highly liquid investments.

Chaparral pledges its producing oil and gas properties to secure its Credit Agreement. The banks establish a borrowing base by making an estimate of the collateral value of Chaparral’s oil and gas properties. Chaparral utilizes the available funds as needed to supplement its operating cash flows as a financing source for its capital expenditures. Chaparral’s ability to fund its capital expenditures is dependent on the level of product prices and the success of its acquisition and development program in adding to its available borrowing base. If oil and gas prices decrease from the amounts used in estimating the collateral value of Chaparral’s oil and gas properties, the borrowing base may be reduced, thus reducing funds available for its capital expenditures. Chaparral mitigates a potential reduction in its borrowing base caused by a decrease in oil and gas prices through the use of commodity derivatives.

Sources and uses of cash. Chaparral’s net increase (decrease) in cash is summarized as follows:

	Year ended December 31,			Nine months ended September 30,
(dollars in thousands)	2006	2007	2008	2008	2009
Cash flows provided by operating activities	$89,154	$113,443	$146,914	$146,093	$91,445
Cash flows provided by (used in) investing activities	(703,804)	(239,442)	(263,988)	(246,664)	37,268
Cash flows provided by (used in) financing activities	621,855	128,883	157,499	96,424	(95,583)

Net increase (decrease) in cash during the period	$7,205	$2,884	$40,425	$(4,147)	$33,130

Substantially all of Chaparral’s cash flow from operating activities is from the production and sale of oil and gas, reduced or increased by associated hedging activities. For the year ended December 31, 2008, cash flow from operating activities increased by approximately 30% from the prior year. This increase was due primarily to an increase in oil and gas sales revenue partially offset by higher operating expenses and increased settlement losses on hedging activities. For the nine months ended September 30, 2009, cash flow from operating activities decreased by approximately 37% from the same period in the prior year primarily due to the decrease in revenue from oil and gas sales.

Chaparral uses the net cash provided by operations to partially fund its acquisition, exploration and development activities. For the year ended December 31, 2008, the cash flow from operating activities was approximately 56% of Chaparral’s net cash used in investing activities. Cash flows from operating activities and debt financing were primarily used during the year ended December 31, 2008 to fund $264.0 million in cash expenditures for investing activities. Cash flows provided by investing activities for the nine months ended September 30, 2009 included proceeds of $111.9 million from the monetization of derivatives and proceeds of $24.7 million from the sale of the ESP Division of GCS. A portion of the proceeds was used to pay down borrowings under Chaparral’s Credit Agreement.

Capital expenditures. Chaparral incurred actual costs as summarized by area in the following table:

	Year ended December 31, 2008(1)	Percent of total	Nine months ended September 30, 2009(1)	Percent of total
Mid Continent(2)	$197,778	65%	$75,768	77%
Permian Basin	65,714	22%	10,867	11%
Gulf Coast	22,795	7%	9,010	9%
Ark-La-Tex	5,232	2%	1,514	2%
North Texas	9,185	3%	602	1%
Rocky Mountains	1,972	1%	207	—%

Total	$302,676	100%	$97,968	100%

(1)	Includes $0.7 million and $0.3 million of additions relating to increases in Chaparral’s asset retirement obligations in 2008 and 2009, respectively.
(2)	Includes $16.1 million and $2.7 million of costs related to the construction of a compressor station and CO2 pipeline in 2008 and 2009, respectively.

In addition to the capital expenditures for oil and gas properties, Chaparral spent approximately $36.7 million and $1.8 million for acquisition and construction of new office and administrative facilities and equipment during the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

Chaparral’s actual costs incurred for the year ended December 31, 2008 and nine months ended September 30, 2009 and its current 2009 budgeted capital expenditures for oil and gas properties are detailed in the table below:

(dollars in thousands)	Year ended December 31, 2008(1)	Nine months ended September 30, 2009(1)	2009 Budgeted capital expenditures(3)
Development activities:
Developmental drilling(2)	$170,986	$48,560	$65,965
Enhancements	55,350	29,257	30,843
Tertiary recovery	25,354	11,401	20,085
Acquisitions:
Proved properties	39,201	743	708
Unproved properties	6,677	3,070	2,387
Exploration activities	5,108	4,937	4,826

Total	$302,676	$97,968	$124,814

(1)	Includes $0.7 million and $0.3 million of additions relating to increases in Chaparral’s asset retirement obligations in 2008 and 2009, respectively.
(2)	Includes $16.1 million and $2.7 million of costs related to the construction of a compressor station and CO2 pipeline in 2008 and 2009, respectively.
(3)	Amounts set forth in the table above reflect amounts budgeted for Chaparral only and do not include any expenditures that may be made following the Transaction. Chaparral expanded its original 2009 budget of $51.0 million due to increased capital resources.

Chaparral’s 2009 budgeted capital expenditures for oil and gas properties summarized by area are detailed in the table below:

(dollars in thousands)	2009 capital expenditures	Percent of total
Mid-Continent	$94,828	76%
Permian Basin	18,292	15%
Other	11,694	9%

	$124,814	100%

A majority of Chaparral’s oil and gas capital expenditure budget for development drilling in 2009 is allocated to its core areas of the Mid-Continent and Permian Basin. The wells Chaparral drills in these areas are primarily infill or single stepout wells. The 2009 capital budget represents a 60% reduction in capital expenditures from Chaparral’s 2008 levels. Despite this reduction, Chaparral expects production for 2009 to be approximately 7,400 to 7,600 MBoe as a result of capital investments made in 2008 and the first quarter of 2009. However, if conditions do not improve and Chaparral is unable to expand its capital expenditure budget in 2010, Chaparral would expect production to decline at a rate consistent with its production decline curve.

If the Transaction is closed, Chaparral expects to increase its capital expenditures in 2010 to be approximately (i) $365 million if the Company has $250 million of funds available at closing, and (ii) $410 million if 25% of the Company’s stockholders redeem their Common Stock and 50% of the Public Warrants are redeemed. Regardless of the amount available, the budgeted capital expenditures for oil and gas properties for 2010 are expected to be allocated 75% to the Mid-Continent, 14% to the Permian Basin and 11% to Chaparral’s growth areas. The increase in the budgeted capital expenditures is expected to be funded through a combination of cash flow and the cash received from the Company.

Chaparral continually evaluates its capital needs and compares them to its capital resources. Chaparral’s actual expenditures during 2009 and 2010 may be higher or lower than the budgeted amounts. Chaparral’s level of exploration and development expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly depending on available opportunities, commodity prices, cash flows and development results, among other factors.

As of September 30, 2009, Chaparral had cash and cash equivalents of $85.2 million and long-term debt obligations of $1.2 billion.

Chaparral’s Credit Agreement. In October 2006, Chaparral entered into a Seventh Restated Credit Agreement, which is scheduled to mature on October 31, 2010, and is collateralized by its oil and gas properties. Availability under Chaparral’s Credit Agreement is subject to a borrowing base which is set by the banks semi-annually on May 1 and November 1 of each year. In addition, the lenders may request a borrowing base redetermination once every six months. As a result of Chaparral’s derivative monetization during the second quarter of 2009, the borrowing base was reduced from $600.0 million to $513.0 million effective June 8, 2009. Chaparral had $507.0 million outstanding under its Credit Agreement at September 30, 2009. As part of the current redetermination process, Chaparral has requested that lenders reaffirm the existing $513.0 million borrowing base. As of November 20, 2009, the borrowing base has been reaffirmed pending final documentation.

The agreement has certain negative and affirmative covenants that require, among other things, maintaining a specified current ratio and debt service ratio. Chaparral believes it was in compliance with all covenants under the Credit Agreement as of September 30, 2009.

Borrowings under Chaparral’s Credit Agreement are made, at Chaparral’s option, as either Eurodollar loans or Alternate Base Rate (“ABR”) loans. At September 30, 2009, all of Chaparral’s borrowings were Eurodollar loans.

Interest on Eurodollar loans is computed at the Adjusted LIBO Rate, defined as the greater of 2% or the rate applicable to dollar deposits in the London interbank market with a maturity comparable to the interest period (one, two, three or six months, selected by Chaparral) times a Statutory Reserve Rate multiplier, as defined in the Credit Agreement, plus a margin where the margin varies from 2.500% to 4.250% depending on the utilization percentage of the conforming borrowing base. At September 30, 2009, the Adjusted LIBO rate, as defined, was 2.000%, the Statutory Reserve Rate multiplier was 100%, and the applicable margin and commitment fee together were 4.081% resulting in an effective interest rate of 6.081% for Eurodollar borrowings. Interest payments on Eurodollar borrowings are due the last day of the interest period, if shorter than three months or every three months.

Interest on ABR loans is computed as the greater of (1) the Prime Rate, as defined in Chaparral’s Credit Agreement, (2) the Federal Funds Effective Rate, as defined in Chaparral’s Credit Agreement, plus 1/2 of 1%, or (3) the Adjusted LIBO Rate, as defined in Chaparral’s Credit Agreement, plus 1%; plus a margin where the margin varies from 1.625% to 3.375%, depending on the utilization percentage of the borrowing base.

Commitment fees of 0.50% accrue on the unused portion of the borrowing base amount, depending on the utilization percentage, and are included as a component of interest expense. Chaparral has the right to make prepayments of the borrowings at any time without penalty or premium.

Interest was paid at least every three months during 2008 and 2009. The effective rate of interest on the entire outstanding balance was 5.299% and 6.081% as of December 31, 2008, and September 30, 2009, respectively, and was based upon LIBOR.

Chaparral’s Credit Agreement contains restrictive covenants that may limit its ability, among other things, to:

•	incur additional indebtedness;

•	create or incur additional liens on its oil and gas properties;

•	pay dividends in cash or other property, redeem its capital stock or prepay certain indebtedness;

•	make investments in or loans to others;

•	change its line of business;

•	enter into operating leases;

•	merge or consolidate with another person, or lease or sell all or substantially all of its assets;

•	sell, farm-out or otherwise transfer property containing proved reserves;

•	enter into transactions with affiliates;

•	issue preferred stock;

•	enter into negative pledge agreements or agreements restricting the ability of its subsidiaries to pay dividends;

•	enter into certain swap agreements; and

•	amend, modify or waive under its permitted bond documents (i) any covenants that would make the terms materially more onerous to Chaparral or (ii) certain other provisions.

Chaparral’s Credit Agreement requires it to maintain a current ratio, as defined in its Credit Agreement, of not less than 1.0 to 1.0. The definition of current assets and current liabilities used for determination of the current ratio computed for loan compliance purposes differs from current assets and current liabilities determined in compliance with GAAP. Since compliance with financial covenants is a material requirement under Chaparral’s Credit Agreement, Chaparral considers the current ratio calculated under its Credit Agreement to be a useful measure of its liquidity because it includes the funds available to Chaparral under its Credit Agreement and is not affected by the volatility in working capital caused by changes in the fair value of derivatives. At December 31, 2008 and September 30, 2009, Chaparral’s current ratio as computed using GAAP was 1.34 and 1.63, respectively. After giving effect to the adjustments, Chaparral’s current ratio computed for loan compliance purposes was 1.19 and 1.61, respectively. The following table reconciles Chaparral’s current assets and current liabilities using GAAP to the same items for purposes of calculating the current ratio for its loan compliance:

(dollars in thousands)	December 31, 2008	September 30, 2009
Current assets per GAAP	$218,363	$176,435
Plus—Availability under credit agreement	3,270	3,120
Less—Short-term derivative instruments	(51,412)	(27,709)

Current assets as adjusted	$170,221	$151,846

Current liabilities per GAAP	$163,123	$108,410
Less—Deferred tax liability on derivative instruments and asset retirement obligations	(19,755)	(8,521)
Less—Short-term asset retirement obligations	(300)	(300)
Less—Short-term derivative instruments	—	(5,340)

Current liabilities as adjusted	$143,068	$94,249

Current ratio for loan compliance	1.19	1.61

The monetization of derivatives in December 2008 and the first and second quarters of 2009 allowed Chaparral to exceed its required current ratio by a higher margin.

The Credit Agreement is scheduled to mature on October 31, 2010. Because Chaparral did not extend the maturity of its Credit Agreement before October 31, 2009, the entire balance then outstanding will be classified as a current liability for GAAP accounting purposes as of that date. Borrowings under its Credit Agreement are excluded from the Credit Agreement definition of current liabilities, and therefore Chaparral does not expect the current classification of the borrowings to impact its current ratio as calculated for loan compliance. Chaparral is currently working with its lenders on the Proposed Replacement Credit Facility subject to the completion of its announced potential merger transaction with United. Chaparral has evaluated a number of potential public and private equity opportunities over the past year and chose United as the most beneficial to its shareholders.

The October 9, 2009 Agreement and Plan of Reorganization through which United, a publicly held company, and Chaparral will merge in a reverse merger, is expected to close in December 2009. The Proposed Replacement Credit Facility now being negotiated is expected to have a maturity, terms, and other conditions that are standard in the oil and gas industry. If the transaction is consummated, Chaparral expects to receive at least $250.0 million in cash, which will be used to reduce the amount outstanding under its revolving senior secured credit facility, as well as for working capital and general corporate purposes.

Chaparral believes that it has more than sufficient collateral and assets to support the borrowing base for the Proposed Replacement Credit Facility or for a revised credit agreement outside of the merger transaction. If the transaction is not consummated, or Chaparral’s borrowing base amount is reduced by the banks, or if it expects to be unable to meet its required Current Ratio, or its required Consolidated Senior Total Debt to Consolidated EBITDAX ratio, Chaparral could reduce its debt amount by early settling additional derivative contracts, selling oil and natural gas assets, selling non-oil and natural gas assets or raising equity. Chaparral would continue to evaluate other opportunities from the capital markets as well as work with its lenders to enter into an Eighth Restated Credit Agreement, which it would expect to have an extended maturity, and terms and other conditions that are standard in the oil and natural gas industry. There is no assurance, however, that Chaparral will be able to sell its assets or equity at commercially reasonable terms or that any sales would generate enough cash to adequately reduce the borrowing base, or that it will be able to meet its future obligations to the banks.

Prior to the amendment described below, the Credit Agreement required Chaparral to maintain a Consolidated Total Debt to Consolidated EBITDAX Ratio, as defined in its Credit Agreement, of not greater than:

•	5.00 to 1.0 for the annualized period commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on March 31, 2007;

•	4.75 to 1.0 for the annualized period commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on June 30, 2007;

•	4.50 to 1.0 for the annualized period commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on September 30, 2007;

•	4.25 to 1.0 for the four consecutive fiscal quarters ending on December 31, 2007; and

•

4.00 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2008 and for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarter thereafter.

As of March 31, 2007, Chaparral did not meet the 5.00 to 1.0 Consolidated Total Debt to Consolidated EBITDAX ratio as required by the Credit Agreement. Effective May 11, 2007, the Credit Agreement was amended to replace the Total Debt to EBITDAX ratio with a Consolidated Senior Total Debt to Consolidated EBITDAX ratio. For the purposes of the amended ratio, Consolidated Senior Total Debt consisted of all outstanding loans under the Credit Agreement, letters of credit and obligations under capital leases, as defined in the First Amendment to Chaparral’s Credit Agreement. The amended Credit Agreement required Chaparral to maintain a Consolidated Senior Total Debt to Consolidated EBITDAX ratio, as defined in its Credit Agreement, of not greater than:

•

2.75 to 1.0 for the annualized periods commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on March 31, 2007, June 30, 2007 and September 30, 2007 and for the four consecutive fiscal quarters ending on December 31, 2007; and

•

2.50 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2008 and for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarters thereafter.

The Credit Agreement, as amended effective May 21, 2009, requires Chaparral to maintain a Consolidated Senior Total Debt to Consolidated EBITDAX ratio, as defined in the Fifth Amendment to its Credit Agreement, of not greater than:

•	2.50 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2009;

•	3.00 to 1.0 for the four consecutive fiscal quarters ending on June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010; and

•	2.75 to 1.0 for the four consecutive fiscal quarters ending on June 30, 2010, September 30, 2010, and December 31, 2010.

For purposes of the amended ratio, Consolidated Senior Total Debt consists of all outstanding loans under the Credit Agreement, letters of credit and all obligations under capital leases, minus cash on hand in excess of accounts payable and accrued liabilities that are more than 90 days past the invoice date, as defined in the Fifth Amendment to Chaparral’s Credit Agreement.

The Credit Agreement, as amended, also requires Chaparral to limit the aggregate amount of its capital expenditures incurred during the period beginning April 1, 2009 and ending December 31, 2009 to its discretionary cash flows for the period. Discretionary cash flows consist of Consolidated EBITDAX minus interest expense and taxes paid during the period, as defined in the Fifth Amendment to Chaparral’s Credit Agreement. As part of the current redetermination process, Chaparral has requested that the lenders amend this covenant to change the time period over which its aggregate capital expenditures are limited to the period beginning October 1, 2009 and ending June 30, 2010. As of November 20, 2009, this amendment has been approved pending final documentation.

The Credit Agreement also specifies events of default, including:

•	Chaparral’s failure to pay principal or interest under the Credit Agreement when due and payable;

•	Chaparral’s representations or warranties proving to be incorrect, in any material respect, when made or deemed made;

•	Chaparral’s failure to observe or perform certain covenants, conditions or agreements under the Credit Agreement;

•	Chaparral’s failure to make payments on certain other material indebtedness when due and payable;

•	the occurrence of any event or condition that requires the redemption or repayment of, or an offer to redeem or repay, certain other material indebtedness prior to its scheduled maturity;

•

the commencement of an involuntary proceeding seeking liquidation, reorganization or other relief, or the appointment of a receiver, trustee, custodian or other similar official for Chaparral or its subsidiaries, and the proceeding or petition continues undismissed for 60 days or an order approving the foregoing is entered;

•	Chaparral’s inability, admission or failure generally to pay its debts as they become due;

•	the entry of a final, non-appealable judgment for the payment of money in excess of $5.0 million that remains undischarged for a period of 60 consecutive days;

•	a Change of Control (as defined in the Credit Agreement); and

•

the occurrence of a default under any permitted bond document, which such default continues unremedied or is not waived prior to the expiration of any applicable grace or cure under any permitted bond document.

If the outstanding borrowings under Chaparral’s Credit Agreement were to exceed the borrowing base as a result of a redetermination, Chaparral would be required to eliminate this excess. Within 10 days after receiving notice of the new borrowing base, Chaparral would be required to make an election: (1) to repay a portion of its bank borrowings in the amount of the excess either in a lump sum within 30 days or in equal monthly installments over a six-month period; (2) to submit within 90 days additional oil and gas properties it owns for consideration in connection with the determination of the borrowing base sufficient to eliminate the excess or (3) to eliminate the excess through a combination of repayments and the submission of additional oil and gas properties within 90 days.

To consummate the Transaction, Chaparral will be required to enter into the Proposed Replacement Credit Facility. The Proposed Replacement Credit Facility is expected to have a maturity, terms and other conditions which are standard in the oil and gas industry.

Chaparral’s 8 1/ 2% Senior Notes due 2015. On December 1, 2005, Chaparral issued $325.0 million aggregate principal amount of 8 1/2% Senior Notes maturing on December 1, 2015. The 8 1/2% Senior Notes are Chaparral’s senior unsecured obligations, rank equally in right of payment with all of its existing and future senior indebtedness, and rank senior to all of its existing and future subordinated debt. The payment of the principal, interest and premium on the 8 1/2% Senior Notes is fully and unconditionally guaranteed on a senior unsecured basis by Chaparral’s existing and some of its future restricted subsidiaries, as defined in the indenture.

On and after December 1, 2010, Chaparral may redeem some or all of the 8 1/2% Senior Notes at any time at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption.

Prior to December 1, 2010, the notes may be redeemed in whole or in part at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to the date of redemption plus an applicable premium specified in the indenture.

Chaparral and its restricted subsidiaries are subject to certain negative and financial covenants under the indenture governing the 8 1/2% Senior Notes. The provisions of the indenture limit Chaparral and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on its capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual limitation on the ability of its restricted subsidiaries to pay dividends, make loans or transfer property to it;

•	engage in transactions with its affiliates;

•	sell assets, including capital stock of its subsidiaries; and

•	consolidate, merge or transfer assets.

As of December 31, 2008, Chaparral is not able to incur additional secured debt as a result of the ACNTA test under the 8 1/2% Senior Notes.

If Chaparral experiences a change of control (as defined in the indenture governing the 8 1/2% Senior Notes), including making certain asset sales, subject to certain conditions, Chaparral must give holders of the 8 1/2% Senior Notes the opportunity to sell to Chaparral their 8 1/2% Senior Notes at 101% of the principal amount, plus accrued and unpaid interest.

Chaparral’s 8 7/8% Senior Notes due 2017. On January 18, 2007, Chaparral issued $325.0 million aggregate principal amount of 8 7/8% Senior Notes maturing on February 1, 2017. The 8 7/8% Senior Notes are Chaparral’s senior unsecured obligations, rank equally in right of payment with all of its existing and future senior indebtedness, including its existing 8  1/2% Senior Notes, and rank senior to all of its existing and future subordinated debt. The payment of the principal, interest and premium on the 8 7/ 8% Senior Notes is fully and unconditionally guaranteed on a senior unsecured basis by Chaparral’s existing and some of its future restricted subsidiaries, as defined in the indenture.

On and after February 1, 2012, Chaparral may redeem some or all of the 8 7/8% Senior Notes at any time at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption.

In addition, upon completion of a qualified equity offering prior to February 1, 2012, Chaparral is entitled to redeem up to 35% of the aggregate principal amount of the 8 7/ 8% Senior Notes from the proceeds, so long as:

•	Chaparral pays to the holders of such notes a redemption price of 108.875% of the principal amount of the 8 7/8% Senior Notes, plus accrued and unpaid interest to the date of redemption; and

•	at least 65% of the aggregate principal amount of the 8 7/ 8% Senior Notes remains outstanding after each such redemption, other than 8 7/ 8% Senior Notes held by Chaparral or its affiliates.

Finally, prior to February 1, 2012, the notes may be redeemed in whole or in part at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to the date of redemption plus an applicable premium specified in the indenture.

Chaparral and its restricted subsidiaries are subject to certain negative and financial covenants under the indenture governing the 8 7/8% Senior Notes. The provisions of the indenture limit Chaparral and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on its capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual limitation on the ability of its restricted subsidiaries to pay dividends, make loans or transfer property to it;

•	engage in transactions with its affiliates;

•	sell assets, including capital stock of its subsidiaries; and

•	consolidate, merge or transfer assets.

As of December 31, 2008, Chaparral is not able to incur additional secured debt as a result of the ACNTA test under the 8 7/8% Senior Notes.

If Chaparral experiences a change of control (as defined in the indenture governing the 8 7/8% Senior Notes), including making certain asset sales, subject to certain conditions, Chaparral must give holders of the 8 7/8% Senior Notes the opportunity to sell to Chaparral their 8 7/8% Senior Notes at 101% of the principal amount, plus accrued and unpaid interest.

As part of the indenture, Chaparral entered into a registration rights agreement in which it agreed to file a registration statement with the Securities and Exchange Commission related to an offer to exchange the notes for an issue of registered notes within 270 days of the closing date. If Chaparral failed to complete the exchange offer within 270 days after the closing date, it would be required to pay liquidated damages equal to 0.25% per annum of the principal amount of the notes for the first 90 days after the target registration date. After the first 90 days, the rate increased an additional 0.25% for each additional 90 days, up to a total of 1.0%. The exchange offer was not completed within the 270-day period ending October 15, 2007 as required by the registration rights agreement. As a result, Chaparral accrued liquidated damages of $0.3 million during the year ended December 31, 2007. On February 29, 2008, Chaparral completed the exchange offer, and liquidated damages ceased to accrue as of that date. Total liquidated damages paid in 2008 were $0.4 million.

Alternative capital resources. Chaparral has historically used cash flow from operations, debt financing, private issuance of common stock, and derivative monetizations as its primary sources of capital. In the future, Chaparral may use additional sources such as asset sales, additional public or private issuances of common or preferred stock, or project financing. While Chaparral believes it would be able to obtain funds through one or more of these alternative sources, if needed, Chaparral cannot provide assurance that these resources would be available on terms acceptable to it.

Contractual obligations. The following table summarizes Chaparral’s contractual obligations and commitments as of December 31, 2008:

(Dollars in thousands)(1)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Debt:
Revolving credit line—including estimated interest	$31,476	$625,476	$—	$—	$656,952
Senior notes, including estimated interest	56,469	112,938	112,938	796,587	1,078,932
Other long-term notes including estimated interest	7,558	10,089	4,520	18,260	40,427
Capital leases including estimated interest	259	304	—	—	563
Abandonment obligations	300	600	600	31,875	33,375
Derivative obligations	—	3,388	—	—	3,388
Purchase Commitments	2,847	3,969	—	—	6,816

Total	$98,909	$756,764	$118,058	$846,722	$1,820,453

(1)	As of December 31, 2008, Chaparral had no off-balance sheet arrangements.

Chaparral has long-term contracts to purchase up to all of the CO2 manufactured at two existing ethanol plants. Based on plant capacity, it is estimated that Chaparral will purchase an average of approximately 4.2 MMcf per day over the ten-year contract term which will begin upon its first purchase, under one contract, and under the second contract an average of approximately 13.75 MMcf per day over the fifteen-year contract term which begins in 2009. Pricing under both contracts is variable over time and both contracts have the possibility of renewal. Chaparral has rights under two additional contracts that require Chaparral to purchase CO2 for EOR projects. Under one contract Chaparral may purchase a variable amount of CO2, up to 20.0 MMcf per day. Chaparral has historically taken less CO2 than the maximum allowed in the contract and based on its current level, Chaparral projects it would purchase an average of approximately 16.0 MMcf per day over the remainder of the initial term of the contract, which expires in 2011. The contract automatically renews for an additional ten years unless terminated by Chaparral. Chaparral may also purchase a variable amount of CO2 under the second contract and it is currently purchasing an average of approximately 5.0 MMcf per day and projects its purchases to remain at that level through 2009. The contract expires in 2016. Chaparral may terminate this contract at the end of any calendar year with 13 months notice. Pricing under both contracts is dependent on certain variable factors, including the price of oil.

Results of Operations

Comparison of three and nine months ended September 30, 2009 to three and nine months ended September 30, 2008.

Revenues and production. The following table presents information about Chaparral’s oil and natural gas sales before the effects of commodity derivative settlements:

	Three months ended September 30,			Nine months ended September 30,
	2008	2009	change	2008	2009	change
Oil and natural gas sales (dollars in thousands)
Oil	$106,816	$59,539	(44.3)%	$297,143	$145,435	(51.1)%
Natural gas	41,853	18,214	(56.5)%	130,222	55,249	(57.6)%

Total	$148,669	$77,753	(47.7)%	$427,365	$200,684	(53.0)%
Production
Oil (MBbls)	962	984	2.3%	2,785	2,888	3.7%
Natural gas (MMcf)	4,730	5,773	22.1%	14,583	17,460	19.7%
MBoe	1,750	1,946	11.2%	5,216	5,798	11.2%
Average sales prices (excluding derivative settlements)
Oil per Bbl	$111.04	$60.51	(45.5)%	$106.69	$50.36	(52.8)%
Natural gas per Mcf	8.85	3.16	(64.3)%	8.93	3.16	(64.6)%
Boe	84.95	39.96	(53.0)%	81.93	34.61	(57.8)%

Oil and natural gas revenues decreased by 47.7% and 53.0%, respectively, during the three and nine months ended September 30, 2009, due to a decrease in average price per Boe. Oil and natural gas prices declined significantly during the three and nine months ended September 30, 2009 as compared to the same periods of 2008. Because of this decline in oil and natural gas prices, Chaparral’s revenues in 2009 are expected to be significantly lower than the amounts reported in 2008.

Oil sales decreased 44.3% from $106.8 million during the third quarter of 2008 to $59.5 million during the same period in 2009. This decrease was due to a 45.5% decrease in average oil prices from $111.04 to $60.51 per Bbl, partially offset by a 2.3% increase in production volumes to 984 MBbls. Natural gas sales decreased 56.5% from $41.9 million during the third quarter of 2008 to $18.2 million during the same period in 2009. This decrease was due to a 64.3% decrease in average natural gas prices, partially offset by a 22.1% increase in natural gas production volumes to 5,773 MMcf.

Oil sales decreased 51.1% from $297.1 million during the nine months ended September 30, 2008 to $145.4 million during the same period in 2009. This decrease was due to a 52.8% decrease in average oil prices from $106.69 to $50.36 per Bbl, partially offset by a 3.7% increase in production volumes to 2,888 MBbls. Natural gas sales decreased 57.6% from $130.2 million during the nine months ended September 30, 2008 to $55.2 million during the same period in 2009. This decrease was due to a 64.6% decrease in average natural gas prices, partially offset by a 19.7% increase in natural gas production volumes to 17,460 MMcf.

Production volumes by area were as follows (MBoe):

	Three months ended September 30,		Percentage change	Nine months ended September 30,		Percentage change
	2008	2009		2008	2009
Mid Continent	1,202	1,301	8.2%	3,506	3,765	7.4%
Permian	266	386	45.1%	812	1,264	55.7%
Gulf Coast	134	113	(15.7)%	423	347	(18.0)%
Ark-La-Tex	70	68	(2.9)%	220	196	(10.9)%
North Texas	40	41	2.5%	137	124	(9.5)%
Rocky Mountains	38	37	(2.6)%	118	102	(13.6)%

Totals	1,750	1,946	11.2%	5,216	5,798	11.2%

Oil and natural gas production for the three and nine months ended September 30, 2009 increased primarily due to Chaparral’s drilling program and enhancements of its existing properties, much of which was accomplished in 2008 and the first quarter of 2009. Chaparral has focused its capital expenditures on the Mid Continent and Permian areas. As a result, production in its growth areas has declined and is expected to continue to decline, since its planned capital expenditures for the remainder of 2009 are also focused in its core areas of the Mid Continent and Permian Basin.

The increase in production in the Permian area is primarily due to the Bowdle 47 No. 2, which began selling natural gas in late November 2008 and accounted for approximately 9% of total production for the three and nine months ended September 30, 2009. Chaparral expects production from this well to decline during the fourth quarter of 2009. Production from the Bowdle 47 No. 2 for the fourth quarter of 2009 is expected to be approximately 78% of its production for the third quarter of 2009, and its production in 2010 is expected to be approximately 48% of its total production in 2009. Chaparral is currently drilling an offset, the Bowdle 47 No. 4, which is expected to come online in the first quarter of 2010. If successful, this well combined with several other high impact wells Chaparral is drilling or participating in during the fourth quarter of 2009, could maintain its production levels throughout 2010. However, Chaparral cannot accurately predict the timing or the level of future production.

Chaparral’s results of operations, financial condition, and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties. To mitigate a portion of this exposure, Chaparral enters into commodity price swaps, costless collars, and basis protection swaps. Certain commodity price swaps qualified and were designated as cash flow hedges.

During the fourth quarter of 2008, Chaparral determined that its natural gas swaps are no longer expected to be highly effective, primarily due to the increased volatility in the basis differentials between the contract price and the indexed price at the point of sale. As a result, Chaparral discontinued hedge accounting and applied mark-to-market accounting treatment to all outstanding natural gas swaps. The change in fair value related to these instruments, after hedge accounting was discontinued, is recorded immediately in non-hedge derivative gains (losses) in the consolidated statements of operations. In the past, a portion of the change in fair value would have been deferred through other comprehensive income and the ineffective portion would have been included in gain (loss) from oil and natural gas hedging activities.

In addition, during the fourth quarter of 2008, Chaparral monetized oil and natural gas swaps and collars with original settlement dates from January through June of 2009 for proceeds of $32.6 million. During the first quarter of 2009, Chaparral monetized additional natural gas swaps with original settlement dates from May through October of 2009 for proceeds of $9.5 million. During the second quarter of 2009, Chaparral monetized additional oil swaps and collars with original settlement dates from January 2012 through December 2013 for proceeds of $102.4 million. Certain swaps that were monetized had previously been accounted for as cash flow hedges. As of December 31, 2008 and September 30, 2009, accumulated other comprehensive income included $23.7 million and $84.8 million, respectively, of deferred gains related to discontinued cash flow hedges that will be recognized as a gain from oil and natural gas hedging activities when the hedged production is sold. No oil and natural gas derivatives were monetized during the first nine months of 2008.

The effects of hedging on Chaparral’s net revenues for the three and nine months ended September 30, 2008 and 2009 are as follows:

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2008	2009	2008	2009
Gain (loss) from oil and natural gas hedging activities:
Receipts from (payments on) hedge settlements	$(36,978)	$(458)	$(98,235)	$2,474
Hedge ineffectiveness and reclassification adjustments	34,663	1,601	6,565	20,360

Total	$(2,315)	$1,143	$(91,670)	$22,834

Primarily as a result of substantially lower oil prices in 2009 than in 2008, payments on hedge settlements were $0.5 million during the third quarter of 2009 compared to $37.0 million during the third quarter of 2008, and receipts from hedge settlements were $2.5 million during the first nine months of 2009 compared to payments on hedge settlements of $98.2 million during the first nine months of 2008. Gains of $1.6 million and $20.8 million associated with derivatives for which hedge accounting had previously been discontinued were reclassified into earnings during the three and nine months ended September 30, 2009, respectively, as the hedged production was sold. As a result of these transactions, as well as the discontinuance of hedge accounting for all natural gas swaps discussed above, Chaparral’s gain from oil and natural gas hedging activities was $1.1 million and $22.8 million during the three and nine months ended September 30, 2009 compared to a loss of $2.3 million and $91.7 million for the comparable periods in 2008.

Chaparral’s realized prices are impacted by realized gains and losses resulting from commodity derivatives contracts. The following table presents information about the effects of derivative settlements, excluding early settlements, on realized prices:

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Oil (per Bbl):
Before derivative settlements	$111.04	$60.51	$106.69	$50.36
After derivative settlements	$78.17	$62.43	$75.24	$53.42
Post-settlement to pre-settlement price	70.4%	103.2%	70.5%	106.1%
Natural gas (per Mcf):
Before derivative settlements	$8.85	$3.16	$8.93	$3.16
After derivative settlements	$7.42	$5.25	$7.79	$4.81
Post-settlement to pre-settlement price	83.8%	166.1%	87.2%	152.2%

Costs and expenses. The following table presents information about Chaparral’s operating expenses for the three and nine months ended September 30, 2008 and 2009:

	Three months ended September 30,		Percent change	Nine months ended September 30,		Percent change
	2008	2009		2008	2009
Costs and expenses (dollars in thousands)
Lease operating expenses	$32,290	$21,980	(31.9)%	$86,202	$72,945	(15.4)%
Production taxes	9,822	5,367	(45.4)%	28,338	14,168	(50.0)%
Depreciation, depletion and amortization	25,129	24,700	(1.7)%	73,774	80,100	8.6%
General and administrative	4,879	5,854	20.0%	18,960	18,128	(4.4)%
Costs and expenses (per Boe)
Lease operating expenses	$18.45	$11.29	(38.8)%	$16.53	$12.58	(23.9)%
Production taxes	5.61	2.76	(50.8)%	5.43	2.44	(55.1)%
Depreciation, depletion and amortization	14.36	12.69	(11.6)%	14.14	13.82	(2.3)%
General and administrative	2.79	3.01	7.9%	3.63	3.13	(13.8)%

Lease operating expenses—Due to higher production mostly associated with the Bowdle 47 No. 2 well and Chaparral’s efforts to reduce production costs, lease operating expenses per Boe for the three and nine months ended September 30, 2009 declined $7.16 to $11.29 and $3.95 to $12.58, respectively, compared to the same periods in 2008. During the three and nine months ended September 30, 2009, electricity and fuel costs decreased by $1.6 million and $3.1 million, respectively, and workovers and other field service costs decreased by $8.7 million and $10.2 million, respectively, compared to the same periods in 2008. Oil prices have recently started to improve, and if this upward trend continues, Chaparral expects absolute and per Boe operating costs to increase as well.

Production taxes (which include ad valorem taxes)—The decrease for the third quarter of 2009 was primarily due to 53.0% lower average prices, partially offset by an 11.2% increase in production volumes. The decrease for the first nine months of 2009 was primarily due to 57.8% lower average prices, partially offset by an 11.2% increase in production volumes.

Depreciation, depletion and amortization (“DD&A”)—The decrease for the third quarter of 2009 was primarily due to a $0.7 million decrease in DD&A on oil and natural gas properties. Chaparral’s DD&A rate on oil and natural gas properties per equivalent unit of production decreased $1.68 to $11.22 per Boe primarily due to the decrease in capitalized costs resulting from its ceiling test impairments recorded in the fourth quarter of 2008 and the first quarter of 2009, combined with lower estimated future development costs. This decrease in the DD&A rate per equivalent unit of production reduced DD&A for oil and natural gas properties by $2.9 million, which was offset by increased DD&A of $2.2 million due to higher production volumes.

The increase for the first nine months of 2009 was primarily due to an increase in DD&A on oil and natural gas properties of $4.2 million. Higher production volumes increased DD&A on oil and natural gas properties by $7.2 million, which was offset by a $3.0 million reduction in DD&A due to a lower rate per equivalent unit of production. Chaparral’s DD&A rate on oil and natural gas properties per equivalent unit of production decreased $0.57 to $12.34 per Boe primarily due to the decrease in capitalized costs resulting from its ceiling test impairments recorded in the fourth quarter of 2008 and the first quarter of 2009, combined with lower estimated future development costs.

Impairment of oil and natural gas properties—In accordance with the full cost method of accounting, the net capitalized costs of oil and natural gas properties are not to exceed their related estimated future net revenues discounted at 10%, as adjusted for Chaparral’s cash flow hedge positions and net of tax considerations, plus the lower of cost or estimated fair value of unproved properties. During the first quarter of 2009, gas prices declined significantly as compared to the December 31, 2008 spot price of $5.62 per Mcf. Based on March 31, 2009 spot prices of $49.66 per Bbl of oil and $3.63 per Mcf of natural gas, the internally estimated PV-10 value of Chaparral’s reserves declined by 13.5% compared to its PV-10 value at December 31, 2008.

As a result, Chaparral recorded a ceiling test impairment of oil and natural gas properties of $240.8 million during the first quarter of 2009. The effect of derivative contracts accounted for as cash flow hedges, based on the March 31, 2009 spot prices, increased the full cost ceiling by $169.0 million, thereby reducing the ceiling test write down by the same amount.

As of September 30, 2009, the cost center ceiling exceeded the net capitalized cost of Chaparral’s oil and natural gas properties, and no ceiling test impairment was recorded during the third quarter of 2009. The internally estimated PV-10 value of Chaparral’s reserves was estimated based on spot prices of $70.21 per Bbl of oil and $3.24 per Mcf of natural gas at September 30, 2009. The effect of derivative contracts accounted for as cash flow hedges, based on these September 30, 2009 spot prices, reduced the full cost ceiling by $10.7 million. The qualifying cash flow hedges as of September 30, 2009, which consisted of commodity price swaps, covered 3,954 MBbls of oil production for the period from October 2009 through December 2011.

A decline in oil and natural gas prices subsequent to September 30, 2009 could result in additional ceiling test write downs in future periods. In addition, Chaparral’s reserve estimate as of December 31, 2009 will be prepared using an average price for oil and gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because of the low oil prices prevalent through the first half of 2009, this average price for oil is expected to be lower than the price used in Chaparral’s reserve calculation as of September 30, 2009, which could cause both its reserve volumes and its PV-10 value as of December 31, 2009 to be lower than they were as of September 30, 2009. The amount of any future impairment is difficult to predict, and will depend on the oil and natural gas prices at the end of or during each period, the incremental proved reserves added during each period, and additional capital spent.

Loss on impairment of ethanol plant. Chaparral owned a 66.67% interest in Oklahoma Ethanol LLC, a joint venture to construct and operate an ethanol production plant in Blackwell, Oklahoma. Oklahoma Ethanol LLC retained a financial advisor to arrange project financing to fund construction costs and for related start-up working capital. Because financing did not close by September 15, 2008, the minority owner, Oklahoma Sustainable Energy LLC, is no longer able to participate in the joint venture, and Chaparral now owns 100% of Oklahoma Ethanol, LLC. The City of Blackwell has also been unable to obtain financing for the railroad upgrades and storage facilities that would be necessary to support ethanol production. During the third quarter of 2008, Chaparral determined that it will be unlikely to obtain equity capital or new project financing for an ethanol plant, and accordingly recorded an impairment charge of $2.9 million, which was the amount of its investment in the ethanol plant.

Litigation settlement—Effective April 15, 2009, Chaparral settled its pending lawsuit against John Milton Graves Trust u/t/a 6/11/2004, et al. This case was related to (i) a post-closing adjustment of the price Chaparral paid for Calumet Oil Company (“Calumet”) in 2006 (the “Working Capital Adjustment”) and (ii) a contractual payment related to an election to be made by the sellers of Calumet (collectively, the “Sellers”) under the federal tax code (the “Tax Election”).

Pursuant to the settlement agreement, which was based upon net calculations of the receivable and payable, the Sellers paid Chaparral $7.1 million, which amount is intended to settle all claims related to both the Working Capital Adjustment and the Tax Election claims, and Chaparral retained $0.4 million contained in an escrow account covering any losses incurred by it for title defects related to its purchase of Calumet. In addition, the parties issued mutual releases, dismissed with prejudice the pending litigation and the claims made therein, and the Sellers will take action to clear the title to certain properties purchased by Chaparral in the Calumet acquisition.

As of December 31, 2008, the recorded receivable for the Working Capital Adjustment was $14.4 million, and was included in other assets on the consolidated balance sheet. As of December 31, 2008, the recorded payable related to the Tax Election was $4.4 million, and was included in accounts payable and accrued liabilities on the consolidated balance sheet. As a result of the settlement, as of September 30, 2009, the receivable related to the Working Capital Adjustment and the Tax Election payable were eliminated, the escrow cash account was reclassified to operating cash, and Chaparral recorded a charge to expense of $2.9 million.

General and administrative expenses (“G&A”) – The $1.0 million increase for the third quarter of 2009 was primarily due to higher deferred compensation costs. Due to a reduction in the fair value of its phantom stock during the third quarter of 2008, Chaparral recognized a deferred compensation gain which reduced G&A expense by $1.2 million for that quarter. The $0.8 million decrease for the first nine months of 2009 was primarily due to lower compensation costs. G&A expense is net of amounts capitalized as part of Chaparral’s exploration and development activities, as shown in the following table:

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
General and administrative cost	$7,438	$8,530	$28,777	$26,359
Less: general and administrative cost capitalized	(2,559)	(2,676)	(9,817)	(8,231)

General and administrative expense	$4,879	$5,854	$18,960	$18,128

Interest expense – Interest expense for the three months ended September 30, 2009 increased by 3.7% compared to the same period in 2008 primarily as a result of higher interest rates paid. Interest expense for the nine months ended September 30, 2009 increased by 5.2% compared to the same period in 2008 primarily as a result of increased levels of borrowings. The following table presents interest expense for the three and nine months ended September 30, 2008 and 2009:

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2008	2009	2008	2009
Revolver interest	$5,836	$6,583	$17,405	$20,355
8 1/ 2% Senior Notes, due 2015	7,089	7,105	21,255	21,304
8 7/8% Senior Notes, due 2017	7,433	7,403	22,187	22,194
Bank fees and other interest	1,303	1,380	3,435	3,802

	$21,661	$22,471	$64,282	$67,655

Non-hedge derivative gains (losses). Non-hedge derivative gains (losses) in the consolidated statements of operations are comprised of the following:

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2008	2009	2008	2009
Change in fair value of non-qualified commodity price swaps	$42,525	$(7,210)	$(16,355)	$(75,963)
Change in fair value of non-designated costless collars	37,682	(7,377)	29,125	(43,546)
Change in fair value of natural gas basis differential contracts	(1,627)	(4,845)	3,188	(15,081)
Receipts from (payments on) settlement of non-qualified commodity price swaps	(3,021)	7,791	(8,227)	107,020
Receipts from settlement of non-designated costless collars	125	9,013	125	41,358
Receipts from (payments on) settlement of natural gas basis differential contracts	1,502	(2,372)	2,149	(1,480)

	$77,186	$(5,000)	$10,005	$12,308

The gain on non-qualified commodity price swaps for the third quarter of 2009 was $0.6 million and included gains of $0.9 million on oil swaps, partially offset by losses of $0.3 million on natural gas swaps. The gain on non-qualified commodity price swaps for the third quarter of 2008 was $39.5 million, and was comprised of gains on oil swaps that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges. The gain on non-qualified commodity price swaps for the nine months ended September 30, 2009 was $31.1 million and included gains of $41.5 million on natural gas swaps, partially offset by losses of $10.4 million on oil swaps. The loss on non-qualified commodity price swaps for the third quarter of 2008 was $24.6 million, and was comprised of losses on oil swaps that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges.

The gain on costless collars was $1.6 million and $37.8 million, respectively, for the third quarter of 2009 and 2008. The gain on costless collars for the third quarter of 2009 consisted of a gain of $1.2 million and $0.4 million, respectively, on oil and natural gas collars. The gain on costless collars for the third quarter of 2008 consisted of a gain of $18.8 million and $19.0 million on oil and natural gas collars, respectively. For the nine months ended September 30, 2009, the loss on costless collars was $2.2 million compared to a gain of $29.3 million for the comparable period of 2008. The loss on costless collars for the nine months ended September 30, 2009 consisted of a loss on oil collars of $11.8 million, which included a $7.3 million loss on monetization in the second quarter. The loss was partially offset by a gain on natural gas collars of $9.6 million. For the nine months ended September 30, 2008, the gain on costless collars consisted of a gain of $15.2 million and $14.1 million on oil and natural gas collars, respectively. These changes are due primarily to higher NYMEX forward strip oil and natural gas prices at September 30, 2009 compared to June 30, 2009 and December 31, 2008.

The loss on natural gas basis differential contracts was $7.2 million for the third quarter of 2009 compared to a loss of $0.1 million for the third quarter of 2008. The loss on natural gas basis differential contracts was $16.6 million for the nine months ended September 30, 2009 compared to a gain of $5.3 million for the comparable period of 2008. The increase in losses on natural gas basis differential swaps during the three and nine months ended September 30, 2009 compared to the three and nine months ended September 30, 2008 was primarily due to lower differentials indicated by the forward commodity price curves. Chaparral had basis swaps covering 34,030 BBtu at September 30, 2009 compared to 4,730 BBtu at September 30, 2008.

Primarily as a result of the above transactions, Chaparral had non-hedge derivative losses of $5.0 million for the first quarter of 2009 compared to non-hedge derivative gains of $77.2 million for the comparable period of 2008, and non-hedge derivative gains of $12.3 million and $10.0 million, respectively, for the nine months ended September 30, 2009 and 2008.

Production tax credits – During 2006, Chaparral purchased interests in two venture capital limited liability companies resulting in a total investment of $15.0 million. Chaparral’s return on the investment was the receipt of $2 of Oklahoma tax credits for every $1 invested and was recouped from its Oklahoma production taxes. The investments are accounted for as a production tax benefit asset and are netted against tax credits realized in other income using the effective yield method over the expected recovery period. Other income for the three months ended September 30, 2008 and 2009 did not include any significant Oklahoma production tax credits. Other income for the nine months ended September 30, 2008 and 2009 includes Oklahoma production tax credits of $0.7 million and $13.5 million, respectively. This source of income will not be available in future periods.

Discontinued Operations – During the second quarter of 2009, Chaparral committed to a plan to sell the assets of GCS, a wholly owned subsidiary that provides oilfield supplies, oilfield chemicals, downhole electric submersible pumps, and related services to oil and natural gas operators primarily in Oklahoma, Texas, and Wyoming.

On May 14, 2009, Chaparral entered into an agreement to sell the assets of the ESP Division of GCS to Global for a cash price of $26.0 million, subject to working capital adjustments as provided in the agreement. On June 8, 2009, Chaparral received $24.7 million in conjunction with the closing of the ESP Division sale to Global. The amount received reflected a reduction of $1.3 million due to working capital changes as of March 31, 2009. Chaparral paid off notes payable attributed to certain assets sold to Global in the amount of $1.6 million. The purchase price is subject to a final working capital adjustment, which is expected to be settled before December 31, 2009. For the nine months ended September 30, 2009, Chaparral recorded a pre-tax gain associated with the sale of $9.0 million. All taxable income associated with such gain was offset by existing net operating losses.

The operating results of GCS for the three and nine months ended September 30, 2008 and 2009 have been reclassified as discontinued operations in the consolidated statements of operations. Income from discontinued operations, including the gain on the sale of the ESP Division and net of income taxes, was $0.4 million and $0.1 million, respectively, for the third quarter of 2008 and 2009, and $0.9 million and $5.6 million, respectively, for the nine months ended September 30, 2008 and 2009.

Comparison of year ended December 31, 2008 to year ended December 31, 2007

Revenues and production. The following table presents information about Chaparral’s oil and gas sales before the effects of commodity derivative settlements:

	Year ended December 31,		Percentage Increase (Decrease)
	2007	2008
Oil and gas sales (dollars in thousands)
Oil	$234,428	$348,907	48.8%
Gas	131,530	152,854	16.2%

Total	$365,958	$501,761	37.1%

Production
Oil (MBbls)	3,356	3,773	12.4%
Gas (MMcf)	20,504	19,795	(3.5)%

MBoe	6,773	7,072	4.4%

Average sales prices (excluding derivative settlements)
Oil per Bbl	$69.85	$92.47	32.4%
Gas per Mcf	6.41	7.72	20.4%

Boe	$54.03	$70.95	31.3%

Oil and gas revenues increased $135.8 million, or 37.1%, to $501.8 million during 2008 due to a 4.4% increase in sales volumes and a 31.3% increase in the average price per Boe. Oil and natural gas prices declined significantly during the fourth quarter of 2008. Based on Chaparral’s forecasted production, if oil and natural gas prices remain at current levels or decline further, its revenues in 2009 will be significantly lower than the amounts reported in 2008.

Oil sales increased 48.8% from $234.4 million to $348.9 million during the year ended December 31, 2008. This increase was due to a 12.4% increase in production volumes to 3,773 MBbls and a 32.4% increase in average oil prices to $92.47 per Bbl. Natural gas sales revenues increased 16.2% from $131.5 million for the year ended December 31, 2007 to $152.9 million for the year ended December 31, 2008. This increase was due to a 20.4% increase in average gas prices to $7.72 per Mcf, partially offset by a 3.5% decrease in production volumes to 19,795 MMcf. Oil production for the year ended December 31, 2008 increased due primarily to the addition of volumes from acquisitions, Chaparral’s expanded drilling program, and enhancements of its existing properties.

Production volumes by area were as follows (MBoe):

	Year ended December 31,		Percent Increase (Decrease)
	2007	2008
Mid-Continent	4,389	4,733	7.8%
Permian Basin	1,047	1,145	9.4%
Gulf Coast	631	564	(10.6)%
Ark-La-Tex	317	291	(8.2)%
North Texas	230	184	(20.0)%
Rocky Mountains	159	155	(2.5)%

Totals	6,773	7,072	4.4%

Chaparral’s results of operations, financial condition and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil and gas. These commodity prices are subject to wide fluctuations and market uncertainties. To mitigate a portion of this exposure, Chaparral entered into commodity price swaps, costless collars, and basis protection swaps. Certain commodity price swaps qualified and were designated as cash flow hedges. The effects of hedging on its net revenues for the years ended December 31, 2007 and 2008 are as follows:

	Year ended December 31,
(dollars in thousands)	2007	2008
Gain (loss) from oil and gas hedging activities:
Receipts from (payments on) hedge settlements	$(19,797)	$(88,966)
Hedge ineffectiveness and reclassification adjustments	(8,343)	12,549

Total	$(28,140)	$(76,417)

Chaparral’s loss on hedge settlements was $89.0 million compared to a loss of $19.8 million in 2007, primarily due to high overall commodity prices during the first nine months of 2008. The loss on hedge settlements was partially offset by hedge ineffectiveness and reclassification adjustments, which was a gain of $12.5 million in 2008 compared to a loss of $8.3 million in 2007. This was primarily due to lower NYMEX forward strip oil prices at December 31, 2008 compared to December 31, 2007, combined with higher average contractual prices.

During the fourth quarter of 2008, Chaparral determined that its gas swaps are no longer expected to be highly effective, primarily due to the increased volatility in the basis differentials between the contract price and the indexed price at the point of sale. As a result, Chaparral discontinued hedge accounting and applied mark-to-market accounting treatment to all outstanding gas swaps. The $5.8 million cumulative change in fair value attributable to the gas swaps that had been accounted for as cash flow hedges and were outstanding as of December 31, 2008 has been deferred in other comprehensive income (loss), and will be recognized as a gain from oil and gas hedging activities when the hedged production is sold. The change in fair value related to these instruments, after hedge accounting was discontinued, is recorded immediately in non-hedge derivative gains (losses) in the consolidated statements of operations. In the past, a portion of the change in fair value would have been deferred through other comprehensive income, and the ineffective portion would have been included in the loss from oil and gas hedging activities, which is a component of revenue.

Chaparral’s realized prices are impacted by realized gains and losses resulting from commodity derivatives contracts. The following table presents information about the effects of derivative settlements, excluding early settlements, on realized prices:

	Year ended December 31,
	2007	2008
Oil (per Bbl):
Before derivative settlements	$69.85	$92.47
After derivative settlements	$61.35	$71.95
Post-settlement to pre-settlement price	87.8%	77.8%
Gas (per Mcf):
Before derivative settlements	$6.41	$7.72
After derivative settlements	$6.80	$7.38
Post-settlement to pre-settlement price	106.1%	95.6%

Costs and Expenses. The following table presents information about Chaparral’s operating expenses for each of the years ended December 31, 2007 and 2008:

	Amount			Per BOE
	Year ended December 31,		Percent Increase	Year ended December 31,		Percent Increase (Decrease)
(dollars in thousands)	2007	2008		2007	2008
Lease operating expenses	$104,469	$120,547	15.4%	$15.42	$17.05	10.6%
Production taxes	26,216	33,815	29.0%	3.87	4.78	23.5%
Depreciation, depletion and amortization	85,431	100,672	17.8%	12.61	14.24	12.9%
General and administrative	21,838	22,372	2.4%	3.22	3.16	(1.9)%

Lease operating expenses—Increase was generally due to increases in the number of net producing wells and higher oilfield service costs, including costs associated with artificial lift on oil properties. Per unit expenses were higher for all categories of lease operating expenses due to continued upward pressure on service costs, labor and materials resulting from the sustained strength of commodity prices during the first nine months of 2008. Included in the figures are a $4.7 million increase in electricity and fuel costs and a $2.4 million increase in workover activity. Chaparral expects lease operating expenses to decrease in the future if oil and gas prices remain at their current levels or decline further. However, the timing of the expected cost decline is uncertain, and Chaparral does not expect it to be proportional to the decline in its average realized prices.

Production taxes (which include ad valorem taxes)—Increase was primarily due to 31.3% higher average realized prices, and an increase of 4.4% increase in production volumes.

Depreciation, depletion and amortization—Increase was due primarily to an increase in DD&A on oil and gas properties of $12.6 million. For oil and gas properties, $3.9 million of the increase was due to higher production volumes in 2008 and $8.7 million was due to an increase in the DD&A rate per equivalent unit of production. Chaparral’s DD&A rate per equivalent unit of production on oil and gas properties increased $1.29 to $12.91 per Boe primarily due to estimated higher future development costs for proved undeveloped reserves and higher cost reserve additions.

Impairment of oil and natural gas properties— In accordance with the full-cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10%, as adjusted for Chaparral’s cash flow hedge positions and net of tax considerations, plus the lower of cost or estimated fair value of unproved properties. During the fourth quarter of 2008, Chaparral recorded a ceiling test impairment of oil and natural gas properties of $281.4 million as a result of a decline in oil and natural gas prices at the measurement date. The impairment was calculated based on December 31, 2008 spot prices of $44.60 per Bbl of oil and $5.62 per Mcf of natural gas. Based on these year-end prices, the effect of derivative contracts accounted for as cash flow hedges increased the full-cost ceiling by $192.1 million, thereby reducing the ceiling test write down by the same amount. The qualifying cash flow hedges as of December 31, 2008, which consisted of commodity price swaps, covered 6,254 MBbls of oil production for the period from January 2009 through December 2013.

Impairment of ethanol plant—Chaparral owned a 66.67% interest in Oklahoma Ethanol LLC, a joint venture to construct and operate an ethanol production plant in Blackwell, Oklahoma. Oklahoma Ethanol LLC retained a financial advisor to arrange project financing to fund construction costs and for related start-up working capital. Because financing did not close by September 15, 2008, the minority owner, Oklahoma Sustainable Energy LLC, is no longer able to participate in the joint venture, and Chaparral now owns 100% of Oklahoma Ethanol LLC. The City of Blackwell has also been unable to obtain financing for the railroad upgrades and storage facilities that would be necessary to support ethanol production. During the third quarter of 2008, Chaparral determined that it would be unlikely to obtain equity capital or new project financing for an ethanol plant. Chaparral accordingly recorded an impairment charge of $2.9 million, which was the amount of its investment in the ethanol plant.

General and administrative expenses—G&A expense is net of $11.2 million in 2008 and $10.8 million in 2007 capitalized as part of Chaparral’s exploration and development activities.

Interest expense. Interest expense decreased by $1.6 million, or 1.8%, compared to 2007, primarily as a result of lower interest rates paid, somewhat offset by increased levels of borrowings. The following table presents interest expense:

(dollars in thousands)	2007	2008
Revolver Interest	$27,387	$23,574
8 1/ 2% Senior Notes, due 2015	28,285	28,348
8 7/ 8% Senior Notes, due 2017	28,413	29,578
Other Interest	3,571	4,538

	$87,656	$86,038

Non-hedge derivative gains (losses). Non-hedge derivative gains (losses) in the consolidated statements of operations are comprised of the following:

	Year ended December 31,
(dollars in thousands)	2007	2008
Non-hedge derivative gains (losses):
Non-qualified commodity price swaps	$(24,416)	$29,367
Non-designated costless collars	—	90,525
Natural gas basis differential contracts	635	7,049

Total	$(23,781)	$126,941

During 2008, Chaparral entered into costless collars with a weighted average floor of $104.36 covering 1,846 MBbls of oil from July 2008 through December 2013. Chaparral also entered into costless collars with a weighted average floor of $10.00 covering 7,520 BBtu of gas from November 2008 through December 2010. Due to the decline in the NYMEX forward strip oil and gas prices, Chaparral recognized a gain on the collars of $90.5 million for the year ended December 31, 2008.

In December 2008, Chaparral monetized oil and gas swaps and collars with original settlement dates from January through June of 2009 for proceeds of $32.6 million. Certain swaps that were settled had previously been accounted for as cash flow hedges. The $17.9 million cumulative change in fair value attributable to the swaps that had been accounted for as cash flow hedges has been deferred in other comprehensive income (loss), and will be recognized as a gain from oil and gas hedging activities when the hedged production is sold.

Primarily as a result of the above transactions, Chaparral had non-hedge derivative gains of $126.9 million for the year ended December 31, 2008 compared to non-hedge derivative losses of $23.8 million in 2007.

Termination fee and acquisition costs. On July 14, 2008, Chaparral entered into an Agreement and Plan of Merger (“Merger Agreement”) with Edge Petroleum Corporation (“Edge”), whereby Edge would merge with and into Chaparral’s wholly owned subsidiary, Chaparral Exploration, L.L.C. During the fourth quarter of 2008, the parties concluded that it was highly unlikely that all of the closing conditions set forth in the Merger Agreement would be met, and therefore the merger would not be consummated on or prior to December 31, 2008, the date on which either party could, subject to the terms of the Merger Agreement, terminate the Merger Agreement unilaterally. As a result, Chaparral and Edge executed a Merger Termination Agreement on December 16, 2008, and costs of $1.4 million associated with the merger were expensed.

On July 14, 2008, Chaparral entered into a Stock Purchase Agreement with Magnetar Financial LLC (“Magnetar”), which provided for Magnetar and its affiliates to purchase 1.5 million shares of Chaparral’s Series B convertible preferred stock for an aggregate purchase price of $150.0 million. On December 16,

2008, Chaparral executed a Termination and Settlement Agreement (the “Magnetar Termination Agreement”) with Edge and Magnetar, which terminated the Stock Purchase Agreement. Pursuant to the Magnetar Termination Agreement, Magnetar paid a total of $5.0 million, of which $1.5 million was paid to Edge at Chaparral’s direction to reimburse Edge for certain expenses, and $3.5 million was paid to Chaparral and recorded as a termination fee.

Discontinued operations. Discontinued operations consist of third-party revenue and operating expenses of GCS, which was acquired on April 16, 2007. Revenues are generated through the sale of oilfield supplies, chemicals, downhole submersible pumps and related services. Operating expenses consist of costs of sales related to product sales and general and administrative expenses.

During the second quarter of 2009, Chaparral committed to a plan to sell the assets of GCS, and the operating results of GCS have been reclassified as discontinued operations in the consolidated statements of operations. Chaparral recognized income from discontinued operations, net of income taxes, of $1.5 million and $1.1 million, respectively, in the years ended December 31, 2008 and 2007.

Comparison of year ended December 31, 2007 to year ended December 31, 2006

Revenues and production. The following table presents information about Chaparral’s oil and gas sales before the effects of commodity derivative settlements:

	Year ended December 31,		Percentage Increase (Decrease)
	2006	2007
Oil and gas sales (dollars in thousands)
Oil	$117,504	$234,428	99.5%
Gas	131,676	131,530	(0.1)%

Total	$249,180	$365,958	46.9%
Production
Oil (MBbls)	1,906	3,356	76.1%
Gas (MMcf)	20,949	20,504	(2.1)%

MBoe	5,398	6,773	25.5%
Average sales prices (excluding derivative settlements)
Oil per Bbl	$61.65	$69.85	13.3%
Gas per Mcf	6.29	6.41	1.9%

Boe	$46.16	$54.03	17.0%

Oil sales increased 99.5% from $117.5 million to $234.4 million during the year ended December 31, 2007. This increase was due to a 76.1% increase in production volumes to 3,356 MBbls and a 13.3% increase in average oil prices to $69.85 per barrel. Natural gas sales revenues decreased 0.1% from $131.7 million for the year ended December 31, 2006 to $131.5 million for the year ended December 31, 2007. This decrease was due to a 2.1% decrease in production volumes to 20,504 MMcf, partially offset by a 1.9% increase in average gas prices to $6.41 per Mcf. Oil production for the year ended December 31, 2007 increased due primarily to the addition of volumes from acquisitions, Chaparral’s expanded drilling program and enhancements of its existing properties.

Production volumes by area were as follows (MBoe):

	Year ended December 31,		Percent Increase (Decrease)
	2006	2007
Mid Continent	3,250	4,389	35.0%
Permian Basin	916	1,047	14.3%
Gulf Coast	558	631	13.1%
Ark-La-Tex	287	317	10.5%
North Texas	187	230	23.0%
Rocky Mountains	200	159	(20.5)%

Totals	5,398	6,773	25.5%

The effects of hedging on Chaparral’s net revenues for the years ended December 31, 2006 and 2007 are as follows:

	Year ended December 31,
(dollars in thousands)	2006	2007
Gain (loss) from oil and gas hedging activities:
Receipts from (payments on) hedge settlements	$(22,927)	$(19,797)
Hedge ineffectiveness and reclassification adjustments	18,761	(8,343)

Total	$(4,166)	$(28,140)

Chaparral’s loss from oil and gas hedging settlements in 2007 decreased $3.1 million due to improved hedge positions in relation to commodity prices from 2007 compared to 2006. Additionally as a result of higher NYMEX forward strip oil prices at December 31, 2007 compared to December 31, 2006, hedge ineffectiveness and reclassification adjustments resulted in a loss of $8.3 million in 2007 compared to a gain of $18.8 million in 2006.

Chaparral’s realized prices are impacted by realized gains and losses resulting from commodity derivatives contracts. The following table presents information about the effects of derivative settlements on realized prices:

	Year ended December 31,
	2006	2007
Oil (per Bbl):
Before derivative settlements	$61.65	$69.85
After derivative settlements	$46.99	$61.35
Post-settlement to pre-settlement price	76.2%	87.8%
Gas (per Mcf):
Before derivative settlements	$6.29	$6.41
After derivative settlements	$6.52	$6.80
Post-settlement to pre-settlement price	103.7%	106.1%

Costs and Expenses. The following table presents information about its operating expenses for each of the years ended December 31, 2006 and 2007:

	Amount			Per Boe
	Year ended December 31,		Percent Increase	Year ended December 31,		Percent Increase
(dollars in thousands)	2006	2007		2006	2007
Lease operating expenses	$71,663	$104,469	45.8%	$13.28	$15.42	16.1%
Production taxes	18,710	26,216	40.1%	3.47	3.87	11.5%
Depreciation, depletion and amortization	52,299	85,431	63.4%	9.69	12.61	30.1%
General and administrative	14,659	21,838	49.0%	2.72	3.22	18.4%

Lease operating expenses—Increase was generally due to increases in the number of net producing wells and higher oilfield service costs, including costs associated with artificial lift on oil properties. Approximately $22.3 million of the increase were expenses attributable to the properties acquired in the Calumet acquisition. Per unit expenses were higher for all categories of lease operating expenses due to continued upward pressure on service costs, labor and materials resulting from the sustained strength of commodity prices. Included in the figures are $8.9 million of costs associated with workovers in 2007 compared to $9.5 million in 2006.

Production taxes (which include ad valorem taxes)—Increase was due primarily to a 25.5% increase in production volumes and a 17.0% increase in average realized prices.

Depreciation, depletion and amortization—Increase was due primarily to an increase in DD&A on oil and gas properties of $31.6 million. For oil and gas properties, $16.0 million of the increase was due to higher production volumes in 2007 and $15.6 million was due to an increase in the DD&A rate per equivalent unit of production. Chaparral’s DD&A rate per equivalent unit of production on oil and gas properties increased by $2.90 to $11.62 per Boe primarily due to estimated higher future development costs for proved undeveloped reserves and higher cost reserve additions.

General and administrative expenses—Increase was due primarily to an increase in Chaparral’s office staff and related requirements caused by the increase in its level of activity, including the Calumet acquisition. In addition, Chaparral increased its compensation plan, including an increase in its officer bonus program and decreased the vesting period related to the Phantom Plan in efforts to meet market demand and recruit and maintain essential personnel. Approximately $0.3 million of the increase was due to the revision in the Phantom Plan. G&A expense also includes $0.6 million of expenses associated with Pointe Vista Development and Oklahoma Ethanol. G&A expense is net of $10.8 million in 2007 and $8.3 million in 2006 capitalized as part of Chaparral’s exploration and development activities.

Interest expense. Interest expense increased by $42.4 million, or 93.7%, compared to 2006, primarily as a result of increased levels of borrowings and higher interest rates paid. The following table presents interest expense:

(dollars in thousands)	2006	2007
Revolver Interest	$16,372	$27,387
8 1/ 2% Senior Notes, due 2015	28,223	28,285
8 7/ 8% Senior Notes, due 2017	—	28,413
Other Interest	651	3,571

	$45,246	$87,656

Non-hedge derivative losses. Non-hedge derivative losses were $23.8 million for the year ended December 31, 2007 and are comprised of losses of $24.4 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges, and $0.6 million of gains related to natural gas basis differential swaps. Non-hedge derivative losses were $4.7 million for the year ended December 31, 2006 and are comprised of losses of $3.8 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges, and $0.9 million of losses related to natural gas basis differential swaps.

Discontinued operations. Discontinued operations consist of third-party revenue and operating expenses of GCS, which was acquired on April 16, 2007. Revenues are generated through the sale of oilfield supplies, chemicals, downhole submersible pumps and related services. Operating expenses consist of costs of sales related to product sales and general and administrative expenses.

During the second quarter of 2009, Chaparral committed to a plan to sell the assets of GCS, and the operating results of GCS have been reclassified as discontinued operations in the consolidated statements of operations. Chaparral recognized income from discontinued operations, net of income taxes, of $1.1 million in the year ended December 31, 2007. There were no revenues or expenses from discontinued operations during 2006.

Critical Accounting Policies and Estimates

The discussion and analysis of Chaparral’s financial condition and results of operations are based upon its consolidated financial statements. The preparation of these statements requires Chaparral to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Chaparral bases its estimates on historical experience and other sources that it believes are reasonable at the time. Actual results may differ from the estimates and assumptions Chaparral used in preparation of its financial statements. Chaparral evaluates its estimates and assumptions on a regular basis. Described below are the most significant policies and the related estimates and assumptions Chaparral applies in the preparation of its financial statements. See Note 1 to Chaparral’s consolidated financial statements for a discussion of additional accounting policies and estimates made by management.

Revenue recognition. Chaparral derives almost all of its revenue from the sale of oil and gas produced from its oil and gas properties. Revenue is recorded in the month the product is delivered to the purchaser. Chaparral receives payment on substantially all of these sales from one to three months after delivery. At the end of each month, Chaparral estimates the amount of production delivered to purchasers that month and the price it will receive. Variances between Chaparral’s estimated revenue and actual payment received for all prior months are recorded in the month payment is received.

Derivative instruments. Certain of Chaparral’s oil and gas derivative contracts are designed to be treated as cash flow hedges under GAAP. This policy significantly impacts the timing of revenue or expense recognized from this activity, as Chaparral’s contracts are adjusted to their fair value at the end of each month. The effective portion of the hedge gain or loss, meaning the portion of the change in the fair value of the contract that offsets the change in the expected future cash flows from Chaparral’s forecasted sales of production, is recognized in income when the hedged production is reported as revenue. Chaparral reflects this as an adjustment to its revenue in the “Gain (loss) from oil and gas hedging activities” line in its consolidated statements of operations. Until hedged production is reported in earnings and the contract settles, the effective portion of the change in the fair value of the contract is reported in the “Accumulated other comprehensive income” line item in stockholders’ equity. The ineffective portion of the hedge gain or loss is reported in the “Gain (loss) from oil and gas hedging activities” line item each period. Chaparral’s derivative contracts that do not qualify for cash flow hedge treatment, or have not been designated as cash flow hedges, are marked to their period-end market values and the change in the fair value of the contracts is included in the “Non-hedge derivative gains (losses)” line in its consolidated statements of operations. As a result, Chaparral’s reported earnings could include large non-cash fluctuations, particularly in volatile pricing environments.

Chaparral determines the fair value of its oil, gas, and basis swaps by reference to forward pricing curves for oil and gas futures contracts. The difference between the forward price curve and the contractual fixed price is discounted to the measurement date using a credit risk adjusted discount rate. In certain less liquid markets, forward prices are not as readily available. In these circumstances, swaps are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. These contracts are classified as Level 3 in accordance with the fair value hierarchy defined by the FASB. Chaparral has determined that the fair value methodology described above for the remainder of its swaps is consistent with observable market inputs and has categorized them as Level 2. Chaparral determines fair value for its oil and gas collars using an option pricing model which takes into account market volatility, market prices, contract parameters, and credit risk. Due to unavailability of observable volatility data input for its collars, Chaparral has determined that all of its collars’ fair value measurements are categorized as Level 3. Derivative instruments are discounted using a rate that incorporates Chaparral’s nonperformance risk for derivative liabilities, and its counterparties’ credit risk for derivative assets. Chaparral’s derivative contracts have been executed with the institutions that are parties to its revolving credit facility. Chaparral believes the credit risks associated with all of these institutions are acceptable.

Oil and gas properties.

•

Full cost accounting. Chaparral uses the full cost method of accounting for its oil and gas properties. Under this method, all costs incurred in the exploration and development of oil and gas properties are capitalized into a cost center. These costs include drilling and equipping productive wells, dry hole costs, seismic costs and delay rentals. Capitalized costs also include salaries, employee benefits, consulting services and other expenses that directly relate to Chaparral’s exploration and development activities.

•

Proved oil and gas reserves quantities. Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geologic and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. The estimates of proven reserves for a given reservoir may change significantly over time as a result of changing prices, operating cost, additional development activity and the actual operating performance.

Chaparral’s proved reserve information included in this report is based on estimates prepared by Cawley, Gillespie & Associates, Inc., Ryder Scott Company, L.P., and Lee Keeling & Associates, Inc., each independent petroleum engineers, and its engineering staff. The independent petroleum engineers evaluated approximately 84% of the estimated future net revenues of Chaparral’s proved reserves discounted at 10% as of June 30, 2009, and its engineering staff evaluated the remainder. The independent petroleum engineers evaluated approximately 75% of the estimated future net revenues of Chaparral’s proved reserves discounted at 10% as of December 31, 2008, and its engineering staff evaluated the remainder. Chaparral continually makes revisions to reserve estimates throughout the year as additional information becomes available.

•

Depreciation, depletion and amortization. The quantities of proved oil and gas reserves are a significant component of Chaparral’s calculation of depreciation, depletion and amortization expense, and revisions in such estimates may alter the rate of future expense. The depreciation, depletion and amortization rate is determined using the units-of-production method based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based on the relative energy content.

•

Full cost ceiling limitation. Under the full cost method, the net capitalized costs of oil and gas properties recorded on Chaparral’s balance sheet cannot exceed the estimated future net revenues discounted at 10%, adjusted for derivatives accounted for as cash flow hedges, plus the lower of cost or fair market value of unproved properties. The ceiling calculation requires that prices and costs used to determine the estimated future net revenues are those in effect as of the last day of the quarter. If oil and gas prices decline or if Chaparral has downward revisions to its estimated reserve quantities, it is possible that write downs of its oil and gas properties could occur in the future.

•

Costs not subject to amortization. Costs of unevaluated properties are excluded from Chaparral’s amortization base until Chaparral has evaluated the properties. The costs associated with unevaluated leasehold acreage and seismic data, exploratory wells currently drilling and capitalized interest are initially excluded from Chaparral’s amortization base. Leasehold costs are either transferred to the amortization base with the costs of drilling a well or are assessed quarterly for possible impairment. Chaparral’s future depreciation, depletion and amortization rate would increase if costs are transferred to the amortization base without any associated reserves.

•

Future development and abandonment costs. Chaparral’s future development cost include costs to be incurred to obtain access to proved reserves such as drilling costs and the installation of production equipment. Future abandonment costs include costs to plug and abandon Chaparral’s oil and gas properties and related facilities. Chaparral develops estimates of these costs for each of its properties based on their location, type of facility, market demand for equipment and currently available procedures. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make numerous judgments. These judgments are subject to future revisions from changing technology and regulatory requirements. Chaparral reviews its assumptions and estimates of future development and future abandonment costs on a quarterly basis.

Chaparral records a liability for the discounted fair value of an asset retirement obligation in the period in which it is incurred and the corresponding cost is capitalized by increasing the carrying value of the related asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset.

Chaparral uses the present value of estimated cash flows related to its asset retirement obligation to determine the fair value. The present value calculation requires Chaparral to make numerous assumptions and judgments, including the ultimate costs of dismantling and site restoration, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment will be required for the related asset. Chaparral believes the estimates and judgments reflected in its financial statements are reasonable but are necessarily subject to the uncertainties Chaparral has just described. Accordingly, any significant variance in any of the above assumptions or factors could materially affect Chaparral’s estimated future cash flows.

Income taxes. Deferred income taxes are provided for the difference between the tax basis of assets and liabilities and the carrying amount in Chaparral’s financial statements. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is settled. Since Chaparral’s tax returns are filed after the financial statements are prepared, estimates are required in valuing tax assets and liabilities. Chaparral records adjustments to actual in the period it files its tax returns.

Valuation allowance for NOL carryforwards. In computing its income tax expense, Chaparral assesses the need for a valuation allowance on deferred tax assets, which consist primarily of net operating loss, or NOL, carryforwards. For federal income tax purposes these NOL carryforwards expire 15 to 20 years from the year of origination. Generally, Chaparral assesses its ability to fully utilize these carryforwards by estimating expected future taxable income based on the assumption that it will produce its existing reserves, as scheduled for production in its reserve report, and by analyzing the expected reversal of existing deferred tax liabilities. These computations are imprecise due to the extensive use of estimates and assumptions. Each quarter Chaparral assesses its ability to utilize NOL carryforwards. Chaparral will record a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such asset will not be realized.

Recent Accounting Pronouncements

In December 2007, the FASB issued new authoritative guidance regarding “Business Combinations” which is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008. This guidance establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This guidance also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. Chaparral adopted this guidance effective January 1, 2009. The guidance will apply prospectively to future business combinations, and did not have an effect on Chaparral’s reported financial position or results of operations.

In March 2008, the FASB issued new authoritative guidance regarding “Disclosures about Derivative Instruments and Hedging Activities” which is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This guidance addresses concerns that the existing disclosure requirements do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, it requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Chaparral adopted these disclosure requirements beginning January 1, 2009, and their adoption did not have an impact on its financial position or results of operations.

In December 2008, the SEC issued Release No. 33-8995, Modernization of Oil and Gas Reporting, which revises disclosure requirements for oil and gas companies. The new disclosure requirements permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new disclosure requirements also require companies to include nontraditional resources such as oil sands, shale, coal beds or other nonrenewable natural resources in reserves if they are intended to be upgraded to synthetic oil and gas. Currently the SEC requires that reserve volumes are determined using prices on the last day of the reporting period; however, the new disclosure requirements provide for reporting oil and gas reserves using an average price based upon the first day of each month for the prior twelve months rather than year-end prices. The new requirements will also allow companies to disclose their probable and possible reserves to investors, and will require them to report the independence and qualifications of their reserves preparer or auditor. The new rule is effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009, pending the potential alignment of certain accounting standards by the FASB with the new rule. Chaparral will adopt the provisions of the new rule in connection with its December 31, 2009 Form 10-K filing. Chaparral is currently evaluating the impact of the rule on its financial statements.

In May 2009, the FASB issued new authoritative guidance regarding “Subsequent Events“ which is effective for interim or annual periods ending after June 15, 2009. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, and requires the disclosure of the date through which an entity has evaluated subsequent events. Although there is new terminology, the guidance is based on the same principles as those that currently exist. Chaparral adopted the guidance for the period ending June 30, 2009, and its adoption did not have an impact on Chaparral’s financial position or results of operations.

In June 2009, the FASB issued new authoritative guidance regarding the “FASB Accounting Standards Codification,” which became the source of authoritative GAAP for nongovernmental entities effective for financial statements issued for interim and annual periods ending after September 15, 2009. Chaparral adopted the new guidance on July 1, 2009. The guidance did not have an impact on its financial position or results of operations, but it did affect the way Chaparral references GAAP in its consolidated financial statements and accounting policies.

In August 2009, the FASB issued new authoritative guidance regarding “Measuring Liabilities at Fair Value,” which is effective for the first reporting period (including interim periods) beginning after issuance. The new guidance provides additional clarification regarding how fair value should be measured when a quoted price in an active market for the identical liability is not available. Chaparral adopted the new guidance on July 1, 2009, and its adoption did not have an impact on Chaparral’s financial position or results of operations.

Effects of Inflation and Pricing

While the general level of inflation affects certain of Chaparral’s costs, factors unique to the oil and gas industry result in independent price fluctuations. Historically, significant fluctuations have occurred in oil and gas prices. In addition, changing prices often cause costs of equipment and supplies to vary as industry activity levels increase and decrease to reflect perceptions of future price levels. Although it is difficult to estimate future prices of oil and gas, price fluctuations have had, and will continue to have, a material effect on Chaparral.

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA

Chaparral defines adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges and reclassification adjustments, (5) non-cash change in fair value of non-hedge derivative instruments, (6) interest income, (7) non-cash deferred compensation expense (gain), (8) gain or loss on disposed assets, and (9) impairment charges and other significant, unusual non-cash charges. Any cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization are excluded from the calculation of adjusted EBITDA.

Management uses adjusted EBITDA as a supplemental financial measurement to evaluate Chaparral’s operational trends. Items excluded generally represent non-cash adjustments, the timing and amount of which cannot be reasonably estimated and are not considered by management when measuring Chaparral’s overall operating performance. In addition, adjusted EBITDA is the financial measurement that is used in covenant calculations required under Chaparral’s existing secured Credit Agreement and is expected to be used in covenant calculations required under Chaparral’s new secured credit facility. Chaparral considers compliance with the liquidity and debt covenants included in these agreements to be material. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of Chaparral’s business and should not be considered as an alternative to net income, as an indicator of its operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under GAAP and, accordingly, it may not be a comparable measurement to those used by other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the specified periods.

	Year Ended December 31,			Nine Months Ended September 30, 2009
(dollars in thousands)	2006	2007	2008
Net income (loss)	$23,806	$(4,793)	$(54,750)	$(146,934)
Interest expense	45,246	87,656	86,038	67,655
Income tax expense (benefit)	14,817	(2,745)	(34,386)	(90,743)
Depreciation, depletion, and amortization	52,299	85,842	101,973	80,726
Unrealized (gain) loss on ineffective portion of hedges and reclassification adjustments	(18,761)	8,343	(12,549)	(20,360)
Non-cash change in fair value of non-hedge derivative instruments	4,592	23,031	(89,554)	32,238
Interest income	(555)	(755)	(409)	(237)
Non-cash deferred compensation expense (gain)	82	831	(306)	827
Gain on disposed assets	(132)	(712)	(177)	(9,010)
Loss on impairment of oil and gas properties	—	—	281,393	240,790
Loss on impairment of ethanol plant	—	—	2,900	—
Loss on litigation settlement	—	—	—	2,928

Adjusted EBITDA	$121,394	$196,698	$280,173	$157,880

PV-10 Value

Chaparral provides the PV-10 value of its proved reserves as of specified dates throughout this proxy statement/prospectus. PV-10 value is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 value is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 value is equal to the standardized measure of discounted future net cash flows at a specified date before deducting future income taxes, discounted at 10%. Chaparral believes that the presentation of the PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to Chaparral’s proved reserves prior to taking into account corporate future income taxes and it is a useful measure of evaluating the relative monetary significance of Chaparral’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of Chaparral’s reserves to other companies. Chaparral uses this measure when assessing the potential return on investment related to Chaparral’s oil and natural gas properties. However, PV-10 value is not a substitute for the standardized measure of discounted future net cash flows. Chaparral’s PV-10 value measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of Chaparral’s oil and natural gas reserves as of the specified dates.

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of June 30, 2009 for Chaparral’s major areas of operation:

(dollars in millions)	PV-10 Value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flow
Mid-Continent	$1,167.9	$308.1	$859.8
Permian Basin	194.2	75.0	119.2
Gulf Coast	62.6	23.1	39.5
Ark-La-Tex	23.5	8.7	14.8
North Texas	42.4	17.0	25.4
Rocky Mountains	27.5	9.4	18.1

Total	$1,518.1	$441.3	$1,076.8

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2008 for Chaparral’s major areas of operation:

(dollars in millions)	PV-10 Value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flow
Mid Continent	$636.7	$111.5	$525.2
Permian Basin	163.8	37.9	125.9
Gulf Coast	78.7	19.7	59.0
Ark-La-Tex	18.4	2.3	16.1
North Texas	21.9	4.8	17.1
Rocky Mountains	13.2	1.5	11.7

Total	$932.7	$177.7	$755.0

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2007 for Chaparral’s major areas of operation:

(dollars in millions)	PV-10 Value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flow
Mid-Continent	$2,041.2	$631.5	$1,409.7
Permian Basin	306.8	116.1	190.7
Gulf Coast	139.6	62.6	77.0
Ark-La-Tex	62.5	22.6	39.9
North Texas	65.3	26.1	39.2
Rocky Mountains	56.6	19.1	37.5

Total	$2,672.0	$878.0	$1,794.0

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2006 for Chaparral’s major areas of operation:

(dollars in millions)	PV-10 Value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flows
Mid Continent	$1,087.4	$254.2	$833.2
Permian Basin	170.6	64.3	106.3
Ark-La-Tex	47.9	16.6	31.3
North Texas	38.4	15.1	23.3
Rocky Mountains	56.7	18.3	38.4
Gulf Coast	93.1	43.4	49.7

Total	$1,494.1	$411.9	$1,082.2

Quantitative And Qualitative Disclosures About Market Risk

Oil and gas prices. Chaparral’s financial condition, results of operations and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil and gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond Chaparral’s control. Chaparral cannot predict future oil and gas prices with any degree of certainty. Sustained declines in oil and gas prices may adversely affect its financial condition and results of operations, and may also reduce the amount of net oil and gas reserves that it can produce economically. Any reduction in reserves, including reductions due to price fluctuations, can reduce Chaparral’s borrowing base under its Credit Agreement and adversely affect its liquidity and its ability to obtain capital for its acquisition, exploration and development activities.

Based on Chaparral’s production for the nine months ended September 30, 2009, its gross revenues from oil and gas sales would change approximately $1.7 million for each $0.10 change in gas prices and $2.9 million for each $1.00 change in oil prices.

To mitigate a portion of Chaparral’s exposure to fluctuations in commodity prices, Chaparral enters into commodity price swaps, costless collars, and basis protection swaps. For commodity price swaps, Chaparral receives a fixed price for the hedged commodity and pays a floating market price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

Collars contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, Chaparral receives the fixed price and pays the market price. If the market price is between the call and the put strike price, no payments are due from either party. Chaparral’s collars have not been designated as hedges. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses). This can have a significant impact on Chaparral’s results of operations due to the volatility of the underlying commodity prices.

Chaparral uses basis protection swaps to reduce basis risk. Basis is the difference between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations. Natural gas basis protection swaps are arrangements that guarantee a price differential for gas from a specified pricing point. Chaparral receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. Chaparral does not believe that these instruments qualify as hedges; therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses).

In anticipation of the Calumet acquisition, Chaparral entered into additional commodity swaps to provide protection against a decline in the price of oil. Chaparral does not believe that these instruments qualify as hedges. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative losses. Also, as a result of the acquisition, Chaparral assumed the existing Calumet swaps on October 31, 2006, and designated these as cash flow hedges. As of December 31, 2008, the hedges assumed as part of the Calumet acquisition have been settled.

Chaparral’s outstanding oil and gas derivative instruments as of September 30, 2009, are summarized below:

	Crude oil swaps				Crude oil collars		Percent of PDP production(1)
	Hedge		Non-hedge		Non-hedge
	Volume MBbl	Weighted average fixed price to be received	Volume MBbl	Weighted average fixed price to be received	Volume MBbl	Weighted average range
4Q 2009	553	$67.47	90	$66.18	60	$110.00 -$164.28	84.2%
1Q 2010	520	68.13	102	65.80	60	110.00 -168.55	83.9%
2Q 2010	516	68.06	90	65.47	60	110.00 -168.55	84.1%
3Q 2010	499	68.24	90	65.10	60	110.00 -168.55	84.0%
4Q 2010	450	66.89	90	64.75	60	110.00 -168.55	79.5%
1Q 2011	354	66.44	99	64.24	51	110.00 -152.71	68.2%
2Q 2011	354	66.21	90	63.93	51	110.00 -152.71	70.1%
3Q 2011	354	65.96	90	63.61	51	110.00 -152.71	72.3%
4Q 2011	354	65.68	90	63.30	51	110.00 -152.71	73.6%

	3,954		831		504

(1)	Based on Chaparral’s most recent internally estimated PDP production for such periods.

	Natural gas swaps non-hedge		Natural gas collars non-hedge		Percent of PDP production (1)
	Volume BBtu	Weighted average fixed price to be received	Volume BBtu	Weighted average range
4Q 2009	2,900	$7.91	990	$10.00 -$13.85	69.76%
1Q 2010	3,150	7.73	840	10.00 -11.53	76.35%
2Q 2010	3,150	7.05	840	10.00 -11.53	81.01%
3Q 2010	3,150	7.27	840	10.00 -11.53	85.23%
4Q 2010	3,150	7.69	840	10.00 -11.53	89.20%
1Q 2011	2,550	7.86	—	—	59.44%
2Q 2011	2,550	6.99	—	—	63.43%
3Q 2011	2,550	7.16	—	—	66.55%
4Q 2011	2,550	7.51	—	—	68.67%

	25,700		4,350

	Natural gas basis protection swaps non-hedge
	Volume BBtu	Weighted average fixed price to be paid
4Q 2009	4,440	$0.94
1Q 2010	4,950	0.94
2Q 2010	4,120	0.73
3Q 2010	3,930	0.74
4Q 2010	3,600	0.79
1Q 2011	3,600	0.80
2Q 2011	3,260	0.71
3Q 2011	3,120	0.71
4Q 2011	3,010	0.72

	34,030

(1)	Based on Chaparral’s most recent internally estimated PDP production for such periods.

Subsequent to September 30, 2009, Chaparral entered into additional oil swaps for 290 MBbls for the periods of October 2010 through December 2011 with a weighted average price of $84.13.
Interest rates. All of the outstanding borrowings under Chaparral’s Credit Agreement as of September 30, 2009, are subject to market rates of interest as determined from time to time by the banks. Chaparral may designate borrowings under its Credit Agreement as either ABR loans or Eurodollar loans. ABR loans bear interest at a fluctuating rate that is linked to the greater of (1) the Prime Rate, as defined in Chaparral’s Credit Agreement, (2) the Federal Funds Effective Rate, as defined in Chaparral’s Credit Agreement, plus 1/2 of 1%, or (3) the Adjusted LIBO rate, as defined in Chaparral’s Credit Agreement. Eurodollar loans bear interest at a fluctuating rate that is linked to the Adjusted LIBO Rate, defined as the greater of 2% or the rate applicable to dollar deposits in the London interbank market. Any increases in these rates can have an adverse impact on Chaparral’s results of operations and cash flow. Assuming a constant debt level of $513.0 million, equal to Chaparral’s borrowing base at September 30, 2009, the cash flow impact for a 12-month period resulting from a 100 basis point change in interest rates would be $5.1 million.

MANAGEMENT FOLLOWING THE TRANSACTION

Directors and Executive Officers

Following the consummation of the Transaction, the Board of Directors of the Company shall consist of nine members. Pursuant to the Merger Agreement, the Company and Chaparral and their respective affiliates each have the right to nominate two individuals for appointment to the Board of Directors of the Company following the Transaction. The remaining five individuals must be nominated upon the mutual consent of the Company and Chaparral and each of them must be independent pursuant to the SEC and stock exchange rules and regulations. The Company and Chaparral have agreed to cause the nominees of the Company and Chaparral to be appointed to the Board of Directors of the Company immediately upon the Transaction. The Company’s current officers will resign from their positions upon consummation of the Transaction. The management team of Chaparral, along with Mr. Catsimatidis, will manage the business of the Company following the Transaction. Immediately following the Transaction, the Company’s directors and executive officers will be as follows:

Name	Age	Position
John A. Catsimatidis	61	Executive Chairman of the Board of Directors
Mark A. Fischer	60	Chief Executive Officer, President and Director
Joseph O. Evans	55	Chief Financial Officer, Executive Vice President and Treasurer
Robert W. Kelly II	51	Senior Vice President, General Counsel and Secretary
Larry E. Gateley	60	Senior Vice President—Reservoir Engineering and Acquisitions
James M. Miller	46	Senior Vice President—Operations and Production Engineering
Charles A. Fischer, Jr.	61	Director
Myron L. Turfitt	57	Director
Michael Bilirakis	79	Director
Frost W. Cochran	45	Director
Kathleen A. McGinty	46	Director
Michael A. Creel	55	Director
Thomas E. Hassen	67	Director

See “Management of the Company” for biographical information of Messrs. Catsimatidis, Turfitt and Bilirakis.

Mark A. Fischer, co-founded Chaparral in 1988 and has served as its President and Chairman of the Board since its inception. Mr. Fischer began his career with Exxon Company USA in 1972 in the Permian Basin of West Texas where he held various positions as production engineer, reservoir engineer, field superintendent and finally supervising production engineer. From 1977 until 1980, Mr. Fischer served as the drilling and production manager for the West Texas and then Mid-Continent Division of TXO Production Corp. Prior to founding Chaparral, he served as division operations manager for Slawson Exploration Company, focusing on the Mid-Continent and Panhandle Divisions. He is a member of the Society of Petroleum Engineers and the American Petroleum Institute. Mr. Fischer served as a director of the Oklahoma City Chapter of the API from 1984-1986. Mr. Fischer graduated from Texas A&M University with an Honors degree in Aerospace Engineering, and currently serves on the Engineering Advisory Council for Texas A&M University. Mark A. Fischer and Charles A. Fischer, Jr. are brothers.

Joseph O. Evans, joined Chaparral in July of 2005 as Chief Financial Officer and was elected to its Board of Directors in September 2006. From 1998 to June 2005, Mr. Evans was a consultant and practiced public accounting with the firm of Evans Gaither & Assoc. From 1997 to 1998, he served as Senior Vice President and Financial Advisor, Energy Lending, for First National Bank of Commerce in New Orleans. From 1976 until 1997, Mr. Evans worked in the Oklahoma practice of Deloitte & Touche where he became an Audit Partner. While at Deloitte he was a member of the energy industry group and was responsible for services on numerous SEC filings for clients. Mr. Evans has instructed numerous continuing professional education courses focused on compliance with the Sarbanes-Oxley Act. He is a Certified Public Accountant and an Accredited Petroleum Accountant. Mr. Evans is a graduate of the University of Central Oklahoma with a Bachelor of Science degree in Accounting.

Robert W. Kelly II, joined Chaparral in 2001 and oversees the legal, land, marketing and environmental functions. Prior to joining Chaparral, Mr. Kelly worked for Ricks Exploration Inc. as Director of Business Development & Gas Marketing for two years. From 1990 until 1999, he was with EOG Resources Inc. (formerly Enron Oil & Gas Company) initially as Land Manager for its Oklahoma City division and later building their business development department. During 1989 and 1990, Mr. Kelly was a title attorney in his own partnership firm in Oklahoma City. He began his oil and gas career as a Landman with TXO Production Corp. in 1981, subsequently receiving promotions to District Landman by 1988. He is a member of the American Bar Association, the Oklahoma Bar Association, the Oklahoma Independent Producers Association, and several other business and legal associations and a member of church and non-profit boards. Mr. Kelly received a Bachelor of Business Administration (Petroleum Land Management) degree from the University of Oklahoma, and a Juris Doctor from the Oklahoma City University School of Law.

Larry E. Gateley, joined Chaparral in 1997 as the Reservoir Engineering and Acquisitions Manager, and is responsible for Chaparral’s Reservoir Group, which prepares Chaparral’s Annual Reserve Report, the Acquisition Department, Chaparral’s EOR Special Projects Group, and the Joint Interests Department. Mr. Gateley has 33 years of diversified management and operational and technical engineering experience. His previous positions include Reservoir/Production/Drilling Engineer for Exxon Company USA, Sr. Petroleum Engineer for J.M. Huber Corp., Chief Drilling Engineer for Post Petroleum Inc., Vice President and Co-Owner of Wood-Gate Engineering Inc., Vice President of Acquisitions for SMR Energy Income Funds, and Acquisitions Manager for Frontier Natural Gas Corporation. Mr. Gateley is a registered Professional Engineer in the states of Oklahoma and Texas. He is a graduate of the University of Oklahoma with a Bachelor of Science degree in Mechanical Engineering.

James M. Miller, joined Chaparral in 1996, as Operations Engineer. Since joining Chaparral, Mr. Miller has been promoted to positions of increasing responsibility and currently oversees all of Chaparral’s production operations and field services. Mr. Miller has gained particular expertise in the area of operating secondary and EOR units. Prior to joining Chaparral, Mr. Miller worked for KEPCO Operating Inc. for one year as a petroleum engineer. From 1987 to 1995, he was employed by Robert A. Mason Production Co., as a petroleum engineer, and later as Vice President of Production. He is a member of the Society of Petroleum Engineers and the American Petroleum Institute. Mr. Miller attended the University of Oklahoma and received a Bachelor of Science degree in Petroleum Engineering.

Charles A. Fischer, Jr., co-founded Chaparral in 1988, and has served as a director of Chaparral since its inception. Mr. Fischer served as Chaparral’s Chief Administrative Officer and Executive Vice President from July 2005 until his retirement effective July 27, 2007. Mr. Fischer joined Chaparral full-time in 2000 and served as its Chief Financial Officer and Senior Vice President for five years until assuming the role of Chief Administrative Officer. In 1978 Mr. Fischer founded C.A. Fischer Lumber Co. Ltd., which owns eight retail building supply outlets in western Canada, and is the current President. Mr. Fischer also serves as manager of Altoma Energy GP. Mr. Fischer began his career with Renewable Resources in 1974 as a senior scientist on the Polar Gas Pipeline Project investigating the feasibility of bringing natural gas from the high Arctic to south-central Canada. Mr. Fischer served as director of the Canadian Western Retail Lumberman’s Association for 11 years, was President for six years, and received the 2001 Industry Achievement Award. He graduated from Texas A&M University with a Bachelor of Science degree in Biology and from the University of Wisconsin with a Master of Science degree in Ecology.

Frost W. Cochran is a Managing Director and a founding partner of Post Oak Energy Capital, an energy focused private investment firm based in Houston, Texas. Previously, Mr. Cochran served as the President of Capital C Energy Holdings, LLC since its formation in May 2002. Capital C Energy and its wholly owned subsidiary, Belden & Blake, held operating interests in oil and gas properties and related gathering, transportation and processing assets in Michigan, Ohio, Pennsylvania, New York, Kentucky and Indiana. In 2002, he co-founded Signal Hill Power, the owner operator of a combined cycle merchant power plant in North Texas, of which he currently serves as President. Mr. Cochran served as a Managing Director of Torch Energy from 1998 until March 2002. During this period, Torch was engaged in oil & gas property acquisitions, divestitures, operations, exploitation, asset management, oil field services, back office outsourcing and capital formation. Before joining Torch, Mr. Cochran served in various capacities at Energy Asset Management LLC, Enron Corp., Destec Energy, Inc and Kemper Securities.

Kathleen Alana McGinty is an Operating Partner at Element LLC, a private equity firm investing in early and mid-stage clean technology companies. She is a Director at NRG Energy, Inc., a leading wholesale power company, Energy East, a gas and electric utility in New York and New England, and Weston Solutions Inc., a sustainability and environmental remediation firm. Ms. McGinty is Secretary of the Board of Trustees of Saint Joseph’s University. In July 2008, Ms McGinty stepped down as Secretary of the Pennsylvania Department of Environmental Protection and as Chair of the Pennsylvania Energy Development Authority. During her tenure, she helped lead the state’s successful effort to attract market-leading clean tech and renewable energy companies to headquarter and manufacture in Pennsylvania, bringing more than a $1 billion in new investment and creating some 3,000 new jobs. Previous to her service in Pennsylvania, Ms. McGinty was Bill Clinton’s Chair of the White House Council on Environmental Quality and Legislative Assistant and Environmental Advisor to then-Senator Al Gore. She also was a Senior Visiting Fellow for a year in New Delhi, India at TERI, the Tata Energy Research Institute. Ms. McGinty holds a Bachelor of Science degree in Chemistry from Saint Joseph’s University and a Juris Doctor from Columbia University School of Law, as well as three honorary doctorates in Public Service and Humane Letters. She was designated a “Global Leader for Tomorrow” by the World Economic Forum in Davos, Switzerland and Woman of the Year by the Women’s Council on Energy and the Environment. She is the recipient of numerous awards for environmental leadership including the Ansel Adams Award of The Wilderness Society and the “All the Right Stuff” Award of the Apollo Alliance.

Michael A. Creel has served as the President and Chief Executive Officer of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., a publicly traded limited partnership that owns and operates midstream energy assets since July 2007. Since February 2006, Mr. Creel has also served as a director for Enterprise Products GP, LLC and from 2001 to July 2007 served as its Executive Vice President and Chief Financial Officer. From April 2005 to July 2007, he also served as the President and Chief Executive Officer and a director of EPE Holdings, LLC, the general partner of Enterprise GP Holdings, L.P., a publicly traded limited partnership that owns Enterprise Products GP, LLC. He was elected a director for EPE Holdings, LLC again in October 2009. From February to December 2006, Mr. Creel served on the board of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. Since October 2006, Mr. Creel has served as director and from October 2006 until August 2007 he served as Executive Vice President and Chief Financial Officer of DEP Holdings, LLC, the general partner of Duncan Energy Partners, L.P., a publicly traded limited partnership that owns and operates midstream energy assets. Mr. Creel has served as a Director of Edge Petroleum Corporation, a publicly traded oil and natural gas exploration and production company, since October 2005.

Thomas E. Hassen is currently serving as Vice Chairman of Irving Place Capital, a New York private equity firm (formerly Bear Stearns Merchant Banking), where he focuses on investments in the energy industry and has served in that position since February 2008. Prior to joining Irving Place Capital, from October 2005 to February 2008, Mr. Hassen was a Senior Managing Director and Vice Chairman of Bear Stearns’ Global Industries Group. He joined Bear Stearns after having been Co-chairman and Co-Head of the Global Energy Group at Credit Suisse First Boston for six years from April 1999 to April 2005. Prior to that time, Mr. Hassen served as Co-Head of the Global Energy Group at Morgan Stanley & Co., Incorporated for 21 years from January 1978 to April 1999. During his career, Mr. Hassen was involved in some of the largest transactions in the energy industry.

Classes of Directors

Pursuant to the Company’s seconded amended and restated certificate of incorporation, the Company’s Board of Directors will be divided into three classes having staggered three year terms, so that the term of one class will expire at each annual meeting of stockholders. It is expected that, upon consummation of the Transaction, the classes will be comprised as follows:

•	Class I directors. Charles A. Fischer, Jr., Myron L. Turfitt and Michael A. Creel will be Class I directors whose terms will expire at the Company’s annual meeting of stockholders in 2010.

•	Class II directors. Michael Bilirakis, Thomas E. Hassen and Kathleen A. McGinty will be Class II directors whose terms will expire at the Company’s annual meeting of stockholders in 2011.

•	Class III directors. John A. Catsimatidis, Mark A. Fischer and Frost W. Cochran will be Class III directors whose terms will expire at the Company’s annual meeting of stockholders in 2012.

Committees of the Board of Directors

The members of the committees of the Company’s Board of Directors will not be appointed until the Company’s Board of Directors is fully constituted and holds its initial meeting following consummation of the Transaction. At that time, the Company’s Board of Directors will make determinations with respect to each committee member’s independence in accordance with the applicable exchange listing standards and SEC rules and regulations and each committee will adopt or amend its committee charter.

Following the Transaction, the Company intends to post the committee charters on its website at www.chaparralenergy.com.

Audit Committee

The audit committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, the committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC. The Company’s Board of Directors will also make determinations regarding the financial literacy and financial expertise of each member of the audit committee in accordance with the NYSE Amex listing standards and SEC Rule 10A-3.

The principal duties and responsibilities of the Company’s audit committee will be to engage the Company’s independent auditors, oversee the quality and integrity of the Company’s financial reporting and the audit of the Company’s financial statements by its independent auditors and in fulfilling its obligations, the Company’s audit committee will review with the Company’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and the Company’s accounting policies.

The audit committee will be required to report regularly to the Company’s Board of Directors to discuss any issues that arise with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Compensation Committee

The compensation committee will be at all times composed of exclusively independent directors. Among other functions, the compensation committee will oversee the compensation of the Company’s chairman, its president and chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites, and administer any such plans or programs as required by the terms thereof.

Compensation Committee Interlocks and Insider Participation

The Company will identify which members of the Board of Directors will serve on the compensation committee. Moreover, the Company will disclose which, if any, members of the compensation committee have had any relationships with the Company of the type required to be disclosed by Item 404 of Regulation S-K of the SEC rules and regulations. None of the individuals who will be an executive officer of the Company following the Transaction has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who will serve on the Company’s Board of Directors immediately following the Transaction.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be at all times composed of exclusively independent directors. The principal duties and responsibilities of the Company’s nominating and corporate governance committee will be to identify qualified individuals to become board members, recommend to the Board of Directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the Board of Directors the Company’s corporate governance guidelines.

Code of Conduct and Ethics

Following the Transaction, the Company intends to post its code of ethics and to post any amendments to or any waivers from a provision of its code of ethics on its website at www.chaparralenergy.com.

Executive Officer and Director Compensation

Expected Compensation Policies

The Company and Chaparral have not yet developed a comprehensive executive officer and director compensation program and philosophy with respect to the executive officers and directors who will manage the Company after consummation of the Transaction. The Company and Chaparral expect that such a program and philosophy will be developed after the completion of the Transaction, but will be substantially as described below.

Executive Compensation

The Company will seek to provide total compensation packages that are competitive, tailored to the unique characteristics and needs of the Company within the energy industry, and that will adequately reward its executives for their roles in creating value for the Company’s stockholders. The Company intends to be competitive in its executive compensation with other similarly situated companies in its industry following completion of the Transaction. The compensation decisions regarding the Company’s executives will be based on its need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the Company’s expectations.

The Company anticipates that its executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under the Incentive Plan. The Company anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, the Company’s performance and other information deemed relevant and timely.

Compensation Arrangements for Directors

Upon consummation of the Transaction, non-employee directors of the Company will receive varying levels of compensation for their services as directors based on their eligibility as members of the Company’s audit, compensation and nominating and corporate governance committees. The Company anticipates determining director compensation in accordance with industry practice and standards.

Compensation Committee Information

The Board of Directors will establish a compensation committee, referred to herein as the Committee, that, among other duties, will be to review and approve compensation paid to the Company’s and Chaparral’s executive officers and directors and to administer the Incentive Plan. The Committee will be composed of three members of the Board of Directors all of whom will be independent under the NYSE Amex rules, a majority of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act. Members of the Committee will serve at the pleasure of the Board of Directors.

The Committee will be charged with performing an annual review of the Company’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

In addition to the guidance provided by the Committee, the Company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Employment Agreements

In connection with the Transaction and as a condition to closing, the Company will be offering new employment agreements to each of John A. Catsimatidis, Mark A. Fischer, Joseph O. Evans, Robert W. Kelly II, Larry E. Gateley, and James M. Miller.

The employment agreements will generally provide for the following:

•	the term of each employment agreement will be an initial three-year term;

•

commencing on the second-year anniversary of the effective date of the employment agreement and each annual anniversary of such date thereafter (each a “Renewal Date”), the term shall be automatically extended so as to terminate two (2) years from such Renewal Date unless 120 days prior to such Renewal Date the Company gives the executive officer notice that the term will not be extended;

•	the place of employment for all executive officers except John A. Catsimatidis will be Oklahoma City, Oklahoma and the place of employment for John A. Catsimatidis will be New York City, New York;

•

each executive officer’s base salary, eligibility to participate in the Company’s bonus plans, the minimum amount of bonus the executive officer may be awarded in any year, the minimum amount of equity awards to be granted to the executive officer each year under the Incentive Plan, eligibility to participate in the Company’s welfare, pension and incentive benefit plans, eligibility to receive vacation and fringe benefits commensurate with the executive officer’s position;

•

each executive officer’s employment may terminate prior to the end of the term due to death, disability, cause (as defined in the employment agreement), good reason (as defined in the employment agreement), without cause or voluntarily;

•

if the executive officer is terminated without cause or terminates his employment for good reason, the executive will be entitled to receive a lump sum payment of (i) earned but unpaid base salary and bonus, (ii) a pro rata share of the current year’s bonus, (iii) accrued vacation through the date of termination and (iv) an amount equal to the executive officer’s then annual base salary plus the executive officer’s most recently granted annual bonus multiplied by the multiple set forth in the table below:

Position	Multiple
Chairman, Chief Executive Officer, President	3
Executive Vice President	2.5
Senior Vice President	2

•

if the executive officer is terminated without cause or terminates his employment for good reason, the executive officer will be entitled to receive continued medical benefits for a period of 18 months following the date of termination unless the executive officer becomes reemployed and is eligible for benefits under another employer-provided plan prior to the end of the 18 month period;

•	the executive officer is required to maintain the confidentiality of the Company’s confidential information;

•	for twelve (12) months following the date of termination, the executive officer shall not solicit the Company’s customers or solicit or hire any employee of the Company; and

•

if a reduction in an amount owed to an executive officer under the employment agreement would result in a larger after-tax payout to the executive officer than receiving the total amount owed because of the avoidance of excise taxes that would otherwise be imposed by Section 4999 of the Code, then the amount paid to the executive officer will be reduced to the minimum extent necessary to accomplish such result.

The following table sets forth the amount of each type of compensation to be granted under the employment agreements to each executive officer of the Company. The amount of base salary may be increased, but not decreased pursuant to an annual review by the Company’s compensation committee. The amount of each executive officer’s annual bonus and annual equity incentive grants is a fixed percentage of that officer’s then-current base salary.

Executive Officer	2010 Base Salary(4)	Annual Cash Bonus Target (% of Base Salary(2))	Long-Term Restricted Stock Grant(1)	Initial Equity Grant(3)
John A. Catsimatidis	$620,300	100%	185%-250%	62.5%
Mark A. Fischer	$620,300	100%	185%-250%	62.5%
Joseph O. Evans	$345,000	80%	100%-150%	62.5%
Robert W. Kelly II	$278,300	70%	85%-125%	62.5%
Larry E. Gateley	$289,400	70%	85%-125%	62.5%
James M. Miller	$278,300	70%	85%-125%	62.5%

(1)	3 year vesting
(2)	Board will have discretion to award from 0%-200% of Target at the end of each fiscal year based on the Board’s determination of fiscal year results.
(3)	To be awarded on first trading day after Closing, with vesting to occur January 1, 2011.
(4)	Based on 5% increase over 2009 Base Salary of current Chaparral officers.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of its Common Stock as of November 20, 2009 (pre-Transaction) and, immediately following consummation of the Transaction (post-Transaction), ownership of Common Stock by:

•

each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock either on November 20, 2009 (pre-Transaction) or of shares of Common Stock outstanding after the consummation of the Transaction (post-Transaction);

•	each of the Company’s executive officers and directors;

•	each person who will become an executive officer or director of the Company upon consummation of the Transaction; and

•	all executive officers and directors of the Company as a group after consummation of the Transaction.

Unless otherwise indicated, the Company believes all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Information (pre-Transaction) (i) does not reflect beneficial ownership of the shares of Common Stock issuable upon exercise of the Public Warrants or the Private Warrants as these warrants are not currently exercisable and (ii) reflects beneficial ownership of the shares of Common Stock issuable upon exercise of the Sponsor Warrants as these warrants are currently exercisable. Information (post-Transaction) reflects beneficial ownership of (i) the shares of Common Stock issuable upon the exercise of the Company Warrants; (ii) the Chaparral Escrow Stock; and (iii) the shares of Common Stock issuable upon exercise of the Sponsor Warrants. Information (post-Transaction) also assumes that no holder named in the following table holds as Company Warrants unless specified otherwise.

Name of Beneficial Owners (1)	The Company Pre-Transaction		The Company Post-Transaction
	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock (2)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock (2)
United Refining, Inc. (3)	13,750,000	23.4%	17,382,500	11.9%
HBK Investments L.P. (4)	4,698,238	8.4	4,698,238	3.2%
QVT Financial LP(5)	4,158,378	7.4	4,158,378	2.8%
Aldebaran Investments LLC (6)	3,438,656	6.1	3,438,656	2.3%
Integrated Core Strategies LLC (7)	2,995,746	5.3	2,995,746	2.0%
Arrowgrass Capital Partners (US) LP (8)2	3,001,300	5.3%	3,001,300	2.1%
John A. Catsimatidis (3)	13,750,000	23.4%	17,382,500	11.9%
Theodore P. Nikolis	2,500	*	2,500	*
Michael Bilirakis	—	—	—	—
Matthew F. Coughlin, III	—	—	—	—
Myron L. Turfitt	—	—	—	—
John R. Wagner	—	—	—	—
James E. Murphy	—	—	—	—
Fischer Investments, L.L.C. (9)(10)	—	—	26,121,723	17.8%
Altoma Energy G.P. (9)(11)	—	—	15,743,158	10.8%
CHK Holdings, L.L.C. (12)	—	—	19,635,119	13.4%
Mark A. Fischer (9)(10)	—	—	26,121,723	17.8%
Joseph O. Evans (9)	—	—	—	—
Robert W. Kelly II (9)	—	—	—	—
Larry E. Gateley (9)	—	—	—	—
James M. Miller (9)	—	—	—	—
Charles A. Fischer, Jr. (9)(11)	—	—	15,743,158	10.75%
Frost W. Cochran (9)	—	—	—	—
Kathleen McGinty (9)	—	—	—	—
Michael Creel (9)	—	—	—	—
Thomas Hassen (9)	—	—	—	—
All pre-merger executive officers and directors of the Company as a group (seven individuals)	13,752,500	23.4%	17,385,000	11.9%
All post-merger executive officers and directors of the Company as a group (thirteen individuals)	—	—	59,247,381	40.5%

*	Less than one percent (1%).

(1)	Unless otherwise indicated, the business address of each of the stockholders is 823 Eleventh Avenue, New York, New York 10019.

(2)	Unless otherwise indicated, all ownership is direct beneficial ownership.

(3)	Includes 7,800,000 shares of Common Stock issuable upon exercise of the Private Warrants, 2,500,000 shares of Common Stock issuable upon exercise of the Sponsor Warrants and 2,812,500 founder shares, which are subject to forfeiture as described elsewhere in this proxy statement/prospectus. Mr. Catsimatidis may be deemed to beneficially own the Private Warrants, Sponsor Warrants and founder shares owned by United Refining, Inc by virtue of his indirect ownership and control of United Refining, Inc.

(4)	Based on a Schedule 13G/A filed on February 9, 2009 with the SEC jointly by HBK Investments L.P., HBK Services LLC (“Services”), HBK New York, LLC, HBK Partners II L.P., HBK Management LLC, HBK Master Fund L.P., and HBK Special Opportunity Fund I L.P. (collectively, the “HBK Filers”). The Schedule 13G/A indicates that HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to Services. Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P. The Subadvisors expressly declare that the filing of the Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the Securities. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the Securities. The Schedule 13G/A further indicates that each of HBK Investments L.P., Services, HBK New York LLC, HBK Partners II L.P. and HBK Management LLC share voting and dispositive power over 4,698,238 shares of Common Stock, HBK Master Fund L.P. shares voting and dispositive power over 4,555,200 of Common Stock, and HBK Special Opportunity Fund I L.P. shares voting and dispositive power over 143,038 shares of Common Stock. The business address for the HBK Filers, except for HBK New York LLC, is 2101 Cedar Springs Road, Dallas, Texas 75201. The business address for HBK New York LLC is 350 Park Ave., 20th Floor, New York, New York 10022.

(5)	QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 3,303,315 shares of Common Stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 360,725 shares of Common Stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 335,960 shares of Common Stock. QVT Financial has the power to direct the vote and disposition of the Common Stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 4,000,000 shares of Common Stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of Common Stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 3,664,040 shares of Common Stock. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of Common Stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein. The address for QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The address for QVT Fund LP is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands.

(6)

Pursuant to a Schedule 13G/A filed with the SEC on February 17, 2009, executed by Adam Scheer on behalf of Aldebaran Investments LLC, Aldebaran Investments LLC is the investment manager of a separate account which owns 6.00% of the Common Stock and Aldebaran Investments LLC is deemed to be the beneficial owner of such securities. The address for Aldebaran Investments LLC is 500 Park Avenue 5th Floor, New York, NY 10022.

(7)

Based on a Schedule 13G/A filed on January 30, 2009 with the SEC jointly by Integrated Core Strategies (US) LLC (“Integrated Core”), Millenco LLC (“Millenco”), Cognizant Holdings, Ltd.(“Cognizant Holdings”), Integrated Holdings Group LP, (“Integrated Holdings Group”), Millennium Management LLC (“Millennium Management”), Millennium International Management LP (“Millennium International Management”), Millennium International Management GP LLC, a Delaware limited liability company (“Millennium International Management GP”) and Israel A. Englander (“Mr. Englander”) (collectively, the “Millenco Parties”). Millennium Management is the general partner of Integrated Holdings Group, which is the managing member and 100% owner of Integrated Core and consequently may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core. Millennium International Management GP is the general partner of Millennium International Management, and consequently may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Millennium International Management. Mr. Englander is the managing member of Millennium Management and Millennium International Management GP. As a result, Mr. Englander may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Integrated Core, Millennium Management and Millennium International Management. The foregoing should not be construed in and of itself as an admission by Millennium Management, Integrated Holding Group, Millennium International Management, Millennium International Management GP, or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core or Cognizant Holdings, as the case may be. The business address for each of the Millenco Parties is 665 5th Avenue, New York, New York 10103.

(8)	Based on a Schedule 13G filed on November 17, 2009 with the SEC by Arrowgrass Capital Partners (US) LP (“ACP”) and Arrowgross Capital Services (US) Inc. (“ACS”). ACS serves as the general partner of ACP. As such, it has the power to direct the affairs of ACP, including decisions with respect to the disposition of the proceeds from the sale of the shares of Common Stock. The business address for each of ACS and ACP is 245 Park Avenue, New York, New York 10167.

(9)	The business address of the stockholder is in care of Chaparral Energy, Inc., 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114.

(10)	Includes 4,247,435 of the Chaparral Escrow Shares, which are subject to forfeiture as described elsewhere in this proxy statement/prospectus. Fischer Investments, L.L.C. will be the record owner of such and is owned 50% by Mark A. Fischer 1994 Trust, for which Mark A. Fischer serves as Trustee, and 50% by Susan L. Fischer 1994 Trust, for which Susan L. Fischer, the spouse of Mark A. Fischer, serves as trustee.

(11)	Includes 2,559,863 of the Chaparral Escrow Shares, which are subject to forfeiture as described elsewhere in this proxy statement/prospectus. Charles A. Fischer, Jr., is one of Altoma’s four managing general partners and beneficially owns a 23.15% general partner interest (including 0.90% owned by his spouse) in Altoma Energy G.P. The other partners of Altoma Energy G.P. who are each managing general partners and beneficially own in excess of 5% of its general partner interests are: Kenneth H. McCourt—36.75%; Ronald D. Jakimchuck—17.86%; and Gary H. Klassen—12.80%.

(12)	Includes 3,192,702 of the Chaparral Escrow Shares, which are subject to forfeiture as described elsewhere in this proxy statement/prospectus. The address of CHK Holdings L.L.C. is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, CHK Holdings is an indirect wholly owned subsidiary of Chesapeake Energy Corporation.

Interest of the Company’s Stockholders in the Transaction

Upon consummation of the Transaction, the stockholders of Chaparral will hold approximately 54.1% (assuming that no holders of Public Shares elect to exercise their redemption rights), 63.3% (assuming that holders of 16,427,303 Public Shares elect to exercise the redemption rights, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition) or 64.3% (assuming that holders of one share less than 40% of Public Shares elect to exercise their redemption rights) of the issued and outstanding shares of Common Stock, in each case assuming the Public Warrants, Private Warrants and Sponsor Warrants are not exercised and that the Chaparral Escrow Stock has been issued to the Chaparral stockholders. The Company’s sponsor has agreed that 2,812,500 of the 11,250,000 founder shares will be held in escrow until the Company’s achievement of the same share price target to which the Chaparral Escrow Stock is subject. Such Sponsor Escrow Shares shall be subject to forfeiture to the extent such target is not met by the Company. The Company’s sponsor agreed that 4,167,500 of the founder shares will be cancelled upon the consummation of the Transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions of the Company

Code of Ethics and Related Person Policy

The Company’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the Board of Directors. Related party transactions with respect to companies such as the Company are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year end for the last two completed years, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Escrow of Founder Shares

All of the founder shares were placed in escrow upon consummation of the IPO with Continental Stock Transfer & Trust Company, as escrow agent, until the earlier of:

•	one year following consummation of a business combination; or

•

the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Company consummating a business combination with a target business.

During the escrow period, the sponsor will not be able to sell or transfer its founder shares except to its affiliates, but will retain all other rights as the Company’s stockholders including, without limitation, the right to vote their shares of Common Stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of Common Stock, such dividends will also be placed in escrow. If the Company is unable to effect a business combination and liquidate, the sponsor will receive no portion of the liquidation proceeds with respect to Common Stock owned by it prior to the IPO. For a description of the terms of the amendment to the escrow agreement to be entered into pursuant to the Merger Agreement, see “Proposals to be Considered by Stockholders—The Merger Agreement.”

Registration Rights

The holders of the majority of the founder shares will be entitled to require the Company, on up to two occasions, to register these shares pursuant to an agreement signed prior to the IPO. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before one year from the consummation of a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements. For a description of the terms of the amendment to the registration rights agreement to be entered into pursuant to the Merger Agreement, see “Proposals to be Considered by Stockholders—The Merger Agreement.”

Sponsor Transactions

United Refining, Inc., referred to herein as the sponsor, purchased 15,600,000 warrants from the Company concurrent with the Company’s IPO at a purchase price of $1.00 per warrant in a private placement pursuant to Regulation D of the Securities Act.

On November 30, 2007, the Company granted to the sponsor warrants to purchase up to 2,500,000 shares of Company Common Stock, which we refer to as the Sponsor Warrants. Such Sponsor Warrants were granted to the sponsor in order to induce it to increase its investment in the private placement preceding the Company’s IPO and were treated as a compensation expense for accounting purposes. The Sponsor Warrants are identical to the Public Warrants except that: (i) the Sponsor Warrants are exercisable at $12.50 per share; (ii) the Sponsor Warrants are nonredeemable so long as they are held by the sponsor or its permitted assigns; and (iii) the sponsor warrants expire on December 11, 2012.

In order to protect the amounts held in the trust account, the sponsor has agreed to indemnify the Company for claims of any vendors, service providers, prospective target businesses or creditors that have not executed a valid and binding waiver of any right or claim to the amounts in the trust account. Although the Company has a fiduciary obligation to pursue the sponsor to enforce its indemnification obligations, and intends to pursue such actions as and when it deems appropriate, there can be no assurance the sponsor will be able to satisfy those obligations, if required to do so.

During 2007, the sponsor loaned the Company a total of $200,000, which was used to pay a portion of the expenses of the IPO, including SEC registration fees, FINRA registration fees, blue sky fees and certain legal and accounting fees and expenses. This loan was repaid, with interest, on December 17, 2007.

On January 15, 2008, the underwriters of the Company’s IPO informed the Company that they would exercise no part of the over-allotment option, which required the sponsor to forfeit 1,687,500 founder shares.

The Company maintains executive offices at 823 Eleventh Avenue, New York, NY 10019 and its telephone number is (212) 956-5803. The cost for this space is included in the $7,500 per month fee the sponsor charges the Company for general and administrative services, including but not limited to receptionist, secretarial and general office services, pursuant to a letter agreement between the Company and United Refining, Inc. This agreement commenced on December 11, 2007 and shall continue until the earliest to occur of: (i) consummation of a business combination; (ii) December 11, 2009 if no business combination has been consummated; and (iii) the date on which the Company’s corporate existence ceases in accordance with its amended and restated certificate of incorporation. The Company believes, based on fees for similar services in the greater New York City metropolitan area, that the fee charged by the sponsor is at least as favorable as the Company could have obtained from an unaffiliated person.

Reimbursable Expenses

The Company will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on behalf of the Company such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by the Company, which will be reviewed only by the Board of Directors or a court of competent jurisdiction if such reimbursement is challenged.

Other than the reimbursable out-of-pocket expenses payable to the Company’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of the Company’s founder, officers or directors or the sponsor, or to any of their respective affiliates for services rendered to the Company prior to or with respect to the Transaction.

None of the Company’s officers, directors or sponsor will receive reimbursement for any out-of-pocket expenses incurred by them to the extent such expenses exceed the working capital allowance from the trust account unless the business combination is consummated and there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.

Future Transactions

All ongoing and future transactions between the Company and any of its officers and directors or their respective affiliates will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and such transactions or loans will require prior approval in each instance by a majority of the Company’s uninterested “independent” directors or the members of the Company’s Board of Directors who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel.

Certain Relationships and Related Transactions of Chaparral

Chaparral Participation Interests

Historically, Chaparral has granted participation interests in the form of overriding royalty interests to a limited number of employees. Chaparral has also granted pro rata certain overriding royalty interests to its stockholders or their affiliates, including Mark A. Fischer and Charles A. Fischer, Jr. Chaparral historically believed that the granting of these participation interests to its employees in certain prospects promoted in them a proprietary interest in its exploration efforts for the benefit of Chaparral and its stockholders. Aggregate payments on these interests to all persons were $939,072 in 2008. Payments on these interests to Mark A. Fischer were $117,242 in 2008. Payments on these interests to Charles A. Fischer, Jr. were $30,104 in 2008. Payments on these interests to James M. Miller were $261,420 in 2008.

Chaparral does not intend to continue the grant of any additional participation interests to its stockholders, or their affiliates, including Mark A. Fischer or Charles A. Fischer, Jr. Chaparral has discontinued the granting of overriding royalty interests under its existing program to other employees effective December 31, 2005, other than certain specified wells that spud prior to April 1, 2006.

In September 2006, Chesapeake acquired a 31.9% beneficial interest in Chaparral through the sale of common stock. Chaparral participates in ownership of properties operated by Chesapeake and received revenues and incurred joint interest billings of $9,033,000 and $3,764,000, respectively, for the year ended December 31, 2008 on these properties. In addition, Chesapeake participates in ownership of properties operated by Chaparral. During the year ended December 31, 2008, Chaparral paid revenues and recorded joint interest billings of $2,941,000 and $3,007,000, respectively to Chesapeake. Amounts receivable from and payable to Chesapeake were $1,914,000 and $1,188,000, respectively as of December 31, 2008.

Stockholders’ Agreement

In connection with the closing of the private sale of Chaparral’s common stock to Chesapeake Energy Corporation, Chaparral, Chesapeake, Altoma Energy, an Oklahoma general partnership, and Fischer Investments, L.L.C., an entity controlled indirectly by Mark A. Fischer, entered into a stockholders agreement. The stockholders agreement includes certain voting agreements for electing directors of Chaparral, certain standstill and pre-emptive rights, certain restrictions on the transfer of Chaparral common stock, certain rights of first offer and certain registration rights. The stockholders agreement will be terminated upon the closing the Transaction.

Pointe Vista Development, L.L.C.

On December 7, 2007, Chaparral’s board of directors approved the sale of Pointe Vista Development, L.L.C, an indirect, wholly owned subsidiary of Chaparral, to Fischer Investments, L.L.C., an Oklahoma limited liability company controlled by Mark A. Fischer for approximately $3.2 million. The sale of this non-core asset was approved by Chaparral’s board of directors in an effort to focus on Chaparral’s core business areas of oil and natural gas production and exploitation. Chaparral’s board of directors determined that the terms of the transaction were no less favorable to Chaparral than those that could have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a person who was not an affiliate of Chaparral. The transaction was also approved by Chaparral’s stockholders who are not affiliates of Mark A. Fischer.

Review, Approval or Ratification of Transactions with Related Persons

Chaparral’s board of directors is responsible for approving all related party transactions between Chaparral and any officer or director that would potentially require disclosure. Chaparral’s board of directors expects that any transactions in which related persons have a direct or indirect interest will be presented to the board for review and approval but Chaparral has no written policy in place at this time.

DESCRIPTION OF SECURITIES

General

The Company is authorized to issue 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, 56,250,000 shares of Common Stock are issued and outstanding, held by four record holders. No shares of preferred stock are currently outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The Company’s Board of Directors is divided into two classes, each of which serve for a term of two years, with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors.

Preferred Stock

The Company’s amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock, with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. Accordingly, the Company’s Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that the Company will not do so in the future.

Warrants

The Company currently has warrants outstanding to purchase 63,100,000 shares of Common Stock, of which 45,000,000 are Public Warrants, 15,600,000 are Private Warrants and 2,500,000 are Sponsor Warrants. In the event warrantholders approve the Warrant Amendment Proposal and the Transaction is consummated, a holder of Company Warrants may elect to receive the redemption price of $0.55 per Company Warrant pursuant to the Warrant Redemption. Alternatively, a holder of Company Warrants may elect to continue to hold the Company Warrants, as amended. If the Transaction is consummated, any holder of Company Warrants who votes against the approval of the Warrant Amendment Proposal or who makes no election will receive the Warrant Redemption in exchange for the Company Warrants. The 2,500,000 Sponsor Warrants are not subject to the Warrant Amendment Proposal but will be amended to contain the same terms as the amended Company Warrants.

Public Warrants

The Public Warrants entitle the registered holder to purchase one share of Common Stock at a price of $7.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from December 11, 2007.

The Public Warrants will expire December 11, 2011, or June 11, 2012 in the event the stockholders approve the extended term (as a result of which the exercise period of the Public Warrants will be extended for a similar six-month period), at 5:00 p.m., Eastern time.

The Company may redeem the outstanding Public Warrants without the consent of the representatives of the underwriters or any third party:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the last sales price of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption.

In addition, the Company may not redeem the Public Warrants unless the Public Warrants and the shares of Common Stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. The Private Warrants are nonredeemable so long as they are held by the sponsor or its designees.

The redemption provisions for the Company’s warrants have been established at a price which is intended to provide warrantholders a premium to the initial exercise price. There can be no assurance, however, that the price of the Common Stock will exceed either the redemption price of $14.25 or the warrant exercise price of $7.00 after the Company calls the warrants for redemption.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The material provisions of the warrants are set forth herein and a copy of the warrant agreement has been filed as an exhibit to the registration statement in connection with the IPO.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to Common Stock issuable upon exercise of the warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to maintain a current prospectus relating to Common Stock issuable upon exercise of the warrants until the expiration of the warrants. If the Company is unable to maintain the effectiveness of such registration statement until the expiration of the warrants, and therefore is unable to deliver registered shares of Common Stock, the warrants may become worthless. Such expiration would result in each holder paying the full unit purchase price solely for the shares of Common Stock underlying the unit. Additionally, the market for the warrants may be limited if the prospectus relating to the Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. In no event will the registered holders of a warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in shares of Common Stock.

No fractional shares of Common Stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Private Warrants

Prior to the consummation of the IPO, the Company’s sponsor purchased in a private placement 15,600,000 warrants from the Company at a price of $1.00 per warrant. These Private Warrants have terms and provisions that are identical to the Public Warrants, respectively, except that (i) the Private Warrants will not have a claim to the funds held in the trust account, (ii) the Private Warrants are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after they are registered pursuant to a registration rights agreement, (iii) the Private Warrants will be nonredeemable so long as they are held by the sponsor or its permitted assigns and (iv) the Private Warrants are exercisable (a) on a “cashless” basis at any time after they become exercisable, if held by the sponsor or its permitted assigns and (b) in the absence of an effective registration statement covering the shares of Common Stock underlying the Private Warrants. The transfer restriction does not apply to transfers made pursuant to registration or an exemption that are occasioned by operation of law or for estate planning purposes, while remaining in escrow. The $15,600,000 purchase price of the Private Warrants was added to the proceeds of the IPO and is held in the trust account pending the Company’s completion of one or more business combinations. If the Company does not timely complete one or more business combinations, then the $15,600,000 purchase price of the Private Warrants will become part of the liquidation amount distributed to the holders of Public Shares from the trust account and the Private Warrants will become worthless.

Sponsor Warrants

On November 30, 2007, the Company granted to the sponsor warrants to purchase up to 2,500,000 shares of Common Stock, which we refer to as the Sponsor Warrants. The Sponsor Warrants are identical to the Public Warrants sold in the IPO, except that: (i) the Sponsor Warrants are exercisable at $12.50 per share, (ii) the Sponsor Warrants will be non-redeemable so long as they are held by the sponsor or its permitted assigns and (iii) the Sponsor Warrants expire December 11, 2012.

Units

The Company issued 45,000,000 units in its IPO. Each unit consists of one share of Common Stock and one Public Warrant, each as described above. The securities comprising the units may be traded separately, at the option of the unit holder. Following the consummation of the Transaction, the units will no longer trade and will automatically separate into their components, one share of Common Stock and one Public Warrant.

Registration Rights

The holders of a majority of all of (i) the founder shares (ii) the shares of Common Stock issuable upon exercise of the Private Warrants and (iii) the shares of Common Stock issuable upon exercise of the Sponsor Warrants, are entitled to make up to two demands that the Company register these securities pursuant to a written agreement. Such holders may elect to exercise these registration rights at any time commencing on or after the date on which these securities are released from escrow. In addition, these stockholders have certain “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. For a description of the terms of the amendment to the registration rights agreement to be entered into pursuant to the Merger Agreement, see “Proposals to be Considered by Stockholders - The Merger Agreement.”

Delaware Anti-Takeover Law

Pursuant to the Company’s amended and restated certificate of incorporation, the Company has opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15.0% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10.0% of the Company’s assets. However, the above provisions of Section 203 do not apply if:

•	the Company’s Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This provision, if applicable, could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire the Company.

In the event the Company’s stockholders approve the Charter Amendment Proposals, these provisions will be applicable pursuant to the Company’s second amended and restated certificate of incorporation.

Transfer Agent and Warrant Agent

The transfer agent for the Common Stock and warrant agent for the Company’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

The Company’s units, Common Stock and Public Warrants are quoted on the NYSE Amex under the symbols “URX-U”, “URX” and “URX-WT”, respectively. The units commenced public trading on December 17, 2007 and the Common Stock and Public Warrants commenced public trading on January 29, 2008.

The table below sets forth, for the fiscal quarter indicated, the high and low bid prices of the Company’s units, Common Stock and Public Warrants as reported on the NYSE Amex. The following table sets forth the high and low sales information for the units for the period from December 17, 2007 through August 31, 2009 and the Common Stock and Public Warrants for the period from January 29, 2008 through August 31, 2009.

	Units		Common Stock		Public Warrants
Quarter Ended	High	Low	High	Low	High	Low
August 31, 2009	$10.02	$9.63	$9.94	$9.70	$0.28	$0.08
May 31, 2009	10.00	9.45	9.73	9.55	0.15	0.03
February 28, 2009	9.55	8.90	9.60	8.97	0.20	0.04
November 30, 2008	9.95	8.44	9.62	8.50	0.47	0.06
August 31, 2008	10.25	9.61	9.50	9.14	0.87	0.35
May 31, 2008	10.00	9.45	9.29	9.00	0.70	0.40
February 29, 2008	9.95	9.50	9.20	9.02	0.80	0.64

On October 9, 2009, the business day before the public announcement of the execution of the Merger Agreement, the Company’s units, Common Stock and Public Warrants closed at $10.13, $9.96 and $0.27, respectively. On November 20, 2009, the Company’s units, Common Stock and Public Warrants closed at $10.53, $9.93, and $0.54.

As of the record date, there was one holder of record of the units, four holders of record of the Common Stock and three holders of record of the Public Warrants, respectively.

Dividend Policy

The Company has not paid any dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of dividends in the future will depend on the Company’s revenues and earnings, if any, capital requirements and general financial condition after an initial business combination is completed. The payment of any dividends subsequent to an initial business combination will be within the discretion of the Company’s then-board of directors. It is the present intention of the Board of Directors to retain any earnings for use in business operations and, accordingly, the Company does not anticipate the Board of Directors declaring any dividends in the foreseeable future.

Dividend Policy Upon Completion of the Transaction

There is no current intention to pay any dividends to any holders of equity of the Company. Additionally, Chaparral is currently restricted in its ability to pay dividends under Chaparral’s Existing Credit Facility and its indentures for its senior notes, which such restrictions are expected to continue following consummation of the Transaction as they apply to the Proposed Replacement Credit Facility and the indentures and can be expected to apply to the Common Stock.

Chaparral

Historical market price information regarding Chaparral’s common stock is not provided because there is no public market for Chaparral’s common stock or other equity securities.

There are currently three holders of Chaparral’s common stock.

Chaparral Dividend Policy

Chaparral has not paid any dividends on its common stock in either of its last two fiscal years. Additionally, Chaparral is currently restricted in its ability to pay dividends under Chaparral’s Existing Credit Facility and its indentures.

APPRAISAL RIGHTS

No appraisal rights are available under the DGCL to the stockholders of the Company in connection with the Transaction.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017, will pass upon the validity of the Common Stock issued in connection with the Transaction and the Company Warrants and shares of Common Stock underlying such Company Warrants registered herein and certain other legal matters related to this proxy statement/prospectus. McAfee & Taft has acted as counsel for Chaparral.

EXPERTS

The audited financial statements of United Refining Energy Corp. (a development stage company) as of August 31, 2009 and 2008 and for the periods ended August 31, 2009 and 2008 and for the period from June 25, 2007 (inception) through August 31, 2007 and for the period June 25, 2007 (inception) through August 31, 2009 and management’s report on the effectiveness of internal control over financial reporting as of August 31, 2009 included in this S-4 Registration Statement and Proxy Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports included therein, (which contains an explanatory paragraph describing conditions that raise substantial doubt about United Refining Energy Corp.’s ability to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Chaparral Energy, Inc. as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The letter reports of Cawley, Gillespie & Associates, Inc. and Lee Keeling & Associates, Inc., each independent consulting petroleum engineers, and certain information as of December 31, 2006 and 2007, and the letter reports of Cawley, Gillespie & Associates, Inc. and Ryder Scott Company, L.P., each independent consulting petroleum engineers, and certain information as of December 31, 2008 and June 30, 2009, with respect to the oil and natural gas reserves associated with Chaparral’s oil and natural gas properties derived from such reports have been included and incorporated herein by reference upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, the Company will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that the Company deliver single copies of its proxy statement/prospectus, in the future. Stockholders may notify the Company of their requests by calling or writing the Company at its principal executive offices at 823 Eleventh Avenue, New York, New York 10019, (212) 945-5803.

STOCKHOLDER PROPOSALS

If the Transaction is not consummated prior to December 11, 2009 (or June 11, 2010 if extended), the Company will be required to dissolve and liquidate and will conduct no annual meetings thereafter.

If the Transaction is consummated, the Company expects to hold its 2010 annual meeting on or before June 8, 2010, and proxy materials in connection with that meeting are expected to be mailed on or about May 6, 2010. In order to be included in the Company’s proxy materials for the 2010 annual meeting, stockholder proposals prepared in accordance with the proxy rules must be received on or before January 4, 2010.

Any such proposal should be addressed to Secretary, Chaparral Energy, Inc., 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement for its 2010 annual meeting in accordance with its bylaws and applicable law. The Company suggests that such proposals be sent by certified mail, return receipt requested.

If the Company receives notice after March 26, 2010 of any proposal which a stockholder intends to present at the 2010 annual meeting, then under the proxy rules, the persons named in the proxy solicited by the Board of Directors for the Company’s 2010 annual meeting may exercise discretionary voting with respect to such proposal.

In addition, if the Transaction is consummated, the Company’s bylaws will provide that, in order for a stockholder to properly bring business before an annual meeting, the stockholder must have given timely notice of such proposed business in a writing delivered to the Company’s Secretary not less than one hundred twenty (120) nor more than one hundred eight (180) days prior to the annual meeting; provided, however, that if no annual meeting was held in the previous year (which will be the case for the Company’s 2010 annual meeting) or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by the Company with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on the Company at the SEC Web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Transaction, you should contact via phone or in writing:

John R. Wagner, Secretary

United Refining Energy Corp.

823 Eleventh Avenue

New York, New York 10019

Telephone: (212) 956-5803

GLOSSARY OF TERMS

The terms defined in this section are used throughout this proxy statement/prospectus:

Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or natural gas liquids.

BBtu	One billion British thermal units.

Bcf	One billion cubic feet of natural gas.

Btu	British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Basin	A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

Boe	Barrels of oil equivalent using the ratio of six thousand cubic feet of natural gas to one barrel of oil.

Enhanced oil recovery (EOR)	The use of any improved recovery method, including injection of CO2 or polymer, to remove additional oil after secondary recovery.

Field	An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

Fully developed finding, development and acquisition cost (FD&A)	Total costs incurred plus the increase (decrease) in future development costs divided by total proved reserve acquisitions, extensions and discoveries, improved recoveries, and revisions.

Henry Hub spot price	The price of natural gas, in dollars per MMbtu, being traded at the Henry Hub in Louisiana in transactions for next-day delivery, measured downstream from the wellhead after the natural gas liquids have been removed and a transportation cost has been incurred.

Horizontal drilling	A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

Infill wells	Wells drilled into the same pool as known producing wells so that oil or natural gas does not have to travel as far through the formation.

MBbls	One thousand barrels of crude oil, condensate, or natural gas liquids.

MBoe	One thousand barrels of crude oil equivalent.

Mcf	One thousand cubic feet of natural gas.

MMBbls	One million barrels of crude oil, condensate, or natural gas liquids.

MMBoe	One million barrels of crude oil equivalent.

MMBtu	One million British thermal units.

MMcf	One million cubic feet of natural gas.

NYMEX	The New York Mercantile Exchange.

Net acres	The percentage of total acres an owner has out of a particular number of acres, or in a specified tract. An owner who has a 50% interest in 100 acres owns 50 net acres.

Net working interest	A working interest owner’s gross working interest in production, less the related royalty, overriding royalty, production payment, and net profits interests.

PDP	Proved developed producing.

PV-10 value	When used with respect to oil and natural gas reserves, PV-10 value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the Securities and Exchange Commission.

Primary recovery	The period of production in which oil moves from its reservoir through the wellbore under naturally occurring reservoir pressure.

Proved developed reserves	Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves	The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Proved undeveloped reserves	Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Sand	A geological term for a formation beneath the surface of the earth from which hydrocarbons are produced. Its make-up is sufficiently homogeneous to differentiate it from other formations.

Secondary recovery	The recovery of oil and natural gas through the injection of liquids or gases into the reservoir, supplementing its natural energy. Secondary recovery methods are often applied when production slows due to depletion of the natural pressure.

Seismic survey	Also known as a seismograph survey, it is a survey of an area by means of an instrument which records the vibrations of the earth. By recording the time interval between the source of the shock wave and the reflected or refracted shock waves from various formations, geophysicists are able to define the underground configurations.

Spacing	The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

Unit	The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

WTI Cushing spot price	The price of West Texas Intermediate grade crude oil, in dollars per barrel, in transactions for immediate delivery at Cushing, Oklahoma.

Waterflood	The injection of water into an oil reservoir to “push” additional oil out of the reservoir rock and into the wellbores of producing wells. Typically a secondary recovery process.

Wellbore	The hole drilled by the bit that is equipped for oil or gas production on a completed well. Also called well or borehole.

Working interest	The right granted to the lessee of a property to explore for and to produce and own oil, natural gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

Zone	A layer of rock which has distinct characteristics that differ from nearby layers of rock.

INDEX TO FINANCIAL STATEMENTS

UNITED REFINING ENERGY CORP.

Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets at August 31, 2009 and 2008	F-3

Statements of Operations for the Year Ended August 31, 2009 and 2008, for the Period from June  25, 2007 (inception) to August 31, 2007, and for the Period from June 25, 2007 (inception) to August 31, 2009

F-4
Statements of Stockholders’ Equity for the Year Ended August 31, 2009 and 2008 and for the Period from June 25, 2007 (inception) to August 31, 2007	F-5

Statements of Cash Flows for the Year Ended August 31, 2009 and 2008, for the Period from June  25, 2007 (inception) to August 31, 2007, and for the Period from June 25, 2007 (inception) to August 31, 2009

F-6
Notes to the Financial Statements	F-7

CHAPARRAL ENERGY, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

United Refining Energy Corp.

New York, New York

We have audited the accompanying balance sheets of United Refining Energy Corp. (a corporation in the development stage) as of August 31, 2009 and August 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the year ended August 31, 2009, 2008, for the period from June 25, 2007 (inception) to August 31, 2007 and for the period from June 25, 2007 (inception) to August 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company’s Certificate of Incorporation provides that the Company’s corporate existence will cease in the event it does not consummate a Business Combination by December 11, 2009 or June 11, 2010 in the event the holders of the common stock sold as part of the Units in the Offering (“Public Stockholders”) approve a proposal to extend the period of time to consummate a Business Combination by an additional six (6) months (the “Extended Period”). If the Company does not effect a Business Combination by December 11, 2009 or June 11, 2010, as the case may be, the Company will promptly distribute the amount held in trust (the “Trust Account”), which is substantially all of the proceeds from the Offering, including any accrued interest, to its Public Stockholders.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Refining Energy Corp. as of August 31, 2009 and August 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended August 31, 2009, August 31, 2008, for the period from June 25, 2007 (inception) to August 31, 2007 and for the period from June 25, 2007 (inception) to August 31, 2009 in conformity with accounting principles generally accepted in the United States.

We also have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), United Refining Energy Corp. internal controls over financial reporting as of August 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated November 10, 2009 expressed an unqualified opinion thereon.

The accompanying financial statements have been prepared assuming that the Company would continue as a going concern. As discussed in Note 1 to the financial statements, the Company is required to consummate a business combination by December 11, 2009. The possibility of such business combination not being consummated raises substantial doubt as to its ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    BDO Seidman, LLP

New York, New York

November 10, 2009

(except with respect to Note 7, as to which the date is November 23, 2009)

UNITED REFINING ENERGY CORP.

(A Development Stage Company)

BALANCE SHEETS

	August 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$209,541	$68,659
Cash and cash equivalents held in trust	452,386,928	453,014,755
Prepaid income taxes	417,301	—
Prepaid expenses	101,323	69,488
Due from related party	91,000
Deferred tax asset	914,335	268,000

Total Assets	$454,120,428	$453,420,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses	$178,342	$—
Income taxes payable	—	32,000
Deferred underwriters’ fees	15,750,000	15,750,000

Total Current Liabilities	15,928,342	15,782,000

Common stock, subject to possible redemption (17,999,999 shares at redemption value)	181,624,416	181,403,148

COMMITMENTS (Note 3)

STOCKHOLDERS’ EQUITY:
Preferred stock, $.0001 par value 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.0001 par value, 150,000,000 shares authorized; 38,250,001 and 12,937,500 issued and outstanding, respectively (excluding 17,999,999 shares subject to redemption at August 31, 2009)	3,825	3,825
Additional paid in capital	255,134,832	255,356,100
Retained earnings	1,429,013	875,829

Total Stockholders’ Equity	256,567,670	256,235,754

Total Liabilities and Stockholders’ Equity	$454,120,428	$453,420,902

See accompanying notes to the financial statements.

UNITED REFINING ENERGY CORP.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

			For the Period from June 25, 2007 (inception) to August 31, 2007	For the Period from June 25, 2007 (inception) to August 31, 2009
	Year Ended August 31,
	2009	2008
Revenue	$—	$—	$—	$—
Operating expenses:
Compensation expense to sponsor	—	3,980,000	—	3,980,000
Formation and operating costs	1,834,028	804,861	2,065	2,640,954

Loss for the period before interest and income taxes	(1,834,028)	(4,784,861)	(2,065)	(6,620,954)
Interest income	2,672,173	8,164,755	—	10,836,928

Income before provision for income taxes	838,145	3,379,894	(2,065)	4,215,974
Provision for income taxes	284,961	2,502,000	—	2,786,961

Net income for the period	553,184	877,894	(2,065)	1,429,013
Accretion of trust account relating to common stock subject to possible redemption	221,268	1,943,157	—	2,164,425

Net income (loss) attributable to common shareholders	$331,916	$(1,065,263)	$(2,065)	$(735,412)

Number of shares outstanding subject to possible redemption - basic and diluted	17,999,999	17,999,999	—
Net income per share subject to possible redemption - basic and diluted	$.01	$.11	$—

Weighted average number of shares outstanding - basic and diluted	38,250,001	30,356,558	12,937,500
Net income (loss) per share - basic and diluted	$0.01	$(0.04)	$—

See accompanying notes to the financial statements.

UNITED REFINING ENERGY CORP.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the period from June 25, 2007 (Inception) to August 31, 2009

	Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Deficit) Accumulated During the Development Stage	Total
Balance at June 25, 2007 (Inception)	—	$—	$—	$—	$—
Issuance of common stock to initial stockholder at $0.002 per share	12,937,500	1,294	23,706	—	25,000
Net loss for the period	—	—	—	(2,065)	(2,065)

Balance at August 31, 2007	12,937,500	1,294	23,706	(2,065)	22,935
Issuance of Sponsor Warrants to purchase 2,500,000 shares of common stock	—	—	3,980,000	—	3,980,000
Proceeds from the sale of 15,600,000 warrants to our sponsor	—	—	15,600,000	—	15,600,000
Sale of 45,000,000 units through public offering, net of underwriters discount and offering expenses and excluding $179,459,990 of proceeds allocable to 17,999,999 shares of common stock subject to possible redemption	27,000,001	2,700	237,695,382	—	237,698,082
Forfeiture of 1,687,500 shares of common stock by sponsor due to non-exercise of over-allotment option by underwriters	(1,687,500)	(169)	169	—	—
Accretion of trust account relating to common stock subject to possible redemption	—	—	(1,943,157)	—	(1,943,157)
Net income for the period	—	—	—	877,894	877,894

Balance at August 31, 2008	38,250,001	3,825	255,356,100	875,829	256,235,754
Accretion of trust account relating to common stock subject to possible redemption	—	—	(221,268)	—	(221,268)
Net income for the period	—	—	—	553,184	553,184

Balance at August 31, 2009	38,250,001	$3,825	$255,134,832	$1,429,013	$256,567,670

See accompanying notes to the financial statements.

UNITED REFINING ENERGY CORP.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

	Year Ended August 31,		For the Period from June 25, 2007 (inception) to August 31, 2007		For the Period from June 25, 2007 (inception) to August 31, 2009
	2009	2008
Cash flows from operating activities:
Net income	$553,184	$877,894		$(2,065)	$1,429,013
Adjustments to reconcile net income to net cash used in operating activities:
Compensation expense to sponsor	—	3,980,000		—	3,980,000
Interest income	(2,672,173)	(8,164,755)		—	(10,836,928)
Deferred income taxes	(646,335)	(268,000)		—	(914,335)
Change in operating assets and liabilities:
Prepaid expenses	(31,835)	(69,488)		—	(101,323)
Due from related party	(91,000)			—	(91,000)
Prepaid income taxes	(417,301)	—		—	(417,301)
Income taxes payable	(32,000)	32,000		—	—
Accrued expenses	178,342	—		—	178,342

Net cash used in operating activities	(3,159,118)	(3,612,349)		(2,065)	(6,773,532)

Cash flows from investing activities:
Purchase of investments held in trust account	(2,672,173)	(456,852,004)		—	(459,524,177)
Withdrawal from trust account for working capital	3,300,000	3,837,250		—	7,137,250
Interest earned on cash and cash equivalents held in trust	2,672,173	8,164,755		—	10,836,928

Net cash provided by (used in) investing activities	3,300,000	(444,849,999)			(441,549,999)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	—		25,000	25,000
Deferred offering costs	—	200,233		(200,233)	—
Proceeds from issuance of insider warrants	—	15,600,000		—	15,600,000
Net proceeds of units through public offering deferred as underwriters’ fees	—	15,750,000		—	15,750,000
Net proceeds from sale of units through public offering allocable to stockholders’ equity	—	237,698,082		—	237,698,082
Portion of net proceeds from sale of units through public offering allocated to shares of common stock subject to possible redemption	—	179,459,990		—	179,459,990
Proceeds from notes payable	—	100,000		200,000	300,000
Payments of notes payable	—	(300,000)		—	(300,000)

Net cash provided by financing activities	—	448,508,305		24,767	448,533,072

Net increase in cash and cash equivalents	140,882	45,957		22,702	209,541
Cash and cash equivalents, beginning of period	68,659	22,702		—	—

Cash and cash equivalents, end of period	$209,541	$68,659		$22,702	$209,541

Cash paid during the period for:
Income taxes	$1,380,597	$2,738,000		$—	$4,118,597

Supplemental disclosure of non-cash activities:
Compensation expense to sponsor	$—	$3,980,000		$—	$3,980,000
Net proceeds on units through public offering deferred as underwriters’ fees	$—	$—	$		$15,750,000
Accretion of trust account relating to common stock subject to possible redemption	$221,268	$1,943,157		$—	$2,164,425

See accompanying notes to the financial statements.

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

United Refining Energy Corp. (the “Company”) was incorporated in Delaware on June 25, 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or any other similar business combination, an unidentified operating business or assets. The Company focused on identifying a prospective target business in the energy industry, with a particular focus on businesses or assets involved in the refining of petroleum products (“Business Combination”), but will not be limited to pursuing acquisition opportunities only within that industry.

All activity through August 31, 2009 relates to the Company’s formation, the initial public offering (the “Offering”) described below, and its search for a Business Combination. The Company has selected August 31 as its fiscal year end.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standard No. 7.

The registration statement for the Company’s Offering was declared effective on December 11, 2007. The Company consummated the Offering on December 17, 2007 and received net proceeds of $448,700,000, which includes $15,600,000 from the Insider Warrants sold in a private placement (described in Note 4) and $15,750,000 of the underwriters’ deferred discount (See Note 3). The net proceeds from the Offering were placed in a trust account (“Trust Account”) established for the benefit of the holders of the common stock sold as part of the Units in the Offering (the “Public Stockholders”) of the Company. The Company’s management intends to apply substantially all of the net proceeds of the Offering toward consummating a Business Combination. The initial target business must have a fair market value equal to at least 80% of the Company’s net assets held in the trust account at the time of such acquisition.

The Company’s Amended and Restated Certificate of Incorporation provides that the Company’s corporate existence will cease in the event it does not consummate a Business Combination by December 11, 2009 or June 11, 2010 in the event the Public Stockholders approve a proposal to extend the period of time to consummate a Business Combination by an additional six (6) months (the “Extended Period”). If the Company does not effect a Business Combination by December 11, 2009 or June 11, 2010, as the case may be, the Company will promptly distribute the amount held in the Trust Account, which is substantially all of the proceeds from the Offering, including any accrued interest, to its Public Stockholders.

On September 6, 2007, the Company’s Board of Directors approved a .625-for-one reverse stock split. All share and per share data in these financial statements have been adjusted to give effect to the reverse split.

On November 30, 2007, the Company’s Board of Directors approved a 2.3-for-one stock dividend. All share and per share data in these financial statements have been adjusted to give effect to the stock dividend.

On November 30, 2007, the Company granted to United Refining, Inc. (the “Sponsor”) 2,500,000 warrants to purchase up to 2,500,000 shares of common stock (“the Sponsor Warrants”). The Sponsor Warrants are identical to the warrants sold in the Offering, except that: (i) the Sponsor Warrants are exercisable at $12.50 per share, (ii) the Sponsor Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted assigns and (iii) the Sponsor Warrants expire on December 11, 2012. The Company performed a Black-Scholes calculation to determine the value of the warrants, using an expected life of 5 years, volatility of 26.67% and a risk free interest rate of 3.38%. The grant of the Sponsor Warrants is recorded as compensation expense in accordance with Financial Accounting Board Opinion No. 123(R) (Statement 123) and is included in the amount of $3,980,000 in the Company’s Statements of Operations for the nine months ended May 31, 2008 and from the period of inception through May 31, 2009.

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

On December 11, 2007, the Sponsor forfeited 1,437,500 shares of common stock. All shares and per share data in these financial statements have been adjusted to give effect to the forfeiture.

On January 15, 2008, the underwriters informed the Company that they would exercise no part of the Over-allotment Option. As a result, the Sponsor forfeited 1,687,500 shares of common stock to maintain ownership of 20.0% of the Company’s outstanding shares of common stock.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements include the accounts of the Company. The Company is currently evaluating acquisition candidates. All activity through August 31, 2009 is related to the Company’s formation, the Offering and its search for a Business Combination. The Company has selected August 31 as its fiscal year end.

In accordance with U.S. GAAP, the Company has evaluated subsequent events through the date and time the Financial Statements were issued on November 27, 2009.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Cash and Cash Equivalents Held in Trust

The Company’s restrictive investment held in the trust account at August 31, 2009 is invested in U.S. Government Institutional money market securities. The Company recognized interest income of $2,672,173, $8,164,755 and $0 on investments held in trust for the year ended August 31, 2009, 2008 and for the period from June 25, 2007 (inception) through August 31, 2007, respectively, and $10,836,928 for the period from inception (June 25, 2007) to August 31, 2009 which is included in the accompanying Statements of Operations.

Deferred Underwriters Fees

Pursuant to the Underwriting Agreement, the Company is obligated to the Underwriters for up to $15,750,000 of deferred fees and expenses related to the Offering, which is payable to the Underwriters upon the consummation of a Business Combination. (see Note 7)

Common Stock, Subject to Possible Redemption

With respect to the Extended Period (the proposal for which is approved by the Public Stockholders) or the Business Combination which is approved and consummated, any Public Stockholder who voted against the Extended Period or the Business Combination, as the case may be, may demand that the Company redeem his or her shares of Common Stock. The initial per share redemption price will equal $9.97 per share (plus a portion of the interest earned on the Trust Account) but net of: (i) taxes payable on interest earned on the Trust Account and

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

State of Delaware franchise taxes and (ii) up to $3,700,000 of interest income released to the Company to fund working capital. From the time of the Offering (December 11, 2007) through August 31, 2009 $2,367,126 has been spent to fund working capital.

Public Stockholders holding up to one share less than 40.0% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares of common stock in the event of the approval of the Extended Period or a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed, as the case may be without regard to the shares held by the Initial Stockholder. As a result of this redemption right, $179,459,990 plus accretion of $2,164,425 has been classified as Common Stock, subject to possible redemption on the accompanying balance sheet as of August 31, 2009.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and the cash and cash equivalents held in the Trust Account. The Trust Account at Banc of America Investment Services, Inc. and maintained by Continental Stock Transfer & Trust Company acting as trustee, is comprised primarily of investments in Federal Farm Credit Bank, Federal Home Loan Bank, and US Treasury Bills. The Company’s policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy, or in short-term money market funds which are exposed to minimal interest rate and credit risk.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Income Per Common Share

Basic income/loss per share excludes dilution and is computed by dividing the income available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or redeemed for common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At August 31, 2009 and 2008, there were no such potentially dilutive securities. Therefore, basic and diluted income per share were the same for the years ended August 31, 2009 and 2008, respectively, for the shares subject to conversion.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,” approximate their carrying amounts presented in the balance sheet at August 31, 2009 and 2008.

The Company accounts for derivative instruments, if any, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” as amended, (“SFAS 133”) which establishes accounting and reporting standards for derivative instruments.

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Recently Issued Accounting Standards

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. Statement 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Statement 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. In February 2008, the FASB provided a one year deferral for the implementation of Statement 157 for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis. The Company adopted Statement 157 for financial assets as of September 1, 2008 and it did not have a significant effect on the Company’s financial statements. Furthermore, the Company believes that the adoption of Statement 157 for non-financial assets and liabilities will not have a significant effect on the Company’s financial statements.

The following table presents certain of the Company’s assets that are measured at fair value as of August 31, 2009. In general, fair values determined by Level 1 inputs utilize quoted prices in active markets and the fair values described below were determined through market, observable and corroborated sources.

Description	August 31, 2009	Quoted Prices In Active Markets (Level 1)
Cash	$209,541	$209,541
Cash and cash equivalents held in Trust Account (Note 2)	452,386,928	452,386,928

Total	$452,596,469	$452,596,469

In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (“Statement 141(R)”). Statement 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that the Company completes acquisitions subsequent to its adoption of Statement 141 (R), the application of its provisions will likely have a material impact on the Company’s results of operations, although the Company is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“Statement 160”). Statement 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company does not expect the adoption of Statement 160 to have a material impact on its financial condition or results of operations.

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 – COMMITMENTS

Administrative Services Agreement

The Company utilizes certain administrative, technological and secretarial services, as well as certain limited office space provided by United Refining, Inc., its Sponsor. The Sponsor has agreed that, until the acquisition of a target business by the Company, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay United Refining, Inc. $7,500 per month for such services commencing December 11, 2007 and terminating upon the earlier of the date the Company consummates a Business Combination or dissolves and liquidates in accordance with its amended and restated certificate of incorporation. The Company has paid $90,000, $65,178 and $0 for the years ended August 31, 2009, 2008 and for the period from June 25, 2007 through August 31, 2007, respectively, as well as $155,178 for the period from inception (June 25, 2007) to August 31, 2009.

Underwriting Agreement

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc. and Maxim Group LLC, the representatives of the underwriters in the Offering (the “Underwriters”).

Pursuant to the Underwriting Agreement, the Company is obligated to the Underwriters for certain fees and expenses related to the Offering, including underwriting discounts and commissions of $31,500,000, of which $15,750,000 has been paid at the closing of the Offering and $15,750,000 has been deferred upon the consummation of a Business Combination. The deferred discount can be reduced up to $6,299,999 if up to one share less then 40% of the aggregate number of shares owned by all Public Stockholders seek redemption.

Consulting Arrangements

We have engaged the services of one or more consulting groups for the purpose of effecting a business transaction, the aggregate of these payments will be approximately $65,000 per month. The Company has paid $581,908, $0 and $0 for the years ended August 31, 2009 and 2008 and for the period from June 25, 2007 through August 31, 2007, respectively, as well as $581,908 for the period from inception (June 25, 2007) to August 31, 2009.

NOTE 4 – TRANSACTIONS WITH AFFILIATED COMPANY

During the course of due diligence on a target acquisition, the Company chartered an aircraft from an affiliate of the Company at a cost of $57,200, $0 and $0 for the years ended August 31, 2009 and 2008 and for the period from June 25, 2007 through August 31, 2007, respectively, as well as $57,200 for the period from inception (June 25, 2007) to August 31, 2009.

NOTE 5 – COMMON AND PREFERRED STOCK, SPONSOR WARRANTS AND INSIDER WARRANTS

On December 17, 2007, the Company consummated the offering of 45,000,000 units (“Units”) of its securities, each Unit consisting of one share of common stock, par value $0.0001 per share, and one warrant (“Warrant”) to purchase one share of Common Stock, pursuant to the registration statement on Form S-1, as amended. The Units were sold at a public offering price of $10.00 per Unit, generating gross proceeds of $450,000,000.

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

a) Common and Preferred Stock

The Company was incorporated in Delaware on June 25, 2007 and has the authority to issue 150,000,000 shares of common stock having a par value of $.0001 per share and 1,000,000 shares of preferred stock having a par value of $.0001 per share. Concurrent with its incorporation, the Company entered into a securities subscription agreement with its Sponsor, whereby the Sponsor purchased 12,937,500 shares of common stock of the Company for $25,000 in cash.

As of August 31, 2009, there are 30,650,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants) and all of the 1,000,000 shares of preferred stock available for issuance.

b) Sponsor Warrants

On November 30, 2007, the Company issued 2,500,000 Sponsor Warrants to its Sponsor, exercisable at an initial purchase price of $12.50 per share effective on December 11, 2007 and expiring on December 11, 2012. These warrants and the shares purchasable hereunder constitute “restricted securities” under federal securities laws and applicable regulations and may not be resold or transferred without registration under the Securities Act of 1933. The grant of the warrants to our Sponsor is recorded as compensation expense in accordance with Statement of Financial Accounting Standard No. 123(R) and was valued using the Black-Scholes model. Accordingly, $3,980,000 is recorded as compensation expense in the Company’s Statements of Operations for the fiscal year ended August 31, 2008 and for the period from June 25, 2007 (inception) to August 31, 2009.

c) Insider Warrants

On December 10, 2007, our Sponsor purchased 15,600,000 common stock warrants (“Insider Warrants”) from the Company at a price of $1.00 per warrant in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended. Proceeds from the sale of the Insider Warrants of $15,600,000 were placed in the Trust Account. The Insider Warrants are identical to those sold in the Offering except that none of the Insider Warrants are transferable or salable until after the Company completes a Business Combination, are not subject to redemption if held by our Sponsor or its permitted assigns and may be exercised on a “cashless” basis at any time after they become exercisable if held by our Sponsor or its permitted assigns. The holder of Insider Warrants does not have any right to any liquidation distributions with respect to the shares underlying such Insider Warrants in the event we fail to consummate a Business Combination, in which event the Insider Warrants will expire worthless.

As of August 31, 2009, there are 63,100,000 warrants outstanding. Each warrant, excluding the Sponsor Warrants, will be exercisable for one share of common stock at an exercise price of $7.00 per share, while the Sponsor Warrant will be exercisable for one share of common stock at the price of $12.50 per share. None of the warrants may be exercised until after consummation of our Business Combination and the funding in the Trust Account disbursed. The warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

NOTE 6 – INCOME TAXES

Provision for income taxes for the year ended August 31, 2009 is $284,961 which is net of a deferred tax benefit of $646,336. Provision for income taxes for the year ended August 31, 2008 is federal income tax of $2,502,000 which is net of a deferred tax benefit of $268,000. The period June 25, 2007 (inception) to August 31, 2009 consists of a tax provision of $2,786,961 which is net of a deferred tax benefit of $914,335.

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company’s effective tax rate does not approximate the federal statutory rate for the period June 25, 2007 (inception) to August 31, 2009, due to compensation which is not deductible for tax purposes. No provision for state and local income taxes has been made since the Company was formed as a vehicle to affect a Business Combination and, as a result, does not conduct operations and is not engaged in a trade or business in any state. The Company is incorporated in Delaware and authorized to do business in New York and accordingly is subject to franchise taxes. Delaware and New York franchise tax expense is $258,068 ($257,843 Delaware, $225 New York) for the year ended August 31, 2009, $16,660 ($16,510 Delaware, $150 New York) for the year ended August 31, 2008, $0 for the period August 25, 2007 through August 31, 2007 and $274,728 ($274,353 Delaware, $375 New York) for the period June 25, 2007 (inception) through August 31, 2009. All franchise tax expenses are included as part of the formation and operating costs in the accompanying statements of operations.

NOTE 7 – SUBSEQUENT EVENTS

On October 9, 2009, and as amended on November 23, 2009, we and our wholly-owned subsidiary, Chaparral Subsidiary, Inc., a Delaware corporation , entered into the Merger Agreement with Chaparral Energy, Inc., a Delaware corporation pursuant to which Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into us (the “Transaction”).

As a result of the Transaction, the stockholders of Chaparral will receive 51,500,000 shares of Common Stock immediately upon closing of the Transaction and 10,000,000 shares of Common Stock will be issued immediately upon closing of the Transaction and placed in an escrow account. 5,000,000 of such shares of Common Stock placed in escrow may be used to satisfy any indemnification obligations of Chaparral pursuant to the Merger Agreement following the Transaction. The 10,000,000 shares of Common Stock are subject to forfeiture to the extent a certain share price target is not met by the Company following the Transaction.

The Company’s sponsor has agreed to cancel 4,167,500 founder shares at the closing of the Transaction.

The consummation of the Transaction is subject to approval of the Company’s stockholders, as well as other customary closing conditions described in the proxy statement/prospectus we filed and in the Merger Agreement.

In addition, on October 9, 2009 the Company amended its agreement with the underwriters to reduce their deferred finance fee from $15,750,000 to $8,000,000, in order to provide the Company with additional capital to facilitate its ability to enter into and consummate the Transaction. The Company will not guarantee payment to the underwriters of additional fees in connection with their efforts with respect to the Offering. Maxim Group, Deutsche Bank Securities and Chaparral’s advisor in the Transaction are also able to participate in an aggregate $5,000,000 incentive bonus pool that the Company and Chaparral plan to make available upon a successful closing of the Transaction. This bonus pool may be allocated among the various advisors by a special committee of the board of directors in its sole discretion based on the Company’s assessment of the value added by each of these advisors.

An additional bonus pool of up to $3,000,000 will also be available to capital market advisors other than Maxim Group, Deutsche Bank and Morgan Stanley upon a successful closing of the Transaction. If the Transaction closes, then Capital One will be paid $750,000, Scotia Bank will be paid $350,000 and Comerica Securities will be paid $300,000. The balance of this additional bonus pool may be allocated among these same advisors by a special committee of the Company’s Board of Directors, comprised of Mark A. Fischer and John A. Catsimatidis, in its sole discretion based upon the Company’s assessment of the value added by each of these advisors.

UNITED REFINING ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 7 – Summarized Quarterly Financial Information (unaudited)

	Fiscal Year Ended August 31, 2009				For the Period From June 25, 2007 (Inception) to August 31, 2008
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Interest income	$1,980,529	$623,771	$67,873	$—	$8,164,755
Compensation expense to sponsor	—	—	—	—	3,980,000
Formation and operating costs	90,072	431,251	503,884	808,821	806,926
(Benefit) Provision for income taxes	642,800	65,400	(148,300)	(274,939)	2,502,000
Net income (loss) for the period	1,247,657	127,120	(287,711)	(533,882)	875,829
Accretion of Trust Account relating to common stock subject to possible redemption	499,062	50,849	(115,084)	(213,559)	—
Net income (loss) attributable to common shareholders	748,595	76,271	(172,627)	(320,323)
Weighted number of shares outstanding, basic and diluted	38,250,001	38,250,001	38,250,001	38,250,001
Net income per share, basic and diluted	$0.02	$0.00	$0.00	$(0.01)
Number of shares outstanding subject to possible redemption	17,999,999	17,999,999	17,999,999	17,999,999	—
Net income per share subject to possible redemption, basic and diluted	$.03	$0.00	$(0.01)	$(0.01)	$—

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We have established disclosure controls and procedures to ensure that material information relating to us is made known to the officers who certify our financial reports and to our board of directors.

Based on their evaluation as of August 31, 2009, our Principal Executive Officer and our Principal Financial and Accounting Officer have each concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) are effective at a reasonable assurance level.

Limitations on the Effectiveness of Controls

A control system, no matter how well conceived an operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all controls systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Our disclosure controls and procedures are designed to provide reasonable assurance of achieving its objectives. Our Principal Executive Officer and our Principal Financial and Accounting Officer concluded that our disclosure controls and procedures are effective at that reasonable assurance level.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act Rule 13a-15(f). Internal control over financial reporting is a process used to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles in the United States. Internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; provide reasonable assurance that transactions are recorded as necessary to permit preparation of our financial statements in accordance with generally accepted accounting principles in the United States, and that our receipts and expenditures are being made only in accordance with the authorization of our board of directors and management; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

An internal control system over financial reporting has inherent limitations and may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, the risk.

Our management assessed the effectiveness of our internal control over financial reporting as of August 31, 2009. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Controls—Integrated Framework. Based on management’s assessment and those criteria, our management believes that we maintained effective internal control over financial reporting as of August 31, 2009.

This report includes an attestation report on our internal control over financial reporting, issued by BDO Seidman, LLP, the independent registered public accounting firm that audited our financial statements included in this report. The attestation report is included herein.

Changes in Internal Control Over Financial Reporting

For the fiscal quarter ended August 31, 2009, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

United Refining Energy Corporation

Melville, New York

We have audited United Refining Energy Corp.’s internal control over financial reporting as of August 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). United Refining Energy Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A. Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, United Refining Energy Corp., maintained, in all material respects, effective internal control over financial reporting as of August 31, 2009, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of United Refining Energy Corp., as of August 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended August 31, 2009 for the period from June 25, 2007 (inception) to August 31, 2007 and for the period from June 25, 2007 (inception) to August 31, 2009 and our report dated November 10, 2009, expressed an unqualified opinion thereon.

/s/    BDO Seidman, LLP

New York, New York

November 10, 2009

Report of independent registered public accounting firm

Board of Directors

Chaparral Energy, Inc.

We have audited the accompanying consolidated balance sheets of Chaparral Energy, Inc. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chaparral Energy, Inc. and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/    GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 31, 2009 (except with respect to the effects of the discontinued operations as discussed in Note 2, as to which the date is October 12, 2009)

Chaparral Energy, Inc. and subsidiaries

Consolidated balance sheets

	December 31,
(dollars in thousands, except per share data)	2007	2008
Assets
Current assets:
Cash and cash equivalents	$11,687	$52,112
Accounts receivable, net	60,490	63,957
Production tax benefit	813	13,685
Inventories	6,248	13,552
Deferred income taxes	19,128	—
Prepaid expenses	4,291	4,114
Derivative instruments	—	51,412
Assets held for sale	18,047	19,531

Total current assets	120,704	218,363
Property and equipment—at cost, net	47,558	65,759
Oil & gas properties, using the full cost method:
Proved	1,457,822	1,751,096
Unproved (excluded from the amortization base)	25,327	16,865
Work in progress (excluded from the amortization base)	19,274	31,893
Accumulated depreciation, depletion, amortization and impairment	(200,577)	(573,233)

Total oil & gas properties	1,301,846	1,226,621
Funds held in escrow	5,224	2,350
Derivative instruments	—	157,720
Assets held for sale	3,946	7,744
Other assets	51,620	34,279

	$1,530,898	$1,712,836

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$65,633	$89,744
Accrued payroll and benefits payable	9,299	9,215
Accrued interest payable	14,741	15,408
Revenue distribution payable	21,471	19,827
Current maturities of long-term debt and capital leases	6,795	5,536
Derivative instruments	54,307	—
Deferred income taxes	—	19,696
Liabilities associated with discontinued operations	2,734	3,697

Total current liabilities	174,980	163,123
Long-term debt and capital leases, less current maturities	459,519	615,936
8 1/2% Senior Notes, due 2015	325,000	325,000
8 7/8% Senior Notes, due 2017	322,490	322,675
Derivative instruments	96,227	3,388
Deferred compensation	2,017	762
Asset retirement obligations	29,684	33,075
Deferred income taxes	17,496	42,699
Liabilities associated with discontinued operations	307	1,778

Commitments and contingencies (note 13)
Stockholders’ equity:
Preferred stock, 600,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 3,000,000 shares authorized; 877,000 shares issued and outstanding as of December 31, 2007 and 2008, respectively	9	9
Additional paid in capital	100,918	100,918
Retained earnings	76,090	21,340
Accumulated other comprehensive income (loss), net of taxes	(73,839)	82,133

	103,178	204,400

	$1,530,898	$1,712,836

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of operations

(dollars in thousands, except per share data)	Year Ended December 31,
	2006	2007	2008
Revenues:
Oil and gas sales	$249,180	$365,958	$501,761
Loss from oil and gas hedging activities	(4,166)	(28,140)	(76,417)

Total revenues	245,014	337,818	425,344
Costs and expenses:
Lease operating	71,663	104,469	120,547
Production taxes	18,710	26,216	33,815
Depreciation, depletion and amortization	52,299	85,431	100,672
Loss on impairment of oil & gas properties	—	—	281,393
Loss on impairment of ethanol plant	—	—	2,900
General and administrative	14,659	21,838	22,372

Total costs and expenses	157,331	237,954	561,699

Operating income (loss)	87,683	99,864	(136,355)
Non-operating income (expense):
Interest expense	(45,246)	(87,656)	(86,038)
Non-hedge derivative gains (losses)	(4,677)	(23,781)	126,941
Termination fee	—	—	3,500
Merger costs	—	—	(1,400)
Other income	792	2,276	1,845

Net non-operating income (expense)	(49,131)	(109,161)	44,848

Income (loss) from continuing operations before income taxes and minority interest	38,552	(9,297)	(91,507)
Income tax expense (benefit)	14,817	(3,386)	(35,301)
Minority interest	(71)	—	—

Income (loss) from continuing operations	23,806	(5,911)	(56,206)
Income from discontinued operations, net of income taxes	—	1,118	1,456

Net income (loss)	$23,806	$(4,793)	$(54,750)

Income (loss) per share (basic and diluted):
Continuing operations	$29.74	$(6.74)	$(64.09)
Discontinued operations	—	1.27	1.66

Net income (loss) per share (basic and diluted)	$29.74	$(5.47)	$(62.43)

Weighted average number of shares used in calculation of basic and diluted earnings per share	800,500	877,000	877,000

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of stockholders’ equity

and comprehensive income (loss)

(dollars in thousands)	Common stock		Additional paid in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
Balance at January 1, 2006	775,000	$8	$—	$58,126	$(47,967)	$10,167
Issuance of common stock	102,000	1	100,918	—	—	100,919
Dividends	—	—	—	(1,049)	—	(1,049)
Net income	—	—	—	23,806	—	23,806
Other comprehensive income, net
Unrealized gain on hedges, net of taxes of $18,916	—	—	—	—	29,949	29,949
Reclassification adjustment for hedge losses included in net income, net of taxes of $8,855	—	—	—	—	14,072	14,072

Total comprehensive income						67,827

Balance at December 31, 2006	877,000	9	100,918	80,883	(3,946)	177,864
Net loss	—	—	—	(4,793)	—	(4,793)
Other comprehensive loss, net
Unrealized loss on hedges, net of taxes of $51,745	—	—	—	—	(82,032)	(82,032)
Reclassification adjustment for hedge losses included in net loss, net of taxes of $7,658	—	—	—	—	12,139	12,139

Total comprehensive loss						(74,686)

Balance at December 31, 2007	877,000	9	100,918	76,090	(73,839)	103,178
Net loss	—	—	—	(54,750)	—	(54,750)
Other comprehensive income, net
Unrealized gains on hedges, net of taxes of $64,045	—	—	—	—	101,347	101,347
Reclassification adjustment for hedge losses included in net loss, net of taxes of $34,341	—	—	—	—	54,625	54,625

Total comprehensive income						101,222

Balance at December 31, 2008	877,000	$9	$100,918	$21,340	$82,133	$204,400

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of cash flows

(dollars in thousands)	Year Ended December 31,
	2006	2007	2008
Cash flows from operating activities
Net income (loss)	$23,806	$(4,793)	$(54,750)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion & amortization	52,299	85,431	100,672
Depreciation, depletion & amortization of discontinued operations	—	411	1,301
Loss on impairments	—	—	284,293
Deferred income taxes	14,839	(2,729)	(34,358)
Unrealized (gain) loss on ineffective portion of hedges	(18,761)	8,343	(12,549)
Change in fair value of non-hedge derivative instruments	4,681	23,781	(126,941)
Gain on sale of assets	(132)	(712)	(177)
Other	1,266	1,404	2,750
Change in assets & liabilities, net of assets and liabilities of business acquired
Accounts receivable	(13,213)	(13,660)	(2,516)
Inventories	(444)	3,568	(8,278)
Prepaid expenses and other assets	376	(1,079)	1,373
Accounts payable and accrued liabilities	16,659	8,426	(1,957)
Revenue distribution payable	7,696	4,221	(1,643)
Deferred compensation	82	831	(306)

Net cash provided by operating activities	89,154	113,443	146,914
Cash flows from investing activities
Purchase of property and equipment and oil and gas properties	(201,256)	(220,651)	(304,568)
Acquisition of a business, net of cash acquired	(466,656)	(21,569)	—
Proceeds from dispositions of property and equipment and oil and gas properties	5,820	526	1,808
Cash in escrow	(21,795)	(2,156)	1,385
Proceeds from sale of a business	—	3,158	—
Purchase of prepaid production tax asset	(15,000)	—	—
Settlement of non-hedge derivative instruments	(85)	(750)	37,387
Other	(4,832)	2,000	—

Net cash used in investing activities	(703,804)	(239,442)	(263,988)
Cash flows from financing activities
Proceeds from long-term debt	629,936	119,865	162,511
Repayment of long-term debt	(100,199)	(304,240)	(5,692)
Proceeds from equity issuance	100,919	—	—
Proceeds from senior notes	—	322,329	—
Principal payments under capital lease obligations	(148)	(171)	(244)
Dividends	(1,049)	—	—
Settlement of derivative instruments acquired	876	(1,898)	184
Fees paid related to financing activities	(8,107)	(7,002)	(1,360)
Proceeds from termination fee	—	—	3,500
Fees paid related to IPO and merger activities	(373)	—	(1,400)

Net cash provided by financing activities	621,855	128,883	157,499

Net increase in cash and cash equivalents	7,205	2,884	40,425
Cash and cash equivalents at beginning of period	1,598	8,803	11,687

Cash and cash equivalents at end of period	$8,803	$11,687	$52,112

Supplemental cash flow information
Cash paid (received) during the period for:
Interest, net of capitalized interest	$44,068	$73,892	$82,334
Income taxes	(22)	(16)	(28)

The accompanying notes are an integral part of these consolidated financial statements.

Supplemental disclosure of investing and financing activities

During the years ended December 31, 2006, 2007, and 2008 the Company entered into capital lease obligations of $140, $21, and $592, respectively, for machinery and equipment.

Non-cash additions to oil and gas properties include $7,317, $24,527, and $25,407, respectively, as of December 31, 2006, 2007, and 2008. These oil and gas property additions are reflected in cash used in investing activities in the periods that the payables are settled. Also, non-cash additions to oil and gas properties for 2007 include $15,597 related to final settlement of the Calumet acquisition. Non-cash additions to property and equipment for 2008 also include $1,707 related to final settlement of the Green Country Supply acquisition.

During the years ended December 31, 2006, 2007, and 2008, the Company recorded an asset and related liability of $10,813, $266 and $707, respectively, associated with the asset retirement obligation on the acquisition and/or development of oil and gas properties.

Interest of $1,001, $1,613, and $1,370 was capitalized during the years ended December 31, 2006, 2007, and 2008, respectively, related to unproved oil and gas leaseholds. Interest of $0, $70, and $214 was capitalized during the years ended December 31, 2006, 2007, and 2008, respectively, primarily related to the construction of the Company’s office building.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements

(Dollars in thousands, unless otherwise noted)

Note 1: Nature of operations and summary of significant accounting policies

Chaparral Energy, Inc. and subsidiaries (collectively, “we”, “our”, “us” or the “Company”) is involved in the acquisition, exploration, development, production and operation of oil and gas properties. Properties are located primarily in Oklahoma, Texas, New Mexico, Louisiana, Arkansas, Montana and Wyoming.

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of consolidation

The consolidated financial statements include the accounts of Chaparral Energy, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The loss from operations related to the minority interest of Oklahoma Ethanol, LLC is shown separately in the statement of operations. As the minority interests’ share of the losses has exceeded their equity and there is no obligation for the minority interest holders to fund those losses, the minority interest balance is reported as zero in the consolidated balance sheet and all losses are therefore recognized by the Company.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, valuation allowances associated with deferred income taxes, asset retirement obligations, fair value of derivative instruments, and others, and are subject to change.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to current period presentation.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts and money market funds which may not be federally insured. As of December 31, 2008, cash and escrow cash with a recorded balance totaling $49,051 was held at JP Morgan Chase Bank, N.A. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

Accounts receivable

The Company has receivables from joint interest owners and oil and gas purchasers which are generally uncollateralized. The Company generally reviews its oil and gas purchasers for credit worthiness and general financial condition. The Company may have the ability to withhold future revenue disbursements to recover non-payment of joint interest billings on properties of which the Company is the operator. Accounts receivable from joint interest owners are stated at amounts due, net of an allowance for doubtful accounts. Accounts

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

receivable are generally due within 30 days and accounts outstanding longer than 60 days are considered past due. Accounts receivable past due 90 days or more and still accruing interest at December 31, 2007 and 2008 were $1,060 and $1,124, respectively. The Company determines its allowance by considering the length of time past due, previous loss history, future net revenues of the debtor’s ownership interest in oil and gas properties operated by the Company and the owner’s ability to pay its obligation, among other things.

The Company writes off accounts receivable when they are determined to be uncollectible. Bad debt expense (recovery) for the years ended December 31, 2006, 2007, and 2008 was $553, ($11), and $351, respectively. Interest accrues beginning on the day after the due date of the receivable. When the account is determined to be uncollectible, all interest previously accrued but not collected is reversed against the allowance for doubtful accounts. Accounts receivable consisted of the following at December 31:

	2007	2008
Joint interests	$19,845	$21,136
Accrued oil and gas sales	40,377	27,432
Hedge settlements	51	15,315
Other	530	654
Allowance for doubtful accounts	(313)	(580)

	$60,490	$63,957

Inventories

Inventories are comprised of equipment used in developing oil and gas properties and oil and gas production inventories. Equipment inventory is carried at the lower of cost or market using the average cost method. Oil and gas product inventories are stated at the lower of production cost or market. The Company regularly reviews inventory quantities on hand and records provisions for excess or obsolete inventory if necessary. The provision for excess or obsolete inventory for the years ended December 31, 2006, 2007, and 2008 was $115, $0, and $399, respectively. Inventories at December 31, 2007 and 2008 consist of the following:

	December 31, 2007	December 31, 2008
Equipment inventory	$3,027	$10,484
Oil and gas product	3,221	3,467
Inventory valuation allowance	—	(399)

	$6,248	$13,552

Property and equipment

Property and equipment are capitalized and stated at cost, while maintenance and repairs are expensed currently.

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Estimated useful lives are as follows:

Furniture and fixtures	10 years
Automobiles and trucks	5 years
Machinery and equipment	10 – 20 years
Office and computer equipment	5 – 10 years
Building and improvements	10 – 40 years

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Oil and gas properties

The Company uses the full cost method of accounting for oil and gas properties and activities. Accordingly, the Company capitalizes all costs incurred in connection with the exploration for and development of oil and gas reserves. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss generally recognized unless such dispositions involve a significant alteration in the depletion rate. The Company capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, 3D seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

Depreciation, depletion and amortization of oil and gas properties are provided using the units-of-production method based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The Company’s cost basis for depletion includes estimated future development costs to be incurred on proved undeveloped properties. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs, and the anticipated proceeds from salvaging equipment. Depreciation, depletion and amortization expense of oil and gas properties was $47,086, $78,717, and $91,316 for the years ended December 31, 2006, 2007, and 2008, respectively.

In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10%, as adjusted for the Company’s cash flow hedge positions and net of tax considerations, plus the lower of cost or estimated fair value of unproved properties. During the fourth quarter of 2008, the Company recorded a ceiling test impairment of oil and gas properties of $281,393 as a result of a decline in oil and gas prices at the measurement date. The impairment was calculated based on December 31, 2008 spot prices of $44.60 per Bbl of oil and $5.62 per Mcf of natural gas. Based on these year-end prices, the effect of derivative contracts accounted for as cash flow hedges increased the full cost ceiling by $192,108, thereby reducing the ceiling test write down by the same amount. The qualifying cash flow hedges as of December 31, 2008, which consisted of commodity price swaps, covered 6,254 MBbls of oil production for the period from January 2009 through December 2013. See Note 4 for a further discussion of hedging activity.

Prices have remained volatile subsequent to December 31, 2008. If prices remain at these low levels, we may be required to record additional write downs under the full cost ceiling test in the first quarter of 2009 or in subsequent periods. The amount of any future impairment is difficult to predict, and will depend on the oil and gas prices at the end of each period, the incremental proved reserves added during each period, and additional capital spent.

Production tax benefit asset

During 2006, the Company purchased interests in two venture capital limited liability companies resulting in a total investment of $15,000. The Company’s expected return on the investment will be the receipt of $2 of tax credits for every $1 invested to be recouped from our Oklahoma production taxes. The investments are accounted for as a production tax benefit asset and will be netted against tax credits realized in other income using the effective yield method over the expected recovery period. As of December 31, 2007, a production tax benefit asset of $14,255 was included in other assets in the consolidated balance sheet. As of December 31, 2008, the carrying value was $13,685. Of the $1,490 approved for payment in 2007, $745 was recognized as income

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

and $745 as a reduction of the asset. Of the $1,422 approved for payment in 2008, $711 was recognized as income and $711 as a reduction of the asset. Subsequent to December 31, 2008, we have received an additional $21,843 of proceeds from the tax benefit asset.

Funds held in escrow

The Company has funds held in escrow that are restricted as to withdrawal or usage. The restricted amounts consisted of the following at December 31:

	2007	2008
Escrows from acquisitions	$383	$692
Plugging and abandonment escrow	1,635	1,658
Post closing adjustment escrow from acquisition	3,206	—

	$5,224	$2,350

Upon clearing of the title defects, the amount in escrow will be disbursed. If the title defects are not cleared in a manner satisfactory to the Company, the amount will be returned to the Company.

The Company is entitled to make quarterly withdrawals from the plugging escrow account equal to one-half of the interest earnings for the period and as reimbursement for actual plugging and abandonment expenses incurred on the North Burbank field which was included in the Calumet acquisition, provided that written documentation has been provided. The balance is not intended to reflect the Company’s total future financial obligation for the plugging and abandonment of these wells.

Impairment of long-lived assets

Impairment losses are recorded on property and equipment used in operations and other long lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. Impairment is measured based on the excess of the carrying amount over the fair value of the asset.

The Company owned a 66.67% interest in Oklahoma Ethanol LLC, a joint venture to construct and operate an ethanol production plant in Blackwell, Oklahoma. Oklahoma Ethanol LLC retained a financial advisor to arrange project financing to fund construction costs and for related start-up working capital. Because financing did not close by September 15, 2008, the minority owner, Oklahoma Sustainable Energy LLC, is no longer able to participate in the joint venture, and the Company now owns 100% of Oklahoma Ethanol LLC. The City of Blackwell has also been unable to obtain financing for the railroad upgrades and storage facilities that would be necessary to support ethanol production. During the third quarter of 2008, the Company determined that it will be unlikely to obtain equity capital or new project financing for an ethanol plant, and accordingly recorded an impairment charge of $2,900, which was the amount of its investment in the ethanol plant.

Deferred income taxes

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

presently enacted tax rates and laws. The Company records a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such assets will not be realized.

The Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”). If applicable, we would report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return, and would recognize interest and penalties related to uncertain tax positions in interest expense. As of December 31, 2007 and 2008, we have not recorded a liability or accrued interest related to uncertain tax positions.

The tax years 1998 through 2008 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Revenue recognition

Oil revenue is recognized when the product is delivered to the purchaser and gas revenue when delivered to the gas purchaser’s sales meter. Well supervision fees and overhead reimbursements from producing properties are recognized as expense reimbursements from outside interest owners when the services are performed. Service company sales are recognized at the time of delivery of materials or performance of service.

Gas balancing

In certain instances, the owners of the natural gas produced from a well will select different purchasers for their respective ownership interest in the wells. If one purchaser takes more than its rateable portion of the gas, the owners selling to that purchaser will be required to satisfy the imbalance in the future by cash payments or by allowing the other owners to sell more than their share of production. The Company recognizes gas imbalances on the sales method and, accordingly, has recognized revenue on all production delivered to its purchasers. To the extent future reserves exist to enable the other owners to sell more than their rateable share of gas, no liability is recorded for the Company’s obligation for gas taken by its purchasers which exceeds the Company’s ownership interest of the well’s total production. The Company’s aggregate imbalance due to over production is approximately 1,903 million cubic feet (MMcf), 1,961 MMcf, and 1,840 MMcf at December 31, 2006, 2007, and 2008, respectively. The Company’s aggregate imbalance due to under production is approximately 3,331 MMcf, 3,170 MMcf, and 3,194 MMcf at December 31, 2006, 2007, and 2008, respectively.

Derivative transactions

The Company uses derivative instruments to reduce the effect of fluctuations in crude oil and natural gas prices. The Company accounts for these transactions in accordance with SFAS No. 133 (as Amended), Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). SFAS 133 requires that the Company recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative and the resulting designation.

Changes in the fair value of derivatives that are not accounted for as hedges are reported immediately in non-hedge derivative gains (losses) in the statement of operations. Cash flows associated with non-hedge derivatives are reported as investing activities in the statement of cash flows unless the derivatives contain a significant financing element, in which case they are reported as financing activities.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

If the derivative qualifies and is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income (loss) until the hedged item is recognized in income. The ineffective portion of a derivative’s change in fair value, as measured using the dollar offset method, is immediately recognized in loss from oil and gas hedging activities in the statement of operations. Cash flows associated with hedges are reported as operating activities in the statement of cash flows unless the hedges contain a significant financing element, in which case they are reported as financing activities.

If it is probable the oil or gas sales which are hedged will not occur, hedge accounting is discontinued and the gain or loss reported in accumulated other comprehensive income (loss) is immediately reclassified into income. If a derivative which qualified for cash flow hedge accounting ceases to be highly effective, or is liquidated or sold prior to maturity, hedge accounting is discontinued. The gain or loss associated with the discontinued hedges remains in accumulated other comprehensive income (loss) and is reclassified into income as the hedged transactions occur.

In accordance with FASB Interpretation No. 39 (As Amended), Offsetting of Amounts Related to Certain Contracts, the Company offsets assets and liabilities for derivative contracts executed with the same counterparty under a master netting arrangement.

Fair value measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. As defined in SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

We adopted the provisions of SFAS 157 on January 1, 2008. Assets and liabilities recorded at fair value in the balance sheet are categorized according to the fair value hierarchy defined in SFAS 157. The hierarchical levels are based upon the level of judgment associated with the inputs used to measure the fair value of the assets and liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the asset or liability is categorized based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date. Level 2 inputs include adjusted quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value assets and liabilities included in this category are derivatives with fair values based on published forward commodity price curves and other observable inputs. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Assets carried at fair value and included in this category are certain financial derivatives.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

We elected to implement this Statement with the one-year deferral permitted by FASB Staff Position 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), for nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed on a recurring basis (at least annually). The deferral applies to nonfinancial assets and liabilities measured at fair value in a business combination; impaired properties, plants and equipment; intangible assets and goodwill; and initial recognition of asset retirement obligations and restructuring costs for which we use fair value. We do not expect any significant impact to our consolidated financial statements when we implement SFAS 157 for these assets and liabilities. Due to our election under FSP 157-2, for 2008, SFAS 157 applies to our commodity derivative contracts. The implementation of SFAS 157 did not cause a change in the method of calculating fair value of assets or liabilities, with the exception of incorporating the impact of nonperformance risk on derivative instruments. The primary impact from adoption was additional disclosures.

In October 2008, the FASB issued FSP 157-3, Estimating the Fair Value of a Financial Asset in a Market That Is Not Active (“FSP 157-3”), which provides guidance regarding how to determine the fair value of a financial asset when there is no active market for the asset at the measurement date. FSP 157-3 clarifies how management’s internal assumptions should be considered in measuring fair value when observable data are not present. In addition, observable market information from an inactive market should be considered to determine fair value, and it is inappropriate to conclude that all market activity represents forced liquidations or distressed sales or to conclude that any transaction price can determine fair value. The use of broker quotes and pricing services should also be considered to assess the relevance of observable and unobservable data. When valuing financial assets and liabilities, significant judgment is required. FSP 157-3 is effective upon issuance and has been considered in conjunction with our year 2008 financial reporting and results. There was no material impact on our financial position or results of operations for the year ended December 31, 2008.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which permits companies to choose to measure certain financial instruments and other items at fair value. Unrealized gains and losses on any items for which the Company elects the fair value measurement option would be reported in earnings. We adopted the provisions of SFAS 159 on January 1, 2008. We have elected not to present assets and liabilities at fair value that were not required to be measured at fair value prior to the adoption of SFAS 159.

Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of oil and gas properties. The accretion of the asset retirement obligations is included in depreciation, depletion and amortization on the consolidated statements of operations. The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive securities outstanding during the periods presented. There were no potentially dilutive securities outstanding during the periods presented.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Comprehensive income (loss)

Comprehensive income (loss) consists of net income (loss) and the unrealized gain or loss for the effective portion of derivative instruments classified as cash flow hedges. Comprehensive income (loss) is presented net of income taxes in the accompanying consolidated statements of stockholders’ equity and comprehensive income (loss).

Environmental liabilities

Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. As of December 31, 2007 and 2008, the Company has not accrued for or been fined or cited for any environmental violations which would have a material adverse effect upon financial position, operating results, or the cash flows of the Company.

Termination fee and acquisition costs

On July 14, 2008, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Edge Petroleum Corporation (“Edge”), whereby Edge would merge with and into our wholly owned subsidiary, Chaparral Exploration, L.L.C. During the fourth quarter of 2008, the parties concluded that it was highly unlikely that all of the closing conditions set forth in the Merger Agreement would be met, and therefore the merger would not be consummated, on or prior to December 31, 2008, the date on which either party could, subject to the terms of the Merger Agreement, terminate the Merger Agreement unilaterally. As a result, the Company and Edge executed a Merger Termination Agreement on December 16, 2008, and costs of $1,400 associated with the merger were expensed.

On July 14, 2008, we entered into a Stock Purchase Agreement with Magnetar Financial LLC (“Magnetar”), which provided for Magnetar and its affiliates to purchase 1.5 million shares of Series B convertible preferred stock of the Company for an aggregate purchase price of $150,000. On December 16, 2008, we executed a Termination and Settlement Agreement (the “Magnetar Termination Agreement”) with Edge and Magnetar, which terminated the Stock Purchase Agreement. Pursuant to the Magnetar Termination Agreement, Magnetar paid a total of $5,000, of which $1,500 was paid to Edge at our direction to reimburse Edge for certain expenses, and $3,500 was paid to us and recorded as a termination fee.

Discontinued Operations

Certain amounts have been reclassified to present the operations of Green Country Supply, Inc. (“GCS”), a wholly owned subsidiary, as discontinued operations. Unless otherwise indicated, information presented in the notes to the financial statements relates only to the Company’s continuing operations. See Note 2 for additional information relating to discontinued operations.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements that will enable users to evaluate the nature and financial

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008. The Company intends to adopt SFAS 141(R) effective January 1, 2009 and apply its provisions prospectively.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The Company is currently assessing the impact, if any, of the adoption of SFAS 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 addresses concerns that the existing disclosure requirements in SFAS 133 do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, this statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the impact, if any, of the adoption of SFAS 161.

In December 2008, the SEC issued Release No. 33-8995, Modernization of Oil and Gas Reporting, which revises disclosure requirements for oil and gas companies. The new disclosure requirements permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new disclosure requirements also require companies to include nontraditional resources such as oil sands, shale, coalbeds or other nonrenewable natural resources in reserves if they are intended to be upgraded to synthetic oil and gas. Currently the SEC requires that reserve volumes are determined using prices on the last day of the reporting period; however, the new disclosure requirements provide for reporting oil and gas reserves using an average price based upon the first day of each month for the prior twelve months rather than year-end prices. The new requirements will also allow companies to disclose their probable and possible reserves to investors, and will require them to report the independence and qualifications of their reserves preparer or auditor. The new rule is effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009, pending the potential alignment of certain accounting standards by the FASB with the new rule. We will adopt the provisions of the new rule in connection with our December 31, 2009 Form 10-K filing. We are currently evaluating the impact of the rule on our financial statements.

Note 2: Significant acquisitions and discontinued operations

Calumet—On October 31, 2006 the Company acquired all the outstanding capital stock of Calumet Oil Company and all of the limited partnership interests and membership interests of certain of its affiliates (“Calumet”) for an aggregate cash purchase price of approximately $500,000. The purchase price was paid in cash and financed through an increase in the Company’s existing senior revolving credit facility. As a result of the acquisition, Calumet Oil Company and JMG Oil and Gas, LP became wholly-owned subsidiaries and the results of operations have been included in the consolidated statements of operations since October 31, 2006. Calumet owns properties principally located in Oklahoma and Texas, areas which are complementary to our core areas of operations. In addition to increasing our average net daily production, many of the properties have significant drilling and EOR opportunities.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Pursuant to the purchase agreement with Calumet, the Company estimated and recorded a receivable of $14,406 due from the previous owners related to working capital at the time of acquisition. The amount of the receivable is estimated in accordance with the purchase contract as of December 31, 2006, and is included in other assets as of December 31, 2007 and 2008. The estimated receivable may differ from the final settlement amount.

At the closing date of the sale, the Company withheld and deposited into escrow $31,900 of the purchase price payment for oil and gas properties to which title defects were determined during the due diligence process. Pursuant to the agreement, upon clearing of the title defects by the previous owners of Calumet the amount in escrow will be disbursed. If the title defects for a specific property are not cleared in a manner satisfactory to the Company, the amount escrowed for that property will be returned to the Company. As of December 31, 2007 and 2008, the escrow was $383 and $391, respectively, for defects yet to be cleared.

As part of the purchase, the previous owners of Calumet agreed to make a Section 338 election pursuant to the Internal Revenue Code, and the Company agreed to reimburse the owners for the amount of depreciation recapture recorded. As of December 31, 2007 and 2008, the Company has recorded an estimated liability of $4,378 related to the election. The estimated payable may differ from the final settlement amount. The liability balance is recorded in accounts payable and accrued liabilities on the accompanying consolidated balance sheets.

Green Country Supply—On April 16, 2007, the Company acquired all of the outstanding shares of common stock of GCS for an aggregate cash purchase price of approximately $23,606. The purchase price was paid in cash and financed through the Company’s existing line of credit. GCS was owned by the former shareholders of Calumet Oil Company and provides oilfield supplies, oilfield chemicals, downhole electric submersible pumps and related services to oil and gas operators primarily in Oklahoma, Texas, and Wyoming. As a result of the acquisition, GCS became a wholly-owned subsidiary.

At the closing date of the sale, the Company withheld and deposited into escrow $5,029 of the purchase price for certain working capital, environmental and employment adjustments. Pursuant to the agreement, upon settlement of the various requirements, the amount in escrow will be disbursed. If the requirements are not met, the amount escrowed will be returned to the Company. As of December 31, 2007, $3,206 remained in escrow. The purchase price allocation was finalized, and escrow amounts disbursed, during 2008. The final purchase price allocation is shown below:

GCS
Calculation and allocation of purchase price:
Cash payment	$25,000
Retained purchase price	(1,394)

Total purchase price	23,606

Plus fair value of liabilities assumed:
Accounts payable and accrued expenses	6,739

Total purchase price plus liabilities assumed	$30,345

Fair value of assets acquired:
Current assets, including cash of $348	$24,821
Property and equipment	4,467
Intangible assets	1,057

Total fair value of assets acquired	$30,345

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

The intangible assets primarily consist of fair value of customer lists which are being amortized over 48 months.

During the second quarter of 2009, the Company committed to a plan to sell the assets of GCS. On May 14, 2009, the Company entered into an agreement to sell the assets of the Electric Submersible Pumps Division of GCS (the “ESP Division”) to Global Oilfield Services, Inc. (“Global”) for a cash price of $26,000, subject to working capital adjustments as provided in the agreement. On June 8, 2009, the Company received $24,650 in conjunction with the closing of the ESP Division sale to Global. The amount received reflected a reduction of $1,350 due to working capital changes as of March 31, 2009. The Company paid off notes payable attributed to certain assets sold to Global in the amount of $1,605. The purchase price is subject to a final working capital adjustment, which is expected to be settled before December 31, 2009. All taxable income associated with such gain was offset by existing net operating losses.

The operating results of GCS for the period from April 16, 2007 through December 31, 2007 and for the year ended December 31, 2008 have been reclassified as discontinued operations in the consolidated statements of operations as detailed in the table below.

	April 16, 2007 through December 31, 2007	Year ended December 31, 2008
Revenues	$20,611	$33,821
Operating expenses	(18,852)	(31,450)

Income before income taxes	1,759	2,371
Income tax provision	(641)	(915)

Income from discontinued operations	$1,118	$1,456

At December 31, 2007 and 2008, the assets and liabilities of GCS are classified as assets held for sale and liabilities associated with discontinued operations, respectively, on our consolidated balance sheets.

Note 3: Property and equipment

Major classes of property and equipment consist of the following at December 31:

	2007	2008
Furniture and fixtures	$1,430	$1,700
Automobiles and trucks	9,878	11,895
Machinery and equipment	18,503	38,449
Office and computer equipment	6,006	7,464
Building and improvements	12,521	21,078

	48,338	80,586
Less accumulated depreciation and amortization	14,321	20,526

	34,017	60,060
Work in progress	8,552	10
Land	4,989	5,689

	$47,558	$65,759

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Property and equipment leased under capital leases, which are included in the above amounts, consist of the following at December 31:

	2007	2008
Office and computer equipment	$1,783	$1,926
Machinery and equipment	82	531

	1,865	2,457
Less accumulated depreciation and amortization	1,675	1,756

	$190	$701

Note 4: Derivative activities and financial instruments

Derivative activities

Our results of operations, financial condition and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil and gas. These commodity prices are subject to wide fluctuations and market uncertainties. To mitigate a portion of this exposure, we enter into commodity price swaps, costless collars, and basis protection swaps. For commodity price swaps, we receive a fixed price for the hedged commodity and pay a floating market price to the counterparty. The fixed-price payment and the floating-price payment are offset, resulting in a net amount due to or from the counterparty.

Collars contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, we receive the fixed price and pay the market price. If the market price is between the call and the put strike price, no payments are due from either party. Our collars have not been designated as hedges pursuant to SFAS 133. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses). This can have a significant impact on our results of operations due to the volatility of the underlying commodity prices.

We use basis protection swaps to reduce basis risk. Basis is the difference between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations. Natural gas basis protection swaps are arrangements that guarantee a price differential for gas from a specified pricing point. We receive a payment from the counterparty if the price differential is greater than the stated terms of the contract and pay the counterparty if the price differential is less than the stated terms of the contract. We do not believe that these instruments qualify as hedges pursuant to SFAS 133; therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses).

In anticipation of the Calumet acquisition, we entered into additional commodity swaps to provide protection against a decline in the price of oil. We do not believe that these instruments qualify as hedges pursuant to SFAS 133. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses).

As part of the Calumet acquisition, we assumed the existing Calumet swaps on October 31, 2006 and designated these as cash flow hedges. In accordance with SFAS No. 141, Business Combinations, these derivative positions were recorded at fair value in the purchase price allocation as a liability of $838. Because of

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

this accounting treatment, only cash settlements for changes in fair value subsequent to the acquisition date for the derivative positions assumed result in adjustments to our oil and natural gas revenues upon settlement. For example, if the fair value of the derivative positions assumed does not change, then upon the sale of the underlying production and corresponding settlement of the derivative positions, cash would be paid to the counterparties and there would be no adjustment to oil and natural gas revenues related to the derivative positions. If, however, the actual sales price is different from the price assumed in the original fair value calculation, the difference would be reflected as either a decrease or increase in oil and natural gas revenues, depending upon whether the sales price was higher or lower, respectively, than the price assumed in the original fair value calculation.

Pursuant to SFAS 133, the change in fair value of the acquired cash flow hedges from the date of acquisition is recorded as a component of accumulated other comprehensive income (loss). In addition, the hedge instruments are deemed to contain a significant financing element, and all cash flows associated with these positions are reported as a financing activity in the consolidated statement of cash flows for the periods in which settlement occurs. All of these positions were settled as of December 31, 2008.

All derivative financial instruments are recorded on the balance sheet at fair value. The fair value of swaps is generally determined based on the difference between the fixed contract price and the underlying published forward market price. The fair value of collars is determined using an option pricing model which takes into account market volatility, market prices, and contract parameters. Derivative instruments are discounted using a rate that incorporates our nonperformance risk for derivative liabilities, and our counterparties’ credit risk for derivative assets. Our derivative contracts have been executed with the institutions that are parties to our revolving credit facility. We believe the credit risks associated with all of these institutions are acceptable.

The estimated fair values of derivative instruments are provided below. The carrying amounts of these instruments are equal to the estimated fair values.

	December 31,
	2007	2008
Derivative assets (liabilities):
Gas swaps	$4,709	$13,312
Oil swaps	(155,782)	111,416
Gas collars	—	21,682
Oil collars	—	57,716
Natural gas basis differential swaps	539	1,618

	$(150,534)	$205,744

Changes in the fair value of effective cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), which is later transferred to earnings when the hedged transaction occurs. The ineffective portion is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged. The ineffective portion of the hedge derivatives and the settlement of effective cash flow hedges is included in loss from oil and gas hedging activities in the consolidated statements of operations and is comprised of the following:

	Year ended December 31,
	2006	2007	2008
Reclassification of settled contracts	$(22,927)	$(19,797)	$(88,966)
Gain (loss) on ineffective portion of derivatives qualifying for hedge accounting	18,761	(8,343)	12,549

	$(4,166)	$(28,140)	$(76,417)

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

During the fourth quarter of 2008, we determined that our gas swaps are no longer expected to be highly effective, primarily due to the increased volatility in the basis differentials between the contract price and the indexed price at the point of sale. As a result, we discontinued hedge accounting and applied mark-to-market accounting treatment to all outstanding gas swaps. The $5,768 cumulative change in fair value attributable to the gas swaps that had been accounted for as cash flow hedges and were outstanding as of December 31, 2008 has been deferred in other comprehensive income (loss), and will be recognized as a gain from oil and gas hedging activities when the hedged production is sold. The change in fair value related to these instruments, after hedge accounting was discontinued, is recorded immediately in non-hedge derivative gains (losses) in the consolidated statements of operations. In the past, a portion of the change in fair value would have been deferred through other comprehensive income (loss), and the ineffective portion would have been included in the loss from oil and gas hedging activities, which is a component of revenue.

Based upon market prices at December 31, 2008 and assuming no future change in the market, we expect to reclassify $23,537 of the balance in accumulated other comprehensive income to income during the next 12 months when the forecasted transactions actually occur. All forecasted transactions hedged as of December 31, 2008 are expected to be settled by December 2013.

The changes in fair value and settlement of derivative contracts that do not qualify as hedges in accordance with SFAS 133 are recognized as non-hedge derivative gains (losses). All non-hedge derivative contracts outstanding at December 31, 2008 are expected to be settled by December 2013. Non-hedge derivative gains (losses) in the consolidated statements of operations are comprised of the following:

	Year ended December 31,
	2006	2007	2008
Change in fair value of non-qualified commodity price swaps	$(3,746)	$(24,416)	$9,077
Change in fair value of non-designated costless collars	—	—	79,398
Change in fair value of natural gas basis differential contracts	(846)	1,385	1,079
Receipts from (payments on) settlement of non-qualified commodity price swaps	—	—	20,290
Receipts from (payments on) settlement of non-designated costless collars	—	—	11,127
Receipts from (payments on) settlement of natural gas basis differential contracts	(85)	(750)	5,970

	$(4,677)	$(23,781)	$126,941

In December 2008, we early settled oil and gas swaps and collars with original settlement dates from January through June of 2009 for proceeds of $32,589. Certain swaps that were settled had previously been accounted for as cash flow hedges. The $17,894 cumulative change in fair value attributable to the swaps that had been accounted for as cash flow hedges has been deferred in other comprehensive income (loss), and will be recognized as a gain from oil and gas hedging activities when the hedged production is sold.

Hedge settlement receivables of $51 and $15,315 were included in accounts receivable at December 31, 2007 and 2008, respectively. Hedge settlement payments of $8,759 were included in accounts payable and accrued liabilities at December 31, 2007. There were no hedge settlement payments included in accounts payable and accrued liabilities at December 31, 2008.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

We have no Level 1 assets or liabilities as of December 31, 2008. Our derivative contracts classified as Level 2 are valued using quotations provided by price index developers such as Platts and Oil Price Information Service. In certain less liquid markets, forward prices are not as readily available. In these circumstances, commodity swaps are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. These contracts are classified as Level 3. Due to unavailability of observable volatility data input, the fair value measurement of all our collars has been categorized as Level 3.

The fair value hierarchy for our financial assets and liabilities accounted for at fair value on a recurring basis is shown by the following table.

	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments(1)	Total Assets (Liabilities) as of December 31, 2008
Derivative assets	$134,666	$79,603	$(5,137)	$209,132
Derivative liabilities	(8,525)	—	5,137	(3,388)

Total derivative assets (liabilities)	$126,141	$79,603	$—	$205,744

(1)	Amounts represent the impact of master netting agreements that allow us to net settle positive and negative positions with the same counterparty.

Changes in the fair value of net commodity derivatives classified as Level 3 in the fair value hierarchy at December 31, 2008, were:

Year Ended December 31, 2008	Net Derivative Assets (Liabilities)
Beginning balance	$172
Total realized and unrealized gains (losses) included in non-hedge derivative gains (losses)	92,250
Purchases, issuances, and settlements	(12,819)

Ending balance	$79,603

The amount of total gains (losses) for the period included in non-hedge derivative gains (losses) attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date	$79,498

Fair value of financial instruments

The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The carrying value for long-term debt at December 31, 2007 and 2008 approximates fair value because substantially all debt carries variable market rates. Based on market prices, at December 31, 2007, the fair value of the 8 1/2% Senior Notes and 8 7/8% Senior Notes were $291,688 and $293,313, respectively. Based on market prices, at December 31, 2008, the fair value of the 8 1/2% Senior Notes and 8 7/8% Senior Notes were $73,125 and $73,125, respectively.

Fair value amounts have been estimated using available market information. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of derivative instruments and accounts receivable. Derivative instruments are exposed to credit risk from counterparties. We do not require collateral or other security to support the derivative instruments subject to credit risk, however, counterparties to the Company’s derivative instruments are affiliates of its lenders. At December 31, 2008, we had significant commodity derivative net asset balances with the following counterparties:

Counterparty	Fair Value(1)
JP Morgan Chase Bank, N.A.	$82,378
Calyon Credit Agricole CIB	50,565
The Royal Bank of Scotland plc	48,089
Other	24,712

$205,744

(1)	The fair value does not include the settlements receivable at December 31, 2008.

Accounts receivable are primarily from purchasers of oil and gas products, and exploration and production companies who own interests in properties the Company operates. The industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry or other conditions.

Sales of oil and gas to one purchaser accounted for 11.3% of total oil and gas revenues, excluding the effects of hedging activities, during the year ended December 31, 2006. Sales of oil and gas to two purchasers accounted for 18.1% and 12.0% of total oil and gas revenues, excluding the effects of hedging activities, during the year ended December 31, 2007. Sales of oil and gas to two purchasers accounted for 23.7% and 10.3% of total oil and gas revenues, excluding the effects of hedging activities, during the year ended December 31, 2008. If the Company were to lose a purchaser, we believe we could replace it with a substitute purchaser.

Note 5: Asset retirement obligations

The activity incurred in the asset retirement obligation for the years ended December 31, 2007 and 2008 is as follows:

	As of December 31,
	2007	2008
Beginning balance	$28,126	$30,684
Liabilities incurred in current period	266	707
Liabilities settled in current period	(99)	(728)
Accretion expense	2,391	2,712

Ending ARO balance	30,684	33,375
Less current portion	1,000	300

	$29,684	$33,075

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Note 6: Long-term debt

Long-term debt consists of the following:

	December 31,
	2007	2008
Revolving credit line with banks	$447,000	$594,000
Real estate mortgage notes, principal and interest payable monthly, bearing interest at rates ranging from 5.50% to 7.283%, due January 2017 through January 2029; collateralized by real property	9,644	13,806
Installment notes payable, principal and interest payable monthly, bearing interest at rates ranging from 4.594% to 9.658%, due January 2009 through October 2012; collateralized by automobiles, machinery and equipment	9,492	13,140

	466,136	620,946
Less current maturities	6,636	5,301

	$459,500	$615,645

Maturities of long-term debt as of December 31, 2008 are as follows:

2009	$5,965
2010	598,472
2011	3,360
2012	1,935
2013	1,044
2014 and thereafter	12,612

623,388
Less long-term debt associated with discontinued operations	2,442

$620,946

In October 2006, the Company entered into a Seventh Restated Credit Agreement, which is scheduled to mature on October 31, 2010. Availability under our credit agreement is subject to a borrowing base which is set by the banks semi-annually on May 1 and November 1 of each year. In addition, the lenders may request a borrowing base redetermination once every six months. The borrowing base, which was redetermined effective December 24, 2008, is $600,000 as of December 31, 2008.

Interest was paid at least every three months during 2007 and 2008. The effective rate of interest on the entire outstanding balance was 7.163% and 5.299% as of December 31, 2007 and 2008, respectively, and was based upon LIBOR. The credit line is collateralized by the Company’s oil and gas properties. The agreement has certain negative and affirmative covenants that require, among other things, maintaining financial covenants for current and debt service ratios and financial reporting.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

As of March 31, 2007, the Company did not meet the 5.00 to 1.0 Consolidated Total Debt to Consolidated EBITDAX ratio as required by the Credit Agreement. Effective May 11, 2007, the Credit Agreement was amended to replace the Total Debt to EBITDAX ratio with a Consolidated Senior Total Debt to Consolidated EBITDAX ratio. For purposes of the amended ratio, Consolidated Senior Total Debt consists of all outstanding loans under the Credit Agreement, letters of credit, and obligations under capital leases, as defined in the First Amendment to our Credit Agreement. The amended Credit Agreement requires us to maintain a Consolidated Senior Total Debt to Consolidated EBITDAX ratio, as defined in our Credit Agreement, of not greater than:

•

2.75 to 1.0 for the annualized periods commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on March 31, 2007, June 30, 2007 and September 30, 2007 and for the four consecutive fiscal quarters ending on December 31, 2007; and

•

2.50 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2008 and for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarters thereafter.

We believe we were in compliance with all covenants under the Credit Agreement as of December 31, 2008.

The Credit Agreement also specifies events of default, including non-payment, breach of warranty, non-performance of financial covenants, default on other indebtedness, certain adverse judgments, and change of control, among others. In addition, bankruptcy and insolvency events with respect to the Company or certain of its subsidiaries will result in an automatic acceleration of the indebtedness under the Credit Agreement. An acceleration of the Company’s indebtedness under the Credit Agreement could in turn result in an event of default under the indentures for the Company’s Senior Notes, which in turn could result in the acceleration of the Senior Notes.

Our Credit Agreement is scheduled to mature on October 31, 2010. If we are not able to extend the maturity of our Credit Agreement before October 31, 2009, the entire balance then outstanding would be classified as a current liability. Borrowings under our Credit Agreement are excluded from the Credit Agreement definition of current liabilities. We do not expect current classification of the borrowings to impact our current ratio as calculated for loan compliance.

Based on our borrowings under our Credit Agreement of $594,000, to meet our required Consolidated Senior Total Debt to Consolidated EBITDAX ratio, we will be required to achieve Consolidated EBITDAX, as defined in our Credit Agreement, of approximately $240,000 for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarters during the year ended December 31, 2009. We had Consolidated EBITDAX of approximately $280,000 for the year ended December 31, 2008. Due to the significant decline in oil and gas prices, we may not generate the required $240,000 of Consolidated EBITDAX in 2009. If we are not able to modify the referenced ratio or otherwise increase Consolidated EBITDAX, such as through the early settlement of additional derivatives, we would not meet the covenants under our Credit Agreement, which, unless waived by our lenders, would constitute an event of default under the Credit Agreement.

If our borrowing base amount is reduced by the banks, or if we expect to be unable to meet our required Current Ratio, or our required Consolidated Senior Total Debt to Consolidated EBITDAX ratio, we could reduce our debt amount by early settling additional derivative contracts, selling nonproducing oil and gas assets, selling non-oil and gas assets, selling producing oil and gas assets, or raising equity. There is no assurance, however, that we will be able to sell our assets or equity at commercially reasonable terms or that any sales would generate enough cash to adequately reduce the borrowing base, or that we will be able to meet our future obligations to the banks.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Note 7: Capital leases

Future minimum lease payments under capital leases for property and equipment and the present value of the net minimum lease payments as of December 31, 2008 are as follows:

2009	$259
2010	223
2011	81

Total minimum lease payments	563
Less amount representing interest	37

Present value of net minimum lease payments	526
Less current portion	235

$291

Note 8: Senior Notes

Senior Notes due 2015. On December 1, 2005, the Company issued $325,000 of 8.5% Senior Notes due 2015 at a price of 100% of the principal amount.

Interest is payable on the Senior Notes semi-annually on June 1 and December 1 each year beginning June 1, 2006. The senior notes mature on December 1, 2015. On or after December 1, 2010, the Company, at its option, may redeem the notes at the following redemption prices plus accrued and unpaid interest: 104.25% after December 1, 2010, 102.83% after December 1, 2011, 101.42% after December 1, 2012, and 100% after December 1, 2013 and thereafter.

The indenture contains certain covenants which limit the Company’s ability to:

•	incur or guarantee additional debt and issue certain types of preferred stock;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt;

•	make investments;

•	create liens on assets;

•	create restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to us;

•	transfer or sell assets;

•	engage in transactions with affiliates;

•	consolidate, merge or transfer all or substantially all assets and the assets of subsidiaries; and

•	enter into other lines of business.

In connection with the issuance of the senior notes, the Company capitalized $9,251 of costs related to underwriting and other fees that are amortized to interest expense using the effective interest method. The Company had unamortized costs of $7,943 and $7,220 as of December 31, 2007 and 2008, respectively, that are included in other assets. Amortization of $598, $660, and $723 was charged to interest expense during the years ended December 31, 2006, 2007 and 2008, respectively, related to these costs.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Senior Notes due 2017. On January 18, 2007, the Company issued $325,000 of 8.875% senior notes due 2017 at a price of 99.178% of the principal amount. The net proceeds, after underwriting and issuance costs, were used to reduce outstanding indebtedness under our revolving line of credit and for working capital.

Interest is payable on the senior notes semi-annually on February 1 and August 1 each year beginning August 1, 2007. The senior notes mature on February 1, 2017. On or after February 1, 2012, the Company, at its option, may redeem the senior notes at the following redemption prices plus accrued and unpaid interest: 104.49% after February 1, 2012, 102.96% after February 1, 2013, 101.48% after February 1, 2014, and 100% after February 1, 2015 and thereafter. Prior to February 1, 2012, the Company may redeem up to 35% of the senior notes with the net proceeds of one or more equity offerings at a redemption price of 108.88%, plus accrued and unpaid interest.

The indenture governing the senior notes contains certain covenants which limit the Company’s ability to:

•	incur or guarantee additional debt and issue certain types of preferred stock;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt;

•	make investments;

•	create liens on assets;

•	create restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to us;

•	transfer or sell assets;

•	engage in transactions with affiliates;

•	consolidate, merge or transfer all or substantially all assets and the assets of subsidiaries; and

•	enter into other lines of business.

In connection with the issuance of our 8 7/ 8% senior notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to file a registration statement with the Securities and Exchange Commission related to an offer to exchange the notes for other freely tradable notes and complete such exchange offer within 270 days of the issue date. In September 2007, we determined that the exchange offer would not be completed within the 270 day period ending October 15, 2007 as required by the registration rights agreement. As a result, we accrued liquidated damages of $339 during the year ended December 31, 2007. On February 29, 2008, we completed the exchange offer, and liquidated damages ceased to accrue as of that date. Total liquidated damages paid in 2008 were $388.

In connection with the issuance of the 8 7/8% senior notes, the Company recorded a discount of $2,671 and capitalized $7,316 of issuance costs related to underwriting and other fees that are amortized to interest expense using the effective interest method. The Company had unamortized issuance costs of $6,770 and $6,386 as of December 31, 2007 and 2008, respectively, that are included in other assets. Amortization of $161 and $431 was charged to interest expense during the year ended December 31, 2007 related to the discount and issuance costs, respectively. Amortization of $185 and $500 was charged to interest expense during the year ended December 31, 2008 related to the discount and issuance costs, respectively.

Chaparral is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. Our obligations under our outstanding senior notes have been fully and unconditionally guaranteed, on a joint and several basis, by all of our wholly owned subsidiaries except for Oklahoma Ethanol, LLC and Chaparral Biofuels, LLC.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Senior Notes at December 31, 2007 and December 31, 2008 consisted of the following:

	December 31,
	2007	2008
8.5% Senior Notes due 2015	$325,000	$325,000
8.875% Senior Notes due 2017	325,000	325,000
Discount on Senior Notes	(2,510)	(2,325)

	$647,490	$647,675

Note 9: Income taxes

Income tax expense (benefit) consists of the following for the years ended December 31:

	2006	2007	2008
Current tax benefit
Federal tax benefit	$(6)	$(8)	$(22)
State tax benefit	(16)	(8)	(6)

Current tax benefit	(22)	(16)	(28)

Deferred tax expense (benefit)
Federal tax expense (benefit)	13,285	(2,901)	(30,363)
State tax expense (benefit)	1,554	(469)	(4,910)

Deferred tax expense (benefit)	14,839	(3,370)	(35,273)

	$14,817	$(3,386)	$(35,301)

Income tax expense (benefit) differed from amounts computed by applying the U.S. Federal income tax rate as follows for the years ended December 31:

	2006	2007	2008
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	3.6%	3.6%	3.6%
Statutory depletion	(0.5)%	(0.5)%	(0.5)%
Other	0.3%	(1.7)%	0.5%

Effective tax rate	38.4%	36.4%	38.6%

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Components of the deferred tax assets and liabilities are as follows at December 31:

	2007	2008
Deferred tax assets related to
Derivative instruments	$48,691	$—
Inventories	—	49
Asset retirement obligations	2,981	3,837
Accrued expenses, allowance and other	2,346	1,442
Net operating loss carryforwards
Federal	30,771	81,431
State	12,657	15,403
Statutory depletion carryforwards	1,434	1,516
Alternative minimum tax credit carryforwards	204	308

	99,084	103,986
Less: valuation allowance	7,999	5,848

Deferred tax asset	91,085	98,138
Deferred tax liabilities related to
Derivative instruments	—	(79,582)
Property and equipment	(88,865)	(80,951)
Inventories	(588)	—

Deferred tax liability	(89,453)	(160,533)

Net deferred tax asset (liability)	1,632	(62,395)
Less net current deferred tax asset (liability)	19,128	(19,696)

Long-term deferred tax asset (liability)	$(17,496)	$(42,699)

Approximately $18,736 and $(19,886) of the current deferred tax asset (liability) at December 31, 2007 and 2008, respectively, relates to the short-term derivative instruments. Additionally, approximately $387 and $131 of the current deferred tax asset (liability) relates to asset retirement obligations at December 31, 2007 and 2008, respectively. At December 31, 2007 and 2008, taxes receivable of $74 and $85, respectively, are included in accounts receivable.

The Company has federal net operating loss carryforwards of approximately $232,700 at December 31, 2008, which will begin to expire in 2009 if unused, of which significant amounts begin to expire in 2018. At December 31, 2008, the Company has state net operating loss carryforwards of approximately $272,000, which will begin to expire in 2009. At December 31, 2008, approximately $103,000 of the state net operating loss carryforwards have been reduced by a valuation allowance based on the Company’s assessment that it is more likely than not that a portion will not be realized. The decrease in the valuation allowance of $2,151 for 2008 relates to adjustments to expected realization of state net operating loss carryforwards. In addition, at December 31, 2008, the Company had tax percentage depletion carryforwards of approximately $4,332 which are not subject to expiration.

Note 10: Related party transactions

On December 7, 2007, our board of directors approved the sale of Pointe Vista Development, L.L.C., an indirect, wholly owned subsidiary of the Company, to Fischer Investments, L.L.C., an Oklahoma limited liability

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

company controlled by Mark A. Fischer, our Chairman, Chief Executive Officer and President, for approximately $3.2 million resulting in a gain on the sale of $591. The sale of this non-core asset was approved by our board of directors in an effort to focus on our core business areas of oil and gas production and exploitation.

In September 2006, Chesapeake Energy Corporation, now CHK Holdings, L.L.C., (“Chesapeake”) acquired a 31.9% beneficial interest in the Company through the sale of common stock. The Company participates in ownership of properties operated by Chesapeake and received revenues and incurred joint interest billings of: $9,792 and $4,361, respectively, for the year ended December 31, 2006; $8,028 and $4,107, respectively, for the year ended December 31, 2007; and $9,033 and $3,764, respectively, for the year ended December 31, 2008 on these properties. In addition, Chesapeake participates in ownership of properties operated by the Company. The Company paid revenues and recorded joint interest billings to Chesapeake of: $1,809 and $2,556, respectively, for the year ended December 31, 2006; $1,409 and $1,552, respectively, for the year ended December 31, 2007; and $2,941 and $3,007, respectively, for the year ended December 31, 2008. Amounts receivable from and payable to Chesapeake were $1,300 and $515, respectively, as of December 31, 2007. Amounts receivable from and payable to Chesapeake were $1,914 and $1,188, respectively, as of December 31, 2008.

Note 11: Deferred compensation

Effective January 1, 2004, the Company implemented a Phantom Unit Plan, which was revised on January 1, 2007 as the First Amended and Restated Phantom Stock Plan (the “Plan”) to provide deferred compensation to certain key employees (the “Participants”). Phantom stock may be awarded to participants in total up to 2% of the fair market value of the Company. No participant may be granted, in the aggregate, more than 5% of the maximum number of phantom stock available for award. Under the current plan, awards vest on the fifth anniversary of the award date, but may also vest on a pro-rata basis following a participant’s termination of employment with the Company due to death, disability, retirement or termination by the Company without cause. Also, phantom stock will vest if a change of control event occurs. Upon vesting, participants are entitled to redeem their phantom stock for cash within 120 days of the vesting date.

Effective with the First Amended and Restated Phantom Stock Plan, the vesting period was reduced from the seventh anniversary of the award date to the fifth anniversary of the original award date. In accordance with SFAS No. 123(R), Share Based Payments (“SFAS 123(R)”), the reduction in the vesting period is accounted for as a modification to the plan and is accounted for on a prospective basis. The Company recorded additional deferred compensation expense of $280, net of $137 capitalized, during the year ended December 31, 2007 as a result of the modification.

Prior to January 1, 2006, the Company accounted for its deferred compensation plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, which requires that the award be measured at the end of each period based on the current calculated fair value of the award. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), using the modified-prospective transition method. Under that transition method, compensation cost recognized in 2006 includes compensation costs for all phantom units granted prior to, but not yet vested as of January 1, 2006 and phantom units granted subsequent to January 1, 2006, based on the fair value estimated in accordance with SFAS 123(R). Since the phantom stock is a liability award, fair value of the stock is remeasured at the end of each reporting period until settlement. Prior to the settlement, the cost is recognized proportionately over the employees’ requisite service period, and once that period is over and the awards are fully vested, participants are paid the value of their phantom stock in cash within 120 days of the vesting date. Results for prior periods have not been restated and the Company had no cumulative effect adjustment upon adoption of SFAS 123(R) under the modified-prospective method.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

As prescribed by the Plan, fair market value is calculated based on the Company’s total asset value less total liabilities, with both assets and liabilities being adjusted to fair value. The primary adjustment required is the adjustment of oil and gas properties from net book value to the discounted and risk adjusted reserve value based on internal reserve reports priced on NYMEX forward strips.

Compensation expense is recognized over the vesting period of the phantom stock and is reflected in general and administrative expenses in the consolidated statements of operations. Such expense is calculated net of forfeitures estimated based on the Company’s historical and expected turnover rates. Due to a reduction in the fair value of the phantom stock during 2008, the Company recognized a deferred compensation gain during the year ended December 31, 2008. The Company recognized deferred compensation expense (gain) as follows for the years ended December 31:

	2006	2007	2008
Deferred compensation cost (gain)	$128	$1,246	$(466)
Less: deferred compensation cost capitalized	(44)	(415)	160

Deferred compensation expense (gain)	$84	831	(306)

A summary of the Company’s phantom stock activity for the years ended December 31, 2006, 2007, and 2008 is presented in the following table:

	Fair Value	Phantom Units	Weighted average remaining contract term	Aggregate intrinsic value
	(Per share)		(Years)
Unvested and total outstanding at January 1, 2006	$17.89	164,906
Granted	$14.29	21,357
Vested	$14.29	(52)
Forfeited	$14.29	(26,173)

Unvested and total outstanding at December 31, 2006	$14.29	160,038	4.66	$2,287
Granted	$16.54	47,643
Vested	$16.54	(77)
Forfeited	$16.54	(6,761)

Unvested and total outstanding at December 31, 2007	$16.54	200,843	2.15	$3,322
Granted	$10.22	31,158
Vested	$10.22	—
Forfeited	$10.22	(12,343)

Unvested and total outstanding at December 31, 2008	$10.22	219,658	1.49	$2,245

There are no vested units as of December 31, 2008. As of December 31, 2008, there was approximately $694 of total unrecognized compensation cost related to unvested phantom units that is expected to be recognized over a weighted-average period of 1.49 years. Deferred compensation cost of $789 that will vest within the next twelve months was included in accrued payroll and benefits payable as of December 31, 2008. There was no deferred compensation cost included in accrued payroll and benefits payable as of December 31, 2007, as there were no shares vesting within the next twelve months.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Note 12: Retirement benefits

The Company provides a 401(k) retirement plan for all employees with at least one month of service. The Company matches employee contributions 100%, up to 6% of each employee’s gross wages. At December 31, 2006, 2007 and 2008, there were 415, 613 and 691 employees, respectively, participating in the plan. Contributions recognized by the Company totaled $883, $1,720 and $1,883 for the years ended December 31, 2006, 2007 and 2008, respectively.

Note 13: Commitments and contingencies

Standby Letters of Credit (“Letters”) available under the revolving credit line are used in lieu of surety bonds with various city, state and federal agencies for liabilities relating to the operation of oil and gas properties, and with utilities for liabilities relating to operation of CO2 compression equipment. We had various Letters outstanding totaling $865, $1,690, and $2,730 as of December 31, 2006, 2007, and 2008, respectively. Interest on each Letter accrues at the lender’s prime rate (effective rate of 7.163% at December 31, 2007 and 5.299% at December 31, 2008) for all amounts paid by the lenders under the Letters. We paid no interest on the Letters during 2006, 2007, or 2008.

We have entered into operating lease agreements for the use of office space and equipment rental on oil and gas properties. Rent expense for the years ended December 31, 2006, 2007, and 2008 was $3,506, $6,766, and $7,116, respectively.

We have open purchase orders for inventory totaling $1,685 at December 31, 2008.

We have long-term contracts to purchase up to all of the CO2 manufactured at two existing ethanol plants. Based on plant capacity, it is estimated that we will purchase an average of approximately 4.2 MMcf per day over the ten-year contract term, which will begin upon our first purchase, under one contract, and under the second contract an average of approximately 13.75 MMcf per day over the fifteen-year contract term, which begins in 2009. Pricing under both contracts is variable over time and both contracts have the possibility of renewal. We have rights under two additional contracts that require us to purchase CO2 for EOR projects. Under one contract we may purchase a variable amount of CO2, up to 20.0 MMcf per day. We have historically taken less CO2 than the maximum allowed in the contract and based on our current level, we project we would purchase an average of approximately 16.0 MMcf per day over the remainder of the initial term of the contract, which expires in 2011. The contract automatically renews for an additional ten years unless terminated by us. We may also purchase a variable amount of CO2 under the second contract and we are currently purchasing an average of approximately 5.0 MMcf per day and project our purchases to remain at that level through 2009. The contract expires in 2016. We may terminate this contract at the end of any calendar year with 13 months notice. Pricing under both contracts is dependent on certain variable factors, including the price of oil.

During 2007 the Company entered into change of control severance agreements under which the officers are entitled to receive certain severance benefits. The severance payment will be paid in equal monthly installments over a 24-month period and will be equal to a set multiplier times the sum of (A) the officer’s base salary as in effect immediately prior to his termination date, plus (B) the officer’s target bonus for the full year in which the termination date occurred or, if no target bonus has been established, then the most recent bonus paid.

Various claims and lawsuits, incidental to the ordinary course of business, are pending both for and against the Company. In the opinion of management, all matters are not expected to have a material effect on the Company’s consolidated financial position or consolidated results of operations.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Pursuant to the securities purchase agreement dated September 16, 2006, as amended, relating to the acquisition of Calumet, we recorded a receivable due from the sellers related to the post-closing purchase price adjustment for working capital. On August 9, 2007, we received a communication from the sellers disputing the calculation of the purchase price adjustment. We believe the receivable was calculated in accordance with the securities purchase agreement and intend to diligently defend our position. On September 13, 2007, we filed a petition in the District Court of Tulsa County, State of Oklahoma, against the John Milton Graves Trust u/t/a 6/11/2004 , et al, seeking a declaratory judgment confirming this position, and amended our petition on December 1, 2008 to clarify that we are also seeking recovery of the purchase price adjustment amount under a breach of contract theory. The sellers responded by filing a counter claim seeking approximately $4,378 related to an election under the federal tax code. Discovery in the lawsuit is proceeding, and mediation is scheduled in the second quarter of 2009. As of December 31, 2007 and 2008, the recorded receivable was $14,406 and was included in other assets on the consolidated balance sheet. As of December 31, 2007 and 2008, the recorded payable related to the election under the tax code was $4,378 and was included in accounts payable and accrued liabilities on the consolidated balance sheet.

In February 2008, loss of well control occurred at the Bowdle 47 No. 2 well in Loving County, Texas. We currently estimate that the total costs attributable to the loss of well control will be approximately $12,455. We anticipate our insurance policy will cover 100% of these costs up to a maximum of $35,000, with the $627 insurance retention and deductible being payable by us. As of December 31, 2008, we received $8,111 for costs incurred through August 9, 2008, and recorded the insurance proceeds as a reduction of oil and gas properties on the balance sheet and in the statement of cash flows. We have submitted to our insurer additional claims totaling approximately $3,717 for costs incurred through August 9, 2008.

Note 14: Capital stock

On September 27, 2006, the Company effected a 775-for-1 stock split in the form of a stock dividend to shareholders of record as of September 26, 2006. As a result of the split, 774,000 additional shares were issued and retained earnings was reduced by $7. All share and per share amounts for all periods presented have been adjusted to reflect this stock split.

On September 29, 2006, the Company sold an aggregate of 102,000 shares of Chaparral’s common stock to Chesapeake for an aggregate cash purchase price of $102,000. Proceeds from the sale after commissions and expenses were approximately $100,900 and were used for general corporate and working capital purposes and acquisitions of oil and gas properties.

Cash dividends of $1,049 were paid during the year ended December 31, 2006. Dividends of $350 were paid on a quarterly basis from January 1, 2005 through September 30, 2006.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

Note 15: Oil and gas activities

The Company’s oil and gas activities are conducted entirely in the United States. Costs incurred in oil and gas producing activities are as follows for the years ended December 31:

	2006	2007	2008
Property acquisition costs
Proved properties(1)	$484,404	$41,724	$39,201
Unproved properties	4,731	8,032	6,677

Total acquisition costs	489,135	49,756	45,878
Development costs(2)	170,987	165,177	251,690
Exploration costs	7,015	15,287	5,108

Total	$667,137	$230,220	$302,676

(1)	Includes $464,860 of costs related to the acquisition of Calumet in 2006 and $15,597 of amounts disbursed from escrow related to title defects and other purchase price allocation adjustments on the Calumet Acquisition in 2007.
(2)	Includes $16,090 of costs related to the construction of a compressor station and CO2 pipeline in 2008.

The average depreciation, depletion and amortization rate per equivalent unit of production (Boe) was $8.72, $11.62 and $12.91 for the years ended December 31, 2006, 2007 and 2008, respectively.

Oil and gas properties not subject to amortization consist of the cost of unevaluated leaseholds, seismic costs associated with specific unevaluated properties and wells in progress. Of the $16,865 of unproved property costs at December 31, 2008 being excluded from the amortization base, $2,599, $4,583 and $5,267 were incurred in 2006, 2007 and 2008, respectively, and $4,416 was incurred in prior years. These costs are primarily seismic and lease acquisition costs. The Company expects it will complete its evaluation of the properties representing the majority of these costs within the next two to five years.

Note 16: Disclosures about oil and gas activities (unaudited)

The estimate of proved reserves and related valuations were based upon the reports of Cawley, Gillespie & Associates, Inc., Ryder Scott Company, L.P., and Lee Keeling & Associates, Inc., each independent petroleum and geological engineers, and the Company’s engineering staff, in accordance with the provisions of SFAS No. 69, Disclosures about Oil and Gas Producing Activities (“SFAS 69”). Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

The Company’s oil and gas reserves are attributable solely to properties within the United States. A summary of the Company’s changes in quantities of proved oil and gas reserves for the years ended December 31, 2006, 2007 and 2008 are as follows:

	Oil (Mbbls)	Gas (MMcf)	Total (MBoe)
Balance at January 1, 2006	33,913	414,384	102,977
Purchase of minerals in place	55,955	18,274	59,001
Sales of minerals in place	(78)	(400)	(145)
Extensions and discoveries	762	12,164	2,789
Revisions(1)	(992)	(50,471)	(9,404)
Improved recoveries	724	2,309	1,109
Production	(1,906)	(20,949)	(5,398)

Balance at December 31, 2006	88,378	375,311	150,929
Purchase of minerals in place	1,370	10,630	3,142
Sales of minerals in place	—	(423)	(71)
Extensions and discoveries	7,139	43,954	14,465
Revisions	(864)	(23,500)	(4,781)
Improved recoveries	6,437	6,801	7,571
Production	(3,356)	(20,504)	(6,773)

Balance at December 31, 2007	99,104	392,269	164,482
Purchase of minerals in place	1,170	7,549	2,428
Sales of minerals in place	(31)	(854)	(173)
Extensions and discoveries	2,444	51,149	10,969
Revisions(2)	(46,784)	(67,414)	(58,020)
Improved recoveries	(847)	9,462	730
Production	(3,773)	(19,795)	(7,072)

Balance at December 31, 2008	51,283	372,366	113,344

Proved developed reserves:
December 31, 2006	57,824	281,958	104,817

December 31, 2007	61,567	269,578	106,497

December 31, 2008	40,382	263,331	84,271

(1)	The downward revision in our gas reserves during 2006 was primarily due to a decrease in price from $10.08 as of December 31, 2005 to $5.64 as of December 31, 2006 and an overall increase in lifting costs.
(2)	The downward revision in our oil and gas reserves during 2008 was primarily due to a decrease in price from $96.01 and $6.80, respectively, as of December 31, 2007 to $44.60 and $5.62, respectively as of December 31, 2008.

The following information was developed using procedures prescribed by SFAS 69. The standardized measure of discounted future net cash flows should not be viewed as representative of our current value. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating us or our performance.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

The Company believes that, in reviewing the information that follows, the following factors should be taken into account:

•	future costs and sales prices will probably differ from those required to be used in these calculations;

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

Under the standardized measure, future cash inflows were estimated by applying year-end oil and gas prices, adjusted for location and quality differences, to the estimated future production of year-end proved reserves. Future cash inflows do not reflect the impact of future production that is subject to open hedge positions (see Note 4, “Derivative activities and financial instruments”). Future cash inflows were reduced by estimated future development, abandonment and production costs based on year-end costs in order to arrive at net cash flows before tax. Future income tax expense has been computed by applying year-end statutory tax rates to aggregate future pre-tax net cash flows reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate and year-end prices and costs are required by SFAS 69.

In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable and possible as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

	2006	2007	2008
Future cash flows	$7,239,850	$11,718,944	$4,198,416
Future production costs	(3,144,707)	(4,600,663)	(1,841,786)
Future development and abandonment costs	(577,123)	(914,561)	(438,360)
Future income tax provisions	(953,794)	(2,017,915)	(338,416)

Net future cash flows	2,564,226	4,185,805	1,579,854
Less effect of 10% discount factor	(1,482,017)	(2,391,825)	(824,841)

Standardized measure of discounted future net cash flows	$1,082,209	$1,793,980	$755,013

Future cash flows as shown above were reported without consideration for the effects of hedging transactions outstanding at each period end. Based on year-end spot prices used in determining future net revenues, if the effects of hedging transactions were included in the computation, then future cash flows would have increased (decreased) by $61,226, ($177,019), and $259,793 in 2006, 2007 and 2008, respectively.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(Dollars in thousands, unless otherwise noted)

The changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

	2006	2007	2008
Beginning of year	$1,067,888	$1,082,209	$1,793,980
Sale of oil and gas produced, net of production costs	(158,361)	(235,273)	(347,749)
Net changes in prices and production costs	(472,700)	918,714	(1,184,385)
Extensions and discoveries	52,366	275,720	231,614
Improved recoveries	6,538	162,841	15,415
Changes in future development costs	27,917	(138,791)	142,143
Development costs incurred during the period that reduced future development costs	30,989	4,978	181,462
Revisions of previous quantity estimates	(137,268)	(83,894)	(1,225,090)
Purchases and sales of reserves in place, net	408,000	44,869	46,148
Accretion of discount	161,752	149,406	401,154
Net change in income taxes	140,413	(462,311)	703,123
Changes in production rates and other	(45,325)	75,512	(2,802)

End of year	$1,082,209	$1,793,980	$755,013

Average prices in effect at December 31, 2006, 2007 and 2008 used in determining future net revenues related to the standardized measure calculation are as follows:

	2006	2007	2008
Oil (per Bbl)	$61.06	$96.01	$44.60
Gas (per Mcf)	$5.64	$6.80	$5.62

Chaparral Energy, Inc. and subsidiaries

Consolidated balance sheets

(Dollars in thousands, except per share data)	December 31, 2008	September 30, 2009 (unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,112	$85,242
Accounts receivable, net	63,957	44,181
Production tax benefit	13,685	19
Inventories	13,552	10,692
Prepaid expenses	4,114	4,901
Derivative instruments	51,412	27,709
Assets held for sale	19,531	3,691

Total current assets	218,363	176,435
Property and equipment—at cost, net	65,759	60,742
Oil & gas properties, using the full cost method:
Proved	1,751,096	1,871,906
Unproved (excluded from the amortization base)	16,865	16,943
Work in progress (excluded from the amortization base)	31,893	7,948
Accumulated depreciation, depletion, amortization and impairment	(573,233)	(885,563)

Total oil & gas properties	1,226,621	1,011,234
Funds held in escrow	2,350	1,662
Derivative instruments	157,720	11,291
Deferred income taxes	—	67,166
Assets held for sale	7,744	2,457
Other assets	34,279	17,278

	$1,712,836	$1,348,265

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$89,744	$45,477
Accrued payroll and benefits payable	9,215	10,662
Accrued interest payable	15,408	14,090
Revenue distribution payable	19,827	18,453
Current maturities of long-term debt and capital leases	5,536	4,738
Derivative instruments	—	5,340
Deferred income taxes	19,696	8,462
Liabilities associated with discontinued operations	3,697	1,188

Total current liabilities	163,123	108,410
Long-term debt and capital leases, less current maturities	615,936	525,568
Senior notes, net	647,675	647,825
Derivative instruments	3,388	20,630
Deferred compensation	762	901
Asset retirement obligations	33,075	35,443
Deferred income taxes	42,699	—
Liabilities associated with discontinued operations	1,778	149
Commitments and contingencies (note 8)
Stockholders’ equity:
Preferred stock, 600,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 3,000,000 shares authorized; 877,000 shares issued and outstanding as of December 31, 2008 and September 30, 2009, respectively	9	9
Additional paid in capital	100,918	100,918
Retained earnings (accumulated deficit)	21,340	(125,594)
Accumulated other comprehensive income, net of taxes	82,133	34,006

	204,400	9,339

	$1,712,836	$1,348,265

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of operations

	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2008 (unaudited)	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)
Revenues:
Oil and gas sales	$148,669	$77,753	$427,365	$200,684
Gain (loss) from oil and gas hedging activities	(2,315)	1,143	(91,670)	22,834

Total revenues	146,354	78,896	335,695	223,518
Costs and expenses:
Lease operating	32,290	21,980	86,202	72,945
Production tax	9,822	5,367	28,338	14,168
Depreciation, depletion and amortization	25,129	24,700	73,774	80,100
Loss on impairment of oil & gas properties	—	—	—	240,790
Loss on impairment of ethanol plant	2,900	—	2,900	—
Litigation settlement	—	—	—	2,928
General and administrative	4,879	5,854	18,960	18,128

Total costs and expenses	75,020	57,901	210,174	429,059
Operating income (loss)	71,334	20,995	125,521	(205,541)
Non-operating income (expense):
Interest expense	(21,661)	(22,471)	(64,282)	(67,655)
Non-hedge derivative gains (losses)	77,186	(5,000)	10,005	12,308
Other income	514	434	1,668	14,184

Net non-operating income (expense)	56,039	(27,037)	(52,609)	(41,163)
Income (loss) from continuing operations before income taxes	127,373	(6,042)	72,912	(246,704)
Income tax expense (benefit)	49,265	(1,572)	28,334	(94,189)

Income (loss) from continuing operations	78,108	(4,470)	44,578	(152,515)
Income from discontinued operations, net of related taxes	396	84	907	5,581

Net income (loss)	$78,504	$(4,386)	$45,485	$(146,934)

Net income (loss) per share (basic and diluted)
Continuing operations	$89.06	$(5.10)	$50.83	$(173.90)
Discontinued operations	0.45	0.10	1.03	6.36

Net income (loss) per share (basic and diluted)	$89.51	$(5.00)	$51.86	$(167.54)

Weighted average number of shares used in calculation of basic and diluted net income (loss) per share	877,000	877,000	877,000	877,000

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of cash flows

	Nine months ended September 30,
(Dollars in thousands)	2008 (unaudited)	2009 (unaudited)
Cash flows from operating activities
Net income (loss)	$45,485	$(146,934)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion & amortization	73,774	80,100
Depreciation, depletion & amortization of discontinued operations	970	626
Loss on impairment of oil and gas properties	—	240,790
Loss on impairment of ethanol plant	2,900	—
Litigation settlement	—	2,928
Deferred income taxes	28,910	(90,742)
Gain from hedge ineffectiveness and reclassification adjustments	(6,565)	(20,360)
Change in fair value of non-hedge derivative instruments	(10,005)	(12,308)
Gain on sale of ESP Division of GCS and other assets	(281)	(9,010)
Other	1,246	1,999
Change in assets and liabilities
Accounts receivable	(312)	40,519
Inventories	(5,884)	3,519
Prepaid expenses and other assets	3,809	10,332
Accounts payable and accrued liabilities	5,923	(8,687)
Revenue distribution payable	5,092	(1,374)
Deferred compensation	1,031	47

Net cash provided by operating activities	146,093	91,445
Cash flows from investing activities
Purchase of property and equipment and oil and gas properties	(243,544)	(135,135)
Proceeds from sale of ESP Division of GCS	—	24,650
Proceeds from dispositions of property and equipment and oil and gas properties	1,767	467
Settlement of non-hedge derivative instruments	(5,953)	146,898
Cash in escrow	1,066	388

Net cash provided by (used in) investing activities	(246,664)	37,268
Cash flows from financing activities
Proceeds from long-term debt	101,925	25
Repayment of long-term debt	(3,845)	(93,258)
Principal payments under capital lease obligations	(167)	(190)
Settlement of derivative instruments acquired	144	—
Fees paid related to financing activities	(1,633)	(2,160)

Net cash provided by (used in) financing activities	96,424	(95,583)

Net increase (decrease) in cash and cash equivalents	(4,147)	33,130
Cash and cash equivalents at beginning of period	11,687	52,112

Cash and cash equivalents at end of period	$7,540	$85,242

Supplemental cash flow information
Cash paid (received) during the period for:
Interest, net of capitalized interest	$62,492	$65,835
Income taxes	—	(1)

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of cash flows—(Continued)

Supplemental disclosure of investing and financing activities

During the nine months ended September 30, 2008 and 2009, we entered into capital lease obligations of $586 and $111, respectively, for the purchase of machinery and equipment.

During the nine months ended September 30, 2008, oil and gas property additions of $3,288 were recorded as increases to accounts payable and accrued expenses, and were reflected in cash used in investing activities in the periods that the payables were settled. Non-cash additions to property and equipment as of September 30, 2008 also include $1,707 related to final settlement of the Green Country Supply acquisition. During the nine months ended September 30, 2009, oil and gas property additions of $37,631 previously included in accounts payable and accrued expenses were settled and are reflected in cash used in investing activities.

During the nine months ended September 30, 2008 and 2009, we recorded an asset and related liability of $655 and $306, respectively, associated with the asset retirement obligation on the acquisition and/or development of oil and gas properties.

Interest of $1,167 and $629 was capitalized during the nine months ended September 30, 2008 and 2009, respectively, primarily related to unproved oil and gas leaseholds.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements

(dollars in thousands, unless otherwise noted)

Note 1: Nature of operations and summary of significant accounting policies

Chaparral Energy, Inc. and subsidiaries, (collectively, “we”, “our”, “us”, or the “Company”) are involved in the acquisition, exploration, development, production and operation of oil and gas properties. Properties are located primarily in Oklahoma, Texas, New Mexico, Louisiana, Arkansas, Montana, Kansas, and Wyoming.

Interim financial statements

The accompanying unaudited consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all of the financial information and disclosures required by GAAP. The financial information as of September 30, 2009, and for the three and nine months ended September 30, 2008 and 2009, is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results of the interim periods. The results of operations for the three and nine months ended September 30, 2009, are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2009.

The consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations contained in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.

Principles of consolidation

The unaudited consolidated financial statements include the accounts of Chaparral Energy, Inc. and its wholly and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to current period presentation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, deferred income taxes, asset retirement obligations, fair value of derivative instruments, and others, and are subject to change.

Cash and cash equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. We maintain cash and cash equivalents in bank deposit accounts and money market funds which may not be federally insured. As of September 30, 2009, cash and funds held in escrow with a recorded balance totaling $82,522 was held at JP Morgan Chase Bank, N.A. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on such accounts.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Fair value measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

As permitted by the FASB’s one-year deferral, we adopted the new fair value guidance for our financial assets and financial liabilities measured at fair value on January 1, 2008, and we adopted the new guidance for our nonfinancial assets and nonfinancial liabilities measured at fair value on a non-recurring basis on January 1, 2009. With the exception of incorporating the impact of nonperformance risk on derivative instruments, we did not change our method of calculating the fair value of assets or liabilities. The primary impact from adoption was additional disclosures.

Assets and liabilities recorded at fair value in the balance sheet are categorized according to the fair value hierarchy defined by the FASB. The hierarchical levels are based upon the level of judgment associated with the inputs used to measure the fair value of the assets and liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the asset or liability is categorized based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date. Level 2 inputs include adjusted quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value assets and liabilities included in this category are derivatives with fair values based on published forward commodity price curves and other observable inputs. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Assets recognized at fair value and included in this category are certain financial derivatives and additions to our asset retirement obligations.

In April 2009, the FASB provided additional application guidance regarding “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” requiring “Interim Disclosures about Fair Value of Financial Instruments,” and clarifying “Recognition and Presentation of Other-Than-Temporary Impairments.” This guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted this guidance for the period ending March 31, 2009, which resulted in additional disclosures, but did not have an impact on our financial position or results of operations.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased to assume exercise of potentially dilutive securities outstanding during the periods presented. There were no potentially dilutive securities outstanding during the periods presented.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Accounts receivable

Accounts receivable consisted of the following at December 31, 2008 and September 30, 2009:

	December 31, 2008	September 30, 2009
Joint interests	$21,136	$12,231
Accrued oil and gas sales	27,432	26,972
Hedge settlements	15,315	5,685
Other	654	174
Allowance for doubtful accounts	(580)	(881)

	$63,957	$44,181

Inventories

Inventories are comprised of equipment used in developing oil and gas properties and oil and gas production inventories. Equipment inventory is carried at the lower of cost or market using the average cost method. Oil and gas product inventories are stated at the lower of production cost or market. We regularly review inventory quantities on hand and record provisions for excess or obsolete inventory, if necessary. Inventories at December 31, 2008 and September 30, 2009 consisted of the following:

	December 31, 2008	September 30, 2009
Equipment inventory	$10,484	$8,320
Oil and gas product	3,467	3,215
Inventory valuation allowance	(399)	(843)

	$13,552	$10,692

Oil and gas properties

We use the full cost method of accounting for oil and gas properties and activities. Accordingly, we capitalize all costs incurred in connection with the exploration for and development of oil and gas reserves. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss generally recognized unless such dispositions involve a significant alteration in the depletion rate. We capitalize internal costs that can be directly identified with exploration and development activities, but do not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, 3D seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10% (“PV-10 value”), as adjusted for our cash flow hedge positions and net of tax considerations, plus the lower of cost or estimated fair value of unproved properties. During the first quarter of 2009, gas prices declined significantly as compared to the December 31, 2008 spot price of $5.62 per Mcf. Based on March 31, 2009, spot prices of $49.66 per Bbl of oil and $3.63 per Mcf of gas, the internally estimated PV-10 value of our reserves declined by 13.5% compared to the PV-10 value at December 31, 2008. As a result, we recorded a ceiling test impairment of oil and gas properties of $240,790 during the first quarter of 2009. The effect of derivative contracts accounted for as cash flow hedges, based on the March 31, 2009 spot prices, increased the full cost ceiling by $169,013, thereby reducing the ceiling test write down by the same amount.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

As of September 30, 2009, the cost center ceiling exceeded the net capitalized cost of our oil and gas properties, and no ceiling test impairment was recorded during the third quarter of 2009. The internally estimated PV-10 value of our reserves was estimated based on spot prices of $70.21 per Bbl of oil and $3.24 per Mcf of gas at September 30, 2009. The effect of derivative contracts accounted for as cash flow hedges, based on these September 30, 2009 spot prices, reduced the full cost ceiling by $10,687. The qualifying cash flow hedges as of September 30, 2009, which consisted of commodity price swaps, covered 3,954 MBbls of oil production for the period from October 2009 through December 2011.

A decline in oil and gas prices subsequent to September 30, 2009, could result in additional ceiling test write downs in future periods. In addition, our reserve estimate as of December 31, 2009 will be prepared using an average price for oil and gas based upon the first day of each month for the prior twelve months as required by SEC Release No. 33-8995, Modernization of Oil and Gas Reporting. Because of the low oil prices prevalent through the first half of 2009, we expect this average price for oil to be lower than the price used in our reserve calculation as of September 30, 2009, which could cause both our reserve volumes and our PV-10 value as of December 31, 2009 to be lower than they were as of September 30, 2009. The amount of any future impairment is difficult to predict, and will depend on the oil and gas prices at the end of or during each period, the incremental proved reserves added during each period, and additional capital spent.

Production tax benefit asset

During 2006, we purchased interests in two venture capital limited liability companies resulting in a total investment of $15,000. Our return on the investment was the receipt of $2 of Oklahoma tax credits for every $1 invested and was recouped from our Oklahoma production taxes. The investments are accounted for as a production tax benefit asset and are netted against tax credits realized in other income using the effective yield method over the expected recovery period. As of December 31, 2008 and September 30, 2009, the carrying value of the production tax benefit asset was $13,685 and $19, respectively. Oklahoma production tax credits of $23 and $0, respectively, for the three months ended September 30, 2008 and 2009 and $711 and $13,544, respectively, for the nine months ended September 30, 2008 and 2009 were included in other income in the consolidated statements of operations.

Funds held in escrow

We have funds held in escrow that are restricted as to withdrawal or usage. The restricted amounts consisted of the following:

	December 31, 2008	September 30, 2009
Escrow from acquisitions	$692	$—
Plugging and abandonment escrow	1,658	1,662

	$2,350	$1,662

We are entitled to make quarterly withdrawals from the plugging escrow account equal to one-half of the interest earnings for the period and as reimbursement for actual plugging and abandonment expenses incurred on the North Burbank Unit, provided that written documentation has been provided. The balance is not intended to reflect our total future financial obligation for the plugging and abandonment of these wells.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Impairment of long-lived assets

Impairment losses are recorded on property and equipment used in operations and other long lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. Impairment is measured based on the excess of the carrying amount over the fair value of the asset.

We owned a 66.67% interest in Oklahoma Ethanol LLC, a joint venture to construct and operate an ethanol production plant in Blackwell, Oklahoma. Oklahoma Ethanol LLC retained a financial advisor to arrange project financing to fund construction costs and for related start-up working capital. Because financing did not close by September 15, 2008, the minority owner, Oklahoma Sustainable Energy LLC, is no longer able to participate in the joint venture, and we now own 100% of Oklahoma Ethanol, LLC. The City of Blackwell has also been unable to obtain financing for the railroad upgrades and storage facilities that would be necessary to support ethanol production. During the third quarter of 2008, we determined that we will be unlikely to obtain equity capital or new project financing for an ethanol plant, and accordingly recorded an impairment charge of $2,900, which was the amount of our investment in the ethanol plant.

Asset retirement obligations

We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of oil and gas properties. The accretion of the asset retirement obligations is included in depreciation, depletion and amortization on the consolidated statements of operations. Our asset retirement obligations consist of the estimated present value of future costs to plug and abandon or otherwise dispose of our oil and gas properties and related facilities. Significant inputs used in determining such obligations include estimates of plugging and abandonment costs, inflation rates, and well life, all of which are Level 3 inputs according to the fair value hierarchy. These estimates may change based upon future inflation rates and changes in statutory remediation rules.

Deferred income taxes

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the presently enacted tax rates and laws. We record a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such assets will not be realized.

If applicable, we would report a liability for tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return, and would recognize interest and penalties related to uncertain tax positions in interest expense. As of December 31, 2008 and September 30, 2009, we have not recorded a liability or accrued interest related to uncertain tax positions.

The tax years 1998 through 2009 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Discontinued operations

Certain amounts have been reclassified to present the operations of Green Country Supply, Inc. (“GCS”), a wholly owned subsidiary, as discontinued operations. Unless otherwise indicated, information presented in the notes to the financial statements relates only to our continuing operations. See Note 2 for additional information relating to discontinued operations.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Recently issued accounting standards

In December 2007, the FASB issued new authoritative guidance regarding “Business Combinations” which is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008. This guidance establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This guidance also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. We adopted this guidance effective January 1, 2009. The guidance will apply prospectively to future business combinations, and did not have an effect on our reported financial position or results of operations.

In March 2008, the FASB issued new authoritative guidance regarding “Disclosures about Derivative Instruments and Hedging Activities” which is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This guidance addresses concerns that the existing disclosure requirements do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, it requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. We adopted these disclosure requirements beginning January 1, 2009, and their adoption did not have an impact on our financial position or results of operations.

In December 2008, the SEC issued Release No. 33-8995, Modernization of Oil and Gas Reporting, which revises disclosure requirements for oil and gas companies. The new disclosure requirements permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new disclosure requirements also require companies to include nontraditional resources such as oil sands, shale, coal beds or other nonrenewable natural resources in reserves if they are intended to be upgraded to synthetic oil and gas. Currently the SEC requires that reserve volumes are determined using prices on the last day of the reporting period; however, the new disclosure requirements provide for reporting oil and gas reserves using an average price based upon the first day of each month for the prior twelve months rather than year-end prices. The new requirements will also allow companies to disclose their probable and possible reserves to investors, and will require them to report the independence and qualifications of their reserves preparer or auditor. The new rule is effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009, pending the potential alignment of certain accounting standards by the FASB with the new rule. We will adopt the provisions of the new rule in connection with our December 31, 2009 Form 10-K filing. We are currently evaluating the impact of the rule on our financial statements.

In May 2009, the FASB issued new authoritative guidance regarding “Subsequent Events” which is effective for interim or annual periods ending after June 15, 2009. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, and requires the disclosure of the date through which an entity has evaluated subsequent events. Although there is new terminology, the guidance is based on the same principles as those that currently exist. We adopted the guidance for the period ending June 30, 2009, and its adoption did not have an impact on our financial position or results of operations.

In June 2009, the FASB issued new authoritative guidance regarding the “FASB Accounting Standards Codification,” which became the source of authoritative GAAP for nongovernmental entities effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the new guidance on July 1, 2009. The guidance did not have an impact on our financial position or results of operations, but it did affect the way we reference GAAP in our consolidated financial statements and accounting policies.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

In August 2009, the FASB issued new authoritative guidance regarding “Measuring Liabilities at Fair Value,” which is effective for the first reporting period (including interim periods) beginning after issuance. The new guidance provides additional clarification regarding how fair value should be measured when a quoted price in an active market for the identical liability is not available. We adopted the new guidance on July 1, 2009, and its adoption did not have an impact on our financial position or results of operations.

Note 2: Discontinued operations

During the second quarter of 2009, we committed to a plan to sell the assets of GCS, a wholly owned subsidiary that provides oilfield supplies, oilfield chemicals, downhole electric submersible pumps, and related services to oil and gas operators primarily in Oklahoma, Texas, and Wyoming.

On May 14, 2009, we entered into an agreement to sell the assets of the Electric Submersible Pumps Division of GCS (the “ESP Division”) to Global Oilfield Services, Inc. (“Global”) for a cash price of $26,000, subject to working capital adjustments as provided in the agreement. On June 8, 2009, we received $24,650 in conjunction with the closing of the ESP Division sale to Global. The amount received reflected a reduction of $1,350 due to working capital changes as of March 31, 2009. We paid off notes payable attributed to certain assets sold to Global in the amount of $1,605. The purchase price is subject to a final working capital adjustment, which is expected to be settled before December 31, 2009. For the nine months ended September 30, 2009, we recorded a pre-tax gain associated with the sale of $9,004. All taxable income associated with such gain was offset by existing net operating losses.

The operating results of GCS for the three and nine months ended September 30, 2008 and 2009 have been reclassified as discontinued operations in the consolidated statements of operations as detailed in the table below.

	Three months ended September 30,		Nine months ended June 30,
	2008	2009	2008	2009
Revenues	$9,532	$1,606	$25,602	$9,719
Operating expenses	(8,879)	(1,515)	(24,119)	(9,696)
Gain on sale	—	—	—	9,004

Income before income taxes	653	91	1,483	9,027
Income tax provision	(257)	(7)	(576)	(3,446)

Income from discontinued operations	$396	$84	$907	$5,581

At December 31, 2008 and September 30, 2009, the assets and liabilities of GCS are classified as assets held for sale and liabilities associated with discontinued operations, respectively, on our consolidated balance sheets.

Note 3: Derivative activities and financial instruments

Derivative activities

Our results of operations, financial condition and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil and gas. These commodity prices are subject to wide fluctuations and market uncertainties. To mitigate a portion of this exposure, we enter into commodity price swaps, costless collars, and basis protection swaps. For commodity price swaps, we receive a fixed price for the hedged commodity and pay a floating market price to the counterparty. The fixed-price payment and the floating-price payment are offset, resulting in a net amount due to or from the counterparty.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Collars contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, we receive the fixed price and pay the market price. If the market price is between the call and the put strike price, no payments are due from either party. Our collars have not been designated as hedges. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses). This can have a significant impact on our results of operations due to the volatility of the underlying commodity prices.

We use basis protection swaps to reduce basis risk. Basis is the difference between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations. Natural gas basis protection swaps are arrangements that guarantee a price differential for gas from a specified pricing point. We receive a payment from the counterparty if the price differential is greater than the stated terms of the contract and pay the counterparty if the price differential is less than the stated terms of the contract. We do not believe that these instruments qualify as hedges; therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses).

In anticipation of the Calumet acquisition, we entered into additional commodity swaps to provide protection against a decline in the price of oil. We do not believe that these instruments qualify as hedges. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses).

As part of the Calumet acquisition, we assumed the existing Calumet swaps on October 31, 2006 and designated these as cash flow hedges. These derivative positions were recorded at fair value in the purchase price allocation as a liability of $838. Because of this accounting treatment, only cash settlements for changes in fair value subsequent to the acquisition date for the derivative positions assumed result in adjustments to our oil and gas revenues upon settlement. For example, if the fair value of the derivative positions assumed does not change, then upon the sale of the underlying production and corresponding settlement of the derivative positions, cash would be paid to the counterparties and there would be no adjustment to oil and gas revenues related to the derivative positions. If, however, the actual sales price is different from the price assumed in the original fair value calculation, the difference would be reflected as either a decrease or increase in oil and gas revenues, depending upon whether the sales price was higher or lower, respectively, than the price assumed in the original fair value calculation.

The change in fair value of the acquired cash flow hedges from the date of acquisition is recorded as a component of accumulated other comprehensive income. In addition, the hedge instruments are deemed to contain a significant financing element, and all cash flows associated with these positions are reported as a financing activity in the consolidated statement of cash flows for the periods in which settlement occurs. All of these positions were settled as of December 31, 2008.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Our outstanding oil and gas derivative instruments as of September 30, 2009, are summarized below:

	Oil derivatives
	Swaps		Collars
	Volume MBbl	Weighted average fixed price to be received	Volume MBbl	Weighted average range
2009	643	$67.29	60	$110.00 - $164.28
2010	2,357	67.45	240	110.00 - 168.55
2011	1,785	65.60	204	110.00 - 152.71

	4,785		504

	Gas derivatives				Natural gas basis protection swaps
	Swaps		Collars
	Volume BBtu	Weighted average fixed price to be received	Volume BBtu	Weighted average range	Volume BBtu	Weighted average fixed price to be paid
2009	2,900	$7.91	990	$10.00 - $13.85	4,440	$0.94
2010	12,600	7.43	3,360	10.00 - 11.53	16,600	0.81
2011	10,200	7.38	—		12,990	0.74

	25,700		4,350		34,030

All derivative financial instruments are recorded on the balance sheet at fair value. The fair value of swaps is generally determined based on the difference between the fixed contract price and the underlying published forward market price. The fair value of collars is determined using an option pricing model which takes into account market volatility, market prices, and contract parameters. Derivative instruments are discounted using a rate that incorporates our nonperformance risk for derivative liabilities, and our counterparties’ credit risk for derivative assets. Our derivative contracts have been executed with the institutions that are parties to our revolving credit facility. We believe the credit risks associated with all of these institutions are acceptable. None of our derivative contracts have margin requirements, collateral provisions, or other credit-risk-related contingent features that would require funding prior to the scheduled cash settlement date.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

The estimated fair values of derivative instruments are provided below. The carrying amounts of these instruments are equal to the estimated fair values.

	As of December 31, 2008			As of September 30, 2009
	Assets	Liabilities	Net Value	Assets	Liabilities	Net Value
Derivatives designated as cash flow hedges:
Oil swaps	$116,311	$(5,631)	$110,680	$1,811	$(31,189)	$(29,378)
Derivatives not designated as hedging instruments:
Gas swaps	14,043	(731)	13,312	28,597	(65)	28,532
Oil swaps	2,424	(1,688)	736	—	(8,515)	(8,515)
Gas collars	21,682	—	21,682	17,842	—	17,842
Oil collars	57,716	—	57,716	18,011	—	18,011
Natural gas basis differential swaps	2,093	(475)	1,618	4	(13,466)	(13,462)

Total non-hedge instruments	97,958	(2,894)	95,064	64,454	(22,046)	42,408

Total derivative instruments	214,269	(8,525)	205,744	66,265	(53,235)	13,030
Less:
Netting adjustments(1)	5,137	(5,137)	—	27,265	(27,265)	—
Current portion asset (liability)	51,412	—	51,412	27,709	(5,340)	22,369

	$157,720	$(3,388)	$154,332	$11,291	$(20,630)	$(9,339)

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow us to net settle positive and negative positions with the same counterparties.

Changes in the fair value of effective cash flow hedges are recorded as a component of accumulated other comprehensive income (“AOCI”), which is later transferred to earnings when the hedged transaction occurs. The ineffective portion is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged, and is included in gain (loss) from oil and gas hedging activities in the consolidated statements of operations. If it is probable the oil or gas sales which are hedged will not occur, hedge accounting is discontinued and the gain or loss reported in AOCI is immediately reclassified into income. If a derivative which qualified for cash flow hedge accounting ceases to be highly effective, or is liquidated or sold prior to maturity, hedge accounting is discontinued. The gain or loss associated with the discontinued hedges remains in AOCI and is reclassified into income as the hedged transactions occur.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Gains and losses associated with cash flow hedges are summarized below.

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Amount of gain (loss) recognized in AOCI (effective portion)
Oil swaps	$204,034	$4,758	$(99,718)	$(54,686)
Gas swaps	34,895	—	(9,834)	—
Income taxes	(92,414)	(1,840)	42,388	21,153

	$146,515	$2,918	$(67,164)	$(33,533)

Amount of gain (loss) reclassified from AOCI in income (effective portion)(1)
Oil swaps	$(32,937)	$(1,518)	$(74,234)	$17,554
Gas swaps	(5,188)	1,600	(11,403)	6,245
Income taxes	14,756	(31)	33,135	(9,205)

	$(23,369)	$51	$(52,502)	$14,594

Amount of gain (loss) recognized in income (ineffective portion)(1)
Oil swaps	$15,542	$1,061	$1,143	$(965)
Gas swaps	20,268	—	(7,176)	—

	$35,810	$1,061	$(6,033)	$(965)

(1)	Included in gain (loss) from oil and gas hedging activities in the consolidated statements of operations.

During the fourth quarter of 2008, we determined that our gas swaps are no longer expected to be highly effective, primarily due to the increased volatility in the basis differentials between the contract price and the indexed price at the point of sale. As a result, we discontinued hedge accounting and applied mark-to-market accounting treatment to all outstanding gas swaps. The change in fair value related to these instruments, after hedge accounting was discontinued, is recorded immediately in non-hedge derivative gains (losses) in the consolidated statements of operations. In the past, a portion of the change in fair value would have been deferred through other comprehensive income and the ineffective portion would have been included in gain (loss) from oil and gas hedging activities.

In addition, during the fourth quarter of 2008, we early settled oil and gas swaps and collars with original settlement dates from January through June of 2009 for proceeds of $32,589. During the first quarter of 2009, we early settled additional gas swaps with original settlement dates from May through October of 2009 for proceeds of $9,522. During the second quarter of 2009, we early settled additional oil swaps and collars with original settlement dates from January 2012 through December 2013 for proceeds of $102,352. Certain swaps that were early settled had previously been accounted for as cash flow hedges. As of December 31, 2008, and September 30, 2009, accumulated other comprehensive income included $23,662 and $84,835, respectively, of deferred gains related to discontinued cash flow hedges that will be recognized as a gain from oil and gas hedging activities when the hedged production is sold. No oil and gas derivatives were early settled during the first nine months of 2008.

Gains of $1,600 and $20,759 associated with derivatives for which hedge accounting had previously been discontinued were reclassified into earnings during the three and nine months ended September 30, 2009, respectively, as the hedged production was sold. There were no gains or losses associated with the discontinuance of

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

hedge accounting treatment during the three and nine months ended September 30, 2008. Gain (loss) from oil and gas hedging activities, which is a component of total revenues in the consolidated statements of operations, is comprised of the following:

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Oil derivatives
Reclassification adjustment for hedge gains (losses) included in net income (loss)	$(32,937)	$(1,518)	$(74,234)	$17,554
Gain (loss) on ineffective portion of derivatives qualifying for hedge accounting	15,542	1,061	1,143	(965)
Gas derivatives
Reclassification adjustment for hedge gains (losses) included in net income (loss)	(5,188)	1,600	(11,403)	6,245
Gain (loss) on ineffective portion of derivatives qualifying for hedge accounting	20,268	—	(7,176)	—

Total	$(2,315)	$1,143	$(91,670)	$22,834

Based upon market prices at September 30, 2009, and assuming no future change in the market, we expect to reclassify $4,904 of the balance in accumulated other comprehensive income to income during the next 12 months when the forecasted transactions actually occur. All forecasted transactions hedged as of September 30, 2009 are expected to be settled by December 2011.

The changes in fair value and settlement of derivative contracts that do not qualify or have not been designated as hedges are recognized as non-hedge derivative gains (losses). All non-hedge derivative contracts outstanding at September 30, 2009 are expected to be settled by December 2011. Non-hedge derivative gains (losses) in the consolidated statements of operations are comprised of the following:

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Change in fair value of non-qualified commodity price swaps	$42,525	$(7,210)	$(16,355)	$(75,963)
Change in fair value of non-designated costless collars	37,682	(7,377)	29,125	(43,546)
Change in fair value of natural gas basis differential contracts	(1,627)	(4,845)	3,188	(15,081)
Receipts from (payments on) settlement of non-qualified commodity price swaps	(3,021)	7,791	(8,227)	107,020
Receipts from settlement of non-designated costless collars	125	9,013	125	41,358
Receipts from (payments on) settlement of natural gas basis differential contracts	1,502	(2,372)	2,149	(1,480)

	$77,186	$(5,000)	$10,005	$12,308

Derivative settlements receivable of $15,315 and $5,685 were included in accounts receivable at December 31, 2008 and September 30, 2009, respectively. Derivative settlements payable of $0 and $652 were included in accounts payable and accrued liabilities at December 31, 2008 and September 30, 2009, respectively.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

We have no Level 1 assets or liabilities as of September 30, 2009. Our derivative contracts classified as Level 2 are valued using quotations provided by price index developers such as Platts and Oil Price Information Service. In certain less liquid markets, forward prices are not as readily available. In these circumstances, commodity swaps are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. These contracts are classified as Level 3. Due to unavailability of observable volatility data input, the fair value measurement of all our collars has been categorized as Level 3.

The fair value hierarchy for our financial assets and liabilities as of December 31, 2008 and September 30, 2009, accounted for at fair value on a recurring basis is shown by the following tables.

	As of December 31, 2008			As of September 30, 2009
	Derivative assets	Derivative liabilities	Net assets (liabilities)	Derivative assets	Derivative liabilities	Net assets (liabilities)
Significant other observable inputs (Level 2)	$134,666	$(8,525)	$126,141	$30,412	$(53,235)	$(22,823)
Significant unobservable inputs (Level 3)	79,603	—	79,603	35,853	—	35,853
Netting adjustments(1)	(5,137)	5,137	—	(27,265)	27,265	—

	$209,132	$(3,388)	$205,744	$39,000	$(25,970)	$13,030

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow us to net settle positive and negative positions with the same counterparties.

Changes in the fair value of net commodity derivatives classified as Level 3 in the fair value hierarchy at September 30, 2009, were:

Nine months ended September 30, 2009	Net derivative assets
Beginning balance	$79,603
Total realized and unrealized gains included in non-hedge derivative gains (losses)	(2,102)
Purchases, issuances, and settlements	(41,648)

Ending balance	$35,853

The amount of total gains for the period included in non-hedge derivative gains (losses) attributable to the change in unrealized gains relating to assets still held at the reporting date	$1,289

Fair value of financial instruments

The carrying values of items comprising current assets and current liabilities, other than derivatives, approximate fair values due to the short-term maturities of these instruments. The carrying value for long-term debt at December 31, 2008, and September 30, 2009, approximates fair value because substantially all debt carries variable market rates. Based on market prices, at December 31, 2008, the fair value of the 8 1/2% Senior Notes and 8 7/8% Senior Notes were $73,125 and $73,125, respectively. Based on market prices, at September 30, 2009, the fair value of the 8 1/2% Senior Notes and 8 7/8% Senior Notes were $260,000 and $263,250, respectively.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Fair value amounts have been estimated using available market information. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Note 4: Asset retirement obligations

The following table provides a summary of our asset retirement obligations for September 30, 2009.

Nine months ended September 30, 2009
Beginning balance	$33,375
Liabilities incurred in current period	306
Liabilities settled in current period	(104)
Accretion expense	2,166

$35,743
Less current portion	300

$35,443

Note 5: Long-term debt

Long-term debt at December 31, 2008, and September 30, 2009, consisted of the following:

	December 31, 2008	September 30, 2009
Revolving credit line with banks	$594,000	$507,001
Real estate mortgage notes, principal and interest payable monthly, bearing interest at rates ranging from 3.71% to 9.256%, due January 2017 through December 2028; collateralized by real property	13,806	13,570
Installment notes payable, principal and interest payable monthly, bearing interest at rates ranging from 4.5% to 9.25%, due October 2009 through November 2013; collateralized by automobiles, machinery and equipment	13,140	9,288

	620,946	529,859
Less current maturities	5,301	4,476

	$615,645	$525,383

In October 2006, we entered into a Seventh Restated Credit Agreement, which is scheduled to mature on October 31, 2010, and is collateralized by our oil and gas properties. Availability under our credit agreement is subject to a borrowing base which is set by the banks semi-annually on May 1 and November 1 of each year. In addition, the lenders may request a borrowing base redetermination once every six months. As a result of our early settlement of derivatives in the second quarter of 2009, the borrowing base was reduced from $600,000 to $513,001 effective June 8, 2009. As part of the current redetermination process, we have requested that the lenders reaffirm the existing $513,001 borrowing base. As of November 20, 2009, the borrowing base has been reaffirmed pending final documentation.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Interest was paid at least every three months during 2008 and 2009. The effective rate of interest on the entire outstanding balance was 5.299% and 6.081% as of December 31, 2008 and September 30, 2009, respectively, and was based upon LIBOR.

The Credit Agreement has certain negative and affirmative covenants that require, among other things, maintaining a specified current ratio and debt service ratio. The Credit Agreement, as amended effective May 21, 2009, requires us to maintain a Consolidated Senior Total Debt to Consolidated EBITDAX ratio, as defined in our Credit Agreement, of not greater than:

•	2.50 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2009;

•	3.00 to 1.0 for the four consecutive fiscal quarters ending on June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010; and

•	2.75 to 1.0 for the four consecutive fiscal quarters ending on June 30, 2010, September 30, 2010, and December 31, 2010.

For purposes of the amended ratio, Consolidated Senior Total Debt consists of all outstanding loans under the Credit Agreement, letters of credit and all obligations under capital leases, minus cash on hand in excess of accounts payable and accrued liabilities that are more than 90 days past the invoice date, as defined in the Fifth Amendment to our Credit Agreement.

The Credit Agreement, as amended, also requires us to limit the aggregate amount of our capital expenditures incurred during the period beginning April 1, 2009 and ending December 31, 2009 to our discretionary cash flows for the period. Discretionary cash flows consist of Consolidated EBITDAX minus interest expense and taxes paid during the period, as defined in the Fifth Amendment to our Credit Agreement. As part of the current redetermination process, we have requested that the lenders amend this covenant to change the time period over which our aggregate capital expenditures are limited to the period beginning October 1, 2009 and ending June 30, 2010. As of November 20, 2009, this amendment has been approved pending final documentation.

We believe we were in compliance with all covenants under the Credit Agreement as of September 30, 2009.

The Credit Agreement also specifies events of default, including non-payment, breach of warranty, non-performance of financial covenants, default on other indebtedness, certain adverse judgments, and change of control, among others. In addition, bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the Credit Agreement. An acceleration of our indebtedness under the Credit Agreement could in turn result in an event of default under the indentures for our Senior Notes, which in turn could result in the acceleration of the Senior Notes.

Our current Credit Agreement is scheduled to mature on October 31, 2010. Because we did not extend the maturity of our Credit Agreement before October 31, 2009, the entire balance then outstanding will be classified as a current liability for GAAP accounting purposes as of that date. Borrowings under our Credit Agreement are excluded from the Credit Agreement definition of current liabilities and therefore we do not expect the current classification of the borrowings to impact our current ratio as calculated for loan compliance. We are currently working with our lenders on a Proposed Replacement Credit Facility subject to the completion of our announced potential merger transaction with United Refining Energy Corp., (“United”). We have evaluated a number of potential public and private equity opportunities over the past year and chose United as the most beneficial to our shareholders.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

The October 9, 2009 Agreement and Plan of Reorganization through which United, a publicly-held company, and Chaparral will merge in a reverse merger, is expected to close in December 2009. The Proposed Replacement Credit Facility now being negotiated is expected to have a maturity, terms, and other conditions that are standard in the oil and gas industry. If the transaction is consummated, we expect to receive approximately $250,000,000 in cash, which will be used to reduce the amount outstanding under our revolving senior secured credit facility, as well as for working capital and general corporate purposes.

We believe that we have more than sufficient collateral and assets to support the borrowing base for the Proposed Replacement Credit Facility or for a revised credit agreement outside of the merger transaction. If the transaction is not consummated, or our borrowing base amount is reduced by the banks, or if we expect to be unable to meet our required Current Ratio, or our required Consolidated Senior Total Debt to Consolidated EBITDAX ratio, we could reduce our debt amount by early settling additional derivative contracts, selling oil and gas assets, selling non-oil and gas assets or raising equity. We would continue to evaluate other opportunities from the capital markets as well as work with our lenders to enter into an Eighth Restated Credit Agreement, which we would expect to have an extended maturity, and terms and other conditions that are standard in the oil and gas industry. There is no assurance, however, that we will be able to sell our assets or equity at commercially reasonable terms or that any sales would generate enough cash to adequately reduce the borrowing base, or that we will be able to meet our future obligations to the banks.

Note 6: Related party transactions

In September 2006, Chesapeake Energy Corporation, now CHK Holdings, L.L.C., (“Chesapeake”) acquired a 31.9% beneficial interest in the Company through the sale of common stock. We participate in ownership of properties operated by Chesapeake and received revenues and incurred joint interest billings on these properties of: $2,055 and $854, respectively, for the three months ended September 30, 2008; $1,383 and $579 respectively, for the three months ended September 30, 2009; $6,523 and $2,184, respectively, for the nine months ended September 30, 2008; and $4,020 and $2,714 respectively, for the nine months ended September 30, 2009. In addition, Chesapeake participates in ownership of properties operated by us. We paid revenues and recorded joint interest billings to Chesapeake of: $1,238 and $713, respectively, during the three months ended September 30, 2008; $432 and $448, respectively, during the three months ended September 30, 2009; $2,351 and $2,188, respectively, during the nine months ended September 30, 2008, and $1,052 and $2,529, respectively, during the nine months ended September 30, 2009. Amounts receivable from and payable to Chesapeake were $1,914 and $1,188, respectively, as of December 31, 2008. Amounts receivable from and payable to Chesapeake were $1,250 and $311, respectively, as of September 30, 2009.

Note 7: Deferred compensation

Effective January 1, 2004, we implemented a Phantom Unit Plan, which was revised on December 31, 2008, as the Second Amended and Restated Phantom Stock Plan (the “Plan”) to provide deferred compensation to certain key employees (the “Participants”). Phantom stock may be awarded to participants in total up to 2% of the fair market value of the Company. No participant may be granted, in the aggregate, more than 5% of the maximum number of phantom shares available for award. Under the current plan, awards vest on the fifth anniversary of the award date, but may also vest on a pro-rata basis following a participant’s termination of employment with us due to death, disability, retirement or termination by us without cause. Also, phantom stock will vest if a change of control event occurs. Upon vesting, participants are entitled to redeem their phantom stock for cash within 120 days of the vesting date.

Since the phantom stock is a liability award, fair value of the stock is remeasured at the end of each reporting period until settlement. As prescribed by the Plan, fair market value is calculated based on the

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Company’s total asset value less total liabilities, with both assets and liabilities being adjusted to fair value. The primary adjustment required is the adjustment of oil and gas properties from net book value to the discounted and risk adjusted reserve value based on internal reserve reports priced on NYMEX forward strips.

Compensation expense is recognized over the vesting period of the phantom stock and is reflected in lease operating and general and administrative expenses in the consolidated statements of operations. Such expense is calculated net of forfeitures estimated based on our historical and expected turnover rates. Due to a reduction in the fair value of the phantom stock from June 30, 2008 to September 30, 2008, we recognized a deferred compensation gain which increased net income for three months ended September 30, 2008. We recognized deferred compensation (gain) expense as follows:

	Three months ending		Nine months ending
	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2009
Deferred compensation (gain) cost	$(2,033)	$295	$1,532	$1,235
Less: deferred compensation gain (cost) capitalized	671	(99)	(501)	(408)

Deferred compensation (gain) expense	$(1,362)	196	$1,031	827

A summary of our phantom unit activity as of December 31, 2008, and changes during the first nine months of 2009 are presented in the following table:

	Fair value	Phantom stock units	Weighted average remaining contract term	Aggregate intrinsic value
	(Per unit)
Unvested and total outstanding at December 31, 2008	$10.22	219,658
Granted	$11.91	40,294
Vested	$10.08	(80,411)
Forfeited	$15.59	(4,037)

Unvested and total outstanding at September 30, 2009	$19.73	175,504	2.16	$3,463

As of September 30, 2009, there was approximately $1,457 of total unrecognized compensation cost related to unvested phantom units that is expected to be recognized over a weighted-average period of 2.16 years. As of December 31, 2008 and September 30, 2009, accrued payroll and benefits payable included $789 and $1,105, respectively, for deferred compensation costs vesting within the next twelve months.

Note 8: Commitments and contingencies

Standby letters of credit (“Letters”) available under the revolving credit line are used in lieu of surety bonds with various city, state and federal agencies for liabilities relating to the operation of oil and gas properties. We had various Letters outstanding totaling $2,730 and $2,880 as of December 31, 2008, and September 30, 2009, respectively. Interest on each Letter accrues at the lender’s prime rate (effective rate of 5.299% at December 31, 2008, and 6.081% at September 30, 2009) for all amounts paid by the lenders under the Letters. We paid no interest on the Letters during the three and nine months ended September 30, 2008 and 2009.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Various claims and lawsuits, incidental to the ordinary course of business, are pending both for and against us. In the opinion of management, all matters are not expected to have a material effect on our consolidated financial position or results of operations.

Effective April 15, 2009, we settled our pending lawsuit against John Milton Graves Trust u/t/a 6/11/2004, et al. This case was filed in the District Court of Tulsa County, State of Oklahoma, and related to (i) a post-closing adjustment of the price we paid for Calumet Oil Company (“Calumet”) in 2006 (the “Working Capital Adjustment”) and (ii) a contractual payment related to an election to be made by the sellers of Calumet (collectively, the “Sellers”) under the federal tax code (the “Tax Election”). Pursuant to the settlement agreement, which was based upon net calculations of the receivable and payable, the Sellers paid us $7,100, which amount is intended to settle all claims related to both the Working Capital Adjustment and the Tax Election claims, and we retained $387 contained in an escrow account covering any losses incurred by us for title defects related to our purchase of Calumet. In addition, the parties issued mutual releases, dismissed with prejudice the pending litigation and the claims made therein, and the Sellers will take action to clear the title to certain properties purchased by us in the Calumet acquisition.

As of December 31, 2008, the recorded receivable for the Working Capital Adjustment was $14,406, and was included in other assets on the consolidated balance sheet. As of December 31, 2008, the recorded payable related to the Tax Election was $4,378, and was included in accounts payable and accrued liabilities on the consolidated balance sheet. As a result of the settlement, as of September 30, 2009, the receivable related to the Working Capital Adjustment and the Tax Election payable were eliminated, the escrow cash account was reclassified to operating cash, and we recorded a charge to expense of $2,928.

In February 2008, loss of well control occurred at the Bowdle 47 No. 2 well in Loving County, Texas. Total costs attributable to the loss of well control were approximately $10,648. Our insurance policy has covered 100% of these costs, with the $627 insurance retention and deductible being payable by us. As of September 30, 2009, we have received insurance proceeds of $10,021, and no further receipts are expected. Insurance proceeds received are recorded as a reduction of oil and gas properties on the balance sheet and in the statement of cash flows.

Note 9: Comprehensive income (loss)

Components of comprehensive income (loss), net of related tax, are as follows for the three and nine months ended September 30, 2008, and 2009:

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
Net income (loss)	$78,504	$(4,386)	$45,485	$(146,934)
Unrealized gain (loss) on hedges	146,515	2,918	(67,164)	(33,533)
Reclassification adjustment for hedge (gains) losses included in net loss	23,369	(51)	52,502	(14,594)

Comprehensive income (loss)	$248,388	$(1,519)	$30,823	$(195,061)

Note 10: Subsequent events

On October 9, 2009 we signed an Agreement and Plan of Reorganization through which United, a publicly-held company, and Chaparral will merge in a reverse merger. The transaction is expected to close in December 2009.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements—(Continued)

(dollars in thousands, unless otherwise noted)

Under the terms of the agreement, the stockholders of Chaparral will receive 61.5 million shares of United common stock, ten million of which will be escrowed and subject to forfeiture if a certain share price target is not achieved. Upon completion of the transaction, United will change its name to “Chaparral Energy, Inc.”

United is a special purpose acquisition company formed in 2007 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets in the energy industry.

The consummation of the transaction is subject to approval of United’s stockholders, the approval by certain of United’s warrantholders of amendments to their warrant agreement, and other customary closing conditions. It is also a requirement that no more than 49.9% of the common stock issued in United’s initial public offering (the “Public shares”) be voted against the transaction and no more than 40% of the Public shares be voted in favor of redemption of such stock into a pro rata portion of the trust account held by United for the benefit of its public stockholders.

As of November 27, 2009, which is the date this registration statement was issued, there are no additional material subsequent events requiring additional disclosure in or amendment to these financial statements.

ANNEX I

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

UNITED REFINING ENERGY CORP.,

CHAPARRAL SUBSIDIARY, INC.

AND

CHAPARRAL ENERGY, INC.

Dated as of October 9, 2009

i

Exhibit A – Certificate of Merger

Exhibit B – Stockholders of Chaparral and Merger Consideration Allocation

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Amended and Restated Certificate of Incorporation

Exhibit E – Long-Term Incentive Plan

Exhibit F – Terms of Employment Agreements

Exhibit G – Form of Indemnification Agreement

Exhibit H – Amended and Restated Bylaws

Index of Defined Terms

Page
Acquisition Proposal	I-38
Action	I-11
Affiliate	I-56
Agreement	I-1
Altoma	I-51
Antitrust Laws	I-9
Benefit Plans	I-14
Business Day	I-56
Certificate of Incorporation	I-26
Certificate of Merger	I-2
Certifications	I-26
Chaparral	I-1
Chaparral Affiliate Transaction	I-24
Chaparral Common Stock	I-1
Chaparral Credit Agreement	I-4
Chaparral Disclosure Schedule	I-6
Chaparral Financials	I-9
Chaparral Indemnified Party	I-43
Chaparral Indentures	I-35
Chaparral Intellectual Property	I-13
Chaparral Material Contract	I-12
Chaparral Permits	I-11
Chaparral Real Property	I-17
Chaparral SEC Reports	I-26
Chaparral Stockholder	I-2
Chaparral Stockholders	I-2
Chaparral Stock Certificates	I-4
Chesapeake	I-24
CHK	I-51
Claim Notice	I-43
Closing	I-1
Closing Date	I-2
Code	I-5
Confidentiality Agreement	I-38
Consent	I-8
Cut Back Shares	I-51
Damages	I-43
Defensible Title	I-20
DE Secretary of State	I-2
DGCL	I-1
DOL	I-15
Earn-Out Shares	I-3
EBITDA	I-3
EBITDA Earn-Out Shares	I-3
Effective Time	I-2
Encumbrances	I-9
Engineers	I-25
Enforceability Exceptions	I-8
Environmental Laws	I-23

ERISA	I-14
ERISA Affiliate	I-14
Escrow Agent	I-4
Escrow Shares	I-2
Exchange Act	I-9
Expenses	I-8
Fischer Investments	I-51
GAAP	I-7
Governmental Authority	I-8
Hereof	I-56
Herein	I-56
Hereby	I-56
Hereunder	I-56
Hydrocarbon Agreements	I-21
Hydrocarbon Purchase Agreement	I-21
Hydrocarbon Sales Agreement	I-21
Hydrocarbons	I-20
Include	I-56
Includes	I-56
Including	I-56
Indebtedness	I-7
Indemnification Escrow Agreement	I-43
Indemnitee	I-43
Indemnitor	I-43
Intellectual Property	I-14
IRS	I-14
Knowledge	I-56
Landlord Leases	I-18
Law	I-9
Laws	I-9
Leased Real Property	I-17
Leases	I-18
Licensed Intellectual Property	I-13
Long-Term Incentive Plan	I-45
Material Adverse Effect	I-6
Merger	I-1
Merger Consideration	I-2
Merger Sub	I-1
Merger Sub Organizational Documents	I-26
Net Revenue Interest	I-19
NYSEA	I-34
Off-the-Shelf Software Agreements	I-13
Oil and Gas Interests	I-19
Order	I-11
Owned Real Property	I-17
Parent	I-1
Parent Affiliate Transaction	I-32
Parent Amended and Restated Certificate of Incorporation	I-45
Parent Common Stock	I-2
Parent Disclosure Schedule	I-26
Parent Financials	I-29
Parent Indemnified Party	I-43

v

Parent Material Contracts	I-32
Parent Organizational Documents	I-26
Parent Permits	I-30
Parent SEC Reports	I-28
Parties	I-1
Party	I-1
Permitted Encumbrances	I-18, I-20
Person	I-56
Prospectus	I-54
Proxy Matters	I-46
RCRA	I-23
Registration Rights Agreement	I-51
Representatives	I-38
Required Parent Vote	I-28
Required Warrantholder Vote	I-45
Requisite Regulatory Approvals	I-42
Reserve Reports	I-25
Sarbanes-Oxley Act	I-26
SEC	I-3
Securities Act	I-26
Securities Escrow Agreement	I-4
Securities Escrow Agreement Amendment	I-4
Share Price Earn-Out Shares	I-3
Short-Form Merger	I-47
Sponsor	I-4
Sponsor Earn-Out Shares	I-4
Sponsor Warrants	I-27
Stock Consideration	I-2
Stockholder Matters	I-45
Stockholder Meeting	I-45
Subsidiaries	I-6
Subsidiary	I-6, I-56
Surviving Company	I-1
Table X	I-3
Tax	I-17
Taxes	I-17
Taxable	I-17
Tax Returns	I-16
Tenant Leases	I-18
Trust Account	I-33
Trust Agreement	I-33
Trust Fund	I-28
Trustee	I-33
Units	I-26
URI Warrants	I-27
Warrant Restructure	I-46
Warrant Agreement	I-45
Warrantholder Meeting	I-45
Warrantholder Proposal	I-46
Warrants	I-26
Wells	I-19
Working Interests	I-19

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of October 9, 2009 by and among Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), United Refining Energy Corp., a Delaware corporation (“Parent”), and Chaparral Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and Chaparral are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

A. Parent, Chaparral and Merger Sub intend to effect the merger of Merger Sub with and into Chaparral (the “Merger”), with Chaparral continuing as the surviving entity following the Merger, as a result of which all of the issued and outstanding common stock, par value $0.01 per share, of Chaparral (the “Chaparral Common Stock”), will automatically be exchanged into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), as amended.

B. The Board of Directors of Chaparral and the Boards of Directors of each of Parent and Merger Sub have unanimously approved this Agreement and the Merger and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of Chaparral, Parent and Merger Sub.

C. The Chaparral Stockholders (as defined herein) have approved and adopted this Agreement and the Merger, and the Board of Directors of Parent has resolved to recommend that its stockholders approve and adopt this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into Chaparral. Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and Chaparral, as the surviving company in the Merger (the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent.

1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP at 10:00 a.m. New York City time no later than the second Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of Delaware (the “DE Secretary of State”) a certificate of merger in accordance with the DGCL substantially in the form of Exhibit A attached hereto (referred to herein as the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties hereto, in accordance with the DGCL and as specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.” The Certificate of Merger shall change the name of the Surviving Company to Chaparral Subsidiary, Inc.

(c) From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Chaparral and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Chaparral and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.3 Exchange of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Chaparral or the holders of any securities of Chaparral, all of the Chaparral Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of sixty three million (63,000,000) shares of common stock (the “Stock Consideration”) of Parent, par value $0.0001 per share (“Parent Common Stock”). At the Closing, (i) fifty eight million (58,000,000) shares of the Stock Consideration shall be distributed to the stockholders of Chaparral of record immediately prior to the Closing (individually, a “Chaparral Stockholder” and collectively, the “Chaparral Stockholders”) in accordance with the allocation set forth on Exhibit B attached hereto, and (ii) five million (5,000,000) shares of the Stock Consideration (the “Escrow Shares”) shall be escrowed to cover any indemnification claims of Parent against Chaparral pursuant to Section 5.3 of this Agreement and such Escrow Shares shall be subject to forfeiture and cancellation in the event the Escrow Shares are not earned pursuant to Section 1.4(a)(i) of this Agreement.

(b) Each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub shall be exchanged into one (1) issued and outstanding share of common stock of the Surviving Company, and all such Surviving Company common stock shall constitute the only outstanding common stock and common stock equivalents of the Surviving Company following the Effective Time. From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent common stock of the Surviving Company into which such shares of common stock of Merger Sub represented thereby were exchanged in accordance with the immediately preceding sentence.

(c) All Chaparral Common Stock shall, by virtue of the Merger and without any action on the part of the Chaparral Stockholders, be automatically cancelled and shall cease to exist, and each Chaparral Stockholder shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration and the Earn-Out Shares (as defined in Section 1.4 below). The Stock Consideration and Earn-Out Shares are referred to collectively herein as the “Merger Consideration”.

(d) Each Chaparral Stockholder shall enter into a “lock-up” agreement substantially in the form set forth on Exhibit C attached hereto (a “Lock Up Agreement”) pursuant to which such Chaparral Stockholder shall agree, for a period of one year from the Closing Date, that such Chaparral Stockholder shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Stock Consideration issued to such Chaparral Stockholder.

1.4 Earn-Out Shares. In addition to the Stock Consideration, Chaparral Stockholders shall be entitled to up to an additional: (1) fifteen million (15,000,000) shares of Parent Common Stock, which includes the Escrow Shares (the “Share Price Earn-Out Shares”), and (2) five million (5,000,000) shares of Parent Common Stock (the “EBITDA Earn-Out Shares” and together with the Share Price Earn-Out Shares, the “Earn-Out Shares”) in the event Parent achieves certain earn-out triggers, defined in terms of a combination of criteria as follows:

(a) Share Price Earn-Out Shares. The following table (“Table X”) sets forth the criteria that must be met in order for the Share Price Earn-Out Shares to be issued. For purposes of clarification, Criterion A set forth in the table below is required to be met, together with at least one of Criterion B, C or D.

Table X

Mandatory Criterion	Additional Criteria
Criterion A	Criterion B	Criterion C	Criterion D
Maintain continuous uninterrupted compliance with the maintenance covenants of the credit agreement then in existence throughout 12-month period up to and including stock price measurement period	The daily average of open, high, low, and closing price of Parent Common Stock exceeds $12.50 for 30 trading days within any 60 consecutive trading days	The daily average of open, high, low, and closing price of Parent Common Stock exceeds $15.63 for 30 trading days within any 60 consecutive trading days	The daily average of open, high, low, and closing price of Parent Common Stock exceeds $19.50 for 30 trading days within any 60 consecutive trading days

(i) If Criterion A and B in Table X are met at any time during the period from the Closing through December 31, 2010, the Chaparral Stockholders shall be vested in the Escrow Shares, which will be distributed to the Chaparral Stockholders in accordance with the allocation set forth on Exhibit B, unless such shares otherwise remain subject to escrow pursuant to Section 5.3 hereof and the terms of the Indemnification Escrow Agreement (defined in Section 5.3(a) of this Agreement).

(ii) If Criterion A and C in Table X are met at any time during the period from the Closing through December 31, 2011, Parent shall issue to the Chaparral Stockholders an aggregate of ten million (10,000,000) shares of Parent Common Stock as Share Price Earn-Out Shares, less any Share Price Earn-Out Shares issued pursuant to subsection 1.4(a)(i) above.

(iii) If Criterion A and D in Table X are met at any time during the period from the Closing through December 31, 2012, Parent shall issue to the Chaparral Stockholders an aggregate of fifteen million (15,000,000) shares of Parent Common Stock as Share Price Earn-Out Shares, less any Share Price Earn-Out Shares issued pursuant to subsections 1.4(a)(i) and (ii) above.

(b) EBITDA Earn-Out Shares. In the event (1) Criterion A on Table X above is met and (2) Parent’s EBITDA for any fiscal year from 2010 through 2014, based on the information shown on Parent’s audited financial statements filed on Form 10-K (or equivalent form) with the Securities and Exchange Commission (the “SEC”), is in excess of six hundred million dollars ($600,000,000), Parent shall issue to the Chaparral Stockholders an aggregate of five million (5,000,000) shares of Parent Common Stock as EBITDA Earn-Out Shares. For purposes of clarification, the EBITDA Earn-Out Shares may only be earned once, without regard to whether the criteria set forth in this Section 1.4(b) is achieved in any fiscal year following issuance of the EBITDA Earn-Out Shares for the initial fiscal year in which they were earned. For purposes of this Agreement, “EBITDA” of Parent shall be calculated in the same manner as the calculation of “Consolidated EBITDAX” for Chaparral under its Fifth Amendment to Seventh Restated Credit Agreement, dated as of May 21, 2009, by and among Chaparral, Chaparral Energy, L.L.C., as Borrower Representative for the Borrowers, JP Morgan Chase Bank, N.A., as Administrative Agent, and the Lender parties thereto

(the “Chaparral Credit Agreement”); provided however, that cash proceeds received from the termination or other monetization of any Swap Agreement (as defined in the Chaparral Credit Agreement) shall not reduce Consolidated Net Income (as defined in the Chaparral Credit Agreement).

(c) The Earn-Out Shares shall be distributed to the Chaparral Stockholders in accordance with the allocation set forth on Exhibit B attached hereto within a reasonable period following achievement of the applicable criteria and, if applicable, the provisions of Section 5.3 of this Agreement.

(d) The Lock Up Agreement for each Chaparral Stockholder shall also provide that for a period of six (6) months from the date of issuance of any Earn-Out Shares, such Chaparral Stockholder shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Earn-Out Shares then-issued to such Chaparral Stockholder.

(e) Any contingent stock payment hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treas. Reg. Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treas. Reg. Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such contingent stock payment to each former Chaparral Stockholder, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

1.5 Sponsor Earn-Out Shares. At the Effective Time, the terms of the Securities Escrow Agreement dated December 11, 2007 (the “Securities Escrow Agreement”) by and among Parent, United Refining, Inc. (the “Sponsor”) and Continental Stock Transfer & Trust company, as escrow agent (the “Escrow Agent”) shall be amended and restated to provide that 5,625,000 shares of Parent Common Stock owned by the Sponsor and currently escrowed pursuant to the Securities Escrow Agreement will be subject to forfeiture and cancellation in the event none or only a portion of the Earn-Out Shares are released from escrow (the “Sponsor Earn-Out Shares”). The amendment to the Securities Escrow Agreement (the “Securities Escrow Agreement Amendment”) shall provide that the Sponsor Earn-Out Shares will be released from escrow to the Sponsor in four equal tranches; each tranche to be released when the Chaparral Stockholders are entitled to receive 5,000,000 shares of the Share Price Earn-Out Shares and/or the EBITDA Earn-Out Shares. The Securities Escrow Agreement Amendment shall provide that it is a condition to the release from escrow of any Sponsor Earn-Out Shares that the Sponsor enter into a Lock Up Agreement pursuant to which the Sponsor shall agree, for a period of six months from the date of release of such shares from escrow, that the Sponsor shall not on its own behalf or on behalf of entities, Persons or trusts affiliated with or controlled by it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Sponsor Earn-Out Shares then-released to the Sponsor.

1.6 Tender and Payment.

(a) Surrender of Certificates. Upon surrender of stock certificates representing the shares of Chaparral Common Stock (the “Chaparral Stock Certificates”) (accompanied by duly executed stock powers) at the Closing as well as the delivery to Parent of a letter of transmittal which shall include customary representations and warranties including, but not limited to, the Chaparral Stockholders’ right, title and interest in their Chaparral Common Stock, their acceptance of the terms and conditions of the proposed transaction, and acknowledgement by the Chaparral Stockholders that any and all rights, preferences, privileges and obligations owed by Chaparral to the Chaparral Stockholders, shall cease and be of no further force or effect, the Chaparral Stockholders holding such Chaparral Stock Certificates shall receive in exchange therefore stock certificates representing the number of shares of Parent Common Stock into which their shares of Chaparral Common Stock are converted at the Effective Time, and such Chaparral Stock Certificates shall be cancelled. Until so surrendered, outstanding Chaparral Stock Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock pursuant to the allocation set forth on Exhibit B. If payment of the Stock Consideration is to be made to a Person other than the Person in whose name the Chaparral Common Stock is registered, it shall be a condition of payment that the letter of transmittal be in proper form for such transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Chaparral Common Stock, or such Person shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(b) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender of the Chaparral Common Stock for exchange. Each Chaparral Stockholder who receives any portion of the Stock Consideration payable in Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall have such fractional share rounded up to the nearest whole number.

(c) Transfer Books; No Further Ownership Rights in the Chaparral Common Stock. At the Effective Time, the transfer books of Chaparral shall be closed, and thereafter there shall be no further registration of transfers of Chaparral Common Stock on the records of Chaparral. From and after the Effective Time, the Chaparral Common Stock outstanding immediately prior to the Effective Time shall be cancelled and they shall cease to have any rights, except as otherwise provided for herein or by applicable Law.

(d) Withholding Taxes. Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a Chaparral Stockholder any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent such amounts are so withheld by Parent or the Surviving Company, or caused to be withheld by the Paying Agent, such withheld amounts shall be treated for all purposes as having been paid to the Chaparral Stockholders in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Paying Agent, as the case may be.

1.7 Certificate of Incorporation and Governing Documents. At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, the certificate of incorporation and the bylaws of Chaparral, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company.

1.8 Directors and Officers.

(a) At the Effective Time, the officers and directors of Chaparral shall be the officers and directors of the Surviving Company.

(b) At the Effective Time, the officers of Parent shall be the officers set forth on Section 5.8 of the Parent Disclosure Schedules. The directors of Parent shall be the directors set forth in the Proxy Statement, which are selected pursuant to the methodology set forth in Section 5.8 of the Parent Disclosure Schedules.

1.9 Certain Adjustments to Parent Capitalization.

If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities occurs or is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to the Chaparral Stockholders the same economic effect as contemplated by this Agreement prior to such event.

1.10 Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.11 Additional Actions.

If, at any time after the Effective Time, the Surviving Company or Parent, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or Parent its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or Chaparral or otherwise carry out this Agreement, the officers and directors of the Surviving Company or Parent, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or Chaparral, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or Chaparral, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.12 Tax-Free Reorganization.

Collectively, the Merger and the Short-Form Merger described in Section 5.14 are intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger and the Short-Form Merger, collectively, as a Tax-free transaction for federal income Tax purposes. The Parties agree to report the Merger and the Short-Form Merger, collectively, as a Tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CHAPARRAL

The following representations and warranties by Chaparral to Parent and Merger Sub are qualified by the Chaparral disclosure schedules, which set forth certain disclosures concerning Chaparral and its subsidiaries (each a “Subsidiary” and collectively, the “Subsidiaries”) and each of their divisions and businesses (the “Chaparral Disclosure Schedules”). Except as disclosed in the Chaparral Disclosure Schedules, Chaparral hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization and Good Standing. Each of Chaparral and the Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted. Each of Chaparral and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Chaparral has heretofore made available to Parent accurate and complete copies of Chaparral’s and each Subsidiaries’ certificate of incorporation, formation or organization, bylaws, membership agreements or other organizational documents, each as currently in effect. None of Chaparral or any Subsidiary is in violation of any provision of its certificate of incorporation, formation or organization, stockholder agreements, bylaws, membership agreements, partnership agreements or other organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, or to otherwise carry on its business as now being conducted and as proposed to be conducted following the Effective Time, except, in each case, for any such effect attributable to (i) changes in laws, regulations or generally accepted accounting principles in the United States (“GAAP”), or interpretations thereof, (ii) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the Merger), or (iii) the failure of a Party or any of its subsidiaries to take any action referred to in Sections 4.1 or 4.6, as the case may be, due to another Party’s unreasonable withholding, delaying or conditioning of its consent. For purposes of determining whether a particular change, event, circumstance or effect has a “Material Adverse Effect,” the nature and effect of each change, event, circumstance or effect shall be considered alone and together and along with the detrimental impact on the properties, financial condition, business operations, prospects or results of operations of a Party and its subsidiaries, taken as a whole, of such change, event, circumstance or effect.

2.2 Capitalization.

(a) The authorized capital stock of Chaparral consists of (i) 3,000,000 shares of Chaparral Common Stock and (ii) 600,000 shares of preferred stock, no par value. As of the date hereof, 877,000 shares of Chaparral Common Stock were issued and outstanding. Except for Chaparral Common Stock held by the Chaparral Stockholders as set forth on Exhibit B, no Chaparral Common Stock or preferred stock is issued and outstanding. All of the outstanding Chaparral Common Stock is duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. None of the outstanding securities of Chaparral has been issued in violation of any foreign, federal or state securities Laws.

(b) There are no: (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Chaparral Common Stock or equity or partnership interest in any Subsidiary or obligating Chaparral or any Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Chaparral Common Stock of, or other equity interest in, Chaparral or any Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or obligating Chaparral or any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interests. There are no outstanding obligations of Chaparral or any Subsidiary to repurchase, redeem or otherwise acquire any Chaparral Common Stock or other equity interest in, Chaparral or any Subsidiary to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) There are no stockholder agreements, voting trusts or other agreements or understandings to which Chaparral or any Subsidiary is a party with respect to the voting of the Chaparral Common Stock or other equity interest in or any Subsidiary.

(d) No Indebtedness of Chaparral or any Subsidiary contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Chaparral or any Subsidiary or (iii) the ability of Chaparral or any Subsidiary to grant any Encumbrance (as defined in Section 2.6), other than Permitted Encumbrances (as defined in Section 2.19), on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs (other than Expenses and current trade liabilities incurred in the ordinary course of business consistent with past practices and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations under conditional sale or other title retention agreements relating to property purchased by Chaparral, (E) all obligations under leases required to be accounted for as capital leases under GAAP, (F) all obligations in respect of acceptances issued or created, (G) all liabilities secured by an

Encumbrance on any property and (H) all guarantee obligations. As used in this Agreement, “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, reserve engineers, financing sources, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement, the solicitation of the Required Parent Vote (as defined in Section 3.4) and all other matters related to the consummation of the Merger.

2.3 Subsidiaries.

Section 2.3(a) of the Chaparral Disclosure Schedules sets forth, a true, complete and correct list of all Subsidiaries, the authorized shares of each Subsidiary, the issued and outstanding shares or membership interests of each Subsidiary, their respective jurisdictions of organization and all jurisdictions in which each Subsidiary is qualified to conduct business. All of the capital stock and other equity interests of the Subsidiaries are owned, directly or indirectly, by Chaparral free and clear of any Encumbrance with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights and were issued in compliance with applicable Laws (as defined in Section 2.6). No capital stock or other equity interests of any of any of the Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests. Neither Chaparral nor any Subsidiary owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Subsidiaries owned by Chaparral or another Subsidiary.

2.4 Authorization; Binding Agreement. Chaparral has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the Board of Directors of Chaparral, (ii) have been unanimously adopted and approved by the Chaparral Stockholders, and (iii) no other corporate proceedings on the part of Chaparral or any Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Chaparral and assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Chaparral, enforceable against Chaparral in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5 Governmental Approvals. No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Chaparral or any Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Chaparral of this

Agreement or the consummation by Chaparral of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Certificate of Merger with the DE Secretary of State in accordance with the DGCL, (ii) such filings as may be required in any jurisdiction where Chaparral is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) compliance with any applicable federal or state securities or Blue Sky laws, (iv) pursuant to any other Laws (as defined in Section 2.6) designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), if applicable, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

2.6 No Violations or Conflicts. The execution and delivery by Chaparral of this Agreement, the consummation by Chaparral of the Merger and the other transactions contemplated hereby, and compliance by Chaparral with any of the provisions hereof, will not: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Chaparral or any Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Chaparral Material Contract (as defined in Section 2.14) to which Chaparral or any Subsidiary is a party or by which Chaparral’s or any Subsidiary’s assets are bound, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract (the “Encumbrances”), other than Permitted Encumbrances (as defined in Section 2.19), upon any of the properties, rights or assets of Chaparral or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, or (iv) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate any foreign, federal, state or local Order (as defined in Section 2.12), statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which Chaparral or any Subsidiary or any of their respective assets or properties is subject, except where such conflict, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

2.7 Chaparral Financial Statements.

(a) As used herein, the term “Chaparral Financials” means (x) Chaparral’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of Chaparral’s balance sheets as of December 31, 2008, and 2007 and its statements of operations and statements of cash flow for the years ended December 31, 2008, 2007 and 2006 and (y) the unaudited interim financial statements of Chaparral for the six month period ended June 30, 2009 and for the three months and nine months periods ended September 30, 2009. Chaparral has made or will make available to Parent true, correct and complete copies of the Chaparral Financials. The Chaparral Financials fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Chaparral and the Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X. As of January 1, 2008, neither Chaparral nor any Subsidiary had any off-balance sheet arrangements. The Chaparral Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation S-X and the published general rules and regulations of the SEC. Notwithstanding any provision in this Agreement to the contrary, any representation and warranty in this Agreement with respect to Chaparral’s unaudited interim financial statements for the three months and nine months periods ended September 30, 2009 shall be made as of the Closing Date.

(b) For the year ended December 31, 2008 and the quarters ended March 31, 2009 and June 30, 2009, Chaparral has had no (i) significant deficiencies or material weaknesses in the design or operation of Chaparral’s internal controls over financial reporting that are reasonably likely to adversely affect Chaparral’s ability to record, process, summarize and report financial information and (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Chaparral’s internal controls over financial reporting.

(c) Chaparral and each Subsidiary has not and, to the knowledge of Chaparral, no auditor or accountant of Chaparral or any Subsidiary or any manager, director, officer or consultant of Chaparral or any Subsidiary, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Chaparral or any Subsidiary or their internal accounting controls, including any complaint, allegation, assertion or claim that Chaparral or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Chaparral or any Subsidiary has reported evidence of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or with jurisdiction, oversight or regulatory control over the conduct of the business of Chaparral or its Subsidiaries) or securities Laws, breach of fiduciary duty or similar violation by Chaparral or any Subsidiary or any of their respective officers, directors, managers, employees or agents to the Board of Directors, Board of Managers or any committee thereof or to any director, manager or executive officer of Chaparral or any Subsidiary.

2.8 Absence of Certain Changes. Since December 31, 2008, Chaparral and the Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect. Neither Chaparral or any Subsidiary has any off-balance sheet arrangements.

2.9 Absence of Undisclosed Liabilities. Neither Chaparral nor any Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Chaparral Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2008 or that would not reasonably be expected to have a Material Adverse Effect.

2.10 Compliance with Laws.

(a) Chaparral and the Subsidiaries are each in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted and as proposed to be conducted following consummation of the Merger, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Chaparral and each Subsidiary is not in conflict with, or in default or violation of, nor since December 31, 2008, has it received any notice of any conflict with, or default or violation of any applicable Law by which Chaparral or any Subsidiary, or any property or asset of Chaparral or any Subsidiary, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

(b) There is no pending or, to the knowledge of Chaparral, threatened, proceeding, examinations, reviews or investigation to which Chaparral or any Subsidiary is subject before any Governmental Authority regarding whether Chaparral has violated in any material respect applicable Laws. Since December 31, 2008, neither Chaparral nor any Subsidiary has received written notice of any material violation of, or noncompliance with, any Law applicable to Chaparral or any Subsidiary, or directing Chaparral or any Subsidiary to take remedial action with respect to such applicable Law or otherwise, and no deficiencies of Chaparral or any Subsidiary have been asserted in writing by any Governmental Authority with respect to possible violations of any applicable Laws except for such violations or deficiencies that would not reasonably be expected to have a Material Adverse Effect. Chaparral and each Subsidiary have filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any Governmental Authority with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority.

2.11 Regulatory Agreements; Permits. Except as set forth on Section 2.11 of the Chaparral Disclosure Schedules:

(a) There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Chaparral or any Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders (as defined in Section 2.12) or directives of or supervisory letters from a Governmental Authority specifically with respect to Chaparral or any Subsidiary, or (iii) resolutions or policies or procedures adopted by Chaparral or any Subsidiary at the request of a Governmental Authority, that (A) limit in any material respect the ability of Chaparral or any Subsidiary to conduct its business as currently being conducted or as contemplated by the Parties to be conducted following the Closing, (B) in any manner impose any requirements on Chaparral or any Subsidiary that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require Chaparral or any Subsidiary or any of its divisions to make capital contributions or make loans to another division or affiliate of Chaparral or any Subsidiary or (D) in any manner relate to the ability of Chaparral or any Subsidiary to pay dividends or otherwise materially restrict the conduct of business of Chaparral or any Subsidiary in any respect.

(b) Chaparral and each Subsidiary hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Chaparral Permits”), all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of the Chaparral Permits is pending or, to the knowledge of Chaparral, threatened, except where the failure of any of the Chaparral Permits to be in full force and effect, or the suspension or cancellation of any of the Chaparral Permits, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Chaparral, no facts or circumstances exist that would reasonably be expected to impact Chaparral’s ability to obtain any material Chaparral Permit in the future as may be necessary for Chaparral to continue its operations as currently contemplated. Neither Chaparral nor any Subsidiary is in violation in any material respect of the terms of any Chaparral Permit.

(c) To the knowledge of Chaparral each of the officers and employees of Chaparral and all Subsidiaries are in compliance with all applicable federal, state and foreign Laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to be in compliance or such liability or disability would not reasonably be expected to have a Material Adverse Effect.

2.12 Litigation. There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Chaparral, threatened against Chaparral or any Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Chaparral or any Subsidiary or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have a Material Adverse Effect. Chaparral and each Subsidiary are in material compliance with all Orders. There is no material Action which Chaparral or any Subsidiary has pending against other parties.

2.13 Restrictions on Business Activities. There is no agreement or Order binding upon Chaparral or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of Chaparral or any Subsidiary as their business is currently conducted, any acquisition of property by Chaparral or any Subsidiary, the conduct of business by Chaparral or any Subsidiary as currently conducted, or restricting in any respect the ability of Chaparral or any Subsidiary from engaging in business as currently conducted or from competing with other parties, except where such agreement or Order would not reasonably be expected to have a Material Adverse Effect.

2.14 Material Contracts.

(a) Except for such Chaparral Material Contracts that Chaparral has filed with the SEC as a material contract as required by Item 601(b)(10) of Regulation S-K, Section 2.14 of the Chaparral Disclosure Schedules sets forth a list of, and Chaparral has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as of the date hereof (each, a “Chaparral Material Contract”) that:

(i) is described in the Chaparral Financials for the year ended December 31, 2008;

(ii) intentionally omitted;

(iii) contains covenants that materially limit the ability of Chaparral or any Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of Parent, Chaparral, the Subsidiaries or any of their affiliates): (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to Chaparral or any Subsidiary upon notice of 60 days or less;

(iv) involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Chaparral, taken as a whole;

(v) involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(vi) relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1,000,000 with respect to any Indebtedness;

(vii) was entered into by Chaparral or any Subsidiary and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, other than the acquisition or disposition of assets in the ordinary course of business consistent with past practices;

(viii) by its terms calls for aggregate payments by Chaparral under such contract of more than $3,000,000 with respect to any payments;

(ix) with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which Chaparral or any Subsidiary has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(x) involves any managers, directors, executive officers or key employees of Chaparral that cannot be cancelled by Chaparral within 60 days’ notice without liability, penalty or premium;

(xi) obligates Chaparral or any Subsidiary to provide indemnification or a guarantee in excess of $3,000,000 with respect to any obligation;

(xii) obligates Chaparral or any Subsidiary to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of $3,000,000 with respect to such obligation;

(xiii) relates to the development, ownership, licensing or use of any Intellectual Property (as defined in Section 2.15) material to the business of Chaparral or any Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally, with license, maintenance, support and other fees of less than $500,000 per year (collectively, “Off-the-Shelf Software Agreements”);

(xiv) provides for any standstill arrangements; or

(xv) Chaparral has filed as a material contract with the SEC pursuant to Item 601(b)(10) of Regulation S-K.

(b) With respect to each Chaparral Material Contract: (i) each Chaparral Material Contract is legal, valid, binding and enforceable in all material respects against Chaparral or the Subsidiaries, as the case may be, and, to Chaparral’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of such Chaparral Material Contract against the Surviving Company or any Subsidiary and, to Chaparral’s knowledge, the other party thereto; (iii) neither Chaparral nor any Subsidiary is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by Chaparral or any Subsidiary, or permit termination or acceleration by the other party, under any Chaparral Material Contract; (iv) to Chaparral’s knowledge, no other party to any Chaparral Material Contract is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by Chaparral or any Subsidiary, under such Chaparral Material Contract, and (v) the consummation of the transactions contemplated by this Agreement will not obligate Chaparral or any Subsidiary to make any payments thereunder.

2.15 Intellectual Property.

(a) Section 2.15(a) of the Chaparral Disclosure Schedules contains a list of: (A) all material Intellectual Property that is owned by Chaparral or any Subsidiary (the “Chaparral Intellectual Property”) and (B) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by Chaparral or any Subsidiary in the conduct of its business (“Licensed Intellectual Property”). Except where the failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to have a Material Adverse Effect, Chaparral and each Subsidiary has: (i) all right, title and interest in and to all Chaparral Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Neither Chaparral nor any Subsidiary has received any notice alleging it or any Subsidiary has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and, to the knowledge of Chaparral, there is no valid basis for any such allegation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter Chaparral’s or any Subsidiary’s rights to any Chaparral Intellectual Property or Licensed Intellectual Property. To the knowledge of Chaparral, there is no unauthorized use, infringement or misappropriation of the Chaparral Intellectual Property by any third party. Neither Chaparral nor any Subsidiary is engaged in any unauthorized use, infringement or misappropriation of any Intellectual Property owned by any third party that would reasonably be expected to have a Material Adverse Effect. All of the rights within the Chaparral Intellectual Property are valid, enforceable and subsisting (except as such enforcement may be limited by the Enforceability Exceptions). There is no Action pending or, to Chaparral’s knowledge, threatened which challenges the rights of Chaparral or any Subsidiary in respect of any Chaparral Intellectual Property or the validity, enforceability or effectiveness thereof. The Chaparral Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by Chaparral or any Subsidiary of its business as currently conducted. Neither Chaparral nor any Subsidiary is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means: (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; and (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Chaparral Disclosure Schedules lists, with respect to Chaparral and any trade or business (whether or not incorporated) which is treated as a single employer with Chaparral within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”): (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) loans to managers, officers, directors or employees other than advances for expense reimbursements incurred in the ordinary course of business consistent with past practices and any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (together, the “Benefit Plans”).

(b) Any Chaparral Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a current favorable determination letter as to its qualified status under the Code, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c) To the knowledge of Chaparral, there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Chaparral or any Subsidiary or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Chaparral Benefit Plan. Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Chaparral Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), and (ii) Chaparral and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Chaparral Benefit Plans. All contributions and premiums required to be made by Chaparral or any ERISA Affiliate to any Chaparral Benefit Plan have been made on or before their due dates, including any legally permitted extensions. No Action is pending, or to the knowledge of Chaparral or any Subsidiary is threatened, against or with respect to any such Chaparral Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to have a Material Adverse Effect). Each Chaparral Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2007.

(d) Except as set forth in Section 2.16(d) of the Chaparral Disclosure Schedules or as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Chaparral or any Subsidiary to any payment (whether of severance pay, unemployment compensation, phantom stock plan payments (under Chaparral’s Second Amended & Restated Phantom Stock Plan, dated December 31, 2008, or otherwise), golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee, manager, director or consultant of Chaparral or any Subsidiary, or (iii) increase the amount of compensation due any such employee, manager, director or consultant.

(e) Except as set forth in Section 2.16(e) of the Chaparral Disclosure Schedules, any amounts payable under any of the Chaparral Benefit Plans or any other contract, agreement or arrangement with respect to which Chaparral or any Subsidiary may have any liability will be deductible for federal income Tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Chaparral Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(f) Except as set forth in Section 2.16(f) of the Chaparral Disclosure Schedules, no Chaparral Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, managers, directors or consultants of Chaparral or any Subsidiary after retirement or other termination of service (other than: (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee, manager, director or consultant (or beneficiary thereof)).

(g) Neither Chaparral nor any Subsidiary nor any ERISA Affiliate has any liability with respect to any: (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(h) Neither Chaparral nor any Subsidiary nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Chaparral Benefit Plans or the imposition of penalties or excise Taxes with respect to the Chaparral Benefit Plans by the IRS or the DOL.

(i) All employees, managers, directors, and consultants are appropriately classified as such under applicable Law in all material respects, and neither Chaparral nor any Subsidiary is in material violation of any applicable Law in connection with such classification or has not received notice of any possible violation from any Governmental Authority.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Chaparral makes no representation or warranty related to any Chaparral Benefit Plan, except for those representations and warranties set forth in this Section 2.16.

2.17 Taxes and Returns. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Chaparral and each Subsidiary has or will have filed, or caused to be filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns”), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes that it is contesting in good faith or for which adequate reserves in the Chaparral Financials have been established in accordance with GAAP. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Chaparral or any Subsidiary in respect of any Tax, and neither Chaparral nor any Subsidiary has been notified in writing of any proposed Tax claims, assessments or audits against Chaparral or any Subsidiary (other than, in each case, claims or assessments for which adequate reserves in the Chaparral Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Encumbrances with respect to any Taxes upon any of Chaparral’s or any Subsidiary’s assets, other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or charges being contested in good faith by appropriate proceedings, or (iii) Taxes for which adequate reserves in the Chaparral Financials have been established in accordance with GAAP. No Tax Returns of Chaparral have been audited over the last 5 years. Chaparral has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports and statements of deficiencies assessed or agreed to by Chaparral for the last 2 years. Neither Chaparral nor any Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Chaparral or any Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Neither Chaparral nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Chaparral or any Subsidiary is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code: (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Neither Chaparral nor any Subsidiary is nor has it ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Chaparral or such Subsidiary is or was the common parent corporation.

(d) During the past 5 years neither Chaparral nor any Subsidiary has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e) Neither Chaparral nor any Subsidiary has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(f) Since December 31, 2008, neither Chaparral nor any Subsidiary has: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(g) Chaparral is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar contract. Chaparral is not a party to any joint venture, partnership, or other arrangement or contract, which could be treated as a partnership or “disregarded entity” for United States federal income Tax purposes.

(h) Chaparral is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

(i) Chaparral has not been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Chaparral has not filed any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax Laws) apply to Chaparral. Chaparral has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(j) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Chaparral makes no representation or warranty related to any Taxes, except for those representations and warranties set forth in this Section 2.17.

2.18 Finders and Investment Bankers. Except for the fees set forth in Section 2.18 of the Chaparral Disclosure Schedules, the fees of which will be borne by Chaparral, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Chaparral.

2.19 Title to Properties; Assets.

(a) Section 2.19(a)-1 of the Chaparral Disclosure Schedules contains a correct and complete list of all real property (excluding any Oil and Gas Interests) owned by Chaparral or any Subsidiary or any partnership or joint venture in which Chaparral or any Subsidiary directly or indirectly has an interest having a fair market value in excess of $500,000 (“Owned Real Property”). Section 2.19(a)-2 of the Chaparral Disclosure Schedules contains a correct and complete list of all real property (excluding any Oil and Gas Interests) leased or subleased by Chaparral or any Subsidiary as tenant or subtenant (“Leased Real Property”) (the Owned Real Property and the Leased Real Property are herein sometimes collectively called the “Chaparral Real Property”). The list set forth in Section 2.19(a)-1 of the Chaparral Disclosure Schedules contains, with respect to each parcel of the Owned Real Property, a description of all existing leases, licenses or other occupancy contracts to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as a landlord, including all amendments, modifications, extensions, renewals and supplements thereto (collectively, the “Landlord Leases”), the terms of which have been complied with by Chaparral or such Subsidiary in all material respects. The list set forth in Section 2.19(a)-2 of the Chaparral Disclosure Schedules contains, with respect to each parcel of the Leased Real Property, a description of all existing leases, subleases, licenses or other occupancy contracts to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as a tenant, including all amendments, modifications, extensions, assignments, subleases, renewals and supplements thereto (collectively, the “Tenant Leases”) (the Landlord Leases and the Tenant Leases are herein sometimes collectively called the “Leases”), the terms of which have been complied with by Chaparral and such Subsidiary in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, Chaparral and the Subsidiaries have good, valid and marketable title to all of the Owned Real Property and related personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, when used with respect to Company Real Property, the term “Permitted Encumbrances” means: (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings or for which adequate reserves have been set aside; (ii) mechanics’, materialmen’s or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) any covenants, conditions, restrictions, reservations, rights, liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on the title insurance policies and/or title insurance commitments or reports which have been made available to Parent; (iv) the terms and conditions of the Tenant Leases; (v) applicable federal, State, local or tribal authority building and land use regulations, restrictions or requirements, (vi) existing easements and encroachments; (vii) building code violations not caused by Chaparral or any Subsidiary; and (viii) mortgages or other liens under the Chaparral Credit Agreement.

(b) A correct and complete copy of each Lease has been furnished to Parent prior to the date hereof. Chaparral or a Subsidiary, if applicable, has a valid, binding and enforceable leasehold interest under each of the Tenant Leases and each of the Leases is in full force and effect (except as such enforcement may by limited by the Enforceability Exceptions or where the loss of such Lease would not have a Material Adverse Effect) and to the extent permitted under the terms of each Lease, grants Chaparral or a Subsidiary the concurrent right to use and occupy the premises leased thereby. Neither Chaparral nor any Subsidiary nor, to the knowledge of Chaparral, any other party to any Lease is in breach of or in default under, in any material respect, any of the Leases, except to the extent any such breach would not have a Material Adverse Effect. Chaparral and the Subsidiaries enjoy peaceful and undisturbed possession under all Tenant Leases, have not received notice of any material default, delinquency or breach on the part of any party under any Lease, and there are no existing material defaults (with or without notice or lapse of time or both) by Chaparral or any Subsidiary or, to the knowledge of Chaparral, any other party thereto. No Consent under any Lease is required in connection with the transactions contemplated hereby, except where the failure to obtain such Consent would not have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, neither Chaparral nor any Subsidiary nor, to the knowledge of Chaparral, any other party to any Landlord Lease, is in breach of or in default under any of the Landlord Leases.

(d) True and complete copies of all Tenant Leases, together with all modifications, extensions, amendments and assignments thereof, if any, affecting or relating to the Owned Real Property have heretofore been furnished to Parent.

(e) There is no action, suit, litigation, hearing or administrative proceeding pending or, to Chaparral’s knowledge, threatened against Chaparral or any Subsidiary or any partnership in which Chaparral or any Subsidiary owns an interest, with respect to all or any portion of the Chaparral Real Property, in each case which is not or would not be fully covered by insurance, except as would not reasonably be expected to have a Material Adverse Effect.

(f) There are no condemnation or eminent domain proceedings pending, or to Chaparral’s knowledge, threatened against any Owned Real Property and, to Chaparral’s knowledge, there are no condemnation or eminent domain proceedings pending or threatened against any Leased Real Property.

(g) Neither Chaparral nor any Subsidiary has granted any Person a purchase option, right of first refusal, right of first offer or other right to purchase any Owned Real Property.

(h) Neither Chaparral nor any Subsidiary has sent to any holder of any mortgage or other interest (secured or unsecured) in any Chaparral Real Property, nor has Chaparral or any Subsidiary received from any such holder, a notice of default under any financing, loan or other document or security agreement with respect to any Chaparral Real Property.

(i) There are no finder’s fees, brokerage commissions or tenant improvement allowances outstanding with respect to any Chaparral Real Property.

(j) There are no Tax certiorari or Tax appeal proceedings outstanding with respect to any Owned Real Property as of the date hereof.

(k) Neither Chaparral nor any Subsidiary has assigned its interest as lessor or lessee under any Lease, other than to Chaparral or a Subsidiary or collateral assignments in connection with any existing financing of any Chaparral Real Property.

(l) Chaparral and each Subsidiary have insurable and marketable title to all Owned Real Property subject to Permitted Encumbrances. Neither Chaparral nor any Subsidiary has received notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Chaparral Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Chaparral Real Property, which repair or work has not been completed.

(m) Chaparral has no knowledge of any proceeding pending for the adjustment of the assessed valuation of all or any portion of any Chaparral Real Property or abatement with respect to all or any portion of the real estate taxes payable on any Chaparral Real Property.

(n) The use and operation of the Chaparral Real Property in the conduct of the business of Chaparral and its Subsidiaries does not violate any instrument of record or agreement affecting such Owned Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Valid policies of title insurance have been issued insuring all fee simple title to the Owned Real Property, except where the failure of such policies to be in full force and effect would not reasonably be expected to have a Material Adverse Effect and such policies are in full force and effect. No material claim has been made against any such policy.

(o) Chaparral or a Subsidiary has good, and transferable title to all of its respective Oil and Gas Interests and additionally Defensible Title to all of its respective Oil and Gas Interests shown as Working Interests and Net Revenue Interests in the wells listed in the Reserve Reports (including wells to be drilled at locations to which proved undeveloped reserves are attributable in the Reserve Reports, collectively the “Wells”). Chaparral or a Subsidiary has satisfactory title to all other Oil & Gas Interests. As used herein, “Oil and Gas Interests” shall mean (i) direct and indirect ownership interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, revenue, production, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating or undeveloped interests; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including, without limitation, oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; and/or (iii) interests in oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. As used herein, “Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

(p) As used herein, the term “Defensible Title” shall mean good, clear, transferable and unencumbered (other than by Permitted Encumbrances) title to Oil and Gas Interests such that to the knowledge of Chaparral (i) after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and subject to the limitations, if any, described in any of the Chaparral Disclosure Schedules attached hereto, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, Chaparral or a Subsidiary is entitled to a share (expressed as a decimal) of all Hydrocarbons produced from each Well that is not less than the Net Revenue Interest set out in the Reserve Reports in connection with the description of such Well, (ii) Chaparral or a Subsidiary owns an undivided interest (expressed as a decimal) equal to the Working Interest set out in the Reserve Reports in connection with the description of such Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, (iii) Chaparral or a Subsidiary is obligated for a fraction of the costs relating to the exploration, development and operation of such Well no greater than the Working Interest set out in the Reserve Reports in connection with Chaparral’s or a Subsidiary’s interest in such Well and in the Hydrocarbons produced therefrom is not subject to being reduced by virtue of reversionary interests owned by third parties.

(q) For purposes of this Agreement, when used with respect to Oil and Gas Interests, the term “Permitted Encumbrances” means: (i) matters described without material omission in any of the Chaparral Disclosure Schedules attached hereto; (ii) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce the Company’s or any Company Subsidiary’s Net Revenue Interest in Hydrocarbons produced from any Well to less than that described in the Reserve Report; (iii) liens for Taxes, assessments, labor and materials where payment is not due; (iv) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, Hydrocarbon purchase, sale and exchange agreements, and other similar agreements which are not required by the terms of this Agreement to be disclosed on any Chaparral Disclosure Schedules hereto, provided (A) they contain terms and conditions reasonably customary in the oil and gas industry, (B) they do not materially adversely affect or burden the ownership or operation or transferability of the Oil and Gas Interests affected thereby, (C) all amounts due and payable by Chaparral or any Subsidiary thereunder have been paid, and (D) neither Chaparral or any Subsidiary is in material default thereunder; (v) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value or materially increase the cost of operation of any of the Wells or otherwise adversely affect the operation thereof; (vi) consents to assignment required from state and federal governments, Indian tribes and similar authorities that customarily are obtained following the delivery of an assignment; (vii) conventional rights of reassignment obligating Chaparral or any Subsidiary to reassign or offer to reassign its interest in any Oil and Gas Interest prior to a release or abandonment of such Oil and Gas Interest; (viii) preferential rights to purchase that are not triggered by the Merger; (ix) title to an Oil and Gas Interest being held of record by a farmer or third party under a binding contractual obligation to assign such Oil and Gas Interest to Chaparral or any Subsidiary; and (x) mortgages or other liens under the Chaparral Credit Agreement.

(r) Oil and Gas Operations. To the knowledge of Chaparral, as to Wells not operated by Chaparral or any Subsidiary but from which Chaparral or any Subsidiary derives revenues, and without qualification as to knowledge, as to Wells operated by Chaparral or any Subsidiary:

(i) As of the date of this Agreement, (A) none of the Wells have been overproduced such that they are subject or liable to being shut-in or to any material overproduction penalty, (B) neither Chaparral nor any Subsidiary has received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from Chaparral or any Subsidiary, and (C) neither Chaparral nor any Subsidiary has received any payment for production which is subject to refund or recoupment out of future production;

(ii) There have been no changes proposed in the production allowables for any Wells that could reasonably be expected to result in a Material Adverse Effect;

(iii) All Wells have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to result in a Material Adverse Effect;

(iv) Chaparral or any Subsidiary has not agreed to, nor is it now obligated to, abandon any Well operated by it that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and good oil and gas industry practices;

(v) Proceeds from the sale of Hydrocarbons produced from the Wells are being received by Chaparral and the Subsidiaries in a timely manner and are not being held in suspense for any reason (except for amounts held in suspense in the ordinary course of business consistent with past practices);

(vi) No Person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests, other than rights of reassignment prior to surrender or abandonment, and upon consummation of the transactions contemplated by this Agreement, Chaparral and the Subsidiaries will have the right to market production from the Oil and Gas Interests on terms no less favorable than the terms upon which Chaparral and the Subsidiaries are currently marketing such production; and

(vii) All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of Hydrocarbon production with respect to Oil and Gas Interests owned by Chaparral or a Subsidiary have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all material respects, except for those for which Chaparral or any Subsidiary has a valid right to suspend and for which Chaparral or such Subsidiary has created appropriate suspense accounts.

(s) Hydrocarbon Sales and Purchase Agreements. As used herein, “Hydrocarbon Purchase Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Chaparral or any Subsidiary is a buyer of Hydrocarbons for resale. As used herein, “Hydrocarbon Sales Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Chaparral or any Subsidiary is a seller of Hydrocarbons.

(i) None of the Hydrocarbon Sales Agreements or Hydrocarbon Purchase Agreements of Chaparral or any Subsidiary (collectively, the “Hydrocarbon Agreements”) has required, or will require as of or after the Closing Date, Chaparral or such Subsidiary to (A) have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm’s-length contract with an unaffiliated third-party purchaser; or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm’s-length contract with an unaffiliated third-party seller;

(ii) Each of the Hydrocarbon Agreements is valid, binding, and in full force and effect, and to the knowledge of Chaparral or any Subsidiary, (A) no party is in material breach or default of any Hydrocarbon Agreement, and (B) no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement;

(iii) There have been no material claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements, and neither Chaparral nor any

Subsidiary has made any material claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements, other than in the ordinary course of business consistent with past practices;

(iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement have been made materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

(v) No purchaser under any Hydrocarbon Sales Agreement, or the operator of any property where neither Chaparral nor any Subsidiary is the designated operator, has notified Chaparral or any Subsidiary (or, to the knowledge of Chaparral and the Subsidiaries, the operator of any property where neither Chaparral nor any Subsidiary is the designated operator) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise, except where such cancellation or termination could not reasonably be expected to result in a Material Adverse Effect;

(vi) Neither Chaparral nor any Subsidiary is obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment arrangement, a “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Oil and Gas Interest of Chaparral or any Subsidiary at some future time without then or thereafter receiving payment therefor;

(vii) The information heretofore provided to Parent contains, in all material respects, a true and correct calculation of Chaparral’s and each Subsidiary’s gas balancing positions as of the dates shown therein; and

(viii) The Hydrocarbon Agreements are of the type generally found in the oil and gas industry, do not, individually or in the aggregate, contain unusual or unduly burdensome provisions that would, individually or in the aggregate, result in a Material Adverse Effect, and are in form and substance considered normal within the oil and gas industry.

2.20 Employee Matters.

(a) During the past 5 years, there has been: (i) to the knowledge of Chaparral, no labor union organizing or attempting to organize any employee of Chaparral or any Subsidiary into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of Chaparral or any Subsidiary pending or, to Chaparral’s knowledge, threatened against Chaparral or any Subsidiary. Neither Chaparral nor any Subsidiary is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of Chaparral or any Subsidiary and no such agreement is currently being negotiated.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, Chaparral and each Subsidiary: (i) is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) have not, during the past 5 years, received written notice, or to the knowledge of Chaparral any other form of notice, that there is any unfair labor practice charge or complaint against Chaparral or any Subsidiary pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the knowledge of Chaparral, threatened against Chaparral or any Subsidiary or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21 Environmental Matters. Except as set forth on Section 2.21 of the Chaparral Disclosure Schedules:

(a) Neither Chaparral nor any Subsidiary is the subject of any pending Order, judgment or written claim asserted or arising under any Environmental Law that has or would reasonably be expected to have a Material Adverse Effect.

(b) Neither Chaparral nor any Subsidiary has entered into any negotiations or agreements with any Person under any Environmental Law, which has or would reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of Chaparral, Chaparral and each Subsidiary, and the ownership and operation of all assets in which Chaparral or any Subsidiary has an ownership interest, are in compliance with all applicable Environmental Laws, including obtaining and complying with all permits or authorizations required pursuant to Environmental Laws, except where such failure to be comply with Environmental Laws would not reasonably be expected to have a Material Adverse Effect

(d) To the knowledge of Chaparral, there are no conditions existing on, in, at, under, or about or resulting from the past or present operations of Chaparral or any Subsidiary or any other party that may give rise to any on-site or off-site investigation or remedial obligations of Chaparral or any Subsidiary under any Environmental Laws, except where such investigation or remedial obligation would not reasonably be expected to have a Material Adverse Effect.

(e) To the knowledge of Chaparral, neither Chaparral nor any Subsidiary currently owns or operates, nor in the past has it owned or operated, any property that is on the United States Environmental Protection Agency’s National Priorities List or the Environmental Protection Agency’s CERCLIS list;

(f) To the knowledge of Chaparral, all RCRA regulated hazardous waste for which Chaparral or any Subsidiary was the RCRA generator, has been managed in compliance with the applicable provisions of RCRA and any other Environmental Laws.

(g) To the knowledge of Chaparral, no lien, deed notice or use restriction has been recorded pursuant to any Environmental Law with respect to the assets of Chaparral or any Subsidiary;

(h) As used in this Agreement, the term “Environmental Laws” means all applicable: (i) federal statutes regulating or prescribing restrictions regarding the environment (air, water, land, animal and plant life), including but not limited to the following, as amended: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act (“RCRA”), Safe Drinking Water Act, and Toxic Substances Control Act; (ii) any applicable regulations promulgated pursuant to such federal statutes; (iii) any applicable state law counterparts of such federal statutes and the regulations promulgated thereunder; and (iv) any other applicable state, local statutes, rules, regulations or ordinances, or tribal authority, regulating the use of or affecting the environment, each as currently in effect on the date of this Agreement.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Chaparral makes no representation or warranty related to any Environmental Laws, except for those representations and warranties set forth in this Section 2.21.

2.22 Transactions with Affiliates. Other than transactions entered into in the ordinary course of business with Chesapeake Energy Corporation and its subsidiaries and affiliates (collectively, “Chesapeake”), Section 2.22 of the Chaparral Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Chaparral or any Subsidiary, on the one hand, and, on the other hand, any: (i) present or former employee, manager, officer or director of Chaparral or any Subsidiary, or any family member of any of the foregoing or (ii) record or beneficial owner of more than 5% of Chaparral’s outstanding capital stock as of the date hereof (each, a “Chaparral Affiliate Transaction”).

2.23 Insurance. Chaparral and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Chaparral or such Subsidiary that are customary for companies of similar size in the industry and locales in which Chaparral or such Subsidiary operates to insure their respective operations and the loss(es) therefrom. Section 2.23 of the Chaparral Disclosure Schedules sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by Chaparral or any Subsidiary. With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Chaparral or any Subsidiary, as applicable, is not in any material respect, in breach of or default under, and Chaparral or any Subsidiary, as applicable, has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Chaparral, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and Chaparral knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

2.24 Books and Records. All of the books and records of Chaparral and the Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of Chaparral and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Chaparral or the applicable Subsidiary.

2.25 Bankruptcy. Neither Chaparral nor any Subsidiary has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors. Chaparral and the Subsidiaries are able to pay their debts as the same become due in the ordinary course of their respective business consistent with past practices.

2.26 Information Supplied. None of the information supplied or to be supplied by Chaparral for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) in the Proxy Statement, in either case, will, at the date the Proxy Statement is first mailed to Parent’s stockholders and warrantholders or at the time of the Stockholder Meeting (as defined in Section 5.7) and Warrantholder Meeting (as defined in Section 5.7), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Chaparral makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Proxy Statement or other filing made in connection with the transactions contemplated by this Agreement.

2.27 Illegal Payments. Neither Chaparral nor any Subsidiary or, to the knowledge of Chaparral, any officer, director, manager, agent or employee of Chaparral or any Subsidiary has: (a) used any funds of Chaparral or any Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c)  made any other payment in violation of applicable Law.

2.28 Notes and Accounts Receivable. All notes and accounts receivable of Chaparral and the Subsidiaries are reflected properly on their books and records, are valid receivables and, to Chaparral’s knowledge, will be collected in accordance with their terms at their recorded amounts subject to the allowances as set forth in the Chaparral Financials.

2.29 Money Laundering Laws. The operations of Chaparral and the Subsidiaries are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority and no action involving Chaparral or any Subsidiary with respect to such statutes, rules and regulations is pending or threatened.

2.30 Antitakeover Statutes. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover Laws and regulations applicable to Chaparral or any Subsidiary.

2.31 Suppliers. No supplier of Chaparral or any Subsidiary has cancelled or otherwise terminated any contract with Chaparral or any Subsidiary prior to the expiration of the contract term, or made any threat to Chaparral or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Chaparral or any Subsidiary, except for such cancellations or terminations that would not reasonably be expected to have a Material Adverse Effect. Neither Chaparral nor any Subsidiary has: (i) breached any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any supplier of Chaparral or any Subsidiary.

2.32 Negotiations. Chaparral has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or equity interests of Chaparral or any Subsidiary with Persons other than Parent.

2.33 Reserve Reports. The reserve reports of Cawley, Gillespie & Associates, Inc. and Ryder Scott Company, L.P., as independent petroleum engineers (the “Engineers”) relating to the estimated proved reserves of Chaparral and the Subsidiaries as of June 30, 2009 delivered to Parent prior the execution hereof are referred to herein as the “Reserve Reports”. The information underlying the estimates of such reserves supplied by Chaparral to the Engineers, for the purposes of preparing the Reserve Reports, was true and correct in all material respects on the date of such Reserve Reports; the estimates of future capital expenditures and other future exploration and development costs supplied to the Engineers were prepared in good faith and with a reasonable basis; the information provided to the Engineers for purposes of preparing the Reserve Reports was prepared in all material respects in accordance with customary industry practices; the Engineers were, as of the date of the Reserve Reports, and are, as of the date hereof, independent petroleum engineers with respect to Chaparral and the Subsidiaries; and the estimates of such reserves and the present value of the future net cash flows therefrom as described and reflected in the Reserve Reports comply in all material respects with Regulation S-X. Chaparral and the Subsidiaries are not aware of any impairments to the accuracy of the Reserve Reports as of the date of their preparation and submission to Chaparral.

2.34 Chaparral SEC Filings. Chaparral has filed all forms, reports, schedules, registration statements and other documents required to be filed or furnished by Chaparral with the SEC since January 1, 2008 under the

Exchange Act or the Securities Act of 1933, as amended (“Securities Act”), together with any amendments, restatements or supplements thereto (collectively, the “Chaparral SEC Reports”) and all certifications and statements required by Rules 13A-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) (collectively, the “Certifications”), and will file all such Chaparral SEC Reports, Certifications and other documents required to be filed subsequent to the date of this Agreement. Chaparral SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not at the time they were filed with the SEC (except to the extent that information contained in any Chaparral SEC Report has been revised or superseded by a later filed Chaparral SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Chaparral maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act. The directors and executive officers of Chaparral are not required to file with the SEC any statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 2.34, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to Chaparral are qualified by the Parent disclosure schedules, which sets forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedules”). Except as disclosed in the Parent Disclosure Schedules, Parent and Merger Sub hereby jointly and severally represent and warrant to Chaparral as follows:

3.1 Due Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Parent has heretofore made available to Chaparral accurate and complete copies of Parent’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the “Parent Organizational Documents”) and the equivalent organizational documents of Merger Sub (the “Merger Sub Organizational Documents”), each as currently in effect. Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable.

3.2 Capitalization of Parent.

(a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof and immediately prior to the Closing, (i) 56,250,000 shares of Parent Common Stock either issued alone or as part of a Unit, (ii) 63,100,000 warrants (the “Warrants”) either issued alone or as part of Unit, (iii) 45,000,000 units, each comprised of one (1) share of Parent Common Stock and one (1) Warrant (the “Units”), and (iv) no shares of preferred stock are or will be issued and outstanding, without giving effect to any change in the number of issued and outstanding Warrants resulting from the Warrant Redemption or any change in the number of issued and outstanding shares of Parent Common Stock or Warrants resulting from Parent repurchase, redemption, restructure, exchange or conversion of Parent Common Stock and/or Warrants. Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Organizational Documents or any contract to which Parent is a party. To the knowledge of Parent, none of the outstanding securities of Parent has been issued in violation of any foreign, federal or state securities Laws.

(b) None of the Warrants issued and outstanding, other than the 15,600,000 common stock purchase warrants purchased by the Sponsor as part of a private placement immediately after Parent’s IPO (the “URI Warrants”), has a cashless exercise feature, and, except for the 2,500,000 warrants granted to the Sponsor to purchase Parent Common Stock at an exercise price of $12.50 per share (“Sponsor Warrants”), each of the Warrants has an exercise price of $7.00 per share. Upon exercise of any of the Warrants, other than the URI Warrants, the cash paid for the exercise price will be paid directly to Parent.

(c) Except for the Warrants, and other than the redemption rights set forth in the Prospectus (as defined in Section 8.1) and except as set forth herein, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Parent Common Stock or obligating Parent or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Parent Common Stock or securities convertible into or exchangeable for such shares, or obligating Parent or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Parent Common Stock. Other than as contemplated by this Agreement and the redemption rights set forth in the Prospectus, there are no outstanding obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Warrants of Parent or Merger Sub.

(d) There are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Sponsor, Parent or Merger Sub is a party with respect to the voting of any equity interest or the capital stock or equity interests of Parent or any Merger Sub.

(e) No Indebtedness of Parent or Merger Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Parent or Merger Sub or (iii) the ability of Parent or Merger Sub to grant any Encumbrance on its properties or assets.

(f) Since the date of Parent’s formation, other than a stock dividend of 2.3-for-one which was effective as of November 30, 2007, neither Parent nor Merger Sub has declared or paid any distribution or dividend in respect of the Parent Common Stock.

3.3 Merger Sub.

(a) All the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Encumbrances.

(b) Except for 100% of the common stock of Merger Sub, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder. Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

3.4 Authorization; Binding Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby,

(i) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and (ii) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Parent Vote (as defined herein). The affirmative vote of the stockholders of Parent holding at least a majority of the issued and outstanding Parent Common Stock of Parent (the “Required Parent Vote”) is necessary to approve and adopt this Agreement, all Proxy Matters (as defined in Section 5.7) (except the Warrantholder Proposal (as defined herein)) and to consummate the transactions contemplated hereby and thereby (including the Merger) and the Required Warrantholder Vote (as defined herein) is required to approve the Warrantholder Proposal, provided, however, that stockholders of Parent holding forty percent (40%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their redemption rights under the Certificate of Incorporation to redeem their shares of Parent Common Stock into a cash payment from the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by Chaparral) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Certificate of Merger with the DE Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to Antitrust Laws, (iv) the filing of the Proxy Statement with, and the acceptance thereof by, the SEC, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

3.6 No Violations. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and compliance by Parent and Merger Sub with any of the provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

3.7 SEC Filings and Parent Financial Statements.

(a) Parent has filed all forms, reports, schedules, registration statements and other documents required to be filed or furnished by Parent with the SEC since June 25, 2007 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”) and all Certifications, and will file all such Parent SEC Reports, Certifications and other documents required to be filed through the Closing Date. The Parent SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financials”) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X and the omission of notes to the extent permitted by Regulation S-X. Neither Parent nor Merger Sub has any off-balance sheet arrangements. The Parent Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(c) Neither Parent nor Merger Sub, or any manager, director, officer or employee of Parent or Merger Sub has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of any violation of consumer protection or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of Parent.

(d) Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Parent Financials, neither Parent nor Merger Sub has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2007 in the ordinary course of business consistent with past practices.

3.9 Compliance with Laws. Parent and Merger Sub are each in compliance with all Laws applicable to them and the conduct of their respective businesses as currently conducted and as proposed to be conducted following consummation of the Merger. Neither Parent nor Merger Sub is in conflict with, or in default or violation of, nor since June 25, 2007 have either of them received any notice of any conflict with, or default or violation of, (A) any applicable Law by which Parent or Merger Sub or any their respective property or assets is bound or affected, or (B) any Parent Material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property, asset or right of Parent or Merger Sub is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the generality of the foregoing, (x) since June 25, 2007, Parent and Merger Sub have given or made all required notices, submissions, reports or other filings under applicable Laws and (y) all contracts, agreements, arrangements and transactions in effect between Parent, Merger Sub and any affiliate are in compliance in all material respects with the requirements of all applicable Laws. There is no pending or, to the knowledge of Parent, threatened proceeding or investigation to which Parent or Merger Sub is subject before any Governmental Authority regarding whether Parent or Merger Sub has violated in any material respect any applicable Laws. Neither Parent nor Merger Sub has received notice since June 25, 2007 of any material violation of, or noncompliance with, any Law applicable to Parent or Merger Sub or directing Parent or Merger Sub to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of Parent or Merger Sub have been asserted by any Governmental Authority with respect to possible violations of any applicable Laws. Since June 25, 2007, Parent and Merger Sub have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to Parent or Merger Sub with any Governmental Authority that have not been remedied.

3.10 Regulatory Agreements; Permits; Qualifications.

(a) There are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Parent or Merger Sub is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to Parent or Merger Sub or any property or asset owned by such party, or (3) resolutions or policies or procedures adopted by Parent or Merger Sub at the request of a Governmental Authority, that (A) limit in any material respect the ability of Parent or Merger Sub to conduct its business as currently being conducted or (B) in any manner relate to the ability of Parent or Merger Sub to pay dividends or otherwise materially restrict the conduct of business of Parent or Merger Sub in any respect.

(b) Parent and Merger Sub hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub are not in violation in any material respect of the terms of any Parent Permit.

(c) No investigation, review or market conduct examination by any Governmental Authority with respect to Parent or Merger Sub, or any affiliate thereof, is pending or, to the knowledge of Parent, threatened, nor does Parent have knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

(d) At no time has Parent or Merger Sub, nor any affiliate thereof with the power to direct or cause the direction of the management or policies of Parent or Merger Sub, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

3.11 Absence of Certain Changes. Except as set forth in Section 3.11 of the Parent Disclosure Schedules (and excluding the Merger), since their respective dates of incorporation, Parent and Merger Sub have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

3.12 Taxes and Returns. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Parent has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it or Merger Sub (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP.

Section 3.12 of the Parent Disclosure Schedules sets forth each jurisdiction where Parent and Merger Sub files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Parent or Merger Sub in respect of any Tax, and neither Parent nor Merger Sub has been notified in writing of any proposed Tax claims or assessments against Parent or Merger Sub (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Encumbrances with respect to any Taxes upon any of Parent’s or Merger Sub’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Neither Parent nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Neither Parent nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Neither Parent nor Merger Sub is or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Parent is or was the common parent corporation.

(d) Neither Parent nor Merger Sub has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e) Parent is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(f) Neither Parent nor Merger Sub participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g) Neither Parent nor Merger Sub has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h) Since August 31, 2008, neither Parent nor Merger Sub have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

3.13 Restrictions on Business Activities. There is no agreement or Order binding upon Parent or Merger Sub which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of Parent or Merger Sub as their businesses are currently conducted, any acquisition of property by Parent or Merger Sub, the conduct of business by Parent or Merger Sub as currently conducted, or restricting in any material respect the ability of Parent or Merger Sub from engaging in business as currently conducted or from competing with other parties.

3.14 Employee Benefit Plans. Parent does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.15 Employee Matters. Neither Parent nor Merger Sub has ever had any employees.

3.16 Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date hereof or in the Prospectus, or on Section 3.16(a) of the Parent Disclosure Schedules, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by Parent on less than 60 days’ prior notice (the “Parent Material Contracts”). All Parent Material Contracts have been made available to Chaparral, and are set forth in Section 3.16(a) of the Parent Disclosure Schedules other than those that are exhibits to the Parent SEC Reports.

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business consistent with past practices; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against Parent or Merger Sub and, to Parent’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) neither Parent nor Merger Sub is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or Merger Sub, or permit termination or acceleration by the other party, under the Parent Material Contract; and (iv) to Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or Merger Sub, under any Parent Material Contract.

3.17 Litigation. There is no Action pending or, to the knowledge of Parent, threatened before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no Order binding against Parent, Merger Sub or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no material Action that Parent or Merger Sub has pending against other parties.

3.18 Transactions with Affiliates. Section 3.18 of the Parent Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or Merger Sub, on the one hand, and, on the other hand, any (i) present or former director, officer, employee or affiliate of either Parent or Merger Sub, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than 5% of the outstanding Parent Common Stock as of the date hereof (each, a “Parent Affiliate Transaction”).

3.19 Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.20 Books and Records. All of the books and records of Parent and Merger Sub are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of Parent and Merger Sub are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Parent.

3.21 Finders and Investment Bankers. Except for the fees set forth in Section 3.21 of the Parent Disclosure Schedules, the fees of which will be borne by Parent and paid from funds available to it in the Trust Fund, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.22 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the Proxy Statement will, at the date it is first mailed to Parent’s stockholders and warrantholders or at the time of the Stockholder Meeting or Warrantholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based solely on information supplied by Chaparral in writing for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Proxy Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Chaparral which is contained in the Proxy Statement.

3.23 Trust Fund. As of September 30, 2009, Parent had $452,386,928.22 in the Trust Fund, invested in U.S. government securities in a trust account at Banc of America Investment Services, Inc. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Account Agreement between Parent and Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account and, after deducting any funds paid to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have voted against the Merger and demanded that Parent redeem their shares of Parent Common Stock into cash pursuant to the Certificate of Incorporation and payment of, or reservation of payment for: (1) any taxes then due and owing, (2) any deferred underwriting compensation to Deutsche Bank Securities Inc. and Maxim Group LLC, as set forth in Section 3.21 of the Parent Disclosure Schedules (3) any reasonable fees and expenses payable to Parent’s attorneys, accountants and other advisors, (4) transactional fees and expenses including without limitation printer fees and proxy solicitation fees, and (5) the redemption consideration such Trust Fund will be free of any Encumbrances whatsoever, and will be available for use in the businesses of Parent and Chaparral.

3.24 Intellectual Property. Parent and Merger Sub do not own, license or otherwise have any right, title or interest in any Intellectual Property.

3.25 Real Property. Other than as set forth in public filings of Parent made with the SEC, Parent and Merger Sub do not own or lease any real property, and have no commitments or obligations to purchase or lease real property either prior to or after the Effective Time.

3.26 Environmental Matters. Except for such matters that are not reasonably expected to have a Material Adverse Effect, Parent and Merger Sub: (i) have, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) have not received any notice, demand, letter, claim or request for information alleging that Parent or Merger Sub may be in violation of or liable under any Environmental Law; and (iii) are not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

3.27 Insurance. Set forth on Section 3.27 of the Parent Disclosure Schedules is a complete list of all liability insurance coverage maintained by Parent and Merger Sub which coverage is in full force and effect.

3.28 Bankruptcy. Neither Parent nor Merger Sub has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

3.29 NYSE Amex Quotation. Parent Common Stock, Units and Warrants are listed for trading on the NYSE Amex (the “NYSEA”). Except as set forth on Section 3.29 of the Parent Disclosure Schedules, there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the NYSEA with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock, Units or Warrants on the NYSEA.

3.30 Registration of Parent Common Stock, Units and Warrants. The Parent Common Stock, Units and the Warrants are registered pursuant to Section 12(b) of the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock, Units or Warrants under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements.

ARTICLE IV

COVENANTS

4.1 Conduct of Business of Chaparral.

(a) Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Chaparral Disclosure Schedules: (i) Chaparral and the Subsidiaries shall conduct their respective business, in all material respects, in the ordinary course of business consistent with past practice, (ii) Chaparral and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets, (iii) Chaparral and the Subsidiaries shall use commercially reasonable efforts to continue to maintain, in all material respects, its respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iv) Chaparral and the Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to conduct its business in compliance with applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Chaparral pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Chaparral and the Subsidiaries.

(b) Without limiting the generality of the foregoing clause (a), except as set forth on Section 4.1 of the Chaparral Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, and other than as contemplated hereby, neither Chaparral nor any Subsidiary will (except as specifically contemplated by the terms of this Agreement), without the prior written consent of Parent (such consent not to be unreasonably withheld):

(i) amend, waive or otherwise change, in any respect, its certificate of incorporation, bylaws, or other organizational documents or enter into any stockholder, membership, partnership or other agreement;

(ii) authorize for redemption or issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any Chaparral Common Stock, any shares of capital stock or other securities or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Chaparral Common Stock, any shares of capital stock or other securities or other equity interests, including any securities convertible into or exchangeable for Chaparral Common Stock or equity interests in any Subsidiary;

(iii) split, combine, recapitalize or reclassify any of the Chaparral Common Stock or equity interests in any Subsidiary or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of the Chaparral Common Stock or equity interests in any Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of the Chaparral Common Stock or equity interests in any Subsidiary;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person, other than as permitted under the terms of the Chaparral Credit Agreement and the Chaparral Indentures. As used in this Agreement “Chaparral Indentures” means (i) that certain Indenture for 8 1/2% Senior Notes due 2015, dated as of December 1, 2005, among Chaparral, its Subsidiaries parties thereto as guarantors and Wells Fargo Bank, National Association, as Trustee, (ii) that certain Indenture for 8 7/8% Senior Notes due 2017, dated as of January 18, 2007, among Chaparral, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and (iii) all amendments and supplements thereto;

(v) increase the wages, salaries or compensation of any of its current or former consultants, officers, managers or directors by more than five percent (5%), or increase bonuses for the foregoing individuals for fiscal year 2009 in an aggregate amount greater than 120% of the amounts paid to such individuals in fiscal year 2008, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Chaparral Benefit Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, manager or director, in each case other than in the ordinary course of business consistent with past practice or other than as required by applicable Law or pursuant to the terms of any Chaparral Benefit Plan or Chaparral Material Contract in effect on the date of this Agreement;

(vi) make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(vii) other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement , transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Chaparral Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses, or disclose to any Person who has not entered into a confidentiality agreement any material trade secrets;

(viii) other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement, terminate or waive or assign any material right under any Chaparral Material Contract or enter into any Chaparral Material Contract ((in the event any such contract is entered into, Chaparral will, within seven (7) days of execution of same, provide a fully executed copy thereof to Parent);

(ix) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, establish any subsidiary or enter into any new line of business;

(x) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, make any capital expenditures, or commit to make capital expenditures for any period following the Effective Time;

(xi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Chaparral in an amount and scope of coverage as are currently in effect;

(xiii) other than as required to be in compliance with SEC rules and regulations or with GAAP, or as approved by Chaparral’s outside auditors, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xiv) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement, unless such amount has been reserved in the Chaparral Financials;

(xv) close or materially reduce Chaparral’s or any Subsidiary’s activities;

(xvi) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as otherwise permitted hereunder;

(xviii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, except as otherwise permitted hereunder;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than in the ordinary course of business consistent with past practice and in compliance with the terms of the Chaparral Credit Agreement;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the Chaparral Common Stock or equity interests of any Subsidiary;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) other than in the ordinary course of business consistent with past practices and in compliance with the terms of the Chaparral Credit Agreement, enter into any material contract or otherwise take any material action with respect to (A) any real estate transaction or (B) the opening or construction of any additional facilities or locations;

(xxiii) other than transactions entered into in the ordinary course of business with Chesapeake enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Chaparral Affiliate Transaction;

(xxiv) enter into any Benefit Plan or any employment, severance, or change of control agreement; or

(xxv) authorize or agree orally or in writing to do any of the foregoing actions.

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Effective Time, each Party shall give, and shall direct its accountants and legal counsel to give, the other Party and its Representatives, at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such Party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other Party prior to the date hereof) and instruct such Party’s Representatives to cooperate with the requesting Party in its investigation (including by reading available independent public accountant’s work papers) and to provide a copy of, or make available, each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Party providing such information. Neither Parent nor any of its officers, employees or Representatives (as defined herein), shall conduct any environmental testing or sampling on any of the business or property sites of Chaparral or its Subsidiaries without the prior written consent of Chaparral, which consent shall not be unreasonably withheld. Parent agrees to indemnify and hold Chaparral and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Parent Representative and any loss, damage to or destruction of any property owned by Chaparral or its Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of Parent’s Representatives (and not resulting from the gross negligence or willful misconduct of Chaparral, it Subsidiaries or their respective directors, managers, officers, employees and agents) during any visit to the business or property sites of Chaparral or its Subsidiaries prior to the completion of the Merger, whether pursuant to this Section 4.2 or otherwise. Chaparral agrees to indemnify and hold Parent and Merger Sub harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Chaparral Representative and any loss, damage to or destruction of any property owned by Parent, Merger Sub or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly (and not resulting from the gross negligence or willful misconduct of Parent, Merger Sub or their respective directors, officers, employees and agents) from the action or inaction of any of Chaparral’s Representatives during any visit to the business or property sites of Parent or Merger Sub prior to the completion of the Merger, whether pursuant to this Section 4.2 or otherwise.

(b) Intentionally Omitted.

(c) All information obtained by Chaparral, on the one hand, and Parent or Merger Sub, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated August 14, 2009, between Parent and Chaparral (the “Confidentiality Agreement”). The Parties acknowledge and agree that the provisions, terms, conditions, restrictions and limitations of the Confidentiality Agreement dated August 14, 2009 between Parent and Chaparral, including without limitation, paragraph 11 thereof, (1) shall continue in full force and effect notwithstanding the execution of this Agreement and (2) are fully incorporated into and made a part of this Agreement as if fully set forth herein.

(d) The terms and conditions of the Merger are strictly confidential and the Parties hereby agree that they and their respective representatives, including without limitation, shareholders, directors, officers, members, employees, partners, representatives or advisors, shall not disclose to the public or to any third party the existence or terms of the Merger other than with the express prior written consent of the other Parties, except as the Parties may otherwise agree or as may be required by applicable Law, rule or regulation, or at the request of any governmental, judicial, regulatory or supervisory authority having jurisdiction over a party or any of its representatives, control persons or affiliates (including, without limitation, the rules or regulations of the SEC or FINRA), or as may be required to defend any action brought against such party in connection with the Merger. If a Party is so required to make such a disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reasons the disclosure is required, and the time and place that the disclosure will be made. In such event, the Parties will work together to draft a disclosure which is acceptable to both parties.

4.3 No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving Chaparral, any Subsidiary, Parent or Merger Sub on the one hand and any third party on the other hand or acquisition or purchase of assets of or by Chaparral, Parent or Merger Sub representing 50% or more of such Person’s assets or business. Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer made or received by Parent, Merger Sub, or Chaparral or any Subsidiary or any indication of interest in same by Parent, Merger Sub, or Chaparral to any third-party at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with Parent, Merger Sub, Chaparral or any Subsidiary or any of their respective affiliates.

(b) In order to induce Chaparral and Parent to continue to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until December 14, 2009, none of Chaparral, any Subsidiary, Parent or Merger Sub shall (unless otherwise required by applicable Law), directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person (collectively, the “Representatives”) to: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding Chaparral or any Subsidiary, Parent, Merger Sub or the Merger to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person or group with respect to, or which could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Chaparral or Parent, the approval of this Agreement or the Merger or the recommendation by the Board of Directors of Chaparral or Parent that its respective stockholders adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal,

(vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality agreement to which Chaparral or any Subsidiary or Parent or Merger Sub is a party (except as may be permitted pursuant to the Confidentiality Agreement). Without limiting the foregoing, each Party agrees it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c) Each Party shall notify the other Party hereto promptly (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of: (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4 Intentionally Omitted.

4.5 Stockholder Litigation. Parent shall give Chaparral the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Parent, its managers, directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s consent.

4.6 Conduct of Business of Parent.

(a) Unless Chaparral shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement: (i) Parent and Merger Sub shall conduct their respective business in, and shall not take any action other than in, the ordinary course of business consistent with past practice, (ii) Parent and Merger Sub shall use commercially reasonable efforts to continue to maintain, in all material respects, their respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) Parent and Merger Sub shall use commercially reasonable efforts consistent with the foregoing to conduct the business of Parent and Merger Sub in compliance with applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Parent.

(b) Without limiting the generality of the foregoing clause (a), during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub will (except as specifically contemplated by this Agreement), without the prior written consent of Chaparral (such consent not to be unreasonably withheld):

(i) except as contemplated by Section 3.2(a), the Proxy Statement and/or this Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Parent Common Stock (including upon exercise of any outstanding option, warrant or similar right to acquire such Parent Common Stock), any other shares of capital stock or other securities or equity interests, including any securities convertible into or exchangeable for Parent

Common Stock or equity interest of any class and any other equity-based awards or alter in any way its outstanding securities or make any changes in outstanding shares of capital stock or its capitalization, whether by means of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or agree to register under the Securities Act any capital stock of Parent or Merger Sub;

(ii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person or subject any of its assets, properties or rights, or any part thereof to any Encumbrances or other limitation or restriction;

(iii) make any change in any Parent Organizational Documents or any Merger Sub Organizational Documents;

(iv) except as contemplated by this Agreement, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or other ownership interests of Parent or Merger Sub;

(v) except in the ordinary course of business consistent with past practice, acquire, lease or sublease any material tangible assets, raw material or properties (including real property);

(vi) except for the Long-Term Incentive Plan, enter into any Benefit Plan or any employment, severance, or change of control agreement;

(vii) make any capital expenditures, or commit to make capital expenditures for any period following the Effective Time;

(viii) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(ix) other than in the ordinary course of business consistent with past practice or as contemplated hereunder, and other than for legal, accounting, fairness opinion and other fees to be incurred in connection with the transactions contemplated hereunder, terminate or waive or assign any material right under any Parent Material Contract or enter into any contract involving amounts potentially exceeding $25,000 (in the event any such contract is entered into, Parent will, within seven (7) days of execution of same provide a fully executed copy thereof to Chaparral);

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) establish any subsidiary (other than as contemplated hereby) or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Parent and Merger Sub in an amount and scope of coverage as are currently in effect;

(xiii) revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by Parent’s outside auditors;

(xiv) waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Parent or Merger Sub) not in excess of $50,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Parent financial statements included in the Parent SEC Reports;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) take any action that would reasonably be expected to delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction; or

(xxi) authorize or agree to do any of the foregoing actions.

4.7 Market Standoff Agreement. Chaparral shall have the right to participate on an equal basis with the Sponsor with respect to any transactions in which the Sponsor acquires any securities of Parent; provided, that Chaparral shall vote any shares of Parent Common Stock or Warrants acquired in such transactions in favor of the Proxy Matters. Except as set forth above, prior to the Closing, none of Chaparral or any officer, director, stockholder or affiliate of Chaparral or any Subsidiary shall purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise purchase or dispose of any securities of Parent without the prior written consent of Parent.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters. Each of Parent and Chaparral shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger or as a result of the transactions contemplated hereby) or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger or as a result of the transactions contemplated hereby); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of Chaparral or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of Chaparral or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and the Proxy Statement (including the receipt of all authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (collectively, the “Requisite Regulatory Approvals”)), and the satisfaction, but not the waiver, of the closing conditions set forth in Article VI), and to comply promptly with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) Parent, Merger Sub, Chaparral and each Subsidiary will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith: (i) to submit any necessary filings, amendments or revisions to any required Governmental Authority or other third party in connection with the transactions contemplated hereby, and (ii) to promptly submit and make other applications, notices and submissions (or amendments to any of the foregoing previously submitted) with any Governmental Authority or other third party which must be filed in order for Chaparral to obtain all Consents which must be obtained prior to the Closing in order for Chaparral and the Subsidiaries to operate their respective business as currently operated and currently intended by the Parties to be operated following the Closing; provided, however, that Chaparral shall not file any application, notice or other submission to any Governmental Authority or other third party that is not in the ordinary course of business of Chaparral consistent with past practices without providing Parent a reasonable opportunity to review and comment on such application, notice or other submission and without obtaining the consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, further, however, that Chaparral shall be solely responsible for the submission of all such applications, notices and submissions. All such filings shall be made, if not already made, as promptly as practicable (but no later than 30 days after the date of this Agreement) and Parent shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by Chaparral in connection with such Consents.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and Chaparral shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(d) In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and Chaparral shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything herein to the contrary, neither Parent nor Chaparral shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the

Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect of either Party or (ii) Parent, Merger Sub or Chaparral having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

5.3 Indemnification.

(a) Indemnification by Chaparral. From the date of this Agreement through the one year anniversary of the Closing Date, Chaparral shall indemnify and hold harmless each of Parent and Merger Sub, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by Chaparral or any Subsidiary of any of their representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered in connection with the Merger and/or (ii) any fraud committed in connection with the execution and delivery of, or the performance under, this Agreement by Chaparral or any Subsidiary. As the sole remedy for the indemnity obligations set forth in this Section 5.3(a), Parent shall reduce the number of Escrow Shares distributable to Chaparral Stockholders by the value of the Damages.

The Escrow Shares shall be escrowed in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between Parent, Chaparral and Continental Stock Transfer and Trust Company, as escrow agent, in the form mutually agreed to by the Parties and the escrow agent (the “Indemnification Escrow Agreement”). The Indemnification Escrow Agreement shall further provide that the Escrow Shares will be forfeited and cancelled if the Escrow Shares are not earned pursuant to Section 1.4(a)(i) of this Agreement. The value of each Escrow Share for purposes of paying any claim for indemnification under this Section 5.3(a) shall be equal to the average of the prices used in the 30-day period in Table X to determine that the Chaparral Stockholders had earned the Escrow Shares. Any Escrow Shares remaining after breaking of the escrow or reduction for Damages paid pursuant to this Section 5.3(a) will be allocated among the Chaparral Stockholders in accordance with Exhibit B.

(b) Indemnification by Parent. From the date of this Agreement through the Closing Date, each of Parent and Merger Sub shall indemnify and hold harmless Chaparral, its affiliates and each of its successors and assigns, and its officers, directors, employees and agents (each, a “Chaparral Indemnified Party”) from and against any Damages such Chaparral Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered in connection with the Merger and/or (ii) any fraud committed the execution and delivery of, or the performance under, this Agreement by Parent or Merger Sub.

(c) Indemnification Procedures. A Person seeking indemnification under this Section 5.3 (the “Indemnitee”) must give timely written notice to the Person from whom indemnification is sought (the “Indemnitor”) as soon as practical after the Indemnitee becomes aware of any condition or event that gives rise to Damages for which indemnification is sought under this Section 5.3. The failure of the Indemnitee to give timely notice shall not affect the Indemnitee’s rights to indemnification hereunder except to the extent the Indemnitor demonstrates it was materially prejudiced by such failure. In the event a claim or demand is made by a party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount of the Damages (the “Claim Notice”). The Indemnitor shall notify the Indemnitee within twenty (20) days after receipt of the Claim Notice whether the Indemnitor will undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and Indemnitee shall cooperate with Indemnitor in connection therewith, provided that if Indemnitor undertakes such defense: (i) Indemnitor shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnitee or settle such action without first obtaining the consent of Indemnitee, except for settlements solely covering monetary matters for which Indemnitor has acknowledged responsibility for payment; (ii) Indemnitor shall permit Indemnitee (at Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by Indemnitee; and (iii) Indemnitor shall agree promptly to reimburse Indemnitee for the full amount of any Damages resulting from such claim, except for those costs expressly assumed by the Indemnitee hereunder. The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. The Indemnitor’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnitor may have against Indemnitee or any third party. So long as Indemnitor is reasonably contesting any such claim in good faith, Indemnitee shall not pay or settle any such claim. If Indemnitor does not notify Indemnitee within twenty (20) days after receipt of Indemnitee’s Claim Notice that it elects to undertake the defense thereof, Indemnitee shall have the right to contest the claim in the exercise of its exclusive, reasonable discretion at the expense of the Indemnitor (provided the Indemnitor shall not be required to pay Indemnitee’s expenses for the defense, settlement or compromise of claims which are not covered by Indemnitor’s obligations under this Section 5.3 or which Indemnitor has not consented to).

(d) Insurance Effect. Notwithstanding the foregoing, to the extent any Damages that are subject to indemnification pursuant to this Agreement are covered by insurance, the Indemnitee shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If the Indemnitee receives payment from the Indemnitor for indemnification under this Section 5.3 and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnitor and shall pay to the Indemnitor, as promptly as practicable after receipt, a sum equal to the amount of the proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnitor pursuant to this Agreement in respect of such Damages.

(e) Exclusive Remedy. Except with respect to any claims for fraud, the rights of any Parent Indemnified Party or Chaparral Indemnified Party for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3, and, except as specifically set forth in Section 9.10, such indemnification rights, the right to cancel the Escrow Shares and the right to terminate this Agreement pursuant to Section 7.1 shall be the sole and exclusive remedies of such Parent Indemnified Party or Chaparral Indemnified Party, as applicable, with respect to this Agreement or any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parent Indemnified Parties and the Chaparral Indemnified Parties hereby waive all other rights and remedies, and release all claims against each other, with respect to this Agreement or any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

(f) Limitations on Indemnification. The Parties’ rights to indemnification hereunder are subject to the following limitations:

(i) Except for claims made prior to the anniversary of the Closing Date but not yet resolved, any claim for indemnification hereunder may not be pursued and is hereby released by the Parties and irrevocably waived upon and after the anniversary of the Closing Date.

(ii) Chaparral may not seek indemnification against the Trust Fund and may only seek indemnification hereunder against Parent.

(iii) Notwithstanding anything contained herein to the contrary, Chaparral and the Chaparral Stockholders hereby irrevocably waive in perpetuity any and all claims for indemnification hereunder against all other entities controlled by Parent or its officers and directors; provided, however, that claims for fraud are not waived hereby.

(iv) Notwithstanding anything contained herein to the contrary, Parent and its affiliates hereby irrevocably waive in perpetuity any and all claims for indemnification hereunder against all other entities controlled by Chaparral or its officers and directors; provided, however, that claims for fraud are not waived hereby.

5.4 Public Announcements. Parent and Chaparral agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or Chaparral may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or Chaparral in compliance with this Agreement.

5.5 Public Filings. The Parties shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable Blue Sky laws and the rules and regulations thereunder, including filing a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent will promptly advise Chaparral of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto, or requests by the SEC for additional information. No filing with respect to the Merger and the transactions contemplated thereby, and no amendment or supplement to such filings, shall be made without the prior written approval of Chaparral, which approval shall not be unreasonably withheld, delayed or conditioned. If at any time prior to the Effective Time, any information relating to Parent or Chaparral, or any of their respective affiliates, officers or directors, should be discovered by Parent or Chaparral that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders and warrantholders (if applicable) of Parent.

5.6 Reservation of Stock. Parent hereby agrees there shall be, or Parent shall cause to be, reserved for issuance and delivery such number of shares of Parent Common Stock as shall be required for issuance and delivery of the Merger Consideration. Parent covenants it will authorize or cause to be authorized such number of shares of Parent Common Stock as shall be sufficient to issue the Merger Consideration.

5.7 Stockholder Meeting and Warrantholder Meeting; Proxy. As promptly as practicable following the execution of this Agreement, Parent, acting through its Board of Directors, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a special meeting of the stockholders of Parent (the “Stockholder Meeting”) for the purposes of considering and taking action upon: (i) the amendment to the Amended and Restated Certificate of Incorporation of Parent substantially in the form set forth on Exhibit D (the “Parent Amended and Restated Certificate of Incorporation”), (ii) approval of the Merger, including the issuance of the Merger Consideration and (iii) the authorization and establishment by Parent of a long-term incentive option plan substantially in the form set forth on Exhibit E (the “Long-Term Incentive Plan”) (collectively, the “Stockholder Matters”);

(b) duly call, give notice of, convene and hold a special meeting of the warrantholders of Parent (the “Warrantholder Meeting”) for the purposes of considering certain amendments to the terms of the Warrant Agreement dated December 11, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering all of the Warrants, which must be approved by a majority in interest of the Warrants (the “Required Warrantholder Vote”), to allow for the redemption or restructure of the Warrants within ninety (90) days of the Closing Date (the “Warrant

Restructure”, and collectively with the Stockholder Matters, the “Proxy Matters”) (collectively, the “Warrantholder Proposal”). The terms of any amendment to the Warrant Agreement to allow for the Warrant Restructure must be mutually agreeable to Parent and Chaparral. Parent shall cause its investment bankers listed on Section 3.21 of the Parent Disclosure Schedule to keep Chaparral regularly apprised of the status of the negotiations with respect to the Warrant Restructure and any expected or anticipated terms and conditions of the Warrant Restructure;

(c)(i) use commercially reasonable efforts to solicit the approvals required by the stockholders and warrantholders of Parent and (ii) include in the Proxy Statement (A) the Board of Directors’ recommendation to the stockholders and warrantholders of Parent that they vote in favor of all Proxy Matters and (B) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent may adjourn or postpone the Stockholder Meeting or Warrantholder Meeting as and to the extent required by applicable Law. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders and warrantholders as promptly as practicable after the Proxy Statement is declared effective by the SEC. Chaparral shall cooperate and assist Parent and its counsel in preparing the Proxy Statement and acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding Chaparral and its management, operations and financial condition. Chaparral shall make its managers, directors, officers, employees and consultants available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, Chaparral shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved any information provided by Chaparral and the Chaparral Stockholders. If, prior to the Effective Time, any event occurs with respect to Chaparral, or any change occurs with respect to other information supplied by Chaparral or inclusion in the Proxy Statement, Chaparral shall promptly notify Parent of such event, and Chaparral and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and warrantholders; and

(d) promptly transmit any amendment or supplement to its stockholders or warrantholders, if at any time prior to the Stockholder Meeting or Warrantholder Meeting, respectively, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

5.8 Directors and Officers of Parent; Consultants.

(a) Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in Section 5.8 of the Parent Disclosure Schedules are elected to the positions of officers of Parent effective immediately after the Closing.

(b) Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in the Proxy Statement (which are selected pursuant to the methodology set forth in Section 5.8 of the Parent Disclosure Schedules) are elected to the positions of directors of Parent effective immediately after the Closing.

5.9 Hart-Scott-Rodino Filing. If required pursuant to the Hart-Scott-Rodino Act, as promptly as practicable after the date of this Agreement, Parent and Chaparral shall each prepare and file the notifications required of them thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of them by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and Chaparral shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Parent and Chaparral shall split equally all filing fees relating to such filing.

5.10 Use and Disbursement of Trust Fund. Parent shall use commercially reasonable efforts to maximize the amount remaining in the Trust Fund at Closing after payment in full of any Taxes then due and owing, the deferred underwriting fee owed to Deutsche Bank Securities Inc. and Maxim Group LLC as set forth in Section 3.21 of the Parent Disclosure Schedules, any reasonable fees and expenses payable to Parent’s investment bankers as set forth in Section 3.21 of the Parent Disclosure Schedules, any reasonable fees and expenses payable to Parent’s attorneys, accountants and other advisors, any amounts paid or payable to Parent stockholders, warrantholders or unit holders for repurchase, redemption, exchange or conversion of their Parent Common Stock or Units or repurchase, redemption, restructure, exchange or conversion of their Warrants (including the Warrant Redemption), and any other of Parent’s or Merger Sub’s reasonable unpaid costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby, including, without limitation any due diligence expenses incurred.

5.11 Tax Treatment. Each of the Parties shall use commercially reasonable efforts to cause the Merger and the Short-Form Merger described in Section 5.14, collectively, to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and will not take any action inconsistent with the Merger and the Short-Form Merger, collectively, qualifying as a reorganization under Section 368(a) of the Code. Chaparral and Parent shall treat the Merger Consideration received in the Merger by holders of Chaparral Common Stock as property permitted to be received by Section 354 of the Code without the recognition of gain. Each of Chaparral and Parent covenants and agrees to use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger and the Short-Form Merger, collectively, as a reorganization as described in this Section 5.11. Each of Chaparral and Parent agree that if such Party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other Party in writing of such fact or circumstance. Each of Chaparral and Parent will comply with all reporting and record-keeping obligations set forth in the Code and the Department of Treasury regulations that are consistent with the Merger and the Short-Form Merger, collectively, qualifying as a “reorganization” under the provisions of Section  368(a) of the Code.

5.12 New York Office. The initial 2010 annual budget for overhead expenses to maintain a New York City office at the corporate headquarters of the Sponsor shall be $1,200,000 (excluding any compensation John A. Catsimatidis receives as Executive Chairman of the Board). The New York office will be used to support the usual activities of an Executive Chairman of the Board of Directors and/or other New York-based directors, as well as serving as a New York base for senior officers of Parent when they are in New York, with such budget to encompass occupancy expenses as well as other corporate expenses related to that office.

5.13 Change of Parent Year-End. As soon as reasonably practicable following the Effective Time, Parent shall file all forms, make all elections, obtain all approvals and take any and all other actions necessary to change its year-end from August 31 to December 31 for both financial reporting and tax reporting purposes.

5.14 Merger of Surviving Company into Parent. Concurrently with the Closing, the Surviving Company shall be merged with and into Parent pursuant to Section 253 of the DGCL (the “Short-Form Merger”). As a result of the Short-Form Merger, the separate corporate existence of the Surviving Company shall cease and Parent shall continue as the surviving corporation of the Short-Form Merger.

5.15 Indemnification of Directors and Officers. The certificate of incorporation and by-laws of Parent and Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of Chaparral as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, agents or employees of Chaparral. Parent shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Chaparral with respect to matters occurring prior to the Closing; provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). After Closing and except for actions, suits, proceedings, hearings, investigations and claims by any Parent Indemnified Party pursuant to Section 5.3(a), Parent will indemnify each individual who served as a director, officer or employee of Chaparral at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations and claims including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a) Parent Stockholder Approval.

(1) The Required Parent Vote with respect to the Stockholder Matters shall have been obtained in accordance with the DGCL, and

(2) The stockholders of Parent holding forty percent (40%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their redemption rights under Parent’s Certificate of Incorporation, as amended, to redeem their shares of Parent Common Stock into a cash payment from the Trust Fund.

(b) Warrantholder Proposal and Warrant Restructure. Parent shall have received the Required Warrantholder Vote to allow for the amendment of the Warrant Agreement to reflect the Warrantholder Proposal and the terms upon which the Warrant Restructure are then expected to occur shall be mutually agreeable to Parent and Chaparral.

(c) Antitrust Laws. If applicable, the required waiting period (and any extension thereof) under any Antitrust Laws, if any, shall have expired or been terminated.

(d) Requisite Regulatory Approvals and Consents. The Requisite Regulatory Approvals and all Consents from third parties required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(f) Updating of Disclosure Schedules. Final versions of the Parent Disclosure Schedules and Chaparral Disclosure Schedules shall have been delivered by the appropriate Party to the other Parties hereto and such schedules shall have been certified as the final, true, correct and complete schedules of such Party.

(g) Litigation. There shall be no pending Action against any Party or any of its affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any Party or any of their affiliates, with respect to the consummation of the Merger or the transactions contemplated thereby which could reasonably be expected to have a Material Adverse Effect.

(h) Incentive Plan. Parent’s Board of Directors shall have adopted the Long-Term Incentive Plan.

(i) Amended and Restated Bylaws. Parent’s Board of Directors shall have amended and restated the bylaws of Parent in substantially the form attached hereto as Exhibit H.

(j) Continuing Directors. Chaparral shall take all such actions required so that all designees to Parent’s Board of Directors will qualify as “Continuing Directors”, as that term is defined in Chaparral’s existing indentures.

(k) Revolving Credit Facility and ISDA Agreements. Chaparral’s existing revolving credit facility with JP Morgan Chase Bank, N.A. and the other lender parties thereto, as well as those certain ISDA Master Agreements by and between Chaparral and (i) Bank One, Oklahoma, N.A. dated March 8, 1999, (ii) Bank of America, N.A. dated December 9, 2003, (iii) The Royal Bank of Scotland dated December 22, 2004, (iv) Comerica Bank dated July 2005, (v) Fortis Capital (vi) Calyon dated October 31, 2006 and (vii) eight (8) trade tickets with the Bank of Montreal for which there is no ISDA Master Agreement, shall have been modified and extended or replaced on terms satisfactory to Parent and Chaparral.

(l) Employment Agreements. Employment Agreements shall have been offered to the officers set forth on Section 5.8 of the Parent Disclosure Schedules on substantially the terms and conditions set forth on Exhibit F attached hereto.

(m) Indemnification Agreements. Indemnification Agreements shall have been offered to (i) each person that will serve as a director of Parent immediately following Closing and (ii) the each of the persons serving as either Executive Chairman, Chief Executive Officer, President, Chief Financial Officer or General Counsel of Parent immediately following Closing in substantially the form attached hereto as Exhibit G.

(n) Listing on NYSEA. The Parent Common Stock shall remain listed on the NYSEA or listed on a national exchange as of the Closing Date.

6.2 Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Chaparral and the Subsidiaries set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b) Agreements and Covenants. Chaparral shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. Chaparral shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Chaparral, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), (b), (e) and (f).

(d) Secretary’s Certificate. Chaparral shall have delivered to Parent a true copy of the resolutions of the Board of Directors of Chaparral authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Chaparral or similar officer.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Chaparral’s or its Subsidiaries’ business since the date of this Agreement.

(f) Chaparral Stock Certificates. The Chaparral Stockholders shall have delivered to Parent, the Chaparral Stock Certificates accompanied by duly executed stock powers representing 100% of the issued and outstanding Chaparral Common Stock.

(g) Legal Opinion. Parent shall have received an opinion of Chaparral’s counsel, McAfee & Taft, in form and substance to be agreed upon by the Parties and their respective counsel (but including, without limitation, that the Merger and the election of directors of Parent and Chaparral complies in all respects with Chaparral’s existing indentures and revolving credit agreements), addressed to Parent, and dated as of the Closing Date.

(h) Lock Up Agreements. Parent shall have received the Chaparral Stockholders Lock Up Agreements.

(i) Fairness Opinion. Parent shall have received a fairness opinion from an independent investment bank reasonably acceptable to Chaparral stating the Merger Consideration to be paid by Parent is fair, from a financial point of view, to the stockholders of Parent.

(j) Chaparral Financials. Chaparral shall have filed with the SEC its financial statements for the three and nine months ended September 30, 2009, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act.

(k) Indemnification Escrow Agreement. Parent shall have received a copy of the Indemnification Escrow Agreement duly executed by each of the Chaparral Stockholders and the escrow agent.

6.3 Conditions to Obligations of Chaparral.

The obligations of Chaparral to consummate the Merger are subject to the satisfaction or waiver by Chaparral, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Directors of Parent of those persons currently on the Board of Directors of Parent who are not named as directors following the Effective Time in the Proxy Statement.

(c) Officer Certificate. Parent shall have delivered to Chaparral a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), (b) and (e).

(d) Secretary’s Certificate. Parent shall have delivered to Chaparral a true copy of the resolutions of the Board of Directors of Parent authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Parent’s business since the date of this Agreement.

(f) Legal Opinion. Chaparral shall have received opinions of Parent’s and Merger Subs’ counsel, Ellenoff Grossman & Schole LLP, in form and substance to be agreed upon by the Parties and their respective counsel, addressed to Chaparral, and dated as of the Closing Date.

(g) Amount in Trust. The cash amount available from Parent, including the amount in the Trust Fund, for working capital of Parent following the Closing shall be not less than $250,000,000 after (i) payment in full of the investment banking fees set forth on Section 3.21 of the Parent Disclosure Schedules, (ii) payment in full of any reasonable fees and expenses payable to Parent’s attorneys, accountants and other advisors, (iii) payment in full of any amounts paid or payable to Parent stockholders, or unit holders for repurchase, redemption, exchange or conversion of their Parent Common Stock or the Parent Common Stock included in the Units, (iv) the deduction of an amount equal to the maximum amount that may be payable to warrantholders for the repurchase, redemption, restructure, exchange or conversion of their

Warrants (including the Warrant Redemption), and (v) payment in full of any other of Parent’s or Merger Sub’s unpaid reasonable costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby, including, without limitation any due diligence expenses incurred.

(h) Restructuring and Redemption of URI and Sponsor Warrants. The URI Warrants shall have been redeemed or restructured pursuant to the same conditions and terms as the redeemed or restructured Warrants as contemplated by the Proxy Statement and, in the event the Warrants are restructured, the Sponsor Warrants shall have been restructured pursuant to the same conditions and terms as the restructured Warrants.

(i) Termination of Parent Affiliate Transactions. Except as set forth on Section 6.3(i) of the Parent Disclosure Schedules, Parent shall have terminated all contracts and arrangements related to Parent Affiliate Transactions.

(j) Resignation of Parent Officers and Directors. Except for those executive officers and directors continuing in their capacities after the Effective Time as set forth in the Proxy Statement, each executive officer and director of Parent shall have tendered his or her resignation effective as of the Effective Time.

(k) No Change in Parent Capitalization. Except for (i) any change in the outstanding number of Warrants resulting from the Warrant Redemption and (ii) any change in the outstanding number of shares of Parent Common Stock or Warrants resulting from any repurchase, redemption, restructure, exchange or conversion of Parent Common Stock and/or Warrants by Parent as contemplated herein and in the Proxy Statement, there shall have been no change in the number of authorized, issued and outstanding Parent Common Stock, Warrants and Units from the date of this Agreement until Closing.

(l) Amendment to Securities Escrow Agreement. Chaparral shall have received a copy of the Securities Escrow Agreement Amendment in accordance with Section 1.5 of this Agreement and containing terms that are otherwise reasonably satisfactory to Chaparral duly executed by Parent, the Sponsor and the escrow agent.

(m) Parent Financials. If the Closing takes place on or after November 30, 2009, Parent shall have filed with the SEC its financial statements for the fiscal year ended August 31 2009, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Exchange Act.

(n) Amendment to Registration Rights Agreement. The Registration Rights Agreement dated December 11, 2007 by and between Parent and the Sponsor (the “Registration Rights Agreement”) shall have been amended to (i) add Fischer Investments, L.L.C., an Oklahoma limited liability company (“Fischer Investments”), Altoma Energy G.P., an Oklahoma general partnership (“Altoma”), and CHK Holdings, L.L.C., an Oklahoma limited liability company (“CHK”) as signatories to the Registration Rights Agreement, (ii) provide that all of (x) the Parent Common Stock owned by the Sponsor, Fischer Investments, Altoma and CHK immediately following the Closing, and (y) the Earn-Out Shares or Sponsor Earn-Out Shares, as applicable, issued and released from escrow under the Indemnification Escrow Agreement or the Securities Escrow Agreement Amendment, as applicable, to the Sponsor, Fischer Investments, Altoma and CHK in accordance with Sections 1.4 and 1.5 of this Agreement, and (iii) provide that Fischer Investments will have four (4) demand registrations and that each of the Sponsor, Altoma and CHK will have two (2) demand registrations with respect to their shares of Parent Common Stock covered by the Registration Rights Agreement. The Registration Rights Agreement shall provide that the Sponsor, Altoma or CHK, as applicable, shall receive an additional demand registration right each time that the Sponsor, Altoma or CHK, as applicable, (i) requests a demand registration, and (ii) in the registration process, the number of shares that the Sponsor, Altoma or CHK, as applicable, is requesting be registered is limited, reduced or cut back by 20% or more (such shares being referred to as the “Cut Back Shares”); provided that (A) no more than two (2) additional demand registration rights may granted to each of the Sponsor, Altoma and CHK, and (B) any such additional demand registration shall be lost if, subsequent to receiving the additional demand registration right, the recipient has an opportunity to exercise “piggyback” rights under the Registration Rights Agreement with respect to the Cut Back Shares and the recipient does not, for any reason, exercise those “piggyback” rights.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, neither Parent nor Chaparral may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the action or inaction of such Party or its affiliates.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Parent and the Chaparral Stockholders, as follows:

(a) by mutual written consent of Chaparral and Parent, as duly authorized by the Board of Directors of Parent and the Board of Directors of Chaparral;

(b) by written notice by either Parent or Chaparral if the Closing conditions set forth in Section 6.1 have not been satisfied by Chaparral or Parent, as the case may be (or waived by Parent or Chaparral as the case may be) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of Parent on or before December 11, 2009. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or inaction is the primary cause of, or resulted in, any such condition set forth in Section 6.1 to fail to be fulfilled;

(c) by written notice by either Parent or Chaparral, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d) by written notice by Parent, if (i) there has been a breach by Chaparral of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Chaparral shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(e) by written notice by Chaparral, if (i) there has been a breach by Parent or Merger Sub of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(f) by written notice by Parent if the Closing conditions set forth in Section 6.2, other than Sections 6.2(a) and 6.2(b) (which are addressed by Section 7.1(d)), have not been satisfied by Chaparral (or waived by Parent) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of Parent on or before December 11, 2009. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent if Parent is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.2 to not be satisfied; or

(g) by written notice by Chaparral if the Closing conditions set forth in Section 6.3, other than Sections 6.3(a) and 6.3(b) (which are addressed by Section 7.1(e)), have not been satisfied by Parent (or waived by Chaparral) by December 11, 2009; provided, however, such date shall be extended through June 11, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of Parent on or before December 11, 2009. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Chaparral if Chaparral is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused the Closing conditions set forth in Section 6.3 to not be satisfied.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Sections 4.2(c) and (d), this Section 7.2 and in Section 7.3 and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination. Without limiting the foregoing, and except as provided in Section 5.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1. Section 5.3, this Section 7.2 and Section 7.3 shall survive the termination of this Agreement.

7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, including this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the Merger or any other related transaction is consummated. Upon the Closing, Parent will be responsible for any unpaid Expenses incurred by Chaparral and Parent in connection with the Merger. Each Party shall, upon the request of the other Party, disclose the costs that such Party has incurred or anticipates to incur with respect to the Merger and the transactions contemplated herein.

(b) If (i) Parent obtains stockholder approval to extend its corporate existence beyond December 11, 2009, and (ii) prior to obtaining the Required Parent Vote on the Stockholder Matters, the Parent board of directors shall have (1) effected or authorized a change in its recommendation to the stockholders of Parent to approve the Merger and (2) consummated a transaction with a company other than Chaparral prior to June 11, 2010, then Parent shall pay to Chaparral $2,000,000. In the event of the foregoing, this Section 7.3(b) shall constitute the sole remedy and entire liability and damages of Parent to Chaparral as a result of the foregoing (for purposes of clarification, in the event of the foregoing, Chaparral shall not be entitled to any payment under Section 7.3(c)).

(c) If (i) all conditions to Closing of the Parties set forth in Article VI have been met or would be met on or before June 11, 2010 but for a failure of a condition caused by the action or inaction of Parent or its affiliates, and (ii) Parent elects not to consummate the Merger for any reason other than set forth in Section 7.1(a), Sections 7.1(b)—(c) (not caused by the action, inaction or the fault of Parent or its affiliates), Section 7.1(d) and/or Section 7.1(f) (not caused by the action, inaction or the fault of Parent or its affiliates), then Parent shall reimburse Chaparral for all of its reasonable and actual out of pocket costs incurred in connection with this Agreement and the transactions contemplated by this Agreement, which reimbursed expenses shall not exceed $750,000, such amount to be paid solely and exclusively from the $3,700,000 of working capital of Parent.

Nothing in this Section 7.3 shall be deemed to require Parent to extend its corporate existence beyond December 11, 2009.

7.4 Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion: (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by Chaparral, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1 Trust Fund Waiver. Reference is made to the final prospectus of Parent, dated December 11, 2007 (the “Prospectus”). Chaparral understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and the underwriters listed in the Prospectus (with respect to such underwriters’ deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination. Chaparral agrees that Chaparral does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Chaparral, on the one hand, and Parent and/or Merger Sub, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Chaparral hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. To the extent Chaparral commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or Merger Sub, which proceeding seeks, in whole or in part, monetary relief against Parent or Merger Sub, Chaparral hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit Chaparral (or any party claiming on Chaparral’s behalf or in lieu of Chaparral) to have any claim against the Trust Fund or any amounts contained therein. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. Any covenant that by its terms contemplates performance after the Effective Time shall survive beyond the Closing Date, and the representations and warranties contained herein shall survive for a period of one year from the Closing Date.

9.2 Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Chaparral, to:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

Attention: Mark A. Fischer

Facsimile: (405) 425-8410

with a copy to (but which shall not constitute notice to Chaparral):

McAfee & Taft, A Professional Corporation

10th Floor, Two Leadership Square

Oklahoma City, Oklahoma 73114

Attention: David Ketelsleger, Esq.

Facsimile: (405) 228-7436

(ii)	if to Parent or Merger Sub, to:

United Refining Energy Corp.

823 Eleventh Avenue New York, NY 10019

Attention: John A. Catsimatidis

Facsimile: (212) 202-7975

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

Attention: Martin Bring, Esq.

Facsimile: (212) 370-7889

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware. The Parties hereby: (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Merger Sub, and Chaparral agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Each of Parent, Merger Sub, and Chaparral irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties: (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (a) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (b) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (c) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (d) the term “knowledge,” when used with respect to Chaparral, shall mean the actual knowledge, after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of Chaparral), of the executive officers and directors of Chaparral, and, when used with respect to Parent and Merger Sub, shall mean the knowledge, after reasonable inquiry, of the executive officers and directors of Parent and Merger Sub, and (e) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto and the disclosure schedules referred to herein, which exhibits, schedules and disclosure schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and understandings among the Parties with respect to such subject matter.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.10 Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by Chaparral or Parent or Merger Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VII, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, whether at law or in equity.

9.11 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a Party other than Section 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.12 Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Reorganization to be signed and delivered by their respective duly authorized officers as of the date first above written.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chairman, President & CEO

UNITED REFINING ENERGY CORP.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman and Chief Executive Officer

CHAPARRAL SUBSIDIARY, INC.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

Exhibit A

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Tile 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Chaparral Energy, Inc., and the name of the corporation being merged into the surviving corporation is Chaparral Subsidiary, Inc.

SECOND: The Agreement and Plan of Reorganization, dated October 9, 2009, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The surviving corporation shall be Chaparral Energy, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of Chaparral Energy, Inc., and such Certificate of Incorporation is hereby amended to change the name of Chaparral Energy, Inc. to “Chaparral Subsidiary, Inc.”

FIFTH: The merger is to become effective as of the date hereof.

SIXTH: The Agreement and Plan of Reorganization, dated October 9, 2009, is on file at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Reorganization, dated October 9, 2009, will be furnished by the surviving corporation upon request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the     day of                     , 2009.

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

Exhibit B

	Beneficial Ownership of Chaparral Before Transaction	Percentage Ownership of Chaparral Shares(1)	Beneficial Ownership of Parent After Transaction(2)	Beneficial Ownership of Escrow Shares
Fischer Investments, L.L.C.	372,500	42.5%	24,635,120	2,123,717
Altoma Energy, GP	224,500	25.6%	14,847,206	1,279,932
CHK Holdings, LLC	280,000	31.9%	18,517,674	1,596,351

Total	877,000	100.0%	58,000,000	5,000,000

(1)	Earn-out Shares will be distributed to Chaparral shareholders in accordance with the percentages set forth in the table above.

(2)	Excludes the Escrow Shares.

Exhibit C

LOCK UP AGREEMENT

To:	United Refining Energy Corp.

823 Eleventh Avenue

New York, NY 10019

Re: Proposed Business Combination Involving United Refining Energy Corp. and Chaparral Energy, Inc.

1.	Acknowledgement. The undersigned acknowledges that United Refining Energy Corp. (“United”) and Chaparral Energy, Inc. (“Chaparral”) are intending to complete a proposed business combination pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”) dated October 9, 2009 between United, Chaparral and Chaparral Subsidiary, Inc., a wholly-owned subsidiary of United. In consideration of the transactions contemplated by the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned), the undersigned covenants and agrees with United as follows with respect to the shares of United common stock issued or issuable to the undersigned (or to persons or entities with respect to which the undersigned would have beneficial ownership of such shares within the rules and regulations of the Securities and Exchange Commission) whether pursuant to the Merger Agreement as Stock Consideration or Earn-Out Shares (as such terms are defined in the Merger Agreement) or issued and held in escrow as Sponsor Earn-out Shares (as such term is defined in the Merger Agreement) (the “United Shares”). The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein.

2.	Lock-Up. The undersigned represents and warrants to United that, for the duration of the Lock-Up Period (as defined below), the undersigned will not, directly or indirectly: (i) offer, sell, issue, contract to sell, lend, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any United Shares, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any United Shares (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any United Shares, whether or not such transaction is to be settled by delivery of United Shares, other securities, cash or other consideration, or (iii) engage directly or indirectly in any transaction, the likely result of which would involve a transaction prohibited by either of clauses (i) or (ii). The undersigned shall not be prohibited from pledging the undersigned United Shares so long as any pledgee receiving such pledge agrees in writing to be bound by the terms of this Lock Up Agreement; provided that the undersigned may not pledge any United Shares, if any, that are held in escrow pursuant to the Indemnification Escrow Agreement or the Securities Escrow Agreement (as such terms are defined in the Merger Agreement). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of any United Shares even if such United Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the United Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the United Shares. The undersigned agrees and consents to the entry of stop transfer instructions with United’s transfer agent and registrar against, and authorizes United to cause the transfer agent and registrar to decline, the transfer of relevant securities held by the undersigned except in compliance with the foregoing restrictions. The restrictions set forth in this paragraph shall not apply to transactions relating to United Shares or other securities acquired in open market transactions after completion of the Merger.

3.

Lock-Up Period. For the purposes hereof, the “Lock-Up Period” shall mean (i) with respect to all of the United Shares which constitute the Stock Consideration (as such term is defined in the Merger Agreement), the period beginning on the Closing Date (as such term is defined in the Merger Agreement) and ending on the date that is the one year anniversary of the Closing Date and (ii) with respect to all of the United Shares that constitute Earn-Out Shares or Sponsor Earn-Out Shares (as such terms are defined in the Merger Agreement), the period beginning on the date on which such Earn-Out Shares or Sponsor Earn-Out Shares, as applicable, are deemed earned and ending on the date that is the six month anniversary of such date.

4.	Conditions Precedent. United and the undersigned hereby acknowledge and agree that the execution and delivery of this lockup is conditioned on the execution and delivery of an identical lockup agreement by each of [Fischer Investments, L.L.C., Altoma Energy G.P., CHK Holdings, LLC and United Refining, Inc.]. In addition, if the restrictions of any other lock-up agreement are released, reduced or waived for any of the foregoing parties or persons, such release, modification or waiver will be automatically extended to the undersigned and notice of such action will be provided to the undersigned.

5.	Termination. This agreement shall be terminated only upon the earlier of (i) the termination of the Merger Agreement and (ii) one calendar day following the date that the applicable Lock-Up Period ends as provided in paragraph 3 hereof. The undersigned further understands that this agreement is irrevocable, and that all authority herein conferred or agreed to be conferred shall survive death or incapacity of the undersigned and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

6.	Damages. The undersigned recognizes and acknowledges that this agreement is an integral part of the Merger Agreement and that a breach by the undersigned of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it may not have an adequate remedy at law for money damages. Therefore, the undersigned agrees that in the event of any such breach, United shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the undersigned agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

7.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable therein (without regard to conflict of laws principles).

8.	Facsimile. United and the undersigned shall be entitled to rely on delivery of a facsimile copy hereof which shall be legally effective to create a valid and binding agreement of the undersigned and United in accordance with the terms hereof.

9.	Counterparts. This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.	Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this agreement.

Signature of Witness	[Name]

Name of Witness (please print)

Address and fax number of [Name]

Number of United Refining Energy Corp. Common Shares subject to this Lock Up Agreement

The foregoing is agreed and accepted as of the     day of                     , 2009.

United Refining Energy Corp.

By:
Name:
Title:

Exhibit D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF UNITED REFINING ENERGY CORP.

United Refining Energy Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is United Refining Energy Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 25, 2007 under the name of United Refining Energy Corp. The original Certificate of Incorporation was amended on December 4, 2007 and on December 11, 2007.

2. This Amended and Restated Certificate of Incorporation of United Refining Energy Corp., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation of the Corporation, as amended.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the original Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this [    ] day of December, 2009.

UNITED REFINING ENERGY CORP.

By:	/s/ John A. Catsimatidis
Name: John A. Catsimatidis
Title: Chairman and Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF UNITED REFINING ENERGY CORP.

FIRST: The name of the corporation is Chaparral Energy, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 S. Dupont Highway, Dover, Delaware 19901, County of Kent. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 360,000,000, of which 350,000,000 shares shall be Common Stock of the par value of $.0001 per share and 10,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effect by any consent in writing by such stockholders.

FIFTH: The number of directors shall be fixed from time to time exclusively by the resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) and not more than thirteen (13) members. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At each annual stockholders’ meeting after the adoption of this Second Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

C. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. To the maximum extent permitted by law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses incurred by then, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active or deliberate dishonestly, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under law or applicable contract.

Neither the amendment nor repeal of this Article Seventh, nor the adoption or amendment of any other provision of this Certificate of Incorporation inconsistent with the Article Seventh shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit to claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Exhibit E

UNITED REFINING ENERGY CORP.

2009 LONG-TERM INCENTIVE PLAN

Section1. Purpose of the Plan.

The United Refining Energy Corp. 2009 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of United Refining Energy Corp., a Delaware corporation (the “Company”) and its successors, by encouraging officers, employees, non-employee directors and consultants of the Company and its Affiliates to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity in which the Company, directly or indirectly, owns 50% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code) and (iii) any “subsidiary corporation” of any such parent (as defined in Section 424(f) of the Code) thereof.

“Award” shall mean any Option, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares, Other Stock-Based Award or Cash Award.

“Award Agreement” shall mean any written or electronic agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.

“Cash Award” shall mean an award payable in cash granted pursuant to Section 6(f) of the Plan.

“Change in Control” shall mean the occurrence of any one of the following:

(a) the consummation of any transaction (including without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any individual or “person” (as such term is used in Sections 13(d)(3) and 14(d)(2), of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities;

(b) the individuals who, as of the effective date of the Plan, constitute the Board (the “Original Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the then incumbent Board shall be considered as though such individual were a member of the Original Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or (ii) a plan or agreement to replace a majority of the members of the Board comprising the then incumbent Board;

(c) the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company to an unrelated person; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company.

Provided however, solely with respect to any Award that is subject to Section 409A of the Code, the provisions of Section 409A and the regulations promulgated thereunder shall define a “Change in Control” for the purpose of such Award.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the Compensation Committee of the Board or, if none, the Board.

“Company” shall mean United Refining Energy Corp., a Delaware corporation.

“Consultant” shall mean any individual, other than a director or an Employee, who renders consulting or advisory services to the Company or an Affiliate for a fee.

“Covered Person” shall mean a “covered employee” as defined in Section 162(m)(3) of the Code and the regulations or guidance issued by the Internal Revenue Service thereunder, including Notice 2007-49.

“Non-Employee Director” shall mean a director of the Company that is not also an employee of the Company, as defined in Rule 16b-3.

“Employee” shall mean any employee of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Shares, the fair market value determined in good faith by the Committee, which may be conclusively deemed by the Committee to be the closing sales price of a Share on the applicable date (or if there is no trading in the Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” shall mean an option granted under Section 6(a) of the Plan. Options granted under the Plan may constitute “incentive stock options” for purposes of Section 422 of the Code or nonqualified stock options that are not intended to satisfy the requirements of Section 422 of the Code.

“Other Stock-Based Award” shall mean an award granted pursuant to Section 6(g) of the Plan that is not otherwise specifically provided for, the value of which is based in whole or in part upon the value of a Share.

“Participant” shall mean any director, Employee or Consultant granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Objectives” means the objectives, if any, established annually by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described (i) in terms of

Company-wide objectives, (ii) in terms of objectives that are related to performance of a region, division, district, subsidiary, department or function within the Company or a subsidiary in which the Participant receiving the Award is employed or (iii) in individual or other terms, and which will relate to the period of time determined by the Committee. The Performance Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) net earnings; (ii) operating income; (iii) earnings before interest and taxes (“EBIT”); (iv) earnings before interest, taxes, depreciation, and amortization expenses (“EBITDA”); (v) earnings before taxes and unusual or nonrecurring items; (vi) net income before interest, income and franchise taxes, depreciation and amortization expenses, and any unusual or non-recurring non-cash expenses or income (“Company EBITDA”); (vii) revenue; (viii) return on investment; (ix) return on equity; (x) return on total capital; (xi) return on assets; (xii) total stockholder return; (xiii) return on capital employed in the business; (xiv) stock price performance; (xv) earnings per share growth; (xvi) cash flows; (xvii) proved oil and gas reserves; (xviii) oil and gas production; and (xix) expenses. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the Award. A Performance Objective need not be based on an increase or a positive result under a particular business criterion and may include, for example, maintaining the status quo or limiting economic losses.

“Person” shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to Section 6(e) of the Plan.

“Plan” shall mean the plan described in Section 1 of the Plan and set forth in this document, as amended from time to time.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Sections 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.0001 par value, and such other securities or property as may become the subject of Awards under the Plan.

Section 3. Administration.

(a) General. The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or the acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b) Committee Authority. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. No member of the Committee shall vote or act upon any matter relating solely to himself and grants of Awards to members of the Committee must be ratified by the Board. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

(c) Delegation. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

(d) Indemnification. No member of the Board or Committee or officer of the Company to whom the Committee has delegated authority shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and Committee and its designees shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be up to 7,500,000 Shares. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Awards will not reduce the number of Shares that may be issued pursuant to the Plan if the settlement of the Award will not require the issuance of Shares, as, for example, an Other Stock-Based Award that can be satisfied only by the payment of cash.

(b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares and shall be fully paid and nonassessable.

(c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award.

Section 5. Eligibility.

Any Employee, Non-Employee Director or Consultant shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6. Awards.

(a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price & Grant Date. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on such grant date. The grant date shall not be earlier than the date on which the Committee approves such grant.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (which may include the achievement of one or more Performance Objectives), and the method or methods by which, and the form or forms, in which payment of the exercise price with respect thereto may be made or deemed to have been made (which may include, without limitation, cash, check acceptable to the Company, Shares held for the period required to avoid a charge to the Company’s reported financial earnings and owned free and clear of any liens, claims, encumbrances or security interests, outstanding Awards, a “cashless” or “cashless- broker” exercise (through procedures approved by the Committee and the Company), other securities or other property, notes approved by the Committee, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price); provided, however, in order to exercise an Option, the Person or Persons entitled to exercise the Option shall deliver to the Company payment in full for the Shares being purchased and, unless other arrangements have been made with, or procedures have been established and approved by, the Committee for a cashless or cashless-broker exercise less any required withholding taxes.

(iii) Incentive Stock Options. The aggregate number of Shares with respect to Incentive Stock Options that may be granted under the Plan shall be up to 1,500,000 Shares. The terms of any Option granted under the Plan intended to be an incentive stock option shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive stock options may be granted only to employees of the Company and its parent corporation and subsidiary corporations, within the meaning of Section 424 of the Code. To the extent the aggregate Fair Market Value of the Shares (determined as of the date of grant) exercisable for the first time during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Shares in excess of $100,000 shall be classified as nonqualified stock options. No Option that is an incentive stock option shall be exercisable after the expiration of 10 years from its date of grant. Notwithstanding anything herein to the contrary, in no event shall any person owning stock possessing more than 10% of the total combined voting power of the Company and its Affiliates be granted an incentive stock option hereunder unless (1) the Option exercise price shall be at least 110% of the Fair Market Value of the Shares subject to such Option at the time the Option is granted and (2) the term during which such Option is exercisable does not exceed five years from its date of grant.

(iv) Limits. The maximum number of Options that may be granted to any Participant during any calendar year shall not exceed 500,000 Shares.

(b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted

Stock to be granted to each Participant, the duration of the Restricted Period during which, and the conditions, including Performance Objectives, if any, under which if not achieved, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(i) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested in additional shares of Common Stock, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion.

(ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant’s employment (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(h)(i).

(v) Limits. The maximum number of Shares of Restricted Stock that may be granted to any Participant during any calendar year shall not exceed 250,000 Shares.

(c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount (e.g., $100 per award unit) at the time of grant and confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such Performance Objectives during such performance periods as the Committee shall establish with respect to the Award.

(i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Objectives to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. In the case of any Performance Award granted to a Covered Person in any calendar year, Performance Objectives shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations issued thereunder (including Treasury Regulation Section 1.162-27 and any successor regulation thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of Performance Objectives is “substantially uncertain” at the time of grant. In addition, achievement of Performance Objectives in respect of Performance Awards shall be measured over a performance period of not less than six (6) months and not more than one year, as specified by the Committee. Performance Objectives in the case of any Performance Award granted to a Covered Person shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. Subject to Section 8, the Committee shall not exercise discretion to increase any amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code.

(ii) Payment of Performance Awards. Performance Awards, to the extent earned, shall be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum following the close of the performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made no later than the date that is 2 1/2 months after the end of the year in which the Performance Award is earned and vested under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. To the extent that settlement is to be made in Shares, the amount payable under a Performance Award shall be divided by the Fair Market Value per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash.

(iii) Limits. The maximum value of Performance Awards that may be granted to any Participant during any calendar year shall not exceed $2,000,000.

(d) Bonus Shares. The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant’s services to the Company. The maximum number of Bonus Shares that may be granted to any Participant during any calendar year shall not exceed 200,000 Shares.

(e) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(i) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including Performance Objectives, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(ii) Limits. The maximum number of Phantom Shares that may be granted to any Participant during any calendar year shall not exceed 500,000.

(f) Cash Awards. The Committee shall have the authority to determine the Participants to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Participant’s services to the Company or its Affiliates. If granted, a Cash Award shall be granted (simultaneously or subsequently) in tandem with another Award and shall entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award.

(g) Other Stock-Based Awards. The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, including the Performance Objectives, if any, applicable to such Award, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. The maximum number of Shares or value for which Other Stock-Based Awards may be granted to any Participant during any calendar year shall not exceed 250,000 Shares, if the Award is in Shares, or $2,000,000, if the Award is in dollars.

(h) General.

(i) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable as specified in the terms of the Award Agreement only by the Participant during the

Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company). Any such attempted or purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void, ineffective and unenforceable against the Company or any Affiliate, and shall give no right to the purported transferee, and shall at the sole discretion of the Committee result in the forfeiture of the Award with respect to the Award involved in such attempted or perpetual transfer or encumbrance.

(C) Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, (1) a nonqualified stock option may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish, and (2) an Award other than an Incentive Stock Option may be transferred pursuant to a qualified domestic relations order described in Section 414(p) of the Code.

(ii) Term of Awards. Subject to the terms of the Plan, the term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(iii) Share Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(iv) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(v) Delivery of Shares or other Securities upon Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company.

(vi) Section 409A Considerations. Notwithstanding any other provision of the Plan to the contrary, any Award shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that Code Section apply to the Award.

Section 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange or market on which the shares are traded and subject to Section 7(b) below, the Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person. Provided, however, no amendment to the Plan shall be made without the approval of the shareholders that would increase the total number of shares available for award under the Plan (except by operation of Section 4(c) of the Plan).

(b) Amendments to Awards. Subject to (d) below, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall reduce the benefit to Participant without the consent of such Participant. In no event shall the Committee, if not the Board, take action without the approval of the Board that constitutes a “repricing” of an Option for financial accounting purposes, and any Board-approved repricing shall be inoperative and ineffective unless and until approved by the stockholders.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to (d) below, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Unilateral Amendments. The Committee, in its sole discretion and without the consent of the Participant, may amend (i) any stock-based Award to reflect (1) a change in corporate capitalization, such as a stock split or dividend, (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), (3) any partial or complete corporate liquidation, or (4) a change in accounting rules required by the Financial Accounting Standards Board and (ii) any Award that is not intended to meet the requirements of the performance based compensation exception to Section 162(m) of the Code, to reflect a significant event that the Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award. With respect to an Award that is intended to qualify for the performance- based compensation exception to Section 162(m) of the Code, subject to Section 8, the Committee (i) shall not take any action that would disqualify such Award as performance based compensation and (ii) must first certify that the Performance Objectives, if applicable, have been achieved before the Award may be paid.

Section 8. Change in Control.

Notwithstanding any other provision of this Plan to the contrary and except as otherwise provided in the Award Agreement, in the event of a Change in Control of the Company, all such Awards shall become fully vested as of the date of such Change in Control of the Company (or such earlier time as set by the Committee), all restrictions, if any, with respect to such Awards shall lapse, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full (at the highest level). Unless the Company survives as an independent publicly traded company and unless otherwise determined by the Board in accordance with the immediately prior sentence, all Options outstanding at the time of the Change in Control shall terminate and the Optionee shall be paid, with respect to each Option, an amount in cash equal to the excess of the Fair Market Value of a Share over the Option’s exercise price, unless and except to the extent provision is made in writing in connection with such Change in Control event or transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor entity, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue as fully vested and immediately exercisable Options in the manner and under the terms so provided.

Section 9. General Provisions.

(a) No Rights to Awards. No director, Employee, Consultant or other Person shall have any claim to be granted any Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards, and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant shall have the right to direct the Company to satisfy the Company’s tax withholding obligation through the “constructive” tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or other service relationship at any time, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) Unfunded Plan. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund or funds. Neither the Plan nor any Award shall establish any kind of a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Substitute Awards. Awards may be granted from time to time in substitution for similar awards held by employees or directors of other corporations who become Employees or non-employee directors of the Company or its Affiliates as the result of a merger or consolidation of such director or employee’s employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of such director or employee’s employing corporation, or the acquisition by the Company or any Affiliate of the stock of such director or employee’s employing corporation. The terms and conditions of substitute Awards granted shall comport with the terms and conditions set forth in the Plan.

(j) Shareholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ agreement or repurchase agreement in such form as approved from time to time by the Board.

(k) Gender, Tense and Headings. Whenever the context requires, words of the masculine gender used herein shall include the feminine and neuter and words used in the singular shall include the plural. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(l) No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

(m) Section 162(m) Special Transition Rule. Should any class of Common Stock be registered under Section 12(g) of the Exchange Act, the Plan is intended to qualify for the transition relief provided under Treasury Regulation §1.162-27(f). Accordingly, all compensation realized by Participants in connection with Awards granted under the Plan within the reliance period described therein is intended to be exempt from the limitation on tax deductibility under Section 162(m) of the Code. For purposes of the Plan, the reliance period will expire on the earlier of (i) the expiration of the Plan, (ii) a “material modification” of the Plan (within the meaning of Treasury Regulation §1.162-27(h)(1)(iii)), (iii) the issuance of all Common Stock that has been allocated under the Plan, or (iv) the first meeting of stockholders of the Company at which non-employee directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Common Stock is first registered under Section 12(g) of the Exchange Act.

Section 10. Effective Date of the Plan.

The Plan shall be effective on the date the common stock of the Company is first traded on a national stock exchange.

Section 11. Term of the Plan.

No Award shall be granted under the Plan after the 10th anniversary of the earlier of the date this Plan is adopted by the Board or the date the Plan is approved by the stockholders of the Company. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Exhibit F

Chaparral Energy, Inc. Employment Agreements

Proposed Term Sheet

The following is a summary of the proposed terms of employment agreements to be entered into by Chaparral Energy, Inc. (“Company”) and select employees of the Company (collectively, the “Agreement(s)”).

1. Position and Duties. Individuals holding the following positions will be offered an employment agreement: Chairman, Chief Executive Officer, President, Executive Vice President and Senior Vice President (collectively, “Executive(s)”). The Agreements will specify which position the Executive holds and the duties associated with such position.

2. Term. The Agreements would all provide for the establishment of an initial three-year term that would automatically renew for an additional two years upon each anniversary date unless adequate notice is provided.

3. Current Compensation Terms. Generally, the compensation terms will be in accordance with terms paid by other similar sized peer public companies:

(a) Salary and Bonus. The Agreements would provide for a specified minimum annual salary and outline a target annual incentive bonus as a percentage of annual salary, commensurate with the position held by the Executive.

(b) Long Term Equity Incentives. The Agreements would provide for a specified annual equity incentive grant as a percentage of annual salary.

(c) Welfare Benefits. The Executives will be entitled to participate in and be covered under all of the welfare plans or programs maintained by the Company.

(d) Vacation/PTO. The Executives will receive vacation in accordance with the corporate approved vacation policy.

4. Place of Performance. The Executives will perform the services at the Company’s principal offices (John Catsimatidis will perform the services in the Company’s New York office).

5. Termination. An Executive’s employment could terminate prior to the end of the employment term for the following reasons: death, disability, Cause, Good Reason, without Cause or voluntarily.

(a) Definition of Cause. “Cause” will generally include:

(i) Conviction or plea of no contest to a felony;

(ii) Acts of dishonesty intended to result in personal enrichment at the expense of the Company;

(iii) Willful failure to follow orders within the reasonable scope of Executive’s duties, if not cured within thirty (30) days; or

(iv) Performance of acts materially detrimental to the Company.

(b) Definition of Good Reason. “Good Reason” generally includes:

(i) Material diminution in an Executive’s authority or duties;

(ii) Material reduction in base salary;

(iii) Failure to require a successor to assume the Agreement; or

(iv) Relocation of the Executive more than 50 miles from his present employment without consent.

6. Compensation Upon Termination.

(a) Without Cause or by Executive for Good Reason.

(i) Lump sum payment of earned but unpaid base salary and bonus, a pro rata share of the current year’s bonus, accrued vacation through the date of termination and an amount equal to the Executive’s then total annual base salary plus annual incentive bonus multiplied by the number associated with his/her position as shown in the table below;

Position	Multiple
Chairman, Chief Executive Officer, President	3
Executive Vice President	2.5
Senior Vice President	2

(ii) Continued medical benefits for a period of eighteen (18) months following the date of termination, unless the Executive becomes reemployed and is eligible for benefits under another employer-provided plan prior to then end of the 18 months;

(iii) Reimbursement for reasonable business expenses incurred, but not paid, prior to the date of termination; and

(iv) Any other compensation or benefits due under the terms of any plans or programs of the Company.

(b) For Cause or by Executive without Good Reason.

(i) Earned but unpaid base salary and bonus and accrued vacation through the date of termination;

(ii) Reimbursement for reasonable business expenses incurred, but not paid, prior to the date of termination; and

(iii) Any other compensation or benefits due under the terms of any plans or programs of the Company.

(c) Disability.

(i) Earned but unpaid base salary and bonus, a pro rata share of the current year’s bonus, accrued vacation through the date of termination and disability benefits pursuant to the Company’s disability programs;

(ii) Reimbursement for reasonable business expenses incurred, but not paid, prior to the date of termination; and

(iii) Any other compensation or benefits due under the terms of any plans or programs of the Company.

(d) Death. Executive’s beneficiary or estate will receive the Executive’s earned but unpaid base salary and bonus as of the date of death, a pro rata share of the current year’s bonus, accrued vacation, unreimbursed business expenses and amounts due under any plans or programs of the Company.

7. Release. In consideration for payments made under 6(a), an Executive will execute a general release which releases Company from claims relating to or arising out of his/her employment relationship.

8. Non-Solicitation. For the twelve (12) months following the date of termination, the Executives agrees not to solicit Company’s customers or solicit or hire any employee of Company.

9. Best Net Payment. If a reduction in an amount owed to the Executive under this Agreement would result in a larger after-tax payout to Executive than receiving the total amount owed because of the avoidance of excise taxes that would otherwise be imposed under IRC § 4999, then notwithstanding anything to the contrary herein, the amount paid to Executive will be reduced to the minimum extent necessary to accomplish such result.

10. Arbitration. Any disputes which arise under the Agreements will be settled by arbitration in Oklahoma City, Oklahoma for all Executives except for John Catsimatidis. Any disputes which arise under the Agreement with John Catsimatidis will be settled by arbitration in New York City, New York. Company will reimburse the Executive for all legal fees and expenses reasonably connected with regard to the dispute should the Executive prevail.

11. Agreements Binding on Successors. Company will require any successor to expressly assume and agree to perform the Agreements in the same manner and to the same extent as would have been required of Company had no succession occurred.

Exhibit G

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is effective as of,                      2009, by and among Chaparral Energy, Inc., a Delaware corporation and successor by merger to United Refining Energy Corp. (the “Company”), and (the “Indemnitee”).

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify certain of its Authorized Representatives (as defined below) of the Company to the fullest extent permitted by applicable law so that they will serve or continue to serve as such free from undue concern that they will not be adequately protected;

WHEREAS, the Indemnitee is willing to serve and continue to serve as an Authorized Representative on the condition that he be so indemnified; and

WHEREAS, to the extent permitted by law, this Agreement is a supplement to and in furtherance of the provisions of the certificate of incorporation (the “Certificate”) and bylaws of the Company (the “Bylaws”), in each case as amended from time to time, or resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder;

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

1. Services by the Indemnitee. The Indemnitee agrees to continue to serve at the request of the Company as an Authorized Representative. Notwithstanding the foregoing, the Indemnitee may at any time and for any reason resign from any such position.

2. Indemnification—General. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, the Indemnitee as provided in this Agreement and to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of the Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

3. Proceedings Other Than Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to or participant in any threatened, pending or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 3, the Company shall indemnify the Indemnitee against Expenses, judgments, penalties, fines and amounts paid in settlement (as and to the extent permitted hereunder) actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, if he also had no reasonable cause to believe his conduct was unlawful.

4. Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company shall indemnify the Indemnitee against Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which the Indemnitee shall have been adjudged to be liable to the Company or if applicable law prohibits such indemnification; provided, however, that if applicable law so permits, indemnification against Expenses shall nevertheless be made by the Company in such event if and to the extent that the court in which such Proceeding shall have been brought or is pending determines that in view of all the circumstances, the Indemnitee is reasonably and fairly entitled to such indemnification as such court deems proper.

5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

(a) To the extent that the Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the Indemnitee is not wholly successful in the defense of any Proceeding but is successful, on the merits or otherwise, as to one or more but less than all of the claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each such claim, issue or matter as to which the Indemnitee is successful, on the merits or otherwise. For purposes of this Section 5(a), the term “successful, on the merits or otherwise,” shall include, but shall not be limited to, (i) the termination of any claim, issue or matter in a Proceeding by withdrawal or dismissal, with or without prejudice, (ii) the termination of any claim, issue or matter in a Proceeding by any other means without any express finding of liability or guilt against the Indemnitee, with or without prejudice, (iii) the expiration of 120 days after the making of a claim or threat of a Proceeding without the institution of the same and without any promise or payment made to induce a settlement or (iv) the settlement of any claim, issue or matter in a Proceeding pursuant to which the Indemnitee pays less than $100,000. The provisions of this Section 5(a) are subject to Section 5(b) below.

(b) In no event shall the Indemnitee be entitled to indemnification under Section 5(a) above with respect to a claim, issue or matter to the extent (i) applicable law prohibits such indemnification, or (ii) an admission is made by the Indemnitee in writing to the Company or in such Proceeding or a final, nonappealable determination is made in such Proceeding that the standard of conduct required for indemnification under this Agreement has not been met with respect to such claim, issue or matter.

6. Indemnification for Expenses as a Witness. Notwithstanding any provisions herein to the contrary, to the extent that the Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.

7. Advancement of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding described herein within 10 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after the final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by or on behalf of the Indemnitee. The Indemnitee hereby expressly undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a final, non-appealable adjudication or arbitration decision that the Indemnitee is not entitled to be indemnified against such Expenses. All amounts advanced to the Indemnitee by the Company pursuant to this Section 7 shall be without interest. The Company shall make all advances pursuant to this Section 7 without regard to the financial ability of the Indemnitee to make repayment, without bond or other security and without regard to the prospect of whether the Indemnitee may ultimately be found to be entitled to indemnification under the provisions of this Agreement. Any required reimbursement of Expenses by the Indemnitee shall be made by the Indemnitee to the Company within 10 days following the entry of the final, non-appealable adjudication or arbitration decision pursuant to which it is determined that the Indemnitee is not entitled to be indemnified against such Expenses.

8. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request therefor, along with such documentation and information as is reasonably available to the

Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(b) Upon written request by the Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made in the specific case: (i) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined); or (ii) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel (as hereinafter defined), as selected pursuant to Section 8(d), in a written opinion to the Board (which opinion may be a “more likely than not” opinion), a copy of which shall be delivered to the Indemnitee. If it is so determined that the Indemnitee is entitled to indemnification, the Company shall make payment to the Indemnitee within 10 days after such determination. The Indemnitee shall cooperate with the Person or Persons making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such Person or Persons upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Subject to the provisions of Section 10 hereof, any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the Person or Persons making such determination shall be borne by the Company, and the Company hereby agrees to indemnify and hold the Indemnitee harmless therefrom.

(c) Notwithstanding the foregoing, if a Change of Control has occurred, the Indemnitee may require a determination with respect to the Indemnitee’s entitlement to indemnification to be made by Independent Counsel, as selected pursuant to Section 8(d), in a written opinion to the Board (which opinion may be a “more likely than not” opinion), a copy of which shall be delivered to the Indemnitee.

(d) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) or (c) hereof, the Independent Counsel shall be selected as provided in this Section 8(d). If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board (including a vote of a majority of the Disinterested Directors if obtainable), and the Company shall give written notice to the Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change of Control shall have occurred, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and approved by the Company (which approval shall not be unreasonably withheld). If (i) an Independent Counsel is to make the determination of entitlement pursuant to Section 8(b) or (c) hereof, and (ii) within 20 days after submission by the Indemnitee of a written request for indemnification pursuant to Section 8(a) hereof, no Independent Counsel shall have been selected, either the Company or the Indemnitee may petition the appropriate court of the State (as hereafter defined) or other court of competent jurisdiction for the appointment as Independent Counsel of a Person selected by such court or by such other Person as such court shall designate. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8(b) or (c) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 8(d), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 10(a)(iv) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

9. Presumptions and Effect of Certain Proceedings; Construction of Certain Phrases.

(a) In making a determination with respect to whether the Indemnitee is entitled to indemnification hereunder, the reviewing party making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement if the Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(b) Subject to the terms of Section 15 below, the termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

(c) For purposes of any determination of the Indemnitee’s entitlement to indemnification under this Agreement or otherwise, the Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal Proceeding, to have also had no reasonable cause to believe his conduct was unlawful, if the Indemnitee’s action is based on the records or books of account of the Company or another enterprise, including financial statements, or on information supplied to the Indemnitee by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal or financial counsel for the Company or the Board (or any committee thereof) or for another enterprise or its board of directors (or any committee thereof), or on information or records given or reports made by an independent certified public accountant or by an appraiser or other expert selected by the Company or the Board (or any committee thereof) or by another enterprise or its board of directors (or any committee thereof). For purposes of this Section 9(c), the term “another enterprise” means any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent. The provisions of this Section 9(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failure to act, of any other director, trustee, partner, managing member, fiduciary, officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 9(c) are satisfied, it shall in any event be presumed that the Indemnitee has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal Proceeding, that he also had no reasonable cause to believe his conduct was unlawful. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(d) For purposes of this Agreement, references to “fines” shall include any excise taxes assessed on the Indemnitee with respect to an employee benefit plan; references to “serving at the request of the Company” shall include, but shall not be limited to, any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, the Indemnitee with respect to an employee benefit plan, its participants or its beneficiaries; and if the Indemnitee has acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, he shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as used in this Agreement. The provisions of this Section 9(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

10. Remedies of the Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 8 of this Agreement that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) the determination of entitlement to indemnification is to be made by the Board pursuant to Section 8(b) of this Agreement and such determination shall not have been made and delivered to the Indemnitee in writing within twenty (20) days after receipt by the Company of the request for indemnification, (iv) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) or (c) of this Agreement and such determination shall not have been made in a written opinion to the Board and a copy delivered to the Indemnitee within forty-five (45) days after receipt by the Company of the request for indemnification, (v) payment of indemnification is not made pursuant to Section 6 of this Agreement within 10 days after receipt by the Company of a written request therefor or (vi) payment of indemnification is not made within 10 days after a determination has been made that the Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 8 or 9 of this Agreement, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of his entitlement to such indemnification or advancement of Expenses. Alternatively, the Indemnitee, at his sole option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Indemnitee shall commence such Proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which the Indemnitee first has the right to commence such Proceeding pursuant to this Section 10(a); provided, however, that the foregoing clause shall not apply in respect of a Proceeding brought by the Indemnitee to enforce his rights under Section 5 of this Agreement.

(b) In the event that a determination is made pursuant to Section 8 of this Agreement that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial or a de novo arbitration (as applicable) on the merits, and the Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 10, the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification, and the Company shall be precluded from referring to or offering into evidence a determination made pursuant to Section 8 of this Agreement that is adverse to the Indemnitee’s right to indemnification. If the Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 10, the Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 7 until a final determination is made with respect to the Indemnitee’s entitlement to indemnification (as to which rights of appeal have been exhausted or lapsed).

(c) If a determination is made or deemed to have been made pursuant to Section 8 or 9 of this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent (i) a misstatement by the Indemnitee of a material fact, or an omission by the Indemnitee of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(e) In the event that the Indemnitee, pursuant to this Section 10, seeks a judicial adjudication or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration, unless the court or arbitrator determines that each of the Indemnitee’s claims in such Proceeding were made in bad faith or were frivolous. In the event that a Proceeding is commenced by or in the right of the Company against the Indemnitee to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such Proceeding (including with respect to any counter-claims or cross-claims made by the Indemnitee against the Company in such Proceeding), unless the court or arbitrator determines that each of the Indemnitee’s material defenses in such Proceeding were made in bad faith or were frivolous.

(f) Any judicial adjudication or arbitration determined under this Section 10 shall be final and binding on the parties.

11. Defense of Certain Proceedings. In the event the Company shall be obligated under this Agreement to pay Expenses incurred in connection with any Proceeding against the Indemnitee in which the Company is a co-defendant with the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Indemnitee shall nevertheless be entitled to employ or continue to employ his own counsel in such Proceeding. Employment of such counsel by the Indemnitee shall be at the cost and expense of the Company unless and until the Company shall have demonstrated to the reasonable satisfaction of the Indemnitee and the Indemnitee’s counsel that there is complete identity of issues and defenses and no conflict of interest between the Company and the Indemnitee in such Proceeding, after which time further employment of such counsel by the Indemnitee shall be at the cost and expense of the Indemnitee. In all events, if the Company shall not, in fact, have timely employed counsel to assume the defense of such Proceeding, then the fees and Expenses of the Indemnitee’s counsel shall be at the cost and expense of the Company.

12. Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by the Indemnitee against:

(a) the Company, except for (i) any claim or Proceeding in respect of this Agreement and/or the Indemnitee’s rights hereunder, (ii) any claim or Proceeding to establish or enforce a right to indemnification under any statute or law and (iii) any counter-claim or cross-claim brought or made by him against the Company in any Proceeding brought by or in the right of the Company against him; or

(b) any other Person, except for Proceedings or claims approved by the Board.

13. Contribution.

(a) If, with respect to any Proceeding, the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to the Indemnitee for any reason other than that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to a criminal Proceeding, that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Company shall contribute to the amount of Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein in such proportion as is appropriate to reflect the relative benefits received by the Indemnitee and the relative fault of the Indemnitee versus the other defendants or participants in connection with the action or inaction which resulted in such Expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equitable considerations.

(b) The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata or per capita allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 13(a) above.

(c) No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

14. Officer and Director Liability Insurance.

(a) The Company shall use commercially reasonable efforts to obtain and maintain in effect during the entire period for which the Company is obligated to indemnify the Indemnitee under this Agreement, one or more policies of insurance with reputable insurance companies to provide the directors and officers of the

Company with coverage for losses from wrongful acts and omissions and to ensure the Company’s performance of its indemnification obligations under this Agreement. In all such insurance policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that the Indemnitee is covered by such insurance maintained by a subsidiary or parent of the Company.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors or officers of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise which the Indemnitee serves at the request of the Company, the Indemnitee shall be named as an insured under and shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for the most favorably insured director or officer under such policy or policies.

(c) In the event that the Company is a named insured under any policy or policies of insurance referenced in either Section 14(a) or (b) above, the Company hereby covenants and agrees that it will not settle any claims or Proceedings that may be covered by such policy or policies of insurance and in which the Indemnitee has or may incur Expenses, judgments, penalties, fines or amounts paid in settlement without the prior written consent of the Indemnitee (not to be unreasonably withheld).

15. Security. In the event the Indemnitee reasonably believes that the Company has insufficient insurance coverage to meet its obligations to the Indemnitee under this Agreement, and at the request of the Indemnitee, the Company shall provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank letter of credit, funded trust or other similar collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee, which consent may be granted or withheld at the Indemnitee’s sole and absolute discretion.

16. Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, which consent shall not be unreasonably withheld.

17. Duration of Agreement. This Agreement shall be unaffected by the termination of the Corporate Status of the Indemnitee and shall continue for so long as the Indemnitee may have any liability or potential liability by virtue of his Corporate Status, including, without limitation, the final termination of all pending Proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by the Indemnitee pursuant to Section 10 of this Agreement relating thereto, whether or not he is acting or serving in such capacity at the time any liability or Expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the successors of the Company (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company). Indemnification hereunder shall be a personal right, and the Company shall have no liability under this Agreement to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession, or by any other means, to the claim of any person to indemnification hereunder.

18. Remedies of the Company. The Company hereby covenants and agrees to submit any and all disputes relating to this Agreement that the parties are unable to resolve between themselves to binding arbitration pursuant to the rules of the American Arbitration Association and waives all rights to judicial adjudication of any matter or dispute relating to this Agreement except where judicial adjudication is requested or required by the Indemnitee.

19. Covenant Not to Sue, Limitation of Actions and Release of Claims. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company (or any of its subsidiaries) against the

Indemnitee, his spouse, heirs, executors, personal representatives or administrators after the expiration of two (2) years from the date of the cause of action (or, in the event such cause of action is not readily discernable, two (2) years after discovery of such cause of action by the Company using reasonable diligence), and any claim or cause of action of the Company (or any of its subsidiaries) shall be extinguished and deemed released unless asserted by filing of a legal action within such two-year period; provided, however, that the foregoing shall not apply to any action or cause of action brought or asserted by the Company pursuant to or in respect of this Agreement and shall not constitute a waiver or release of any of the Company’s rights under this Agreement.

20. Limitation of Liability. Notwithstanding any other provision of this Agreement, neither party shall have any liability to the other for, and neither party shall be entitled to recover from the other, any consequential, special, punitive, multiple or exemplary damages as a result of a breach of this Agreement.

21. Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

22. No Multiple Recovery. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

23. Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, by contract or otherwise.

(b) “Authorized Representative” means (i) a director, officer, employee, agent or fiduciary of the Company or any Affiliate and (ii) a person serving at the request of the Company or any Affiliate as a director, officer, employee, fiduciary or other representative of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” shall mean a change in control of the Company occurring after the date of this Agreement of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement. Without limiting the foregoing, such a Change of Control shall be deemed to have occurred if, after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company.

(e) “Company” means Chaparral Energy, Inc., a Delaware corporation.

(f) “Corporate Status” describes the status of an individual who is or was an officer, director, employee or agent of the Company or any of the Company’s Affiliates, or is or was serving at the request of the Company or any of its Affiliates as an officer, director, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

(g) “Disinterested Director” means a director of the Company who is not and was not a party to, or otherwise involved in, the Proceeding for which indemnification is sought by the Indemnitee.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

(j) “Independent Counsel” means a law firm or a member of a law firm that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(k) “Person” means a natural person, firm, partnership, joint venture, association, corporation, company, limited liability company, trust, business trust, estate or other entity.

(l) “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative.

(m) “State” means the State of Oklahoma.

24. Non-Exclusivity. The Indemnitee’s rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Certificate, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise.

25. Remedies Not Exclusive. No right or remedy herein conferred upon the Indemnitee is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative of and in addition to the rights and remedies given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy of the Indemnitee hereunder or otherwise shall not be deemed an election of remedies on the part of the Indemnitee and shall not prevent the concurrent assertion or employment of any other right or remedy by the Indemnitee.

26. Changes in Law. In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, expands or otherwise increases the right or ability of a Delaware corporation to indemnify a member of its board of directors or an officer, the Indemnitee shall, by this Agreement, enjoy the greater benefits so afforded by such change. In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, narrows or otherwise reduces the right or ability of a Delaware corporation to indemnify a member of its board of directors or an officer, such change shall have no effect on this Agreement or any of the Indemnitee’s rights hereunder, except and only to the extent required by law.

27. Interpretation of Agreement. The Company and the Indemnitee acknowledge and agree that it is their intention that this Agreement be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

28. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

29. Governing Law; Jurisdiction and Venue; Specific Performance.

(a) The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) ANY “ACTION OR PROCEEDING” (AS SUCH TERM IS DEFINED BELOW) ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE FILED IN AND LITIGATED OR ARBITRATED SOLELY BEFORE THE COURTS LOCATED IN OR ARBITRATORS SITTING IN THE COUNTY IN THE STATE OF RESIDENCE OF THE INDEMNITEE, AND EACH PARTY TO THIS AGREEMENT: (i) GENERALLY AND UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND ARBITRATORS AND VENUE THEREIN, AND WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY DEFENSE OR OBJECTION TO SUCH JURISDICTION AND VENUE BASED UPON THE DOCTRINE OF “FORUM NON CONVENIENS;” AND (ii) GENERALLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY DELIVERY OF CERTIFIED OR REGISTERED MAILING OF THE SUMMONS AND COMPLAINT IN ACCORDANCE WITH THE NOTICE PROVISIONS OF THIS AGREEMENT. FOR PURPOSES OF THIS SECTION, THE TERM “ACTION OR PROCEEDING” IS DEFINED AS ANY AND ALL CLAIMS, SUITS, ACTIONS, HEARINGS, ARBITRATIONS OR OTHER SIMILAR PROCEEDINGS, INCLUDING APPEALS AND PETITIONS THEREFROM, WHETHER FORMAL OR INFORMAL, GOVERNMENTAL OR NON-GOVERNMENTAL, OR CIVIL OR CRIMINAL. THE FOREGOING CONSENT TO JURISDICTION SHALL NOT CONSTITUTE GENERAL CONSENT TO SERVICE OF PROCESS IN THE STATE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE, AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES TO THIS AGREEMENT.

(c) The Company acknowledges that the Indemnitee may, as a result of the Company’s breach of its covenants and obligations under this Agreement, sustain immediate and long-term substantial and irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Consequently, the Company agrees that the Indemnitee shall be entitled, in the event of the Company’s breach or threatened breach of its covenants and obligations hereunder, to obtain equitable relief from a court of competent jurisdiction, including enforcement of each provision of this Agreement by specific performance and/or temporary, preliminary and/or permanent injunctions enforcing any of the Indemnitee’s rights, requiring performance by the Company, or enjoining any breach by the Company, all without proof of any actual damages that have been or may be caused to the Indemnitee by such breach or threatened breach and without the posting of bond or other security in connection therewith. The Company waives the claim or defense therein that the Indemnitee has an adequate remedy at law, and the Company shall not allege or otherwise assert the legal position that any such remedy at law exists.

30. Nondisclosure of Payments. Except as expressly required by Federal securities laws, the Company shall not disclose any payments under this Agreement without the prior written consent of the Indemnitee (not to be unreasonably withheld). Any payments to the Indemnitee that must be disclosed shall, unless otherwise required by law, be described only in the Company proxy or information statements relating to special and/or annual meetings of the Company’s shareholders, and the Company shall afford the Indemnitee a reasonable opportunity to review all such disclosures and, if requested by the Indemnitee, to explain in such statement any mitigating circumstances regarding the events reported.

31. Notice by the Indemnitee. The Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

32. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and received for by the party to whom said notice or other communication shall have been directed, or (b) mailed by U.S. certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed: (i) if to the Company: Chaparral Energy, Inc., 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114, Attention: General Counsel; and (ii) if to any other party hereto, including the Indemnitee, to the address of such party set forth on the signature page hereof; or to such other address as may have been furnished by any party to the other(s), in accordance with this Section 31.

33. Modification and Waiver. No supplement, modification or amendment of this Agreement or any provision hereof shall limit or restrict in any way any right of the Indemnitee under this Agreement with respect to any action taken or omitted by the Indemnitee in his Corporate Status prior to such supplement, modification or amendment. No supplement, modification or amendment of this Agreement or any provision hereof shall be binding unless executed in writing by both of the Company and the Indemnitee. No waiver of any provision of this Agreement shall be deemed or shall constitute a wavier of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

34. Headings. The headings of the Sections or paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

35. Gender. Use of the masculine pronoun in this Agreement shall be deemed to include usage of the feminine pronoun where appropriate.

36. Identical Counterparts. This Agreement may be executed in one or more counterparts (whether by original, photocopy or facsimile signature), each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart executed by the party against whom enforcement is sought must be produced to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

ATTEST:	CHAPARRAL ENERGY, INC.
By:	By:
Name:	Name:
Title:	Title:

INDEMNITEE

[NAME]
c/o Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114

Exhibit H

AMENDED AND RESTATED

BYLAWS

OF

CHAPARRAL ENERGY, INC.

(AS OF                     , 2009)

PREAMBLE

These Amended and Restated Bylaws (“Bylaws”) are subject to, and governed by, the General Corporation Law of the State of Delaware (“DGCL”) and the Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”, such term to include the resolutions of the Board of Directors of the Corporation creating any series of preferred stock, par value $0.0001 per share, of the Corporation). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL and the Certificate of Incorporation, as the case may be, will be controlling.

Article I

Offices and Records

Section 1.1. Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

Section 1.2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.3. Books and Records. The books and records of the Corporation may be kept at the Corporation’s principal office in Oklahoma City, Oklahoma or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.

Article II

Meetings of Stockholders

Section 2.1. Annual Meetings. An annual meeting of the Corporation’s stockholders (the “Stockholders”) shall be held each calendar year for the purposes of (i) electing directors as provided in Article III and (ii) transacting such other business as may properly be brought before the meeting. Each annual meeting shall be held on such date (no later than 13 months after the date of the last annual meeting of Stockholders) and at such time as shall be designated by the Board of Directors and stated in the notice or waivers of notice of such meeting.

Section 2.2. Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, may be fixed at any time by the Chairman of the Board (if any) or the Chief Executive Officer and shall be called by the Secretary within ten (10) days after the written request, or by resolution adopted by the affirmative vote, of a majority of the total number of directors then in office, which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. Except as provided by applicable law, these Bylaws or the Certificate of Incorporation, Stockholders shall not be entitled to call a special meeting of Stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.

Section 2.3. Place of Meetings. The Board of Directors may designate the place of meeting (either within or without the State of Delaware) for any meeting of Stockholders. If no designation is made by the Board of Directors, the place of meeting shall be held at the principal executive office of the Corporation. In addition, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by these Bylaws.

Section 2.4. Notice of Meetings.

(a) Written notice of each meeting of Stockholders shall be delivered to each Stockholder of record entitled to vote thereat, which notice shall (i) state the place, if any, date and time of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at any such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and (ii) be given not less than 10 nor more than 60 days before the date of the meeting.

(b) Each notice of a meeting of Stockholders shall be given as provided in Section 9.1, except that if no address appears on the Corporation’s books or stock transfer records with respect to any Stockholder, notice to such Stockholder shall be deemed to have been given if sent by first-class mail or telecommunication to the Corporation’s principal executive office or if published at least once in a newspaper of general circulation in the county where such principal executive office is located.

(c) If any notice addressed to a Stockholder at the address of such Stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Stockholder at such address, all further notices to such Stockholder at such address shall be deemed to have been duly given without further mailing if the same shall be available to such Stockholder upon written demand of such Stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice.

(d) Any previously scheduled meeting of the Stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting.

Section 2.5. Voting List. At least 10 days before each meeting of Stockholders, the Secretary or other officer or agent of the Corporation who has charge of the Corporation’s stock ledger shall prepare a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order and showing, with respect to each Stockholder, his address and the number of shares registered in his name. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the list is made available on an electronic network, then the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. If the meeting is to held at a place, the list shall be produced and kept at the time of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonable accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to who are the Stockholders entitled to examine any list required by this Section 2.5 or to vote in person or by proxy at any meeting of Stockholders and the number of shares held by them.

Section 2.6. Quorum and Adjournment. The holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at any meeting of Stockholders, except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is present at any meeting of Stockholders, such quorum shall not be broken by the withdrawal of enough Stockholders to leave less than a quorum and the Stockholders may continue to transact business until adjournment, provided that any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. If a quorum shall not be present at any meeting of Stockholders, the holders of a majority of the voting stock represented at such meeting or, if no Stockholder entitled to vote is present at such meeting, any officer of the Corporation may adjourn such meeting from time to time until a quorum shall be present. Notwithstanding anything in these Bylaws to the contrary, the chairman of any meeting of Stockholders shall have the right, acting in his sole discretion, to adjourn such meeting from time to time.

Section 2.7. Adjourned Meetings. When a meeting of Stockholders is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if an adjournment is for more than 30 days or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote thereat. At any adjourned meeting at which a quorum shall be present in person or by proxy, the Stockholders entitled to vote thereat may transact any business which might have been transacted at the meeting as originally noticed.

Section 2.8. Voting.

(a) Election of directors at all meetings of Stockholders shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can determined that electronic transmission was authorized by the Stockholder or proxy holder. Except as otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the Stockholders at any meeting shall be decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote on the subject matter. Except as otherwise provided in the Certificate of Incorporation or by applicable law, (i) no Stockholder shall have any right of cumulative voting and (ii) each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.

(b) Shares standing in the name of another corporation (whether domestic or foreign) may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor, personal representative or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardianship, conservatorship or trust may be voted by the appropriate fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgee (or his proxy) may represent the stock and vote thereon.

(c) If shares or other securities having voting power stand of record in the name of two or more persons (whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise) or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(i) if only one votes, his act binds all;

(ii) if more than one votes, the act of the majority so voting binds all; and

(iii) if more than one votes but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately or any person voting the shares, or a beneficiary, (if any) may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority such persons and the person so appointed by the court.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of the paragraph (c) shall be a majority or even-split in interest.

Section 2.9. Proxies.

(a) At any meeting of Stockholders, each Stockholder having the right to vote thereat may be represented and vote either in person or by proxy executed in writing by such Stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation at or before the beginning of each meeting at which such proxy is to be voted. Unless otherwise provided therein, no proxy shall be valid after three years from the date of its execution. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by applicable law.

(b) A proxy shall be deemed signed if the Stockholder’s name is placed on the proxy (whether by manual signature, telegraphic transmission or otherwise) by the Stockholder or his attorney-in-fact. In the event any proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting (or, if only one shall be present, then that one) shall have and may exercise all the powers conferred by the proxy upon all the persons so designated unless the proxy shall otherwise provide.

(c) Except as otherwise provided by applicable law, by the Certificate of Incorporation or by these Bylaws, the Board of Directors may, in advance of any meeting of Stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies (and the validation of same) which may be voted at such meeting.

Section 2.10. Record Date. For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders (or any adjournment thereof) or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 nor less than 10 days prior to the date of such meeting nor more than 60 days prior to any other action. If no record date is fixed, (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (ii) the record date for determining Stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.11. Conduct of Meetings; Agenda.

(a) Meetings of the Stockholders shall be presided over by the officer of the Corporation whose duties under these Bylaws require him to do so; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, such meeting shall be presided over by a chairman to be chosen by a majority of the voting power of the shares entitled to vote at the meeting who are present in person or by proxy. At each meeting of Stockholders, the officer of the Corporation whose duties under these Bylaws require him to do so shall act as secretary of the meeting; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, the chairman of such meeting shall appoint a secretary. The order of business at each meeting of Stockholders shall be as determined by the chairman of the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him in order.

(b) The Board of Directors may, in advance of any meeting of Stockholders, adopt an agenda for such meeting, adherence to which the chairman of the meeting may enforce.

Section 2.12. Inspectors of Election; Opening and Closing of Polls.

(a) Before any meeting of Stockholders, the Board of Directors may, and if required by law shall, appoint one or more persons to act as inspectors of election at such meeting or any adjournment thereof. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint a substitute inspector. If no inspectors are appointed by the Board of Directors, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint one or more inspectors at the meeting. Notwithstanding the foregoing, inspectors shall be appointed consistent with the mandatory provisions of Section 231 of the DGCL.

(b) Inspectors may include individuals who serve the Corporation in other capacities (including as officers, employees, agents or representatives); provided, however, that no director or candidate for the office of director shall act as an inspector. Inspectors need not be Stockholders.

(c) The inspectors shall (i) determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and (ii) receive votes or ballots, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes and ballots, determine the results and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have such other duties as may be prescribed by Section 231 of the DGCL.

(d) The chairman of the meeting may, and if required by the DGCL shall, fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting.

Section 2.13. Procedures for Bringing Business before Annual Meetings.

(a) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of Stockholders except in accordance with the procedures hereinafter set forth in this Section 2.13; provided, however, that nothing in this Section 2.13 shall be deemed to preclude discussion by any Stockholder of any business properly brought before any annual meeting of Stockholders in accordance with such procedures.

(b) At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than business relating to any nomination of directors, which is governed by Section 3.6) must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of the chairman of the meeting or Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by a Stockholder of record entitled to vote in the election of directors generally, in compliance with the provisions of this Section 2.13 and a proper subject to be brought before such meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Stockholder (other than business relating to any nomination of directors, which is governed by Section 3.6), the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any Stockholder’s notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting, and no business may be brought before such adjourned meeting by any Stockholder unless timely notice of such business was given to the Secretary of the Corporation for the meeting as originally noticed. In no event shall the public disclosure of an adjournment of an annual meeting of Stockholders constitute a new time period for the giving of a Stockholder’s notice as described above.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above other than a proposed nomination of any person for election or reelection as a director (which is addressed in Section 3.6) shall set forth, as to each matter the Stockholder proposes to bring before the annual meeting: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the annual meeting; (ii) any material interest of the Stockholder in such business; (iii) the name, principal occupation and record address of the Stockholder; (iv) the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder; (v) the dates upon which the Stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership; and (vi) such other matters as may be required by the Certificate of Incorporation.

(d) The foregoing right of a Stockholder to propose business for consideration at an annual meeting of Stockholders shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation. Nothing in this Section 2.13 shall entitle any Stockholder to propose business for consideration at any special meeting of Stockholders.

(e) The chairman of any meeting of Stockholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

(f) Notwithstanding any other provision of these Bylaws, the Corporation shall be under no obligation to include any Stockholder proposal in its proxy statement or otherwise present any such proposal to Stockholders at a meeting of Stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement to Stockholders any Stockholder proposal not required to be included in its proxy statement to Stockholders in accordance with the Exchange Act and such rules or regulations.

(g) Nothing in this Section 2.13 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(h) Reference is made to Section 3.6 for procedures relating to the nomination of any person for election or reelection as a director of the Corporation.

Article III

Board of Directors — Powers, Number, Nominations,

Resignations, Removal, Vacancies and Compensation

Section 3.1. Management. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

Section 3.2. Number. The number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) nor more than thirteen (13) directors, subject, however, to increases above thirteen (13) members as may be required in order to permit the holders of any series of preferred stock issued by the Corporation to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the Board of Directors to exceed thirteen (13) without the affirmative vote of 66-2/3% of the members of the entire Board of Directors.

Section 3.3. Qualification. A director need not be a Stockholder or a resident of the State of Delaware. Each director must have attained twenty-one (21) years of age.

Section 3.4. Classes of Directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

Section 3.5. Election; Term of Office.

(a) Subject to the Certificate of Incorporation and Sections 3.9 and 3.10 of these Bylaws, each director elected at an annual meeting of Stockholders to succeed a director whose term is expiring shall hold office until the third annual meeting of Stockholders after his election or until his successor is elected and qualified or until his earlier death, resignation or removal; provided, however, the term of office of directors initially appointed to Class I shall expire at the annual meeting of Stockholders in 2009, the term of office of directors initially appointed to Class II shall expire at the annual meeting of Stockholders in 2010 and the term of office of directors initially appointed to Class III shall expire at the annual meeting of Stockholders in 2011. Notwithstanding anything in these Bylaws to the contrary, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting, separately by class or series, to elect directors at an annual meeting or the election, term or office, filling of vacancies and other features of such directorships shall be governed by the Certificate of Incorporation applicable thereto.

(b) Directors shall be elected by Stockholders only at annual meetings of Stockholders, except that if any such annual meeting is not held or if any director to be elected thereat is not elected, such director may be elected at any special meeting of Stockholders held for that purpose.

(c) No decrease in the number of directors constituting the number of directors then in office shall have the effect of shortening the term of any incumbent director.

Section 3.6. Nominations.

(a) Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures hereinafter set forth in this Section 3.6 shall be eligible for election as directors of the Corporation.

(b) Nominations of persons for election to the Board of Directors at a meeting of Stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any Stockholder entitled to vote for the election of directors at the meeting who satisfies the eligibility requirements (if any) set forth in the Certificate of Incorporation and who complies with the notice procedures set forth in this Section 3.6 and in the Certificate of Incorporation; provided, however, Stockholders may not nominate persons for election to the Board of Directors at any special meeting of Stockholders unless the business to be transacted at such special meeting, as set forth in the notice of such meeting, includes the election of directors. Nominations by Stockholders shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Stockholder’s notice given in the context of an annual meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. To be timely, a Stockholder’s notice given in the context of a special meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not earlier than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. For purposes of the foregoing, “public announcement” means the disclosure in a press release reported by the PR Newswire, Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting and no nominations by a Stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally noticed.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above shall set forth the following information, in addition to any other information or matters required by the Certificate of Incorporation:

(i) as to each person whom the Stockholder proposes to nominate for election or re-election as a director, (A) the exact name of such person, (B) such person’s age, principal occupation, business address and telephone number and residence address and telephone number, (C) the number of shares (if any) of each class of stock of the Corporation owned directly or indirectly by such person and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);

(ii) as to the Stockholder giving the notice, (A) his name and address, as they appear on the Corporation’s books, (B) his principal occupation, business address and telephone number and residence address and telephone number, (C) the class and number of shares of the Corporation which are held of record or beneficially owned by him and (D) the dates upon which he acquired such shares of stock and documentary support for any claims of beneficial ownership; and

(iii) a description of all arrangements or understandings between the Stockholder giving the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Stockholder.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a Stockholder’s notice of nomination which pertains to the nominee.

(d) The foregoing right of a Stockholder to nominate a person for election or reelection to the Board of Directors shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

(e) Nothing in this Section 3.6 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(f) The chairman of a meeting of Stockholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.6 and, if any nomination is not in compliance with this Section 3.6, to declare that such defective nomination shall be disregarded.

Section 3.7. Resignations. Any director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, excluding those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 3.8. Removal. No director may be removed before the expiration of his term of office except for cause and then only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding Voting Stock, voting together as a single class. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the Stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66 2/3% of the number of directors then in office. Notwithstanding the foregoing, whenever the holders of any class or series of preferred stock are entitled to elect one or more directors by the Certificate of Incorporation, the holders of such class or series may remove such director(s) with or without cause before the expiration of his term of office by the affirmative vote of holders of not less than a majority of all outstanding shares of such class or series of preferred stock.

Section 3.9. Vacancies.

(a) In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy may be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director. The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

(b) Any newly created directorship resulting from any increase in the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies may be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

(c) Except as expressly provided in these Bylaws or the Certificate of Incorporation or as otherwise provided by law, Stockholders shall not have any right to fill vacancies on the Board of Directors, including newly created directorships.

(d) If, as a result of a disaster or emergency (as determined in good faith by the then remaining directors), it becomes impossible to ascertain whether or not vacancies exist on the Board of Directors and a person is or persons are elected by the directors, who in good faith believe themselves to be a majority of the remaining directors, or the sole remaining director, to fill a vacancy or vacancies that such remaining directors in good faith believe exists, then the acts of such person or persons who are so elected as directors shall be valid and binding upon the Corporation, although it may subsequently develop that at the time of the election (i) there was in fact no vacancy or vacancies existing on the Board of Directors or (ii) the directors, or the sole remaining director, who so elected such person or persons did not in fact constitute a majority of the remaining directors.

Section 3.10. Subject to Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article III, if the resolutions of the Board of Directors creating any series of preferred stock of the Corporation entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article III.

Section 3.11. Compensation. The Board of Directors shall have the authority to fix, and from time to time to change, the compensation of directors. Each director shall be entitled to reimbursement from the Corporation for his reasonable expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and meetings of the Stockholders. Nothing contained in these Bylaws shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending such meetings.

Article IV

Board of Directors — Meetings and Actions

Section 4.1. Place of Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the Corporation, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

Section 4.2. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. Except as otherwise provided by applicable law, any business may be transacted at any regular meeting of the Board of Directors.

Section 4.3. Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary at the request of the Chairman of the Board (if any) or the Chief Executive Officer on not less than 24 hours’ notice to each director, specifying the time, place and purpose of the meeting. Special meetings shall be called by the Secretary on like notice at the written request of any two directors, which request shall state the purpose of the meeting.

Section 4.4. Quorum; Voting.

(a) At all meetings of the Board of Directors, a majority of the total number of directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time (without notice other than announcement at the meeting) until a quorum shall be present.

A meeting of the Board of Directors at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors; provided, however, that no action of the remaining directors shall constitute the act of the Board of Directors unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of directors as shall be required by applicable law, by the Certificate of Incorporation or by these Bylaws.

(b) The act of a majority of the directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

Section 4.5. Conduct of Meetings. At meetings of the Board of Directors, business shall be transacted in such order as shall be determined by the chairman of the meeting unless the Board of Directors shall otherwise determine the order of business. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

Section 4.6. Presumption of Assent. A director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to any director who voted in favor of such action.

Section 4.7. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.8. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Article V

Committees of the Board of Directors

Section 5.1. Executive Committee.

(a) The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the number of directors then in office, designate an Executive Committee which, during the intervals between meetings of the Board of Directors and subject to Section 5.12, shall have and may exercise, in such manner as it shall deem to be in the best interests of the Corporation, all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation, except as reserved to the Board of Directors or as delegated by the Board of Directors to another committee of the Board of Directors or as may be prohibited by law. The Executive Committee shall consist of not less than two directors, the exact number to be determined from time to time by the affirmative vote of a majority of the number of directors then in office. None of the members of the Executive Committee need be an officer of the Corporation.

(b) Meetings of the Executive Committee may be called at any time by the Chairman of the Board (if any) or the Chief Executive Officer on not less than one day’s notice to each member given verbally or in writing, which notice shall specify the time, place and purpose of the meeting.

Section 5.2. Other Committees. The Board of Directors may, by resolution adopted by a majority of the number of directors then in office, establish additional standing or special committees of the Board of Directors, each of which shall consist of two or more directors (the exact number to be determined from time to time by the Board of Directors) and, subject to Section 5.12, shall have such powers and functions as may be delegated to it by the Board of Directors to the fullest extent permitted by Section 141(c)(2) of the DGCL. No member of any such additional committee need be an officer of the Corporation. The committees may include an audit committee, a compensation committee and a nominating and corporate governance committee meeting the requirements of applicable law or the applicable listing standards of any securities exchange on which securities of the Corporation are then listed or included for quotation, including any transition rules that may apply.

Section 5.3. Subcommittees. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 5.4. Term. Each member of a committee of the Board of Directors shall serve as such until the earliest of (i) his death, (ii) the expiration of his term as a director, (iii) his resignation as a member of such committee or as a director and (iv) his removal as a member of such committee or as a director.

Section 5.5. Committee Changes; Removal. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of and to abolish any committee of the Board of Directors except those committees required under the rules of the Securities and Exchange Commission and any securities exchange on which securities of the Corporation are then listed or included for quotation, if applicable; provided, however, that no such action shall be taken in respect of the Executive Committee unless approved by a majority of the number of directors then in office.

Section 5.6. Alternate Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate members have been so appointed or each such alternate committee member is absent or disqualified, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

Section 5.7. Rules and Procedures.

(a) The Board of Directors may designate one member of each committee as chairman of such committee; provided, however, that, except as provided in the following sentence, no person shall be designated as chairman of the Executive Committee unless approved by a majority of the number of directors then in office. If a chairman is not so designated for any committee, the members thereof shall designate a chairman.

(b) Each committee shall adopt its own rules (not inconsistent with these Bylaws or with any specific direction as to the conduct of its affairs as shall have been given by the Board of Directors) governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules.

(c) If a committee is comprised of an odd number of members, a quorum shall consist of a majority of that number. If a committee is comprised of an even number of members, a quorum shall consist of one-half of that number. If a committee is comprised of two members, a quorum shall consist of both members. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, these Bylaws or the committee’s rules as adopted in Section 5.7(b).

(d) Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.

(e) Unless otherwise provided by these Bylaws or by the rules adopted by any committee, notice of the time and place of each meeting of such committee shall be given to each member of such committee as provided in these Bylaws with respect to notices of special meetings of the Board of Directors.

Section 5.8. Presumption of Assent. A member of a committee of the Board of Directors who is present at a meeting of such committee at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 5.9. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

Section 5.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of any committee of the Board of Directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.11. Resignations. Any committee member may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

Section 5.12. Limitations on Authority. Unless otherwise provided in the Certificate of Incorporation, no committee of the Board of Directors shall have the power or authority to (i) authorize an amendment to the Certificate of Incorporation, (ii) adopt an agreement of merger or consolidation, (iii) recommend to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iv) recommend to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, (v) amend these Bylaws, (vi) declare a dividend or other distribution on, or authorize the issuance, purchase or redemption of, securities of the Corporation, (vii) elect any officer of the Corporation or (viii) approve any material transaction between the Corporation and one or more of its directors, officers or employees or between the Corporation and any corporation, partnership, association or other organization in which one or more of its directors, officers or employees are directors or officers or have a financial interest; provided, however, that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the Board of Directors as provided in the Certificate of Incorporation, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the decrease or increase of the shares of any such series.

Article VI

Officers

Section 6.1. Number; Titles; Qualification; Term of Office.

(a) The officers of the Corporation shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors from time to time may also elect such other officers (including, without limitation, an Executive Chairman of the Board and one or more Vice Presidents) as the Board of Directors deems appropriate or necessary. Each officer shall hold office until his successor shall have been duly elected and shall have been qualified or until his earlier death, resignation or removal. Any two or more offices may be held by the same person, but no officer shall execute any instrument in more than one capacity if such instrument is required by law or any act of the Corporation to be executed or countersigned by two or more officers. None of the officers need be a Stockholder or a resident of the State of Delaware. No officer (other than the Executive Chairman of the Board, if any) need be a director.

(b) The Board of Directors may delegate to the Executive Chairman of the Board (if any) and/or the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix their duties as such appointees. However, no such divisional or departmental vice presidents shall be considered an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

Section 6.2. Election. At the first meeting of the Board of Directors after each annual meeting of Stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation.

Section 6.3. Removal. Any officer may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) the Executive Chairman of the Board (if any) and the Chief Executive Officer may be removed only by the affirmative vote of a majority of the number of directors then in office and (ii) the removal of any officer shall be without prejudice to the contract rights, if any, of such officer. Election or appointment of an officer shall not of itself create contract rights.

Section 6.4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Executive Chairman of the Board (if any) or the Chief Executive Officer. Any such resignation shall take effect on receipt of such notice or at any later time specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 6.5. Vacancies. If a vacancy shall occur in any office because of death, resignation, removal, disqualification or any other cause, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term.

Section 6.6. Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to its direction, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

Section 6.7. Executive Chairman of the Board. The Executive Chairman of the Board (if any) shall have all powers and shall perform all duties incident to the office of Chairman of the Board and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The Board of Directors may designate the Executive Chairman of the Board as an executive officer of the Corporation. The Executive Chairman of the Board, if present, shall preside at all meetings of the Board of Directors and of the Stockholders. During the time of any vacancy in the office of Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, the Executive Chairman of the Board shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.7 for the exercise by the Chairman of the Board of the powers of the Chief Executive Officer. The Executive Chairman of the Board shall consult with the Chief Executive Officer on a regular basis on all material matters of the Corporation.

Section 6.8. Chief Executive Officer.

(a) The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the business and officers of the Corporation with all such powers as may be reasonably incident to such responsibilities. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation. The Chief Executive Officer shall consult with the Executive Chairman of the Board on a regular basis on all material matters of the Corporation.

(b) During the time of any vacancy in the office of the Executive Chairman of the Board or in the event of the absence or disability of the Executive Chairman of the Board, the Chief Executive Officer shall have the duties and powers of the Executive Chairman of the Board unless otherwise determined by the Board of Directors. During the time of any vacancy in the office of President or in the event of the absence or disability of the President, the Chief Executive Officer shall have the duties and powers of the President unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.8 for the exercise by the Chief Executive Officer of the powers of the Chairman of the Board or the President.

Section 6.9. Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the financial affairs of the Corporation with all such powers as may be reasonably incident to such responsibilities, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He shall have the general powers and duties of management usually vested in the chief financial officer of a corporation. The Chief Financial Officer shall report to the Chief Executive Officer and shall also consult with the Executive Chairman of the Board on a regular basis on all material matters of the Corporation.

Section 6.10. President.

(a) The President shall be the chief operating officer of the Corporation and, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, shall manage the day-to-day operations of the Corporation. He shall have the general powers and duties of management usually vested in the chief operating officer of a corporation and such other powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or these Bylaws.

(b) During the time of any vacancy in the offices of the Executive Chairman of the Board and Chief Executive Officer or in the event of the absence or disability of the Executive Chairman of the Board and the Chief Executive Officer, the President shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.9 for the exercise by the President of the powers the Chief Executive Officer.

Section 6.11. Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the President, shall perform all the duties of the President as chief operating officer of the Corporation, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President as chief operating officer of the Corporation. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.10 for the exercise by any Vice President of the powers of the President as chief operating officer of the Corporation. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.

Section 6.12. Treasurer. The Treasurer shall (i) have custody of the Corporation’s funds and securities, (ii) keep full and accurate account of receipts and disbursements, (iii) deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors and (iv) perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 6.13. Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, the Treasurer) shall perform the duties and exercise the powers of the Treasurer during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.12 for the exercise by any Assistant Treasurer of the powers of the Treasurer under these Bylaws.

Section 6.14. Secretary.

(a) The Secretary shall keep or cause to be kept, at the principal office of the Corporation or such other place as the Board of Directors may order, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors and Stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at meetings of the Board of Directors and committees thereof, the number of shares present or represented at Stockholders’ meetings and the proceedings thereof.

(b) The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent or registrar, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

(c) The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required by these Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer, the President or these Bylaws.

(d) The Secretary may affix the seal of the Corporation, if one be adopted, to contracts of the Corporation.

Section 6.15. Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer or the President. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, the Secretary) shall perform the duties and exercise the powers of the Secretary during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.14 for the exercise by any Assistant Secretary of the powers of the Secretary under these Bylaws.

Article VII

Stock

Section 7.1. Capital Stock; Share Certificates. The shares of the Corporation’s capital stock may be certified or uncertified, as provided under the laws of the State of Delaware. Except as otherwise provided by law, and subject to Section 7.3, the rights and obligations of Stockholders are identical whether or not their shares are represented by certificates. Each Stockholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation. If certified, certificates for shares of stock of the

Corporation shall be in such form as shall be approved by the Board of Directors, except that a certificate shall not be in bearer form. The certificates shall be signed (i) by the Chairman of the Board (if any), the President or a Vice President and (ii) by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer.

Section 7.2. Signatures on Certificates. Any or all of the signatures on the certificates may be a facsimile and the seal of the Corporation (or a facsimile thereof), if one has been adopted, may be affixed thereto. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 7.3. Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock of the Corporation bear such legends and statements (including, without limitation, statements relating to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares represented by such certificates) as the Board of Directors deems appropriate in connection with the requirements of federal or state securities laws or other applicable laws.

Section 7.4. Lost, Stolen or Destroyed Certificates. The Board of Directors, the Secretary and the Treasurer each may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, in each case upon the making of an affidavit of that fact by the owner of such certificate, or his legal representative. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the Treasurer, as the case may be, may, in its or his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as the Board of Directors, the Secretary or the Treasurer, as the case may be, shall require and/or to furnish the Corporation a bond in such form and substance and with such surety as the Board of Directors, the Secretary or the Treasurer, as the case may be, may direct as indemnity against any claim, or expense resulting from any claim, that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.5. Registration and Transfer of Shares. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of capital stock of the Corporation and any certificates representing such shares. The capital stock of the Corporation shall be transferable only on the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefore duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of authenticity of signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all rights and powers of such security.

Section 7.6. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

Section 7.7. Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Board of Directors may (i) appoint and remove transfer agents and registrars of transfers and (ii) require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Section 7.8. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in the resolutions of the Board of Directors creating any class or series of preferred stock of the Corporation, the Board of Directors shall have the power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of capital stock of the Corporation of any class or series or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights and options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

Section 7.9. Authority upon Liquidation or Dissolution. Subject to applicable law and the provisions of the Certificate of Incorporation, any vote or votes authorizing liquidation of the Corporation or proceeding for its dissolution may provide, subject to (i) any agreements among and between Stockholders, (ii) the rights of creditors and (iii) rights expressly provided for particular classes or series of stock, for the distribution pro rata among the Stockholders of assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide, or authorize the Board of Directors of the Corporation to divide, such assets or any part thereof among the Stockholders in such manner that every Stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each Stockholder may not receive a strictly proportionate part of each such asset.

Article VIII

Indemnification

Section 8.1. Third Party Actions. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify any person who is a present or former director or officer of the Corporation and who is made a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

Section 8.2. Actions By or in the Right of the Corporation. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify any person who is a present or former director or officer of the Corporation and who is made a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Section 8.3. Determination. Any indemnification under Sections 8.1 and 8.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2, as applicable. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee if designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Stockholders.

Section 8.4. Expenses. Expenses incurred by a director or officer of the Corporation or any of its direct or indirect subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the Corporation and other persons eligible for indemnification under this Article VIII may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 8.5. Non-exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Certificate of Incorporation, the certificate of incorporation or bylaws or other governing documents of any direct or indirect subsidiary of the Corporation, under any agreement, vote of Stockholders or disinterested directors or under any policy or policies of insurance maintained by the Corporation on behalf of any person or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article VIII.

Section 8.6. Enforceability. The provisions of this Article VIII (i) are for the benefit of, and may be enforced directly by, each director or officer of the Corporation the same as if set forth in their entirety in a written instrument executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these

Bylaws, (A) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VIII in becoming, and serving as, a director or officer of the Corporation or, if requested by the Corporation, a director, officer or fiduciary or the like of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (B) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (C) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce directly the provisions of this Article VIII in accordance with their terms by any act or failure to act on the part of the Corporation.

Section 8.7. Insurance. The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

Section 8.8. Survival. The provisions of this Article VIII shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, executors, administrators, heirs, legatees and devisees of any person entitled to indemnification under this Article VIII.

Section 8.9. Amendment. No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.10. Definitions. For purposes of this Article VIII, (i) other than Section 8.8, reference to any person shall include the estate, executors, personal representatives, administrators, heirs, legatees and devisees of such person, (ii) “employee benefit plan” and “fiduciary” shall be deemed to include, but not be limited to, the meaning set forth, respectively, in sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, (iii) references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to applicable law in respect of any transaction involving an employee benefit plan and (iv) references to the Corporation shall be deemed to include any predecessor corporation or entity and any constituent corporation or entity absorbed in a merger, consolidation or other reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents and fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation or entity, or served at the request of such predecessor or constituent corporation or entity as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation or entity if its separate existence had continued.

Article IX

Notices and Waivers

Section 9.1. Methods of Giving Notices. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any Stockholder, any director or any member of a committee of the Board of Directors and no provision is made as to how such notice shall be given, personal notice shall not be required and such notice may be given (i) in writing, by mail, postage prepaid, addressed to such Stockholder, director or committee member at his address as it appears on the books or (in the case of a Stockholder) the stock transfer records of the Corporation or (ii) by any other method permitted by law (including, but not limited to, overnight courier service or “electronic transmission” as defined under and in accordance with Section 232 of the DGCL). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given one business day after delivery to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by electronic transmission shall be deemed to be delivered and given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder, director or committee member has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the Stockholder, director or committee member has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the Stockholder, director or committee member of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the Stockholder, director or committee member.

Section 9.2. Waiver of Notice. Whenever any notice is required to be given to any Stockholder, director or member of a committee of the Board of Directors by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Stockholder (whether in person or by proxy), director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Article X

Miscellaneous Provisions

Section 10.1. Dividends. Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board of Directors at any meeting and may be paid in cash, in property or in shares of the Corporation’s capital stock. Any such declaration shall be at the discretion of the Board of Directors. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.

Section 10.2. Reserves. There may be created by the Board of Directors, out of funds of the Corporation legally available therefor, such reserve or reserves as the Board of Directors from time to time, in its absolute discretion, considers proper to provide for contingencies, to equalize dividends or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may thereafter modify or abolish any such reserve in its absolute discretion.

Section 10.3. Signatory Authority on Accounts. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed by such officer or officers or by such employees or agents of the Corporation as may be designated from time to time by the Board of Directors.

Section 10.4. Corporate Contracts and Instruments. Subject always to the specific directions of the Board of Directors, the Chairman of the Board (if any), the President, any Vice President, the Secretary or the Treasurer may enter into contracts and execute instruments in the name and on behalf of the Corporation. The Board of Directors and, subject to the specific directions of the Board of Directors, the Chairman of the Board (if any) or

the President may authorize one or more officers, employees or agents of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 10.5. Attestation. With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary or an Assistant Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation of the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

Section 10.6. Securities of Other Corporations. Subject always to the specific directions of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

Section 10.7. Fiscal Year. The fiscal year of the Corporation shall be January 1 through December 31, unless otherwise fixed by the Board of Directors.

Section 10.8. Seal. The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.

Section 10.9. Invalid Provisions. If any part of these Bylaws shall be invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

Section 10.10. Headings. The headings used in these Bylaws have been inserted for administrative convenience only and shall not limit or otherwise affect any of the provisions of these Bylaws.

Section 10.11. References/Gender/Number. Whenever in these Bylaws the singular number is used, the same shall include the plural where appropriate. Words of any gender used in these Bylaws shall include the other gender where appropriate. In these Bylaws, unless a contrary intention appears, all references to Articles and Sections shall be deemed to be references to the Articles and Sections of these Bylaws.

Section 10.12. Amendments. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors then in office; provided, however, that no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting. These Bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66 2/3% of all outstanding Voting Stock, voting together as a single class. Each alteration, amendment or repeal of these Bylaws shall be subject in all respects to Section 8.8.

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of November 23, 2009 by and among Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), United Refining Energy Corp., a Delaware corporation (“Parent”) and Chaparral Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and Chaparral are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Parties entered into that certain Agreement and Plan of Reorganization, dated October 9, 2009 (the “Purchase Agreement”).

B. Each of the Parties wishes to amend the Purchase Agreement as provided herein.

NOW THERFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

Section 2. Amendments to Purchase Agreement.

2.1 Section 1.3(a) is hereby amended and restated to read as follows:

“(a) At the Effective Time, by virtue of the Merger and without any action on the part of Chaparral or the holders of any securities of Chaparral, all of the Chaparral Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of sixty one million five hundred thousand (61,500,000) shares of common stock (the “Stock Consideration”) of Parent, par value $0.0001 per share (“Parent Common Stock”). At the Closing, all of the Stock Consideration shall be issued in the name of the stockholders of Chaparral of record immediately prior to the Closing (individually, a “Chaparral Stockholder” and collectively, the “Chaparral Stockholders”) in accordance with the allocation set forth on Exhibit B attached hereto, of which (i) fifty one million five hundred thousand (51,500,000) shares of the Stock Consideration shall be distributed to the Chaparral Stockholders in accordance with the allocation set forth on Exhibit B attached hereto (the “Distributed Shares”), and (ii) ten million (10,000,000) shares of the Stock Consideration (the “Escrow Shares”) shall be escrowed in accordance with the allocation set forth on Exhibit B attached hereto and (A) five million (5,000,000) of the Escrow Shares shall be held to cover any indemnification claims of Parent or Merger Sub against Chaparral pursuant to Section 5.3 of this Agreement (the “Indemnification Shares”) and (B) all Escrow Shares shall be subject to forfeiture and cancellation in the event the Escrow Shares are not earned pursuant to Section 1.5(a) of this Agreement.”

2.2 Section 1.3(c) is hereby amended and restated to read as follows:

“(c) All Chaparral Common Stock shall, by virtue of the Merger and without any action on the part of the Chaparral Stockholders, be automatically cancelled and shall cease to exist, and each Chaparral Stockholder shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration, sometimes referred to herein as the “Merger Consideration”.”

2.3 Section 1.3(d) is hereby amended and restated to read as follows:

“(d) Each Chaparral Stockholder shall enter into a “lock-up” agreement substantially in the form set forth on Exhibit C attached hereto (a “Lock Up Agreement”) pursuant to which such Chaparral Stockholder shall agree, for a period of one year from the Closing Date with respect to the Distributed Shares, and six months from the date such Escrow Shares are no longer subject to the Securities Escrow

Agreement Amendment, that such Chaparral Stockholder shall neither, on his, her or its own behalf or on behalf of Persons, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Stock Consideration issued to such Chaparral Stockholder.”

2.4 Section 1.4 is hereby deleted in its entirety and restated to read as follows:

“[Intentionally Omitted]”.

2.5 Section 1.5 is hereby amended and restated to read as follows:

“1.5 Escrow Shares and Sponsor Earn-Out Sharebrs.

(a) At the Effective Time, the Escrow Shares shall be deposited with Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), and the terms of the Securities Escrow Agreement dated December 11, 2007 (the “Securities Escrow Agreement”) by and among Parent, United Refining, Inc. (the “Sponsor”) and Escrow Agent shall be amended and restated to (1) include Chaparral as a party to such amended agreement, and (2) provide that in the event (x) Chaparral maintains uninterrupted compliance with the covenants of its then-existing credit facility throughout the 12-month period up to and including stock price measurement period, and (y) the daily average of open, high, low and closing price of the Parent Common Stock exceeds $15.00 per share for 30 trading days within any 60 consecutive trading days at any time during the period from the Closing Date through the sixth anniversary of the Closing Date, the Chaparral Stockholders shall be entitled to receive from escrow the Escrow Shares, to the extent the Escrow Shares are not used to satisfy any indemnification obligations pursuant to Section 5.3 of this Agreement, in accordance with the allocation set forth on Exhibit B (the “Securities Escrow Agreement Amendment”). The release of Escrow Stock hereunder to shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treasury Regulation Section 1.1274(a)(1)(ii) employing the semi-annual compounding period. As to each release to each former Chaparral Stockholder, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

(b) At the Effective Time, the Securities Escrow Agreement Amendment shall also provide that (1) 4,270,000 shares of the 11,250,000 shares of Parent Common Stock owned by the Sponsor and currently escrowed pursuant to the Securities Escrow Agreement (the “Sponsor Shares”) shall be released from escrow at Closing to the Sponsor, (2) 2,812,500 of the Sponsor Shares will be subject to forfeiture and cancellation in the case the event set forth in Section 1.5(a)(2) herein shall not have occurred (the “Sponsor Earn-Out Shares”) and (3) the remaining 4,167,500 Sponsor Shares shall be forfeited and cancelled as of the Closing Date, and the Sponsor shall cease to have any rights with respect thereto. All of the Sponsor Earn-Out Shares will be released from escrow to the Sponsor at such time as the condition to the release of the Escrow Shares, as set forth in Section 1.5(a)(2) hereof, shall have been satisfied and without regard to the status of any Indemnification Shares used to cover indemnification claims. The Securities Escrow Agreement Amendment shall provide that it is a condition to the release from escrow of any Sponsor Earn-Out Shares that the Sponsor enter into a Lock Up Agreement pursuant to which the Sponsor shall agree, for a period of six months from the date of release of such shares from escrow, that the Sponsor shall not on its own behalf or on behalf of Persons or trusts affiliated with or controlled by it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Sponsor Earn-Out Shares then-released to the Sponsor.”

2.6 Section 2.14(a) (excluding items (i) through (xv) thereunder which remain unchanged) is hereby amended and restated to read as follows:

“Except for such Chaparral Material Contracts that Chaparral has filed with the Securities and Exchange Commission (the “SEC”) as a material contract as required by Item 601(b)(10) of Regulation S-K, Section 2.14 of the Chaparral Disclosure Schedules sets forth a list of, and Chaparral has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which Chaparral or any Subsidiary is a party or by which Chaparral or any Subsidiary is bound as of the date hereof (each, a “Chaparral Material Contract”) that:”

2.7 Section 2.19(a)(viii) is hereby amended and restated to read as follows:

“(viii) mortgages or other liens under Chaparral’s Fifth Amendment to Seventh Restated Credit Agreement, dated as of May 21, 2009, by and among Chaparral, Chaparral Energy, L.L.C., as Borrower Representative for the Borrowers, JP Morgan Chase Bank, N.A., as Administrative Agent, and the Lender parties thereto (the “Chaparral Credit Agreement”).”

2.8 The second paragraph of Section 5.3(a) is hereby amended and restated to read as follows:

“The Securities Escrow Agreement Amendment shall further provide that the value of each Indemnification Share for purposes of paying any claim for indemnification under this Section 5.3(a) shall be equal to the price used to determine whether the Chaparral Stockholders have earned the Escrow Shares pursuant to Section 1.5(a)(2)(y) of this Agreement, howsoever calculated. Any Indemnification Shares remaining after reduction for Damages paid pursuant to this Section 5.3(a), if any, will remain subject to the provisions of Section 1.5(a) of this Agreement.”

2.9 Section 5.7(b) is hereby amended and restated to read as follows:

“(b) duly call, give notice of, convene and hold a special meeting of the warrantholders of Parent (the “Warrantholder Meeting”) for the purposes of considering certain amendments to the terms of the Warrant Agreement dated December 11, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering all of the Warrants (the “Warrantholder Proposal”, and collectively with the Stockholder Matters, the “Proxy Matters”). The terms of any amendment to the Warrant Agreement to allow for the Warrantholder Proposal must be approved by a majority in interest of the Warrants (the “Required Warrantholder Vote”) and must be mutually agreeable to Parent and Chaparral. Parent shall cause its investment bankers listed on Section 3.21 of the Parent Disclosure Schedule to keep Chaparral regularly apprised of the status of the negotiations with respect to the Warrantholder Proposal and any expected or anticipated terms and conditions of the Warrantholder Proposal.”

2.10 Section 6.1(b) is hereby amended and restated to read as follows:

“(b) Warrantholder Proposal. Parent shall have received the Required Warrantholder Vote pursuant to Parent’s proxy statement filed with the SEC (the “Proxy Statement”) to allow for the amendment of the Warrant Agreement to reflect the Warrantholder Proposal on such terms as shall be mutually agreeable to Parent and Chaparral.”

2.11 Section 6.2(k) is hereby deleted and amended and restated to read as follows:

“(k) Securities Escrow Agreement Amendment. Parent shall have received a copy of the Securities Escrow Agreement Amendment duly executed by Chaparral and the Escrow Agent.”

2.12 Section 6.3(n)(ii)(y) is hereby amended and restated to read as follows:

“(y) the Escrow Shares and Sponsor Earn-Out Shares, as applicable, issued and released from escrow pursuant to the Securities Escrow Agreement Amendment to the Chaparral Stockholders and Sponsor, in accordance with Section 1.5 of this Agreement, and”.

2.13 Exhibit B of the Purchase Agreement is hereby amended and restated to read as follows:

	Beneficial Ownership of Chaparral Before Transaction	Percentage Ownership of Chaparral Shares	Beneficial Ownership of Parent After Transaction	Beneficial Ownership of Escrow Shares
Fischer Investments, L.L.C.	372,500	42.5%	21,874,288	4,247,435
Altoma Energy, GP	224,500	25.6%	13,183,295	2,559,863
CHK Holdings, LLC	280,000	31.9%	16,442,417	3,192,702

Total	877,000	100.0%	51,500,000	10,000,000

2.14 All references to “Earn-Out Shares” in Exhibit C of the Purchase Agreement shall refer to “Escrow Shares”.

2.15 Section 3 of Exhibit C of the Purchase Agreement is hereby amended and restated to read as follows:

“Lock-Up Period. For the purposes hereof, the “Lock-Up Period” shall mean (i) with respect to all of the United Shares which constitute the Distributed Shares (as such term is defined in the Merger Agreement), the period beginning on the Closing Date (as such term is defined in the Merger Agreement) and ending on the date that is the one year anniversary of the Closing Date and (ii) with respect to all of the United Shares that constitute Escrow Shares or Sponsor Earn-Out Shares (as such terms are defined in the Merger Agreement), the period beginning on the date on which such Escrow Shares or Sponsor Earn-Out Shares, as applicable, are deemed released and ending on the date that is the six month anniversary of such date.”

2.16 Section 4(a) of Appendix E of the Purchase Agreement is hereby amended and restated to read as follows:

“(a) Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be up to 8,900,000 Shares. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Awards will not reduce the number of Shares that may be issued pursuant to the Plan if the settlement of the Award will not require the issuance of Shares, as, for example, an Other Stock-Based Award that can be satisfied only by the payment of cash.”

2.17 A new Section 12 shall be added to Exhibit F of the Purchase Agreement to read as follows:

“12. Equal Terms. The terms and conditions of Sections 2, 3(a), 3(b), 5, 6, 7, 9 and 10 of each of the Agreements for John A. Catsimatidis and Mark A. Fischer shall be identical.”

Section 3. References. All references in the Purchase Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Purchase Agreement, as amended by this Amendment.

Section 4. Effect of Amendment; Effectiveness of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects.

Section 5. Governing Law; Jurisdiction. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware. The Parties hereby: (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Amendment brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Merger Sub, and Chaparral agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Each of Parent, Merger Sub, and Chaparral irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Amendment, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 6. Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment No. 1 to Agreement and Plan of Reorganization to be signed and delivered by its respective duly authorized officer as of the date first above written.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chairman, President & CEO

UNITED REFINING ENERGY CORP.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman and Chief Executive Officer

CHAPARRAL SUBSIDIARY, INC.

By:	/s/ John A. Catsimatidis
Name:	John A. Catsimatidis
Title:	Chairman, President and Chief Executive Officer

Explanatory Note Regarding Schedules

The following schedules were omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

Disclosure Schedules to Agreement and Plan of Reorganization, dated October 9, 2009, by and among United Refining Energy Corp., Chaparral Subsidiary, Inc. and Chaparral Energy, Inc.

Chaparral Disclosure Schedules

•

Section 2.2(d) – Indebtedness of Chaparral that has restrictions upon: (i) the prepayment of any such Indebtedness; (ii) the incurrence of Indebtedness by Chaparral or any Subsidiary; or (iii) the ability of Chaparral or any Subsidiary to grant any Encumbrance, other than permitted Encumbrances on its properties or assets

•	Section 2.3 – Subsidiaries
•	Section 2.6 – No Violation or Conflicts
•	Section 2.8 – Absence of Certain Changes
•	Section 2.11(a) – Regulatory Permits
•	Section 2.14(a)(iii)(A) – Covenants Not to Compete
•	Section 2.14(a)(iii)(B) – Contracts that Materially Limit Chaparral from Purchasing or Acquiring an Interest in any other Entity
•	Section 2.14(a)(iv) – Joint Ventures, etc.
•	Section 2.15(a)(v) – Hedges, Collars, Swaps
•	Section 2.14(a)(vi) – Indebtedness in Excess of $1,000,000
•	Section 2.14(a)(vii) – Acquisition or Disposition
•	Section 2.14(a)(viii) – Aggregate Payments under Contract of More than $3,000,000
•	Section 2.14(a)(ix) – Material Agreements for Acquisition or Disposition that Contains any Continuing Indemnifying Obligations or other Contingent Obligations
•	Section 2.14(a)(x) – Agreements with Officers and Directors that Cannot be Cancelled Without Liability, Penalty or Premium
•	Section 2.14(a)(xi) – Indemnification or Guarantee in Excess of $3,000,000

•	Section 2.14(a)(xii) – Capital Commitment or Expenditure Obligation in Excess of $3,000,000
•	Section 2.14(a)(xiii) – Software/Licenses of $500,000 or More
•	Section 2.14(a)(xiv) – Standstill Agreements
•

Section 2.14(b) – Legality of Material Contracts, No Effect on Enforcability of Material Contracts, No Defaults under Material Contracts, No Other Party in Default under Material Contracts and No Obligation to Make Payments upon Consummation under any Material Contract.

•	Section 2.15(a) – Intellectual Property
•	Section 2.16(a) – List of Benefit Plans
•	Section 2.16(d) – Effect of Transaction
•	Section 2.16(e) – Payments not Deductible
•	Section 2.16(f) – Retiree Benefits
•	Section 2.17 – Taxes and Returns
•	Section 2.19(a)-1 – List of Owned Real Property
•	Section 2.19(a)-2 – List of Leased Real Property
•	Section 2.19(f) – Condemnation or Eminent Domain Proceedings Against Real Property Owned
•	Section 2.21 – Environmental Matters
•	Section 2.22(i) – Transactions with Affiliates
•	Section 2.23 – Insurance

United Refining Energy Corp. Disclosure Schedules

•	Section 3.11 – Absence of Certain Changes
•	Section 3.12 – Tax Return Jurisdictions
•	Schedule 3.16(a) – Parent Material Contracts
•	Schedule 3.18 – Affiliate Transactions
•	Schedule 3.21 – Finders’ and Bankers’ Fees
•	Schedule 3.27 – Insurance
•	Schedule 3.29 – NYSE Amex Quotation

Others

•	Section 4.1 – Conduct of Business of Chaparral
•	Schedule 5.8 – Directors, Officers and Consultants of Parent
•	Schedule 6.3(i) – Termination of Affiliate Transactions of Parent

ANNEX II

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

UNITED REFINING ENERGY CORP.

United Refining Energy Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is United Refining Energy Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 25, 2007 under the name of United Refining Energy Corp. The original Certificate of Incorporation was amended on December 4, 2007 and on December 11, 2007.

2. This Amended and Restated Certificate of Incorporation of United Refining Energy Corp., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation of the Corporation, as amended.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the original Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this [            ] day of December, 2009.

UNITED REFINING ENERGY CORP.

By:	/s/ John A. Catsimatidis
Name: John A. Catsimatidis
Title: Chairman and Chief Executive Officer

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EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF UNITED REFINING ENERGY CORP.

FIRST: The name of the corporation is Chaparral Energy, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 S. Dupont Highway, Dover, Delaware 19901, County of Kent. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 360,000,000, of which 350,000,000 shares shall be Common Stock of the par value of $.0001 per share and 10,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effect by any consent in writing by such stockholders.

FIFTH: The number of directors shall be fixed from time to time exclusively by the resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) and not more than thirteen (13) members. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At each annual stockholders’ meeting after the adoption of this Second Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold

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office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

C. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. To the maximum extent permitted by law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses incurred by then, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active or deliberate dishonestly, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation

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if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under law or applicable contract.

Neither the amendment nor repeal of this Article Seventh, nor the adoption or amendment of any other provision of this Certificate of Incorporation inconsistent with the Article Seventh shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit to claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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ANNEX III

AMENDMENT NO. 1 TO THE WARRANT AGREEMENT

This Amendment, dated as of             , 2009 (the “Amendment”), to the Warrant Agreement, dated as of December 11, 2007 (the “Warrant Agreement”), by and between United Refining Energy Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, the Company consummated its initial public offering in December 2007, pursuant to which the Company issued 45,000,000 units to public stockholders; and

WHEREAS, each unit consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $7.00 per share of Common Stock (the “Public Warrants”); and

WHEREAS, in conjunction with its initial public offering, the Company privately placed 15,600,000 warrants (the “Private Warrants”), at $1.00 per warrant, to the Company’s sponsor, United Refining, Inc., a Delaware corporation, which is a wholly-owned subsidiary of United Acquisition Corp., a Delaware corporation. Each Private Warrant is exercisable into one share of Common Stock at $7.00 per share of Common Stock (the Private Warrants, together with the Public Warrants, the “Warrants”); and

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, in Section 1 shall have the meaning given to such term in the Warrant Agreement; and

WHEREAS, the Company has entered into that certain Agreement and Plan of Reorganization dated October 9, 2009 (the “Merger Agreement”), by and among the Company, Chaparral Subsidiary, Inc. (“Merger Sub”), a newly formed Delaware corporation and wholly owned subsidiary of the Company and Chaparral Energy, Inc. (“Chaparral”), a Delaware corporation, pursuant to which Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company (the “Transaction”); and

WHEREAS, pursuant to the Merger Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to permit each holder of a Warrant to (a) elect to receive $0.55 in cash per Warrant (the “Warrant Redemption”) upon the consummation of the Transaction or (b) continue to hold the Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction, (iv) cashless exercise at the option of the Company, and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of the Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Warrants are redeemed (collectively, the “Warrant Amendment Proposal”); and

WHEREAS, a majority in interest of the outstanding Warrants has approved the Warrant Amendment Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1.	Warrant Agreement.

1.1. Form of Warrants. The Public and Private Warrants as amended shall be in substantially the form of Exhibit A hereto, the provisions of each of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer or President and Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal.

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1.2. Warrant Price and Duration of Warrants. Section 3.2.2 is deleted in its entirety. The exercise price of the Warrants and the period during which a Warrant may be exercised set forth in Sections 3.1 and 3.2.1 are hereby amended in their entirety so that they now read in full as follows:

“3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $13.00 per whole share, subject to the adjustments provided in this Section 3.1 and Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than twenty business days, provided that any such reduction shall be identical among all of the Warrants.”

“3.2 Duration of Warrants.”

“3.2.1 Public and Private Warrants. A Warrant may be exercised only during the period commencing on the date immediately following the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination (a “Business Combination”) by the Company and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) December 10, 2014 or (y) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement. Notwithstanding the foregoing, no Warrant shall be exercisable unless, at the time of exercise, a registration statement relating to the Common Stock issuable upon the exercise of such Warrant is effective and current and a prospectus is available for use by the holders thereof and the Common Stock has been qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrants.”

1.3. Amendments to Section 3.2.3. Section 3.2.3 is hereby renumbered to be Section 3.2.2, and the reference to “the American Stock Exchange” in Section 3.2.3 (now Section 3.2.2) is hereby amended to refer to “the national securities exchange upon which the Warrants are traded.”

1.4. Exercise of Warrants. Section 3.3.2 is deleted in its entirety. The terms of the exercise of the Warrants set forth in Sections 3.3.1 and 3.3.3 are hereby amended in their entirety so that they now read in full as follows:

“3.3.1 Payment. Subject to the provisions of the Warrants and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company, the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock and the issuance of the Common Stock. The Company may, in its sole discretion, require a Registered Holder to exercise such warrants on a “cashless basis.” In such event, each such Registered holder will pay the exercise price by surrendering its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying such Warrants, multiplied by the difference between the Warrant Price of such Warrants and the Fair Market Value (defined below) by (ii) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the exercise was requested.”

“3.3.2 Issuance of Certificates or Cash Settlement. As soon as practicable after the exercise of any Warrant and the clearance of the funds or other payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless: (i) a registration statement under the Act

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with respect to the Common Stock issuable upon such exercise is effective or (ii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holders reside. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. In lieu of physical settlement in shares of Common Stock, the Company may, in its sole discretion, provide the Registered Holder of a Warrant with a net cash settlement, regardless of whether the Common Stock underlying the Warrants is registered pursuant to an effective registration statement (“Net Cash Settlement”). The consideration to be paid upon Net Cash Settlement shall be computed by using the following formula:

X = A – the Warrant Price

X = Cash consideration to be paid by the Company upon exercise of the Warrant.

A = The Fair Market Value of a share of Common Stock.

In no event will the Company be required to provide the Registered Holder of a Warrant with a Net Cash Settlement or other consideration in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying the Warrants is registered pursuant to an effective registration statement. Accordingly, the Warrants may expire unexercised and worthless if a current registration statement covering the Common Stock is not effective at the time such Warrant is exercised.”

1.5. Redemptions and Conversions. Section 6 is amended in its entirety so that it now reads in full as follows:

“6. Redemption and Conversion.”

“6.1 Redemption. Not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.3, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been equal to or greater than $18.00 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. Notwithstanding the foregoing, the Registration Statement must be current in order for the Company to exercise its redemption rights pursuant to this Section 6.”

“6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.”

“6.3 Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.”

“6.4 The Transaction.”

6.4.1. Election. Pursuant to that certain Agreement and Plan of Reorganization, dated October 9, 2009, by and among the Company, Chaparral Subsidiary, Inc., a newly formed Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), pursuant to which Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company (the “Transaction”), each Registered Holder of Warrants must elect to either (i) receive $0.55 in cash (the “Cash Consideration”) or (ii) retain their Warrant, as amended by that certain Amendment No. 1 to the Warrant Agreement dated as of             , 2009 (the “Amendment”) (the “Retained

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Warrant”), in each case as the Registered Holder of Warrants shall have elected or be deemed to have elected (an “Election”) in accordance with the terms set forth under the heading “Proposal to be Considered by Warrantholders – The Warrant Amendment Proposal – Procedures for the Warrant Election” in that certain Proxy Statement of the Company dated November __, 2009. The Company will have the right in its sole discretion to permit changes in Elections, but only to elect receipt of the Cash Consideration rather than retain a Retained Warrant. All Warrants of Registered Holders (i) electing the Cash Consideration, (ii) failing to make an affirmative and valid Election to retain the Retained Warrants or (iii) voting against the Amendment in the Special Meeting of Warrantholders held on December __, 2009 (the “Special Meeting”), will automatically be retired and will cease to be outstanding, and the holder of a Warrant certificate that, immediately prior to the effective time of the Transaction, represented outstanding Warrants will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Warrant certificate, the Cash Consideration. In connection with the above procedures, upon surrender of a Warrant certificate by a Registered Holder electing to retain Retained Warrants, the Registered Holder will be entitled to receive the applicable Cash Consideration and/or certificates representing the Retained Warrant and the Warrant certificates so surrendered will forthwith be canceled.

6.4.2 Conversion to Cash Consideration. Notwithstanding anything in this Agreement to the contrary:

(i)	the maximum number of Retained Warrants following all Elections will be 30,300,000 (the “Warrant Limit”); and

(ii)	the minimum number of Warrants to be converted into the right to receive the Cash Consideration will be 30,300,000.

Notwithstanding anything in this Agreement to the contrary, to the extent the aggregate number of Retained Warrants exceeds the Warrant Limit, the number of Retained Warrants covered by each Election (the “Elected Warrants”) will be prorated between Cash Consideration and Retained Warrants as follows:

(i)	the number of Elected Warrants that will be Retained Warrants will be determined by multiplying the number of Elected Warrants by a fraction, (a) the numerator of which is the Warrant Limit and (b) the denominator of which is the aggregate number of Elected Warrants; and

(ii)	all Elected Warrants not becoming Retained Warrants in accordance with the immediately preceding clause will be converted into the right to receive the Cash Consideration in respect thereof.

1.7 Registration of Common Stock. Section 7.4 is amended in its entirety so that it now reads in full as follows:

“7.4 Registration of Common Stock. The Company agrees that it shall file with the SEC a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of the Common Stock issuable upon exercise of the Warrants as soon as reasonably practicable following the consummation of a Business Combination, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its commercially best efforts to cause the same to become effective within 90 days following the commencement of the Exercise Period and to use its commercially best efforts to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Warrant Agreement; provided, however, the Company shall not be obligated to deliver Common Stock and shall not have penalties for failure to deliver Common Stock if a registration statement is not effective at the time of exercise by the holder. In addition, the Company agrees to use its reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available. Notwithstanding the foregoing, a Warrant can expire unexercised regardless of whether a registration statement is current under the Act with respect to the

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Common Stock issuable upon exercise of the Warrants. In no event will the Registered Holder of a warrant be entitled to receive a net-cash settlement or shares of Common Stock or other consideration as of result of the Company’s non-compliance with this Section 7.4.”

1.8 Notices. Section 9.2 is amended in its entirety so that it now reads in full as follows:

“9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, as follows:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Attn: Robert W. Kelly, Senior Vice President and General Counsel

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

with a copy in each case to:

Lowenstein Sandler, PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Steven Skolnik, Esq.

and

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

Oklahoma City, Oklahoma 73102

Attn: David J. Ketelsleger, Esq.”

2.	Miscellaneous.

2.1 Governing Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

2.2 Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.3 Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and

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understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

2.4 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Warrant Agreement as of the date first set forth above.

UNITED REFINING ENERGY CORP.

By:
Name:	John Catsimatidis
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

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ANNEX IV

2009 LONG-TERM INCENTIVE PLAN

UNITED REFINING ENERGY CORP.

2009 LONG-TERM INCENTIVE PLAN

SECTION 1. Purpose of the Plan.

The United Refining Energy Corp. 2009 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of United Refining Energy Corp., a Delaware corporation (the “Company”) and its successors, by encouraging officers, employees, non-employee directors and consultants of the Company and its Affiliates to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity in which the Company, directly or indirectly, owns 50% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code) and (iii) any “subsidiary corporation” of any such parent (as defined in Section 424(f) of the Code) thereof.

“Award” shall mean any Option, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares, Other Stock-Based Award or Cash Award.

“Award Agreement” shall mean any written or electronic agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.

“Cash Award” shall mean an award payable in cash granted pursuant to Section 6(f) of the Plan.

“Change in Control” shall mean the occurrence of any one of the following:

(a) the consummation of any transaction (including without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any individual or “person” (as such term is used in Sections 13(d)(3) and 14(d)(2), of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities;

(b) the individuals who, as of the effective date of the Plan, constitute the Board (the “Original Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the then incumbent Board shall be considered as though such individual were a member of the Original Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either

(i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or (ii) a plan or agreement to replace a majority of the members of the Board comprising the then incumbent Board;

(c) the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company to an unrelated person; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company.

Provided however, solely with respect to any Award that is subject to Section 409A of the Code, the provisions of Section 409A and the regulations promulgated thereunder shall define a “Change in Control” for the purpose of such Award.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the Compensation Committee of the Board or, if none, the Board.

“Company” shall mean United Refining Energy Corp., a Delaware corporation.

“Consultant” shall mean any individual, other than a director or an Employee, who renders consulting or advisory services to the Company or an Affiliate for a fee.

“Covered Person” shall mean a “covered employee” as defined in Section 162(m)(3) of the Code and the regulations or guidance issued by the Internal Revenue Service thereunder, including Notice 2007-49.

“Non-Employee Director” shall mean a director of the Company that is not also an employee of the Company, as defined in Rule 16b-3.

“Employee” shall mean any employee of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Shares, the fair market value determined in good faith by the Committee, which may be conclusively deemed by the Committee to be the closing sales price of a Share on the applicable date (or if there is no trading in the Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” shall mean an option granted under Section 6(a) of the Plan. Options granted under the Plan may constitute “incentive stock options” for purposes of Section 422 of the Code or nonqualified stock options that are not intended to satisfy the requirements of Section 422 of the Code.

“Other Stock-Based Award” shall mean an award granted pursuant to Section 6(g) of the Plan that is not otherwise specifically provided for, the value of which is based in whole or in part upon the value of a Share.

“Participant” shall mean any director, Employee or Consultant granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Objectives” means the objectives, if any, established annually by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described (i) in terms of Company-wide objectives, (ii) in terms of objectives that are related to performance of a region, division, district, subsidiary, department or function within the Company or a subsidiary in which the Participant receiving the Award is employed or (iii) in individual or other terms, and which will relate to the period of time determined by the Committee. The Performance Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) net earnings; (ii) operating income; (iii) earnings before interest and taxes (“EBIT”); (iv) earnings before interest, taxes, depreciation, and amortization expenses (“EBITDA”); (v) earnings before taxes and unusual or nonrecurring items; (vi) net income before interest, income and franchise taxes, depreciation and amortization expenses, and any unusual or non-recurring non-cash expenses or income (“Company EBITDA”); (vii) revenue; (viii) return on investment; (ix) return on equity; (x) return on total capital; (xi) return on assets; (xii) total stockholder return; (xiii) return on capital employed in the business; (xiv) stock price performance; (xv) earnings per share growth; (xvi) cash flows; (xvii) proved oil and gas reserves; (xviii) oil and gas production; and (xix) expenses. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the Award. A Performance Objective need not be based on an increase or a positive result under a particular business criterion and may include, for example, maintaining the status quo or limiting economic losses.

“Person” shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to Section 6(e) of the Plan.

“Plan” shall mean the plan described in Section 1 of the Plan and set forth in this document, as amended from time to time.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Sections 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.0001 par value, and such other securities or property as may become the subject of Awards under the Plan.

SECTION 3. Administration.

(a) General. The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or the acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b) Committee Authority. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. No member of the Committee shall vote or act upon any matter relating solely to himself and grants of Awards to members of the Committee must be ratified by the Board. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

(c) Delegation. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

(d) Indemnification. No member of the Board or Committee or officer of the Company to whom the Committee has delegated authority shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and Committee and its designees shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

SECTION 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be up to 8,900,000 Shares. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Awards will not reduce the number of Shares that may be issued pursuant to the Plan if the settlement of the Award will not require the issuance of Shares, as, for example, an Other Stock-Based Award that can be satisfied only by the payment of cash.

(b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares and shall be fully paid and nonassessable.

(c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award.

SECTION 5. Eligibility.

Any Employee, Non-Employee Director or Consultant shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. Awards.

(a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price & Grant Date. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on such grant date. The grant date shall not be earlier than the date on which the Committee approves such grant.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (which may include the achievement of one or more Performance Objectives), and the method or methods by which, and the form or forms, in which payment of the exercise price with respect thereto may be made or deemed to have been made (which may include, without limitation, cash, check acceptable to the Company, Shares held for the period required to avoid a charge to the Company’s reported financial earnings and owned free and clear of any liens, claims, encumbrances or security interests, outstanding Awards, a “cashless” or “cashless-broker” exercise (through procedures approved by the Committee and the Company), other securities or other property, notes approved by the Committee, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price); provided, however, in order to exercise an Option, the Person or Persons entitled to exercise the Option shall deliver to the Company payment in full for the Shares being purchased and, unless other arrangements have been made with, or procedures have been established and approved by, the Committee for a cashless or cashless-broker exercise less any required withholding taxes.

(iii) Incentive Stock Options. The aggregate number of Shares with respect to Incentive Stock Options that may be granted under the Plan shall be up to 1,500,000 Shares. The terms of any Option granted under the Plan intended to be an incentive stock option shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive stock options may be granted only to employees of the Company and its parent corporation and subsidiary corporations, within the meaning of Section 424 of the Code. To the extent the aggregate Fair Market Value of the Shares (determined as of the date of grant) exercisable for the first time during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Shares in excess of $100,000 shall be classified as nonqualified stock options. No Option that is an incentive stock option shall be exercisable after the expiration of 10 years from its date of grant. Notwithstanding anything herein to the contrary, in no event shall any person owning stock possessing more than 10% of the total combined voting power of the Company and its Affiliates be granted an incentive stock option hereunder unless (1) the Option exercise price shall be at least 110% of the Fair Market Value of the Shares subject to such Option at the time the Option is granted and (2) the term during which such Option is exercisable does not exceed five years from its date of grant.

(iv) Limits. The maximum number of Options that may be granted to any Participant during any calendar year shall not exceed 500,000 Shares.

(b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each Participant, the duration of the Restricted Period during which, and the conditions, including Performance Objectives, if any, under which if not achieved, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(i) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested in additional shares of Common Stock, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion.

(ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant’s employment (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(h)(i).

(v) Limits. The maximum number of Shares of Restricted Stock that may be granted to any Participant during any calendar year shall not exceed 250,000 Shares.

(c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount (e.g., $100 per award unit) at the time of grant and confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such Performance Objectives during such performance periods as the Committee shall establish with respect to the Award.

(i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Objectives to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. In the case of any Performance Award granted to a Covered Person in any calendar year, Performance Objectives shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations issued thereunder (including Treasury Regulation Section 1.162-27 and any successor regulation thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of Performance Objectives is “substantially uncertain” at the time of grant. In addition, achievement of Performance Objectives in respect of Performance Awards shall be measured over a performance period of not less than six (6) months and not more than one year, as specified by the Committee. Performance Objectives in the case of any Performance Award granted to a Covered Person shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. Subject to Section 8, the Committee shall not exercise discretion to increase any amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code.

(ii) Payment of Performance Awards. Performance Awards, to the extent earned, shall be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum following the close of the performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made no later than the date that is 2 1/2 months after the end of the year in which the Performance Award is earned and vested under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. To the extent that settlement is to be made in Shares, the amount payable under a Performance Award shall be divided by the Fair Market Value per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash.

(iii) Limits. The maximum value of Performance Awards that may be granted to any Participant during any calendar year shall not exceed $2,000,000.

(d) Bonus Shares. The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant’s services to the Company. The maximum number of Bonus Shares that may be granted to any Participant during any calendar year shall not exceed 200,000 Shares.

(e) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(i) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including Performance Objectives, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(ii) Limits. The maximum number of Phantom Shares that may be granted to any Participant during any calendar year shall not exceed 500,000.

(f) Cash Awards. The Committee shall have the authority to determine the Participants to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Participant’s services to the Company or its Affiliates. If granted, a Cash Award shall be granted (simultaneously or subsequently) in tandem with another Award and shall entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award.

(g) Other Stock-Based Awards. The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, including the Performance Objectives, if any, applicable to such Award, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. The maximum number of Shares or value for which Other Stock-Based Awards may be granted to any Participant during any calendar year shall not exceed 250,000 Shares, if the Award is in Shares, or $2,000,000, if the Award is in dollars.

(h) General.

(i) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable as specified in the terms of the Award Agreement only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company). Any such attempted or purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void, ineffective and unenforceable against the Company or any Affiliate, and shall give no right to the purported transferee, and shall at the sole discretion of the Committee result in the forfeiture of the Award with respect to the Award involved in such attempted or perpetual transfer or encumbrance.

(C) Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, (1) a nonqualified stock option may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish, and (2) an Award other than an Incentive Stock Option may be transferred pursuant to a qualified domestic relations order described in Section 414(p) of the Code.

(ii) Term of Awards. Subject to the terms of the Plan, the term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(iii) Share Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(iv) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(v) Delivery of Shares or other Securities upon Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company.

(vi) Section 409A Considerations. Notwithstanding any other provision of the Plan to the contrary, any Award shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that Code Section apply to the Award.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange or market on which the shares are traded and subject to Section 7(b) below, the Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person. Provided, however, no amendment to the Plan shall be made without the approval of the shareholders that would increase the total number of shares available for award under the Plan (except by operation of Section 4(c) of the Plan).

(b) Amendments to Awards. Subject to (d) below, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall reduce the benefit to Participant without the consent of such Participant. In no event shall the Committee, if not the Board, take action without the approval of the Board that constitutes a “repricing” of an Option for financial accounting purposes, and any Board-approved repricing shall be inoperative and ineffective unless and until approved by the stockholders.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to (d) below, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Unilateral Amendments. The Committee, in its sole discretion and without the consent of the Participant, may amend (i) any stock-based Award to reflect (1) a change in corporate capitalization, such as a stock split or dividend, (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), (3) any partial or complete corporate liquidation, or (4) a change in accounting rules required by the Financial Accounting Standards Board and (ii) any Award that is not intended to meet the requirements of the performance based compensation exception to Section 162(m) of the Code, to reflect a significant event that the Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award. With respect to an Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, subject to Section 8, the Committee (i) shall not take any action that would disqualify such Award as performance based compensation and (ii) must first certify that the Performance Objectives, if applicable, have been achieved before the Award may be paid.

SECTION 8. Change in Control.

Notwithstanding any other provision of this Plan to the contrary and except as otherwise provided in the Award Agreement, in the event of a Change in Control of the Company, all such Awards shall become fully vested as of the date of such Change in Control of the Company (or such earlier time as set by the Committee), all restrictions, if any, with respect to such Awards shall lapse, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full (at the highest level). Unless the Company survives as an independent publicly traded company and unless otherwise determined by the Board in accordance with the immediately prior sentence, all Options outstanding at the time of the Change in Control shall terminate and the Optionee shall be paid, with respect to each Option, an amount in cash equal to the excess of the Fair Market Value of a Share over the Option’s exercise price, unless and except to the extent provision is made in writing in connection with such Change in Control event or transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor entity, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue as fully vested and immediately exercisable Options in the manner and under the terms so provided.

SECTION 9. General Provisions.

(a) No Rights to Awards. No director, Employee, Consultant or other Person shall have any claim to be granted any Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards, and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant shall have the right to direct the Company to satisfy the Company’s tax withholding obligation through the “constructive” tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or other service relationship at any time, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) Unfunded Plan. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund or funds. Neither the Plan nor any Award shall establish any kind of a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Substitute Awards. Awards may be granted from time to time in substitution for similar awards held by employees or directors of other corporations who become Employees or non-employee directors of the Company or its Affiliates as the result of a merger or consolidation of such director or employee’s employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of such director or employee’s employing corporation, or the acquisition by the Company or any Affiliate of the stock of such director or employee’s employing corporation. The terms and conditions of substitute Awards granted shall comport with the terms and conditions set forth in the Plan.

(j) Shareholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ agreement or repurchase agreement in such form as approved from time to time by the Board.

(k) Gender, Tense and Headings. Whenever the context requires, words of the masculine gender used herein shall include the feminine and neuter and words used in the singular shall include the plural. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(l) No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

(m) Section 162(m) Special Transition Rule. Should any class of Common Stock be registered under Section 12(g) of the Exchange Act, the Plan is intended to qualify for the transition relief provided under Treasury Regulation §1.162-27(f). Accordingly, all compensation realized by Participants in connection with Awards granted under the Plan within the reliance period described therein is intended to be exempt from the limitation on tax deductibility under Section 162(m) of the Code. For purposes of the Plan, the reliance period will expire on the earlier of (i) the expiration of the Plan, (ii) a “material modification” of the Plan (within the meaning of Treasury Regulation §1.162-27(h)(1)(iii)), (iii) the issuance of all Common Stock that has been allocated under the Plan, or (iv) the first meeting of stockholders of the Company at which non-employee directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Common Stock is first registered under Section 12(g) of the Exchange Act.

SECTION 10. Effective Date of the Plan.

The Plan shall be effective upon the consummation of the transactions contemplated by the Agreement and Plan of Reorganization dated October 9, 2009 by and among the Company, Chaparral Subsidiary, Inc. (“Merger Sub”), a newly-formed Delaware corporation and wholly-owned subsidiary of Chaparral Energy, Inc. (“Chaparral”), a Delaware corporation, pursuant to which Merger Sub will merge with and into Chaparral with Chaparral subsequently merging with and into the Company.

SECTION 11. Term of the Plan.

No Award shall be granted under the Plan after the 10th anniversary of the earlier of the date this Plan is adopted by the Board or the date the Plan is approved by the stockholders of the Company. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

ANNEX V

CONFIDENTIAL

Presentation to the

Board of Directors of

United Refining Energy Corp.

October 5, 2009

SCOPE OF ASSIGNMENT AND BACKGROUND

New Century Capital Partners, Inc. (“NCCP”) understands that United Refining Energy Corp. (the “Company”) intends to acquire all of the shares of Chaparral Energy, Inc. (“Chaparral”) from certain sellers (the “Transaction”). The terms and conditions of the Transaction are set forth in an executed Letter of Intent (the “LOI”), dated September 5, 2009 and the draft of the Agreement and Plan of Reorganization, dated October, 2009 (the “Agreement”). The sellers are defined in Exhibit “A” of the LOI. The Company has requested that NCCP provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of the Company as of the date of the opinion of the consideration to be paid by the Company for all of the shares of Chaparral.

NCCP does not own any interest in the Company or Chaparral, nor do any of its officers or directors serve as an officer or director of the Company or Chaparral. NCCP has not provided any services to the Company other than rendering this Opinion. NCCP has not provided any services to Chaparral. NCCP will receive a fee from the Company for providing this Opinion, all of which is payable upon delivery of this Opinion. NCCP may provide investment banking services to the Company in the future. The Company has also agreed to indemnify NCCP against certain liabilities, and to reimburse it for certain expenses, in connection with NCCP providing the Opinion.

The Opinion is given in good faith, but neither NCCP, nor its officers or directors shall be held responsible for any errors or omissions. In rendering its Opinion, NCCP has undertaken such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. NCCP has reviewed: (i) certain financial, operational and business information and data regarding Chaparral and the Company; (ii) a Financial Forecast (“Financial Forecast”) prepared by Chaparral for the period 2009 2011; (iii) a Reserve and Economics Report prepared by Chaparral; (iv) an analysis of proven reserves (“PV10”) prepared by Chaparral; (v) Chaparral’s Annual Report on Form 10-K for the year ended December 31, 2008 (“10K”), Chaparral’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (each Quarterly Report a “10Q” and collectively the “10Qs”); (vi) Chaparral’s Investor Presentation dated March 29, 2009 (“Investor Presentation”); (vii) the LOI; (viii) the Agreement; (ix) an engineering report dated September 30, 2009 and entitled “Evaluation Summary, Chaparral Energy, Inc. Interests, Total Proved Reserves, Certain Oil and Gas Assets, Various States, as of June 30, 2009”, which was prepared by Cawley, Gillespie & Associates, Inc., and an engineering report dated September 18, 2009 and entitled “CHAPARRAL ENERGY, LLC., Estimated Future Reserves and Income Attributable to Certain Leasehold Interests”, which was prepared by Ryder Scott Company (collectively the “Engineering Reports”); (x) certain financial, market performance and other data of certain other public companies that NCCP deemed relevant; and (xi) industry information that NCCP deemed relevant for purposes of its Opinion. NCCP also reviewed and discussed with senior management of Chaparral and the Company certain financial, operational and business information and data regarding the Company, the oil and gas industry and Chaparral.

In rendering its Opinion, NCCP has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial information and other information and data that was publicly available regarding the Company and Chaparral. NCCP has also assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that Chaparral and the Company provided to, reviewed with or discussed with NCCP, including the Financial Forecast, the Reserve and Economics Report, the PV10, the Engineering Reports and the 10K and 10Qs. In addition, NCCP has assumed, with the assurances of senior management of Chaparral and the Company, that the information and other data provided to NCCP has been reasonably prepared in accordance with industry and GAAP accounting standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to NCCP, or that would make any of the information provided to NCCP incomplete or misleading. In addition, with the consent of the Company and Chaparral, NCCP has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of the Engineering Reports, and that the

SCOPE OF ASSIGNMENT AND BACKGROUND—(CONTINUED)

Engineering Reports have been reasonably prepared in accordance with industry standards. NCCP expresses no opinion regarding the analyses, assumptions or conclusions of Cawley, Gillespie & Associates, Inc. or Ryder Scott Company contained in the Engineering Reports. NCCP has further assumed, with the assurances of senior management of the Company and Chaparral, that the analyses in the Engineering Reports are accurate, complete and fair as of the date of this Opinion. Furthermore, with the consent of the Company and Chaparral, NCCP has assumed and relied upon, without assuming responsibility or liability for independently verifying, all information and data that Chaparral and the Company provided regarding the estimates of oil and natural gas properties and reserves of Chaparral. NCCP expresses no opinion regarding any estimates, forecasts, pro formas or projections prepared by the Company or Chaparral regarding any oil and natural gas properties and reserves of Chaparral.

In rendering its Opinion, NCCP has assumed that the Transaction will be consummated as described in the LOI and Agreement, and that the terms of the Transaction will be further revised, but that further revisions to the terms of the Transaction will not materially change the analyses or conclusions of NCCP in its Opinion. NCCP has assumed and relied upon, without assuming responsibility or liability for verifying, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal and state statutes, rules and regulations. NCCP has also assumed and relied upon, without assuming responsibility or liability for independently verifying, that the Transaction will comply with all applicable laws, statutes and environmental regulations. NCCP has further assumed and relied upon, without assuming responsibility or liability for independently verifying, the operational, financial and strategic benefits that the Company and Chaparral represented to NCCP will be achieved by the Transaction. NCCP expresses no opinion as to whether the Company or Chaparral will be able to achieve any such operational, financial or strategic benefits in connection with the Transaction. NCCP has further assumed that the representations and warranties made by the Company and Chaparral in the LOI and Agreement are and will be true and correct in all respects that would be material to its analysis. Furthermore, NCCP has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Chaparral.

NCCP is not a legal, regulatory or tax expert. Accordingly, NCCP expresses no opinion regarding the legal, regulatory or tax effect of the Transaction. NCCP also does not express any opinion regarding the effect on the Transaction of any credit rating, accounting rules or regulations or environmental rules or regulations, or any potential changes thereto. NCCP has relied upon the assessments made by the Company and Chaparral with respect to such issues. Furthermore, NCCP does not express any opinion regarding any financial forecasts, pro formas and projections prepared by the Company or Chaparral. NCCP has not: (i) undertaken to determine whether there is any pending or threatened litigation, regulatory action, contingent liabilities or unasserted claims against the Company or Chaparral, or an analysis of same; (ii) performed appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Chaparral; (iii) performed appraisals or valuations of the oil or natural gas reserves of Chaparral; (iv) conducted a physical inspection of any properties or facilities of the Company or Chaparral; (v) reviewed any books and records of Chaparral or the Company other than those books and records referenced in this Opinion; (vi) conducted a physical inspection of the oil or natural gas reserves of Chaparral; (vii) received or reviewed any definitive and/or executed Agreement or purchase agreement involving the Company or Chaparral; (viii) visited the Company or Chaparral; (ix) received or reviewed any title documents or confirmed whether Chaparral has good title or ownership of any of its oil or natural gas reserves; or (x) contacted any customers, suppliers or vendors of Chaparral, or completed any customer, supplier or vendor due diligence.

This Opinion is based on economic, monetary, market and other conditions as they exist, and the information made available to NCCP, as of the date of this Opinion. NCCP expresses no opinion regarding any potential changes to economic, monetary, market or other conditions that may occur after the date of the Opinion, including potential changes in the supply or demand for natural gas or oil or the price of natural gas or oil. The

SCOPE OF ASSIGNMENT AND BACKGROUND—(CONTINUED)

analysis performed by NCCP in connection with this Opinion is based on the value of Chaparral as a going concern. NCCP has not performed any analysis regarding the value of liquidating Chaparral or any of its assets. NCCP has assumed that neither Chaparral, nor the Company is party to any material pending transaction other than the Transaction, including any external financing, recapitalization, reorganization, acquisition or merger, divestiture or spin-off. It should be understood that subsequent developments may affect this Opinion and that NCCP does not have any obligation and assumes no responsibility to update, revise or reaffirm its Opinion based upon circumstances and events occurring after the date of this Opinion. NCCP expresses no opinion as to the fairness of any consideration to be paid in connection with any agreements ancillary to the Transaction contemplated by the Agreement. NCCP expresses no opinion as to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees relative to the consideration to be received from the Company. NCCP expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied. NCCP does not express any opinion as to the price at which the Company’s shares may trade upon consummation of the Transaction, or at any future time. NCCP also expresses no opinion on whether the applicable stock market will react favorably to the Transaction, or whether any party will decide to cancel the Transaction. NCCP has not been requested to opine as to, and this Opinion does not address, the business decision to proceed with the Transaction or the merits of the Transaction relative to any alternative transaction or business strategy that may be available to the Company. Furthermore, NCCP expresses no opinion as to whether any alternative transaction might produce consideration for the stockholders of the Company in excess of the amount contemplated by this Transaction.

NCCP did not attribute any particular weight to any analyses considered by it or the various valuation approaches contained herein, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in the Opinion. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and NCCP, NCCP cannot assure that the estimates will prove to be accurate, in particular those provided in the Financial Forecast and the Engineering Reports. No company mentioned in the Opinion, whether it is a public or private company, is identical to Chaparral. Accordingly, these analyses must take into account differences in the financial and operational characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

NCCP’s Opinion is limited to the fairness, from a financial point of view, to the stockholders of the consideration to be paid by the Company in connection with the Transaction, and NCCP expresses no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. The Opinion, analyses and assumptions contained therein, must be considered as a whole, and selecting only portions of the analysis could create an incomplete or misleading view of the process underlying the analysis performed by NCCP in connection with the preparation of the Opinion. This Opinion is not intended to be and does not constitute a recommendation to the stockholders or the board of directors of the Company as to how they should vote or otherwise act with respect to the Transaction, and should not be relied upon by any stockholder or director as such. This Opinion, and the analysis contained therein, may not be quoted or referred to or used for any purpose without the prior written consent of NCCP, except that this Opinion may be disclosed in connection with any information statement or proxy statement used in connection with the Transaction without the prior written consent of NCCP. To the extent this Opinion is quoted, referred to or used for any purpose, it must be quoted, referred to or used in full.

SCOPE OF ASSIGNMENT AND BACKGROUND—(CONTINUED)

On the basis of and subject to the foregoing, it is the opinion of NCCP as of the date of this Opinion that: (i) the Transaction is fair, from a financial point of view, to the stockholders of the Company; and (ii) the fair market value of Chaparral is at least equal to eighty percent (80%) of the amount in the trust account of the Company (exclusive of the underwriters’ deferred underwriting compensation).

Sincerely,

New Century Capital Partners, Inc.

By:
Mark Salter
President and Chief Executive Officer

MARKET TRADING

NCCP reviewed selected price and volume distribution data and illustrated the relative stock price performance of the Energy Composite(1) against the S&P 500 Index and the Russell Midcap Composite for the period January 1, 2007 through September 30, 2009.

Source: Thomson Reuters, as of September 30, 2009.

(1)	Energy Composite includes: Arena Resources, Berry Petroleum Company, Concho Resources, Denbury Resources, Encore Acquisition Company, EXCO Resources, Parallel Petroleum Corporation, Pioneer Natural Resources, Warren Resources, and Whiting Petroleum.

PUBLIC COMPARABLE COMPANIES ANALYSIS

New Century Capital Partners utilized a public comparable companies analysis, which applies the comparative public market information of companies comparable to those involved in the Transaction.

Using publicly available information, NCCP compared selected financial data of Chaparral with similar data of selected publicly traded oil and gas exploration and production companies considered by NCCP to be comparable to Chaparral (the “Comparable Companies”). The methodology assumes that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. NCCP noted that although such companies were considered similar, none of the companies have the same management, makeup, size or combination of business as Chaparral. The comparable group includes: Arena Resources, Berry Petroleum Company, Concho Resources, Denbury Resources, Encore Acquisition Company, EXCO Resources, Parallel Petroleum Corporation, Pioneer Natural Resources, Warren Resources, and Whiting Petroleum. The underlying components in the comparable company analysis assume that both Chaparral and the Comparable Companies are ongoing concerns.

NCCP analyzed the following financial data for each of the Comparable Companies: (i) the “enterprise value” (“EV”) defined as Common Stock market value (the number of fully-diluted shares multiplied by the closing price of the Common Stock), plus total debt and preferred stock, less cash as a multiple of 2009 and 2010 estimated EBITDA (which EBITDA estimates reflect a mean consensus of research analysts’ EBITDA estimates as reported by Institutional Brokers Estimate Service (“IBES”)); (ii) the proven reserves for each of the Comparable Companies as stated in the 10K; and (iii) the daily production rate for each of the Comparable Companies as stated in the 10K.

Financial and Trading Analysis for Comparable Companies

($ in millions, except per share data)

						Enterprise Value
Company Name	Price 9/30/2009	Market Cap(1)	Enterprise Value	Total Debt	Debt/ Cap	2009 EBITDA	2010 EBITDA	Proved Reserves (Bcfe)	Daily Prod. (MMcfe)
Arena Resources	$35.50	$1,394.3	$1,326.2	$0.0	0%	13.3x	8.7x	3.4x	31.6x
Berry Petroleum Company	$26.78	$1,160.6	$2,690.7	$1,530.4	57%	9.0x	7.8x	1.8x	14.0x
Concho Resources	$36.32	$3,171.3	$4,047.6	$879.4	22%	9.6x	8.0x	4.9x	34.9x
Denbury Resources	$15.13	$3,829.3	$5,360.0	$1,590.7	30%	10.3x	8.7x	3.6x	19.3x
Encore Acquisition Company	$37.40	$2,003.5	$3,430.5	$1,462.8	43%	8.3x	6.8x	3.1x	14.5x
EXCO Resources	$18.69	$4,044.2	$7,189.5	$3,276.6	46%	10.0x	10.6x	3.7x	17.7x
Parallel Petroleum Corporation	$3.17	$132.0	$499.3	$401.1	80%	6.5x	6.7x	2.5x	10.7x
Pioneer Natural Resources	$36.29	$4,185.5	$7,100.0	$2,556.6	36%	7.9x	5.4x	1.2x	10.4x
Warren Resources	$2.96	$174.3	$282.9	$116.8	41%	14.6x	6.1x	2.2x	11.3x
Whiting Petroleum	$57.58	$2,927.6	$4,088.6	$839.6	21%	8.4x	5.5x	2.8x	12.4x
High		$4,185.5	$7,189.5	$3,276.6	80%	14.6x	10.6x	4.9x	34.9x
Mean		$2,302.3	$3,601.5	$1,265.4	37%	9.8x	7.4x	2.9x	17.7x
Median		$2,465.5	$3,739.1	$1,171.1	39%	9.3x	7.3x	3.0x	14.3x
Low		$132.0	$282.9	$0.0	0%	6.5x	5.4x	1.2x	10.4x
Chaparral - Base Case(2)	$10.00	$580.0	$1,675.1	$1,095.1	65%	8.2x	6.1x	1.9x	13.3x

Source: Company filings and Wall Street research, as of September 30, 2009.

All footnotes on page 11.

PUBLIC COMPARABLE COMPANIES ANALYSIS—(CONTINUED)

Footnotes for Public Comparable Companies, on page 10

(1)	Market Cap is calculated using the Treasury Stock Method.

(2)	Base case is the consideration at the close of the Transaction. No requirement for a criterion satisfaction is needed as stated in the Merger Agreement. Given that 58.0 million shares of Chaparral’s Common Stock are valued at $10.00.

As stated in the Letter of Intent, dated September 5, 2009, other than the base case, there are two broad earn-out mechanisms. The earn-out is defined as additional consideration in the form of Company shares. The total amount of the potential earn-out to the Chaparral shareholders is 20,000,000 shares. The earn-out shares are to be issued to the Chaparral shareholders, in proportion to their shareholdings in Chaparral immediately prior to the closing of the Transaction, in the event that the Company achieves certain earn-out triggers during the period from the closing of the Transaction to December 31, 2012. There shall be two types of earn-out shares: 15,000,000 share-price-based earn-out shares and 5,000,000 EBITDA-based earn-out shares.

Criterion A – maintain continuous uninterrupted compliance with Credit Agreement Maintenance Covenants throughout 12-month period up to and including stock price measurement period

Criterion B – the daily average of open, high, low, and closing price of Company share exceeds $12.50 for 30 trading days within any 60 consecutive trading days

Criterion C – the daily average of open, high, low, and closing price of Company share exceeds $15.63 for 30 trading days within any 60 consecutive trading days

Criterion D – the daily average of open, high, low, and closing price of Company share exceeds $19.50 for 30 trading days within any 60 consecutive trading days

Criterion E – audited EBITDA for any one 12-month fiscal year in excess of $600 million

The share-price-based earn-out cases are defined in terms of a combination of criteria (see above).

As noted above, Criterion A is mandatory, together with at least one of the Criteria B, C or D. The share-price-based earn-out will be paid within a reasonable period following achievement of the criteria. The criteria are designed to reward the generation of shareholder value within reasonable levels of risk.

If Criterion A and B are met at any time during the period from the closing of the Transaction to December 31, 2010, the Company will issue to the Chaparral shareholders an aggregate of 5,000,000 Company shares as share-price-based earn-out shares.

If Criterion A and C are met at any time during the period from the closing of the Transaction to December 31, 2011, the Company will issue to the Chaparral shareholders an aggregate of 10,000,000 Company shares as share-price-based earn-out shares, less any Company shares previously issued to the Chaparral shareholders as share-price-based earn-out consideration.

If Criterion A and D are met at any time during the period from the closing of the Transaction to December 31, 2012, the Company will issue to the Chaparral shareholders an aggregate of 15,000,000 Company shares, less any Company shares previously issued to the Chaparral shareholders as share-price-based earn-out consideration.

The EBITDA-based earn-out cases are defined in terms of a combination of criteria (see above). The EBITDA based earn-out shares are in addition to, and separate from, the share-price-based earn-out. The first time the Company attains both Criterion A and Criterion E, the Company will issue an additional 5,000,000 Company shares to the Chaparral shareholders as an EBITDA-based earn-out. The Company shall issue such EBITDA-based earn-out shares within a reasonable period after audit certification of the fiscal year in which Criterion E is attained. That potential 5,000,000 share EBITDA-based earn-out award is in addition to any price-based earn-out shares otherwise awarded on the basis of Criterion B, C, or D, and shall be awarded only once. The EBITDA-based earn-out may only be earned in one of the fiscal years 2010, 2011, 2012, 2013, or 2014.

NCCP has analyzed both the share-price-based and the EBITDA-based earn-outs and have found them non-dilutive to the current shareholders of the Company based on the base case.

PUBLIC COMPARABLE COMPANIES ANALYSIS—(CONTINUED)

Operational Analysis for Comparable Companies

($ in millions)

	EBITDA				EBITDA Margin				Reserve Life (Years)		Proved Reserves (Bcfe)		Daily Production (MMcfe/d)	# of States(2) Located In
Company Name	2009(1)		2010(1)		2009(1)		2010(1)
Arena Resources	$99.9		$151.8		78%		52%		25.7		393.9		42.0	4
Berry Petroleum Company	$298.7		$344.1		51%		48%		21.1		1,475.4		191.8	6
Concho Resources	$420.3		$507.2		71%		58%		19.4		823.7		116.1	2
Denbury Resources	$521.9		$615.3		58%		50%		14.8		1,502.7		278.1	4
Encore Acquisition Company	$414.2		$507.8		63%		49%		12.9		1,114.2		236.8	6
EXCO Resources	$722.0		$676.2		71%		73%		13.1		1,940.0		407.0	11
Parallel Petroleum Corporation	$76.5		$74.0		79%		64%		11.6		199.1		46.9	4
Pioneer Natural Resources	$896.3		$1,316.7		54%		44%		23.2		5,757.5		681.1	6
Warren Resources	$19.3		$46.3		33%		21%		14.2		129.3		25.0	5
Whiting Petroleum	$485.9		$744.4		57%		45%		11.9		1,434.6		330.6	15
High	$896.3		$1,316.7		79%		73%		25.7		5,757.5		681.1	15
Mean	$395.5		$498.4		62%		50%		16.8		1,477.0		235.5	6
Median	$417.3		$507.5		61%		49%		14.5		1,274.4		214.3	6
Low	$19.3		$46.3		33%		21%		11.6		129.3		25.0	2
Chaparral - Base Case(3)	$205.0	(4)	$272.5	(4)	71	%(5)	65	%(5)	19.1	(6)	874.3	(6)	125.6	8

Source: Company filings and Wall Street research, as of September 30, 2009.

(1)	Estimates from Wall Street research and Thomson Reuters, as of September 30, 2009.

(2)	As stated in the 10K of each comparable company.

(3)	Refer to footnote 2 on page 11.

(4)	Base case Financial Forecast provided by Chaparral’s management, includes 2009 and 2010 EBITDA that has been adjusted to remove the effects of one-time income/expenses.

(5)	EBITDA margins are calculated by dividing the forecasted base case EBITDA by the forecasted base case revenue before hedges, provided by Chaparral’s management.

(6)	Total proved reserves as per the Engineering Reports.

NCCP performed valuation analyses by applying certain market trading statistics of the Comparable Companies to the historical and estimated financial results of Chaparral. As of September 30, 2009, the Comparable Companies were trading at the following mean valuation multiples:

		Market Valuation
($ in millions) Public Mean Valuation Metric	Company Metric	Public Multiples	Implied Company Ent. Val.	Net Debt(4)	Implied Company Equity Val.
Enterprise Value to 2009 EBITDA(1)	$205.0	9.8x	$2,007.0	$1,095.1	$911.9
Enterprise Value to 2010 EBITDA(1)	$272.5	7.4x	$2,026.7	$1,095.1	$931.6
Enterprise Value to Proved Reserves ($/Bcfe)(2)	874.3	2.9x	$2,556.0	$1,095.1	$1,460.9
Enterprise Value to 2009 Estimated Production ($/MMcfe/d)(3)	125.6	17.7x	$2,218.9	$1,095.1	$1,123.8
Mean			$2,202.2	$1,095.1	$1,107.1

PUBLIC COMPARABLE COMPANIES ANALYSIS—(CONTINUED)

New Century Capital Partners examined analyst reports for other publicly traded companies and New Century Capital Partners also examined other industry research and made the following observations: While a variety of valuation methodologies and metrics are used in determining an oil and gas exploration and production company’s value, NCCP found that typically, oil and gas exploration and production companies are valued using enterprise value to EBITDA, proved reserves, and estimated daily production.

As a result of these valuation analyses, NCCP derived an average implied enterprise value of $2,202.2 million for Chaparral.

(1)	Base case Financial Forecast provided by Chaparral’s management, includes 2009 and 2010 EBITDA that has been adjusted to remove the effects of one-time income/expenses.

(2)	Total proved reserves as per the Engineering Reports.

(3)	Estimated daily production provided by Chaparral’s management.

(4)	Net debt equals $526.6 MM of long-term debt and capital leases, plus $5.0 MM of current maturities, plus $647.8 MM of senior notes, minus $84.3 MM of cash, as stated in the 10Q.

DISCOUNTED CASH FLOW ANALYSIS

NCCP utilized a discounted cash flow analysis, which calculates the present value of Chaparral based on the sum of the present value of the projected available cash flow streams and the terminal value.

NCCP was provided the Financial Forecast, by the management of Chaparral, of the discretionary cash flow available for distribution for the years ending December 31, 2009 through 2011. New Century Capital partners adjusted the Base case Financial Forecast provided by Chaparral’s management to remove the effects of one-time income/expenses. Based on discussions with the Chaparral’s management, NCCP made adjustments to calculate the unlevered operating free cash flow. NCCP used the two different methodologies, as described below, to determine future cash flow and the terminal value, which yielded an implied range of enterprise values between $2,045.9 million and $2,069.8 million.

In determining the discount rates (Chaparral’s weighted average cost of capital is 13.2%(1), as calculated on page 19) used in the discounted present value analysis, NCCP noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors.

Calculation of Discounted Cash Flow

($ in millions)
DCF Methodology	Enterprise Value	Net Debt(2)	Equity Value
Terminal EBITDA Multiple Method(3)	$2,069.8	$1,095.1	$974.7
Perpetuity Growth Method(4)	$2,045.9	$1,095.1	$950.8

(1)	Chaparral’s weighted average cost of capital (“WACC”) is calculated to be 13.2%. This assumes a historical risk premium of 6.38% (based on SBBI Valuation Edition 2008 Yearbook), a risk-free rate of 3.63% (based on the ten year U.S. government bond yield as of September 30, 2009), a small cap risk premium of 5.08% (based on Thomson Reuters, Worldscope), and a beta of 1.84 (source: Thomson Reuters, as of September 30, 2009).

(2)	Refer to footnote 4 on page 13.

(3)	The terminal EBITDA multiple method assumes that Chaparral will be valued at the end of the projection period, 2011, based on the Comparable Companies’ EBITDA multiple.

(4)	The perpetuity growth method assumes that Chaparral will continue its historic business after 2011 and generate cash flows at a steady state in perpetuity in line with the Reserve & Estimates Report.

DISCOUNTED CASH FLOW ANALYSIS—(CONTINUED)

Summary Financial Forecast:(1)	2009	2010	2011
($ in millions except for wellhead pricing)
Production
Oil production (Mbbl)	3,487.0	3,853.3	4,659.6
Gas production (MMcf)	22,552.9	24,138.3	28,788.7
NGL production (Mbbl)	392.3	447.0	533.1
MMcfe/day	125.6	136.8	164.2
MBoe/day	20.9	22.8	27.4

Pricing
OIL - Wellhead $ per bbl	$60.4	$71.4	$74.6
GAS - Wellhead $ per mcf	$3.3	$5.0	$5.6
NGL - Wellhead $ per bbl	$38.5	$48.0	$50.1

Earnings
Oil Sales (includes NGL’s)	$212.3	$296.9	$374.6
Gas Sales	$75.2	$120.4	$161.2

Total Oil and Gas Revenues(2)	$287.5	$417.3	$535.7

Discretionary Cash Flow
Adjusted EBITDA(3)	$220.2	$273.3	$333.8
Interest Expense(4)	$(90.2)	$(90.3)	$(90.7)
Cash from Settlement of lawsuit(5)	$7.5	$0.0	$0.0

Discretionary Cash Flow	$137.4	$183.1	$243.1

(1)	Source: Chaparral’s base case Financial Forecast, provided by Chaparral’s management.

(2)	Base case revenues before hedges.

(3)	Base case EBITDA, provided by Chaparral’s management. Unadjusted for one-time income/expenses.

(4)	Includes interest expense from 8 1/2% $325 MM Senior Note due December 2015, 8 7/8% $325 MM Senior Note due February 2017, Revolving Credit Facility, and other interests (bank fees and E&P interest).

(5)	Effective April 15, 2009, Chaparral settled their pending lawsuit against John Milton Graves Trust u/t/a June 11, 2004, et al.

PV-10 ANALYSIS

NCCP reviewed Chaparral’s Reserve & Economics report, provided by Chaparral’s management. NCCP then applied a discount to each category of reserves based on the probability of realizing the value of those reserves.

NCCP notes that the oil and gas prices used in the report are taken from the NYMEX forward prices, as of June 30, 2009.

The enterprise value of Chaparral as stated in the analysis below is $1,864.9 million. The summary analysis of Chaparral’s Reserves & Economics Report is shown below:

Summary Analysis of the Chaparral’s Reserves & Economics Report(1)

($ in millions) Categories	Present Value of Future Cash Flows Discounted by 10%	Probability(2) Risk Adjustment	Adjusted Present Value
Proved Developed Producing(3)	$1,274.6	90%	$1,147.1
Proved Developed Non-Producing Shut-In(4)	$194.0	80%	$155.2
Proved Developed Non-Producing Behind Pipe(5)	$132.8	80%	$106.2
Proved Undeveloped(6)	$651.9	70%	$456.3

Total Reserves(7)	$2,253.3		$1,864.9

(1)	Chaparral’s Reserves & Economics report, as of July 2009, based on NYMEX forward pricing, as of June 30, 2009.

(2)	Based on industry reports and Wall Street research.

(3)	Reserves that are to be recovered from well completions open and producing at the time of the estimate.

(4)	Reserves that are expected to be recovered from well completions open at the time of the estimate, but which had not started producing, or were shut in due to market conditions or pipeline connection, or were not capable of production for mechanical reasons, and the time when sales will start is uncertain.

(5)	Reserves that are expected to be recovered from zones behind casing in existing wells, which require additional completion work or a future completion prior to the start of production.

(6)	Reserves are reserves that are expected to be recovered: (i) from new wells on undrilled acreage, (ii) from deepening wells into a different reservoir, or (iii) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.

(7)	Total reserves does not take into account the PV-10 of $2,403.2MM for probable reserves, $904.4 MM for possible reserves, and $126.4 MM for resources play.

SUMMARY OF VALUATION METHODOLOGIES

		Enterprise Value	Net Debt(1)	Equity Value
I.	Methodology ($ in millions)
	Public Comparable Companies Analysis	$2,202.2	$1,095.1	$1,107.1
	Discounted Cash Flow Analysis(2)	$2,045.9	$1,095.1	$950.8
	PV-10 Analysis	$1,864.9	$1,095.1	$769.8
	Mean	$2,037.7	$1,095.1	$942.6

		Enterprise Value	Net Debt(1)	Equity Value
II.	Chaparral - Base Case(3)	$1,675.1	$1,095.1	$580.0
III.	Determination of the Company’s Trust Account (exclusive of the underwriters’ deferred underwriting compensation), as of May 31, 2009(7)
	Investments held in Trust Account			$453.4

	Less: Underwriters’ Deferred Underwriting Compensation			$(15.8)
	Subtotal			$469.2
	80% of the Trust Account (exclusive of the underwriters’ deferred underwriting compensation)			$375.3

(1)	Net debt equals $526.6 MM of long-term debt and capital leases, plus $5.0 MM of current maturities, plus $647.8 MM of senior notes, minus $84.3 MM of cash, as stated in the 10Q.

(2)	Discounted cash flow analysis case shown is the Perpetuity Growth Method, as shown on page 14.

(3)	Base case is the consideration to be paid for all the shares of Chaparral at the close of the Transaction. Given that 58.0 million shares of Chaparral’s common stock are valued at $10.00. Refer to footnote 2 on page 11 for more details.

(4)	Source: Company’s 10Q, for the quarter ended May 31, 2009.

CONCLUSION

On the basis of and subject to the foregoing, it is the opinion of NCCP as of the date of this Opinion that: (i) the Transaction is fair, from a financial point of view, to the stockholders of the Company; and (ii) the fair market value of Chaparral is at least equal to eighty percent (80%) of the amount in the trust account of the Company (exclusive of the underwriters’ deferred underwriting compensation).

WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

Macroeconomic Assumptions

Ten Year Government Bond Yield at (9/30/2009)	3.63%
Historical Risk Premium(1)	6.38%

Estimated Future Market Return	10.01%
Small Capitalization Premium(2)	5.08%

Comparable Companies	Levered(2) Beta	Marginal(3) Tax Rate	Net Debt to(4) Equity	Unlevered(5) Beta	Levered Return	Unlevered(6) Return
Arena Resources	1.36	37.0%	NA	NA	12.3%	NA
Berry Petroleum Company	2.55	37.0%	132%	1.10	19.9%	10.6%
Concho Resources	1.17	36.8%	28%	0.92	11.1%	9.5%
Denbury Resources	1.16	37.8%	40%	0.83	11.0%	8.9%
Encore Acquisition Company	1.64	35.9%	71%	0.96	14.1%	9.7%
EXCO Resources	1.41	35.0%	78%	0.79	12.6%	8.7%
Parallel Petroleum Corporation	1.99	35.0%	278%	0.53	16.3%	7.0%
Pioneer Natural Resources	2.06	48.0%	60%	1.29	16.8%	11.9%
Warren Resources	2.99	35.0%	62%	1.85	22.7%	15.4%
Whiting Petroleum	2.07	38.3%	28%	1.61	16.8%	13.9%
Average	1.84	37.6%	86.2%	1.10	15.4%	10.6%
Median	1.82	36.9%	61.6%	0.96	15.2%	9.7%

(1)	Historical spread between the long bond and the S&P 500. Source: Ibbotson SBBI Valuation Edition 2008 Yearbook.

(2)	Source: Thomson ONE Banker – Worldscope

(3)	Assumed the effective tax rate is equal to the marginal tax rate.

(4)	Book Value of Debt less Cash to Market Value of Equity.

(5)	Unlevered Beta equals (Levered Beta/(1 + (Debt/Equity)). Assumes Beta of debt equals zero.

(6)	Unlevered Return equals (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)).

Capital Structures			Levered Cost of Equity at Various(1)
Debt / Cap.	Debt/ Equity		Unlevered Beta and Capital Structures
			1.00	1.05	1.10	1.15	1.20
10.0%	11.1%		15.5%	15.9%	16.2%	16.5%	16.9%
20.0%	25.0%		16.1%	16.4%	16.8%	17.2%	17.5%
30.0%	42.9%		16.8%	17.2%	17.6%	18.0%	18.4%
40.0%	66.7%		17.7%	18.2%	18.6%	19.1%	19.5%
50.0%	100.0%		19.0%	19.6%	20.1%	20.6%	21.1%
60.0%	150.0%		21.0%	21.6%	22.3%	22.9%	23.5%

Capital Structures			WACC at Various(3)
Debt / Cap.	Debt / Equity	Est. Cost of Debt(2)	Unlevered Beta and Capital Structures
			1.00	1.05	1.10	1.15	1.20
10.0%	11.1%	7.26%	14.4%	14.7%	15.0%	15.3%	15.6%
20.0%	25.0%	7.51%	13.8%	14.1%	14.4%	14.7%	15.0%
30.0%	42.9%	7.76%	13.2%	13.5%	13.8%	14.0%	14.3%
40.0%	66.7%	8.01%	12.6%	12.9%	13.2%	13.4%	13.7%
50.0%	100.0%	8.26%	12.1%	12.4%	12.6%	12.9%	13.1%
60.0%	150.0%	8.51%	11.6%	11.8%	12.1%	12.3%	12.6%

(1)	Levered Cost of Equity equals (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium) + Small Capitalization Premium).

(2)	Chaparral’s estimated borrowing cost provided by Chaparral’s management.

(3)	WACC equals ((Debt/Capitalization * (Cost of Debt)) + (Equity/Capitalization * Levered Cost of Equity)).

ANNEX VI

UNITED REFINING ENERGY CORP.

SPECIAL MEETING OF WARRANTHOLDERS

DECEMBER 10, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF UNITED REFINING ENERGY CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

The undersigned warrantholder of United Refining Energy Corp., a Delaware corporation (the “Company”), having read the notice of special meeting of warrantholders and the definitive proxy statement/prospectus, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints John A. Catsimatidis or Myron L. Turfitt, or either of them, with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all warrants which the undersigned may be entitled to vote at the special meeting of warrantholders of the Company to be held at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017 at 10:00 a.m. Eastern time, on December 10, 2009, and at any adjournment or postponement thereof, on the matters set forth in this proxy and described in the definitive proxy statement/prospectus, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof:

(1) The Warrant Amendment Proposal. Warrantholders are being asked to consider and vote upon a proposal to amend the Warrant Agreement, which governs the Company’s 45,000,000 Public Warrants and the Company’s 15,600,000 Private Warrants (which are collectively referred to as the “Company Warrants”) to allow each holder of Company Warrants to (a) elect to receive $0.55 in cash per Company Warrant, which we refer to as the redemption price (the “Warrant Redemption”), upon the consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated October 9, 2009, by and among the Company, Chaparral Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), pursuant to which Merger Sub will merge with and into Chaparral with Chaparral subsequently merging into the Company (the “Transaction”) or (b) continue to hold the Company Warrants, which will be amended to provide for (i) an exercise price of $13.00, (ii) a redemption trigger price of $18.00, (iii) an expiration date of five years from the closing of the Transaction; (iv) cashless exercise at the option of the Company; and (v) the ability to cash settle the exercise of the warrant rather than issue any shares of Common Stock, at the option of the Company, all subject to adjustment and proration to ensure that at least 50% of the Company Warrants are redeemed pursuant to the Warrant Redemption as described in the proxy statement/prospectus (the “Warrant Amendment Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

Warrant Election

Only if you voted “FOR” the Warrant Amendment Proposal may you select to retain your Company Warrant, as amended, by marking the “Warrant Election” box.

☐  WARRANT ELECTION

If you vote “FOR” the Warrant Amendment Proposal and do not mark the “Warrant Election” box or if you vote “AGAINST” or if you “ABSTAIN,” you will automatically receive the redemption price pursuant to the Warrant Redemption upon consummation of the Transaction.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF WARRANTHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

This proxy when properly executed will be voted in the manner directed herein by the undersigned warrantholder.

Proxy cards properly executed and returned without direction will be voted “FOR” the proposal.

Note: Please sign exactly as your name or names appear on this Proxy. When warrants are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated:                     , 2009

INDIVIDUAL OR JOINT HOLDER:

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Print Company Name Here

By:

Print Name Here

Its:
Print Title Here

ANNEX VII

FORM OF PROXY CARD

UNITED REFINING ENERGY CORP.

SPECIAL MEETING OF STOCKHOLDERS

DECEMBER 10, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF UNITED REFINING ENERGY CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.

The undersigned stockholder of United Refining Energy Corp., a Delaware corporation (the “Company”), having read the notice of special meeting of stockholders and the definitive proxy statement/prospectus, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints John A. Catsimatidis and Myron L. Turfitt, or either of them, with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of the Company to be held at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017 at 10:30 a.m. Eastern time, on December 10, 2009, and at any adjournment or postponement thereof, on the matters set forth in this proxy statement/prospectus and described in the definitive proxy statement/prospectus, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof:

(1) The Merger Proposal—to adopt the Agreement and Plan of Reorganization, dated October 9, 2009, as amended, by and among the Company, Chaparral Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Chaparral Energy, Inc., a Delaware corporation (together with its subsidiaries, “Chaparral”) and approve the transactions contemplated thereby, including the merger (the “Transaction”) of Merger Sub with and into Chaparral with Chaparral subsequently merging into the Company, as a result of which the stockholders of Chaparral will receive shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

☐ FOR	☐ AGAINST	☐ ABSTAIN

Only if you voted “AGAINST” the Merger Proposal and you hold shares of the Company’s common stock issued in its initial public offering, you may exercise your redemption rights and demand that the Company redeem your shares of common stock for a pro rata portion of the Company’s initial public offering trust account by marking the “Exercise Redemption Rights” box below. If you exercise your redemption rights, then you will be exchanging your shares of Common Stock for cash and you will no longer own those shares. You will only be entitled to receive cash for those shares if the Transaction is completed and you continue to hold these shares through the effective time thereof, and you deliver your stock certificate in accordance with the delivery requirements discussed in the definitive proxy statement/prospectus under the heading “Special Meeting of the Company Warrantholders and Special Meeting of the Company Stockholders—Redemption Rights.”

EXERCISE REDEMPTION RIGHTS  ☐

(2) The Charter Amendment Proposals—to approve amendments to the Company’s amended and restated certificate of incorporation. THIS PROPOSAL WILL ONLY BE PRESENTED IF PROPOSAL 1 IS APPROVED.

(i) change the name of the Company from “United Refining Energy Corp.” to “Chaparral Energy, Inc.” following the consummation of the Transaction;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(ii) increase the authorized capital of the Company from 151,000,000 shares, consisting of 150,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), to 360,000,000 shares, consisting of 350,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(iii) to provide the Company’s corporate existence, which currently terminates on December 11, 2009 (or June 11, 2010 if the stockholders approve an extension) would become perpetual;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(iv) to provide for the elimination of certain provisions related to the Company’s status as a blank check company;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(v) to provide for the Company’s Board of Directors to be classified into three classes, with the members in each class elected for a three-year term, and the number of directors would be fixed at between three and thirteen directors;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(vi) to remove the provision that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(vii) to eliminate the ability of the Company’s stockholders to act by written consent;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(viii) to amend the indemnification provision to provide that the Company shall indemnify present and former officers and directors to the fullest extent permitted by Section 145 of the DGCL; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

(ix) to remove the election not to be governed by Section 203 of the DGCL.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) The Incentive Plan Proposal—to consider and vote upon a proposal to adopt the 2009 Long-Term Incentive Plan (the “Incentive Plan”) pursuant to which the Company will reserve 8,900,000 shares of Common Stock for issuance pursuant to the Incentive Plan;

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, IF SUBMITTED TO A VOTE OF THE STOCKHOLDERS, A MOTION TO ADJOURN THE SPECIAL MEETING OF STOCKHOLDERS TO ANOTHER TIME OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Proxy cards properly executed and returned without direction will be voted “FOR” the proposals.

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: , 2009

INDIVIDUAL OR JOINT HOLDER:

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Print Company Name Here

By:

Print Name Here

Its:
Print Title Here

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The certificate of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the DGCL.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth.B. of the Company’s amended and restated certificate of incorporation provides:

“The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

The Company’s bylaws further provide that any indemnification shall be made by the Company connection with a proceeding (or part thereof) initiated by a director or officer with a right to indemnification only if such proceeding (or part thereof) was authorized or ratified by the board of directors of the Company.

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent not prohibited by law, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses.

In connection with the Transaction, the Company intends to enter into indemnification agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation and bylaws.

Pursuant to the Company’s bylaws, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

(b) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

Item 22.	Undertakings.

Each of the undersigned and the Company, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of November, 2009.

UNITED REFINING ENERGY CORP.

By:	/s/ JOHN A. CATSIMATIDIS
Name: John A. Catsimatidis
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Catsimatidis his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ JOHN A CATSIMATIDIS John A. Catsimatidis	Chairman and Chief Executive Officer (principal executive officer)	November 30, 2009

/s/ MYRON L. TURFITT Myron L. Turfitt	President and Director	November 30, 2009

/s/ JAMES E. MURPHY James E. Murphy	Chief Financial Officer (principal financial and accounting officer)	November 30, 2009

/s/ JOHN R. WAGNER John R. Wagner	Secretary	November 30, 2009

/s/ THEODORE P. NIKOLIS Theodore P. Nikolis	Director	November 30, 2009

/s/ MICHAEL BILIRAKIS Michael Bilirakis	Director	November 30, 2009

/s/ MATTHEW F. COUGHLIN III Matthew F. Coughlin III	Director	November 30, 2009

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated October 9, 2009, by and among United Refining Energy Corp., Chaparral Subsidiary, Inc. and Chaparral Energy, Inc.*+

2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated November 23, 2009, by and among United Refining Energy Corp., Chaparral Subsidiary, Inc. and Chaparral Energy, Inc.*

3.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on July 19, 2007)

3.2	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

3.3	Form of Second Amended and Restated Certificate of Incorporation of United Refining Energy Corp.*

3.4	Bylaws (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on July 19, 2007)

3.5	Amendment No. 1 to the Bylaws (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 7, 2008)

4.1	Existing Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed on July 9, 2007)

4.2	Existing Specimen Warrant Certificate (Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed on July 9, 2009)

4.3	Post-Transaction Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

4.4	Post-Transaction Warrant Certificate (Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

4.5	Sponsor Warrant granted to United Refining, Inc. (Incorporated by reference to Exhibit 10.16 to the Registrant’s Registrant Statement on Form S-1 filed on July 19, 2007)

4.6	Warrant Agreement by and between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

4.7	Form of Amendment No. 1 to Warrant Agreement, dated December 11, 2007, by and between United Energy Refining Corp. and Continental Stock Transfer & Trust Company*

5.1	Opinion of Ellenoff Grossman & Schole LLP

8.1	Opinion of Ellenoff Grossman & Schole LLP

10.1	Investment Management Trust Agreement by and between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

10.2	Securities Escrow Agreement by and among the Registrant, Continental Stock Transfer & Trust Company and United Refining, Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

10.3	Registration Rights Agreement by and between the Registrant and United Refining, Inc. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

Exhibit Number	Description

10.4	Letter Agreement by and between the Registrant and United Refining, Inc. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

10.5	Letter Agreement by and between the Registrant and John A. Catsimatidis (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

10.6	Letter Agreement by and between the Registrant and Myron L. Turfitt (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

10.7	Letter Agreement by and between the Registrant and James E. Murphy (Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)**

10.8	Letter Agreement by and between the Registrant and John R. Wagner (Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)**

10.9	Letter Agreement by and between the Registrant and Theodore P. Nikolis (Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)**

10.10	Letter Agreement by and between the Registrant and Michael Bilirakis (Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)**

10.11	Administrative Services Agreement by and between the Registrant and United Refining, Inc. (Incorporated by reference to Exhibit (Incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 filed on July 19, 2007)

10.12	Subscription Agreement, dated December 11, 2008 by and between the Registrant and United Refining, Inc. (Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed on December 17, 2007)

10.13	Right of First Refusal Agreement, dated December 11, 2008, by and among the Registrant, Red Apple Group, Inc., United Acquisition Corp., United Refining, Inc. and United Refining Company (Incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 filed on July 19, 2007)

10.14	Form of Amendment No. 1 to the Securities Escrow Agreement by and between United Energy Refining Corp., United Refining Inc. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

10.15	Form of Amendment No. 1 to the Registration Rights Agreement by and among United Energy Refining Corp. and United Refining Inc. (Incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

10.16	Form of Lock-Up Agreement by and between United Refining Energy Corp. and those certain Chaparral Stockholders*

10.17	Form of Indemnification Agreement by and between United Refining Energy Corp. and those certain Chaparral Stockholders*

10.18	Form of Employment Agreement by and between United Refining Energy Corp. and certain executive officers (Incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)**

10.19	2009 Long-Term Incentive Plan* **

14	Code of Business Conduct and Ethics (Incorporated by reference to Exhibit 14 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on October 12, 2007)

21	Subsidiaries of United Refining Energy Corp.

Exhibit Number	Description

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Ellenoff Grossman & Schole LLP (Included in Exhibit 5.1)

24	Power of Attorney (Included in Part II of the Registration Statement)

99.1	Opinion of New Century Capital Partners, Inc.*

99.2	Consent of Cawley, Gillespie & Associates, Inc.

99.3	Consent of Ryder Scott Company, L.P.

99.4	Form of Proxy Card for Warrantholders*

99.5	Form of Proxy Card for Stockholders*

99.6	Consent of Mark A Fischer as designee to board of directors (Incorporated by reference to Exhibit 99.6 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

99.7	Consent of Charles A. Fischer, Jr. as designee to board of directors (Incorporated by reference to Exhibit 99.7 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

99.8	Consent of Frost W. Cochran as designee to board of directors (Incorporated by reference to Exhibit 99.8 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

99.9	Consent of Kathleen A. McGinty as designee to board of directors (Incorporated by reference to Exhibit 99.9 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

99.10	Consent of Michael A. Creel as designee to board of directors (Incorporated by reference to Exhibit 99.10 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

99.11	Consent of Thomas E. Hassan as designee to board of directors (Incorporated by reference to Exhibit 99.11 to the Registrant’s Registration Statement on Form S-4 filed on November 27, 2009)

99.12	Audit Committee Charter (Incorporated by reference to Exhibit 99.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on October 12, 2007)

99.13	Corporate Governance and Nominating Committee Charter (Incorporated by reference to Exhibit 99.24 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on October 12, 2007)

99.14	Consent of New Century Capital Partners, Inc.

99.15	Consent of Lee Keeling and Associates, Inc.

*	Attached as an Annex to the proxy statement/prospectus of United Refining Energy Corp.

+	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
**	Denotes compensatory plan or arrangement.

All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.